Form 10-K405, Exhibit 13
period 1996-06-30
PVF CAPITAL CORP
filed 1996-09-25
CIK 928592

                                   [LOGO]




                               ANNUAL REPORT
                               JUNE 30, 1996

                             TABLE OF CONTENTS

Letter to Shareholders . . . . . . . . . . . . . . . . . . . . . . . 1

Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . 2

Real Estate Lending. . . . . . . . . . . . . . . . . . . . . . . . . 2

Looking Forward. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Selected Consolidated Financial and Other Data . . . . . . . . . . . 4

Management's Discussion and Analysis of
Financial Condition and Results of Operations. . . . . . . . . . . . 6

Independent Auditors' Report . . . . . . . . . . . . . . . . . . .  14

                                 TO OUR SHAREHOLDERS

    Looking back at the highlights of the fiscal year ended June 30, 1996 should give our shareholders much pleasure. PVF Capital Corp. stock was selling at $14.50 per share at June 30, 1995, and in addition to a 10% stock dividend paid in August 1995, the stock closed at $19.00 per share at June 30, 1996. The net income from operations for the fiscal year ended June 30, 1996 of $3.8 million was an all-time high for the corporation. As a result of this performance, the Board of Directors authorized a three-for-two stock split that became effective Friday, August 16, 1996. On Monday morning, August 19, 1996, the stock opened for trading at $14.00 per share. Although the number of outstanding shares of common stock increased from 1,404,095 at June 30, 1995 to 2,323,338 at August 19, 1996, the price per share remained approximately the same.

    Fiscal year 1996 was also a record year in mortgage lending with total growth in loans and mortgage-backed securities of approximately $43.1 million. Management was also pleased by the sharp drop in non-performing loans as a percentage of total loans and mortgage-backed securities from 1.81% at fiscal year end 1995 to 0.82% at fiscal year end 1996. On the following page, we have provided a chart that shows the composition of Park View Federal Savings Bank's loan and mortgage-backed securities portfolio for the last three years. On the liability side of the balance sheet, management made a strategic decision to fund our increased lending activity with Federal Home Loan Bank advances rather than competing for deposits with the current high returns being generated by the stock market and mutual fund industry.

    Our Annual Meeting of Shareholders will take place at the Cleveland
Marriott East in Beachwood, Ohio, at 10:00 a.m. on Monday, October 21, 1996. We hope that you will be able to attend the meeting. The Board of Directors will submit two important issues to the shareholders at the meeting. They are recommending the expansion of the Board to seven members and are nominating Stuart D. Neidus, a former Audit Partner of KPMG Peat Marwick LLP, for re-election to that seat. They also recommend the passage of an Incentive Stock Option Plan for key officers of the corporation and its wholly-owned subsidiary, Park View Federal Savings Bank. A detailed explanation of this plan is included in the proxy statement accompanying this annual report.

    We pledge to continue our commitment to the community, customers and shareholders to provide the innovative services that only a dedicated community bank can provide.

                                                 Sincerely,


                                                 /s/ John R. Male
                                                 ---------------------------
                                                 John R. Male
                                                 President

                                  BOARD OF DIRECTORS

This group, who have been together for many years and who continue to serve with distinction, recruited a new member to join the Board. He is Stuart D. Neidus, a former Audit Partner with KPMG Peat Marwick LLP, who handled the Park View Federal Savings Bank account for many years.

Mr. Neidus joined KPMG upon graduation from Kent State University in 1973 and remained with the firm for about 20 years, the last three as Partner in Charge of the audit practice in Northeast Ohio supervising 150 professionals in three offices. A substantial portion of his work was devoted to serving clients in the financial services industry that included a very large group of savings and loans and thrift holding companies. He brings a vast amount of knowledge and experience in the thrift industry to our Board of Directors.

In 1992, Mr. Neidus left KPMG to join Premier Industrial Corporation as an Executive Vice President with a multitude of corporate responsibilities. Upon Premier's acquisition in April 1996 by Farnell Electronics, a British company, he decided to leave the merged company. Desiring to remain in Cleveland, where he has always lived and worked, he recently joined ESSEF Corporation in Chardon, Ohio as Executive Vice President and Chief Financial Officer. ESSEF is a publicly-traded company in the design and manufacture of components to move, treat and store water.

Mr. Neidus will chair the Audit Committee of the Bank and will make his expertise available in the compensation and human resources areas. We are all very pleased to have this highly qualified individual join our Board of Directors.


                                 REAL ESTATE LENDING


The Board and management agreed long ago that Park View Federal Savings Bank (the "Bank") would operate as a community savings bank concentrating on a wide range of real-estate-related lending opportunities in its immediate market area with borrowers and investors personally guaranteeing the loans on the collateral security.

The Bank's interest-rate spread has remained strong, in a very volatile interest-rate environment, at 3.45%, 3.67%, and 4.04% during fiscal years 1996, 1995, and 1994 respectively.

In addition, as of June 30, 1996, the Bank was servicing a portfolio of owner-occupied, single-family loans totaling $171.1 million for third-party investors. PVF Capital Corp. purchased most of that servicing portfolio from the Bank during fiscal 1996 in a transaction that resulted in an increase to the Bank's regulatory capital of $1.2 million. Income from mortgage banking activities amounted to $925,000, net, in fiscal 1996.

The following table indicates the composition of the Bank's loan and mortgage-backed securities portfolio at the dates indicated:

                                                   At June 30,
                                       ---------------------------------
                                            1996       1995      1994
                                       ---------------------------------
(in millions)

Real estate loans:
Single-family residential                  $114.4    $ 98.2    $ 79.9
Multi-family residential                     30.6      39.5      33.7
Commercial                                   72.5      57.5      53.3
Construction                                 76.7      61.7      53.8
Land                                         26.0      18.3      16.5
Home equity line of credit                    8.7       3.3       0.0
Mortgage-backed securities                    8.6       3.7       0.0
Other loans                                   2.4       2.3       2.3
Less:  total other items                    (42.1)    (29.8)    (28.9)
                                           ------    ------    ------
Total real estate loans                    $297.8    $254.7    $210.6

                                   LOOKING FORWARD


                                     OPPORTUNITY

We are most optimistic about the future of the small community bank that provides the one-on-one solution to a financial problem of its customer. We see evidence every day of the dissatisfaction of customers with the large commercial banking fee approach to customer service. We also are very much aware that if we are to prosper in the financial community, we must fulfill the requirements and needs of the people we serve. If you have a real-estate-related financial problem, we urge you to try Park View Federal Savings Bank -- we will be able to help.

                          SAVINGS ASSOCIATION INSURANCE FUND

Last year, we anticipated the Savings Association Insurance Fund (SAIF) would be funded by an assessment on all of its insured banks, however, an intense lobbying campaign on the part of the commercial banking interest has derailed that effort so far. We anticipate that some compromise will be worked out sometime in 1997. This is expected to result in a significant one-time expense, but substantially lower costs for deposit insurance that should be reflected in higher net earnings, such as those being enjoyed currently by the commercial banks who now are paying virtually no deposit insurance premiums.

                                SOLON LAND DEVELOPMENT

In the coming fiscal year, we also anticipate that the Corporation will be submitting a Planned Unit Development (PUD) proposal to the City of Solon for their approval. The parcel of land in question is a 257-acre parcel located on the south side of Aurora Road running east from the intersection of Pettibone Road to the Cuyahoga County line. PVF Service Corporation has owned the land for many years and it remains one of the largest pieces of undeveloped land in Solon. We anticipate that it will take much time and effort to get final approval. However, we do anticipate increased future net earnings when we successfully reach some agreement with Solon.

                                    BRANCH OFFICES

The major overhaul of our branch office network accomplished in 1995 continues, but in a much less dramatic fashion. The older offices have been totally renovated, and new technology has been installed in many offices that permits the immediate preparation of loan documents and accelerates the closing of a loan for the customer.

                    SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


FINANCIAL CONDITION DATA:
                                                                                         At June 30,
                                                             -------------------------------------------------------------------
                                                                 1996          1995          1994          1993          1992
                                                             -------------------------------------------------------------------
(in thousands)
Total assets . . . . . . . . . . . . . . . . . . . . .        $331,634      $315,432      $238,245      $193,289      $198,382
Loans receivable and mortgage-backed
  securities held for investment, net. . . . . . . . .         278,956       250,244       206,674       156,402       155,133
Loans receivable and mortgage-backed
  securities available for sale, net . . . . . . . . .          18,817         4,451         3,954         7,972         8,278
Cash and investment securities . . . . . . . . . . . .          27,884        53,812        22,226        23,708        29,365
Savings deposits . . . . . . . . . . . . . . . . . . .         271,045       272,290       197,042       170,617       181,751
FHLB advances and notes payable. . . . . . . . . . . .          30,191        16,800        18,160         2,560         7,835
Stockholders' equity . . . . . . . . . . . . . . . . .          22,474        18,818        15,742        11,848         1,269

Number of:
   Real estate loans outstanding . . . . . . . . . . .           2,527         2,512         2,259         2,165         2,163
   Savings accounts. . . . . . . . . . . . . . . . . .          23,259        24,007        19,007        18,777        19,404
   Offices . . . . . . . . . . . . . . . . . . . . . .               9             9             7             8             8



OPERATING DATA:

                                                                                     Year Ended June 30,
                                                             -------------------------------------------------------------------
                                                                 1996          1995          1994          1993          1992
                                                             -------------------------------------------------------------------
(in thousands)
Interest income. . . . . . . . . . . . . . . . . . . .        $ 27,761      $ 22,941      $ 17,050      $ 15,503      $ 18,642
Interest expense . . . . . . . . . . . . . . . . . . .          15,703        12,261         8,113         8,531        12,290
                                                              --------      --------      --------      --------      --------
Net interest income
  before provision for loan losses . . . . . . . . . .          12,058        10,680         8,937         6,972         6,352
Provision for loan losses. . . . . . . . . . . . . . .             417           416             0           168         1,052
                                                              --------      --------      --------      --------      --------
Net interest income
  after provision for loan losses. . . . . . . . . . .          11,641        10,264         8,937         6,804         5,300
Non-interest income. . . . . . . . . . . . . . . . . .           1,747         1,514         1,703         2,468         2,175
Non-interest expense . . . . . . . . . . . . . . . . .           7,989         7,177         6,295         5,622         5,556
                                                              --------      --------      --------      --------      --------
Income before federal income tax
  expense and extraordinary items. . . . . . . . . . .           5,399         4,601         4,345         3,650         1,919
Federal income taxes . . . . . . . . . . . . . . . . .           1,613         1,244         1,215         1,147           927
Extraordinary items. . . . . . . . . . . . . . . . . .               0             0             0             0           472
Cumulative effect of a change
  in accounting principle. . . . . . . . . . . . . . .               0             0           755             0             0
                                                              --------      --------      --------      --------      --------
Net income . . . . . . . . . . . . . . . . . . . . . .        $  3,786      $  3,357      $  3,885      $  2,503      $  1,464
                                                              --------      --------      --------      --------      --------
                                                              --------      --------      --------      --------      --------


OTHER DATA:

                                                                               At or For the Year Ended June 30,
                                                             -------------------------------------------------------------------
                                                                 1996          1995          1994          1993          1992
                                                             -------------------------------------------------------------------
(in thousands)
Interest rate spread information:
    Average during year. . . . . . . . . . . . . . . .           3.45%         3.67%         4.04%         3.58%         3.29%
    Average end of year. . . . . . . . . . . . . . . .           3.51%         3.84%         4.25%         4.14%         2.65%

Net interest margin at end of year . . . . . . . . . .           3.90%         4.00%         4.30%         3.78%         3.27%

Average interest-earning assets to
  average interest-bearing liabilities . . . . . . . .         108.83%       107.08%       106.64%       104.42%        99.78%

Non-accruing loans (> 90 days) and
  repossessed assets to total assets . . . . . . . . .           0.73%         1.14%         1.45%         1.37%         2.27%

Stockholders' equity to total assets . . . . . . . . .           6.78%         5.97%         6.61%         6.13%         0.64%

Return on average assets . . . . . . . . . . . . . . .           1.19%         1.23%         1.78%         1.29%         0.71%

Return on average equity . . . . . . . . . . . . . . .          18.43%        19.61%        27.53%        34.56%       268.13%

Ratio of average equity to
  average assets . . . . . . . . . . . . . . . . . . .           6.47%         6.26%         6.46%         3.74%         0.26%

Ratio of tangible capital to
  adjusted total assets. . . . . . . . . . . . . . . .           7.25%         6.10%         6.37%         5.71%         0.78%

Ratio of core capital to
  adjusted total assets. . . . . . . . . . . . . . . .           7.25%         6.10%         6.37%         5.71%         0.78%

Ratio of total capital to
  risk-weighted assets . . . . . . . . . . . . . . . .          11.42%        10.77%        10.37%        10.83%         2.61%

Dividend payout ratio. . . . . . . . . . . . . . . . .           0.00%         8.37%         0.00%         0.00%         0.00%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and PVF Service Corporation, a real estate subsidiary, also wholly-owned, purchased by PVF from the Bank during fiscal 1995. Park View Federal has nine offices located in Cleveland and surrounding communities, including two recently opened branches in Macedonia and Bainbridge. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans and commercial real estate and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including home equity line of credit loans secured by single-family residential properties and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

OVERVIEW OF FINANCIAL CONDITION AT JUNE 30, 1996, 1995, AND 1994
PVF had total assets of $331.6 million, $315.4 million and $238.2 million at the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The primary source of the Bank's increase in total assets has been its loan and investment portfolios. Net loans receivable and mortgage-backed securities totaled
$297.8 million, $254.7 million, and $210.6 million at June 30, 1996, 1995, and 1994 respectively. The Bank's current loans-to-one-borrower limitation was approximately $3.9 million at June 30, 1996. In addition, investment securities totaled $14.1 million, $41.2 million, and $8.4 million at the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The decrease of $27.1 million in investment securities at June 30, 1996 resulted from management's decision to reinvest funds from investment maturities and sales into the origination of real estate loans.

The investment portfolio has been, and will continue to be used, primarily to meet the regulatory liquidity requirements of the Bank in its deposit taking and lending activities. The Bank has adopted an investment policy that permits investment only in U.S. government and agency securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less that qualify as regulatory liquidity, federal funds sold, and deposits at the Federal Home Loan Bank ("FHLB") of Cincinnati. Approximately $7.2 million, or 31.3% of the investment portfolio has a repricing period of one year or less, and the Bank has no plans to change the short-term nature of its investment portfolio.

The Bank's deposits totaled $271.0 million, $272.3 million, and $197.0 million at the fiscal years ended June 30, 1996, 1995, and 1994 respectively. Advances from the FHLB of Cincinnati amounted to $27.5 million, $15.0 million, and $17.6 million at the fiscal years ended June 30, 1996, 1995, and 1994 respectively. Management's decision to borrow funds from the FHLB rather than aggressively matching market savings rates resulted in a decrease of $1.3 million in savings deposits and an increase in FHLB advances of $12.5 million.

CAPITAL
PVF's shareholders' equity totaled $22.5 million, $18.8 million, and $15.7 million at the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The increases were the result of the retention of net earnings after payment of dividends to shareholders, net of capital adjustments resulting from unrealized gains and losses on securities available for sale. The sale of PVF Service Corporation during fiscal 1995 and mortgage servicing rights during fiscal 1996 from the Bank to PVF, net of dividends paid by the Bank to PVF, resulted in an increase of $1.9 million to the Bank's capital.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure and a core/leverage capital measure. At June 30, 1996, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                                    Park View                    Requirement for
                                     Federal     Percent of    Well-Capitalized
                                     Capital      Assets (1)     Institution
                                  ---------------------------------------------
(in thousands)
GAAP capital                        $ 24,128        7.21%              N/A
Tangible capital                    $ 24,282        7.25%              N/A
Core capital                        $ 24,282        7.25%            5.00%
Tier 1 risk-based capital           $ 24,282       10.46%            6.00%
Risk-based capital                  $ 26,510       11.42%           10.00%

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS
On December 30, 1992, Park View Federal converted to a stock company by issuing 850,000 shares of common stock. A 10% stock dividend was issued in February 1994. PVF Capital Corp. announced the reorganization of Park View Federal into the holding company structure of ownership effective October 31, 1994, and concurrently converted all outstanding shares of common stock of the Bank on a three-for-two basis into shares of common stock of PVF Capital Corp. The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A 10% stock dividend was issued in August 1995 and a three-for-two stock split effected in the form of a dividend was issued in August 1996. As adjusted to reflect stock dividends and the three-for-two stock split, the Company had 2,323,338 shares of common stock outstanding and approximately 305 holders of record of the common stock at August 31, 1996. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

The payment of cash dividends is continually reviewed by management and the Board of Directors. A $0.12 per share cash dividend as adjusted for stock dividends was paid by the Bank in August 1994.

The following table sets forth certain information as to the range of the high and low bid prices for the Bank's common stock for the calendar quarters indicated.(1)

                                        Fiscal 1996           Fiscal 1995
                                  ---------------------------------------------
                                     High Bid   Low Bid    High Bid   Low Bid
                                  ---------------------    --------------------
Fourth Quarter                       $ 13.50    $ 12.17     $ 8.03     $ 7.88
Third Quarter                          13.83      11.67       7.88       7.88
Second Quarter                         11.33       9.50       7.88       7.88
First Quarter                           9.50       7.88       8.49       6.06

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends and stock splits.

LIQUIDITY AND CAPITAL RESOURCES
The Company's liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. The Company's primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans and mortgage-backed securities, and proceeds from maturing investment securities and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing investments are relatively stable sources of funds, deposit flows and loan prepayments are greatly influenced by prevailing interest rates, economic conditions and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 1996, the Bank had commitments to originate loans totaling $24.9 million and had $38.6 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the twelve months following June 30, 1996 totaled $166.5 million. Management believes that a significant portion of the amounts maturing during fiscal 1997 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal is required by current OTS regulations to maintain specified liquid assets of at least 5% of its net withdrawable accounts plus short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments with original maturities equal to or less than twelve months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations. Park View Federal's average daily liquidity ratio for the month of June 1996 was 8.1%, and its average short-term liquidity ratio for such period was significantly above regulatory requirements.

ASSET/LIABILITY MANAGEMENT

The Company's asset and liability committee, which includes senior management representatives, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of net interest income. Park View Federal's asset and liability management program is designed to minimize the impact of significant changes in interest rates on net interest income.

In order to reduce the exposure to interest-rate fluctuations, the Company has developed strategies to manage its liquidity, shorten its effective maturity, and increase the interest-rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and adjustable-rate loans for the acquisition, development and construction of residential and commercial real estate, all of which are retained by the Bank for its portfolio. In addition, all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") and are either swapped with the FHLMC and the FNMA in exchange for mortgage-backed securities secured by such loans which are then sold in the market or sold directly for cash in the secondary market. At June 30, 1996, as a result of these strategies, the Bank held approximately $241.6 million in loans with adjustable interest rates, which represented approximately 81.1% of the Bank's net loan and mortgage-backed securities portfolio.

                       PROFILE OF LOAN PORTFOLIO

                              [PIE CHART]
(81.1%)
Adjustable-rate
mortgage

(0.8%)
Consumer
loans

(18.1%) Fixed-rate mortgage loans

                          PROFILE OF DEPOSITS

                              [PIE CHART]

(61.4%) CD's
12 months or less

(6.5%) CD's
13 to 24 months

(3.9%) CD's
26 to 36 months

(8.0%) CD's
over 35 months

(3.3%) NOW
Accounts

(11.8%)
Passbook
accounts

An industry measurement of a financial institution's general sensitivity to interest rates is called the gap. The interest-rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income. Management's goal is to maintain a reasonable balance between exposure to interest-rate fluctuations and earnings.

The table on the following page sets forth the repricing schedule of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 1996, and the Bank's interest-rate sensitivity gap percentages at the dates indicated. The table illustrates loans based on contractual maturity and does not include prepayment assumptions. Had prepayment assumptions been utilized, balances maturing would have been pushed into shorter time buckets resulting in a more positive gap position for each period. Decay rates used on non-maturing deposits are based on the FDICIA 305 maturity distribution table. According to this table, passbook and NOW accounts mature at rates of 60% in years one through three, 20% in years three through five, and 20% in years five through ten. Demand deposit accounts mature at a rate of 50% in the first year, 30% in years one through three, and 20% in years three through five. All other interest-earning assets and interest-bearing liabilities are shown based on their contractual maturity.


                                                                         Over       Over        Over         Over
                                                          One Year       1-3         3-5        5-10          10
(in thousands)                                            or less       Years       Years       Years        Years      Total
- -------------------------------------------------------------------------------------------------------------------------------
Assets:
  Adjustable-rate mortgage loans . . . . . . . . .        $153,033    $ 51,584    $ 25,859    $ 10,902     $   251    $241,629
  Fixed-rate mortgage loans. . . . . . . . . . . .          36,138       1,319       3,388       2,315      10,627      53,787
  Consumer loans . . . . . . . . . . . . . . . . .           1,917          14          20         244         162       2,357
  Investment securities (1)  . . . . . . . . . . .           7,220           0      13,994           0           0      21,214
                                                          --------    --------    --------    --------     -------    --------
    Interest-earning assets. . . . . . . . . . . .         198,308      52,917      43,261      13,461      11,040     318,987

Liabilities:
  Fixed maturity deposits. . . . . . . . . . . . .         166,514      25,746      20,559       1,008           0     213,827
  Non-maturing deposits. . . . . . . . . . . . . .               0      31,014      10,338      10,338           0      51,690
FHLB advances. . . . . . . . . . . . . . . . . . .          16,000       5,000       5,000       1,482           0      27,482
  Other borrowings . . . . . . . . . . . . . . . .               0           0       2,710           0           0       2,710
                                                          --------    --------    --------    --------     -------    --------
    Total liabilities. . . . . . . . . . . . . . .         182,514      61,760      38,607      12,828           0     295,709

Interest sensitivity gap . . . . . . . . . . . . .          15,794     (8,843)       4,654         633      11,040      23,278

Cumulative interest sensitivity gap. . . . . . . .          15,794       6,951      11,605      12,238      23,278      23,278

Ratio of cumulative interest-earning assets
  to cumulative interest-bearing liabilities . . .            1.09        1.03        1.04        1.04        1.08        1.08

Ratio of cumulative interest
  sensitivity gap to total assets. . . . . . . . .           4.76%       2.10%       3.50%       3.69%       7.02%       7.02%


- ------------------
(1) Consists of U.S. government and agency securities, federal funds sold and interest-bearing deposits at other financial institutions.


It should be noted that the amounts in the gap table could be significantly affected by external factors such as prepayment rates and early withdrawal of deposits.

A change in interest rates would most likely cause the results calculated in the table to deviate significantly.

                                RESULTS OF OPERATIONS

GENERAL
PVF Capital Corp.'s net income for the fiscal year ended June 30, 1996 was $3.8 million, or $1.53 per share (fully diluted), as compared to $3.4 million, or $1.37 per share (fully diluted) for fiscal 1995, and $3.9 million, or $1.61 per share (fully diluted) for fiscal 1994. All per share amounts have been adjusted for stock dividends, the three-for-two stock split effective with the holding company reorganization on October 31, 1994, and a three-for-two stock split effected in the form of a dividend issued on August 16, 1996.

Net income for the current year increased by $429,000 from the prior fiscal year and exceeded net income for fiscal 1994 by $656,000 before the cumulative effect of an accounting change. In the first quarter of fiscal 1994, the Bank recorded a non-recurring benefit from an accounting change related to accounting for income taxes that amounted to $755,000, or $0.31 per share.

NET INTEREST INCOME

Net interest income amounted to $12.1 million for the fiscal year ended June 30, 1996, as compared to $10.7 million and $8.9 million for the fiscal years ended June 30, 1995 and 1994 respectively. The increase in net interest income of $1.4 million and $1.8 million from the fiscal year ended June 30, 1995 to 1996 and from the fiscal year ended June 30, 1994 to 1995, respectively, is due to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Following are two tables that will provide information as to change in the Bank's net interest income.

The first table sets forth certain information relating to the Bank's average interest-earning assets (loans and investments) and interest-bearing liabilities (deposits and borrowings) and reflects the average yield on assets and average cost of liabilities for the periods and at the dates indicated. Such yields and costs are derived by dividing interest income or interest expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accrual loans are included in the net loan category.

This table also presents information for the periods indicated and at June 30, 1996 with respect to the difference between the weighted-average yield earned on interest-earning assets and weighted-average rate paid on interest-bearing liabilities, or "interest-rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of net interest-earning assets. Net interest income is affected by the interest-rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.





Table 1                                                              AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                                    FOR THE YEAR ENDED JUNE 30,
                                                                    1996                                   1995
                                                                  ----------------------------------------------------------------
                                                           At
                                                        6/30/96
                                                         Yield/    Average                    Yield/      Average
(in thousands)                                            Cost     Balance      Interest       Cost       Balance        Interest
- -----------------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
  Loans. . . . . . . . . . . . . . . . . . . . . . . .    8.94%   $272,768      $ 25,572       9.38%      $230,846       $ 20,624
  Mortgage-backed securities . . . . . . . . . . . . .    6.56       3,961           269       6.79          5,635            432
   Investment securities and other
    interest-earning assets. . . . . . . . . . . . . .    6.21      32,732         1,920       5.87         30,633          1,886
                                                                  --------      --------                  --------       --------
      Total interest-earning assets. . . . . . . . . .    8.68     309,461        27,761       8.97        267,114         22,942
                                                                                --------                                 --------
Non-interest-earning assets. . . . . . . . . . . . . .               7,775                                   6,595
                                                                  --------                                --------
       Total assets. . . . . . . . . . . . . . . . . .            $317,236                                $273,709
                                                                  --------                                --------
                                                                  --------                                --------

Interest-bearing liabilities:
  Deposits . . . . . . . . . . . . . . . . . . . . . .    5.06    $270,975      $ 14,889       5.49       $231,984       $ 11,462
  FHLB advances. . . . . . . . . . . . . . . . . . . .    5.78      10,638           546       5.13         16,870            740
  Note payable . . . . . . . . . . . . . . . . . . . .    9.72       2,746           268       9.80            600             59
                                                                  --------      --------                  --------       --------
       Total interest-bearing liabilities. . . . . . .    5.17     284,359        15,703       5.52        249,454         12,261
                                                          ----                  --------       ----                      --------
  Non-interest-bearing liabilities . . . . . . . . . .              12,337                                   7,132
                                                                  --------                                --------
       Total liabilities . . . . . . . . . . . . . . .             296,696                                 256,586


Stockholders' equity . . . . . . . . . . . . . . . . .              20,540                                  17,123
                                                                  --------                                --------
       Total liabilities and stockholders' equity. . .            $317,236                                $273,709
                                                                  --------                                --------
                                                                  --------                                --------
Net interest income. . . . . . . . . . . . . . . . . .                          $ 12,058                  $ 10,681
                                                                                --------                  --------
                                                                                --------                  --------
Interest-rate spread . . . . . . . . . . . . . . . . .    3.51%                                3.45%
                                                          ----                                 ----
                                                          ----                                 ----
Net yield on interest-earning assets . . . . . . . . .                                         3.90%
                                                                                               ----
                                                                                               ----
Ratio of average interest-earning assets
  to average interest-bearing liabilities. . . . . . .              108.83%                                 107.08%
                                                                    ------                                  ------
                                                                    ------                                  ------



                                                                     1994
                                                        ----------------------------------------------
                                                          Yield/    Average                    Yield/
                                                           Cost     Balance       Interest      Cost
- ------------------------------------------------------------------------------------------------------

Interest-earning assets:
  Loans. . . . . . . . . . . . . . . . . . . . . . . .    8.93%   $190,386      $ 16,338       8.58%
  Mortgage-backed securities . . . . . . . . . . . . .    7.67         382            29       7.59
   Investment securities and other
    interest-earning assets. . . . . . . . . . . . . .    6.16      16,493           683       4.03
                                                                  --------      --------
Total interest-earning assets. . . . . . . . . . . . .    8.59     207,711        17,050       8.21
                                                                                --------
Non-interest-earning assets. . . . . . . . . . . . . .              10,670
                                                                  --------
       Total assets. . . . . . . . . . . . . . . . . .            $218,381
                                                                  --------
                                                                  --------

Interest-bearing liabilities:
  Deposits . . . . . . . . . . . . . . . . . . . . . .    4.94    $180,183      $  7,384       4.10
  FHLB advances. . . . . . . . . . . . . . . . . . . .    4.39      14,289           706       4.94
  Note payable . . . . . . . . . . . . . . . . . . . .    9.83         300            23       7.67
                                                                  --------      --------
       Total interest-bearing liabilities. . . . . . .    4.92     194,772         8,113       4.17
                                                          ----                  --------       ----

  Non-interest-bearing liabilities . . . . . . . . . .               9,498
                                                                  --------

       Total liabilities . . . . . . . . . . . . . . .             204,270

Stockholders' equity . . . . . . . . . . . . . . . . .              14,111
                                                                  --------
       Total liabilities and stockholders' equity. . .            $218,381
                                                                  --------
                                                                  --------
Net interest income. . . . . . . . . . . . . . . . . .                          $  8,937
                                                                                --------
                                                                                --------
Interest-rate spread . . . . . . . . . . . . . . . . .    3.67%                                4.04%
                                                          ----                                 ----
                                                          ----                                 ----
Net yield on interest-earning assets . . . . . . . . .    4.00%                                4.30%
                                                          ----                                 ----
                                                          ----                                 ----
Ratio of average interest-earning assets
  to average interest-bearing liabilities. . . . . . .              106.64%
                                                                    ------
                                                                    ------


The second table illustrates the extent to which changes in interest rates and shifts in the volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the years indicated. The table shows the changes by major component, distinguishing between changes relating to volume (changes in average volume multiplied by average old rate), changes relating to rate (changes in average rate multiplied by average old volume), and changes relating to rate and volume (changes in average rate multiplied by changes in average volume).

As is evidenced by these tables, interest-rate changes unfavorably affected the Bank's net interest income for the fiscal years ended June 30, 1996 and 1995. Due to the long-term nature of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with increasing interest rates and a relatively flat yield curve during much of the fiscal year ended June 30, 1996, the Bank experienced a decrease of 22 basis points in its interest-rate spread to 3.45% for fiscal 1996 from 3.67% for fiscal 1995, while during fiscal 1995 its interest-rate spread decreased 37 basis points from 4.04% for fiscal 1994. These changes in average interest-rate spread resulted in a decrease in net interest income for the year ended June 30, 1996 of $532,000 due to interest rate changes and a decrease of $417,000 for the year ended June 30, 1995.

Net interest income was favorably affected by volume changes during the two years ended June 30, 1996 and 1995. Accordingly, net interest income grew by $1.9 million and $2.2 million due to volume changes for the fiscal years ended June 30, 1996 and 1995 respectively. Changes attributable to both rate and volume impacted net interest income positively during the fiscal years ended June 30, 1996 and 1995, with the reduction in average interest-rate spread being offset by an increase in average volume during the fiscal years ended June 30, 1996 and 1995.

The rate/volume analysis illustrates the effect that volatile interest-rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.



Table 2                                                                Year Ended June 30,
                                       ----------------------------------------------------------------------------------
                                           1996            vs.            1995     1995             vs.           1994
                                       ----------------------------------------   ---------------------------------------
                                                    Increase (Decrease)                     Increase (Decrease)
                                                          Due to                                  Due to
                                       ----------------------------------------   ---------------------------------------
                                                                Rate/                                    Rate/
                                           Volume     Rate     Volume    Total     Volume     Rate      Volume    Total
                                       ----------------------------------------   ---------------------------------------
(in thousands)

Interest income:
  Loans. . . . . . . . . . . . . . . .    $ 3,746   $ 1,017   $   185   $ 4,948   $ 3,473   $   671   $   143   $ 4,287
  Mortgage-backed securities . . . . .      (128)      (50)        15     (163)       399         0         4       403
  Investment securities and
    other interest-earning assets. . .        129      (89)       (6)        34       552       360       291     1,203
                                          -------   -------   -------   -------   -------   -------   -------   -------
      Total interest-earning assets. .      3,747       878       194     4,819     4,424     1,031       438     5,893
                                          -------   -------   -------   -------   -------   -------   -------   -------
Interest expense:
  Savings deposits . . . . . . . . . .      1,925     1,285       216     3,426     2,121     1,520       437     4,078
  FHLB advances. . . . . . . . . . . .      (274)       125      (46)     (195)       128      (78)      (14)        36
  Other borrowings . . . . . . . . . .        210         0         1       211        23         6        66        35
                                          -------   -------   -------   -------   -------   -------   -------   -------
      Total interest-bearing
        liabilities. . . . . . . . . .      1,861     1,410       171     3,442     2,272     1,448       429     4,149
                                          -------   -------   -------   -------   -------   -------   -------   -------
Net interest income. . . . . . . . . .    $ 1,886  $  (532)   $    23   $ 1,377   $ 2,152  $  (417)   $     9   $ 1,744
                                          -------   -------   -------   -------   -------   -------   -------   -------
                                          -------   -------   -------   -------   -------   -------   -------   -------



PROVISION FOR LOAN LOSSES
Due to the increased risks associated with commercial real estate, construction and land loans, the Bank carefully monitors its loan portfolio and establishes levels of unallocated and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank's loan portfolio. The Bank's policies require the review of assets on a regular basis and the Bank appropriately classifies loans, as well as other assets, if warranted. The Bank establishes specific provisions for loan losses when a loan is deemed to be uncollectible in an amount equal to the net book value of the loan or to any portion of the loan deemed uncollectible. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains unallocated allowances based upon the establishment of a risk category for each type of loan in the Bank's portfolio. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The allowance for loan losses increased from $2.1 million at June 30, 1994 to $2.4 million at June 30, 1995 and to $2.6 million at June 30, 1996. At June 30, 1996, the allowance for loan losses represented 104.8% of total non-performing loans, compared to 51.8% and 48.0% of total non-performing loans at June 30, 1995 and 1994 respectively. Non-performing loans consist of all non-accrual loans and all loans ninety days or more past due.

For the fiscal years ended June 30, 1996 and 1995, the Bank recorded provisions for loan losses of $417,000 and $416,000, respectively, while no provision was considered necessary for the fiscal year ended June 30, 1994. During fiscal years 1995 and 1996, the Bank increased its unallocated reserves for loan losses based on management's evaluation of the quality of the loan portfolio, prevailing economic conditions, changes in the volume of the loan portfolio, and other factors deemed relevant. Actual net charge-offs totaled $254,000, $89,000 and $163,000 for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. At June 30, 1996, the allowance for loan losses represented 0.9% of net loans and mortgage-backed securities.

[Bar Graph]

NON-PERFORMING ASSETS TO TOTAL ASSETS
2.5% 2.0% 1.5% 1.0% 0.5% 0.0%
1992 1993 1994 1995 1996

NON-INTEREST INCOME
Non-interest income amounted to $1.7 million, $1.5 million, and $1.7 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities and fee income on deposit accounts. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $925,000, $906,000, and $685,000 for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. Other non-interest income amounted to $822,000, $607,000, and $1.0 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. Changes in other non-interest income are the result of servicing income, income realized on the sale of assets and investments, the disposal of real estate owned properties, and other miscellaneous fee income.

NON-INTEREST EXPENSE
Non-interest expense amounted to $8.0 million, $7.2 million, and $6.3 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $4.1 million, $3.7 million, and $3.3 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The increase in compensation for the fiscal years ended June 30, 1996 and 1995 is due primarily to growth in the staff, the opening of two new branches in fiscal 1995, employee 401K benefits, a compensation incentive plan for both management and loan originators, and inflationary salary and wage adjustments to employees. Office occupancy totaled $1.4 million, $1.2 million, and $1.1 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. The increased occupancy expense is attributable to maintenance and repairs to office buildings and costs attributable to opening and operating two additional branch offices. Other non-interest expense totaled $2.4 million, $2.2 million, and $1.8 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. This was the result of increased advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense.

FEDERAL INCOME TAXES
The Bank's federal income tax expense was $1.6 million, $1.2 million, and $1.2 million for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. Due to the availability of statutory bad debt deductions for the fiscal years ended June 30, 1995 and 1994, and other miscellaneous deductions, the Bank's effective federal income tax rate was below the expected tax rate of 35% with an effective rate of 30%, 27%, and 28% for the fiscal years ended June 30, 1996, 1995, and 1994 respectively. Effective July 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of this change in accounting for income taxes resulted in the Bank recording $755,000 to income for the fiscal year ended June 30, 1994 as the cumulative effect at July 1, 1993 of a change in accounting for income taxes.


IMPACT OF INFLATION AND CHANGING PRICES
The consolidated financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Bank, see "Asset/Liability Management."

                             INDEPENDENT AUDITORS' REPORT

The Board of Directors
PVF Capital Corp. and Subsidiaries
Cleveland, Ohio:

We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. and subsidiaries (Company) as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, in 1996; No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES, in 1995; and No. 109, ACCOUNTING FOR INCOME TAXES, No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, and No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, in 1994.

KPMG Peat Marwick LLP

Cleveland, Ohio
July 17, 1996

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                    Consolidated Statements of Financial Condition

                                June 30, 1996 and 1995


                   Assets                                              1996           1995
                   ------                                              ----           ----
Cash and amounts due from depository institutions                $   6,670,604      6,643,369
Interest bearing deposits                                              244,612        650,211
Federal funds sold                                                   6,875,000      5,325,000
Investment securities held to maturity                              14,094,100     41,193,894
Mortgage-backed securities held to maturity, net                       637,022      3,764,087
Mortgage-backed securities available for sale, net                   7,613,365          -
Loans receivable held for long-term investment, net of allowance
  for loan losses of $2,564,720 and $2,402,098, respectively       278,318,945    246,480,233
Loans receivable held for sale, net                                 11,203,705      4,451,156
Office properties and equipment, net                                 2,571,566      2,726,577
Real estate in development                                             854,891        885,750
Investment required by law
  Stock in the Federal Home Loan Bank of Cincinnati                  1,880,000      1,756,135
Prepaid expenses and other assets                                      670,271      1,555,367
                                                                   -----------    -----------
              Total assets                                       $ 331,634,081    315,431,779
                                                                   -----------    -----------
                                                                   -----------    -----------

     Liabilities and Stockholders' Equity
     ------------------------------------

Liabilities
  Deposits                                                       $ 271,045,085    272,290,442
  Advances from the Federal Home Loan Bank of Cincinnati            27,481,651     15,000,000
  Notes payable                                                      2,710,000      1,800,000
  Advances from borrowers for taxes and insurance                    4,205,151      4,316,619
  Accrued expenses and other liabilities                             3,718,536      3,206,850
                                                                   -----------    -----------

              Total liabilities                                    309,160,423    296,613,911

Stockholders' equity
  Serial preferred stock, $.01 par value, 1,000,000 shares
     authorized; none issued                                             -              -
  Common stock, $.01 par value, 5,000,000 shares authorized;
     2,323,436 and 1,404,100 shares issued and outstanding,
     respectively                                                       23,235         14,041
  Additional paid-in capital                                         9,995,916      8,155,885
  Retained earnings (substantially restricted)                      12,608,775     10,647,942
  Net unrealized securities losses                                    (154,268)         -
                                                                   -----------    -----------

              Total stockholders' equity                            22,473,658     18,817,868

Commitments
                                                                   -----------    -----------

              Total liabilities and stockholders' equity        $  331,634,081    315,431,779
                                                                   -----------    -----------
                                                                   -----------    -----------


See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                        Consolidated Statements of Operations

                      Years ended June 30, 1996, 1995, and 1994


                                                                    1996           1995           1994
                                                                    ----           ----           ----
Interest income
  Loans                                                       $ 25,572,082     20,623,768     16,337,764
  Mortgage-backed securities                                       268,604        432,016         29,210
  Cash and investment securities                                 1,920,620      1,885,677        683,115
                                                                ----------     ----------     ----------

         Total interest income                                  27,761,306     22,941,461     17,050,089

Interest expense
  Deposits                                                      14,888,819     11,462,392      7,384,293
  Short-term borrowings                                              -            798,518        221,440
  Long-term borrowings                                             814,360          -            507,214
                                                                ----------     ----------     ----------

         Total interest expense                                 15,703,179     12,260,910      8,112,947
                                                                ----------     ----------     ----------

         Net interest income                                    12,058,127     10,680,551      8,937,142

Provision for loan losses                                          417,000        416,000          -
                                                                ----------     ----------     ----------


         Net interest income after provision for loan losses    11,641,127     10,264,551      8,937,142
                                                                ----------     ----------     ----------

Noninterest income, net
  Service and other fees                                           462,985        434,150        450,181
  Mortgage banking activities, net                                 924,657        906,347        685,243
  Gain on sale of investment securities, net                        74,721          -             55,000
  Other, net                                                       284,505        172,934        512,191
                                                                ----------     ----------     ----------

         Total noninterest income, net                           1,746,868      1,513,431      1,702,615

Noninterest expense
  Compensation and benefits                                      4,136,243      3,693,088      3,328,144
  Office, occupancy, and equipment                               1,433,037      1,233,111      1,145,100
  Insurance                                                        737,845        593,836        528,837
  Professional and legal                                           167,689        248,697        235,683
  Other                                                          1,513,650      1,408,135      1,057,082
                                                                ----------     ----------     ----------

         Total noninterest expense                               7,988,464      7,176,867      6,294,846
                                                                ----------     ----------     ----------

         Income before federal income taxes and cumulative
           effect of change in accounting principle              5,399,531      4,601,115      4,344,911

Federal income taxes
  Current                                                        1,280,375      1,097,800        746,863
  Deferred                                                         333,000        146,200        468,137
                                                                ----------     ----------     ----------
                                                                 1,613,375      1,244,000      1,215,000
                                                                ----------     ----------     ----------

         Income before cumulative effect of change in
           accounting principle                                  3,786,156      3,357,115      3,129,911

Cumulative effect at July 1, 1993 of change in accounting
  for income taxes                                                   -              -            754,769
                                                                ----------     ----------     ----------

         Net income                                           $  3,786,156      3,357,115      3,884,680
                                                                ----------     ----------     ----------

Earnings per share
  Earnings per share before cumulative effect of change
    in accounting principle                                      $  1.53           1.37           1.30
  Cumulative effect of change in accounting principle                 -              -            0.31
                                                                    ----           ----           ----
  Earnings per share                                             $  1.53           1.37           1.61
                                                                    ----           ----           ----
                                                                    ----           ----           ----


See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                   Consolidated Statements of Stockholders' Equity

                      Years ended June 30, 1996, 1995, and 1994




                                                                                  Net
                                                    Additional                Unrealized
                                          Common      Paid-In     Retained    Securities
                                           Stock      Capital     Earnings      Losses        Total
                                          ------    ----------   ----------   ----------      -----
Balance at June 30, 1993                 $  8,500    8,066,336    3,772,830         -      11,847,666
 Net income                                  -            -       3,884,680         -       3,884,680
 Stock options exercised,
  1,000 shares                                 10        9,990         -            -          10,000
 Stock dividend issued,
  85,100 shares                               851       84,239      (85,090)        -           -
 Cash paid in-lieu of
  fractional shares                          -            -            (166)        -            (166)
                                           ------    ---------   ----------      -------   ----------
Balance at June 30, 1994                    9,361    8,160,565    7,572,254         -      15,742,180
 Net income                                  -            -       3,357,115         -       3,357,115
 Cash dividend, $.18 per share               -            -        (281,427)        -        (281,427)
 Three-for-two stock exchange
  in connection with formation
  of the holding company                    4,680       (4,680)        -            -           -
                                           ------    ---------   ----------      -------   ----------
Balance at June 30, 1995                   14,041    8,155,885   10,647,942         -      18,817,868
 Net income                                  -            -       3,786,156         -       3,786,156
 Stock dividend issued,
  140,325 shares                            1,404    1,822,821   (1,824,225)        -           -
 Cash paid in-lieu of
  fractional shares                           -            -          (1,098)        -          (1,098)
 Stock options exercised,
  4,537 shares                                 45       24,955         -            -          25,000
 Net change in unrealized
  securities losses, net of
  taxes of $79,471                           -            -            -        (154,268)    (154,268)
 Three-for-two stock split
  effected in the form of a
  dividend                                  7,745       (7,745)        -            -           -
                                           ------    ---------   ----------      -------   ----------
Balance at June 30, 1996                 $ 23,235    9,995,916   12,608,775     (154,268)  22,473,658
                                           ------    ---------   ----------      -------   ----------
                                           ------    ---------   ----------      -------   ----------


See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                        Consolidated Statements of Cash Flows

                      Years ended June 30, 1996, 1995, and 1994



                                                                    1996           1995           1994
                                                                    ----           ----           ----
Operating activities
  Net income                                                  $  3,786,156      3,357,115      3,884,680
  Adjustments required to reconcile net income to net
    cash used in operating activities
      Accretion of discount on securities                          (25,475)       (42,767)       (61,708)
      Depreciation and amortization                                477,946        359,450        261,655
      Provision for loan losses                                    417,000        416,000         -
      Accretion of unearned discount and deferred loan
        origination fees, net                                   (1,554,098)    (1,245,139)    (1,247,791)
      Deferred income tax provision                               (333,000)      (146,200)      (468,137)
      Gain on sale of investment securities, net                   (74,721)        -             (55,000)
      Proceeds from loans held for sale                         36,564,603     14,623,166     66,479,488
      Originations of loans held for sale                      (51,350,242)   (23,526,731)   (67,563,486)
      Mortgage banking operations, excluding mortgage
        loan servicing fees                                       (382,898)      (345,978)      (108,013)
      Net change in other assets and other liabilities           1,461,043       (204,158)    (1,619,612)
                                                               -----------    -----------    -----------

             Net cash used in operating activities             (11,013,686)    (6,755,242)      (497,924)
                                                               -----------    -----------    -----------

Investing activities
  Loans originated                                            (105,097,698)  (102,130,657)   (50,493,403)
  Principal repayments on loans                                 76,464,071     60,937,038     15,868,390
  Loans purchased                                              (13,161,755)   (11,169,245)   (14,860,922)
  Loans sold                                                    10,976,057     13,422,886         -
  Proceeds from sales of mortgage-backed securities
    available for sale                                             894,443      8,205,393      5,102,018
  Principal repayments on mortgage-backed securities
    available for sale                                             195,177         -              10,177
  Purchase of mortgage-backed securities held to maturity           -          (4,829,371)        -
  Principal repayments on mortgage-backed securities
    held to maturity                                             2,246,171      1,095,219         -
  Proceeds from sales of investment securities available
    for sale                                                    10,007,188         -           1,000,000
  Purchase of investment securities held to maturity           (24,298,789)   (53,000,000)    (6,000,000)
  Maturities of investment securities held to maturity          41,491,590     20,200,000      4,200,000
  Federal Home Loan Bank (FHLB) stock purchased, net              (123,865)      (423,805)       (64,309)
  Additions to office properties and equipment, net               (322,935)    (1,361,726)      (554,383)
  Disposals of real estate owned                                   826,080        373,337      1,351,170
  Disposals of real estate in development, net                      30,859        123,162        128,743
                                                               -----------    -----------    -----------

             Net cash used in investing activities                 126,594    (68,557,769)   (44,312,519)
                                                               -----------    -----------    -----------


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                        Consolidated Statements of Cash Flows

                      Years ended June 30, 1996, 1995, and 1994


                                                                   1996           1995           1994
                                                                   ----           ----           ----

Financing activities
  Payments on FHLB advances                                  $ (25,018,349)   (28,560,000)    (5,000,000)
  Proceeds from FHLB advances                                   37,500,000     26,000,000     20,000,000
  Proceeds from notes payable                                    1,200,000      1,800,000        600,000
  Repayment of notes payable                                      (290,000)      (600,000)         -
  Net increase (decrease) in NOW and passbook savings            5,132,229     (5,785,818)    (2,798,545)
  Proceeds from issuance of certificates of deposit             45,556,108    106,109,678     53,501,029
  Payments on maturing certificates of deposit                 (51,933,694)   (25,074,965)   (24,277,525)
  Other                                                            (87,566)       167,388        442,045
                                                                ----------     ----------     ----------

            Net cash provided by financing activities           12,058,728     74,056,283     42,467,004
                                                                ----------     ----------     ----------

Net increase (decrease) in cash and cash equivalents             1,171,636     (1,256,728)    (2,343,439)

Cash and cash equivalents at beginning of year                  12,618,580     13,875,308     16,218,747
                                                                ----------     ----------     ----------

Cash and cash equivalents at end of year                     $  13,790,216     12,618,580     13,875,308
                                                                ----------     ----------     ----------
                                                                ----------     ----------     ----------

Supplemental disclosures of cash flow information
  Cash payments of interest expense                          $  15,611,439     12,254,542      8,050,044
  Cash payments of income taxes                                  1,165,000      1,297,000        790,000
                                                                ----------     ----------     ----------
                                                                ----------     ----------     ----------

Supplemental schedule of noncash investing and
  financing activities
    Loans exchanged for mortgage-backed securities            $  8,052,331      8,812,249      2,066,733
    Transfers from real estate owned                              (706,538)      (342,867)      (511,655)
    Transfers to real estate owned                                 759,122        322,867         10,496
                                                                ----------     ----------     ----------
                                                                ----------     ----------     ----------

See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

                            June 30, 1996, 1995, and 1994


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

    The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (Company) conform to generally accepted accounting principles and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (Bank), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, and Lake Counties, Ohio. The deposit accounts of the Bank are insured under the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies which the Company follows in preparing and presenting its consolidated financial statements.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of PVF Capital Corp. and its wholly owned subsidiaries, Park View Federal Savings Bank and PVF Service Corporation. All significant intercompany transactions and balances are eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ALLOWANCE FOR LOSSES

    Under Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, and No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES, a loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank's loans are primarily collateral dependent, measurement of impairment is based on the fair value of the collateral.
    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries) based on the Bank's evaluation of impairment of its loans.

    The adequacy of the allowance for loan losses is periodically evaluated by the Bank based upon the overall portfolio composition and general market conditions. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    Uncollectible interest on loans that are contractually 90 days or more past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

    MORTGAGE BANKING ACTIVITIES

    Mortgage loans held for sale are carried at the lower of cost or market value, determined on a net aggregate basis.

    The Company retains servicing on loans that are sold. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. This pronouncement requires separate recognition of an asset for mortgage servicing rights based on allocation of total loan cost using relative fair values. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market interest rates and prepayment assumptions. For purposes of measuring impairment, the rights are stratified based on predominant risk characteristics of the underlying loans such as interest rates and scheduled maturity. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. The Bank monitors prepayments, and in the event that actual prepayments exceed original estimates, amortization is adjusted accordingly. There was no impact on amortization as a result of accelerated prepayments at June 30, 1996.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES

    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Statement 115 requires that debt and equity securities be classified into one of three categories: held to maturity, available for sale, or held for trading. Securities held to maturity are limited to debt securities that the holder has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities held for trading are limited to debt and equity securities that are held principally to be sold in the near term; these securities are reported at fair value, and unrealized gains and losses are reflected in earnings. Securities held as available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are not reflected in earnings but are reflected as a separate component of stockholders' equity, net of tax. Under Statement 115, investment and mortgage-backed securities that could be sold in the future because of changes in interest rates or other factors may not be classified as held to maturity.

    Gains or losses on the sales of all securities are recognized at the date of sale (trade date).


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    OFFICE PROPERTIES AND EQUIPMENT

    Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter.

    FEDERAL INCOME TAXES

    The Company files a consolidated tax return with its wholly owned subsidiaries and provides deferred federal income taxes in recognition of timing differences between financial statement and income tax reporting.

    Effective July 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    LOAN ORIGINATION AND COMMITMENT FEES

    The Bank defers loan origination and commitment fees and certain direct loan origination costs and amortizes the net amount over the lives of the related loans as a yield adjustment if the loans are held for investment.

    REAL ESTATE IN DEVELOPMENT

    Real estate in development is carried at the lower of cost, including capitalized holding costs, or fair value less estimated selling costs.

    STATEMENTS OF CASH FLOWS

    For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents.

    EARNINGS PER SHARE

    The per share data for 1996, 1995, and 1994 are calculated on a primary basis because of the dilutive effect of unexercised options and are adjusted to reflect the three-for-two stock issuance of PVF Capital Corp. on October 31, 1994; the 10 percent stock dividends declared February 1994 and July 1995; and the three-for-two stock issuance declared July 1996.
    The weighted average number of shares of common stock and common stocks equivalents outstanding during the years ended June 30, 1996, 1995, and 1994 were 2,471,675, 2,447,772, and 2,409,895, respectively. Fully diluted earnings per share is not materially different than primary earnings per share.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    RECLASSIFICATION

    Certain reclassifications have been made to 1995 and 1994 amounts to conform to the 1996 presentation.

(2) INVESTMENT SECURITIES

    Investment securities, held to maturity, at June 30, 1996 and 1995, are summarized as follows:

                                                                           1996
                                                --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized       Market
                                                    Cost           Gain            Loss         Value
                                                -----------     ----------     ----------     ----------
    United States Government and
      agency securities                        $ 14,094,100           -          (200,264)    13,893,836
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------

    Due in one year or less                    $    100,000           -               -          100,000
    Due after one year through five years        13,994,100           -          (200,264)    13,793,836
                                                 ----------        -------         ------     ----------
                                               $ 14,094,100           -          (200,264)    13,893,836
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------

                                                                           1995
                                                --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized       Market
                                                    Cost           Gain            Loss         Value
                                                -----------     ----------     ----------     ----------

    United States Government and
      agency securities                        $ 41,193,894        102,746        (21,940)    41,274,700
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------

    Realized gains on sales of investment securities were $100,658, $-0-, and $55,000 for the years ended June 30, 1996, 1995, and 1994, respectively, and realized losses for the year ended June 30, 1996 were $25,937. There were no realized losses on sales of investments for the years ended June 30, 1995 and 1994.

    On November 16, 1995, the Company adopted the implementation guidance in the Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued by the Financial Accounting Standards Board in November 1995, and reassessed the appropriateness of the classification of all securities held at that date. Investment securities held to maturity and mortgage-backed securities with amortized costs of $9,932,467 and $879,059, respectively, were transferred to the available-for-sale classification, and a valuation account was established for the unrealized gain, totaling $90,105, to increase the recorded balance of such securities to their fair value on that date. Subsequent to the transfer to the available-for-sale category, the investment securities and mortgage-backed securities were sold, and net realized gains of $74,721 and $15,384, respectively, were recognized.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(3) MORTGAGE-BACKED SECURITIES

    Mortgage-backed securities at June 30, 1996 and 1995, are summarized as follows:




                                                                           1996
                                                --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized       Market
                                                    Cost           Gain            Loss         Value
                                                -----------     ----------     ----------     ----------
    Held to maturity
     FHLMC mortgage-backed securities           $   628,640         11,148           -           639,788
     Accrued interest receivable                      8,382           -              -             8,382
                                                 ----------        -------         ------     ----------
                                                $   637,022         11,148           -           648,170
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------
     Due after ten years                        $   637,022         11,148           -           648,170
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------

    Available for sale
     FHLMC mortgage-backed securities           $ 7,963,363           -          (233,739)     7,729,624
     Accrued interest receivable                     41,608           -              -            41,608
     Unearned discount                             (157,867)          -              -          (157,867)
                                                 ----------        -------         ------     ----------
                                                $ 7,847,104           -          (233,739)     7,613,365
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------
     Due after ten years                        $ 7,847,104           -          (233,739)     7,613,365
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------

                                                                           1995
                                                --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized       Market
                                                    Cost           Gain            Loss         Value
                                                -----------     ----------     ----------     ----------
    Held to maturity
     FHLMC mortgage-backed securities           $ 1,952,407         44,214           -         1,996,621
     FNMA mortgage-backed securities              1,783,620         28,414           -         1,812,034
     Accrued interest receivable                     29,935           -              -            29,935
     Unearned discount                               (1,875)          -              -            (1,875)
                                                 ----------        -------         ------     ----------
                                                $ 3,764,087         72,628           -         3,836,715
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------



                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(4) LOANS RECEIVABLE

    Loans receivable held for long-term investment at June 30, 1996 and 1995, consist of the following:

                                                        1996           1995
                                                        ----           ----

    Real estate mortgages
      One-to-four family residential              $ 103,123,347     93,708,212
      Home equity line of credit                      8,748,668      3,314,374
      Multifamily residential                        30,607,353     39,531,000
      Commercial                                     72,542,642     57,498,000
      Land acquisition                               26,000,195     18,318,728
      One-to-four family residential construction    76,725,176     61,653,114
                                                    -----------    -----------
               Total real estate mortgages          317,747,381    274,023,428
    Consumer                                          2,356,776      2,294,504
                                                    -----------    -----------
                                                    320,104,157    276,317,932
      Accrued interest receivable                     1,615,633      1,542,129
      Deferred loan origination fees                 (2,021,580)    (1,749,417)
      Unearned discount                                (165,295)      (336,989)
      Undisbursed portion of loan proceeds          (38,649,250)   (26,891,324)
      Allowance for loan losses                      (2,564,720)    (2,402,098)
                                                    -----------    -----------
                                                  $ 278,318,945    246,480,233
                                                    -----------    -----------
                                                    -----------    -----------

    A summary of the changes in the allowance for loan losses for the years ended June 30, 1996, 1995, and 1994, is as follows (write-offs include transfers to real estate owned):

      Balance at June 30, 1993                     $  2,737,594

      Transfers to mortgage banking
        allowance for losses                           (500,000)
      (Write-offs) recoveries, net                     (163,041)
                                                      ---------
      Balance at June 30, 1994                        2,074,553

      Provision charged to operations                   416,000
      (Write-offs) recoveries, net                      (88,455)
                                                      ---------
      Balance at June 30, 1995                        2,402,098

      Provision charged to operations                   417,000
      (Write-offs) recoveries, net                     (254,378)
                                                      ---------
      Balance at June 30, 1996                     $  2,564,720
                                                      ---------
                                                      ---------


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    The following is a summary of the principal balances (as rounded) of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                           1996         1995
                                                           ----         ----

      Loans on nonaccrual status
        Real estate mortgages
          One-to-four family residential               $ 1,500,000    2,149,000
          Construction and land                            612,000      766,000
          Commercial                                       160,000      582,000
        Consumer                                            80,000      109,000
                                                         ---------    ---------
               Total loans on nonaccrual status          2,352,000    3,606,000
                                                         ---------    ---------
      Past due loans on accrual status
        Real estate mortgages
          One-to-four family residential                      -         271,000
          Construction and land                             95,000      757,000
                                                         ---------    ---------
               Total past due loans on accrual status       95,000    1,028,000
                                                         ---------    ---------
               Total past due loans                    $ 2,447,000    4,634,000
                                                         ---------    ---------
                                                         ---------    ---------

    It is the Bank's policy to classify as nonaccruing any loan where less than the full required interest payment is made and to not record into income partial interest payments. During the years ended June 30, 1996 and 1995, gross interest income of $340,350 and $404,600, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

    At June 30, 1996 and 1995, the recorded investment in loans which have been identified as being impaired and have been evaluated in accordance with Statement of Financial Accounting Standards No. 114 and No. 118 totaled $2,352,000 and $3,606,000, respectively. Included in the impaired amount at June 30, 1996 and 1995, is $480,840 and $969,719, respectively, related to loans with a corresponding valuation allowance of $393,730 and $403,855, respectively. The Company recognized no interest on impaired loans in 1996, 1995, and 1994 (during the portion of the respective years that they were impaired).

    Average impaired loans for the years ended June 30, 1996, 1995, and 1994 amounted to $2,979,000, $3,515,000, and $2,775,000, respectively.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    Loans receivable held for sale at June 30, 1996 and 1995, consist of the following:




                                                                           1996
                                                --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized       Market
                                                    Cost           Gain            Loss         Value
                                                -----------     ----------     ----------     ----------
    Real estate mortgages                      $ 11,249,868            -          (13,314)    11,236,554
    Accrued interest receivable                      43,188            -              -           43,188
    Deferred loan origination fees                  (76,037)           -              -          (76,037)
                                                 ----------        -------         ------     ----------

                                               $ 11,217,019            -          (13,314)    11,203,705
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------
                                                                           1995
                                                --------------------------------------------------------
                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized       Market
                                                    Cost           Gain            Loss         Value
                                                -----------     ----------     ----------     ----------

    Real estate mortgages                      $  4,495,308        201,339            -        4,696,647
    Accrued interest receivable                      17,365            -              -           17,365
    Deferred loan origination fees                  (61,517)           -              -          (61,517)
                                                 ----------        -------         ------     ----------
                                               $  4,451,156        201,339            -        4,652,495
                                                 ----------        -------         ------     ----------
                                                 ----------        -------         ------     ----------


    Mortgage banking activities, net, for each of the years in the three-year period ended June 30, 1996, consist of the following:


                                                               1996           1995           1994
                                                               ----           ----           ----
    Mortgage loan servicing fees                            $ 541,759        560,379        577,230
    Amortization of deferred premiums                            -           (35,685)       (55,232)
    Gross realized
      Gains on sales of loans                                 831,283        144,827        624,793
      Losses on sales of loans                               (347,142)       (27,742)       (92,467)
      Gains on sales of mortgage-backed securities             21,386           -           120,919
      Losses on sales of mortgage-backed securities           (40,625)      (606,856)          -
    Market valuation provision for losses on loans
      held for sale                                           (82,004)      (115,000)      (490,000)
    Market valuation recoveries                                  -           986,434           -
                                                              -------        -------        -------
                                                            $ 924,657        906,357        685,243
                                                              -------        -------        -------
                                                              -------        -------        -------



                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    A summary of the changes in the allowance for mortgage banking market value losses for the years ended June 30, 1996, 1995, and 1994 is as follows:


                                                               1996           1995           1994
                                                               ----           ----           ----
      Balance at beginning of year                          $    -           871,434           -

      Market valuation provision for losses on loans
        held for sale                                          82,004        115,000        490,000
      Transfer from the allowance for loan losses                -              -           500,000
      Recoveries                                                 -          (986,434)          -
      Discount on loans transferred to held for investment    (68,690)          -          (118,566)
                                                              -------        -------        -------

      Balance at end of year                                $  13,314           -           871,434
                                                              -------        -------        -------
                                                              -------        -------        -------


    At June 30, 1996, 1995, and 1994, the Bank was servicing whole and participation mortgage loans for others aggregating approximately $171,043,000; $156,423,000; and $149,807,000, respectively. The Bank had
    $2,431,750 and $1,575,417 at June 30, 1996 and 1995, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.

    Originated mortgage servicing rights capitalized during the year ended June 30, 1996, as a result of the adoption of Statement of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, was approximately $241,000. Fair value of the asset, as determined by market quotes, approximated carrying value at June 30, 1996. Amortization during the period was not significant.

(5) OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 1996 and 1995, are summarized as follows:

                                                          1996         1995
                                                          ----         ----

      Land and land improvements                      $   520,402      520,402
      Building and building improvements                1,479,913    1,469,673
      Leasehold improvements                            1,334,532    1,188,264
      Furniture and equipment                           3,040,041    2,929,949
                                                        ---------    ---------
                                                        6,374,888    6,108,288
      Less accumulated depreciation and amortization   (3,803,322)  (3,381,711)
                                                        ---------    ---------
                                                      $ 2,571,566    2,726,577
                                                        ---------    ---------
                                                        ---------    ---------


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(6) DEPOSITS

    Deposit balances at June 30, 1996 and 1995, are summarized by interest rate as follows:

                                                              1996                      1994
                                                       -----------------         -----------------
                                                        Amount        %           Amount        %
                                                        ------       ---          ------       ---
    NOW and money
     market accounts         Noninterest bearing    $  5,528,238      2.0%       3,788,294      1.4%
                              2.00 -  5.00%           19,807,255      7.3       17,126,283      6.3
                                                      ----------     ----       ----------     ----
                                                      25,335,493      9.3       20,914,577      7.7

    Passbook savings          3.00 -  5.00%           31,882,656     11.8       31,171,343     11.4

    Certificates of deposit   2.50 -  2.99%                7,455      -             -           -
                              3.00 -  3.99                -           -             -           -
                              4.00 -  4.99            23,125,606      8.5        7,588,155      2.8
                              5.00 -  5.99           124,808,178     46.1       60,811,496     22.3
                              6.00 -  6.99            46,387,193     17.1       89,986,026     33.1
                              7.00 -  7.99            19,333,358      7.1       59,973,724     22.0
                              8.00 -  8.99               157,173      0.1        1,008,698      0.4
                              9.00 -  9.99                 7,973      -            487,892      0.2
                             10.00 - 10.99                -           -            348,531      0.1
                                                      ----------     ----       ----------     ----
                                                     213,826,936     78.9      220,204,522     80.9
                                                      ----------     ----       ----------     ----
                                                   $ 271,045,085    100.0%     272,290,442    100.0%
                                                      ----------    -----       ----------    -----
                                                      ----------    -----       ----------    -----
    Weighted average rate on deposits                                5.06%                     5.63%
                                                                     ----                      ----
                                                                     ----                      ----
    Remaining term to maturity of
      certificates of deposit
        12 months or less                         $  166,412,661     77.8%     159,365,855     72.4%
        13 to 24 months                               15,023,122      7.0       23,579,043     10.7
        25 to 36 months                               10,722,530      5.0        8,713,239      3.9
        Over 36 months                                21,668,623     10.2       28,546,385     13.0
                                                      ----------     ----       ----------     ----
                                                  $  213,826,936    100.0%     220,204,522    100.0%
                                                      ----------    -----       ----------    -----
                                                      ----------    -----       ----------    -----
    Weighted average rate on certificates
    of deposit                                                       5.76%                     6.39%
                                                                     ----                      ----
                                                                     ----                      ----

    Time deposits in amounts of $100,000 or more totaled $36,771,491 and $38,108,945 at June 30, 1996 and 1995, respectively.

    Interest expense on deposits is summarized as follows:

                                      1996            1995           1994
                                      ----            ----           ----
    NOW accounts                 $    414,869         362,059        432,884
    Passbook accounts                 865,170         910,723      1,130,769
    Certificates of deposit        13,608,780      10,189,610      5,820,640
                                 ------------      ----------      ---------
                                 $ 14,888,819      11,462,392      7,384,293
                                 ------------      ----------      ---------
                                 ------------      ----------      ---------

                                                                     (Continued)
                                          29

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(7) ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

    Advances from the Federal Home Loan Bank of Cincinnati, with maturities and interest rates thereon at June 30, 1996 and 1995, were as follows:

           Maturity      Interest Rate                1996         1995
           --------      -------------                ----         ----

         October 1995        4.15%               $      -       15,000,000
         December 1996       5.25                  16,000,000        -
         March 1998          5.50                   5,000,000        -
         March 2001          5.93                   5,000,000        -
         February 2003       6.00                     500,000        -
         February 2006       6.05                     981,651        -
                                                   ----------   ----------

                                                 $ 27,481,651   15,000,000
                                                   ----------   ----------
                                                   ----------   ----------

         Weighted average interest rate                  5.46%        4.15%
                                                         ----         ----
                                                         ----         ----

    The Bank maintains a $30,000,000 line of credit with the Federal Home Loan Bank of Cincinnati (FHLB) which matures in December 1996. At June 30, 1996, the amount outstanding in related weighted average interest rate totaled $16,000,000 and 5.25 percent, respectively.

    Serving as collateral for such advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $41,222,000 and $22,500,000 at June 30, 1996 and 1995, respectively. In addition, stock in the FHLB is pledged for such advances.

    The Bank has the capacity to borrow up to 25 percent of its assets, upon approval of the FHLB. At June 30, 1996 and 1995, the Bank had the capacity to borrow an additional $55,000,000 and $64,000,000, respectively, in FHLB advances.

(8) NOTES PAYABLE

    Notes payable consist of the following at June 30, 1996 and 1995:

                            Maturity     Interest Rate      1996        1995
                            --------     -------------      ----        ----
      Promissory note    September 2000      9.25%      $ 1,000,000       -
      Mortgage note      July 2000          10.00%        1,710,000   1,800,000
                                                          ---------   ---------
                                                        $ 2,710,000   1,800,000
                                                          ---------   ---------
                                                          ---------   ---------

    On June 30, 1995, PVF Capital Corp. secured a mortgage note from a federally insured institution at a fixed interest rate. Interest payments are due on the first day of each month, and principal payments of $10,000 per month are due beginning in August 1998 through the date of maturity, July 2000, at which time the remaining unpaid principal balance is due and payable in full.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

    On August 16, 1995, PVF Service Corporation, a wholly owned subsidiary of the Company, secured a promissory note from another federally insured institution at a variable interest rate that adjusts to prime plus 1 percent without notice to the Company on the effective date of each change
    in the lender's prime rate.   Interest payments are due on the first day of
    each month, and principal payments of $50,000 per quarter are due commencing January 1996 through the date of maturity, September 2000, at which time any remaining unpaid principal balance is due and payable in full. Additional principal payments may be required in accordance with the terms of the note.

(9) FEDERAL INCOME TAXES AND RETAINED EARNINGS

    As discussed in note 1, the Company adopted Statement of Financial Accounting Standards No. 109 in 1994 and has applied the provisions of Statement 109 effective July 1, 1993. The cumulative effect of this change in accounting for income taxes of $754,769 is reported separately in the 1994 consolidated statement of operations.

    The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rates to income before federal income taxes and cumulative effect of change in accounting principle. These differences are reconciled as follows:


                                                 1996                     1995                    1994
                                          -----------------        -----------------        -----------------
                                                   Percent                  Percent                  Percent
                                                  of Pretax                of Pretax                of Pretax
                                          Amount    Income         Amount    Income         Amount    Income
                                          ------  ---------        ------  ---------        ------  ---------
    Computed expected tax             $ 1,889,836      35.0%     1,610,390      35.0%     1,520,719      35.0%
    Decrease in tax resulting from
      Book under tax bad debt
        deduction                               -         -       (108,893)     (2.4)      (189,302)     (4.3)
      Benefit of graduated rates          (53,995)     (1.0)       (46,011)     (1.0)       (43,450)     (1.0)
      Other, net                         (222,466)     (4.1)      (211,486)     (4.6)       (72,967)     (1.7)
                                        ---------      ----      ---------      ----      ---------      ----
                                      $ 1,613,375      29.9%     1,244,000      27.0%     1,215,000      28.0%
                                        ---------      ----      ---------      ----      ---------      ----
                                        ---------      ----      ---------      ----      ---------      ----



                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

    The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1996 and 1995, are:
                                                       1996      1995
                                                       ----      ----

       Deferred tax assets
         Loan loss and other reserves              $  815,639   733,898
         Other                                         38,954    40,792
                                                      -------   -------
              Total gross deferred tax assets         854,593   774,690
                                                      -------   -------
       Deferred tax liabilities
         Deferred loan fees                           162,162    40,156
         FHLB stock dividend                          389,759   328,241
         Unrealized gains on loan sales, net          199,325    45,034
         Originated mortgage servicing asset           81,997      -
         Bad debt reserves over base year reserves       -          103
         Other                                        131,227   138,033
                                                      -------   -------

              Total gross deferred tax liabilities    964,470   551,567
                                                      -------   -------

              Net deferred tax asset (liability)   $ (109,877)  223,123
                                                      -------   -------
                                                      -------   -------

    The deferred tax asset and liability at June 30, 1996 was $854,593 and $964,470, respectively; of this amount, a deferred tax liability of $79,471 is included in unrealized losses on securities available for sale.

    Under Statement 109, a valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1995.

    If certain conditions are met, savings institutions, in determining taxable income, are allowed a special bad debt deduction based on specified experience formulas or on a percentage of taxable income before such deduction. The Bank utilized the experience method in 1996, 1995, and 1994. At June 30, 1996, the Bank had accumulated approximately $4,514,000 representing accumulated bad debt deductions on which no federal income tax has been paid. If the reserves are charged for purposes other than to absorb bad debt losses, taxable income will be created to the extent of the amount so charged.

(10)     LEASES

    Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1996:
                   Year Ending June 30,
                   --------------------

                          1997                        $   309,706
                          1998                            309,706
                          1999                            268,674
                          2000                            198,614
                          2001                            192,245
                       Thereafter                         500,460
                                                        ---------

                   Total minimum lease payments       $ 1,779,405
                                                        ---------
                                                        ---------


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    During the years ended June 30, 1996, 1995, and 1994, rental expense consisted of:

                                      1996        1995        1994
                                      ----        ----        ----

         Rental expense            $ 331,941     295,145     303,393
         Sublease rentals               -           -         (4,725)
                                     -------     -------     -------

         Net rental expense        $ 331,941     295,145     298,668
                                     -------     -------     -------
                                     -------     -------     -------

(11)     COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 to 120 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.

    The Bank's lending is concentrated in Northeastern Ohio, and as a result, the economic conditions and market for real estate in Northeastern Ohio could have a significant impact on the Bank.

    At June 30, 1996, the Bank had commitments of $1,169,000 to sell mortgage loans in the secondary market and had commitments to fund variable and fixed rate mortgage loans of approximately $21,945,000 and $2,951,000, respectively.

    At June 30, 1995, the Bank had commitments of $1,704,000 to sell mortgage loans in the secondary market and had commitments to fund variable and fixed rate mortgage loans of approximately $12,620,900 and $4,462,650, respectively.

    There are pending against the Company various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the financial position of the Company.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    The undercapitalized status of the SAIF has resulted in the introduction of federal legislation to recapitalize the SAIF which, if enacted, would require institutions like the Bank to pay a one-time charge to recapitalize the depleted insurance fund. Although the ultimate amount of the one-time charge has yet to be determined, the special assessment will be calculated on the institution's deposit base at a specific, determined point in time, and is expected to have a material one-time effect on the Bank's financial position.

(12)     REGULATORY CAPITAL

    The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) imposes stringent capital requirements upon savings institutions (institutions). The capital standards require institutions to have minimum regulatory tangible capital equal to 1.5 percent of tangible assets, minimum core capital of not less than 3 percent of adjusted tangible assets, and risk-based capital of not less than 8 percent of risk-weighted assets. In conjunction with the risk-based capital requirement, the Office of Thrift Supervision (OTS) has assigned risk-weighting factors to all assets and certain commitments which are to be utilized in computing the amount of required capital.

    The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

    The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5 percent, a Tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. As of June 30, 1996, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    At June 30, 1996 and 1995, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):



                                                                                     Tier-1         Total
                                                                          Core/       Risk-         Risk-
                                               Equity     Tangible     Leverage       Based        Based
                                              Capital      Capital      Capital      Capital      Capital
                                              -------     --------     --------      -------      -------
    June 30, 1996
      GAAP capital                           $ 24,128       24,128       24,128       24,128       24,128
      Unrealized depreciation or loss on
        securities available for sale, net                     154          154          154          154
      General loan valuation allowances                        -            -            -          2,228
                                                           -------      -------      -------      -------
      Regulatory capital                                    24,282       24,282       24,282       26,510
      Total assets                            334,765
                                              -------
      Adjusted total assets                                335,022      335,022
                                                           -------      -------
      Risk-weighted assets                                                           232,060      232,060
                                                                                     -------      -------
      Capital ratio                             7.21%        7.25%        7.25%       10.46%       11.42%
      Regulatory requirement                                 1.50%        3.00%        8.00%
      Regulatory capital category
        Well capitalized -
          equal to or greater than                                        5.00%        6.00%       10.00%

                                                                                     Tier-1         Total
                                                                         Core/        Risk-         Risk-
                                               Equity     Tangible     Leverage       Based        Based
                                              Capital      Capital      Capital      Capital      Capital
                                              -------     --------     --------      -------      -------

    June 30, 1995
      GAAP capital                           $ 19,503       19,503       19,503       19,503       19,503
      Unrealized depreciation or loss on
        securities available for sale, net                     -            -            -            -
      General loan valuation allowances                        -            -            -          2,007
                                                           -------      -------      -------      -------
      Regulatory capital                                    19,503       19,503       19,503       21,510
      Total assets                            319,336
                                              -------
      Adjusted total assets                                319,482      319,482
                                                           -------      -------
      Risk-weighted assets                                                           199,661      199,661
                                                                                     -------      -------
      Capital ratio                             6.11%        6.10%        6.10%        9.77%       10.77%
      Regulatory requirement                                 1.50%        3.00%                     8.00%
      Regulatory capital category
        Well capitalized -
          equal to or greater than                                        5.00%        6.00%       10.00%


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


 (13)     CONVERSION

    On December 30, 1992, the Bank converted from a federally chartered mutual savings association to a federally chartered stock savings bank. The stock offering provided for the issuance of 850,000 shares of $.01 par value common stock. Proceeds from the stock offering, after deducting offering expenses of $425,000, totaled approximately $8,075,000.

    At the time of conversion, the Bank established a liquidation account equal to its retained earnings as of June 30, 1992. The liquidation account is being maintained for depositors of record at December 31, 1991, who continue to maintain deposits in the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder shall be entitled to receive a liquidation distribution equal to their interest in the liquidation account before any liquidation distribution may be made with respect to the Bank's stockholders. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would cause its retained earnings to be reduced below the aggregate amount then required for the liquidation account. At June 30, 1996, the liquidation account balance was $548,010.

(14)     STOCK OPTIONS

    During 1994, the Bank offered stock options to the directors and officers of the Bank. These options are exercisable for a ten-year period, and can be exercised at any time. At June 30, 1996 and 1995, there were 221,885 and 228,690 options outstanding, respectively, after giving effect to the three-for-two stock split declared July 17, 1996. During 1996, 4,537 shares were exercised at a price of $5.51 per share (approximately 6,805 shares at a price of $3.67 per share after giving effect to the three-for-two stock split). Options may be exercised for $3.67 per share.

(15)     FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements




                                             June 30, 1996                 June 30, 1995
                                        ------------------------      ------------------------
                                        Carrying      Estimated       Carrying      Estimated
                                         Amount       Fair Value       Amount       Fair Value
                                        --------      ----------      --------      ----------
    Assets
      Cash and amounts due from
        depository institutions      $  6,670,604      6,670,604      6,643,369      6,643,369
      Interest bearing deposits           244,612        244,612        650,211        650,211
      Federal funds sold                6,875,000      6,875,000      5,325,000      5,325,000
      Investment securities            14,094,100     14,003,836     41,193,894     41,274,700
      Mortgage-backed securities
        Held to maturity, net             637,022        648,170      3,764,087      3,836,715
        Available for sale, net         7,613,365      7,613,365              -     -
      Loans receivable held for
        Long-term investment, net     278,318,945    278,990,000    246,480,233    249,342,000
        Sale, net                      11,203,705     11,203,705      4,451,156      4,652,495
      Stock in the Federal Home
        Loan Bank of Cincinnati         1,880,000      1,880,000      1,756,135      1,756,135

    Liabilities
      Demand deposits                  57,218,149     51,718,000     52,085,920     47,884,000
      Time deposits                   213,826,936    217,193,000    220,204,522    222,996,000
      Advances from the Federal
        Home Loan Bank of
        Cincinnati                     27,481,651     27,135,000     15,000,000     14,902,000
      Notes payable                     2,710,000      2,710,000      1,800,000      1,800,000


    CASH AND AMOUNTS DUE FROM DEPOSITORY INSTITUTIONS, INTEREST BEARING DEPOSITS, AND FEDERAL FUNDS SOLD. The carrying amount is a reasonable estimate of fair value because of the short maturity of these instruments.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES. Estimated fair value for investment and mortgage-backed securities is based on quoted market prices.

    LOANS RECEIVABLE HELD FOR INVESTMENT AND HELD FOR SALE. For loans receivable held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. For performing loans receivable held for investment, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs. For other loans, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using secondary market rates adjusted for differences in servicing and credit costs.

    Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

    STOCK IN THE FEDERAL HOME LOAN BANK OF CINCINNATI. This item is valued at cost, which represents redemption value and approximate fair value.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



    DEMAND DEPOSITS AND TIME DEPOSITS. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities.

    ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI. The fair value of the Bank's FHLB debt is estimated based on the current rates offered to the Bank for debt of the same remaining maturities.

    NOTES PAYABLE. The carrying value of the Company's fixed rate note payable is a reasonable estimate of fair value based on the current incremental borrowing rate for similar types of borrowing arrangements. For the variable rate note payable, the carrying amount is a reasonable estimate of fair value.

    OFF-BALANCE SHEET INSTRUMENTS. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1996 and 1995.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(17)     SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of the unaudited consolidated quarterly results of operations for 1996 and 1995 (in thousands of dollars, except per share data):


                                              Quarters for the Year Ended June 30, 1996(1)
                                              -----------------------------------------
                                                   First   Second    Third     Fourth
                                                   -----   ------    -----     ------
         Interest income                         $ 6,862    6,912    6,770     7,217
         Interest expense                          4,129    3,970    3,810     3,793
                                                   -----    -----    -----     -----
              Net interest income                  2,733    2,942    2,960     3,424

         Provision for losses on loans                20      374       23       -
         Noninterest income                          319      584      382       461
         Noninterest expense                       1,965    1,813    1,928     2,282
                                                   -----    -----    -----     -----
         Income before taxes                       1,067    1,339    1,391     1,603
         Federal income taxes                        316      420      458       420
                                                   -----    -----    -----     -----
              Net income                         $   751      919      933     1,183
                                                   -----    -----    -----     -----
                                                   -----    -----    -----     -----
         Earnings per share (2)                  $  0.30     0.37     0.38      0.48
                                                   -----    -----    -----     -----
                                                   -----    -----    -----     -----

                                              Quarters for the Year Ended June 30, 1995(1)
                                              -----------------------------------------
                                                   First   Second    Third     Fourth
                                                   -----   ------    -----     ------
         Interest income                         $ 5,057    5,432    5,780     6,672
         Interest expense                          2,473    2,827    3,127     3,834
                                                   -----    -----    -----     -----
              Net interest income                  2,584    2,605    2,653     2,838
         Provision for losses on loans                80       20      125       191
         Noninterest income                          271      189      567       487
         Noninterest expense                       1,689    1,697    1,824     1,967
                                                   -----    -----    -----     -----
         Income before taxes                       1,086    1,077    1,271     1,167
         Federal income taxes                        346      244      389       265
                                                   -----    -----    -----     -----
              Net income                         $   740      833      882       902
                                                   -----    -----    -----     -----
         Earnings per share (2)                  $  0.30     0.34     0.36      0.37
                                                   -----    -----    -----     -----
                                                   -----    -----    -----     -----


         --------------------
         (1) The total of the four quarterly amounts may not equal the full year amount due to rounding.
         (2) After giving effect to three-for-two stock split effected in the form of a stock dividend, declared on July 17, 1996 and distributed on August 16, 1996.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

(18)     PARENT COMPANY

    On October 31, 1994, PVF Capital Corp. became a savings and loan holding company and the sole shareholder of Park View Federal Savings Bank. The holding company structure was created pursuant to a plan of reorganization which had been approved by the Bank's shareholders on October 26, 1994 and by regulatory authorities on September 22, 1994. Under the agreement, three shares of PVF Capital Corp. common stock were issued and exchanged for two shares of Park View Federal Savings Bank common stock outstanding as of October 31, 1994.

    Condensed parent company only financial information as of and for the years ended June 30, 1996 and 1995, follows:


    Condensed Statements of Financial Condition                         1996           1995
    -------------------------------------------                         ----           ----
    Cash and amounts due from depository institutions             $    110,989        186,143
    Prepaid expenses and other assets                                  292,159         21,708
    Investment in subsidiaries, at equity in underlying
      value of net assets                                           23,313,310     18,610,000
                                                                    ----------     ----------
              Total assets                                        $ 23,539,458     18,817,851
                                                                    ----------     ----------
                                                                    ----------     ----------

    Notes payable                                                 $  1,000,000          -
    Accrued expenses and other liabilities                              65,800            (17)
                                                                    ----------     ----------
                                                                     1,065,800            (17)
    Stockholders' equity                                            22,473,658     18,817,868
                                                                    ----------     ----------
              Total liabilities and stockholders' equity          $ 23,539,458     18,817,851
                                                                    ----------     ----------
                                                                    ----------     ----------
    Condensed Statements of Operations
    ----------------------------------
    Income
      Mortgage banking activities                                 $    488,814          -

    Expenses
      Interest expense                                                  92,513          -
      General and administrative                                       234,063          -
                                                                    ----------     ----------
                                                                       326,576          -
                                                                    ----------     ----------

              Income before federal income taxes and equity
                in undistributed net income of subsidiaries            162,238          -

    Federal income taxes                                                55,160         10,937
                                                                    ----------     ----------

              Income (loss) before equity in undistributed
                net income of subsidiaries                             107,078        (10,937)

    Equity in undistributed net income of subsidiaries               3,679,078      3,368,052
                                                                    ----------     ----------
              Net income                                          $  3,786,156      3,357,115
                                                                    ----------     ----------
                                                                    ----------     ----------

                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    Condensed Statements of Cash Flows                                 1996           1995
    ----------------------------------                                 ----           ----
    Operating activities
      Net income                                                   $ 3,786,156      3,357,115
      Equity in undistributed net income of subsidiaries            (3,679,078)    (3,368,052)
      Other, net                                                      (206,135)       249,257
                                                                     ---------      ---------

    Net cash provided (used) by operating activities                   (99,057)       238,320
                                                                     ---------      ---------
    Investing activities
       Acquisition of PVF Service Corp.                                  -           (919,649)
       Purchase of servicing portfolio from bank                    (2,154,535)         -
                                                                     ---------      ---------

         Net cash used by investing activities                      (2,154,535)      (919,649)

    Financing activities
      Proceeds from notes payable                                    1,200,000          -
      Repayment on note payable                                       (200,000)         -
      Proceeds from exercise of stock options                           25,000          -
      Cash dividend                                                     (1,098)      (281,427)
      Dividends received from subsidiaries                           1,154,535      1,148,899
                                                                     ---------      ---------

         Net cash provided by financing activities                   2,178,437        867,472
                                                                     ---------      ---------

    Net increase (decrease) in cash and cash equivalents               (75,155)       186,143

    Cash and cash equivalents at beginning of year                     186,144          -
                                                                     ---------      ---------

    Cash and cash equivalents at end of year                       $   110,989        186,143
                                                                     ---------      ---------
                                                                     ---------      ---------


(19)     401(K) SAVINGS PLAN

    Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company's 401(k) Savings Plan. The plan allows eligible employees to contribute up to 7 percent of their compensation, with the Company matching up to 50 percent of the first 4 percent contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4 percent of the employees compensation. Participants vest in the Company's contributions as follows:

                        Years of Service         Percent Vested
                        ----------------         --------------
                        Less than 2                     0%
                        2 but less than 3              20
                        3 but less than 4              40
                        4 but less than 5              60
                        5 but less than 6              80
                        6 or more                     100

    The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 1996, 1995, and 1994 was $68,100; $102,100; and $40,900, respectively.

                                PVF Capital Corp.


BOARD OF DIRECTORS

JAMES W. MALE           CREIGHTON E. MILLER         STUART D. NEIDUS
Chairman of the Board   Partner                     Executive Vice President and
                        Miller, Stillman & Bartel   Chief Financial Officer
JOHN R. MALE                                        ESSEF Corporation
President and           RICHARD J. MORIARTY
Chief Executive Officer Partner                     ROBERT F. URBAN
                        Moriarty & Jaros            Retired
ROBERT K. HEALEY
Retired


EXECUTIVE OFFICERS

JAMES W. MALE           C. KEITH SWANEY
Chairman of the Board   Vice President and Treasurer

JOHN R. MALE            JEFFREY N. MALE
President and           Vice President and
Chief Executive Officer Corporate Secretary





                                     [LOGO]

         "A Proud Cleveland Tradition . . . Building a Better Community"

                         PARK VIEW FEDERAL SAVINGS BANK

EXECUTIVE OFFICERS

JOHN R. MALE                 JEFFREY N. MALE           EDWARD B. DEBEVEC
President and                Senior Vice President     Treasurer
Chief Executive Officer
                             Carol S. Porter
C. Keith Swaney              Corporate Secretary
Executive Vice President and
Chief Financial Officer


OTHER OFFICERS

MICHAEL G. HEALEY            ADELINE NOVAK             JOHN E. SCHIMMELMANN
Vice President               Vice President            Vice President
Commercial Lending           Human Resources           Savings Administration

ANNE M. JOHNSON              ROBERT J. PAPA            ROBERT D. TOTH
Vice President               Vice President            Vice President
Mortgage Loan Servicing      Construction Lending      Data Processing


OFFICE LOCATIONS

MAIN OFFICE                  ADMINISTRATIVE OFFICES
2618 N. Moreland Blvd.       25350 Rockside Road
Cleveland, Ohio 44120        Bedford Heights, Ohio 44146
(216) 991-9600               (216) 439-6790


BRANCH OFFICES
2111 Richmond Road           7448 Ridge Road           497 East Aurora Road
Beachwood, Ohio 44122        Parma, Ohio 44129         Macedonia, Ohio 44056
(216) 831-6373               (216) 845-5300            (216) 468-0055

25350 Rockside Road          6990 Heisley Road         8500 Washington Street
Bedford Heights, Ohio 44146  Mentor, Ohio 44060        Chagrin Falls, Ohio 44023
(216) 439-2200               (216) 944-0276            (216) 543-8889

11010 Clifton Blvd.          1456 SOM Center Road
Cleveland, Ohio 44102        Mayfield Heights, Ohio 44124
(216) 631-8900               (216) 449-8597


                                     [LOGO]

GENERAL INFORMATION

INDEPENDENT
CERTIFIED ACCOUNTANTS
KPMG Peat Marwick LLP
1500 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114

GENERAL COUNSEL
Moriarty & Jaros
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
Fifth Third Bank
Fifth Third Center
38 Fountain Square
Cincinnati, Ohio 45263

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

ANNUAL MEETING
The 1996 Annual Meeting of
Stockholders will be held on
October 21, 1996 at 10:00 a.m.
at the Cleveland Marriott East,
3663 Park East Drive, Beachwood, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report
on Form 10-K for the fiscal year ended
June 30, 1996 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary,
PVF Capital Corp.,
2618 N. Moreland Boulevard,
Cleveland, Ohio 44120.

                                  [LOGO]

    2618 North Moreland Blvd., Cleveland, Ohio 44120, (216) 991-9600