Form 10-K, Exhibit 13
period 1997-06-30
PVF CAPITAL CORP
filed 1997-09-15
CIK 928592

                            [PVF CAPITAL CORP. LOGO]



                                ANNUAL REPORT
                                June 30, 1997

                          A LOOK AT THE PAST FIVE YEARS


This is our fifth Annual Report since the completion of our stock conversion on December 30, 1992. At this time, we thought it would be appropriate to provide our shareholders with a review of the performance of their investment in PVF Capital Corp. On July 30, 1997, the Board of Directors declared a 10% stock dividend to be distributed on September 1, 1997. Taking this stock dividend and all previous stock dividends and stock splits into account, for every 100 shares of stock purchased at $10.00 per share at the time of our stock conversion, the purchaser would own 299 shares with a per share market value of $16.48 at June 30, 1997. On September 1, 1997, PVF Capital Corp. common stock opened for trading at $20.25 per share. The table below fully illustrates the performance of the stock over this 4 1/2 year period.

For the past five years, THE CLEVELAND PLAIN DEALER has published a complete business section on the 100 Top Performing Companies in the State of Ohio. The Board of Directors and management are very pleased to inform our shareholders that PVF Capital Corp. was on this select list in both 1997 and 1996.

                                                                 At June 30,
                                   ------------------------------------------------------------------------
                                       1997           1996           1995           1994           1993
                                   ------------------------------------------------------------------------
Total assets                       $373,081,300   $331,634,081   $315,431,779   $238,245,225   $193,288,998

Stockholders' equity (net worth)   $ 26,273,416   $ 22,473,658   $ 18,817,868   $ 15,742,180   $ 11,847,666

Common shares outstanding             2,555,562      2,323,338      1,404,095        936,090        850,000

Market value of
 common shares outstanding(1)      $ 42,110,501   $ 28,268,465   $ 18,604,259   $ 14,041,350   $ 12,325,000

Tangible book value per share(2)        $ 10.28          $8.79         $ 7.38         $ 6.18         $ 4.65

Market value per share(2)                $16.48         $11.06         $ 7.30         $ 5.51         $ 4.84

Market value/Tangible book value         160.3%         125.8%          98.9%          89.2%         104.0%

---------------
(1) CALCULATION IS AN ESTIMATE BASED ON COMMON SHARES OUTSTANDING MULTIPLIED BY THE BID PRICE AT THE END OF THE PERIOD.

(2)  PER SHARE AMOUNTS HAVE BEEN ADJUSTED FOR STOCK SPLITS AND STOCK DIVIDENDS.

                                TABLE OF CONTENTS


Letter to Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .    1

Coming Soon To Chardon, Ohio . . . . . . . . . . . . . . . . . . . . . . .    2

Financial Planning Centers . . . . . . . . . . . . . . . . . . . . . . . .    3

Selected Consolidated Financial and Other Data . . . . . . . . . . . . . .    4

Management's Discussion and Analysis of
Financial Condition and Results of Operations. . . . . . . . . . . . . . .    6

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . .   15

                               TO OUR SHAREHOLDERS


     The last fiscal year was highlighted by the resolution of the Savings Association Insurance Fund ("SAIF") dilemma that had been the subject of political debate between the Administration and Congress for several years. Legislation pertaining to SAIF was finally passed and went into effect on September 30, 1996. In brief, the savings accounts held principally by the thrift industry were assessed 65.7 cents for every $100 of savings deposits in each institution. This one-time assessment brought the fund to a fully paid-up status. The SAIF legislation provides for the merger of SAIF with the Bank Insurance Fund by the end of 1999.

     Park View Federal's pre-tax share of the assessment was $1,708,000, or $1,127,000 after tax. This exceeded our first quarter net income by $11,000. However, the resulting future reduction of SAIF premiums by 16.7 cents per $100 of deposits will represent annual cost savings to future earnings of approximately $500,000.

     We are pleased to inform our shareholders and customers of some recent and upcoming events. We will be opening a new branch office in Chardon, Ohio, within the next three to four months. In addition, we are very enthusiastic about our newly formed joint venture with Money Concepts that will bring financial planning services to our bank customers. We would also like to announce that Stanley T. Jaros, a partner with Moriarty & Jaros, P.L.L., has joined the Board of Directors to replace Richard J. Moriarty who retired from the Board this year.

     We urge all shareholders to try to attend the Annual Meeting of the Shareholders on October 20, 1997, 10:00 a.m., at the Cleveland Marriott East in Beachwood, Ohio. As we continue to grow, we look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.


                                        Sincerely,


                                        /s/ John R. Male

                                        John R. Male
                                        President

                          COMING SOON TO CHARDON, OHIO


[PHOTOGRAPH]

On or before January 1, 1998, Park View Federal Savings Bank will open a full-service branch office in the rapidly growing city of Chardon, Ohio in Geauga County. This 2,800 square-foot facility, just west of Chardon Square on Route 6, was occupied formerly by The Medicine Shoppe. The building will be extensively remodeled and will feature ample, convenient parking, drive-in banking facilities, and a complete array of financial services for the community.

Park View Federal is a community bank that serves eight counties in northeast Ohio. The Chardon office will be Park View Federal's second office in the expanding Geauga County market. The bank's Bainbridge office, located at the intersection of Washington Street and Route 306, has been serving the western part of Geauga County since February, 1995.

The new addition to Park View Federal will bring the total of full-service branch office locations to ten. Each of our Branch Administrators is actively involved in the communities served. All of our branches offer convenient parking and drive-in banking facilities. The office lobby and auto teller hours are scheduled with the customer in mind, and many of the branches are open six days a week. Information on the location of each of our full-service offices and their hours of service is provided at the end of this report.

Park View Federal prides itself on providing its customers superior service, flexible lending programs, and a full range of deposit accounts and services. Because your business is important to us, our loan officers and account representatives are always available to help you with any questions you may have concerning your loan or savings account. The bank's product line includes residential mortgage loans, home equity lines of credit, commercial and multi-family real estate loans, savings and checking accounts, and certificates of deposit. Park View Federal specializes in single-family, construction, and construction/permanent loan programs. Whether you are buying, building, or refinancing a home, or saving for a college education, a vacation, or retirement, Park View Federal has the right mortgage loan AND the right savings account for you.

                           FINANCIAL PLANNING CENTERS


Over the last seventy-seven years, Park View Federal Savings Bank has provided the funds for hundreds of thousands of middle-income Ohioans to help them make one of the most important decisions of their lives - buying a home for the family. For many years, a debt-free home, a reasonable savings account, and Social Security with Medicare provided a satisfactory retirement for most people. That is not true today.

Fifteen years ago, financial planning was limited to a relatively few high-income individuals who could afford the expensive services provided by trust departments of large financial institutions. Today, more and more middle-income Americans are faced with the prospect of losing many thousands of dollars due to poor investment strategies and the increasing complexity of financial services. Opportunities for attaining a comfortable retirement are lost by insufficient tax planning, the failure to take advantage of recently enacted government programs, and the failure to realize the long-term income potential of new innovative and safe investment products now available to the smaller investor.

The Board of Directors of PVF Capital Corp. has been exploring the idea of an affiliation with a quality provider of these important services to our customers for quite some time, and the decision was made to form a joint venture between the Capital Corp. and Money Concepts, a worldwide network of financial planning centers which has been a successful provider of financial planning services to small businesses and middle-income families since 1979. The CEO of this new joint venture, to be known as PVF Financial Planning, Inc., will be Gregory Shefchuk, CFP, who has a proven record in this field since 1984 serving thousands of families in northern Ohio.

PVF Financial Planning will provide financial planning services to both individuals and small businesses throughout the Park View Federal branch system. The company's principal objective will be to deliver professional financial planning on an individualized basis, at NO COST to our customers. This financial planning approach can review a single issue such as Retirement Planning, or a complete, comprehensive financial plan that can include Retirement Planning; Investment Management; Pension Plan Services; Family Needs Analysis; Tax Planning; or Discount Brokerage Services, to name but a few. The key is that these services will be offered within the context of a professionally prepared financial plan with annual reviews.

An important part of the company's business plan will be to offer an ongoing schedule of educational financial planning workshops and seminars as a customer service. These seminars will be conducted on an adult education basis and will be free to Park View Federal customers. Our objective is simple: PVF Financial Planning wants to become the place where customers feel comfortable having their financial planning questions answered in a friendly atmosphere from a name that they can trust.

We hope to have at least two of these financial planning centers in operation by the beginning of 1998, one at our Bainbridge office and one at our La Place office, with a financial planning center to be in operation at all offices by the end of 1998. We will keep all of our customers fully informed as we progress.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


FINANCIAL CONDITION DATA:

                                                                                   At June 30,
                                                               ---------------------------------------------------
                                                                 1997       1996       1995       1994       1993
                                                               ---------------------------------------------------
(in thousands)
Total assets . . . . . . . . . . . . . . . . . . . . . . . .   $373,081   $331,634   $315,432   $238,245   $193,289
Loans receivable and mortgage-backed
  securities held for investment, net. . . . . . . . . . . .    341,914    278,956    250,244    206,674    156,402
Loans receivable and mortgage-backed
  securities available for sale, net . . . . . . . . . . . .        710     18,817      4,451      3,954      7,972
Cash and investment securities . . . . . . . . . . . . . . .     23,576     27,884     53,812     22,226     23,708
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . .    288,270    271,045    272,290    197,042    170,617
FHLB advances and notes payable. . . . . . . . . . . . . . .     49,715     30,191     16,800     18,160      2,560
Stockholders' equity . . . . . . . . . . . . . . . . . . . .     26,273     22,474     18,818     15,742     11,848

Number of:
  Real estate loans outstanding. . . . . . . . . . . . . . .      2,648      2,527      2,512      2,259      2,165
  Savings accounts . . . . . . . . . . . . . . . . . . . . .     23,190     23,259     24,007     19,007     18,777
  Offices. . . . . . . . . . . . . . . . . . . . . . . . . .          9          9          9          7          8


OPERATING DATA:

                                                                               Year Ended June 30,
                                                               ----------------------------------------------------
                                                                 1997       1996       1995       1994       1993
                                                               ----------------------------------------------------
(in thousands except for earnings per share)
Interest income. . . . . . . . . . . . . . . . . . . . . . .   $ 30,963   $ 27,761   $ 22,941   $ 17,050   $ 15,503
Interest expense . . . . . . . . . . . . . . . . . . . . . .     16,561     15,703     12,261      8,113      8,531
                                                               --------   --------   --------   --------   --------
Net interest income
  before provision for loan losses . . . . . . . . . . . . .     14,402     12,058     10,680      8,937      6,972
Provision for loan losses. . . . . . . . . . . . . . . . . .        187        417        416          0        168
                                                               --------   --------   --------   --------   --------
Net interest income
  after provision for loan losses. . . . . . . . . . . . . .     14,215     11,641     10,264      8,937      6,804
Non-interest income. . . . . . . . . . . . . . . . . . . . .      1,336      1,747      1,514      1,703      2,468
Non-interest expense . . . . . . . . . . . . . . . . . . . .     10,000      7,989      7,177      6,295      5,622
                                                               --------   --------   --------   --------   --------
Income before federal income tax expense and
  cumulative effect of a change in accounting principle. . .      5,551      5,399      4,601      4,345      3,650
Federal income taxes . . . . . . . . . . . . . . . . . . . .      1,904      1,613      1,244      1,215      1,147
Cumulative effect of a change
  in accounting principle. . . . . . . . . . . . . . . . . .          0          0          0        755          0
                                                               --------   --------   --------   --------   --------
Net income . . . . . . . . . . . . . . . . . . . . . . . . .   $  3,647   $  3,786   $  3,357   $  3,885   $  2,503
                                                               --------   --------   --------   --------   --------
                                                               --------   --------   --------   --------   --------

Earnings per share . . . . . . . . . . . . . . . . . . . . .   $   1.33   $   1.39   $   1.25   $   1.42   $   0.91
                                                               --------   --------   --------   --------   --------
                                                               --------   --------   --------   --------   --------

OTHER DATA:

                                                    At or For the Year Ended June 30,
                                             -----------------------------------------------
                                              1997      1996      1995      1994      1993
                                             -----------------------------------------------
(in thousands)
Interest rate spread information:
   Average during year . . . . . . . . . .     3.84%     3.45%     3.67%     4.04%     3.58%
   Average end of year . . . . . . . . . .     3.90%     3.51%     3.84%     4.25%     4.14%

Net interest margin at end of year . . . .     4.22%     3.90%     4.00%     4.30%     3.78%

Average interest-earning assets to
   average interest-bearing liabilities. .   107.93%   108.83%   107.08%   106.64%   104.42%

Non-accruing loans (> 90 days) and
   repossessed assets to total assets. . .     1.11%     0.73%     1.14%     1.45%     1.37%

Stockholders' equity to total assets . . .     7.04%     6.78%     5.97%     6.61%     6.13%

Return on average assets . . . . . . . . .     1.04%     1.19%     1.23%     1.78%     1.29%

Return on average equity . . . . . . . . .    15.19%    18.43%    19.61%    27.53%    34.56%

Ratio of average equity to
   average assets. . . . . . . . . . . . .     6.84%     6.47%     6.26%     6.46%     3.74%

Ratio of tangible capital to
   adjusted total assets . . . . . . . . .     7.34%     7.25%     6.10%     6.37%     5.71%

Ratio of core capital to
   adjusted total assets . . . . . . . . .     7.34%     7.25%     6.10%     6.37%     5.71%

Ratio of total capital to
   risk-weighted assets. . . . . . . . . .    10.62%    11.42%    10.77%    10.37%    10.83%

Dividend payout ratio. . . . . . . . . . .     0.00%     0.00%     8.37%     0.00%     0.00%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and PVF Service Corporation, a wholly-owned real estate subsidiary. Park View Federal has nine offices located in Cleveland and surrounding communities, including two recently opened branches in Macedonia and Bainbridge. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans and commercial real estate and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including home equity line of credit loans secured by single-family residential properties and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

FORWARD-LOOKING STATEMENTS
When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OVERVIEW OF FINANCIAL CONDITION
AT JUNE 30, 1997, 1996, AND 1995
PVF had total assets of $373.1 million, $331.6 million, and $315.4 million at the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The primary source of the Bank's increase in total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $342.6 million, $297.8 million, and $254.7 million at June 30, 1997, 1996, and 1995 respectively. The increase of $44.8 million in net loans and mortgage-backed securities at June 30, 1997 resulted primarily from increases in one-to-four family residential loans, commercial real estate loans and home equity line of credit loans of $19.2 million, $12.4 million, and $8.2 million respectively. The Bank's current loans-to-one-borrower limitation was approximately $4.0 million at June 30, 1997. In addition, investment securities totaled $14.0 million, $14.1 million, and $41.2 million at the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The decrease of $27.1 million in investment securities at June 30, 1996 resulted from management's decision to reinvest funds from investment maturities and sales into the origination of real estate loans.

The investment portfolio has been and will continue to be used primarily to meet the regulatory liquidity requirements of the Bank in its deposit taking and lending activities. The Bank has adopted an investment policy that permits investment only in U.S. government and agency securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less that qualify as regulatory liquidity, federal funds sold, and deposits at the Federal Home Loan Bank ("FHLB") of Cincinnati. Approximately $6.8 million, or 43.1% of the investment portfolio, has a repricing period of one year or less, and the Bank has no plans to change the short-term nature of its investment portfolio.

The Bank's deposits totaled $288.3 million, $271.0 million, and $272.3 million at the fiscal years ended June 30, 1997, 1996, and 1995 respectively. Advances from the FHLB of Cincinnati amounted to $47.4 million, $27.5 million, and $15.0 million at the fiscal years ended June 30, 1997, 1996, and 1995 respectively. Management's decision to borrow funds from the FHLB and aggressively compete with market savings rates resulted in an increase of $19.9 million in FHLB advances and an increase in savings deposits of $17.3 million.

CAPITAL
PVF's shareholders' equity totaled $26.3 million, $22.5 million, and $18.8 million at the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The increases were the result of the retention of net earnings after payment of dividends to shareholders, net of capital adjustments resulting from unrealized gains and losses on securities available for sale. The sale of PVF Service Corporation during fiscal 1995 and mortgage servicing rights during fiscal 1996 from the Bank to PVF, net of dividends paid by the Bank to PVF, resulted in an increase of $1.9 million to the Bank's capital.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure and a core/leverage capital measure. At June 30, 1997, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                            Park View                 Requirement for
                             Federal    Percent of   Well-Capitalized
                             Capital    Assets (1)      Institution
                            -----------------------------------------
(in thousands)

GAAP capital                $ 27,604       7.34%              N/A

Tangible capital            $ 27,604       7.34%              N/A

Core capital                $ 27,604       7.34%            5.00%

Tier 1 risk-based capital   $ 27,604       9.70%            6.00%

Risk-based capital          $ 30,202      10.62%           10.00%

(1) TANGIBLE AND CORE CAPITAL LEVELS ARE SHOWN AS A PERCENTAGE OF TOTAL ADJUSTED ASSETS; RISK-BASED CAPITAL LEVELS ARE SHOWN AS A PERCENTAGE OF RISK-WEIGHTED ASSETS.

COMMON STOCK AND DIVIDENDS
On December 30, 1992, Park View Federal converted to a stock company by issuing 850,000 shares of common stock. A 10% stock dividend was issued in February 1994. PVF Capital Corp. announced the reorganization of Park View Federal into the holding company structure of ownership effective October 31, 1994, and concurrently converted all outstanding shares of common stock of the Bank on a three-for-two basis into shares of common stock of PVF Capital Corp. The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A 10% stock dividend was issued in August 1995, a three-for-two stock split effected in the form of a dividend was issued in August 1996, and a 10% stock dividend was issued in September 1997. As adjusted to reflect stock dividends and the three-for-two stock split, the Company had 2,555,562 shares of common stock outstanding and approximately 307 holders of record of the common stock at August 31, 1997. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

The payment of cash dividends is continually reviewed by management and the Board of Directors. An $0.11 per share cash dividend, as adjusted for stock dividends and stock splits, was paid by the Bank in August 1994.

The following table sets forth certain information as to the range of the high and low bid prices for the Bank's common stock for the calendar quarters indicated.(1)

                                              Fiscal 1997        Fiscal 1996
                                          -------------------------------------
                                          High Bid   Low Bid  High Bid  Low Bid
                                          ------------------  -----------------

Fourth Quarter                            $ 16.48   $ 15.23   $ 12.27   $ 11.06

Third Quarter                               15.23     13.64     12.57     10.61

Second Quarter                              13.86     13.18     10.30      8.64

First Quarter                               13.18     10.91      8.64      7.16

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

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 1997, the Bank had commitments to originate loans totaling $31.2 million and had $35.7 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the twelve months following June 30, 1997 totaled $172.5 million. Management believes that a significant portion of the amounts maturing during fiscal 1998 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal is required by current OTS regulations to maintain specified liquid assets of at least 5% of its net withdrawable accounts plus short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments with original maturities equal to or less than three months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations. Park View Federal's average daily liquidity ratio for the month of June 1997 was 7.3%, and its average short-term liquidity ratio for such period was significantly above regulatory requirements.


                                     [PIE-CHART]


                                     [PIE-CHART]


ASSET/LIABILITY MANAGEMENT
The Company's asset and liability committee ("ALCO"), which includes senior management representatives, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. Park View Federal's asset and liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

The Company's exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and the ALCO. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the Company's change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the Bank's assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within board-approved limits.

In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, shorten its effective maturity, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and adjustable-rate mortgage loans for the acquisition, development, and construction of residential and commercial real estate, all of which are retained by the Bank for its portfolio. In addition, all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") and are either swapped with the FHLMC and the FNMA in exchange for mortgage-backed securities secured by such loans which are then sold in the market or sold directly for cash in the secondary market.

Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 1 to 4 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV of 5%, 10%, 15% and 20% in the event of a sudden and sustained 1 to 4 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 1997. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(in thousands)

      Change in       Market Value of          Dollar           Percentage
  Interest Rates     Portfolio Equity          Change             Change
  --------------     ----------------          ------             ------

        +400             $35,500             $(8,625)             (20)%
        +300              38,327              (5,798)             (13)
        +200              40,861              (3,264)              (7)
        +100              42,859              (1,266)              (3)
           0              44,125
        -100              44,505                 380                1
        -200              44,219                  94                0
        -300              44,396                 271                1
        -400              45,492               1,367                3

The above table indicates that at June 30, 1997, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing market interest rates, the Bank's NPV would be expected to increase. At June 30, 1997, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended June 30, 1997, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Certain assets, such as adjustable-rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.
In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

In addition, the Bank uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

                                RESULTS OF OPERATIONS

GENERAL
PVF Capital Corp.'s net income for the fiscal year ended June 30, 1997 was $3.6 million, or $1.33 per share, as compared to $3.8 million, or $1.39 per share for fiscal 1996, and $3.4 million, or $1.25 per share for fiscal 1995. All per share amounts have been adjusted for stock dividends and the three-for-two stock split effective with the holding company reorganization on October 31, 1994.

Net income for the current year decreased by $139,000 from the prior fiscal year and exceeded net income for fiscal 1995 by $290,000. In the first quarter of fiscal 1997, the Bank recorded a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") that required SAIF-insured savings institutions to pay 65.7 cents for every $100 of deposits. This assessment was charged against earnings in fiscal 1997 and had an after-tax impact of $1.1 million.




Table 1                                          AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                FOR THE YEAR ENDED JUNE 30,
                                                                    1997
                                                                --------------------------------------------
                                                        At
                                                     6/30/97
                                                      Yield/       Average                         Yield/
(in thousands)                                         Cost        Balance      Interest            Cost
------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans. . . . . . . . . . . . . . . . . . . . .       9.29%      $317,453       $ 29,419           9.27%
  Mortgage-backed securities . . . . . . . . . .       7.88          3,832            285           7.44
   Investment securities and other
    interest-earning assets. . . . . . . . . . .       5.62         19,706          1,259           6.39
                                                                  --------       --------
       Total interest-earning assets . . . . . .       9.07        340,991         30,963           9.08
                                                                                 --------
  Non-interest-earning assets. . . . . . . . . .                     9,773
                                                                  --------
       Total assets. . . . . . . . . . . . . . .                  $350,764
                                                                  --------
                                                                  --------

Interest-bearing liabilities:
  Deposits . . . . . . . . . . . . . . . . . . .       5.16       $272,341       $ 13,957           5.12
  FHLB advances. . . . . . . . . . . . . . . . .       5.86         41,083          2,367           5.76
  Notes payable. . . . . . . . . . . . . . . . .       9.13          2,510            237           9.44
                                                                  --------       --------
       Total interest-bearing liabilities. . . .       5.17        315,934         16,561           5.24
                                                       ----                      --------           ----
  Non-interest-bearing liabilities . . . . . . .                    10,825
                                                                  --------
       Total liabilities . . . . . . . . . . . .                   326,759

Stockholders' equity . . . . . . . . . . . . . .                    24,005
                                                                  --------
       Total liabilities and stockholders'
         equity. . . . . . . . . . . . . . . . .                  $350,764
                                                                  --------
                                                                  --------
Net interest income. . . . . . . . . . . . . . .                                 $ 14,402
                                                                                 --------
                                                                                 --------
Interest rate spread . . . . . . . . . . . . . .       3.90%                                        3.84%
                                                       ----                                         ----
                                                       ----                                         ----
Net yield on interest-earning assets . . . . . .                                                    4.22%
                                                                                                    ----
                                                                                                    ----
Ratio of average interest-earning assets
  to average interest-bearing liabilities. . . .                    107.93%
                                                                    ------
                                                                    ------




                                                          AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                        FOR THE YEAR ENDED JUNE 30,
                                                     1996                               1995
                                                     ----------------------------------------------------------------------
                                                       Average                  Yield/   Average                     Yield/
                                                       Balance   Interest        Cost    Balance    Interest          Cost
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans. . . . . . . . . . . . . . . . . . . . .      $272,768    $ 25,572      9.38%    $230,846    $ 20,624         8.93%
  Mortgage-backed securities . . . . . . . . . .         3,961         269      6.79        5,635         432         7.67
   Investment securities and other
    interest-earning assets. . . . . . . . . . .        32,732       1,920      5.87       30,633       1,886         6.16
                                                      --------    --------               --------    --------
       Total interest-earning assets . . . . . .       309,461      27,761      8.97      267,114      22,942         8.59
                                                                  --------                           --------
  Non-interest-earning assets. . . . . . . . . .         7,775                              6,595
                                                      --------                           --------
       Total assets. . . . . . . . . . . . . . .      $317,236                           $273,709
                                                      --------                            -------
                                                      --------                            -------

Interest-bearing liabilities:
  Deposits . . . . . . . . . . . . . . . . . . .      $270,975    $ 14,889      5.49     $231,984    $ 11,462         4.94
  FHLB advances. . . . . . . . . . . . . . . . .        10,638         546      5.13       16,870         740         4.39
  Notes payable. . . . . . . . . . . . . . . . .         2,746         268      9.80          600          59         9.83
                                                      --------    --------               --------    --------
       Total interest-bearing liabilities. . . .       284,359      15,703      5.52      249,454      12,261         4.92
                                                                  --------      ----                 --------         ----
  Non-interest-bearing liabilities . . . . . . .        12,337                              7,132
                                                      --------                           --------
       Total liabilities . . . . . . . . . . . .       296,696                            256,586

Stockholders' equity . . . . . . . . . . . . . .        20,540                             17,123
                                                      --------                           --------
       Total liabilities and stockholders'
         equity. . . . . . . . . . . . . . . . .      $317,236                           $273,709
                                                      --------                           --------
                                                      --------                           --------
Net interest income. . . . . . . . . . . . . . .                  $ 12,058                           $ 10,681
                                                                  --------                           --------
                                                                  --------                           --------
Interest rate spread . . . . . . . . . . . . . .                                3.45%                                 3.67%
                                                                                ----                                  ----
                                                                                ----                                  ----
Net yield on interest-earning assets . . . . . .                                3.90%                                 4.00%
                                                                                ----                                  ----
                                                                                ----                                  ----
Ratio of average interest-earning assets
  to average interest-bearing liabilities. . . .        108.83%                            107.08%
                                                      --------                           --------
                                                      --------                           --------


NET INTEREST INCOME
Net interest income amounted to $14.4 million for the fiscal year ended June 30, 1997, as compared to $12.1 million and $10.7 million for the fiscal years ended June 30, 1996 and 1995 respectively. The increase in net interest income of $2.3 million and $1.4 million from the fiscal year ended June 30, 1996 to 1997 and from the fiscal year ended June 30, 1995 to 1996, respectively, is due to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to change in the Bank's net interest income.

Table 1 sets forth certain information relating to the Bank's average interest-earning assets (loans and investments) and interest-bearing liabilities (deposits and borrowings) and reflects the average yield on assets and average cost of liabilities for the periods and at the dates indicated. Such yields and costs are derived by dividing interest income or interest expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accrual loans are included in the net loan category.

This table also presents information for the periods indicated and at June 30, 1997 with respect to the difference between the weighted-average yield earned on interest-earning assets and weighted-average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of net interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.

Table 2 illustrates the extent to which changes in interest rates and shifts in the volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the years indicated. The table shows the changes by major component, distinguishing between changes relating to volume (changes in average volume multiplied by average old rate), changes relating to rate (changes in average rate multiplied by average old volume), and changes relating to rate and volume (changes in average rate multiplied by changes in average volume).

As is evidenced by these tables, interest rate changes favorably affected the Bank's net interest income for the fiscal year ended June 30, 1997, while unfavorably affecting the Bank's net interest income for the fiscal year ended June 30, 1996. Due to the long-term nature of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with decreasing interest rates



Table 2                                                              YEAR ENDED JUNE 30,
                                                    ----------------------------------------------------
                                                       1997                   vs.                   1996
                                                    ----------------------------------------------------
                                                                      Increase (Decrease)
                                                                            Due to
                                                    ----------------------------------------------------
                                                                                    Rate/
(in thousands)                                       Volume           Rate         Volume          Total
                                                    ----------------------------------------------------
Interest income:
  Loans. . . . . . . . . . . . . . . . . . . . .    $ 4,190         $ (295)        $  (48)       $ 3,847
  Mortgage-backed securities . . . . . . . . . .         (9)            26             (1)            16
  Investment securities and
    other interest-earning assets. . . . . . . .       (764)           170            (67)          (661)
                                                    -------        -------        -------        -------
      Total interest-earning assets. . . . . . .      3,417            (99)          (116)         3,202
                                                    -------        -------        -------        -------
Interest expense:
  Savings deposits . . . . . . . . . . . . . . .         75         (1,001)            (5)          (931)
  FHLB advances. . . . . . . . . . . . . . . . .      1,561             67            193          1,821
  Other borrowings . . . . . . . . . . . . . . .        (23)           (10)             1            (32)
                                                    -------        -------        -------        -------

      Total interest-bearing
        liabilities. . . . . . . . . . . . . . .      1,613           (944)           189            858
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------
Net interest income. . . . . . . . . . . . . . .    $ 1,804       $    845         $ (305)       $ 2,344
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------


                                                                      YEAR ENDED JUNE 30,
                                                    ----------------------------------------------------
                                                       1996                   vs.                   1995
                                                    ----------------------------------------------------
                                                                      Increase (Decrease)
                                                                            Due to
                                                    ----------------------------------------------------
                                                                                    Rate/
(in thousands)                                       Volume           Rate         Volume         Total
                                                    ----------------------------------------------------
Interest income:
  Loans. . . . . . . . . . . . . . . . . . . . .    $ 3,746        $ 1,017        $   185       $ 4,948
  Mortgage-backed securities . . . . . . . . . .       (128)           (50)            15          (163)
  Investment securities and
    other interest-earning assets. . . . . . . .        129            (89)            (6)           34
                                                    -------        -------        -------        -------
      Total interest-earning assets. . . . . . .      3,747            878            194          4,819
                                                    -------        -------        -------        -------
Interest expense:
  Savings deposits . . . . . . . . . . . . . . .      1,925          1,285            216          3,426
  FHLB advances. . . . . . . . . . . . . . . . .       (274)           125            (46)          (195)
  Other borrowings . . . . . . . . . . . . . . .        210              0              1            211
                                                    -------        -------        -------        -------

      Total interest-bearing
        liabilities. . . . . . . . . . . . . . .      1,861          1,410            171          3,442
                                                    -------        -------        -------        -------
Net interest income. . . . . . . . . . . . . . .    $ 1,886       $   (532)      $     23        $ 1,377
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------


and a relatively flat yield curve during much of the fiscal year ended June 30, 1997, the Bank experienced an increase of 39 basis points in its interest rate spread to 3.84% for fiscal 1997 from 3.45% for fiscal 1996, while during fiscal 1996 its interest rate spread decreased 22 basis points from 3.67% for fiscal 1995. These changes in average interest rate spread resulted in an increase in net interest income for the year ended June 30, 1997 of $845,000 due to interest rate changes and a decrease of $532,000 for the year ended June 30, 1996.

Net interest income was favorably affected by volume changes during the two years ended June 30, 1997 and 1996. Accordingly, net interest income grew by $1.8 million and $1.9 million due to volume changes for the fiscal years ended June 30, 1997 and 1996 respectively. Changes attributable to both rate and volume impacted net interest income negatively during the fiscal year ended
June 30, 1997 and positively during the fiscal year ended June 30, 1996, with an increase in average interest rate spread and average volume during the fiscal year ended June 30, 1997 and the reduction in average interest rate spread being offset by an increase in average volume during the fiscal year ended June 30, 1996.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.

PROVISION FOR LOAN LOSSES Due to the increased risks associated with commercial real estate, construction, and land loans, the Bank carefully monitors its loan portfolio and establishes levels of unallocated and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank's loan portfolio. The Bank's policies require the review of assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The Bank establishes specific provisions for loan losses when a loan is deemed to be uncollectible in an amount equal to the net book value of the loan or to any portion of the loan deemed uncollectible. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains unallocated allowances based upon the establishment of a risk category for each type of loan in the Bank's portfolio. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The allowance for loan losses increased from $2.4 million at June 30, 1995 to $2.6 million at June 30, 1996 and to $2.7 million at June 30, 1997. At June 30, 1997, the

                                       [CHART]
allowance for loan losses represented 58.0% of total non-performing loans, compared to 104.8% and 51.8% of total non-performing loans at June 30, 1996 and 1995 respectively. Non-performing loans consist of all non-accrual loans and all loans 90 days or more past due.


For the fiscal years ended June 30, 1997, 1996 and 1995, the Bank recorded provisions for loan losses of $187,000, $417,000, and $416,000 respectively. The Bank increased its unallocated reserves for loan losses based on management's evaluation of the quality of the loan portfolio, prevailing economic conditions, changes in the volume of the loan portfolio, and other factors deemed relevant. Actual net charge-offs totaled $77,000, $254,000, and $89,000 for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. At June 30, 1997, the allowance for loan losses represented 0.8% of net loans and mortgage-backed securities.

NON-INTEREST INCOME
Non-interest income amounted to $1.3 million, $1.7 million, and $1.5 million for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities and fee income on deposit accounts. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $663,000, $925,000, and $906,000 for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The reduction in income from mortgage banking activities of $262,000 from the fiscal year ended June 30, 1996 to 1997 is primarily due to a decrease in net profit realized on the sale of loans and mortgage-backed securities. Other non-interest income amounted to $673,000, $822,000, and $607,000 for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. Changes in other non-interest income are the result of service and other miscellaneous fee income, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE
Non-interest expense amounted to $10.0 million, $8.0 million, and $7.2 million for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $4.4 million, $4.1 million, and $3.7 million for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The increase in compensation for the fiscal years ended June 30, 1997 and 1996 is due primarily to growth in the staff, the opening of two new branches in fiscal 1995, employee 401K benefits, a compensation incentive plan for both management and loan originators, and inflationary salary and wage adjustments to employees. Office occupancy totaled $1.6 million, $1.4 million, and $1.2 million for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The increased occupancy expense is attributable to maintenance and repairs to office buildings and costs attributable to opening and operating two additional branch offices. Other non-interest expense totaled $4.0 million, $2.4 million, and $2.2 million for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. The increase in other non-interest expense of $1.6 million from the fiscal year ended June 30, 1996 to 1997 is attributable to the previously mentioned SAIF assessment. Changes in other non-interest expense are the result of advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense.

FEDERAL INCOME TAXES
The Bank's federal income tax expense was $1.9 million, $1.6 million, and $1.2 million for the fiscal years ended June 30, 1997, 1996, and 1995 respectively. Due to the availability of statutory bad debt deductions for the fiscal years ended June 30, 1996 and 1995, and other miscellaneous deductions, the Bank's effective federal income tax rate was below the expected tax rate of 35% with an effective rate of 34%, 30%, and 27% for the fiscal years ended June 30, 1997, 1996, and 1995 respectively.

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

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS
In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which supersedes Accounting Principles Board ("APB") No. 15, Earnings per Share, and replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 was issued to simplify the computation of earnings per share and make the U.S. standard more compatible with the earnings per share standards of other countries and that of the International Accounting Standards Committee ("IASC"). SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted, however, pro forma earnings per share is permitted for periods prior to required adoption. The following table discloses pro forma earnings per share pursuant to SFAS No. 128 for the fiscal years ended June 30, 1997 and June 30, 1996.



                                                                FISCAL YEAR ENDED JUNE 30,
                                  --------------------------------------------------------------------------------------
                                                    1997                                         1996
                                  ----------------------------------------    -----------------------------------------
                                   Income         Shares        Per-Share       Income        Shares         Per-Share
                                 (Numerator)   (Denominator)      Amount      (Numerator)    (Denominator)     Amount
                                  ----------------------------------------    -----------------------------------------

Basic Earnings Per Share
  Income available to
    common stockholders           $3,646,839      2,555,562         $ 1.43    $3,786,156       2,555,562         $ 1.48

Effect of Dilutive Securities
  Stock options                                     184,880         $ 0.10                       162,173         $ 0.09

Diluted Earnings Per Share
  Income available to
    common stockholders           $3,646,839      2,740,442         $ 1.33    $3,786,156       2,717,735         $ 1.39





In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain information about operating segments. Also required is certain information about products and services, geographic areas in which an enterprise operates, and any major customers. SFAS No. 131 is effective after December 15, 1997. Management does not expect the implementation of SFAS No. 131 to have a material impact on the Company's consolidated financial position or results of operations.

                             INDEPENDENT AUDITORS' REPORT

The Board of Directors
PVF Capital Corp. and Subsidiaries
Cleveland, Ohio:

We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. and subsidiaries (Company) as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, in 1997; No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, in 1996; and No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES, in 1995.



Cleveland, Ohio
July 23, 1997

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                    Consolidated Statements of Financial Condition

                                June 30, 1997 and 1996


                        ASSETS                                         1997            1996
                                                                       ----            ----

Cash and amounts due from depository institutions                 $   7,760,029      6,670,604

Interest bearing deposits                                               445,401        244,612
Federal funds sold                                                    1,375,000      6,875,000
Investment securities held to maturity (market values of
  $13,899,370 and $13,893,836, respectively)                         13,995,350     14,094,100
Mortgage-backed securities held to maturity, net (market
  values of $516,579 and $648,170, respectively)                        511,530        637,022
Mortgage-backed securities available for sale, net                       -           7,613,365
Loans receivable held for long-term investment, net of allowance
  for loan losses of $2,674,537 and $2,564,720, respectively        341,402,566    278,318,945
Loans receivable held for sale, net                                     709,604     11,203,705
Office properties and equipment, net                                  1,882,390      2,571,566
Real estate in development                                              909,758        854,891
Investment required by law
  Stock in the Federal Home Loan Bank of Cincinnati                   2,762,314      1,880,000
Prepaid expenses and other assets                                     1,327,358        670,271
                                                                    -----------    -----------

         Total assets                                             $ 373,081,300    331,634,081
                                                                    -----------    -----------
                                                                    -----------    -----------

         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits                                                        $ 288,269,674    271,045,085
  Advances from the Federal Home Loan Bank of Cincinnati             47,405,424     27,481,651
  Notes payable                                                       2,310,000      2,710,000
  Advances from borrowers for taxes and insurance                     4,511,595      4,205,151
  Accrued expenses and other liabilities                              4,311,191      3,718,536
                                                                    -----------    -----------

         Total liabilities                                          346,807,884    309,160,423

Stockholders' equity


  Serial preferred stock, $.01 par value, 1,000,000 shares
    authorized; none issued                                              -              -
  Common stock, $.01 par value, 5,000,000 shares authorized;
    2,323,338 and 2,555,562 shares issued and outstanding,
    respectively                                                         25,556         23,235
  Additional paid-in capital                                         14,522,275      9,995,916
  Retained earnings (substantially restricted)                       11,725,585     12,608,775
  Net unrealized securities losses                                       -            (154,268)
                                                                    -----------    -----------

       Total stockholders' equity                                    26,273,416     22,473,658
Commitments
       Total liabilities and stockholders' equity                 $ 373,081,300    331,634,081
                                                                    -----------    -----------
                                                                    -----------    -----------



See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                        Consolidated Statements of Operations

                      Years ended June 30, 1997, 1996, and 1995


                                                                        1997           1996           1995
                                                                        ----           ----           ----

Interest income
  Loans                                                           $  29,418,869     25,572,082     20,623,768
  Mortgage-backed securities                                            285,246        268,604        432,016
  Cash and investment securities                                      1,258,732      1,920,620      1,885,677
                                                                     ----------     ----------     ----------

         Total interest income                                       30,962,847     27,761,306     22,941,461

Interest expense
  Deposits                                                           13,957,543     14,888,819     11,462,392
  Short-term borrowings                                               1,182,874        327,751        798,518
  Long-term borrowings                                                1,420,346        486,609         -
                                                                     ----------     ----------     ----------

         Total interest expense                                      16,560,763     15,703,179     12,260,910
                                                                     ----------     ----------     ----------

         Net interest income                                         14,402,084     12,058,127     10,680,551

Provision for loan losses                                               187,000        417,000        416,000
                                                                     ----------     ----------     ----------

         Net interest income after provision for loan losses         14,215,084     11,641,127     10,264,551
                                                                     ----------     ----------     ----------

Noninterest income, net
  Service and other fees                                                519,512        462,985        434,150
  Mortgage banking activities, net                                      663,002        924,657        906,347
  Gain on sale of investment securities, net                             -              74,721         -
  Other, net                                                            153,253        284,505        172,934
                                                                     ----------     ----------     ----------

         Total noninterest income, net                                1,335,767      1,746,868      1,513,431

Noninterest expense
  Compensation and benefits                                           4,423,470      4,136,243      3,693,088
  Office, occupancy, and equipment                                    1,603,583      1,433,037      1,233,111
  Insurance                                                             445,804        737,845        593,836
  Special SAIF assessment                                             1,707,867         -              -
  Professional and legal                                                208,164        167,689        248,697
  Other                                                               1,611,475      1,513,650      1,408,135
                                                                     ----------     ----------     ----------

         Total noninterest expense                                   10,000,363      7,988,464      7,176,867
                                                                     ----------     ----------     ----------
         Income before federal income taxes                           5,550,488      5,399,531      4,601,115

Federal income taxes
  Current                                                             1,975,742      1,280,375      1,097,800
  Deferred                                                              (72,093)       333,000        146,200
                                                                     ----------     ----------     ----------
                                                                      1,903,649      1,613,375      1,244,000
                                                                     ----------     ----------     ----------
         Net income                                                $  3,646,839      3,786,156      3,357,115
                                                                     ----------     ----------     ----------
                                                                     ----------     ----------     ----------

  Earnings per share                                                $  1.33           1.39           1.25
                                                                       ----           ----           ----
                                                                       ----           ----           ----



See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                   Consolidated Statements of Stockholders' Equity

                      Years ended June 30, 1997, 1996, and 1995


                                                                                                       Net
                                                                      Additional                   Unrealized
                                                        Common         Paid-In       Retained      Securities
                                                         Stock         Capital       Earnings         Losses          Total
                                                       --------       ----------    ----------     ----------      ----------
Balance at June 30, 1994                                  $9,361      8,160,565      7,572,254         -          15,742,180
  Net income                                               -             -           3,357,115         -           3,357,115
  Cash dividend, $.18 per share                            -             -            (281,427)        -            (281,427)
  Three-for-two stock exchange
    in connection with formation
    of the holding company                                 4,680         (4,680)        -              -              -
                                                         -------     ----------     ----------     ----------     ----------

Balance at June 30, 1995                                  14,041      8,155,885     10,647,942         -          18,817,868
  Net income                                               -             -           3,786,156         -           3,786,156
  Stock dividend issued,
    140,325 shares                                         1,404      1,822,821     (1,824,225)        -              -
  Cash paid in-lieu of
    fractional shares                                      -             -              (1,098)        -              (1,098)
  Stock options exercised,
    4,537 shares                                              45         24,955          -             -              25,000
  Net change in unrealized
    securities losses, net of
    taxes of $79,471                                       -             -               -           (154,268)      (154,268)
  Three-for-two stock split
    effected in the form of a
    dividend                                               7,745         (7,745)         -             -               -
                                                         -------     ----------     ----------     ----------     ----------

Balance at June 30, 1996                                  23,235      9,995,916     12,608,775       (154,268)    22,473,658
  Net income                                               -             -           3,646,839         -           3,646,839
  Stock dividend issued,
    232,224 shares                                         2,321      4,526,359     (4,528,680)        -               -
  Cash paid in-lieu of
    fractional shares                                      -             -              (1,349)        -              (1,349)
  Net change in unrealized
    securities losses, net of
    taxes of $79,471                                       -             -                -           154,268        154,268
                                                         -------     ----------     ----------     ----------     ----------

Balance at June 30, 1997                                 $25,556     14,522,275     11,725,585         -          26,273,416
                                                         -------     ----------     ----------     ----------     ----------
                                                         -------     ----------     ----------     ----------     ----------



See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                        Consolidated Statements of Cash Flows

                      Years ended June 30, 1997, 1996, and 1995


                                                                   1997           1996           1995
                                                                   ----           ----           ----
Operating activities
  Net income                                                 $   3,646,839      3,786,156      3,357,115
  Adjustments required to reconcile net income to net
    cash used in operating activities
       Accretion of discount on securities                          (1,250)       (25,475)       (42,767)
       Depreciation and amortization                               468,296        477,946        359,450
       Provision for loan losses                                   187,000        417,000        416,000
       Accretion of unearned discount and deferred loan
         origination fees, net                                  (1,660,399)    (1,554,098)    (1,245,139)
       Deferred income tax provision                                72,093       (333,000)      (146,200)
       Gain on sale of investment securities, net                   -             (74,721)        -
       Proceeds from loans held for sale                        46,020,308     36,564,603     14,623,166
       Originations of loans held for sale                     (53,500,828)   (51,350,242)   (23,526,731)
       Mortgage banking operations, excluding mortgage
         loan servicing fees and amortization of MSRs             (250,757)      (382,898)      (345,978)
       Net change in other assets and other liabilities            (62,112)     1,461,043       (204,158)
                                                             -------------   ------------   ------------

               Net cash used in operating activities            (5,080,810)   (11,013,686)    (6,755,242)
                                                             -------------   ------------   ------------

  Investing activities
    Loans originated                                          (136,862,188)  (105,097,698)  (102,130,657)
    Principal repayments on loans                               87,823,393     76,464,071     60,937,038
    Loans purchased                                                 -         (13,161,755)   (11,169,245)
    Loans sold                                                      -          10,976,057     13,422,886
    Proceeds from sales of mortgage-backed securities
      available for sale                                        12,598,136        894,443      8,205,393
    Principal repayments on mortgage-backed securities
      available for sale                                           241,974        195,177         -
    Purchase of mortgage-backed securities held to
      maturity                                                      -              -          (4,829,371)
    Principal repayments on mortgage-backed securities
      held to maturity                                             123,716      2,246,171      1,095,219
    Proceeds from sales of investment securities available
      for sale                                                      -          10,007,188         -
    Purchase of investment securities held to maturity              -         (24,298,789)   (53,000,000)
    Maturities of investment securities held to maturity           100,000     41,491,590     20,200,000
    Federal Home Loan Bank (FHLB) stock purchased,
      net                                                         (882,314)      (123,865)      (423,805)
    (Additions) disposal to office properties and
      equipment                                                    220,880       (322,935)    (1,361,726)
    Disposals of real estate owned                                 508,837        826,080        373,337
    Disposals of real estate in development, net                   (54,867)        30,859        123,162
                                                             -------------   ------------   ------------

               Net cash (used in) provided by
                 investing activities                          (36,182,433)       126,594    (68,557,769)
                                                             -------------   ------------   ------------



See accompanying notes to consolidated financial statements.    (Continued)

                             PVF CAPITAL AND SUBSIDIARIES

                        Consolidated Statements of Cash Flows

                      Years ended June 30, 1997, 1996, and 1995


                                                                  1997           1996            1995
                                                                  ----           ----            ----
Financing activities
  Payments on FHLB advances                                  $ (72,576,227)   (25,018,349)   (28,560,000)
  Proceeds from FHLB advances                                   92,500,000     37,500,000     26,000,000
  Proceeds from notes payable                                            -      1,200,000      1,800,000
  Repayment of notes payable                                      (400,000)      (290,000)      (600,000)
  Net increase (decrease) in NOW and passbook savings              (48,405)     5,132,229     (5,785,818)
  Proceeds from issuance of certificates of deposit             58,655,161     45,556,108    106,109,678
  Payments on maturing certificates of deposit                 (41,382,167)   (51,933,694)   (25,074,965)
  Other                                                            305,095        (87,566)       167,388
                                                             -------------    -----------    -----------

         Net cash provided by financing activities              37,053,457     12,058,728     74,056,283
                                                             -------------    -----------    -----------

Net increase (decrease) in cash and cash equivalents            (4,209,786)     1,171,636     (1,256,728)

Cash and cash equivalents at beginning of year                  13,790,216     12,618,580     13,875,308
                                                             -------------    -----------    -----------

Cash and cash equivalents at end of year                        $9,580,430     13,790,216     12,618,580
                                                             -------------    -----------    -----------
                                                             -------------    -----------    -----------

Supplemental disclosures of cash flow information
  Cash payments of interest expense                          $  16,416,368     15,611,439     12,254,542
  Cash payments of income taxes                                  1,580,000      1,165,000      1,297,000
                                                             -------------    -----------    -----------
                                                             -------------    -----------    -----------

Supplemental schedule of noncash investing and
  financing activities
    Loans exchanged for mortgage-backed securities           $   5,376,484      8,052,331      8,812,249
    Transfers from real estate owned                              (481,567)      (706,538)      (342,867)
    Transfers to real estate owned                                 428,982        759,122        322,867
                                                             -------------    -----------    -----------
                                                             -------------    -----------    -----------



See accompanying notes to consolidated financial statements.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

                            June 30, 1997, 1996, and 1995


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

    Uncollectible interest on loans that are contractually 90 days or more past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until the loan is determined to be performing in accordance with the applicable loan terms in which case the loan is returned to accrual status.

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statments


    MORTGAGE BANKING ACTIVITIES

    Mortgage loans held for sale are carried at the lower of cost or market value, determined on a net aggregate basis.

    The Company retains servicing on loans that are sold. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards
    No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, which supersedes SFAS No. 122 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.

    As a result of the adoption, the Company recognizes an asset for mortgage servicing rights based on allocation of total loan cost using relative fair values, or a liability for mortgage servicing rights based on fair value, if the benefits of servicing are not expected to adequately compensate the servicer. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market interest rates and prepayment assumptions.

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

    INVESTMENT AND MORTGAGE-BACKED SECURITIES

    Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, requires that debt and equity securities be classified into one of three categories: held to maturity, available for sale, or held for trading. Securities held to maturity are limited to debt securities that the holder has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities held for trading are limited to debt and equity securities that are held principally to be sold in the near term; these securities are reported at fair value, and unrealized gains and losses are reflected in earnings. Securities held as available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are not reflected in earnings but are reflected as a separate component of stockholders' equity, net of tax. Under Statement 115, investment and mortgage-backed securities that could be sold in the future because of changes in interest rates or other factors may not be classified as held to maturity.

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

                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statments


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

    LOAN ORIGINATION AND COMMITMENT FEES

    The Bank defers loan origination and commitment fees and certain direct loan origination costs and amortizes the net amount over the lives of the related loans as a yield adjustment if the loans are held for investment, or recognizes the net fees as mortgage banking income when the loans are sold.

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

    EARNINGS PER SHARE

    The per share data for 1997, 1996, and 1995 are calculated on a primary basis because of the dilutive effect of unexercised options and are adjusted to reflect the three-for-two stock issuance of PVF Capital Corp. on October 31, 1994; the 10 percent stock dividends declared February 1994 and July 1995; the three-for-two stock issuance declared July 1996; and the 10 percent stock dividend declared July 1997. The weighted average number of shares of common stock and common stocks equivalents outstanding during the years ended June 30, 1997, 1996, and 1995 were 2,740,442, 2,717,735, and 2,691,552, respectively. Fully diluted earnings per share is not materially different than primary earnings per share.

    RECLASSIFICATION

    Certain reclassifications have been made to 1996 and 1995 amounts to conform to the 1997 presentation.

(2) INVESTMENT SECURITIES

    Investment securities, held to maturity, at June 30, 1997 and 1996, are summarized as follows:


                                                                     1997
                                              -----------------------------------------------------
                                                              Gross         Gross        Estimated
                                               Amortized   Unrealized     Unrealized      Market
                                                 Cost         Gain           Loss         Value
                                              -----------  ----------     ----------     ----------
United States Government and
  agency securities                           $13,995,350       -          (95,980)      13,899,370
                                              ----------   ---------       ------       ----------
                                              ----------   ---------       ------       ----------
  Due after one year through five years       $13,995,350       -          (95,980)      13,899,370
                                              ----------   ---------       ------       ----------
                                              $13,995,350       -          (95,980)      13,899,370
                                              ----------   ---------       ------       ----------
                                              ----------   ---------       ------       ----------



                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



                                                                     1996
                                              -----------------------------------------------------
                                                              Gross         Gross        Estimated
                                               Amortized   Unrealized     Unrealized      Market
                                                 Cost         Gain           Loss         Value
                                              -----------  ----------     ----------     ----------
    United States Government and
      agency securities                      $ 14,094,100      -           (200,264)     13,893,836
                                             ------------  ----------      ---------     ----------
                                             ------------  ----------      ---------     ----------

    Due in one year or less                  $    100,000      -                -           100,000
    Due after one year through five years      13,994,100      -           (200,264)     13,793,836
                                             ------------  ----------      ---------     ----------
                                             $ 14,094,100      -           (200,264)     13,893,836
                                             ------------  ----------      ---------     ----------
                                             ------------  ----------      ---------     ----------


    Realized gains on sales of investment securities were $-0-, $100,658, and $-0- for the years ended June 30, 1997, 1996, and 1995, respectively, and realized losses for the years ended June 30, 1997, 1996, and 1995 were $-0-, $25,937, and $-0-, respectively.

    On November 16, 1995, the Company adopted the implementation guidance in the Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued by the Financial Accounting Standards Board in November 1995, and reassessed the appropriateness of the classification of all securities held at that date. Investment securities held to maturity and mortgage-backed securities with amortized costs of $9,932,467 were transferred to the available-for-sale classification, and a valuation account was established for the unrealized gain, totaling $90,105, to increase the recorded balance of such securities to their fair value on that date. Subsequent to the transfer to the available-for-sale category, the investment securities and mortgage-backed securities were sold, and net realized gains of $74,721 were recognized.

(3) MORTGAGE-BACKED SECURITIES

    Mortgage-backed securities at June 30, 1997 and 1996, are summarized as follows:

                                                                 1997
                                       ------------------------------------------------------
                                                         Gross          Gross       Estimated
                                       Amortized      Unrealized     Unrealized      Market
                                         Cost             Loss           Gain        Value
                                       ---------      ----------     ----------     ---------
Held to maturity
  FHLMC mortgage-backed securities     $ 504,903         5,049            -          509,952
  Accrued interest receivable             6,627            -              -            6,627
                                        -------          -----         -------       -------
                                      $ 511,530          5,049            -          516,579
                                        -------          -----         -------       -------
                                        -------          -----         -------       -------

  Due after ten years                 $ 511,530          5,049            -          516,579
                                        -------          -----         -------       -------
                                        -------          -----         -------       -------



                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements



                                                                     1996
                                              -----------------------------------------------------
                                                              Gross         Gross        Estimated
                                               Amortized   Unrealized     Unrealized      Market
                                                 Cost         Gain           Loss         Value
                                              -----------  ----------     ----------     ---------

    Held to maturity
       FHLMC mortgage-backed securities       $   628,640     11,148           -           639,788
       Accrued interest receivable                  8,382       -              -             8,382
                                              -----------     ------       --------      ---------
                                              $   637,022     11,148           -           648,170
                                              -----------     ------       --------      ---------
                                              -----------     ------       --------      ---------

       Due after ten years                    $   637,022     11,148           -           648,170
                                              -----------     ------       --------      ---------
                                              -----------     ------       --------      ---------

    Available for sale
       FHLMC mortgage-backed securities       $ 7,963,363       -          (233,739)     7,729,624
       Accrued interest receivable                 41,608       -            -              41,608
       Unearned discount                         (157,867)      -            -            (157,867)
                                              -----------     ------       --------      ---------
                                              $ 7,847,104       -          (233,739)     7,613,365
                                              -----------     ------       --------      ---------
                                              -----------     ------       --------      ---------
       Due after ten years                    $ 7,847,104       -          (233,739)     7,613,365
                                              -----------     ------       --------      ---------
                                              -----------     ------       --------      ---------


(4) LOANS RECEIVABLE HELD FOR LONG-TERM INVESTMENT

    Loans receivable held for long-term investment at June 30, 1997 and 1996, consist of the following:

                                                   1997             1996
                                                   ----             ----

       Real estate mortgages
         One-to-four family residential       $ 128,186,837     98,437,543
         Home equity line of credit              16,941,154      8,748,668
         Multifamily residential                 31,090,035     30,607,353
         Commercial                              84,940,296     72,542,642
         Land                                    32,045,277     30,685,999
         Construction                            82,610,430     76,725,176
                                                -----------    -----------
              Total real estate mortgages       375,814,029    317,747,381
         Consumer                                 3,595,550      2,356,776
                                                -----------    -----------
                                                379,409,579    320,104,157

         Accrued interest receivable              2,086,288      1,615,633
         Deferred loan origination fees          (1,717,859)    (2,021,580)
         Unearned discount                          (47,715)      (165,295)
         Undisbursed portion of loan proceeds   (35,653,190)   (38,649,250)
         Allowance for loan losses               (2,674,537)    (2,564,720)
                                                -----------    -----------
                                              $ 341,402,566    278,318,945
                                                -----------    -----------
                                                -----------    -----------


                                                           (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    A summary of the changes in the allowance for loan losses for the years ended June 30, 1997, 1996, and 1995, is as follows (write-offs include transfers to real estate owned):

       Balance at June 30, 1994                 $ 2,074,553

       Provision charged to operations              416,000
       Write-offs                                   (94,455)
       Recoveries                                     6,000
                                                  ---------

       Balance at June 30, 1995                   2,402,098

       Provision charged to operations              417,000
       Write-offs                                  (265,361)
       Recoveries                                    10,983
                                                  ---------

       Balance at June 30, 1996                   2,564,720

       Provision charged to operations              187,000
       Write-offs                                  (197,875)
       Recoveries                                   120,692
                                                  ---------
       Balance at June 30, 1997                 $ 2,674,537
                                                  ---------
                                                  ---------

    The following is a summary of the principal balances (as rounded) of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                          1997        1996
                                                          ----        ----
       Loans on nonaccrual status
         Real estate mortgages
            One-to-four family residential            $  918,000    1,500,000
            Construction and land                      3,179,000      612,000
            Commercial                                     -          160,000
         Consumer                                         40,000       80,000
                                                       ---------    ---------
              Total loans on nonaccrual status         4,137,000    2,352,000
                                                       ---------    ---------
       Past due loans on accrual status
         Real estate mortgages
            Construction and land                        476,000       95,000
                                                       ---------    ---------
              Total past due loans on accrual status     476,000       95,000
                                                       ---------    ---------
              Total past due loans                   $ 4,613,000    2,447,000
                                                       ---------    ---------
                                                       ---------    ---------

    It is the Bank's policy to classify as nonaccruing any loan where less than the full required interest payment is made and to not record into income partial interest payments. During the years ended June 30, 1997 and 1996, gross interest income of $310,162 and $331,395, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

    At June 30, 1997 and 1996, the recorded investment in loans which have been identified as being impaired and have been evaluated in accordance with Statement of Financial Accounting Standards No. 114 and No. 118 totaled $4,137,000 and $2,352,000, respectively. Included in the impaired amount at June 30, 1997 and 1996, is $159,863 and $480,840, respectively, related to loans with a corresponding valuation allowance of $68,763 and $393,730, respectively. The Company recognized no interest on impaired loans in 1997, 1996, and 1995 (during the portion of the respective years that they were impaired).


                                                                (Continued)

                           PVF CAPITAL CORP. AND SUBDIARIES

                      Notes to Consolidated Financial Statements


    Average impaired loans for the years ended June 30, 1997, 1996, and 1995 amounted to $3,245,000, $2,979,000, and $3,515,000, respectively.

(5) LOANS RECEIVABLE HELD FOR SALE

    Loans receivable held for sale at June 30, 1997 and 1996, consist of the following:



                                                                     1997
                                              -----------------------------------------------------
                                                              Gross         Gross        Estimated
                                               Amortized   Unrealized     Unrealized      Market
                                                 Cost         Gain           Loss         Value
                                              -----------  ----------     ----------     ---------

    Real estate mortgages                     $ 721,502      14,286            -          735,788
    Deferred loan origination fees              (11,898)        -              -          (11,898)
                                                -------      ------         -------       -------
                                              $ 709,604      14,286            -          723,890
                                                -------      ------         -------       -------
                                                -------      ------         -------       -------


                                                                     1996
                                              -----------------------------------------------------
                                                              Gross         Gross        Estimated
                                               Amortized   Unrealized     Unrealized      Market
                                                 Cost         Gain           Loss         Value
                                              -----------  ----------     ----------     ---------

    Real estate mortgages                    $ 11,249,868       -           (13,314)     11,236,554
    Accrued interest receivable                    43,188       -              -             43,188
    Deferred loan origination fees                (76,037)      -              -            (76,037)
                                               ----------   --------         ------      ----------
                                             $ 11,217,019       -           (13,314)     11,203,705
                                               ----------   --------         ------      ----------
                                               ----------   --------         ------      ----------


    Mortgage banking activities, net, for each of the years in the three-year period ended June 30, 1997, consist of the following:


                                                           1997         1996        1995
                                                           ----         ----        ----

    Mortgage loan servicing fees                       $ 580,328      541,759     560,379
    Amortization of mortgage servicing rights           (168,083)         -           -
    Amortization of deferred premiums                        -            -       (35,685)
    Gross realized
       Gains on sales of loans                           975,826      831,283     144,827
       Losses on sales of loans                         (578,053)    (347,142)    (27,742)
       Gains on sales of mortgage-backed securities       16,673       21,386         -
       Losses on sales of mortgage-backed securities     (81,759)     (40,625)   (606,856)
    Market valuation provision for losses on loans
       held for sale                                    (176,514)     (82,004)   (115,000)
    Market valuation recoveries                           94,584          -       986,434
                                                         -------      -------     -------
                                                       $ 663,002      924,657     906,357
                                                         -------      -------     -------
                                                         -------      -------     -------



                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    A summary of the changes in the allowance for mortgage banking market value losses for the years ended June 30, 1997, 1996, and 1995 is as follows:

                                                1997        1996       1995
                                                ----        ----       ----

       Balance at beginning of year           $ 13,314        -       871,434

       Market valuation provision for losses
         on loans held for sale                176,514     82,004     115,000
       Market valuation loss on loans and
         mortgage - backed securities sold     (95,244)       -           -
       Recoveries                              (94,584)       -      (986,434)
       Discount on loans transferred to
         held for investment                       -      (68,690)        -
                                               -------     ------     -------
       Balance at end of year                 $    -       13,314         -
                                               -------     ------     -------
                                               -------     ------     -------

    At June 30, 1997, 1996, and 1995, the Bank was servicing whole and participation mortgage loans for others aggregating approximately $195,250,000; $171,043,000; and $156,423,000, respectively. The Bank had
    $2,186,100 and $2,431,750 at June 30, 1997 and 1996, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.

    Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 1997 and 1996, as a result of the adoption of Statement of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, and No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, were as follows:

                                           1997            1996
                                           ----            ----

       Beginning balance                $ 241,000           -
       Originated                         378,000        241,000
       Amortized                         (168,000)          -
                                          -------        -------
       Ending balance                     451,000        241,000
                                          -------        -------
                                          -------        -------
       Estimated fair value             $ 865,481        241,000
                                          -------        -------
                                          -------        -------

    No valuation allowance has been established for mortgage servicing rights as there has been no impairment on their rights.

(6) OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 1997 and 1996, are summarized as follows:

                                                1997           1996
                                                ----           ----

       Land and land improvements           $  207,092        520,402
       Building and building improvements    1,059,793      1,479,913
       Leasehold improvements                1,457,711      1,334,532
       Furniture and equipment               2,961,682      3,040,041
                                             ---------      ---------
                                             5,686,278      6,374,888
       Less accumulated depreciation and
         amortization                       (3,803,888)    (3,803,322)
                                             ---------      ---------
                                           $ 1,882,390      2,571,566
                                             ---------      ---------
                                             ---------      ---------


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(7) DEPOSITS

    Deposit balances at June 30, 1997 and 1996, are summarized by interest rate as follows:


                                                            1997                    1996
                                                   ------------------       ------------------
                                                     Amount        %          Amount        %
                                                     ------       --          ------       --
    NOW and money
       market accounts       Noninterest bearing  $  5,619,988    1.9%        5,528,238    2.0%
                               2.00 - 5.00%         19,963,938    6.9        19,807,255    7.3
                                                   -----------  -----       -----------  -----
                                                    25,583,926    8.8        25,335,493    9.3

    Passbook savings         3.00 - 5.00%           31,585,818   11.0        31,882,656   11.8
    Certificates of deposit  2.50 - 2.99%              456,618     .2             7,455    -
                             3.00 - 3.99                 -        -               -        -
                             4.00 - 4.99            12,352,923    4.2        23,125,606    8.5
                             5.00 - 5.99           119,613,292   41.5       124,808,178   46.1
                             6.00 - 6.99            82,592,866   28.7        46,387,193   17.1
                             7.00 - 7.99            15,906,866    5.5        19,333,358    7.1
                             8.00 - 8.99               170,361     .1           157,173    0.1
                             9.00 - 9.99                 7,004    -               7,973    -
                                                   -----------  -----       -----------  -----
                                                   231,099,930   80.2       213,826,936   78.9
                                                   -----------  -----       -----------  -----
                                                  $288,269,674  100.0%      271,045,085  100.0%
                                                   -----------  -----       -----------  -----
                                                   -----------  -----       -----------  -----
    Weighted average rate on deposits                            5.22%                    5.06%
                                                                 ----                     ----
                                                                 ----                     ----


                                                            1997                    1996
                                                   ------------------       ------------------
                                                     Amount        %          Amount        %
                                                     ------       --          ------       --
    Remaining term to maturity of
    certificates of deposit
       12 months or less                          $172,492,046   74.6%      166,412,661   77.8%
       13 to 24 months                              32,592,344   14.1        15,023,122    7.0
       25 to 36 months                              20,728,309    9.0        10,722,530    5.0
       Over 36 months                                5,287,231    2.3        21,668,623   10.2
                                                   -----------  -----       -----------  -----
                                                  $231,099,930  100.0%      213,826,936  100.0%
                                                   -----------  -----       -----------  -----
                                                   -----------  -----       -----------  -----
    Weighted average rate on certificates
       of deposit                                                5.90%                    5.76%
                                                                 ----                     ----
                                                                 ----                     ----


    Time deposits in amounts of $100,000 or more totaled $48,907,331 and $36,771,491 at June 30, 1997 and 1996, respectively.

    Interest expense on deposits is summarized as follows:

                                      1997           1996          1995
                                      ----           ----          ----

       NOW accounts             $    529,889        414,869        362,059
       Passbook accounts             867,687        865,170        910,723
       Certificates of deposit    12,559,967     13,608,780     10,189,610
                                  ----------     ----------     ----------

                                $ 13,957,543     14,888,819     11,462,392
                                  ----------     ----------     ----------
                                  ----------     ----------     ----------


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(8) ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

    Advances from the Federal Home Loan Bank of Cincinnati, with maturities and interest rates thereon at June 30, 1997 and 1996, were as follows:

           Maturity      Interest Rate        1997           1996
           --------      -------------        ----           ----

         December 1996       5.25          $   -           16,000,000
         March 1998          5.50           5,000,000       5,000,000
         March 2001          5.93           5,000,000       5,000,000
         February 2003       6.00             500,000         500,000
         February 2006       6.05             905,424         981,651
         September 1997  set daily (1)     26,000,000           -
         March 1999          6.50          10,000,000           -
                                           ----------      ----------
                                         $ 47,405,424      27,481,651
                                           ----------      ----------
                                           ----------      ----------

         Weighted average interest rate          6.39%           5.46%
                                                 ----            ----
                                                 ----            ----

         (1) The rate as of June 30, 1997 was 6.63%

    The Bank maintains two lines of credit, totaling $70,000,000, with the Federal Home Loan Bank of Cincinnati (FHLB). The $40,000,000 repurchase line matures in September 1997. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $30,000,000 cash management line matures in December 1997. Serving as collateral for such advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $71,108,136 and $41,222,000 at June 30, 1997 and 1996, respectively. In addition, stock in the FHLB is pledged for such advances.

    The Bank has the capacity to borrow up to 25 percent of its assets, upon approval of the FHLB. At June 30, 1997 and 1996, the Bank had the capacity to borrow an additional $46,000,000 and $55,000,000, respectively, in FHLB advances.

(9) NOTES PAYABLE

    Notes payable consist of the following at June 30, 1997 and 1996:

                            Maturity     Interest Rate     1997       1996
                            --------     -------------     ----       ----

        Promissory note  September 2000      9.50%    $   600,000   1,000,000
        Mortgage note    July 2000           9.00%      1,710,000   1,710,000
                                                        ---------   ---------
                                                      $ 2,310,000   2,710,000
                                                        ---------   ---------
                                                        ---------   ---------

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


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(10) FEDERAL INCOME TAXES AND RETAINED EARNINGS

    The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:


                                                 1997                          1996                          1995
                                       -------------------------     -------------------------     -------------------------
                                                        Percent                       Percent                       Percent
                                         Amount        of Pretax       Amount        of Pretax        Amount       of Pretax
                                         ------         Income         ------         Income          ------        Income
                                                        ------                        ------                        ------
    Computed expected tax             $ 1,942,671        35.0 %       1,889,836         35.0%       1,610,390         35.0%
    Decrease in tax resulting from
       Book under tax bad debt
         deduction                          -              -              -              -           (108,893)        (2.4)
       Benefit of graduated rates         (55,505)        (1.0)         (53,995)        (1.0)         (46,011)        (1.0)
       Other, net                          16,483         (0.3)        (222,466)        (4.1)        (211,486)        (4.6)
                                        ---------        -----        ---------        -----        ---------         ----
                                      $ 1,903,649        34.3%        1,613,375        29.9%        1,244,000         27.0%
                                        ---------        -----        ---------        -----        ---------         ----
                                        ---------        -----        ---------        -----        ---------         ----


    The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1997 and 1996, are:

                                                          1997          1996
                                                          ----          ----

         Deferred tax assets
         Loan loss and other reserves                  $ 883,466      815,639
         Other                                            66,170       38,954
                                                         -------      -------
              Total gross deferred tax assets            949,636      854,593
                                                         -------      -------

         Deferred tax liabilities
         Deferred loan fees                              218,165      162,162
         FHLB stock dividend                             442,226      389,759
         Unrealized gains on loan sales, net               3,140      199,325
         Originated mortgage servicing asset             153,423       81,997
         Bad debt reserves over base year reserves        55,433          -
         Other                                           115,033      131,227
                                                         -------      -------
              Total gross deferred tax liabilities       987,420      964,470
                                                         -------      -------
              Net deferred tax asset (liability)       $ (37,784)    (109,877)
                                                         -------      -------
                                                         -------      -------

    Of the deferred tax liability at June 30, 1997 and June 30, 1996, a deferred tax liability of $-0- and $79,471, respectively, is included in unrealized losses on securities available for sale.

    Under Statement 109, a valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1997 or 1996.

    Retained earnings at June 30, 1997 includes approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization,


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

    The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Large thrifts must switch to the specific charge-off method of section 166, while small thrifts, such as the Bank, must switch to the reserve method of section 585 (the method used by small commercial banks). In general, a thrift is required to recapture the amount of its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. There is an exception to the general recapture provision for small thrifts. A small thrift is required to recapture the portion of its reserves that exceeds the greater of (1) the experience method reserve computed as if the thrift had always been a small bank, or (2) the lesser of the qualifying and nonqualifying base year reserves or the contracted base year reserves. The Bank has no such excess reserves to recapture. The opening tax bad debt reserve for a small thrift for the first taxable year beginning after December 31, 1995 is the greater of the two amounts described in (1) and
    (2) above. A small thrift that switches to the section 585 experience method must make an annual addition to its reserve for bad debts. Under section 593, a thrift was not required to make a minimum addition to its reserve for any taxable year.

(11) LEASES

    Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1997:

                   Year Ending June 30,
                   --------------------
                            1998                  $ 323,430
                            1999                    268,674
                            2000                    198,614
                            2001                    192,245
                            2002                    192,245
                           Thereafter               308,213
                                                  ---------
                  Total minimum lease payments   $1,483,421
                                                  ---------
                                                  ---------

    During the years ended June 30, 1997, 1996, and 1995, rental expense is as follows:

                                      1997      1996       1995
                                      ----      ----       ----
              Net rental expense   $ 374,420   331,941    295,145
                                     -------   -------    -------
                                     -------   -------    -------

(12) COMMITMENTS AND CONTINGENCIES

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


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


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

    At June 30, 1997 and 1996, the Bank had the following commitments:

                                                         1997         1996
                                                         ----         ----

              Commitments to sell mortgage loans
              in the secondary market                $   773,000    1,169,000

              Commitments to fund variable
              mortgage loans                          29,098,000   21,945,000

              Commitments to fund fixed mortgage
              loans                                    2,103,000    2,951,000

    There are pending against the Company various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the financial position of the Company.

(13) REGULATORY CAPITAL

    Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1997, the minimum regulatory capital regulations require institutions to have tangible capital equal to 1.5 percent of adjusted total assets, a 3 percent leverage capital ratio, and an 8 percent risk-based capital ratio. At June 30, 1997, the Bank exceeded all of the aforementioned regulatory capital requirements.

    The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5 percent, a Tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. As of June 30, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    At June 30, 1997 and 1996, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):


                                                                                                      Tier-1          Total
                                                                                       Core/           Risk-          Risk-
                                                         Equity        Tangible       Leverage         Based          Based
                                                         Capital        Capital       Capital        Capital         Capital
                                                         -------       ---------      ---------      --------       -------
June 30, 1997
  GAAP capital                                        $  27,604         27,604         27,604         27,604         27,604
  General loan valuation allowances                                        -              -              -            2,598
                                                                       -------       --------       --------        -------
  Regulatory capital                                                    27,604         27,604         27,604         30,202

  Total assets                                          375,915
                                                        -------
  Adjusted total assets                                                375,915        375,915
                                                                       -------        -------
  Risk-weighted assets                                                                               284,483        284,483
                                                                                                    --------       --------
  Capital ratio                                           7.34%          7.34%          7.34%          9.70%         10.62%

  Regulatory requirement                                                 1.50%          3.00%                         8.00%

  Regulatory capital category
    Well capitalized -
     equal to or greater than                                                           5.00%          6.00%         10.00%

                                                                                                      Tier-1          Total
                                                                                       Core/           Risk-          Risk-
                                                         Equity        Tangible       Leverage         Based          Based
                                                         Capital        Capital       Capital        Capital         Capital
                                                         -------       ---------      ---------      --------       -------
June 30, 1996

  GAAP capital                                        $  24,128         24,128         24,128         24,128         24,128
  Unrealized depreciation or loss on
   securities available for sale, net                                      154            154            154            154
  General loan valuation allowances                                        -              -              -            2,228
                                                                       -------        -------       --------        -------
  Regulatory capital                                                    24,282         24,282         24,282         26,510

  Total assets                                          334,765
                                                        -------

  Adjusted total assets                                                335,022        335,022
                                                                       -------        -------
  Risk-weighted assets                                                                               232,060        232,060
                                                                                                    --------        -------
  Capital ratio                                           7.21%          7.25%          7.25%         10.46%         11.42%

  Regulatory requirement                                                 1.50%          3.00%                         8.00%

  Regulatory capital category
    Well capitalized -
     equal to or greater than                                                           5.00%          6.00%         10.00%



                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(14) STOCK OPTIONS

    The Bank offered stock options to the directors and officers of the bank in 1994 and 1996. Under the 1994 plan, 83,500 options were originally granted (prior to adjustment for stock splits and dividends), which are exercisable for a ten-year period and can be exercised at any time. In 1996, 20,200 options were granted which are exercisable for a ten-year period, with 20 percent of the options vesting each year. Options were granted at fair market value and, accordingly, no charges were reflected in the salaries and employee benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital. There were no options exercised during the year. An analysis of the stock option plans as of June 30, 1997 follows:

              Plan year                     1996            1994
              ---------                     ----            ----
              Options outstanding:
                   Total                    22,220         242,576
                   Vested                    4,444         242,576
              Exercise price              $  13.64            3.34

    Pursuant to the terms of the plans, share information and exercise prices have been adjusted to reflect the impact of stock splits and dividends subsequent to the granting dates of the options.

    In 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value method of accounting for stock options and similar equity instruments. Pursuant to SFAS No. 123, companies who elect not to adopt the fair value method of accounting for employee stock-based transactions are required to disclose in the footnotes to the financial statements pro forma net earnings and pro forma earnings per share as if the company had adopted the new method of accounting. The bank has elected not to adopt SFAS No. 123 as this new method of accounting did not have a material effect on either earnings or earnings per share. Therefore, pro forma disclosures are not presented.

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


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


                                                         June 30, 1997                 June 30, 1996
                                                   -------------------------   ---------------------------
                                                  Carrying        Estimated      Carrying      Estimated
                                                   Amount        Fair Value       Amount      Fair Value
                                                    -------      ----------      -------       -----------
Assets
 Cash and amounts due from
  depository institutions                      $  7,760,029      7,760,029      6,670,604      6,670,604
 Interest bearing deposits                          445,401        445,401        244,612        244,612
 Federal funds sold                               1,375,000      1,375,000      6,875,000      6,875,000
 Investment securities                           13,995,350     13,899,370     14,094,100     13,893,836
 Mortgage-backed securities
  Held to maturity, net                             511,530        516,579        637,022        648,170
  Available for sale, net                           -              -            7,613,365      7,613,365
 Loans receivable held for
  Long-term investment, net                     341,402,566    348,162,337    278,318,945    278,990,000
  Sale, net                                         709,604        723,890     11,203,705     11,203,705
 Stock in the Federal Home
  Loan Bank of Cincinnati                         2,762,314      2,762,314      1,880,000      1,880,000

Liabilities
 Demand deposits                                 57,169,744     56,586,613     57,218,149     51,718,000
 Time deposits                                  231,099,930    226,477,931    213,826,936    217,193,000
 Advances from the Federal
  Home Loan Bank of
  Cincinnati                                     47,405,424     47,072,000     27,481,651     27,135,000
 Notes payable                                    2,310,000      2,310,000      2,710,000      2,710,000


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

    DEMAND DEPOSITS AND TIME DEPOSITS. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-


                                                                (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


    maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities.

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

    OFF-BALANCE SHEET INSTRUMENTS. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1997 and 1996.

(16) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of the unaudited consolidated quarterly results of operations for 1997 and 1996 (in thousands of dollars, except per share data):


                                                               Quarters for the Year Ended June 30, 1997 (1)
                                                           ----------------------------------------------------
                                                            First          Second         Third          Fourth
                                                            -----          ------         -----          ------
Interest income                                            $ 7,536          7,662         7,733          8,032
Interest expense                                             4,015          4,099         4,133          4,314
                                                           -------         ------        ------          -----
         Net interest income                                 3,521          3,563         3,600          3,718

Provision for losses on loans                                 -             -               107             80
Noninterest income                                             234            295           464            343
Noninterest expense                                          3,756          2,068         2,097          2,079
                                                           -------         ------        ------          -----
Income before taxes                                             (1)         1,790         1,860          1,902
Federal income taxes                                           (10)           609           638            647
                                                           -------         ------        ------          -----
         Net income                                        $   (11)         1,181         1,222          1,255
                                                           -------         ------        ------          -----
                                                           -------         ------        ------          -----

Earnings per share (2)                                     $  0.00           0.43          0.45           0.46
                                                           -------         ------        ------          -----
                                                           -------         ------        ------          -----


---------------------------------
    (1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

    (2) After giving effect to a ten percent stock dividend, declared on July 30, 1997 and distributed on September 1, 1997.


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


                                                Quarters for the Year Ended June 30, 1996 (1)
                                          ----------------------------------------------------
                                            First         Second          Third         Fourth
                                            -----         ------          -----         ------
  Interest income                         $ 6,862          6,912          6,770          7,217
  Interest expense                          4,129          3,970          3,810          3,793
                                            -----         ------          -----         ------
         Net interest income                2,733          2,942          2,960          3,424

  Provision for losses on loans                20            374             23           -
  Noninterest income                          319            584            382            461
  Noninterest expense                       1,965          1,813          1,928          2,282
                                            -----         ------          -----         ------
  Income before taxes                       1,067          1,339          1,391          1,603
  Federal income taxes                        316            420            458            420
                                            -----         ------          -----         ------
         Net income                       $   751            919            933          1,183
                                            -----         ------          -----         ------
                                            -----         ------          -----         ------
  Earnings per share (2)                  $  0.27           0.34           0.34           0.43
                                            -----         ------          -----         ------
                                            -----         ------          -----         ------


---------------------
   (1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

   (2) After giving effect to a ten percent stock dividend, declared on July 30, 1997 and distributed on September 1, 1997.


(17) PARENT COMPANY

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

    Condensed parent company only financial information as of and for the years ended June 30, 1997 and 1996, follows:


    CONDENSED STATEMENTS OF FINANCIAL CONDITION                          1997          1996
                                                                         ----          ----
    Cash and amounts due from depository institutions              $     51,541        110,989
    Prepaid expenses and other assets                                   364,730        292,159
    Investment in subsidiaries, at equity in underlying
      value of net assets                                            26,527,063     23,136,310
                                                                     ----------     ----------
         Total assets                                              $ 26,943,334     23,539,458
                                                                     ----------     ----------
                                                                     ----------     ----------
    Notes payable                                                  $    600,000      1,000,000
    Accrued expenses and other liabilities                               69,918         65,800
                                                                     ----------     ----------
                                                                        669,918      1,065,800

    Stockholders' equity                                             26,273,416     22,473,658
                                                                     ----------     ----------
         Total liabilities and stockholders' equity               $  26,943,334     23,539,458
                                                                     ----------     ----------
                                                                     ----------     ----------



                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


CONDENSED STATEMENTS OF OPERATIONS                                   1997           1996          1995
                                                                  ----------      ---------     ---------
Income
   Mortgage banking activities                                  $  493,440        488,814          -
Expenses
   Interest expense                                                 70,136         92,513          -
   General and administrative                                      255,804        234,063          -
                                                                ----------      ---------      ---------
                                                                   325,940        326,576          -
                                                                ----------      ---------      ---------
       Income before federal income
         taxes and equity in undistributed
         net income of subsidiaries                                167,500        162,238           -

Federal income taxes                                                57,146         55,160         10,937
                                                                ----------      ---------      ---------
       Income (loss) before equity in
         undistributed net income of
         subsidiaries                                              110,354        107,078        (10,937)

Equity in undistributed net income of
   subsidiaries                                                  3,536,485      3,679,078      3,368,052
                                                                ----------      ---------      ---------
       Net income                                               $3,646,839      3,786,156      3,357,115
                                                                ----------      ---------      ---------
                                                                ----------      ---------      ---------
CONDENSED STATEMENTS OF CASH FLOWS

Operating activities
   Net income                                                   $3,646,839      3,786,156      3,357,115
   Equity in undistributed net income
     of subsidiaries                                            (3,536,839)    (3,679,078)    (3,368,052)
   Other, net                                                       50,797       (206,134)       249,257
                                                                ----------      ---------      ---------
         Net cash provided (used) by
           operating activities                                    160,797        (99,056)       238,320
                                                                ----------      ---------      ---------
Investing activities
 Acquisition of PVF Service Corp.                                   -              -            (919,649)
 Purchase of servicing portfolio from bank                          -          (2,154,535)          -
                                                                ----------      ---------      ---------

         Net cash used by investing activities                      -          (2,154,535)      (919,649)
Financing activities
   Proceeds from notes payable                                      -           1,200,000          -
   Repayment on note payable                                      (400,000)      (200,000)         -
   Proceeds from exercise of stock options                          -              25,000          -
   Cash dividend                                                    (1,349)        (1,098)      (281,427)
   Dividends received from subsidiaries                            300,000      1,154,535      1,148,899
                                                                ----------      ---------      ---------
         Net cash provided by financing
            activities                                            (101,349)     2,178,437        867,472
                                                                ----------      ---------      ---------
Net increase (decrease) in cash and cash
  equivalents                                                      (59,448)       (75,154)       186,143
Cash and cash equivalents at beginning of year                     110,989        186,143           -
                                                                ----------      ---------      ---------
Cash and cash equivalents at end of year                        $   51,541        110,989        186,143
                                                                ----------      ---------      ---------
                                                                ----------      ---------      ---------


                                                                     (Continued)

                          PVF CAPITAL CORP. AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements


(18) 401(k) SAVINGS PLAN

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


    The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 1997, 1996, and 1995 was $76,300; $68,100; and $102,100, respectively.

                                        NOTES

                            PARK VIEW FEDERAL SAVINGS BANK
                              OFFICE LOCATIONS AND HOURS




MAIN OFFICE                  LOBBY                                                       PARMA OFFICE
2618 N. Moreland Blvd.       Mon., Tue., Thurs.. . . . . . 9:00 a.m. - 4:30 p.m.         7448 Ridge Road
Cleveland, Ohio 44120        Fri.. . . . . . . . . . . . . 9:00 a.m. - 5:00 p.m.         Parma, Ohio 44129
(216) 991-9600               Sat.. . . . . . . . . . . . . 9:00 a.m. - 1:00 p.m.         (440) 845-5300

                                              Closed Wednesday

                             DRIVE-UP WINDOW
                             Mon., Tue., Thurs., Fri . . . 9:00 a.m. - 5:00 p.m.
                             Sat.. . . . . . . . . . . . . 9:00 a.m. - 1:00 p.m.



LA PLACE OFFICE              LOBBY                                                       LAKEWOOD-CLEVELAND OFFICE
2111 Richmond Road           Mon., Tue., Thurs.. . . . . . 9:00 a.m. - 4:30 p.m.         11010 Clifton Blvd.
Beachwood, Ohio 44122        Fri.. . . . . . . . . . . . . 9:00 a.m. - 5:30 p.m.         Cleveland, Ohio 44102
(216) 831-6373               Sat.. . . . . . . . . . . . . 9:00 a.m. - 1:00 p.m.         (216) 631-8900

                                              Closed Wednesday

                             DRIVE-UP WINDOW
                             Mon., Tue., Thurs.. . . . . . 9:00 a.m. - 5:00 p.m.
                             Fri.. . . . . . . . . . . . . 9:00 a.m. - 6:00 p.m.
                             Sat.. . . . . . . . . . . . . 9:00 a.m. - 1:00 p.m.



BAINBRIDGE OFFICE            LOBBY                                                       MACEDONIA OFFICE
8500 Washington Street       Mon., Tue., Wed., Thurs.. . . 9:00 a.m. - 4:30 p.m.         497 East Aurora Road
Chagrin Falls, Ohio 44023    Fri.. . . . . . . . . . . . . 9:00 a.m. - 5:30 p.m.         Macedonia, Ohio 44056
(440) 543-8889               Sat.. . . . . . . . . . . . . 9:00 a.m. - 1:00 p.m.         (330) 468-0055

                             DRIVE-UP WINDOW
BEDFORD HEIGHTS OFFICE       Mon., Tue., Wed., Thurs.. . . 9:00 a.m. - 5:00 p.m.         MAYFIELD HEIGHTS OFFICE
25350 Rockside Road          Fri.. . . . . . . . . . . . . 9:00 a.m. - 6:00 p.m.         1456 SOM Center Road
Bedford Hts., Ohio 44146     Sat.. . . . . . . . . . . . . 9:00 a.m. - 1:00 p.m.         Mayfield Hts., Ohio 44124
(440) 439-2200                                                                           (440) 449-8597

                                                 MENTOR OFFICE
                                               6990 Heisley Road
                                               Mentor, Ohio 44060
                                                (440) 944-0276


                                                                                          ADMINISTRATIVE OFFICER
                                                                                           25350 Rockside Road
   OPENING IN 1998                                                                       Bedford Hts., Ohio 44146
   CHARDON OFFICE                                                                             (440) 439-6790
  400 Water Street                                                                            Monday - Friday
 Chardon, Ohio 44024                                                                       9:00 a.m. - 5:00 p.m.

PVF CAPITAL CORP.

BOARD OF DIRECTORS

James W. Male
Chairman of the Board

John R. Male
President and Chief Executive Officer

Robert K. Healey
Retired

Stanley T. Jaros
Partner
Moriarty & Jaros, P.L.L.

Creighton E. Miller
Partner
Miller, Stillman & Bartel

Stuart D. Neidus
Executive Vice President and Chief Financial Officer
ESSEF Corporation

Robert F. Urban
Retired

EXECUTIVE OFFICERS

James W. Male
Chairman of the Board

John R. Male
President and Chief Executive Officer

C. Keith Swaney
Vice President and Treasurer

Jeffrey N. Male
Vice President and Corporate Secretary



PARK VIEW FEDERAL SAVINGS BANK

EXECUTIVE OFFICERS

John R. Male
President and Chief Executive Officer

C. Keith Swaney
Executive Vice President and Chief Financial Officer

Jeffrey N. Male
Senior Vice President

Carol S. Porter
Corporate Secretary

Edward B. Debevec
Treasurer

OTHER OFFICERS

Anne M. Johnson
Vice President

Adeline Novak
Vice President

Robert J. Papa
Vice President

John E. Schimmelmann
Vice President

Robert D. Toth
Vice President

GENERAL INFORMATION

INDEPENDENT CERTIFIED ACCOUNTANTS
KPMG Peat Marwick LLP
1500 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114

GENERAL COUNSEL
Moriarty & Jaros, P.L.L.
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
Fifth Third Bank
Fifth Third Center
38 Fountain Square
Cincinnati, Ohio 45263

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

ANNUAL MEETING
The 1997 Annual Meeting of Stockholders will be held on October 20, 1997 at 10:00 a.m. at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 2618 N. Moreland Boulevard, Cleveland, Ohio 44120.

                                        [LOGO]

           2618 North Moreland Blvd., Cleveland, Ohio 44120, (216) 991-9600