Form 10-K, Exhibit 13
period 1998-06-30
PVF CAPITAL CORP
filed 1998-09-23
CIK 928592

                                       PVF
                                  -------------
                                  CAPITAL CORP.
                                  -------------



                                 ANNUAL REPORT
                                 JUNE 30, 1998

                                Table of Contents

Letter to Shareholders................................................1

Special Shareholder Information.......................................3

Selected Consolidated Financial and Other Data........................4

Management's Discussion and Analysis of
Financial Condition and Results of Operations.........................6

Independent Auditors' Report.........................................15

                               To Our Shareholders


         Fiscal 1998 was another successful year for PVF Capital Corp. We exceeded our financial goals and objectives and feel much progress was made in bringing a higher level of service to our customers, shareholders, and the communities we serve. We are most proud and gratified by the many favorable responses received from our customers regarding the quality of service provided by our staff.

         In the fiscal year ended June 30, 1998, net income was a record $4.9 million, or $1.20 per share diluted, up 34.8% from fiscal 1997. Return on equity reached 17.11% and return on assets was 1.23%, both returns among the best as compared to all other Ohio publicly-traded thrifts. These results reflect the success of our basic strategy of functioning as a niche lender, providing our customers a wide range of lending products, collateralized by real estate, that may not be available to them at larger banks.

         For the fiscal year ended June 30, 1998, assets increased by $62 million to $433 million, deposits grew $56 million to $344 million, and stockholders' equity increased $4.9 million to $32 million. Additionally, we originated in excess of $250 million in new loans.

         In January 1998, Park View Federal Savings Bank opened a full-service branch office in the rapidly growing city of Chardon, Ohio in Geauga County. In less than six months, the office has grown to just over $24 million in deposits and originated an impressive number of loans in the local market area. This opening brings the number of full-service branch office locations to ten. Information on the location of each branch office and their hours of service is provided at the end of this report.

         In March 1998, PVF Service Corporation, a subsidiary of PVF Capital Corp., entered into an option agreement with Cameratta Properties Limited for the purchase of its 250-acre parcel of land in Solon, Ohio for $5 million. The option agreement provides for the payment of a $500,000 non-refundable deposit that requires the buyer to purchase the property within one year or forfeit the deposit. Completion of the purchase is dependent upon obtaining voter approval for the planned development project from the residents of the city of Solon. The project has the full support of the Solon City Council and will appear on the November 1998 ballot. If the purchase is completed as provided in the contract, an after-tax gain of approximately $2.5 million is expected to be earned in fiscal 1999.

         We want to assure you that PVF Capital Corp. has addressed the Year 2000 issue. This issue centers on the inability of today's computer hardware and software, if left unaltered, to recognize the Year 2000. A project team has been assembled and a formal plan of action was developed to take all steps possible to prepare for potential Year 2000 problems.

         We have included Special Shareholder Information on the opposite page that clearly demonstrates the performance of your stock since it became publicly traded. As we continue to expand and grow, we pledge our continued efforts to provide the best personal service to our customers, community, and shareholders.

         Finally, we invite all shareholders to attend the Annual Meeting of PVF Capital Corp. on Monday, October 19, 1998, at 10:00 a.m., at the Cleveland Marriott East in Beachwood, Ohio. As we continue to grow, we look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.

                                   Sincerely,


                                   /s/ John R. Male

                                   John R. Male
                                   President

                         SPECIAL SHAREHOLDER INFORMATION


         The performance of PVF Capital Corp. was recognized by The Cleveland Plain Dealer in its annual published listing of the 100 Top Performing Public Companies in the State of Ohio. The Board of Directors and management are proud to inform our shareholders that the Company has made this select listing for the third consecutive year.

         The success and profitability of the Company has resulted in an annualized return of approximately 43% to an original investor in the stock. For every 100 shares of stock purchased at $10.00 per share or $1,000.00 at the time of our initial public offering, the purchaser would own 447 shares of stock with a per share market value of $16.33 for a total market value of $7,300.00 at June 30, 1998. The following illustration summarizes the lifetime growth in value of PVF Capital Corp. stock and offers a comparison to all NASDAQ Banks.

                    LIFETIME GROWTH IN MARKET VALUE OF $100

                             30       30        30        30        30        30        30
                             Dec     June       June     June      June      June      June
                            1992     1993      1994      1995      1996      1997      1998
  PVF Capital Corp.       $100.00   $144.84   $164.57   $218.39   $330.49   $492.38   $732.29
  NASDAQ Banks            $100.00   $106.93   $121.61   $137.35   $178.77   $279.47   $387.09

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


FINANCIAL CONDITION DATA:

                                                                                       At June 30,
                                                                -----------------------------------------------------------
                                                                1998         1997         1996           1995        1994
                                                                -----------------------------------------------------------
(in thousands)

Total assets..............................................     $433,279     $373,081     $331,634     $315,432     $238,245
Loans receivable and mortgage-backed
  securities held for investment, net.....................      371,949      341,914      278,956      250,244      206,674
Loans receivable held for sale and
  mortgage-backed securities available for sale, net......        1,645          710       18,817        4,451        3,954
Cash equivalents and securities...........................       51,017       23,576       27,884       53,812       22,226
Deposits..................................................      344,229      288,270      271,045      272,290      197,042
FHLB advances and notes payable...........................       47,384       49,715       30,191       16,800       18,160
Stockholders' equity......................................       31,209       26,273       22,474       18,818       15,742

Number of:
   Real estate loans outstanding..........................        2,676        2,648        2,527        2,512        2,259
   Savings accounts.......................................       25,122       23,190       23,259       24,007       19,007
   Offices ...............................................           10            9            9            9            7

OPERATING DATA:

                                                                                  Year Ended June 30,
                                                               -------------------------------------------------------------
                                                                1998         1997         1996           1995        1994
                                                               -------------------------------------------------------------
(in thousands except for earnings per share)

Interest income...........................................     $ 34,365     $ 30,963     $ 27,761     $ 22,941     $ 17,050
Interest expense..........................................       19,558       16,561       15,703       12,261        8,113
                                                              ---------     --------    ---------    ---------     --------
Net interest income
  before provision for loan losses........................       14,807       14,402       12,058       10,680        8,937
Provision for loan losses.................................          246          187          417          416            0
                                                            -----------     --------  -----------  -----------  -----------
Net interest income
  after provision for loan losses.........................       14,561       14,215       11,641       10,264        8,937
Non-interest income.......................................        1,597        1,336        1,747        1,514        1,703
Non-interest expense......................................        8,851       10,000        7,989        7,177        6,295
                                                             ----------     --------   ----------   ----------    ---------
Income before federal income tax expense and
  cumulative effect of a change in accounting principle...        7,307        5,551        5,399        4,601        4,345
Federal income taxes......................................        2,379        1,904        1,613        1,244        1,215
Cumulative effect of a change
  in accounting principle.................................            0            0            0            0          755
                                                             ----------     --------   ----------   ----------    ---------
Net income................................................     $  4,928     $  3,647     $  3,786     $  3,357     $  3,885
                                                               ========     ========     ========     ========     ========

Basic earnings per share..................................    $    1.25    $    0.95    $    0.99    $    0.88    $    1.00
                                                              =========    =========    =========    =========    =========
Diluted earnings per share................................    $    1.20    $    0.89    $    0.93    $    0.83    $    0.95
                                                              =========    =========    =========    =========    =========

OTHER DATA:

                                                                           At or For the Year Ended June 30,
                                                                -------------------------------------------------------------
                                                                1998         1997         1996           1995         1994
                                                                -------------------------------------------------------------
(in thousands)
Interest rate spread information:
    Average during year...................................        3.38%        3.84%        3.45%        3.67%        4.04%
    Average end of year...................................        3.05%        3.90%        3.51%        3.84%        4.25%
Net interest margin.......................................        3.78%        4.22%        3.90%        4.00%        4.30%
Average interest-earning assets to
  average interest-bearing liabilities....................      107.93%      107.93%      108.83%      107.08%      106.64%
Non-accruing loans (> 90 days) and
  repossessed assets to total assets......................        0.76%        1.11%        0.73%        1.14%        1.45%

Stockholders' equity to total assets......................        7.20%        7.04%        6.78%        5.97%        6.61%

Return on average assets..................................        1.23%        1.04%        1.19%        1.23%        1.78%

Return on average equity .................................       17.11%       15.19%       18.43%       19.61%       27.53%

Ratio of average equity to
  average assets..........................................        7.18%        6.84%        6.47%        6.26%        6.46%
Ratio of tangible capital to
  adjusted total assets...................................        7.21%        7.34%        7.25%        6.10%        6.37%
Ratio of core capital to
  adjusted total assets...................................        7.21%        7.34%        7.25%        6.10%        6.37%
Ratio of total capital to
  risk-weighted assets....................................       10.93%       10.62%       11.42%       10.77%       10.37%
Dividend payout ratio.....................................        0.00%    0.00%            0.00%    8.37%         0.00%

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and PVF Service Corporation, a wholly-owned real estate subsidiary. Park View Federal has ten offices located in Cleveland and surrounding communities, including three recently opened branches in Chardon, Bainbridge, and Macedonia. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans and commercial real estate and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including home equity line of credit loans secured by single-family residential properties and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

FORWARD-LOOKING STATEMENTS

When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OVERVIEW OF FINANCIAL CONDITION
AT JUNE 30, 1998, 1997, AND 1996

PVF had total assets of $433.3 million, $373.1 million, and $331.6 million at June 30, 1998, 1997, and 1996, respectively. The primary source of the Bank's increase in total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $373.6 million, $342.6 million, and $297.8 million at June 30, 1998, 1997, and 1996, respectively. The increase of $31.0 million in net loans and mortgage-backed securities at June 30, 1998 resulted primarily from increases in one-to-four family residential loans, commercial real estate loans, and one-to-four family residential construction loans of $13.3 million, $9.6 million, and $6.2 million, respectively. The Bank's current loans-to-one-borrower limitation was approximately $4.0 million at June 30, 1998. In addition, securities totaled $27.8 million, $14.0 million, and $14.1 million at the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The increase of $31.0 million in net loans and mortgage-backed securities, $13.8 million in securities, and $13.6 million in cash and cash equivalents at June 30, 1998 were funded by growth of $55.9 million in deposits.

The securities portfolio has been and will continue to be used primarily to meet the regulatory liquidity requirements of the Bank in its deposit taking and lending activities. The Bank has adopted a policy that permits investment only in U.S. government and agency securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less that qualify as regulatory liquidity, federal funds sold, and deposits at the Federal Home Loan Bank ("FHLB") of Cincinnati. Approximately $25.7 million, or 53.1% of the securities portfolio, has a repricing period of one year or less, and the Bank has no plans to change the short-term nature of its securities portfolio.

The Bank's deposits totaled $344.2 million, $288.3 million, and $271.0 million at June 30, 1998, 1997, and 1996, respectively. Advances from the FHLB of Cincinnati amounted to $46.3 million, $47.4 million, and $27.5 million at June 30, 1998, 1997, and 1996, respectively. The opening of a new branch office along with management's decision to aggressively compete with market savings rates resulted in an increase in savings deposits of $55.9 million for the fiscal year ended June 30, 1998.

CAPITAL

PVF's stockholders' equity totaled $31.2 million, $26.3 million, and $22.5 million at the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The increases were the result of the retention of net earnings.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 1998, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                        Park View               Requirement for
                          Federal  Percent of   Well-Capitalized
(in thousands)            Capital   Assets (1)    Institution
                         ----------------------------------------
GAAP capital             $ 31,727     7.21%           N/A
Tangible capital         $ 31,727     7.21%           N/A
Core capital             $ 31,727     7.21%          5.00%
Tier 1 risk-based capital$ 31,727    10.11%          6.00%
Risk-based capital       $ 34,324    10.93%         10.00%

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS

The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A 10% stock dividend was issued in August 1995, a three-for-two stock split effected in the form of a dividend was issued in August 1996, a 10% stock dividend was issued in September 1997, and a three-for-two stock split effected in the form of a dividend was issued in August 1998. As adjusted to reflect all stock dividends and all stock splits, the Company had 3,990,808 shares of common stock outstanding and approximately 318 holders of record of the common stock at August 31, 1998. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

The following table sets forth certain information as to the range of the high and low bid prices for the Bank's common stock for the calendar quarters indicated.(1)

                          Fiscal 1998         Fiscal 1997
                      -------------------------------------
                      High Bid  Low Bid    High Bid Low Bid
                      -------------------------------------
Fourth Quarter        $ 18.83   $ 15.92    $ 10.99 $ 10.15
Third Quarter           16.00     12.67      10.15    9.09
Second Quarter          13.83     12.67       9.24    8.79
First Quarter           14.33     12.08       8.79    7.27

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends and stock splits.



LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. The Company's primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans and mortgage-backed securities, and proceeds from maturing securities and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing securities are relatively stable sources of funds, deposit flows and loan prepayments are greatly influenced by prevailing interest rates, economic conditions, and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 1998, the Bank had commitments to originate loans totaling $27.6 million and had $44.6 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the twelve months following June 30, 1998 totaled $211.6 million. Management believes that a significant portion of the amounts maturing during fiscal 1999 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal is required by current OTS regulations to maintain specified liquid assets of at least 4% of its net withdrawable accounts plus short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments with original maturities equal to or less than three months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing, and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations. Park View Federal's daily liquidity ratio at June 30, 1998 was 13.4%, and its short-term liquidity ratio was significantly above regulatory requirements.

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

Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate

                      PROFILE OF INTEREST SENSITIVE ASSETS

(3.0%) Fixed-rate other mortgage loans
(5.8%) Fixed-rate single-family mortgage loans
(36.1%) Adjustable-rate other mortgage loans
(42.1%) Adjustable-rate single-family mortgage loans
(4.8%) Overnight Fed Funds
(0.7%) Adjustable-rate mortgage-backed securities
(6.6%) Investment securities 60 months or less
(0.9%) Consumer loans

                    PROFILE OF INTEREST SENSITIVE LIABILITIES

(54.9%) CD's 12 months or less
(3.5%)  CD's 25 to 36 months
(13.6%) CD's 13 to 24 months
(1.0%)  CD's over 36 months
(0.3%)  Notes Payable 12 months or less
(8.1%)  FHLB Advances over 36 months
(1.3%)  FHLB Advances 13 to 36 months
(2.6%)  FHLB Advances 12 months or less
(8.3%)  Passbook accounts
(6.4%)  Transaction accounts


risk policy which establishes maximum decreases in the NPV of 5% and 10% in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 1998. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

      (in thousands)

    Change in    Market Value of     Dollar     Percentage
 Interest Rates  Portfolio Equity    Change       Change
 --------------  ----------------    ------       ------
       +200        $  44,137        $  (624)       (2)%
       +100           44,997            186         0
          0           44,811
       -100           44,146           (665)       (1)
       -200           43,190         (1,621)       (4)

The above table indicates that at June 30, 1998, in the event of either an immediate and sustained increase or decrease in prevailing market interest rates, the Bank's NPV would not be materially impacted, but would be expected to decrease slightly. This is the case, because of the current flatness of the yield curve along with the borrowers' and/or lenders' ability to prepay or extend the terms of loans, investments, deposits, and borrowings. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 1998, the Bank's estimated changes in NPV were within the targets established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended June 30, 1998, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

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

In addition, the Bank uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings. The following table summarizes the Company's interest rate sensitivity gap analysis at June 30, 1998.


                                                                   Within        1-3         3-5    greater than
(in thousands)                                                     1 Year       Years       Years     5  Years       Total
--------------------------------------------------------------------------------------------------------------------------
Total interest-rate-sensitive assets.........................     $206,003    $101,571    $ 76,146    $ 38,443    $422,163
Total interest-rate-sensitive liabilities....................      221,560     106,027      14,956      42,808     385,351
Periodic GAP.................................................      (15,557)     (4,456)     61,190      (4,365)     36,812
Cumulative GAP...............................................      (15,557)    (20,013)     41,177      36,812
Ratio of cumulative GAP to total assets......................       (4.0)%      (5.0)%       9.1%        8.5%

                              RESULTS OF OPERATIONS

GENERAL

PVF Capital Corp.'s net income for the fiscal year ended June 30, 1998 was $4.9 million, or $1.25 basic earnings per share and $1.20 diluted earnings per share, as compared to $3.6 million, or $0.95 basic earnings per share and $0.89 diluted earnings per share for fiscal 1997, and $3.8 million, or $0.99 basic earnings per share and $0.93 diluted earnings per share for fiscal 1996. All per share amounts have been adjusted for stock dividends and stock splits.

Net income for the current year increased by $1.3 million from the prior fiscal year and exceeded net income for fiscal 1996 by $1.1 million. In the first quarter of fiscal 1997, the Bank recorded a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") that required SAIF-insured savings institutions to pay 65.7 cents for every $100 of deposits. This assessment was charged against earnings in fiscal 1997 and had an after-tax impact of $1.1 million.

NET INTEREST INCOME

Net interest income amounted to $14.8 million for the fiscal year ended June 30, 1998, as compared to $14.4 million and $12.1 million for the fiscal years ended June 30, 1997 and 1996, respectively. The increase in net interest income of $0.4 million and $2.3 million from the fiscal year ended June 30, 1997 to 1998 and from the fiscal year ended June 30, 1996 to 1997, respectively, is due to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to change in the Bank's net interest income.

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

This table also presents information for the periods indicated and at June 30, 1998 with respect to the difference between the weighted-average yield earned on interest-earning assets and weighted-average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of net interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.

Table 1

                                                         AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                            FOR THE YEAR ENDED JUNE 30,
                                                         1998                      1997                     1996
                                               ------------------------------------------------------------------------------------
                                               Average               Yield/  Average              Yield/   Average           Yield/
(in thousands)                                 Balance    Interest   Cost    Balance    Interest   Cost    Balance  Interest  Cost
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans...................................      $361,308  $ 32,500  9.00%    $317,453  $ 29,419    9.27%   $272,768 $ 25,572  9.38%
  Mortgage-backed securities..............         2,439       155   6.36       3,832       285    7.44       3,961      269  6.79
  Securities and other interest-earning assets    27,918     1,710   6.13      19,706     1,259    6.39      32,732    1,920  5.87
                                                --------  --------           --------  --------            -------- --------
       Total interest-earning assets......       391,665    34,365   8.77     340,991    30,963    9.08     309,461   27,761  8.97
                                                          --------                     --------                     --------
  Non-interest-earning assets.............         9,291                        9,773                         7,775
                                                --------                     --------                      --------
       Total assets.......................      $400,956                     $350,764                      $317,236
                                                ========                     ========                      ========

Interest-bearing liabilities:
  Deposits................................      $321,039  $ 17,062  5.31     $272,341  $ 13,957    5.12    $270,975 $ 14,889  5.49
  FHLB advances...........................        40,240     2,351  5.84       41,083     2,367    5.76      10,638      546  5.13
                                                --------  --------  ----     --------  --------    ----    -------- --------  ----
  Notes payable...........................         1,604       145  9.04        2,510       237    9.44       2,746      268  9.80
       Total interest-bearing liabilities.       362,883    19,558  5.39      315,934    16,561    5.24     284,359   15,703  5.52
                                                          --------  ----               --------    ----             --------  ----
  Non-interest-bearing liabilities........         9,267                       10,825                        12,337
                                                --------                     --------                      --------
       Total liabilities .................       372,150                      326,759                       296,696

Stockholders' equity......................        28,806                       24,005                        20,540
                                                --------                     --------                      --------
       Total liabilities and stockholders'
         equity                                 $400,956                     $350,764                      $317,236

Net interest income.......................                $ 14,807                     $ 14,402                     $ 12,058
                                                          ========                     ========                     ========

Interest rate spread......................                          3.38%                          3.84%                      3.45%
                                                                    ====                           ====                       ====
Net yield on interest-earning assets......                          3.78%                          4.22%                      3.90%
                                                                    ====                           ====                       ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities.       107.93%                    107.93%                   108.83%
                                                 ======                     ======                    ======

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

As is evidenced by these tables, interest rate changes unfavorably affected the Bank's net interest income for the fiscal year ended June 30, 1998, while favorably affecting the Bank's net interest income for the fiscal year ended June 30, 1997. Due to the long-term nature of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with decreasing interest rates and a relatively flat yield curve during much of the fiscal year ended June 30, 1998, the Bank experienced a decrease of 46 basis points in its interest rate spread to 3.38% for fiscal 1998 from 3.84% for fiscal 1997, while during fiscal 1997 its interest rate spread increased 39 basis points from 3.45% for fiscal 1996. These changes in average interest rate spread resulted in a decrease in net interest income for the year ended June 30, 1998 of $1.5 million due to interest rate changes and an increase of $845,000 for the year ended June 30, 1997.

Net interest income was favorably affected by volume changes during the two years ended June 30, 1998 and 1997. Accordingly, net interest income grew by $2.1 million and $1.8 million due to volume changes for the fiscal years ended June 30, 1998 and 1997, respectively. Changes attributable to both rate and volume impacted net interest income negatively during the fiscal years ended June 30, 1998 and June 30, 1997.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.








      Table 2                                                           YEAR ENDED JUNE 30,
                                           --------------------------------------------------------------------------------
                                             1998            vs.           1997        1997         vs.              1996
                                           --------------------------------------------------------------------------------
                                                     Increase (Decrease)                       Increase (Decrease)
                                                             Due to                                   Due to
                                           --------------------------------------    -------------------------------------
                                                                  Rate/                                    Rate/
      (in thousands)                        Volume      Rate     Volume     Total      Volume    Rate     Volume   Total
                                            -------------------------------------    -------------------------------------
      Interest income:
        Loans...........................    $ 4,064  $   (864)   $ (119)  $ 3,081     $ 4,190  $   (295) $   (48)  $ 3,847
        Mortgage-backed securities......       (104)      (41)       15      (130)         (9)       26       (1)       16
        Securities and other
          interest-earning assets.......        525       (52)      (22)      451        (764)      170      (67)     (661)
                                          ---------  ---------  -------- --------   ---------   -------  -------  --------
            Total interest-earning assets               4,485      (957)     (126)      3,402     3,417      (99)     (116)
                                                     ----------------------------------------------------------- ---------
  3,202
      Interest expense:
        Deposits........................      2,496       517        92     3,105          75    (1,001)      (5)     (931)
        FHLB advances...................        (49)       34        (1)      (16)      1,561        67      193     1,821
        Other borrowings................        (86)      (10)        4       (92)        (23)      (10)        1      (32)
                                         ------------------------------ ---------- ---------- --------- ------------------
            Total interest-bearing
              liabilities...............      2,361       541        95     2,997       1,613      (944)     189       858
                                           -------------------------------------------------- --------- -------- ---------
      Net interest income...............    $ 2,124   $(1,498)   $ (221) $    405     $ 1,804  $    845   $ (305)  $ 2,344
                                            =======   =======    ======  ========     =======  ========   ======   =======


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

The Company uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio, as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Company, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions.

During 1998, the Company experienced growth in the loan portfolio of $28.5 million, or 8.3%, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans decreased from $4.1 million to $3.3 million, while allowance related to impaired loans increased from $69,000 to $196,000. The decrease in the level of impaired loans caused the percentage of impaired loans to allowance for loan losses to increase from 65% to 82%. Net charge-offs increased from $77,000 in 1997 to $234,000 in 1998. Therefore, taking into consideration the growth of the portfolio, the lower level of impaired loans, as well as the higher level of net charge-offs and the overall performance of the portfolio, the Company provided $246,000 of additional provision to maintain the allowance at a level deemed appropriate of $2.7 million.

During 1997, the Company experienced growth in the loan portfolio of $52.6 million, or 18.2%, while maintaining the composition of the loan portfolio. Although the level of impaired loans increased from $2.4 million to $4.1 million, the allowance related to impaired loans decreased from $394,000 to $69,000 due to the adequate underlying value of impaired loans. Therefore, despite the fact that the level of impaired loans increased, causing the percentage of impaired loans to allowance for loan losses to decrease from 109% to 65%, this did not result in a need to increase the allowance significantly. Net charge-offs also decreased from $254,000 in 1996 to $77,000 in 1997. Therefore, taking into consideration the growth of the portfolio, as well as the low level of net charge-offs and the overall performance of the portfolio, the Company provided $187,000 of additional provision to maintain the allowance at a level deemed appropriate of $2.7 million.

NON-INTEREST INCOME

Non-interest income amounted to $1.6 million, $1.3 million, and $1.7 million for the fiscal years ended June 30, 1998, 1997, and 1996 respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities and fee income on deposit accounts. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $869,000, $663,000, and $925,000 for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The increase in income from mortgage banking activities of $206,000 from the fiscal year ended June 30, 1997 to 1998 is primarily due to an increase in net profit realized on the sale of loans and mortgage-backed securities. Other non-interest income amounted to $727,000, $673,000, and $822,000 for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. Changes in other non-interest income are the result of service and other miscellaneous fee income, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE

Non-interest expense amounted to $8.9 million, $10.0 million, and $8.0 million for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $4.5 million, $4.4 million, and $4.1 million for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The increase in compensation for the fiscal years ended June 30, 1998 and 1997 is due primarily to growth in the staff, the opening of a new branch in fiscal 1998, employee 401K benefits, a compensation incentive plan for both management and loan originators, and inflationary salary and wage adjustments to employees. Office occupancy totaled $1.6 million, $1.6 million, and $1.4 million for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The increased occupancy expense is attributable to maintenance and repairs to office buildings, and costs attributable to opening and operating additional branch offices. Other non-interest expense totaled $2.7 million, $4.0 million, and $2.4 million for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. The increase in other non-interest expense of $1.6 million from the fiscal year ended June 30, 1996 to 1997 is attributable to the previously mentioned SAIF assessment. Changes in other non-interest expense are the result of advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense.

FEDERAL INCOME TAXES

The Bank's federal income tax expense was $2.4 million, $1.9 million, and $1.6 million for the fiscal years ended June 30, 1998, 1997, and 1996, respectively. Due to the availability of tax credits for the fiscal year ended June 30, 1998 and statutory bad debt deductions for the fiscal year ended June 30, 1996, and other miscellaneous deductions, the Bank's effective federal income tax rate was below the expected tax rate of 35% with an effective rate of 33%, 34%, and 30% for the fiscal years ended June 30, 1998, 1997, and 1996, respectively.

YEAR 2000

Park View Federal realizes the challenges of the Year 2000 issue. In compliance with regulatory guidelines, a project team was assembled to review the effects the century change has on current systems and to assess the potential risks that it presents. A formal plan of action was developed to address and correct this issue and has been approved by the Bank's Board of Directors with the full support of senior management. An inventory of internal systems, both computer and non-computer related, was completed in this process. Relationships with third-party vendors were also analyzed. Potential weaknesses were then documented and prioritized as to their effect on critical business functions. Our major software supplier has dedicated tremendous resources to help in addressing this issue. They recently released the remediated version of the system that has undergone extensive beta testing. All user departments are involved in the testing process in-house to assure validation of the changes. Our software supplier has advised us that this testing is expected to reveal any potential problems well in advance of the impending deadline. At the same time, testing will take place of those external relationships with which the Bank exchanges information. Additional testing is also expected to take place on all other mission-critical information systems. It is believed that this readiness will increase the likelihood of uninterrupted operation of Bank functions.

In addressing this issue, the Bank has used its current internal staffing with little reliance on outside resources. Major vendors have provided remediated software at no expense to the Bank. No major system had to be replaced and none is expected to be replaced in the coming years. As a result, expenses were approximately $5,000 for fiscal year 1997 with expenditures for fiscal year 1998 estimated at $20,000. These expenditures are in the areas of customer awareness and additional software tools for testing.

Rapid and accurate data processing is essential to Company operations. If testing reveals that any system critical to continued business operation should fail, all internal and external resources available will be directed toward correcting these systems. System delays, mistakes, or failures could have an adverse impact on the Company. We are currently under contract with an external consulting service should a system failure occur. End-user contingencies are also being developed. It is expected that these plans will be in place during the fourth quarter of 1998.

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

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires public business enterprises to additionally report items that affect comprehensive income but not net income. Examples of these items relevant to the Company include unrealized gains and losses on securities available for sale. At this time, the Company does not have other comprehensive income to be reported.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain information about operating segments. Also required is certain information about products and services, geographic areas in which an enterprise operates, and any major customers. SFAS No. 131 is effective for years beginning after December 15, 1997. Management does not expect the implementation of SFAS No. 131 to have a material impact on the Company's consolidated financial position or results of operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. This statement requires entities to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the use of the derivative and the type of risk being hedged. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Earlier adoption, however, is permitted. At the present time, the Bank has not fully analyzed the effect or timing of the adoption of SFAS No. 133 on the Bank's consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
PVF Capital Corp. and Subsidiaries
Cleveland, Ohio:

We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. and subsidiaries (Company) as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.



/s/ KPMG PEAT MARWICK LLP


Cleveland, Ohio
July 16, 1998
                                       15

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 1998 and 1997



                              Assets                                    1998               1997
                              ------                                    ----               ----
Cash and amounts due from depository institutions                   $  2,447,631      7,760,029
Interest bearing deposits                                                394,331        445,401
Federal funds sold                                                    20,375,000      1,375,000
                                                                    ------------   ------------

Cash and cash equivalents                                             23,216,962      9,580,430

Securities held to maturity (fair values of
   $27,767,525 and $13,899,370, respectively)                         27,800,000     13,995,350
Mortgage-backed securities held to maturity, net (market
   values of $2,965,247 and $516,579, respectively)                    2,950,856        511,530
 Loans receivable held for long-term investment, net of allowance
   for loan losses of $2,686,521 and $2,674,537, respectively        368,998,087    341,402,566
Loans receivable held for sale, net                                    1,644,735        709,604
Office properties and equipment, net                                   2,313,546      1,882,390
Real estate in development                                               938,071        909,758
Real estate owned                                                        699,236           --
Investment required by law
   Stock in the Federal Home Loan Bank of Cincinnati                   3,507,564      2,762,314
Prepaid expenses and other assets                                      1,210,099      1,327,358
                                                                    ------------   ------------

                  Total assets                                      $433,279,156    373,081,300
                                                                    ============   ============

               Liabilities and Stockholders' Equity
               ------------------------------------
Liabilities
   Deposits                                                         $344,228,729    288,269,674
   Advances from the Federal Home Loan Bank of Cincinnati             46,324,456     47,405,424
   Notes payable                                                       1,060,000      2,310,000
   Advances from borrowers for taxes and insurance                     4,931,114      4,511,595
   Accrued expenses and other liabilities                              5,526,147      4,311,191
                                                                    ------------   ------------

                  Total liabilities                                  402,070,446    346,807,884

Commitments                                                                 --             --

Stockholders' equity
   Serial preferred stock, $.01 par value, 1,000,000 shares
     authorized; none issued                                                --             --
   Common stock, $.01 par value, 5,000,000 shares authorized;
     3,990,808 and 3,485,007 shares issued and outstanding,
     respectively                                                         39,908         25,556
   Additional paid-in capital                                         14,517,452     14,522,275
   Retained earnings (substantially restricted)                       16,651,350     11,725,585
                                                                    ------------   ------------

                  Total stockholders' equity                          31,208,710     26,273,416

                  Total liabilities and stockholders' equity        $433,279,156    373,081,300
                                                                    ============   ============


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                    Years ended June 30, 1998, 1997, and 1996



                                                                    1998            1997             1996
                                                                    ----            ----             ----

Interest income
   Loans                                                         $32,499,826    29,418,869     25,572,082
   Mortgage-backed securities                                        155,446       285,246        268,604
   Cash and securities                                             1,709,951     1,258,732      1,920,620
                                                                 -----------   -----------    -----------

           Total interest income                                  34,365,223    30,962,847     27,761,306

Interest expense
   Deposits                                                       17,062,418    13,957,543     14,888,819
   Short-term borrowings                                             978,144     1,182,874        327,751
   Long-term borrowings                                            1,517,766     1,420,346        486,609
                                                                 -----------   -----------    -----------

           Total interest expense                                 19,558,328    16,560,763     15,703,179
                                                                 -----------   -----------    -----------

           Net interest income                                    14,806,895    14,402,084     12,058,127

Provision for loan losses                                            246,000       187,000        417,000
                                                                 -----------   -----------    -----------

           Net interest income after provision for loan losses    14,560,895    14,215,084     11,641,127
                                                                 -----------   -----------    -----------

Noninterest income
   Service and other fees                                            621,277       519,512        462,985
   Mortgage banking activities, net                                  869,535       663,002        924,657
   Gain on sale of securities available for sale, net                   --            --           74,721
   Other, net                                                        105,905       153,253        284,505
                                                                 -----------   -----------    -----------

           Total noninterest income, net                           1,596,717     1,335,767      1,746,868

Noninterest expense
   Compensation and benefits                                       4,512,664     4,423,470      4,136,243
   Office, occupancy, and equipment                                1,631,802     1,603,583      1,433,037
   Insurance                                                         255,365       445,804        737,845
   Special SAIF assessment                                              --       1,707,867           --
   Professional and legal                                            264,555       208,164        167,689
   Other                                                           2,185,965     1,611,475      1,513,650
                                                                 -----------   -----------    -----------

           Total noninterest expense                               8,850,351    10,000,363      7,988,464
                                                                 -----------   -----------    -----------

           Income before federal income taxes                      7,307,261     5,550,488      5,399,531

Federal income taxes
   Current                                                         2,332,125     1,975,742      1,280,375
   Deferred                                                           47,230       (72,093)       333,000
                                                                 -----------   -----------    -----------

                                                                   2,379,355     1,903,649      1,613,375
                                                                 -----------   -----------    -----------

           Net income                                            $ 4,927,906     3,646,839      3,786,156
                                                                 ===========   ===========    ===========

Basic earnings per share                                         $      1.25           .95            .99
                                                                 ===========   ===========    ===========

Diluted earnings per share                                       $      1.20           .89            .93
                                                                 ===========   ===========    ===========


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended June 30, 1998, 1997, and 1996


                                                                                  Net
                                                 Additional                    Unrealized
                                     Common        Paid-In         Retained    Securities
                                      Stock         Capital         Earnings    Losses           Total
                                   ----------   -----------    -----------    -----------    -----------
Balance at June 30, 1995          $    14,041     8,155,885     10,647,942           --       18,817,868
    Net income                           --            --        3,786,156           --        3,786,156
    Stock dividend issued,
      140,325 shares                    1,404     1,822,821     (1,824,225)          --             --
    Cash paid in-lieu of
      fractional shares                  --            --           (1,098)          --           (1,098)
    Stock options exercised,
      4,537 shares                         45        24,955           --             --           25,000
    Net change in unrealized
      securities losses, net of
      taxes of $79,471                   --            --             --         (154,268)      (154,268)
    Three-for-two stock split
      effected in the form of a
      dividend                          7,745        (7,745)          --             --             --
                                   ----------   -----------    -----------    -----------    -----------
Balance at June 30, 1996               23,235     9,995,916     12,608,775       (154,268)    22,473,658
    Net income                           --            --        3,646,839           --        3,646,839
    Stock dividend issued,
      232,224 shares                    2,321     4,526,359     (4,528,680)          --             --
    Cash paid in-lieu of
      fractional shares                  --            --           (1,349)          --           (1,349)
    Net change in unrealized
      securities losses, net of
      taxes of $79,471                   --            --             --          154,268        154,268
                                   ----------   -----------    -----------    -----------    -----------
Balance at June 30, 1997               25,556    14,522,275     11,725,585           --       26,273,416
    Net income                           --            --        4,927,906           --        4,927,906
    Stock options exercised,
      127,278 shares                    1,049         8,480           --             --            9,529
    Cash paid in-lieu of
      fractional shares                  --            --           (2,141)          --           (2,141)
    Three-for-two stock split
      effected in the form of a
      dividend                         13,303       (13,303)          --             --             --
                                   ----------   -----------    -----------    -----------    -----------
Balance at June 30, 1998          $    39,908    14,517,452     16,651,350           --       31,208,710
                                  ===========   ===========    ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 1998, 1997, and 1996



                                                                              1998               1997              1996
                                                                              ----               ----              ----
Operating activities
   Net income                                                 $   4,927,906        3,646,839        3,786,156
   Adjustments required to reconcile net income to net
     cash used in operating activities
       Accretion of discount on securities                           (4,650)          (1,250)         (25,475)
       Depreciation and amortization                                512,290          468,296          477,946
       Provision for loan losses                                    246,000          187,000          417,000
       Accretion of unearned discount and deferred loan
         origination fees, net                                   (1,464,630)      (1,660,399)      (1,554,098)
       Deferred income tax provision                                (47,230)          72,093         (333,000)
       Gain on sale of securities, net                                 --               --            (74,721)
       Proceeds from loans held for sale                         81,294,421       46,020,308       36,564,603
       Originations of loans held for sale                      (82,229,552)     (53,500,828)     (51,350,242)
       Mortgage banking operations, excluding mortgage
         loan servicing fees and amortization of MSRs              (483,915)        (250,757)        (382,898)
       Net change in other assets and other liabilities           1,342,926          (62,112)       1,461,043
                                                              -------------    -------------    -------------

                Net cash provided by (used in) operating
                  activities                                      4,093,566       (5,080,810)     (11,013,686)
                                                              -------------    -------------    -------------

Investing activities
   Loans originated                                            (143,825,436)    (136,862,188)    (105,097,698)
   Principal repayments on loans                                116,232,185       87,823,393       76,464,071
   Loans purchased                                                     --               --        (13,161,755)
   Loans sold                                                          --               --         10,976,057
   Proceeds from sales of mortgage-backed securities
     available for sale                                                --         12,598,136          894,443
   Principal repayments on mortgage-backed securities
     available for sale                                                --            241,974          195,177
   Principal repayments on mortgage-backed securities
     held to maturity                                               589,488          123,716        2,246,171
   Proceeds from sales of securities available
     for sale                                                          --               --         10,007,188
   Purchase of mortgage-backed securities held to maturity       (3,017,075)            --               --
   Purchase of securities held to maturity                      (27,800,000)            --        (24,298,789)
   Maturities of securities held to maturity                     14,000,000          100,000       41,491,590
   Federal Home Loan Bank (FHLB) stock purchased,
     net                                                           (745,250)        (882,314)        (123,865)
   (Additions) disposal to office properties and
     equipment                                                     (943,445)         220,880         (322,935)
   Disposals of real estate owned                                 1,025,818          508,837          826,080
   (Additions) disposals of real estate in development, net         (28,313)         (54,867)          30,859
                                                              -------------    -------------    -------------

                Net cash provided by (used in)
                  investing activities                          (44,512,028)     (36,182,433)         126,594
                                                              -------------    -------------    -------------

See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 1998, 1997, and 1996



                                                                1998             1997            1996
                                                                ----             ----            ----
Financing activities
   Payments on FHLB advances                                $(92,580,968)    (72,576,227)    (25,018,349)
   Proceeds from FHLB advances                                91,500,000      92,500,000      37,500,000
   Proceeds from notes payable                                      --              --         1,200,000
   Repayment of notes payable                                 (1,250,000)       (400,000)       (290,000)
   Net increase (decrease) in NOW and passbook savings         5,693,428         (48,405)      5,132,229
   Proceeds from issuance of certificates of deposit          85,884,130      58,655,161      45,556,108
   Payments on maturing certificates of deposit              (35,618,504)    (41,382,167)    (51,933,694)
   Other                                                         426,908         305,095         (87,566)
                                                            ------------    ------------    ------------

                Net cash provided by financing activities     54,054,994      37,053,457      12,058,728
                                                            ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents          13,636,532      (4,209,786)      1,171,636

Cash and cash equivalents at beginning of year                 9,580,430      13,790,216      12,618,580
                                                            ------------    ------------    ------------

Cash and cash equivalents at end of year                    $ 23,216,962       9,580,430      13,790,216
                                                            ============    ============    ============

Supplemental disclosures of cash flow information
   Cash payments of interest expense                        $ 19,530,151      16,416,368      15,611,439
   Cash payments of income taxes                               2,617,000       1,580,000       1,165,000
                                                            ============    ============    ============

Supplemental schedule of noncash investing and
   financing activities
     Loans exchanged for mortgage-backed securities         $       --         5,376,484       8,052,331
     Transfers from real estate owned                           (989,299)       (481,567)       (706,538)
     Transfers to real estate owned                            2,714,353         428,982         759,122
                                                            ============    ============    ============

See accompanying notes to consolidated financial statements.

09/12/98



                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1998, 1997, and 1996



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

       The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (Company) conform to generally accepted accounting principles and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (Bank), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake and eastern Lorain Counties, Ohio. The deposit accounts of the Bank are insured under the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies which the Company follows in preparing and presenting its consolidated financial statements.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


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

       As a result of the adoption, the Company recognizes an asset for mortgage servicing rights based on an allocation of total loan cost using relative fair values, or a liability for mortgage servicing rights based on fair value, if the benefits of servicing are not expected to adequately compensate the Company. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market interest rates and prepayment assumptions. For purposes of measuring impairment, the rights are stratified based on predominant risk characteristics of the underlying loans such as interest rates and scheduled maturity. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. The Company monitors prepayments, and in the event that actual prepayments exceed original estimates, amortization is adjusted accordingly.

       INVESTMENT AND MORTGAGE-BACKED SECURITIES

       The Company classifies all securities as held to maturity or available for sale. Securities held to maturity are limited to debt securities that the holder has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are not reflected in earnings but are reflected as a separate component of stockholders' equity, net of tax. Investment and mortgage-backed securities that could be sold in the future because of changes in interest rates or other factors are not be classified as held to maturity.

       Gains or losses on the sales of all securities are recognized at the date of sale (trade date).

       OFFICE PROPERTIES AND EQUIPMENT

       Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter.

       FEDERAL INCOME TAXES

       The Company files a consolidated tax return with its wholly owned subsidiaries and provides deferred federal income taxes in recognition of temporary differences between financial statement and income tax reporting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

       Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

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

       EARNINGS PER SHARE

       SFAS No. 128, "Earnings Per Share," was adopted for 1998 with all prior-period earnings per share data restated. The statement requires dual presentation of basic earnings per share and diluted earnings per share on the Consolidated Statements of Operations. Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

       The per share data for 1998, 1997, and 1996 are adjusted to reflect the three-for-two stock issuance declared July 1996; and the 10 percent stock dividend declared July 1997 and the three-for-two stock issuance declared July, 1998.

       RECLASSIFICATION

       Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

(2)    Securities

       Securities held to maturity at June 30, 1998 and 1997, are summarized as follows:

                                                                 1998
                                        -------------------------------------------------------
                                                          Gross         Gross        Estimated
                                         Amortized     Unrealized    Unrealized        Fair
                                            Cost           Gain          Loss           Value
United States Government and
  agency securities                     $27,800,000         4,565        (37,040)    27,767,525
                                        ===========   ===========    ===========    ===========

Due after five years                    $18,000,000          --          (37,040)    17,962,960
Due after one year through five years     9,800,000         4,565           --        9,804,565
                                        -----------   -----------    -----------    -----------
                                        $27,800,000         4,565        (37,040)    27,767,525
                                        ===========   ===========    ===========    ===========

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                                                                                    1997
                                                         --------------------------------------------------------
                                                                             Gross         Gross        Estimated
                                                            Amortized     Unrealized    Unrealized        Fair
                                                              Cost           Gain          Loss           Value
                                                         --------------------------------------------------------
       United States Government and
         agency securities                                 $ 13,995,350         -        (95,980)      13,899,370
                                                           ============   ============    ======       ==========

       Due after one year through five years                 13,995,350         -        (95,980)      13,899,370
                                                             ----------   ------------    ------       ----------
                                                           $ 13,995,350         -        (95,980)      13,899,370
                                                           ============   ============    ======       ==========

       There were no sales of securities for the year ended June 30, 1998 or 1997. Realized gains and losses on sales of securities available for sale were $100,658 and $25,937, respectively, for the year ended June 30, 1996.

(3)    MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity at June 30, 1998 and 1997, are summarized as follows:

                                                         --------------------------------------------------------
                                                                                    1998
                                                                            Gross         Gross        Estimated
                                                           Amortized      Unrealized    Unrealized        Fair
                                                              Cost           Gain          Loss          Value
                                                         --------------------------------------------------------
         FHLMC mortgage-backed securities               $    2,932,491      14,391         -             2,946,882
         Accrued interest receivable                            18,365      -              -                18,365
                                                        --------------   ---------   ------------      -----------
                                                        $    2,950,856      14,391         -             2,965,247
                                                        ==============      ======   ============        =========

         Due after one year through five years          $    2,950,856      14,391         -             2,965,247
                                                        ==============      ======   ============        =========



                                                         --------------------------------------------------------
                                                                                    1997
                                                         --------------------------------------------------------
                                                                            Gross         Gross        Estimated
                                                           Amortized      Unrealized    Unrealized        Fair
                                                              Cost           Gain          Loss          Value
                                                         --------------------------------------------------------
         FHLMC mortgage-backed securities                  $  504,903        5,049          -             509,952
         Accrued interest receivable                            6,627        -              -               6,627
                                                           ----------     --------    ------------      ---------
                                                           $  511,530        5,049          -             516,579
                                                           ==========        =====    ============        =======

         Due after ten years                               $  511,530        5,049          -             516,579
                                                           ==========        =====    ============        =======

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(4)    LOANS RECEIVABLE HELD FOR LONG-TERM INVESTMENT

       Loans receivable held for long-term investment at June 30, 1998 and 1997, consist of the following:

                                                                                 1998               1997
                                                                                 ----               ----
           Real estate mortgages
              One-to-four family residential                             $   140,562,371        128,186,837
              Home equity line of credit                                      18,761,725         16,941,154
              Multifamily residential                                         31,493,450         31,090,035
              Commercial                                                      94,587,534         84,940,296
              Land                                                            30,462,374         32,045,277
              Construction                                                    96,062,788         82,610,430
                                                                         ---------------        -----------
                         Total real estate mortgages                         411,930,242        375,814,029
           Consumer                                                            3,887,263          3,595,550
                                                                         ---------------        -----------
                                                                             415,817,505        379,409,579
           Accrued interest receivable                                         2,198,910          2,086,288
           Deferred loan origination fees                                     (1,673,697)        (1,717,859)
           Unearned discount                                                     (35,887)           (47,715)
           Undisbursed portion of loan proceeds                              (44,622,223)       (35,653,190)
           Allowance for loan losses                                          (2,686,521)        (2,674,537)
                                                                         ---------------        -----------
                                                                         $   368,998,087        341,402,566
                                                                         ===============        ===========

       A summary of the changes in the allowance for loan losses for the years ended June 30, 1998, 1997, and 1996, is as follows (write-offs include transfers to real estate owned):

                                                                             1998              1997              1996
                                                                             ----              ----              ----
              Beginning Balance                                      $     2,674,537         2,564,720         2,402,098

              Provision charged to operations                                246,000           187,000           417,000
              Write-offs                                                    (236,593)         (197,875)         (265,361)
              Recoveries                                                       2,577           120,692            10,983
                                                                     ---------------         ---------         ---------
              Ending Balance                                         $     2,686,521         2,674,537         2,564,720
                                                                     ===============         =========         =========

       The following is a summary of the principal balances (as rounded) of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                                                   1998             1997
                                                                                   ----             ----
           Loans on nonaccrual status
              Real estate mortgages
                One-to-four family residential                                $  1,242,000          918,000
                Construction and land                                            2,026,000        3,179,000
              Consumer                                                              15,000           40,000
                                                                              ------------        ---------
                         Total loans on nonaccrual status                        3,283,000        4,137,000
                                                                              ------------        ---------
           Past due loans on accrual status
              Real estate mortgages
                Construction and land                                              163,000          476,000
                                                                              ------------        ---------
                         Total past due loans                                 $  3,446,000        4,613,000
                                                                              ============        =========

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       It is the Bank's policy to not record into income partial interest payments. During the years ended June 30, 1998 and 1997, gross interest income of $204,736 and $310,162, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

       At June 30, 1998 and 1997, the recorded investment in loans which have been identified as being impaired totaled $3,283,000 and $4,137,000, respectively. Included in the impaired amount at June 30, 1998 and 1997, is $453,113 and $159,863, respectively, related to loans with a corresponding valuation allowance of $196,386 and $68,763, respectively. The Company recognized no interest on impaired loans in 1998, 1997, and 1996 (during the portion of the respective years that they were impaired).

       Average impaired loans for the years ended June 30, 1998, 1997, and 1996 amounted to $3,791,500, $3,245,000, and $2,979,000, respectively.

(5)    LOANS RECEIVABLE HELD FOR SALE

       Loans receivable held for sale at June 30, 1998 and 1997, consist of the following:

                                                                                 1998
                                                      ------------------------------------------------------------
                                                                          Gross         Gross         Estimated
                                                       Amortized       Unrealized     Unrealized       Market
                                                          Cost            Gains         Losses          Value
                                                      ------------------------------------------------------------
       Real estate mortgages                          $  1,660,719        30,065         -             1,690,784
       Deferred loan origination fees                      (15,984)       -              -               (15,984)
                                                      ------------    ----------     ---------       -----------
                                                      $  1,644,735        -              -             1,674,800
                                                      ============    ==========     =========         =========


                                                                                 1997
                                                      ------------------------------------------------------------
                                                                          Gross         Gross         Estimated
                                                       Amortized       Unrealized     Unrealized       Market
                                                          Cost            Gains         Losses          Value
                                                     -------------------------------------------------------------
       Real estate mortgages                         $    721,502         14,286          -             735,788
       Deferred loan origination fees                     (11,898)         -              -             (11,898)
                                                        ---------      ---------      ---------         -------
                                                     $    709,604         14,286          -             723,890
                                                     ============         ======      =========         =======

       Mortgage banking activities, net, for each of the years in the three-year period ended June 30, 1998, consist of the following:

                                                                              1998          1997          1996
                                                                              ----          ----          ----

       Mortgage loan servicing fees                                      $   617,080       580,328       541,759
       Amortization of mortgage servicing rights                            (231,460)     (168,083)       -
       Gross realized
         Gains on sales of loans                                           1,209,893       975,826       831,283
         Losses on sales of loans                                           (725,978)     (578,053)     (347,142)
         Gains on sales of mortgage-backed securities                         -             16,673        21,386
         Losses on sales of mortgage-backed securities                        -            (81,759)      (40,625)
       Market valuation provision for losses on loans
         held for sale                                                        -           (176,514)      (82,004)
       Market valuation recoveries                                              -           94,584        -
                                                                         -------------    --------  -------

                                                                         $   869,535       663,002       924,657
                                                                         ===========       =======       =======

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       A summary of the changes in the allowance for mortgage banking market value losses for the years ended June 30, 1998, 1997, and 1996 is as follows:

                                                                                 1998        1997         1996
                                                                                 ----        ----         ----

           Balance at beginning of year                                     $   -            13,314          -

           Market valuation provision for losses on loans
              held for sale                                                     -           176,514       82,004
           Market valuation loss on loans and mortgage-
              backed securities sold                                            -           (95,244)         -
           Market valuation recoveries                                          -           (94,584)         -
           Discount on loans transferred to held for investment                 -              -         (68,690)
                                                                            ------        ---------      --------

           Balance at end of year                                           $   -              -          13,314
                                                                            ======        =========     ========

       At June 30, 1998, 1997, and 1996, the Bank was servicing whole and participation mortgage loans for others aggregating approximately $233,893,979; $195,250,000; and $171,043,000, respectively. The Bank had
       $3,304,702; and $2,186,100 at June 30, 1998 and 1997, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.

       Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 1998, 1997 and 1996 were as follows:

                                                                                  1998           1997            1996
                                                                                  ----           ----            ----

              Beginning balance                                             $    451,000         241,000        -
              Originated                                                         386,600         378,000       241,000
              Amortized                                                         (231,400)       (168,000)      -
                                                                              ----------         -------   -----

              Ending balance                                                $    606,200         451,000       241,000
                                                                              ==========         =======       =======

              Estimated fair value                                          $  1,639,261         865,481       241,000
                                                                               =========         =======       =======

       No valuation allowance has been established for mortgage servicing rights as there has been no impairment on those rights.

(6)    OFFICE PROPERTIES AND EQUIPMENT

       Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 1998 and 1997, are summarized as follows:

                                                                                 1998           1997
                                                                                 ----           ----

              Land and land improvements                                   $     207,092         207,092
              Building and building improvements                               1,062,525       1,059,793
              Leasehold improvements                                           1,847,269       1,457,711
              Furniture and equipment                                          3,512,837       2,961,682
                                                                           -------------       ---------

                                                                               6,629,723       5,686,278
              Less accumulated depreciation and amortization                  (4,316,177)     (3,803,888)
                                                                           -------------       ---------

                                                                           $   2,313,546       1,882,390
                                                                           =============       =========


                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(7)    DEPOSITS

       Deposit balances at June 30, 1998 and 1997, are summarized by interest rate as follows:

                                                                         1998                          1997
                                                                   ------------------           -------------------
                                                                   Amount          %             Amount          %
                                                                   ------        ----           -------        ----
       NOW and money
         market accounts            Noninterest bearing      $     6,261,947       1.8%      $   5,619,988      1.9%
                                     2.00 -    5.00%              24,756,893       7.2          19,963,938      6.9
                                                                  ----------   -------       -------------  -------
                                                                  31,018,840       9.0          25,583,926      8.8

       Passbook savings              3.00 -    5.00%              31,844,333       9.3          31,585,818     11.0

       Certificates of deposit       2.50 -    2.99%                 385,101        .1             456,618       .2
                                     3.00 -    3.99                -               -            -               -
                                     4.00 -    4.99                9,568,477       2.8          12,352,923      4.2
                                     5.00 -    5.99              121,695,954      35.4         119,613,292     41.5
                                     6.00 -    6.99              137,125,129      39.8          82,592,866     28.7
                                     7.00 -    7.99               12,406,221       3.5          15,906,866      5.5
                                     8.00 -    8.99                  184,674        .1             170,361       .1
                                     9.00 -    9.99                   -             -                7,004      -
                                                             ---------------    -------      -------------  -------
                                                                 281,365,556      81.7         231,099,930     80.2
                                                             ---------------     -----       -------------   ------
                                                             $   344,228,729     100.0%      $ 288,269,674    100.0%
                                                             ===============     =====       =============    =====

       Weighted average rate on deposits                                          5.32%                        5.22%
                                                                                ======                       ======




                                                                         1998                          1997
                                                                   -------------------           ------------------
                                                                   Amount          %             Amount          %
                                                                   -------        ---            ------         ----
         Remaining term to maturity of
         certificates of deposit
           12 months or less                                 $   211,559,590      75.2%   $    172,492,046     74.6%
           13 to 24 months                                        52,392,548      18.6          32,592,344     14.1
           25 to 36 months                                        13,613,228       4.8          20,728,309      9.0
           Over 36 months                                          3,800,190       1.4           5,287,231      2.3
                                                             ---------------   -------       -------------  -------
                                                             $   281,365,556     100.0%   $    231,099,930    100.0%
                                                             ===============     =====         ===========    =====
       Weighted average rate on certificates
         of deposit                                                               5.95%                        5.90%
                                                                                ======                       ======

       Time deposits in amounts of $100,000 or more totaled $47,573,221 and $48,907,331 at June 30, 1998 and 1997, respectively.

       Interest expense on deposits is summarized as follows:

                                                               1998              1997             1996
                                                               ----              ----             ----
              NOW accounts                                $      599,436          529,889          414,869
              Passbook accounts                                  870,661          867,687          865,170
              Certificates of deposit                         15,592,321       12,559,967       13,608,780
                                                              ----------       ----------       ----------
                                                          $   17,062,418       13,957,543       14,888,819
                                                              ==========       ==========       ==========

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(8)    ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

       Advances from the Federal Home Loan Bank of Cincinnati, with maturities and interest rates thereon at June 30, 1998 and 1997, were as follows:

                        Maturity            Interest Rate                1998              1997
                        --------            -------------                ----              ----
                    March 1998                 5.50                $      -               5,000,000
                    March 2001                 5.93                      5,000,000        5,000,000
                    February 2003              6.00                        500,000          500,000
                    February 2006              6.05                        824,456          905,424
                    September 1998             6.63                       -              26,000,000
                    March 1999                 6.50                     10,000,000       10,000,000
                    February 2008              5.37                     10,000,000         -
                    March 2008                 5.15                      5,000,000         -
                    March 2008                 5.64                     10,000,000         -
                    March 2008                 5.13                      5,000,000         -
                                                                   ---------------       ----------
                                                                   $    46,324,456       47,405,424
                                                                   ===============       ==========

                    Weighted average interest rate                            5.71%            6.39%
                                                                              ====             ====

       The Bank maintains two lines of credit, totaling $60,000,000, with the Federal Home Loan Bank of Cincinnati (FHLB). The $40,000,000 repurchase line matures in September 1998. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $20,000,000 cash management line matures in December 1998. Serving as collateral for such advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $69,486,683 and $71,108,136 at June 30, 1998 and 1997, respectively.
       In addition, stock in the FHLB is pledged for such advances.

       The Bank has the capacity to borrow up to 25 percent of its assets, upon approval of the FHLB. At June 30, 1998 and 1997, the Bank had the capacity to borrow an additional $62,000,000 and $46,000,000, respectively, in FHLB advances.

(9)    NOTES PAYABLE

       Notes payable consist of the following at June 30, 1998 and 1997:


                                         Maturity       Interest Rate              1998           1997
                                         --------       -------------              ----           ----
           Promissory note          September 2000           9.50%            $   -                600,000
           Mortgage note            July 2000                9.00%               1,060,000       1,710,000
                                                                                 ---------       ---------
                                                                              $  1,060,000       2,310,000
                                                                                 =========       =========

       On June 30, 1996, PVF Capital Corp. secured a mortgage note from a federally insured institution at a fixed interest rate. Interest payments are due on the first day of each month, and principal payments of $10,000 per month are due beginning in August 1998 through the date of maturity, July 2000, at which time the remaining unpaid principal balance is due and payable in full. The note was paid in full on October 2, 1997.

       On August 16, 1996, PVF Service Corporation, a wholly owned subsidiary of the Company, secured a promissory note from another federally insured institution at a variable interest rate that adjusts to prime plus 1 percent without notice on the effective date of each change in the lender's prime rate.


                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(10)   FEDERAL INCOME TAXES AND RETAINED EARNINGS
       The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:


                                                         1998                      1997                      1996
                                                 -------------------       -------------------       --------------------
                                                             Percent                   Percent                   Percent
                                                               of                        of                        of
                                                             Pretax                    Pretax                    Pretax
                                                  Amount      Income        Amount      Income        Amount      Income
                                                  ------     --------      -------    --------        ------     --------
       Computed expected tax                 $    2,557,541   35.0%         1,942,671   35.0 %        1,889,836    35.0%
       Decrease in tax resulting from
         Benefit of graduated rates                 (73,073)  (1.0)           (55,505)  (1.0)           (53,995)   (1.0)
         Tax credits                               (287,788)  (3.9)          -           -             -            -
         Other, net                                 182,675    2.5             16,483   (0.3)          (222,466)   (4.1)
                                             --------------  -----        -----------  -----          ---------   -----
                                             $    2,379,355   32.6%         1,903,649   34.3%         1,613,375    29.9%
                                             ==============   ====        ===========   ====          =========    ====

       The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1998 and 1997, are:

                                                                                    1998         1997
                                                                                    ----         ----
                Deferred tax assets
                  Loan loss and other reserves                              $     883,039        883,466
                  Capital loss carryforward                                       102,374         -
                  Other                                                           162,707         66,170
                                                                               ----------       --------
                           Total gross deferred tax assets                      1,148,120        949,636
                  Less valuation allowance                                       (102,374)        -
                                                                               ----------        -------
                           Net deferred tax assets                              1,045,746        949,636
                                                                                ---------        -------
                Deferred tax liabilities
                  Deferred loan fees                                              262,929        218,165
                  FHLB stock dividend                                             517,587        442,226
                  Unrealized gains on loan sales, net                            -                 3,140
                  Originated mortgage servicing asset                             206,094        153,423
                  Bad debt reserves over base year reserves                      -                55,433
                  Other                                                           144,150        115,033
                                                                            -------------        -------
                           Total gross deferred tax liabilities                 1,130,760        987,420
                                                                            -------------        -------
                           Net deferred tax (liability)                     $     (85,014)       (37,784)
                                                                            =============       ========

       A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1998 or 1997, other than as noted above for the capital loss carryforward.

       Retained earnings at June 30, 1998 includes approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



       corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

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

(11)   LEASES

       Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1998:

                   Year Ending June 30,
                   --------------------
                           1999                              $     332,798
                           2000                                    249,014
                           2001                                    242,645
                           2002                                    242,645
                        Thereafter                                 316,613
                                                             -------------
            Total minimum lease payments                     $   1,383,715
                                                             =============

      During the years ended June 30, 1998, 1997, and 1996, rental expense is as follows:

                                                                   1998          1997          1996
                                                                   ----          ----          ----

                Net rental expense                            $   435,097       374,420       331,941
                                                              ===========       =======       =======

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


                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


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

       At June 30, 1998 and 1997, the Bank had the following commitments:

                                                                                1998          1997
                                                                                ----          ----

               Commitments to sell mortgage loans
               in the secondary market                                  $     3,407,600        773,000
               Commitments to fund variable mortgage loans                   21,871,601     29,098,000
               Commitments to fund fixed mortgage loans                       5,736,100      2,103,000

       There are pending against the Company various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the financial position of the Company.

(13)   REGULATORY CAPITAL

       Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1998, the minimum regulatory capital regulations require institutions to have tangible capital equal to 1.5 percent of adjusted total assets, a 3 percent leverage capital ratio, and an 8 percent risk-based capital ratio. At June 30, 1998, the Bank exceeded all of the aforementioned regulatory capital requirements.

       The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a leverage ratio of at least 5 percent, a Tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. As of June 30, 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       At June 30, 1998 and 1997, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                                                                Tier-1       Total
                                                                                    Core/        Risk-       Risk-
                                                        Equity       Tangible     Leverage       Based       Based
                                                        Capital       Capital      Capital      Capital     Capital
                                                        -------       -------      -------      -------     -------
       June 30, 1998
         GAAP capital                                $    31,727       31,727       31,727        31,727       31,727
         General loan valuation allowances                              -            -             -            2,597
                                                                 ------------  ------------    ---------    ---------

         Regulatory capital                                            31,727       31,727        31,727       34,324
         Total assets                                    440,065
                                                         -------
         Adjusted total assets                                        440,065      440,065
                                                                      -------      -------
         Risk-weighted assets                                                                    313,915      313,915
                                                                                                 -------      -------
         Capital ratio                                     7.21%        7.21%        7.21%        10.11%       10.93%
         Regulatory requirement                                          1.5%        3.00%                      8.00%
         Regulatory capital category
           Well capitalized -
              equal to or greater than                                               5.00%         6.00%       10.00%


                                                                                                Tier-1       Total
                                                                                    Core/        Risk-       Risk-
                                                        Equity       Tangible     Leverage       Based       Based
                                                        Capital       Capital      Capital      Capital     Capital
                                                        -------       -------      -------      -------     -------
       June 30, 1997
         GAAP capital                                $    27,604       27,604       27,604        27,604       27,604
         General loan valuation allowances                              -            -             -            2,598
                                                                 ------------  -----------    ---------      --------
         Regulatory capital                                            27,604       27,604        27,604       30,202
         Total assets                                    375,915
                                                         -------
         Adjusted total assets                                        375,915      375,915
                                                                      -------      -------
         Risk-weighted assets                                                                    284,483      284,483
                                                                                                 -------      -------
         Capital ratio                                     7.34%        7.34%        7.34%         9.70%       10.62%
         Regulatory requirement                                         1.50%        3.00%                      8.00%
         Regulatory capital category
           Well capitalized -
              equal to or greater than                                               5.00%         6.00%       10.00%


                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(14)   STOCK OPTIONS

       The Bank offered stock options to the directors and officers of the bank in 1993, 1997, and 1998. Under the 1992 plan, 381,830 options were originally granted, which are exercisable for a ten-year period and can be exercised at any time. In 1996, 32,100 options were granted and in 1997 32,550 were granted which are exercisable for a ten-year period, with 20 percent of the options vesting each year. Options were granted at fair market value and, accordingly, no charges were reflected in the compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital:

                                                         1998                      1997                      1996
                                                 ------------------        ------------------        -------------------
                                                            Average                   Average                   Average
                                                            Option                    Option                    Option
       (Shares in 000's)                         Shares       Price         Shares      Price         Shares      Price
                                                 ------     -------         ------    -------         ------    -------
       Outstanding beginning of year             399,143    $ 2.84          363,833   $ 2.23          375,062   $  2.23
       Exercised                                (191,412)     2.25          -           2.23          (11,229)     2.23
       Expired                                    (1,980)     9.09          -           -             -            -
       Granted                                    32,550     13.16           35,310     9.09          -            -

       Outstanding end of year                   238,301      4.67          399,143     2.84          363,833      2.23

       Exercisable end of year                   192,560      4.67          370,895     2.84          291,066      2.23



       As of June 30, 1998, options outstanding have exercise prices between $2.23 and $13.17 and a weighted average remaining contractual life of 5.2 years.

       The Company has elected to disclose pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation costs. The Company's pro forma information for the years ended June 30:


                                                                          1998              1997             1996
                                                                          ----              ----             ----
            Net income                                               $  4,927,906        3,646,839         3,786,156
            Less: Compensation expense,
              net of tax                                                   34,720           60,539            43,966
                                                                     ------------        ---------         ---------
            Pro forma earnings                                       $  4,893,186        3,586,300         3,742,190
                                                                     ============        =========         =========

            Basic earnings per share                                      $  1.25              .95               .99
                                                                             ====              ===               ===
            Pro forma basic earnings per share                            $  1.24              .94               .98
                                                                             ====              ===               ===
            Diluted earning per share                                     $  1.20              .89               .93
                                                                             ====              ===               ===
            Pro forma diluted earnings per share                          $  1.19              .87               .92
                                                                             ====              ===               ===

       Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the SFAS No. 123 prescribed method will apply to all outstanding nonvested awards.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1998, 1997, and 1996; expected dividend yield of -0-, and expected option lives of 7 years; expected volatility of 5 percent, 20 percent, and 20 percent, and risk free interest rates of
       5.56 percent, 6 percent, and 6 percent, respectively.

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       Pursuant to the terms of the plans, share information and exercise prices have been adjusted to reflect the impact of stock splits and dividends subsequent to the granting dates of the options.

(15)   EARNINGS PER SHARE

       Reconciliation of Basic Earnings Per Share to Diluted Earnings Per Share for The Years Ended June 30:

                                                                                             1998
                                                                          -----------------------------------------
                                                                            Net                          Per-Share
                                                                           Income         Shares           Amount
                                                                           ------         ------           ------

       Basic EPS                                                       $  4,927,906       3,938,379         1.25
       Income available to common shareholders

       Effect of Stock Options                                                -             158,824          .05
                                                                       ------------      ----------        -----

       Diluted EPS
       Income available to common
         shareholders                                                  $  4,927,906       4,097,203         1.20
                                                                       ============       =========         ====

                                                                                             1997
                                                                       -------------------------------------------
                                                                            Net                          Per-Share
                                                                           Income         Shares           Amount
                                                                           ------         ------           ------
       Basic EPS                                                       $  3,646,839       3,833,343          .95
       Income available to common shareholders

       Effect of Stock Options                                                -             272,621          .06
                                                                       ------------      ----------          ---

       Diluted EPS
       Income available to common
         shareholders                                                  $  3,646,839       4,105,964          .89
                                                                          =========       =========          ===



                                                                                             1996
                                                                       --------------------------------------------
                                                                            Net                          Per-Share
                                                                           Income         Shares           Amount
                                                                           ------         ------           ------
       Basic EPS                                                       $  3,786,156       3,833,343          .99
       Income available to common shareholders

       Effect of Stock Options                                                -             223,346          .06
                                                                       ------------      ----------          ---

       Diluted EPS
       Income available to common
         shareholders                                                  $  3,786,156       4,066,689          .93
                                                                          =========       =========          ===


                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(16)   FAIR VALUE OF FINANCIAL INSTRUMENTS

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



                                                           June 30, 1998                       June 30, 1997
                                                   ---------------------------          ----------------------------
                                                   Carrying          Estimated          Carrying         Estimated
                                                     Amount         Fair Value           Amount          Fair Value
                                                     ------         ----------           ------          ----------
       Assets
         Cash and amounts due from
           depository institutions            $       2,447,631        2,447,631          7,760,029         7,760,029
         Interest bearing deposits                      394,331          394,331            445,401           445,401
         Federal funds sold                          20,375,000       20,375,000          1,375,000         1,375,000
         Securities held to maturity                 27,800,000       27,767,525         13,995,350        13,899,370
         Mortgage-backed securities
           held to maturity, net                      2,950,856        2,965,247            511,530           516,579
         Loans receivable held for
           Long-term investment, net                368,998,087      378,879,256        341,402,566       348,162,337
           Sale, net                                  1,644,735        1,674,800            709,604           723,890
         Stock in the Federal Home
           Loan Bank of Cincinnati                    3,507,564        3,507,564          2,762,314         2,762,314

       Liabilities
         Demand deposits                             62,863,173       62,683,173         57,169,744        56,586,613
         Time deposits                              281,365,556      282,062,000        231,099,930       226,477,931
         Advances from the Federal
           Home Loan Bank of
           Cincinnati                                46,324,456       45,434,000         47,405,424        47,072,000
         Notes payable                                1,060,000        1,060,000          2,310,000         2,310,000

       Cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold. The carrying amount is a reasonable estimate of fair value because of the short maturity of these instruments.

       Securities and mortgage-backed securities. Estimated fair value for securities and mortgage-backed securities is based on quoted market prices.

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

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


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

       Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1998 and 1997.

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(17)   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

       The following is a summary of the unaudited consolidated quarterly results of operations for 1998 and 1997 (in thousands of dollars, except per share data): (1)

                                                                Quarters for the Year Ended June 30, 1998
                                                                -----------------------------------------
                                                                  First    Second      Third      Fourth
                                                               ------------------------------------------
           Interest income                                     $  8,196      8,569      8,713      8,887
           Interest expense                                       4,683      4,782      4,861      5,232
                                                                  -----      -----      -----      -----
                    Net interest income                           3,513      3,787      3,852      3,655
           Provision for losses on loans                             45         50        106         45
           Noninterest income                                       425        367        461        344
           Noninterest expense                                    2,006      2,104      2,173      2,568
                                                                  -----      -----      -----      -----
           Income before taxes                                    1,887      2,000      2,034      1,386
           Federal income taxes                                     626        699        700        354
                                                                 ------     ------     ------     ------
                    Net income                                 $  1,261      1,301      1,334      1,032
                                                                  =====      =====      =====      =====

           Basic earnings per share (2)                        $   0.33       0.33       0.33       0.26
                                                                 ======     ======     ======     ======

           Diluted earnings per share (2)                      $   0.31       0.32       0.32       0.25
                                                                 ======     ======     ======     ======




                                                                Quarters for the Year Ended June 30, 1997
                                                                -----------------------------------------
                                                                  First    Second      Third      Fourth
                                                               -----------------------------------------
           Interest income                                     $  7,536      7,662      7,733      8,032
           Interest expense                                       4,015      4,099      4,133      4,314
                                                                  -----      -----      -----      -----
                    Net interest income                           3,521      3,563      3,600      3,718
           Provision for losses on loans                          -          -            107         80
           Noninterest income                                       234        295        464        343
           Noninterest expense                                    3,756      2,068      2,097      2,079
                                                                  -----      -----      -----      -----
           Income (loss) before taxes                                (1)     1,790      1,860      1,902
           Federal income taxes                                     (10)       609        638        647
                                                                -------     ------     ------     ------
                    Net income (loss)                          $    (11)     1,181      1,222      1,255
                                                                 ======      =====      =====      =====

           Basic earnings per share (2)                        $   0.00       0.31       0.32       0.33
                                                                 ======     ======     ======     ======

           Diluted earnings per share (2)                      $   0.00        .29        .30        .31
                                                                 ======     ======     ======     ======


----------------------------------

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.
(2) After giving effect to a three-for-two stock split, declared on July 16, 1998 and distributed on August 17, 1998.

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(18)   PARENT COMPANY

       Condensed parent company only financial information as of and for the years ended June 30, 1998 and 1997, follows:


       Condensed Statements of Financial Condition          1998            1997
       -------------------------------------------          ----            ----
Cash and amounts due from depository institutions       $    27,949        51,541
Prepaid expenses and other assets                           621,904       364,730
Investment in subsidiaries, at equity in underlying
  value of net assets                                    30,559,036    26,527,063
                                                        -----------   -----------
           Total assets                                 $31,208,889    26,943,334
                                                        ===========   ===========

Notes payable                                           $      --         600,000
Accrued expenses and other liabilities                          179        69,918
                                                        -----------   -----------
                                                                179       669,918
Stockholders' equity                                     31,208,710    26,273,416
                                                        -----------   -----------
           Total liabilities and stockholders' equity   $31,208,889    26,943,334
                                                        ===========   ===========



       Condensed Statements of Operations            1998           1997        1996
       ----------------------------------            ----           ----        ----

Income
  Mortgage banking activities                    $  421,344      493,440      488,814
Expenses
  Interest expense                                    7,758       70,136       92,513
  General and administrative                        266,287      255,804      234,063
                                                 ----------   ----------   ----------
                                                    274,045      325,940      326,576
                                                 ----------   ----------   ----------
           Income before federal income
             taxes and equity in undistributed
             net income of subsidiaries             147,299      167,500      162,238
Federal income taxes                                 50,266       57,146       55,160
                                                 ----------   ----------   ----------
           Income before equity in
             undistributed net income of
             subsidiaries                            97,033      110,354      107,078
Equity in undistributed net income of
  subsidiaries                                    4,830,873    3,536,485    3,679,078
                                                 ----------   ----------   ----------
           Net income                            $4,927,906    3,646,839    3,786,156
                                                 ==========   ==========   ==========


                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       Condensed Statements of Cash Flows             1998             1997           1996
       ----------------------------------             ----             ----           ----
Operating activities
  Net income                                       $ 4,927,906      3,646,839      3,786,156
  Equity in undistributed net income
    of subsidiaries                                 (4,830,873)    (3,536,485)    (3,679,078)
  Other, net                                          (326,913)        50,443       (206,134)
                                                   -----------    -----------    -----------
           Net cash provided by (used in)
             operating activities                     (229,880)       160,797        (99,056)
                                                   -----------    -----------    -----------
Investing activities
  Investment in PVF Holdings Inc.                     (301,100)          --             --
  Purchase of servicing portfolio                         --             --       (2,154,535)
           Net cash used in investing activities      (301,100)          --       (2,154,535)
Financing activities
  Proceeds from notes payable                             --             --        1,200,000
  Repayment on note payable                           (600,000)      (400,000)      (200,000)
  Proceeds from exercise of stock options                9,529           --           25,000
  Cash paid in lieu of fractional shares                (2,141)        (1,349)        (1,098)
  Dividends received from subsidiaries               1,100,000        300,000      1,154,535
                                                   -----------    -----------    -----------
           Net cash provided by (used in)
             financing activities                      507,388       (101,349)     2,178,437
                                                   -----------    -----------    -----------
Net decrease in cash and cash
  equivalents                                          (23,592)       (59,448)       (75,154)
Cash and cash equivalents at beginning of year          51,541        110,989        186,143
                                                   -----------    -----------    -----------
Cash and cash equivalents at end of year           $    27,949         51,541        110,989
                                                   ===========    ===========    ===========

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

       The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 1998, 1997, and 1996 was $72,602; $76,300; and $68,100, respectively.

                                    NOTES

                                     Park View Federal Savings Bank
                                       Office Locations and Hours

MAIN OFFICE                         LOBBY                                                PARMA OFFICE
2618 N. Moreland Blvd.              Mon., Tue., Thurs...........9:00 a.m. - 4:30 p.m.    7448 Ridge Road
Cleveland, Ohio 44120               Fri.........................9:00 a.m. - 5:00 p.m.    Parma, Ohio 44129
(216) 991-9600                      Sat.........................9:00 a.m. - 1:00 p.m.    (440) 845-5300

                                                                  Closed Wednesday
                                    DRIVE-UP WINDOW
                                    Mon., Tue., Thurs., Fri.....9:00 a.m. - 5:00 p.m.
                                    Sat.........................9:00 a.m. - 1:00 p.m.


LA PLACE OFFICE                     LOBBY                                                 LAKEWOOD-CLEVELAND OFFICE
2111 Richmond Road                  Mon., Tue., Thurs...........9:00 a.m. - 4:30 p.m.     11010 Clifton Blvd.
Beachwood, Ohio 44122               Fri.........................9:00 a.m. - 5:30 p.m.     Cleveland, Ohio 44102
(216) 831-6373                      Sat.........................9:00 a.m. - 1:00 p.m.     (216) 631-8900
                                                                   Closed Wednesday
                                    DRIVE-UP WINDOW
                                    Mon., Tue., Thurs...........9:00 a.m. - 5:00 p.m.
                                    Fri.........................9:00 a.m. - 6:00 p.m.
                                    Sat.........................9:00 a.m. - 1:00 p.m.

BAINBRIDGE OFFICE                   LOBBY                                                 MACEDONIA OFFICE
8500 Washington Street              Mon., Tue., Wed., Thurs.....9:00 a.m. - 4:30 p.m.     497 East Aurora Road
Chagrin Falls, Ohio 44023           Fri.........................9:00 a.m. - 5:30 p.m.     Macedonia, Ohio 44056
(440) 543-8889                      Sat.........................9:00 a.m. - 1:00 p.m.     (330) 468-0055
                                    Drive-Up Window
                                    Mon., Tue., Wed., Thurs. ...9:00 a.m. - 5:00 p.m.     MAYFIELD HEIGHTS OFFICE
BEDFORD HEIGHTS OFFICE              Fri.........................9:00 a.m. - 6:00 p.m.     1456 SOM Center Road
25350 Rockside Road                 Sat.........................9:00 a.m. - 1:00 p.m.     Mayfield Hts., Ohio 44124
Bedford Hts., Ohio 44146                                                                  (440) 449-8597
(440) 439-2200
                                                                                          MENTOR OFFICE
CHARDON OFFICE                                                                            6990 Heisley Road
408 Water Street                                                                          Mentor, Ohio 44060
Chardon, Ohio 44024                                                                       (440) 944-0276
(440) 285-2343



                             ADMINISTRATIVE OFFICES
                               25350 Rockside Road
                            Bedford Hts., Ohio 44146
                                 (440) 439-6790
                                 Monday - Friday
                              9:00 a.m. - 5:00 p.m.

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

                         PARK VIEW FEDERAL SAVINGS BANK

EXECUTIVE OFFICERS

JOHN R. MALE
President and
Chief Executive Officer

C. KEITH SWANEY
Executive Vice President and
Chief Financial Officer

JEFFREY N. MALE
Senior Vice President

CAROL S. PORTER
Corporate Secretary

EDWARD B. DEBEVEC
Treasurer


OTHER OFFICERS

ANNE M. JOHNSON
Vice President
Mortgage Loan Servicing

ADELINE NOVAK
Vice President
Human Resources

ROBERT J. PAPA
Vice President
Construction Lending

JOHN E. SCHIMMELMANN
Vice President
Savings Administration

KENNAIRD H. STEWART
Vice President
Commercial Real Estate Lending

ROBERT D. TOTH
Vice President
Data Processing



GENERAL INFORMATION
INDEPENDENT
CERTIFIED ACCOUNTANTS
KPMG Peat Marwick LLP
1500 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114

GENERAL COUNSEL
Moriarty & Jaros, P.L.L.
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
Fifth Third Bank
Fifth Third Center
38 Fountain Square
Cincinnati, Ohio 45263

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

ANNUAL MEETING
The 1998 Annual Meeting of
Stockholders will be held on
October 19, 1998 at 10:00 a.m.
at the Cleveland Marriott East,
3663 Park East Drive, Beachwood, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual
Report on Form 10-K for the fiscal year ended June 30, 1998 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 2618 N. Moreland Boulevard, Cleveland, Ohio 44120.

                                  [PVF - LOGO]
                                 CAPITAL CORP.


        2618 North Moreland Blvd., Cleveland, Ohio 44120, (216) 991-9600