Form 10-K405, Exhibit 13
period 1999-06-30
PVF CAPITAL CORP
filed 1999-09-22
CIK 928592

                                                                      Exhibit 13

                           [PVF CAPITAL CORP. LOGO]



                                Annual Report
                                June 30, 1999

                                TABLE OF CONTENTS

Letter to Shareholders................................................2

Selected Consolidated Financial and Other Data........................4

Management's Discussion and Analysis of
Financial Condition and Results of Operations.........................6

Independent Auditors' Report.........................................16

                               TO OUR SHAREHOLDERS


     We are pleased to announce that fiscal 1999 was another successful year for PVF Capital Corp. With the assistance of a strong economy, we achieved record earnings and substantial growth in loans, and made much progress toward introducing new technology that will bring a higher level of service to our customers, shareholders, and the communities we serve.

     Earnings were a record $7,719,000, or $1.70 diluted earnings per share, for the year ended June 30, 1999. In addition, return on average assets was 1.77 percent and return on average common equity was 22.21 percent for fiscal 1999.

     In March 1999, the previously announced sale by PVF Service Corporation, a wholly-owned subsidiary of PVF Capital Corp., of its 250-acre parcel of land in Solon, Ohio to Cameratta Properties Limited was completed. This sale resulted in an after-tax profit of approximately $2.5 million, or $0.55 diluted earnings per share, for the year ended June 30, 1999.

     In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the outstanding common stock and a quarterly cash dividend policy. The stock repurchase program and the cash dividend policy will be dependent on the Company's financial condition, earnings, capital needs, regulatory requirements, and market conditions. Also, in August 1999, the company declared a 10 percent stock dividend.

     The continued consolidation of the banking industry has presented the Company with new growth opportunities. Recent acquisition activity has reduced competition among local community banks and has opened new markets to us for the future expansion of our branch network. Park View Federal remains committed to the community bank concept of providing its customers personalized service and financial products that may not be available to them at large commercial banks. With this in mind, we remain optimistic about the future role of community banks and look to the future with much anticipation.

     In the coming year, Park View Federal is planning the following growth and restructuring of its branch network.

         In November 1999, Park View Federal will relocate its Parma, Ohio branch to North Royalton, Ohio. This new full-service branch office will be equipped with an ATM machine and will be located near the northeast corner of Route 82 and Ridge Road.

         In December 1999, Park View Federal will open a new branch office in Medina, Ohio. This new full-service branch office will also be equipped with an ATM machine and will be located in the Reserve Square Shopping Center on Route 18 just west of Interstate 71.

2                                          PVF Capital Corp. 1999 Annual Report

         On or before March 31, 2000, Park View Federal is planning to relocate its North Moreland branch office near Shaker Square in Cleveland, Ohio to Shaker Towne Centre in Shaker Heights, Ohio. This move will provide our customers a more spacious office in a more easily accessible location with ample parking not available at the North Moreland facility. The administrative offices will remain at North Moreland.

     The reconfiguration of our branch network will give us a greater presence in new higher-growth areas. These offices are expected to open new markets to us in residential, construction, multi-family, and commercial real estate lending and also increase our ability to attract consumer deposits. Upon completion, Park View Federal will have a total of eleven full-service branch office locations throughout northeast Ohio.

     On or before December 31, 1999, the Company is expecting to launch its Web site on the Internet. This Web site will provide information about our products and services, and allow our customers access to current loan and deposit rate information. Our ultimate goal is to provide a full line of home banking services to our customers, including the ability to make loan applications on-line and access account balances and information. Other available features will be a community news and updates bulletin board and calculators providing analytical ability for our customers. Look for us at www.parkviewfederal.com.

     The Company has made every effort to ensure that the Bank will continue to deliver financial services to its customers on an uninterrupted basis as we move into the next century. All Y2K mission critical systems have been tested and remediated. Also, in preparation for potential Y2K problems, the Company has initiated a business resumption contingency plan and a customer awareness program to educate and inform our customers of Y2K issues.

     Finally, we invite all shareholders to attend the Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 18, 1999 at 10:00 a.m. at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.

                                                     Sincerely,


                                                     /s/ John R. Male

                                                     John R. Male
                                                     President

PVF Capital Corp. 1999 Annual Report                                       3

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


FINANCIAL CONDITION DATA:

                                                                           At June 30,
                                                       ----------------------------------------------------
                                                         1999       1998       1997       1996       1995
                                                       ----------------------------------------------------
(dollars in thousands)
Total assets .......................................   $449,201   $433,279   $373,081   $331,634   $315,432
Loans receivable and mortgage-backed
  securities held for investment, net ..............    397,284    371,949    341,914    278,956    250,244
Loans receivable held for sale and
  mortgage-backed securities available for sale, net      1,772      1,645        710     18,817      4,451
Cash equivalents and securities ....................     35,423     51,017     23,576     27,884     53,812
Deposits ...........................................    331,242    344,229    288,270    271,045    272,290
FHLB advances and notes payable ....................     66,041     47,384     49,715     30,191     16,800
Stockholders' equity ...............................     38,856     31,209     26,273     22,474     18,818

Number of:
   Real estate loans outstanding ...................      3,527      2,676      2,648      2,527      2,512
   Savings accounts ................................     24,346     25,122     23,190     23,259     24,007
   Offices .........................................         10         10          9          9          9


OPERATING DATA:

                                                                        Year Ended June 30,
                                               --------------------------------------------------------------------
                                                 1999            1998           1997          1996           1995
                                               --------------------------------------------------------------------
(dollars in thousands except for earnings per share)
Interest income ........................        $35,347        $34,365        $30,963        $27,761        $22,941
Interest expense .......................         19,863         19,558         16,561         15,703         12,261
                                                -------        -------        -------        -------        -------
Net interest income
  before provision for loan losses .....         15,484         14,807         14,402         12,058         10,680
Provision for loan losses ..............              0            246            187            417            416
                                                -------        -------        -------        -------        -------
Net interest income
  after provision for loan losses ......         15,484         14,561         14,215         11,641         10,264
Non-interest income ....................          5,435          1,597          1,336          1,747          1,514
Non-interest expense ...................          9,649          8,851         10,000          7,989          7,177
                                                -------        -------        -------        -------        -------
Income before federal income tax expense         11,270          7,307          5,551          5,399          4,601
Federal income taxes ...................          3,551          2,379          1,904          1,613          1,244
                                                -------        -------        -------        -------        -------
Net income .............................        $ 7,719        $ 4,928        $ 3,647        $ 3,786        $ 3,357
                                                =======        =======        =======        =======        =======

Basic earnings per share ...............        $  1.76        $  1.14        $  0.86        $  0.90        $  0.80
                                                =======        =======        =======        =======        =======

Diluted earnings per share .............        $  1.70        $  1.09        $  0.81        $  0.84        $  0.76
                                                =======        =======        =======        =======        =======

4                                          PVF Capital Corp. 1999 Annual Report

OTHER DATA:

                                                                           At or For the Year Ended June 30,
                                                               ------------------------------------------------------------
                                                                1999         1998         1997          1996         1995
                                                               ------------------------------------------------------------
Interest rate spread information:
  Average during year.....................................        3.26%        3.38%        3.84%        3.45%        3.67%

Net interest margin.......................................        3.68%        3.78%        4.22%        3.90%        4.00%
Average interest-earning assets to
  average interest-bearing liabilities....................      108.92%      107.93%      107.93%      108.83%      107.08%

Non-accruing loans (> 90 days) and
  repossessed assets to total assets......................        0.85%        0.92%        1.11%        0.73%        1.14%

Stockholders' equity to total assets......................        8.65%        7.20%        7.04%        6.78%        5.97%

Return on average assets..................................        1.77%        1.23%        1.04%        1.19%        1.23%

Return on average equity .................................       22.21%       17.11%       15.19%       18.43%       19.61%

Ratio of average equity to
  average assets..........................................        7.95%        7.18%        6.84%        6.47%        6.26%
Dividend payout ratio.....................................        0.00%        0.00%         0.00%       0.00%        8.37%


BANK REGULATORY CAPITAL RATIOS:

Ratio of tangible capital to
  adjusted total assets...................................        7.99%        7.21%        7.34%        7.25%        6.10%
Ratio of core capital to
  adjusted total assets...................................        7.99%        7.21%        7.34%        7.25%        6.10%
Ratio of total capital to
  risk-weighted assets....................................       11.17%       10.93%       10.62%       11.42%       10.77%

PVF Capital Corp. 1999 Annual Report                                          5

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and PVF Service Corporation, a wholly-owned real estate subsidiary. Park View Federal has ten offices located in Cleveland and surrounding communities, including a recently opened branch in Chardon, Ohio. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate, and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including equity line of credit loans secured by real estate and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

FORWARD-LOOKING STATEMENTS

When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and Year 2000 issues. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OVERVIEW OF FINANCIAL CONDITION
AT JUNE 30, 1999, 1998, AND 1997

PVF had total assets of $449.2 million, $433.3 million, and $373.1 million at June 30, 1999, 1998, and 1997, respectively. The primary source of the Bank's increase in total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $399.1 million, $373.6 million, and $342.6 million at June 30, 1999, 1998, and 1997, respectively. The increase of $25.5 million in net loans and mortgage-backed securities at June 30, 1999 resulted primarily from increases in land loans, commercial real estate loans, and home equity line of credit loans of $11.5 million, $10.8 million, and $4.2 million, respectively. The Bank's current loans-to-one-borrower limitation was approximately $4.0 million at June 30, 1999. In addition, securities totaled $25.3 million, $27.8 million, and $14.0 million at the years ended June 30, 1999, 1998, and 1997, respectively. The increase of $25.5 million in net loans and mortgage-backed securities and the decrease of $13.0 million in deposits at June 30, 1999, were funded by an increase of $19.7 million in Federal Home Loan Bank ("FHLB") advances, and decreases of $13.1 million in cash and cash equivalents and $2.5 million in securities.

The securities portfolio has been and will continue to be used primarily to meet the regulatory liquidity requirements of the Bank in its deposit taking and lending activities. The Bank has adopted a policy that permits investment only in U.S. government and agency securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less that qualify as regulatory liquidity, federal funds sold, and deposits at the FHLB of Cincinnati. Approximately $6.0 million, or 19.3 percent, of the securities portfolio has a repricing period of one year or less, the entire portfolio matures within five years or less, and the Bank has no plans to change the short-term nature of its securities portfolio.

6                                          PVF Capital Corp. 1999 Annual Report

The Bank's deposits totaled $331.2 million, $344.2 million, and $288.3 million at June 30, 1999, 1998, and 1997, respectively. Advances from the FHLB of Cincinnati amounted to $66.0 million, $46.3 million, and $47.4 million at June 30, 1999, 1998, and 1997, respectively. Management's decision to borrow utilizing attractive FHLB advance rates rather than to aggressively compete with market savings rates resulted in an increase in FHLB advances of $19.7 million and a decrease in savings deposits of $13.0 million for the year ended June 30, 1999.

CAPITAL

PVF's stockholders' equity totaled $38.9 million, $31.2 million, and $26.3 million at the years ended June 30, 1999, 1998, and 1997, respectively. The increases were the result of the retention of net earnings.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 1999, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                               Park View                   Requirement for
                                Federal      Percent of    Well-Capitalized
(dollars in thousands)          Capital       Assets (1)     Institution
                               --------------------------------------------
GAAP capital                     $35,950         7.99%          N/A
Tangible capital                 $35,950         7.99%          N/A
Core capital                     $35,950         7.99%         5.00%
Tier 1 risk-based capital        $35,950        10.43%         6.00%
Risk-based capital               $38,524        11.17%        10.00%

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS

The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A 10 percent stock dividend was issued in August 1995, a three-for-two stock split effected in the form of a dividend was issued in August 1996, a 10 percent stock dividend was issued in September 1997, a three-for-two stock split effected in the form of a dividend was issued in August 1998, and a 10 percent stock dividend was issued in September 1999. As adjusted to reflect all stock dividends and all stock splits, the Company had 4,389,742 shares of common stock outstanding and approximately 320 holders of record of the common stock at September 7, 1999. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the Company's common stock and a quarterly cash dividend policy. The stock repurchase program will be dependent on market conditions with no guarantee as to the exact number of shares to be repurchased, while the cash dividend policy will be dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements, and economic conditions.

The following table sets forth certain information as to the range of the high and low bid prices for the Bank's common stock for the calendar quarters indicated.(1)

                               ---------------------------------------------
                                   Fiscal 1999               Fiscal 1998
                               -------------------       -------------------
                               High Bid    Low Bid       High Bid    Low Bid
Fourth Quarter                  $12.95      $ 9.55        $17.12      $14.47
Third Quarter                    12.95       10.45         14.55       11.52
Second Quarter                   12.39        8.86         12.57       11.52
First Quarter                    15.61        9.55         13.03       10.98

(1)Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends and stock splits.

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

PVF Capital Corp. 1999 Annual Report                                          7

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 1999, the Bank had commitments to originate loans totaling $52.1 million and had $54.9 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the twelve months following June 30, 1999 totaled $216.4 million. Management believes that a significant portion of the amounts maturing during fiscal 2000 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal is required by current OTS regulations to maintain specified liquid assets of at least 4 percent of its net withdrawable accounts plus short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments with original maturities equal to or less than three months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing, and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations. Park View Federal's daily liquidity ratio at June 30, 1999 was 9.8 percent, and its short-term liquidity ratio was significantly above regulatory requirements.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Company's market risk is composed of interest rate risk.

Asset/Liability Management: The Company's asset and liability committee ("ALCO"), which includes senior management representatives, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. Park View Federal's asset and liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

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

         PROFILE OF INTEREST SENSITIVE ASSETS
                    [PIE GRAPH]

Fixed rate other mortgage loans              (3.9%)
Fixed-rate single-family mortgage loans      (5.4%)
Adjustable-rate mortgage-backed securities   (0.4%)
Adjustable-rate other mortgage loans         (40.7%)
Adjustable-rate single-family mortgage loans (40.6%)
Overnight Fed Funds                          (1.3%)
Investment securities 60 months or less      (5.9%)
Consumer loans                               (1.8%)

8                                         PVF Capital Corp. 1999 Annual Report

   PROFILE OF INTEREST SENSITIVE LIABILITIES
               [PIE GRAPH]
CDs 12 months or less                   (55.5%)
CDs 25 to 36 months                     (1.9%)
CDs 13 to 24 months                     (8.1%)
CDs over 36 months                      (1.4%)
Transaction accounts                    (7.7%)
FHLB Advances over 36 months            (9.2%)
FHLB Advances 13 to 36 months           (1.3%)
FHLB Advances 12 months or less         (6.4%)
Passbook accounts                       (8.5%)


the FNMA in exchange for mortgage-backed securities secured by such loans which are then sold in the market or sold directly for cash in the secondary market.

Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and
1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 1999. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(dollars in thousands)

                    Change in    Market Value of    Dollar      Percentage
                  Interest Rates Portfolio Equity   Change        Change
                  -------------- ----------------   ------        ------
                      +200        $  45,027      $  (1,398)       (0.3)%
                      +100           46,254           (171)        0.0
                         0           46,425
                      -100           45,571           (854)       (0.2)
                      -200           44,841         (1,584)       (0.4)


The table indicates that at June 30, 1999, in the event of either an immediate and sustained increase or decrease in prevailing market interest rates, the Bank's NPV would not be materially impacted, but would be expected to decrease slightly. This is the case, because of the current flatness of the yield curve along with the borrowers' and/or lenders' ability to prepay or extend the terms of loans, investments, deposits, and borrowings. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 1999, the Bank's estimated changes in NPV were well within the targets established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarter ended June 30, 1999, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

PVF Capital Corp. 1999 Annual Report                                          9
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

The following table summarizes the Company's interest rate sensitivity gap analysis at June 30, 1999. The table indicates that the Company's one year and under ratio of cumulative gap to total assets is negative 8.6 percent and one-to-three year ratio of cumulative gap to total assets is negative 1.5 percent. The well-matched maturities along with the short-term repricing nature of interest-rate-sensitive assets to interest-rate-sensitive liabilities explains the Company's strong NPV position to an immediate and sustained 1 and 2 percent increase or decrease in market interest rates.

                                                                   Within       1-3          3-5         >5
(dollars in thousands)                                             1 Year       Years       Years       Years       Total
--------------------------------------------------------------------------------------------------------------------------
Total interest-rate-sensitive assets.........................     $206,643    $110,046    $ 84,882    $ 28,768    $430,339
Total interest-rate-sensitive liabilities....................      245,277      78,101      17,944      48,778     390,100
Periodic GAP.................................................      (38,634)     31,945      66,938     (20,010)     40,239
Cumulative GAP...............................................      (38,634)     (6,689)     60,249      40,239
Ratio of cumulative GAP to total assets......................         (8.6)%      (1.5)%      13.4%        9.0%

                             RESULTS OF OPERATIONS

GENERAL

PVF Capital Corp.'s net income for the year ended June 30, 1999 was $7.7 million, or $1.76 basic earnings per share and $1.70 diluted earnings per share, as compared to $4.9 million, or $1.14 basic earnings per share and $1.09 diluted earnings per share for fiscal 1998, and $3.6 million, or $0.86 basic earnings per share and $0.81 diluted earnings per share for fiscal 1997. All per share amounts have been adjusted for stock dividends and stock splits.

Net income for the current year increased by $2.8 million from the prior fiscal year and exceeded net income for fiscal 1997 by $4.1 million. In fiscal 1999, the Company recorded an after-tax gain of approximately $2.5 million as a result of the closing on the sale by PVF Service Corporation of its 250-acre parcel of land in Solon, Ohio. In fiscal 1997, the Bank recorded a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") that required SAIF-insured savings institutions to pay 65.7 cents for every $100 of deposits. This assessment was charged against earnings in fiscal 1997 and had an after-tax impact of $1.1 million.

10                                        PVF Capital Corp. 1999 Annual Report

NET INTEREST INCOME

Net interest income amounted to $15.5 million for the year ended June 30, 1999, as compared to $14.8 million and $14.4 million for the years ended June 30, 1998 and 1997, respectively. The increase in net interest income of $0.7 million and $0.4 million from the year ended June 30, 1998 to 1999 and from the year ended June 30, 1997 to 1998, respectively, is due to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to change in the Bank's net interest income.

Table 1 sets forth certain information relating to the Bank's average interest-earning assets (loans and securities) and interest-bearing liabilities (deposits and borrowings) and reflects the average yield on assets and average cost of liabilities for the periods and at the dates indicated. Such yields and costs are derived by dividing interest income or interest expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accrual loans are included in the net loan category.

This table also presents information for the periods indicated with respect to the difference between the weighted-average yield earned on interest-earning assets and weighted-average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of net interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.


Table 1                                                      AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                             FOR THE YEAR ENDED JUNE 30,
                                                                 1999                                     1998
                                                 -------------------------------------------------------------------------------
                                                   Average                      Yield/     Average                      Yield/
(dollars in thousands)                             Balance     Interest          Cost      Balance      Interest         Cost
                                                 -------------------------------------------------------------------------------
Interest-earning assets:
  Loans ......................................   $  384,420   $   33,146         8.62%   $  361,308   $   32,500         9.00%
  Mortgage-backed securities .................        2,338          147         6.29         2,439          155         6.36
  Securities and other interest-earning
    assets ...................................       34,500        2,054         5.95        27,918        1,710         6.13
                                                 ----------   ----------                 ----------   ----------
    Total interest-earning assets ............      421,258       35,347         8.39       391,665       34,365         8.77
Non-interest-earning assets ..................       16,071   ----------                      9,291
                                                 ----------                              ----------
    Total assets .............................   $  437,329                              $  400,956
                                                 ==========                              ==========
Interest-bearing liabilities:
  Deposits ...................................   $  334,530   $   16,961         5.07    $  321,039   $   17,062         5.31
  FHLB advances ..............................       52,102        2,891         5.55        40,240        2,351         5.84
  Notes payable ..............................          122           11         9.02         1,604          145         9.04
                                                 ----------   ----------                 ----------   ----------
       Total interest-bearing liabilities           386,754       19,863         5.14       362,883       19,558         5.39
                                                              ----------         ----                 ----------         ----
  Non-interest-bearing liabilities............       15,818                                   9,267
                                                 ----------                              ----------
       Total liabilities .....................      402,572                                 372,150

Stockholders' equity..........................       34,757                                  28,806
                                                 ----------                              ----------

       Total liabilities and stockholders'
         equity ..............................   $  437,329                              $  400,956
                                                 ==========                              ==========
Net interest income ..........................                $   15,484                              $   14,807
                                                              ==========                              ==========
Interest rate spread .........................                                   3.26%                                   3.38%
                                                                                 ====                                    ====
Net yield on interest-earning assets .........                                   3.68%                                   3.78%
                                                                                 ====                                    ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities ....       108.92%                                 107.93%
                                                 ==========                              ==========


Table 1                                  AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                      FOR THE YEAR ENDED JUNE 30,
                                                               1997
                                               --------------------------------------
                                                  Average                      Yield/
(dollars in thousands)                            Balance     Interest          Cost
                                               --------------------------------------
Interest-earning assets:
  Loans ......................................  $  317,453   $   29,419         9.27%
  Mortgage-backed securities .................       3,832          285         7.44
  Securities and other interest-earning
    assets ...................................      19,706        1,259         6.39
                                                ----------   ----------
    Total interest-earning assets ............     340,991       30,963         9.08
Non-interest-earning assets ..................       9,773   ----------
                                                ----------
    Total assets .............................  $  350,764
                                                ==========
Interest-bearing liabilities:
  Deposits ...................................  $  272,341   $   13,957         5.12
  FHLB advances ..............................      41,083        2,367         5.76
  Notes payable ..............................       2,510          237         9.44
                                                ----------   ----------
       Total interest-bearing liabilities          315,934       16,561         5.24
                                                             ----------         ----
  Non-interest-bearing liabilities............      10,825
                                                ----------
       Total liabilities .....................     326,759

Stockholders' equity..........................      24,005
                                                ----------

       Total liabilities and stockholders'
         equity ..............................  $   350,764
                                                ===========
Net interest income ..........................               $   14,402
                                                             ==========
Interest rate spread .........................                                  3.84%
                                                                                ====
Net yield on interest-earning assets .........                                  4.22%
                                                                                ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities ....       107.93%
                                                ===========

PVF Capital Corp. 1999 Annual Report                                       11

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

As is evidenced by these tables, interest rate changes unfavorably affected the Bank's net interest income for the years ended June 30, 1999 and 1998. Due to the long-term nature of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with decreasing interest rates and a relatively flat yield curve during much of the years ended June 30, 1999 and 1998, the Bank experienced a decrease of 12 basis points in its interest rate spread to 3.26 percent for fiscal 1999 from 3.38 percent for fiscal 1998, and during fiscal 1998 its interest rate spread decreased 46 basis points from 3.84 percent for fiscal 1997. These changes in average interest rate spread resulted in a decrease in net interest income for the years ended June 30, 1999 and 1998 of $0.5 million and $1.5 million, respectively, due to interest rate changes.

Net interest income was favorably affected by volume changes during the two years ended June 30, 1999 and 1998. Accordingly, net interest income grew by $1.2 million and $2.1 million due to volume changes for the years ended June 30, 1999 and 1998, respectively. Changes attributable to both rate and volume impacted net interest income negatively during the years ended June 30, 1999 and June 30, 1998.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.

      Table 2                                                           YEAR ENDED JUNE 30,
                                     --------------------------------------------------------------------------------------
                                             1999            vs.           1998        1998            vs.           1997
                                     -------------------------------------------- -----------------------------------------
                                                     Increase (Decrease)                       Increase (Decrease)
                                                           Due to                                    Due to
                                     -------------------------------------------- -----------------------------------------
                                                                 Rate/                                     Rate/
      (dollars in thousands)                Volume     Rate     Volume     Total      Volume      Rate    Volume     Total
                                     -------------------------------------------- -----------------------------------------
Interest income:
  Loans ...........................   $ 2,079    $(1,347)   $   (86)   $   646    $ 4,064    $  (864)   $  (119)   $ 3,081
  Mortgage-backed securities ......        (7)        (2)         0         (9)      (104)       (41)        15       (130)
  Securities and other
    interest-earning assets .......       403        (47)       (11)       345        525        (52)       (22)       451
                                      -------    -------    -------    -------    -------    -------    -------    -------
      Total interest-earning assets     2,475     (1,396)       (97)       982      4,485       (957)      (126)     3,402
                                      -------    -------    -------    -------    -------    -------    -------    -------
Interest expense:
  Deposits ........................       717       (784)       (33)      (100)     2,496        517         92      3,105
  FHLB advances ...................       693       (119)       (35)       539        (49)        34         (1)       (16)
  Other borrowings ................      (134)         0          0       (134)       (86)       (10)         4        (92)
                                      -------    -------    -------    -------    -------    -------    -------    -------
      Total interest-bearing
        liabilities ...............     1,276       (903)       (68)       305      2,361        541         95      2,997
                                      -------    -------    -------    -------    -------    -------    -------    -------
Net interest income ...............   $ 1,199    $  (493)   $   (29)       677    $ 2,124    $(1,498)   $  (221)   $   405
                                      =======    =======    =======        ===    =======    =======    =======    =======

12                                        PVF Capital Corp. 1999 Annual Report

PROVISION FOR LOAN LOSSES

Due to the increased risks associated with commercial real estate, construction, and land loans, the Bank carefully monitors its loan portfolio and establishes levels of unallocated and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank's loan portfolio. The Bank's policies require the review of assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The Bank establishes specific provisions for loan losses when a loan is deemed to be uncollectible in an amount equal to the net book value of the loan or to any portion of the loan deemed uncollectible. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains unallocated allowances based upon the establishment of a risk category for each type of loan in the Bank's portfolio.

The Company uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio, as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Company, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. During the year ended June 30, 1999, management conducted a review of the established reserve percentages used in calculating the required loan loss allowance. This review was conducted using the most currently available national and regional aggregate thrift industry data on charge-offs along with an analysis of historical losses experienced by the Company according to type of loan. As a result of this analysis, management made moderate adjustments to the required reserve percentages on various loan categories to more accurately reflect probable losses. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions.

During 1999, the Company experienced growth in the loan portfolio of $26.7 million, or 7.2 percent, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans increased from $3.3 million to $3.6 million, while allowance related to impaired loans decreased from $89,000 to $55,000. The increase in the level of impaired loans caused the percentage of allowance for loan losses to impaired loans to decrease from 82 to 72 percent. Net charge-offs decreased from $234,000 in 1998 to $57,000 in 1999. Therefore, taking into consideration the growth of the portfolio, the lower level of impaired loans to total loans, as well as the lower level of net charge-offs, the overall performance of the portfolio, and adjustments made to the systematic established reserve percentages, the Company made no provision and maintained the allowance at a level deemed appropriate of $2.6 million.

During 1998, the Company experienced growth in the loan portfolio of $28.5 million, or 8.3 percent, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans decreased from $4.1 million to $3.3 million, while allowance related to impaired loans increased from $76,000 to $89,000. The decrease in the level of impaired loans caused the percentage of allowance for loan losses to impaired loans to increase from 65 to 82 percent. Net charge-offs increased from $77,000 in 1997 to $234,000 in 1998. Therefore, taking into consideration the growth of the portfolio, the lower level of impaired loans, as well as the higher level of net charge-offs, and the overall performance of the portfolio, the Company provided $246,000 of additional provision to maintain the allowance at a level deemed appropriate of $2.7 million.

NON-INTEREST INCOME

Non-interest income amounted to $5.4 million, $1.6 million, and $1.3 million for the years ended June 30, 1999, 1998, and 1997, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities and fee income on deposit accounts. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. The increase in non-interest income of $3.8 million for the year ended June 30, 1999 is primarily the result of a gain

PVF Capital Corp. 1999 Annual Report                                         13
on the sale of real estate by PVF Service Corporation, a wholly-owned subsidiary of PVF Capital Corp., attributable to the sale of its 250-acre parcel of land in Solon, Ohio. Income from mortgage banking activities amounted to $1,023,000, $869,000, and $663,000 for the years ended June 30, 1999, 1998, and 1997, respectively. The increase in income from mortgage banking activities of $154,000 from the year ended June 30, 1998 to 1999 is primarily due to an increase in net profit realized on the sale of loans. Other non-interest income amounted to $611,000, $727,000, and $673,000 for the years ended June 30, 1999,
1998, and 1997, respectively. Changes in other non-interest income are the result of service and other miscellaneous fee income, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE

Non-interest expense amounted to $9.6 million, $8.9 million, and $10.0 million for the years ended June 30, 1999, 1998, and 1997, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $4.8 million, $4.5 million, and $4.4 million for the years ended June 30, 1999, 1998, and 1997, respectively. The increase in compensation for the years ended June 30, 1999 and 1998 is due primarily to growth in the staff, the opening of a new branch in fiscal 1998, employee 401K benefits, a compensation incentive plan for both management and loan originators, and inflationary salary and wage adjustments to employees. Office occupancy totaled $1.8 million, $1.6 million, and $1.6 million for the years ended June 30, 1999, 1998, and 1997, respectively. The increased occupancy expense is attributable to maintenance and repairs to office buildings, and the cost of opening and operating an additional branch office. Other non-interest expense totaled $3.0 million, $2.7 million, and $4.0 million for the years ended June 30, 1999, 1998, and 1997, respectively. Changes in other non-interest expense are the result of advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense. The decrease in other non-interest expense of $1.3 million from the year ended June 30, 1997 to 1998 is primarily attributable to the payment of the SAIF assessment in fiscal 1997. The increase in other non-interest expense of $0.3 million from the year ended June 30, 1998 to 1999 is attributable to increased legal expenses. Information pertaining to these expenses is set forth in Item 3 of Form 10-K.

FEDERAL INCOME TAXES

The Bank's federal income tax expense was $3.6 million, $2.4 million, and $1.9 million for the years ended June 30, 1999, 1998, and 1997, respectively. Due to the availability of tax credits for the year ended June 30, 1998 and 1999, and other miscellaneous deductions, the Bank's effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 32, 33, and 34 percent for the years ended June 30, 1999, 1998, and 1997, respectively.

YEAR 2000

Park View Federal realizes the challenges of the Year 2000 (Y2K) issue and, in compliance with federal regulators, has assembled a project team to assess and remediate any deficient system in use within the Bank. A formal plan, approved by the Board of Directors, called for the inventory of all internal systems and third-party relationships to determine the impact on Bank operations. Following this assessment, correction, testing, validation and installation of affected systems was completed without any complications. These systems are currently in production within the organization and have been operating successfully.

As part of the effort to assure continued inter-operability with third-party relationships, the Bank was an active participant in the Mortgage Bankers Association Y2K readiness testing program. This program established specific guidelines and standards for testing information exchange between financial organizations. The Bank successfully completed all required testing and did additional testing to assure readiness in this area.

Rapid and accurate data processing is essential to Company operations. If testing reveals that any system critical to continued business operation should fail, all internal and external resources available will be directed toward correcting these systems. System delays, mistakes, or failures could have an adverse impact on the Company. In addition, non-compliance by third parties (including loan customers) and disruptions to the economy in general resulting from Year 2000 issues could also have a negative impact.

As part of its Y2K readiness efforts, the Bank has initiated a customer awareness program to educate and inform its customers of Y2K issues and progress made in resolving these issues. The Bank has developed a Y2K business

14                                         PVF Capital Corp. 1999 Annual Report
resumption contingency plan for all mission critical systems that augments its existing disaster recovery plan.

The cost for the Bank to become Year 2000 ready is not anticipated to be material to the Bank's net income for any year. The Board of Directors and Bank staff are making every effort to ensure that the Bank will continue to deliver financial services to its customers.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Bank, see "Market Risk Management."

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 requires public business enterprises to additionally report items that affect comprehensive income but not net income. Examples of these items relevant to the Company include unrealized gains and losses on securities available for sale. The Company adopted SFAS No. 130 on July 1, 1998. However, at this time, the Company does not have other comprehensive income to be reported.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain information about operating segments. Also required is certain information about products and services, geographic areas in which an enterprise operates, and any major customers. SFAS No. 131 is effective for years beginning after December 15, 1997. The Company determined that the adoption of SFAS No. 131 has no effect on its consolidated financial statements as the Company's operations are managed and performance is evaluated on a corporate-wide basis. Accordingly, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. This statement requires entities to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the use of the derivative and the type of risk being hedged. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management is currently analyzing the effect of the adoption of SFAS No. 133 on the Bank's consolidated financial statements.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. After the securitization of a mortgage loan held for sale, any retained mortgage-backed securities shall be classified in accordance with the provisions of SFAS No. 115. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or after the securitization process. This statement is effective for the first fiscal quarter beginning after December 15, 1998. The Bank has not historically securitized mortgage loans and retained the mortgage-backed security. Therefore, the adoption did not have any impact on the Company's consolidated financial statements.

PVF Capital Corp. 1999 Annual Report                                      15

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
PVF Capital Corp. and Subsidiaries:


We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. and subsidiaries (Company) as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.


                                  /s/ KPMG LLP



Cleveland, Ohio
July 15, 1999

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 1999 and 1998


                                             ASSETS                                  1999                1998
                                                                               ------------------  -----------------

Cash and amounts due from depository institutions                            $         4,140,460          2,447,631
Interest bearing deposits                                                                573,872            394,331
Federal funds sold                                                                     5,375,000         20,375,000
                                                                               ------------------  -----------------

             Cash and cash equivalents                                                10,089,332         23,216,962

Securities held to maturity (fair values of $24,895,033 and
   $27,767,525, respectively)                                                         25,334,041         27,800,000
Mortgage-backed securities held to maturity (fair values
   of $1,728,656 and $2,965,247, respectively)                                         1,732,726          2,950,856
Loans receivable held for long-term investment, net of allowance
   for loan losses of $2,629,743 and $2,686,521, respectively                        395,550,737        368,998,087
Loans receivable held for sale, net                                                    1,772,176          1,644,735
Office properties and equipment, net                                                   2,003,211          2,313,546
Real estate held for investment                                                        3,796,852            938,071
Real estate owned                                                                        168,500            699,236
Investment required by law -
      stock in the Federal Home Loan Bank of Cincinnati                                3,759,452          3,507,564
Prepaid expenses and other assets                                                      4,994,438          1,210,099
                                                                               ------------------  -----------------

             Total assets                                                    $       449,201,465        433,279,156
                                                                               ==================  =================

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                                  $       331,241,736        344,228,729
   Advances from the Federal Home Loan Bank of Cincinnati                             66,040,736         46,324,456
   Notes payable                                                                              --          1,060,000
   Advances from borrowers for taxes and insurance                                     5,463,660          4,931,114
   Accrued expenses and other liabilities                                              7,599,525          5,526,147
                                                                               ------------------  -----------------

             Total liabilities                                                       410,345,657        402,070,446
                                                                               ------------------  -----------------

Commitments

Stockholders' equity:
   Serial preferred stock, $.01 par value, 1,000,000 shares
      authorized; none issued                                                                 --                 --
   Common stock, $.01 par value, 15,000,000 shares authorized;
      4,389,888 and 3,990,808 shares issued, respectively                                 43,899             39,908
   Additional paid-in capital                                                         20,250,236         14,517,452
   Retained earnings (substantially restricted)                                       18,632,923         16,651,350
   Treasury stock, at cost 5,000 shares                                                  (71,250)                --
                                                                               ------------------  -----------------

             Total stockholders' equity                                               38,855,808         31,208,710
                                                                               ------------------  -----------------

             Total liabilities and stockholders' equity                      $       449,201,465        433,279,156
                                                                               ==================  =================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                    Years ended June 30, 1999, 1998, and 1997

                                                                               1999               1998                1997
                                                                         -----------------  ------------------  ------------------

Interest income:
   Loans                                                              $        33,145,769          32,499,826          29,418,869
   Mortgage-backed securities                                                     146,865             155,446             285,246
   Cash and securities                                                          2,054,310           1,709,951           1,258,732
                                                                         -----------------  ------------------  ------------------

             Total interest income                                             35,346,944          34,365,223          30,962,847

Interest expense:
   Deposits                                                                    16,960,961          17,062,418          13,957,543
   Short-term borrowings                                                        2,901,621             978,144           1,182,874
   Long-term borrowings                                                                --           1,517,766           1,420,346
                                                                         -----------------  ------------------  ------------------

             Total interest expense                                            19,862,582          19,558,328          16,560,763
                                                                         -----------------  ------------------  ------------------

             Net interest income                                               15,484,362          14,806,895          14,402,084

   Provision for loan losses                                                           --             246,000             187,000
                                                                         -----------------  ------------------  ------------------

             Net interest income after provision for loan losses               15,484,362          14,560,895          14,215,084
                                                                         -----------------  ------------------  ------------------

   Noninterest income:
      Service and other fees                                                      492,316             621,277             519,512
      Mortgage banking activities, net                                          1,023,360             869,535             663,002
      Gain on sale of real estate                                               3,800,696                  --                  --
      Other, net                                                                  119,090             105,905             153,253
                                                                         -----------------  ------------------  ------------------

             Total noninterest income                                           5,435,462           1,596,717           1,335,767

   Noninterest expense:
      Compensation and benefits                                                 4,848,030           4,512,664           4,423,470
      Office, occupancy, and equipment                                          1,783,631           1,631,802           1,603,583
      Insurance                                                                   272,607             255,365             445,804
      Special SAIF assessment                                                          --                  --           1,707,867
      Professional and legal                                                      921,664             264,555             208,164
      Other                                                                     1,823,225           2,185,965           1,611,475
                                                                         -----------------  ------------------  ------------------

             Total noninterest expense                                          9,649,157           8,850,351          10,000,363
                                                                         -----------------  ------------------  ------------------

             Income before federal income taxes                                11,270,667           7,307,261           5,550,488

   Federal income taxes:
      Current                                                                   2,437,926           2,332,125           1,975,742
      Deferred                                                                  1,113,454              47,230             (72,093)
                                                                         -----------------  ------------------  ------------------

                                                                                3,551,380           2,379,355           1,903,649
                                                                         -----------------  ------------------  ------------------

             Net income                                               $         7,719,287           4,927,906           3,646,839
                                                                         =================  ==================  ==================

   Basic earnings per share                                           $               1.76                1.14                0.86
                                                                         =================  ==================  ==================

   Diluted earnings per share                                         $               1.70                1.09                0.81
                                                                         =================  ==================  ==================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended June 30, 1999, 1998, and 1997

                                                                                       ACCUMULATED
                                                        ADDITIONAL                        OTHER
                                             COMMON       PAID-IN         RETAINED     COMPREHEN-       TREASURY
                                              STOCK       CAPITAL         EARNINGS     SIVE INCOME        STOCK          TOTAL
                                           =========== ==============  =============== ============== ============== ===============

Balance at June 30, 1996                  $     23,235     9,995,916       12,608,775       (154,268)            --      22,473,658

   Comprehensive income:
      Net income                                    --            --        3,646,839             --             --       3,646,839
      Net change in unrealized securities
        losses, net of taxes of $79,471             --            --               --        154,268             --         154,268
                                                                                                                     ---------------

             Comprehensive income                                                                                         3,801,107

   Stock dividend issued, 232,224 shares         2,321     4,526,359       (4,528,680)            --             --              --

   Cash paid in lieu of fractional shares           --            --           (1,349)            --             --          (1,349)
                                           ----------- --------------  --------------- -------------- -------------- ---------------

Balance at June 30, 1997                        25,556    14,522,275       11,725,585             --             --      26,273,416

   Net income                                       --            --        4,927,906             --             --       4,927,906

   Stock options exercised,
      127,278 shares                             1,049         8,480               --             --             --           9,529

   Cash paid in lieu of fractional shares           --            --           (2,141)            --             --          (2,141)

   Three-for-two stock split effected
      in the form of a dividend                 13,303       (13,303)              --             --             --              --
                                           ----------- --------------  --------------- -------------- -------------- ---------------

Balance at June 30, 1998                        39,908    14,517,452       16,651,350             --             --      31,208,710

   Net income                                       --            --        7,719,287             --             --       7,719,287

   Cash paid in lieu of fractional shares           --            --             (939)            --             --            (939)

   Stock dividend issued, 399,080 shares         3,991     5,732,784       (5,736,775)            --             --              --

   Purchase of 5,000 shares of
      Treasury stock                                --            --               --             --        (71,250)        (71,250)
                                           ----------- --------------  --------------- -------------- -------------- ---------------

Balance at June 30, 1999                  $     43,899    20,250,236       18,632,923             --        (71,250)     38,855,808
                                           =========== ==============  =============== ============== ============== ===============


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 1999, 1998, and 1997

                                                                         1999                1998               1997
                                                                   -----------------   -----------------  -----------------

Operating activities:
   Net income                                                    $        7,719,287           4,927,906          3,646,839
   Adjustments required to reconcile net income to net cash
      provided by (used in) operating activities:
        Accretion of discount on securities                                  (1,458)             (4,650)            (1,250)
        Depreciation and amortization                                       605,453             512,290            468,296
        Provision for loan losses                                                --             246,000            187,000
        Accretion of unearned discount and deferred loan
          origination fees, net                                          (1,263,266)         (1,464,630)        (1,660,399)
        Deferred income tax provision                                    (1,113,454)            (47,230)            72,093
        Proceeds from loans held for sale                               107,977,623          81,294,421         46,020,308
        Originations of loans held for sale                            (108,105,064)        (82,229,552)       (53,500,828)
        Mortgage banking operations, excluding mortgage loan
          servicing fees and amortization of mortgage servicing
          rights                                                           (601,056)           (483,915)          (250,757)
        Net change in other assets and other liabilities                   (649,409)          1,342,926            (62,112)
                                                                   -----------------   -----------------  -----------------

             Net cash provided by (used in) operating activities          4,568,656           4,093,566         (5,080,810)
                                                                   -----------------   -----------------  -----------------

Investing activities:
   Loans originated                                                    (157,546,496)       (143,825,436)      (136,862,188)
   Principal repayments on loans                                        132,682,883         116,232,185         87,823,393
   Proceeds from sales of mortgage-backed securities
      available for sale                                                         --                  --         12,598,136
   Principal repayments on mortgage-backed securities
      available for sale                                                         --                  --            241,974
   Principal repayments on mortgage-backed securities
      held to maturity                                                    1,223,417             589,488            123,716
   Purchase of mortgage-backed securities held to maturity                       --          (3,017,075)                --
   Purchase of securities held to maturity                              (25,389,250)        (27,800,000)                --
   Maturities of securities held to maturity                             27,856,667          14,000,000            100,000
   Federal Home Loan Bank (FHLB) stock purchased, net                      (251,888)           (745,250)          (882,314)
   (Additions) disposal to office properties and equipment                 (295,118)           (943,445)           220,880
   Disposals of real estate owned                                           752,636           1,025,818            508,837
   (Additions) disposal of real estate
      held for investment, net                                           (2,858,782)            (28,313)           (54,867)
                                                                   -----------------   -----------------  -----------------

             Net cash used in investing activities                      (23,825,931)        (44,512,028)       (36,182,433)
                                                                   -----------------   -----------------  -----------------

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 1999, 1998, and 1997

                                                                              1999                1998               1997
                                                                        -----------------   -----------------  -----------------

Financing activities:
   Payments on FHLB advances                                          $      (10,283,720)        (92,580,968)       (72,576,227)
   Proceeds from FHLB advances                                                30,000,000          91,500,000         92,500,000
   Repayment of notes payable                                                 (1,060,000)         (1,250,000)          (400,000)
   Net increase (decrease) in NOW and passbook savings                         7,719,664           5,693,428            (48,405)
   Proceeds from issuance of certificates of deposit                          46,744,489          85,884,130         58,655,161
   Payments on maturing certificates of deposit                              (67,451,145)        (35,618,504)       (41,382,167)
   Other                                                                         531,607             426,908            305,095
   Purchase of Treasury stock                                                    (71,250)                 --                 --
                                                                        -----------------   -----------------  -----------------

             Net cash provided by financing activities                         6,129,645          54,054,994         37,053,457

             Net increase (decrease) in cash and cash equivalents            (13,127,630)         13,636,532         (4,209,786)

Cash and cash equivalents at beginning of year                                23,216,962           9,580,430         13,790,216
                                                                        -----------------   -----------------  -----------------

Cash and cash equivalents at end of year                              $       10,089,332          23,216,962          9,580,430
                                                                        =================   =================  =================


Supplemental disclosures of cash flow information:
   Cash payments of interest expense                                  $       19,922,567          19,530,151         16,416,368
   Cash payments of income taxes                                               2,480,000           2,617,000          1,580,000
                                                                        =================   =================  =================

Supplemental schedule of noncash investing and financing activities:
      Loans exchanged for mortgage-backed securities                  $               --                  --          5,376,484
      Transfers from real estate owned                                          (700,736)           (989,299)          (481,567)
      Transfers to real estate owned                                             170,000           2,714,353            428,982
                                                                        =================   =================  =================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


  (1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

        The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (Company) conform to generally accepted accounting principles and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (Bank), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina and eastern Lorain Counties, Ohio. The deposit accounts of the Bank are insured under the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies which the Company follows in preparing and presenting its consolidated financial statements.

        (a)   PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the accounts of PVF Capital Corp. and its wholly owned subsidiaries, Park View Federal Savings Bank and PVF Service Corporation. All significant intercompany transactions and balances are eliminated in consolidation.

        (b)   USE OF ESTIMATES

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

        (c)   ALLOWANCE FOR LOSSES

              A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank's loans are primarily collateral dependent, measurement of impairment is based on the fair value of the collateral.

              The allowance for loan losses is maintained at a level to absorb probable losses inherent in the portfolio as of the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Bank based upon the overall portfolio composition and general market conditions. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination.

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



                                                                     (Continued)
                                       22

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


        (d)   MORTGAGE BANKING ACTIVITIES

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

        (e)   INVESTMENT AND MORTGAGE-BACKED SECURITIES

              The Company classifies all securities as held to maturity or available for sale. Securities held to maturity are limited to debt securities that the Company has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities available for sale consist of all other securities; these securities are reported at fair value, and unrealized gains and losses are not reflected in earnings but are reflected as a component of accumulated other comprehensive income, net of tax. Investment and mortgage-backed securities that could be sold in the future because of changes in interest rates or other factors are not be classified as held to maturity.

              Gains or losses on the sales of all securities are recognized at the date of sale (trade date). Premiums and discounts are amortized or accredited over the life of the related security as an adjustment to yield. Dividends and interest income are recognized when earned.

        (f)   OFFICE PROPERTIES AND EQUIPMENT

              Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter.


                                       23
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


        (g)   FEDERAL INCOME TAXES

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

        (h)   LOAN ORIGINATION AND COMMITMENT FEES

              The Company defers loan origination and commitment fees and certain direct loan origination costs and amortizes the net amount over the lives of the related loans as a yield adjustment if the loans are held for investment, or recognizes the net fees as mortgage banking income when the loans are sold.

        (i)   REAL ESTATE IN DEVELOPMENT

              Real estate in development is carried at the lower of cost, including capitalized holding costs, or fair value less estimated selling costs.

        (j)   STATEMENTS OF CASH FLOWS

              For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents.

        (k)   EARNINGS PER SHARE

              Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

              The per share data for 1999, 1998, and 1997 are adjusted to reflect the 10% stock dividend declared July, 1997; the three-for-two stock issuance declared July, 1998; and the 10% stock dividend declared August, 1999.

        (l)   RECLASSIFICATION

              Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


  (2)   SECURITIES

        Securities held to maturity at June 30, 1999 and 1998, are summarized as follows:

                                                                                      1999
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                        AMORTIZED COST     UNREALIZED    UNREALIZED LOSS ESTIMATED FAIR
                                                                              GAIN                            VALUE
                                                        ---------------- --------------- --------------- ----------------
        United States Government and agency
          securities                                    $   24,957,708               --        (439,008)     24,518,700

        Municipal bond                                         376,333               --              --         376,333
                                                        --------------   --------------  --------------   -------------

                  Total                                 $   25,334,041               --        (439,008)     24,895,033
                                                        ==============   ==============  ==============   =============

        Due after one year through five years           $   25,334,041               --        (439,008)     24,895,033
                                                        ==============   ==============  ==============   =============


                                                                                      1998
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                        AMORTIZED COST     UNREALIZED    UNREALIZED LOSS   ESTIMATED FAIR
                                                                              GAIN                             VALUE
                                                        ---------------- --------------- --------------------------------
        United States Government and agency
          securities                                    $   27,800,000            4,565         (37,040)     27,767,525
                                                        ==============   ==============  ==============   =============

        Due after one year through five years                9,800,000            4,565              --       9,804,565
        Due after five years                                18,000,000               --         (37,040)     17,962,960
                                                        --------------   --------------  --------------   -------------

                                                        $   27,800,000            4,565         (37,040)     27,767,525
                                                        ==============   ==============  ==============   =============

        There were no sales of securities for the year ended June 30, 1999 or 1998.



                                       25
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

  (3)   MORTGAGE-BACKED SECURITIES

        Mortgage-backed securities held to maturity at June 30, 1999 and 1998, are summarized as follows:

                                                                                      1999
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                        AMORTIZED COST     UNREALIZED    UNREALIZED LOSS   ESTIMATED FAIR
                                                                              GAIN                             VALUE
                                                        --------------   --------------  --------------   -------------
        FHLMC mortgage-backed securities                $    1,721,883               --          (4,070)      1,717,813
        Accrued interest receivable                             10,883               --              --          10,843
                                                        --------------   --------------  --------------   -------------

                                                        $    1,732,726               --          (4,070)      1,728,656
                                                        ==============   ==============  ==============   =============

        Due after one year through five years                1,434,965               --          (4,070)      1,430,895
        Due after five years                                   297,761               --              --         297,761
                                                        --------------   --------------  --------------   -------------

                                                        $    1,732,726               --          (4,070)      1,728,656
                                                        ==============   ==============  ==============   =============

                                                                                      1998
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                        AMORTIZED COST     UNREALIZED    UNREALIZED LOSS  ESTIMATED FAIR
                                                                              GAIN                            VALUE
                                                        --------------   --------------  --------------   -------------
        FHLMC mortgage-backed securities                $    2,932,491           14,391              --       2,946,882
        Accrued interest receivable                             18,365               --              --          18,365
                                                        --------------   --------------  --------------   -------------

                                                        $    2,950,856           14,391              --       2,965,247
                                                        ==============   ==============  ==============   =============

        Due after one year through five years           $    2,950,856           14,391              --       2,965,247
                                                        ==============   ==============  ==============   =============

        There were no sales of mortgage-backed securities for the years ended June 30, 1999 or 1998.


                                       26
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


  (4)   LOANS RECEIVABLE HELD FOR LONG-TERM INVESTMENT

        Loans receivable held for long-term investment at June 30, 1999 and 1998, consist of the following:

                                                                                           1999                  1998
                                                                                     -----------------       -----------
        Real estate mortgages:
            One-to-four family residential                                           $     139,505,849       140,562,371
            Home equity line of credit                                                      22,956,231        18,761,725
            Multifamily residential                                                         34,074,620        31,493,450
            Commercial                                                                     105,426,600        94,587,534
            Commercial equity line of credit                                                 4,712,750         1,878,826
            Land                                                                            42,003,325        30,462,374
            Construction                                                                   101,031,742        96,062,788
                                                                                     -----------------       -----------

                                   Total real estate mortgages                             449,711,117       413,809,068

        Consumer                                                                             3,085,680         2,008,437
                                                                                     -----------------       -----------

                                                                                           452,796,797       415,817,505

        Accrued interest receivable                                                          2,191,226         2,198,910
        Deferred loan origination fees                                                      (1,920,738)       (1,673,697)
        Unearned discount                                                                      (22,752)          (35,887)
        Undisbursed portion of loan proceeds                                               (54,864,053)      (44,622,223)
        Allowance for loan losses                                                           (2,629,743)       (2,686,521)
                                                                                     -----------------       -----------

                                                                                     $     395,550,737       368,998,087
                                                                                     =================       ===========

        A summary of the changes in the allowance for loan losses for the years ended June 30, 1999, 1998, and 1997, is as follows (write-offs include transfers to real estate owned):

                                             1999           1998           1997
                                         -----------    -----------    -----------
       Beginning balance                 $ 2,686,521      2,674,537      2,564,720
       Provision charged to operations          --          246,000        187,000
       Write-offs                            (62,097)      (236,593)      (197,875)
       Recoveries                              5,319          2,577        120,692
                                         -----------    -----------    -----------

       Ending balance                    $ 2,629,743      2,686,521      2,674,537
                                         ===========    ===========    ===========

                                       27
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


        The following is a summary of the principal balances (as rounded) of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                                       1999         1998
                                                                    ----------   ----------
      Loans on nonaccrual status:
          Real estate mortgages:
             One-to-four family residential                         $1,242,000    1,236,000
             Commercial                                                551,000      551,000
             Multi-family residential                                  230,000      263,000
             Construction and land                                   1,616,000    1,212,000
          Consumer                                                        --         15,000
                                                                    ----------   ----------

                                 Total loans on nonaccrual status    3,639,000    3,277,000
                                                                    ----------   ----------

      Past due loans on accrual status -
           real estate mortgages -
             construction and land                                     248,000      163,000
                                                                    ----------   ----------

                                 Total past due loans               $3,887,000    3,440,000
                                                                    ==========   ==========


        During the years ended June 30, 1999 and 1998, gross interest income of $349,539 and $204,736, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

        At June 30, 1999 and 1998, the recorded investment in loans which have been identified as being impaired totaled $3,639,000 and $3,277,000, respectively. Included in the impaired amount at June 30, 1999 and 1998, is $443,062 and $453,113, respectively, related to loans with a corresponding valuation allowance of $202,334 and $196,386, respectively. The Company recognized no interest on impaired loans in 1999, 1998, and 1997 (during the portion of the respective years that they were impaired).

        Average impaired loans for the years ended June 30, 1999, 1998, and 1997 amounted to $3,522,000, $3,026,000, and $2,482,000, respectively.

  (5)   LOANS RECEIVABLE HELD FOR SALE

        Loans receivable held for sale at June 30, 1999 and 1998, consist of the following:

                                                                                      1999
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                        AMORTIZED COST     UNREALIZED    UNREALIZED LOSS   ESTIMATED FAIR
                                                                              GAIN                            VALUE
                                                        --------------   --------------  --------------   -------------
        Real estate mortgages                           $    1,802,323               --         (27,717)      1,774,606
        Deferred loan origination fees                         (30,147)              --              --         (30,147)
                                                        --------------   --------------  --------------   -------------

                                                        $    1,772,176               --         (27,717)      1,744,459
                                                        ==============   ==============  ==============   =============

                                       28
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

                                                                                      1998
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                        AMORTIZED COST     UNREALIZED    UNREALIZED LOSS  ESTIMATED FAIR
                                                                              GAIN                            VALUE
                                                        --------------   --------------  --------------   -------------
        Real estate mortgages                           $    1,660,719           30,065              --       1,690,784
        Deferred loan origination fees                         (15,984)              --              --         (15,984)
                                                        --------------   --------------  --------------   -------------

                                                        $    1,644,735           30,065              --       1,674,800
                                                        ==============   ==============  ==============   =============

        Mortgage banking activities, net, for each of the years in the three-year period ended June 30, 1999, consist of the following:

                                                               1999            1998           1997
                                                           -----------        -------        -------
        Mortgage loan servicing fees                       $   702,645        617,080        580,328
        Amortization of mortgage servicing rights             (280,341)      (231,460)      (168,083)
        Gross realized:
           Gains on sales of loans                           1,506,985      1,209,893        975,826
           Losses on sales of loans                           (905,929)      (725,978)      (578,053)
           Gains on sales of mortgage-backed securities           --             --           16,673
           Losses on sales of mortgage-backed securities          --             --          (81,759)
        Market valuation provision for losses on loans
            receivable held for sale                              --             --         (176,514)
        Market valuation recoveries                               --             --           94,584
                                                           -----------        -------        -------

                                                           $ 1,023,360        869,535        663,002
                                                           ===========        =======        =======

        A summary of the changes in the allowance for mortgage banking market value losses for the years ended June 30, 1999, 1998, and 1997 is as follows:

                                                                      1999              1998               1997
                                                                --------------      -------------      ---------------
Balance at beginning of year                                    $           --                 --               13,314
Market valuation provision for losses on loans
    receivable held for sale                                                --                 --              176,514
Market valuation loss on loans and mortgage-backed securities
    sold                                                                    --                 --              (95,244)
Market valuation recoveries                                                 --                 --              (94,584)


                                                                --------------      -------------      ---------------
Balance at end of year                                          $           --                 --                 --
                                                                ==============      =============      ===============


        At June 30, 1999, 1998, and 1997, the Bank was servicing whole and participation mortgage loans for others aggregating approximately $277,288,302, $233,893,979, and $195,250,000, respectively. The Bank had
        $3,458,030 and $3,304,702 at June 30, 1999 and 1998, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.


                                       29
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997




        Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 1999, 1998 and 1997 were as follows:

                                   1999           1998           1997
                               -----------    -----------    -----------
        Beginning balance      $   606,200        451,000        241,000
        Originated                 473,114        386,600        378,000
        Amortized                 (280,341)      (231,400)      (168,000)
                               -----------    -----------    -----------

        Ending balance         $   798,973        606,200        451,000
                               ===========    ===========    ===========

        Estimated fair value   $ 2,334,665      1,639,261        865,481
                               ===========    ===========    ===========


        No valuation allowance has been established for mortgage servicing rights as there has been no impairment on those rights.

  (6)   OFFICE PROPERTIES AND EQUIPMENT

        Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 1999 and 1998 are summarized as follows:

                                                             1999           1998
                                                         -----------    -----------
        Land and land improvements                       $   207,092        207,092
        Building and building improvements                 1,062,525      1,062,525
        Leasehold improvements                             1,849,929      1,847,269
        Furniture and equipment                            3,788,158      3,512,837
                                                         -----------    -----------

                                                           6,907,704      6,629,723
        Less accumulated depreciation and amortization    (4,904,493)    (4,316,177)
                                                         -----------    -----------

                                                         $ 2,003,211      2,313,546
                                                         ===========    ===========


                                       30
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


  (7)   DEPOSITS

        Deposit balances at June 30, 1999 and 1998 are summarized by interest rate as follows:

                                                                             1999                       1998
                                                                   -------------------------- --------------------------
                                                                       AMOUNT          %          AMOUNT          %
                                                                   ---------------- --------- ---------------- ---------

        NOW and money market accounts
                                           Noninterest bearing     $    7,182,506       2.2%  $    6,261,947       1.8%
                                               2.00 - 5.00%            30,146,167       9.1       24,756,893       7.2
                                                                   ---------------- --------- ---------------  ---------

                                                                       37,328,673      11.3       31,018,840       9.0

        Passbook savings                       3.00 - 5.00%            33,254,163      10.0       31,844,333       9.3

        Certificates of deposit                2.50 - 2.99%               750,000        .2          385,101        .1
                                               4.00 - 4.99             86,009,310      26.0        9,568,477       2.8
                                               5.00 - 5.99            115,086,171      34.7      121,695,954      35.4
                                               6.00 - 6.99             48,828,427      14.7      137,125,129      39.8
                                               7.00 - 7.99              9,784,800       3.0       12,406,221       3.5
                                               8.00 - 8.99                200,192        .1          184,674        .1
                                                                   ---------------- --------- ---------------- ---------

                                                                      260,658,900      78.7      281,365,556      81.7
                                                                   ---------------- --------- ---------------- ---------

                                                                 $    331,241,736     100.0%$    344,228,729     100.0%
                                                                   ================ ========= ================ =========

        Weighted average rate on deposits                                             4.80%                      5.32%
                                                                                    =========                  =========

                                                                             1999                       1998
                                                                   -------------------------- --------------------------
                                                                       AMOUNT          %          AMOUNT          %
                                                                   ---------------- --------- ---------------- ---------
        Remaining term to maturity of certificates of deposit:
             12 months or less                                   $    216,355,447      83.0%  $  211,559,590      75.2%
             13 to 24 months                                           32,535,028      12.5       52,392,548      18.6
             25 to 36 months                                            6,253,664       2.4       13,613,228       4.8
             Over 36 months                                             5,514,761       2.1        3,800,190       1.4
                                                                   ---------------- --------- ---------------- ---------

                                                                 $    260,658,900     100.0%$    281,365,556     100.0%
                                                                   ================ ========= ================ =========

        Weighted average rate on certificates of deposit                              5.48%                      5.95%
                                                                                    =========                  =========

        Time deposits in amounts of $100,000 or more totaled $65,113,000 and $64,157,000 at June 30, 1999 and 1998, respectively.



                                       31
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


        Interest expense on deposits is summarized as follows:

                                                                              1999            1998            1997
                                                                         --------------- --------------  ----------------
        NOW accounts                                                   $        730,099         599,436         529,889
        Passbook accounts                                                       832,070         870,661         867,687
        Certificates of deposit                                              15,398,792      15,592,321      12,559,967
                                                                         --------------- --------------   ---------------

                                                                       $     16,960,961      17,062,418      13,957,543
                                                                         =============== ==============   ===============

  (8)   ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

        Advances from the Federal Home Loan Bank of Cincinnati, with maturities and interest rates thereon at June 30, 1999 and 1998, were as follows:

        MATURITY                                       INTEREST RATE                          1999             1998
        --------                                       -------------                   ----------------   ---------------
        March 1999                                           6.50%                     $             --       10,000,000
        July 1999                                            6.00                            25,000,000               --
        March 2001                                           5.93                             5,000,000        5,000,000
        February 2003                                        6.00                               500,000          500,000
        February 2006                                        6.05                               540,736          824,456
        February 2008                                        5.37                            10,000,000       10,000,000
        March 2008                                           5.15                             5,000,000        5,000,000
        March 2008                                           5.64                            10,000,000       10,000,000
        March 2008                                           5.13                             5,000,000        5,000,000
        July 2008                                            5.15                             5,000,000               --
                                                                                         ---------------- ---------------

                                                                                       $     66,040,736       46,324,456
                                                                                         ================ ===============

        Weighted average interest rate                                                          5.65%            5.71%
                                                                                         ================ ===============

        The Bank maintains two lines of credit, totaling $60,000,000, with the Federal Home Loan Bank of Cincinnati (FHLB). The $40,000,000 repurchase line matures in March 2000. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $20,000,000 cash management line matures in October 1999. Serving as collateral for such advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $99,061,104 and $69,486,683 at June 30, 1999 and 1998, respectively. In addition, stock in the FHLB is pledged for such advances.

        The Bank has the capacity to borrow up to 25% of its assets, upon approval of the FHLB. At June 30, 1999 and 1998, the Bank had the capacity to borrow an additional $27,000,000 and $47,000,000, respectively, in FHLB advances.


                                       32
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


  (9)   NOTES PAYABLE

        On August 16, 1996, PVF Service Corporation, a wholly owned subsidiary of the Company, secured a mortgage note from another federally insured institution at a variable interest rate that adjusts to prime plus 1% without notice on the effective date of each change in the lender's prime rate. The balance at June 30, 1998 was $1,060,000. The note was paid in full in August of 1998.

(10)    FEDERAL INCOME TAXES AND RETAINED EARNINGS

        The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

                                                      1999                      1998                      1997
                                            ------------------------- ------------------------- -------------------------
                                                AMOUNT         %          AMOUNT         %          AMOUNT         %
                                            --------------- --------- --------------- --------- --------------- ---------

        Computed expected tax             $      3,944,733    35.0%  $     2,557,541    35.0%  $     1,942,671    35.0%
        Decrease in tax resulting from:
           Benefit of graduated rates             (112,706)   (1.0)          (73,073)   (1.0)          (55,505)   (1.0)
           Tax credits                            (219,332)   (2.0)         (287,788)   (3.9)               --      --
           Other, net                              (61,315)   (0.5)          182,675     2.5            16,483     0.3
                                            --------------- --------- --------------- --------- --------------- ---------

                                          $      3,551,380    31.5%  $     2,379,355    32.6%  $     1,903,649    34.3%
                                            =============== ========= =============== ========= =============== =========

                                       33
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         June 30, 1999, 1998, and 1997

        The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 1999 and 1998 are:

                                                                                            1999             1998
                                                                                      ----------------- ----------------
        Deferred tax assets:
           Loan loss and other reserves                                             $         875,271           883,039
           Capital loss carryforward                                                               --           102,374
           Basis differences - fixed assets                                                        --            94,836
           Other                                                                              282,819            67,871
                                                                                      ----------------- ----------------

                                   Total gross deferred tax assets                          1,158,090         1,148,120

        Less valuation allowance                                                                   --          (102,374)
                                                                                      ----------------- ----------------

                                   Net deferred tax assets                                  1,158,090         1,045,746
                                                                                      ----------------- ----------------

        Deferred tax liabilities:
           Deferred loan fees                                                                 257,290           262,929
           FHLB stock dividend                                                                582,845           517,587
           Unrealized gains on loan sales, net                                                 95,871                --
           Originated mortgage servicing asset                                                271,637           206,094
           Basis differences - fixed assets                                                   968,345                --
           Other                                                                              180,570           144,150
                                                                                      ----------------- ----------------

                                   Total gross deferred tax liabilities                     2,356,558         1,130,760
                                                                                      ----------------- ----------------

                                   Net deferred tax liability                       $      (1,198,468)          (85,014)
                                                                                      ================= ================

        A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1999 or 1998, other than as noted above for the capital loss carryforward.

        Retained earnings at June 30, 1999 includes approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

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

                                       34
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

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

(11)    LEASES

        Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1999:

        YEAR ENDING JUNE 30,
        --------------------
        2000                                       $       322,889
        2001                                               283,848
        2002                                               283,848
        2003                                               213,966
        Thereafter                                         171,318
                                                   ---------------

        Total minimum lease payments               $     1,275,869
                                                   ===============

        During the years ended June 30, 1999, 1998, and 1997, rental expense was $460,313, $435,097, and $374,420, respectively.

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



                                       35
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


        At June 30, 1999 and 1998, the Bank had the following commitments:

                                                                                            1999             1998
                                                                                      ----------------- ----------------

        Commitments to sell mortgage loans in the secondary market                  $         540,000         3,407,600
        Commitments to fund variable mortgage loans                                        43,472,000        21,871,601
        Commitments to fund fixed mortgage loans                                            8,669,000         5,736,100

        There are pending against the Company various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the financial position of the Company.

(13)    REGULATORY CAPITAL

        The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1999, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3%; and a minimum ratio of total capital to risk weighted assets of 8%. At June 30, 1999, the Bank exceeded all of the aforementioned regulatory capital requirements.


                                       36
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


        The most recent notification from the Office of Thrift Supervision categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        At June 30, 1999 and 1998, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                                              CORE/          TIER-1           TOTAL
                                                          EQUITY CAPITAL    LEVERAGE       RISK-BASED      RISK-BASED
                                                                             CAPITAL         CAPITAL         CAPITAL
                                                          --------------- --------------  --------------  --------------
        June 30, 1999:
           GAAP capital                                 $      35,950          35,950          35,950          35,950
           General loan valuation allowances                                       --              --           2,574
                                                                          --------------  --------------  --------------

                                                                               35,950          35,950          38,524
                 Regulatory capital

           Total assets                                       450,039
                                                          ---------------

           Adjusted total assets                                              450,039
                                                                          --------------

           Risk-weighted assets                                                               344,753         344,753
                                                                                          --------------  --------------

           Capital ratio                                       7.99%           7.99%          10.43%          11.17%

           Regulatory requirement                              1.50%           3.00%                           8.00%

           Regulatory capital category -
             well-capitalized -
               equal to or greater than                                        5.00%           6.00%          10.00%

                                       37
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

                                                                              CORE/          TIER-1           TOTAL
                                                          EQUITY CAPITAL    LEVERAGE       RISK-BASED      RISK-BASED
                                                                             CAPITAL         CAPITAL         CAPITAL
                                                          --------------- --------------  --------------  --------------
        June 30, 1998:
           GAAP capital                                 $      31,727          31,727          31,727          31,727
           General loan valuation allowances                                       --              --           2,597
                                                                          --------------  --------------  --------------

                 Regulatory capital                                            31,727          31,727          34,324

           Total assets                                       440,065
                                                          ---------------

           Adjusted total assets                                              440,065
                                                                          --------------

           Risk-weighted assets                                                               313,915         313,915
                                                                                          --------------  --------------

           Capital ratio                                       7.21%           7.21%          10.11%          10.93%

           Regulatory requirement                              1.50%           3.00%                           8.00%

           Regulatory capital category -
             well-capitalized -
               equal to or greater than                                        5.00%           6.00%          10.00%



                                       38
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


(14)    STOCK OPTIONS

        The Bank offered stock options to the directors and officers of the bank in fiscal years 1993, 1997, 1998 and 1999. Under the 1992 plan, 381,830 options were originally granted, which are exercisable for a ten-year period and can be exercised at any time. In 1996, 32,100 options were originally granted, in 1997 32,550 options were originally granted, and in 1998, 21,700 options were originally granted, which are exercisable for a ten-year period, with 20% of the options vesting each year. Options were granted at fair market value and, accordingly, no charges were reflected in the compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital:

                                                1999                        1998                         1997
                                     -------------------------------------------------------- ---------------------------
                                                      AVERAGE                      AVERAGE                     AVERAGE
                                                      OPTION                       OPTION                      OPTION
                                         SHARES        PRICE           SHARES       PRICE         SHARES        PRICE
                                     -------------------------------------------------------- ---------------------------
        Outstanding beginning of
           year                           262,131  $    4.25          439,057  $    2.58           400,216 $    2.03
        Exercised                              --         --         (210,553)      2.05                --        --
        Expired                                --         --           (2,178)      8.26                --        --
        Granted                            23,870      10.56           35,805      11.96            38,841      8.26
                                     ------------  ---------        ---------- ---------           ------- ----------

        Outstanding end of year           286,001  $    4.78          262,131  $    4.25           439,057 $    2.58
                                     ============  =========        =========  =========           ======= ==========

        Exercisable end of year           230,757  $    4.78          211,489  $    4.25           407,985 $    2.58
                                     ============  =========        =========  =========           ======= =========

        As of June 30, 1999, options outstanding have exercise prices between $2.03 and $13.16 and a weighted average remaining contractual life of
        4.6 years.

        The Company has elected to disclose pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation costs. The Company's pro forma information for the years ended June 30:

                                                                              1999            1998            1997
                                                                         --------------- --------------------------------
        Net income                                                     $      7,719,287       4,927,906       3,646,839
        Less:  Compensation expense, net of tax                                  48,427          34,589          58,516
                                                                         --------------- ----------------- --------------

                          Pro forma earnings                           $      7,670,860       4,893,317       3,588,323
                                                                         =============== ================= ==============

        Basic earnings per share                                       $           1.76            1.14             .86
                                                                         =============== ================= ==============

        Pro forma basic earnings per share                             $           1.75            1.13             .85
                                                                         =============== ================= ==============

        Diluted earning per share                                      $           1.70            1.09             .81
                                                                         =============== ================= ==============

        Pro forma diluted earnings per share                           $           1.69            1.09             .80
                                                                         =============== ================= ==============

        Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the SFAS No. 123 prescribed method will apply to all outstanding nonvested awards.

                                       39
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1999, 1998, and 1997; expected dividend yield of -0-, and expected option lives of 7 years; expected volatility of 30%, 5%, and 20%, and risk free interest rates of 4.33 %, 5.56%, and 6%, respectively.

        Pursuant to the terms of the plans, share information and exercise prices have been adjusted to reflect the impact of stock splits and dividends subsequent to the granting dates of the options.

(15)    EARNINGS PER SHARE

        Reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

                                                                                              1999
                                                                         ------------------------------------------------
                                                                                                            PER-SHARE
                                                                           NET INCOME        SHARES          AMOUNT
                                                                         --------------- ---------------- ---------------
        Basic EPS
        Income available to common shareholders                        $      7,719,287       4,389,888           1.76

        Effect of stock options                                                      --         161,254            .06
                                                                         --------------- ----------------- --------------

        Diluted EPS
        Income available to common shareholders                        $      7,719,287       4,551,142           1.70
                                                                         =============== ================= ==============

                                                                                              1998
                                                                         ------------------------------------------------
                                                                                                            PER-SHARE
                                                                           NET INCOME        SHARES          AMOUNT
                                                                         --------------- ---------------- ---------------

        Basic EPS
        Income available to common shareholders                        $      4,927,906       4,332,217           1.14

        Effect of stock options                                                      --         174,706            .05
                                                                         --------------- ----------------- --------------

        Diluted EPS
        Income available to common shareholders                        $      4,927,906       4,506,923           1.09
                                                                         =============== ================= ==============

                                       40
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

                                                                                              1997
                                                                         ------------------------------------------------
                                                                                                              PER-SHARE
                                                                           NET INCOME        SHARES            AMOUNT
                                                                         --------------- ------------------  --------------
        Basic EPS
        Income available to common shareholders                        $      3,646,839       4,216,677              .86

        Effect of stock options                                                      --         299,883              .05
                                                                         --------------- ------------------  --------------

        Diluted EPS
        Income available to common shareholders                        $      3,646,839       4,516,560              .81
                                                                         =============== ==================  ==============

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

                                                                  JUNE 30, 1999                   JUNE 30, 1998
                                                         ------------------------------- --------------------------------
                                                            CARRYING     ESTIMATED FAIR  CARRYING AMOUNT    ESTIMATED
                                                             AMOUNT           VALUE                         FAIR VALUE
                                                         --------------- --------------- ---------------- ---------------
        Assets:
           Cash and amounts due from depository
              institutions                             $      4,140,460       4,140,460       2,447,631        2,447,631
           Interest-bearing deposits                            573,872         573,872         394,331          394,331
           Federal funds sold                                 5,375,000       5,375,000      20,375,000       20,375,000
           Securities held to maturity                       25,334,041      24,895,033      27,800,000       27,767,525
           Mortgage-backed securities held to maturity
                                                              1,732,726       1,728,656       2,950,856        2,965,247
           Loans receivable held for:
               Long-term investment, net                    395,550,737     398,014,043     368,998,087      378,879,256
               Sale, net                                      1,772,176       1,744,459       1,644,735        1,674,800
           Stock in the Federal Home Loan Bank of
              Cincinnati                                      3,759,452       3,759,452       3,507,564        3,507,564

        Liabilities:
           Demand deposits and passbook savings        $     70,582,836      70,582,836      62,863,173       62,863,173
           Time deposits                                    260,658,900     258,939,726     281,365,556      282,062,000
           Advances from the Federal Home loan Bank of
              Cincinnati                                     66,040,736      63,240,609      46,324,456       45,434,000
           Notes payable                                             --              --       1,060,000        1,060,000

                                       41
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


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

        Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1999 and 1998.

                                       42
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997



(17)    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following is a summary of the unaudited consolidated quarterly results of operations for 1999 and 1998 (in thousands of dollars, except per share data): (1)

                                                                    QUARTERS FOR THE YEAR ENDED JUNE 30, 1999
                                                         ---------------------------------- ------------------------------
                                                             FIRST           SECOND            THIRD           FOURTH
                                                         --------------- ------------------ -------------- ---------------
        Interest income                                $          8,938           8,935            8,666            8,808
        Interest expense                                          5,165           5,079            4,878            4,740
                                                         --------------- ------------------ -------------- ---------------

                       Net interest income                        3,773           3,856            3,788            4,068

        Provision for losses on loans                                --              --               --               --
        Noninterest income                                          363             445            4,221              407
        Noninterest expense                                       2,241           2,198            2,713            2,498
                                                         --------------- ------------------ -------------- ---------------

                       Income before taxes                        1,895           2,103            5,296            1,977

        Federal income taxes                                        632             696            1,804              420
                                                         --------------- ------------------ -------------- ---------------

                       Net income                      $          1,263           1,407            3,492            1,557
                                                         =============== ================== ============== ===============

        Basic earnings per share (2)                   $           .29             .32              .79              .35
                                                         =============== ================== ============== ===============

        Diluted earnings per share (2)                 $           .27             .31              .76              .34
                                                         =============== ================== ============== ===============


                                       43
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997


                                                                    QUARTERS FOR THE YEAR ENDED JUNE 30, 1998
                                                         ----------------------------------------------------------------
                                                             FIRST           SECOND           THIRD           FOURTH
                                                         --------------- ---------------- ---------------- ---------------

        Interest income                                $          8,196           8,569            8,713            8,887
        Interest expense                                          4,683           4,782            4,861            5,232
                                                         --------------- ---------------- ---------------- ---------------

                       Net interest income                        3,513           3,787            3,852            3,655

        Provision for losses on loans                                45              50              106               45
        Noninterest income                                          425             367              461              344
        Noninterest expense                                       2,006           2,104            2,173            2,568
                                                         --------------- ---------------- ---------------- ---------------

                       Income before taxes                        1,887           2,000            2,034            1,386

        Federal income taxes                                        626             699              700              354
                                                         --------------- ---------------- ---------------- ---------------

                       Net income                      $          1,261           1,301            1,334            1,032
                                                         =============== ================ ================ ===============

        Basic earnings per share (2)                   $           0.30            0.30             0.30             0.24
                                                         =============== ================ ================ ===============

        Diluted earnings per share (2)                 $           0.28            0.29             0.29             0.23
                                                         =============== ================ ================ ===============

--------------------

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2) After giving effect to a three-for-two stock split, declared on July 16, 1998 and distributed on August 17, 1998 and a 10% stock dividend, declared on July 27, 1999 and issued on September 7, 1999.


                                       44
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

(18)    PARENT COMPANY

        Condensed parent company only financial information as of and for the years ended June 30, 1999 and 1998 follows:

                        CONDENSED STATEMENTS OF FINANCIAL CONDITION                         1999             1998
                        -------------------------------------------                   ----------------- ----------------

        Cash and amounts due from depository institutions                           $          64,314            27,949
        Prepaid expenses and other assets                                                   1,888,123           621,904
        Investment in subsidiaries, at equity in underlying value of net assets            36,887,972        30,559,036
                                                                                      ----------------- ----------------

                 Total assets                                                       $      38,840,409        31,208,889
                                                                                      ================= ================

        Accrued expenses and other liabilities                                                (15,399)              179
                                                                                      ----------------- ----------------

        Stockholders' equity                                                               38,855,808        31,208,710
                                                                                      ----------------- ----------------

                 Total liabilities and stockholders' equity                         $      38,840,409        31,208,889
                                                                                      ================= ================


                      CONDENSED STATEMENTS OF OPERATIONS                      1999            1998            1997
                      ----------------------------------               --------------- ------------------ -------------

        Income -
           mortgage banking activities                                 $        310,930         421,344         493,440

        Expenses:
           Interest expense                                                          --           7,758          70,136
           General and administrative                                           249,630         266,287         255,804
                                                                         --------------- ----------------- --------------

                                                                                249,630         274,045         325,940
                                                                         --------------- ----------------- --------------

                 Income before federal income taxes and
                   equity in undistributed net income of
                   subsidiaries                                                  61,300         147,299         167,500

        Federal income taxes                                                     20,950          50,266          57,146
                                                                         --------------- ------------------ -------------

                 Income before equity in undistributed
                   net income of subsidiaries                                    40,350          97,033         110,354

        Equity in undistributed net income of subsidiaries                    7,678,937       4,830,873       3,536,485
                                                                         --------------- ------------------ -------------

                 Net income                                            $      7,719,287       4,927,906       3,646,839
                                                                         =============== ================== =============

                                       45
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

                      CONDENSED STATEMENTS OF CASH FLOWS                      1999            1998              1997
                      ----------------------------------                 --------------- -----------------  ---------------
        Operating activities:
           Net income                                                  $      7,719,287       4,927,906         3,646,839
           Equity in undistributed net income of subsidiaries                (7,678,937)     (4,830,873)       (3,536,485)
           Other, net                                                          (221,796)       (326,913)           50,443
                                                                         --------------- -----------------  ---------------

                 Net cash provided by (used in) operating
                   activities                                                  (181,446)       (229,880)          160,797
                                                                         --------------- -----------------  ---------------

        Investing activities:
           Investment in PVF Holdings Inc.                                           --        (301,100)               --
                                                                         --------------- -----------------  ---------------

                 Net cash used in investing activities                               --        (301,100)               --
                                                                         --------------- -----------------  ---------------

        Financing activities:
           Repayment on note payable                                         (1,060,000)       (600,000)         (400,000)
           Proceeds from exercise of stock options                                   --           9,529                --
           Cash paid in lieu of fractional shares                                  (939)         (2,141)           (1,349)
           Dividends received from subsidiaries                               1,350,000       1,100,000           300,000
           Purchase of Treasury stock                                           (71,250)             --                --
                                                                         --------------- -----------------  ---------------

                 Net cash provided by (used in) financing
                   activities                                                   217,811         507,388          (101,349)
                                                                         --------------- -----------------  ---------------

                 Net increase (decrease) in cash and cash
                   equivalents                                                   36,365         (23,592)          (59,448)

        Cash and cash equivalents at beginning of year                           27,949          51,541           110,989
                                                                         --------------- -----------------  ---------------

        Cash and cash equivalents at end of year                       $         64,314          27,949            51,541
                                                                         =============== =================  ===============

                                       46
                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998, and 1997

(19)    401(K) SAVINGS PLAN

        Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company's 401(k) Savings Plan. The plan allows eligible employees to contribute up to 7% of their compensation, with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employees compensation. Participants vest in the Company's contributions as follows:

        YEARS OF SERVICE                      PERCENT VESTED
                                             ------------------
        Less than 2                        $          0%
        2 but less than 3                            20
        3 but less than 4                            40
        4 but less than 5                            60
        5 but less than 6                            80
        6 or more                                   100
                                             ==================

        The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 1999, 1998, and 1997 was $79,638, $72,602, and $76,300, respectively.

                         PARK VIEW FEDERAL SAVINGS BANK
                           OFFICE LOCATIONS AND HOURS

MAIN OFFICE                   LOBBY                                                   PARMA OFFICE
2618 N. Moreland Blvd.        Mon., Tue., Thurs...........9:00 a.m. - 4:30 p.m.       7448 Ridge Road
Cleveland, Ohio 44120         Fri.........................9:00 a.m. - 5:00 p.m.       Parma, Ohio 44129
216-991-9600                  Sat.........................9:00 a.m. - 1:00 p.m.       440-845-5300

                                            Closed Wednesday

                              DRIVE-UP WINDOW
                              Mon., Tue., Thurs., Fri.....9:00 a.m. - 5:00 p.m.
                              Sat.........................9:00 a.m. - 1:00 p.m.


LA PLACE OFFICE               LOBBY                                                   LAKEWOOD-CLEVELAND OFFICE
2111 Richmond Road            Mon., Tue., Thurs...........9:00 a.m. - 4:30 p.m.       11010 Clifton Blvd.
Beachwood, Ohio 44122         Fri.........................9:00 a.m. - 5:30 p.m.       Cleveland, Ohio 44102
216-831-6373                  Sat.........................9:00 a.m. - 1:00 p.m.       216-631-8900

                                                 Closed Wednesday
                              DRIVE-UP WINDOW
                              Mon., Tue., Thurs...........9:00 a.m. - 5:00 p.m.
                              Fri.........................9:00 a.m. - 6:00 p.m.
                              Sat.........................9:00 a.m. - 1:00 p.m.

BAINBRIDGE OFFICE             LOBBY                                                   MACEDONIA OFFICE
8500 Washington Street        Mon., Tue., Wed., Thurs.....9:00 a.m. - 4:30 p.m.       497 East Aurora Road
Chagrin Falls, Ohio 44023     Fri.........................9:00 a.m. - 5:30 p.m.       Macedonia, Ohio 44056
440-543-8889                  Sat.........................9:00 a.m. - 1:00 p.m.       330-468-0055
                              DRIVE-UP WINDOW
BEDFORD HEIGHTS OFFICE        Mon., Tue., Wed., Thurs. ...9:00 a.m. - 5:00 p.m.       MAYFIELD HEIGHTS OFFICE
25350 Rockside Road           Fri.........................9:00 a.m. - 6:00 p.m.       1456 SOM Center Road
Bedford Hts., Ohio 44146      Sat.........................9:00 a.m. - 1:00 p.m.       Mayfield Hts., Ohio 44124
440-439-2200                                                                          440-449-8597

CHARDON OFFICE                                                                        MENTOR OFFICE
408 Water Street                                                                      6990 Heisley Road
Chardon, Ohio 44024                                                                   Mentor, Ohio 44060
440-285-2343                                                                          440-944-0276



                             ADMINISTRATIVE OFFICES
                               25350 Rockside Road
                            Bedford Hts., Ohio 44146
                                  440-439-6790
                                 Monday - Friday
                              9:00 a.m. - 5:00 p.m.

PVF CAPITAL CORP.

BOARD OF DIRECTORS

JAMES W. MALE
Chairman of the Board

JOHN R. MALE
President and
Chief Executive Officer

ROBERT K. HEALEY
Retired

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

CREIGHTON E. MILLER
Partner
Miller, Stillman & Bartel

STUART D. NEIDUS
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation

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

JEFFREY N. MALE
Senior Vice President

CAROL S. PORTER
Corporate Secretary and
Marketing Director

EDWARD B. DEBEVEC
Treasurer

OTHER OFFICERS

ANNE M. JOHNSON
Vice President
Mortgage Loan Servicing

ADELINE NOVAK
Vice President
Human Resources

ROBERT J. PAPA
Vice President
Construction Lending

JOHN E. SCHIMMELMANN
Vice President
Savings Administration

KENNAIRD H. STEWART
Vice President
Commercial Real Estate Lending

ROBERT D. TOTH
Vice President
Data Processing

GENERAL INFORMATION

INDEPENDENT
CERTIFIED ACCOUNTANTS

KPMG LLP
1500 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114

GENERAL COUNSEL
Moriarty & Jaros, P.L.L.
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
Fifth Third Bank
Corporate Trust Services
Mail Drop 10AT66-4129
38 Fountain Square
Cincinnati, Ohio 45263

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

STOCK LISTING
NASDAQ Small-Cap Market
Symbol:  PVFC

ANNUAL MEETING
The 1999 Annual Meeting of
Stockholders will be held on
October 18, 1999 at 10:00 a.m. at the
Cleveland Marriott East, 3663 Park East
Drive, Beachwood, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual
Report on Form 10-K for the fiscal year
ended June 30, 1999 as filed with the
Securities and Exchange Commission
will be furnished without charge to
stockholders upon written request to
the Corporate Secretary, PVF Capital
Corp., 2618 N. Moreland Boulevard,
Cleveland, Ohio 44120.

                            [PVF CAPITAL CORP. LOGO]

         2618 North Moreland Blvd., Cleveland, Ohio 44120, 216-991-9600