Form 10-K405, Exhibit 13
period 2000-06-30
PVF CAPITAL CORP
filed 2000-09-26
CIK 928592

                                     [PVF
                              CAPITAL CORP. LOGO]

                                  Annual Report
                                  June 30, 2000

                                TABLE OF CONTENTS

Letter to Shareholders................................................1

Selected Consolidated Financial and Other Data........................4

Management's Discussion and Analysis of
Financial Condition and Results of Operations.........................6

Independent Auditor's Report.........................................17

                               TO OUR SHAREHOLDERS

         I am pleased to report that, despite a year of rising interest rates that typically signals a slowdown of activity for the banking industry, PVF Capital Corp. once again achieved record operating results for the year ended June 30, 2000. New market opportunities allowed us to achieve record growth in assets of $163.8 million, or 36.5 percent, and increase the loan portfolio by $127.1 million, or 32.0 percent.

         Earnings were $6.3 million, or $1.32 basic earnings per share and $1.27 diluted earnings per share, for the year ended June 30, 2000. In addition, return on average assets was 1.21 percent and return on average common equity was 15.45 percent for the year.

         Pursuant to our stock repurchase program and cash dividend policy announced in June of 1999, the Company repurchased 93,063 shares, or 1.9 percent, of its common stock through June 30, 2000 and paid a $0.32 per share cash dividend for the year. Continuation of the stock repurchase program and cash dividend policy will be dependent on the Company's financial condition, earnings, capital needs, regulatory requirements, and market conditions. Additionally, in July 2000, the Company declared a 10 percent stock dividend that will be issued in September.

         The significant growth of the Company over the past year has been the result of our ability to take advantage of market opportunities presented by consolidations within the local banking community. We have been successful in identifying markets in need of the type of personalized service and financial products available at a community bank. With this in mind, we remain optimistic about the future role of community banks and will continue with our plan to restructure and expand our branch network into new markets offering opportunity for future growth. Our basic strategy will remain to function as a niche lender, providing our customers a wide range of lending products, collateralized by real estate, that may not be available to them at larger banks.

         In the past year, Park View Federal made the following changes to its branch network:

         In November 1999, Park View Federal relocated its Parma, Ohio branch to North Royalton, Ohio. This new full-service branch office is located near the northeast corner of Route 82 and Ridge Road. In December 1999, Park View Federal opened a new branch office in Medina, Ohio located in the Reserve Square Shopping Center on Route 18 just west of Interstate
         71. Each branch office is equipped with an auto teller and an ATM machine. Both branches have been successful in attracting new deposits and generating new loan growth.

         In the coming year, Park View Federal is planning to further expand and restructure its branch network. And, we plan to relocate our administrative operations to a new corporate headquarters.

         In August 2000, Park View Federal opened a new branch office in Solon, Ohio. This new full-service branch, complete with an auto teller, is located in the Solar Shopping Center near the southeast corner of Aurora Road and State Route 91 (SOM Center Road).

         Also in August 2000, Park View Federal relocated its North Moreland branch office near Shaker Square in Cleveland, Ohio to Shaker Towne Centre in Shaker Heights, Ohio. This move will provide our customers a more spacious office in a more easily accessible location with ample parking not available at the North Moreland facility.

         On or before June 30, 2001, Park View Federal intends to open a new branch office in Strongsville, Ohio. This new full-service branch office, complete with ATM service, will be located at the southwest corner of the intersection of Pearl and Drake Roads.

         Also, on or before June 30, 2001, Park View Federal plans to open a new full-service branch office in Westlake, Ohio. The new branch will be located near the southwest corner of Detroit and Columbia Roads and will have an ATM machine.

         Prior to December 31, 2000, we plan to begin moving into a new corporate headquarters in Solon, Ohio. This new corporate office is located at the southeast corner of Aurora and Cochran Roads, just south of U.S. 422. We are very excited about this move, because it will give us the necessary room for our current operations, will provide ample space for future growth, and will unite all of the bank's internal departments under one roof. This move will result in the closing of our North Moreland and Bedford Heights administrative office buildings.

         The expansion of our branch network has opened new markets to us in residential, construction, multi-family, and commercial real estate lending and has also increased our ability to attract consumer deposits. With the opening of the Strongsville and Westlake, Ohio branch offices, we will have a total of 14 full-service branch office locations located throughout Northeast Ohio. We are currently looking at a 15th site in Avon, Ohio, as we continue our efforts to identify new locations for the further growth of our branch network.

         In April 2000, the Company launched its Web site on the Internet. This Web site provides information about our products and services, and provides access to current loan and deposit rate information. Visitors to our site can apply for loans online, can calculate a

                      PVF Capital Corp. 2000 Annual Report
mortgage payment, or can choose to read about company, branch office, and community news. Our ultimate goal is to provide a full line of home banking services to our customers. Look for us at www.parkviewfederal.com.

         Finally, we would like express our sincere gratitude and very best wishes to James W. Male, chairman of PVF Capital Corp. and Park View Federal Savings Bank, who after 55 years of service announced his retirement effective October 16, 2000. We acknowledge the impact of his numerous contributions to the growth and preservation of our company to its present status through a most difficult time in our industry. His efforts cannot be equaled. I am pleased to say that he will continue to serve both companies as chairman emeritus and as an ongoing consultant.

         I will succeed James Male as chairman and chief executive officer of both companies. C. Keith Swaney, currently vice president and treasurer of PVF Capital Corp. and executive vice president and chief financial officer of the bank, has been promoted to the position of president of both companies. Further, Jeffrey N. Male will continue to serve PVF Capital Corp. as vice president and corporate secretary and has been promoted to executive vice president of the bank. Together, we have a combined 94 years of experience and service with the bank. These steps have been taken, as we look to the future, to preserve the stability of the management team that has been in place and responsible for the operation of the bank for the past 14 years.

         We invite all shareholders to attend the Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 16, 2000 at 10:00 a.m. at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.

                                                          Sincerely,

                                                          /s/ John R. Male

                                                          John R. Male
                                                          President

                      PVF Capital Corp. 2000 Annual Report

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FINANCIAL CONDITION DATA:

                                                                                   At June 30,
                                                             ----------------------------------------------------
                                                              2000       1999       1998       1997       1996
                                                             ----------------------------------------------------

(dollars in thousands)

Total assets .............................................   $612,986   $449,201   $433,279   $373,081   $331,634
Loans receivable and mortgage-backed
  securities held for investment, net ....................    514,885    397,284    371,949    341,914    278,956
Loans receivable held for sale and
  mortgage-backed securities available for sale, net .....     10,738      1,772      1,645        710     18,817
Cash equivalents and securities ..........................     70,931     35,423     51,017     23,576     27,884
Deposits .................................................    440,982    331,242    344,229    288,270    271,045
FHLB advances and notes payable ..........................    114,974     66,041     47,384     49,715     30,191
Stockholders' equity .....................................     42,900     38,856     31,209     26,273     22,474

Number of:
   Real estate loans outstanding .........................      4,160      3,527      2,676      2,648      2,527
   Savings accounts ......................................     28,915     24,346     25,122     23,190     23,259
   Offices ...............................................         11         10         10          9          9

OPERATING DATA:

                                                                        Year Ended June 30,
                                                             -----------------------------------------------
                                                              2000      1999      1998      1997      1996
                                                             -----------------------------------------------
(dollars in thousands except for earnings per share)

Interest income ..........................................   $42,026   $35,347   $34,365   $30,963   $27,761
Interest expense .........................................    23,972    19,863    19,558    16,561    15,703
                                                             -------   -------   -------   -------   -------
Net interest income
  before provision for loan losses .......................    18,054    15,484    14,807    14,402    12,058
Provision for loan losses ................................       850         0       246       187       417
                                                             -------   -------   -------   -------   -------
Net interest income
  after provision for loan losses ........................    17,204    15,484    14,561    14,215    11,641
Non-interest income ......................................     2,681     5,435     1,597     1,336     1,747
Non-interest expense .....................................    10,410     9,649     8,851    10,000     7,989
                                                             -------   -------   -------   -------   -------
Income before federal income taxes .......................     9,475    11,270     7,307     5,551     5,399
Federal income taxes .....................................     3,163     3,551     2,379     1,904     1,613
                                                             -------   -------   -------   -------   -------
Net income ...............................................   $ 6,312   $ 7,719   $ 4,928   $ 3,647   $ 3,786
                                                             =======   =======   =======   =======   =======

Basic earnings per share .................................   $  1.32   $  1.60   $  1.04   $  0.79   $  0.82
                                                             =======   =======   =======   =======   =======

Diluted earnings per share ...............................   $  1.27   $  1.54   $  0.99   $  0.73   $  0.77
                                                             =======   =======   =======   =======   =======

                      PVF Capital Corp. 2000 Annual Report

OTHER DATA:

                                                                           At or For the Year Ended June 30,
                                                               -----------------------------------------------------
                                                                  2000       1999       1998       1997       1996
                                                               -----------------------------------------------------

Return on average assets .................................         1.21%      1.77%      1.23%      1.04%      1.19%

Return on average equity .................................        15.45%     22.21%     17.11%     15.19%     18.43%

Interest rate spread information:
  Average during year ....................................         3.21%      3.26%      3.38%      3.84%      3.45%

Net interest margin ......................................         3.59%      3.68%      3.78%      4.22%      3.90%
Average interest-earning assets to
  average interest-bearing liabilities ...................       107.98%    108.92%    107.93%    107.93%    108.83%

Non-accruing loans (> 90 days) and
  repossessed assets to total assets .....................         0.87%      0.85%      0.92%      1.11%      0.73%

Stockholders' equity to total assets .....................         7.00%      8.65%      7.20%      7.04%      6.78%

Ratio of average equity to
  average assets .........................................         7.80%      7.95%      7.18%      6.84%      6.47%

Dividend payout ratio ....................................        21.77%      0.00%      0.00%      0.00%      0.00%


BANK REGULATORY CAPITAL RATIOS:

Ratio of tangible capital to
  adjusted total assets ..................................         6.68%      7.99%      7.21%      7.34%      7.25%

Ratio of core capital to
  adjusted total assets ..................................         6.68%      7.99%      7.21%      7.34%      7.25%

Ratio of Tier 1 risk-based capital to
  risk-weighted assets ...................................         9.24%     10.43%     10.11%      9.70%     10.46%

Ratio of risk-based capital to
  risk-weighted assets ...................................        10.00%     11.17%     10.93%     10.62%     11.42%

                      PVF Capital Corp. 2000 Annual Report

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and PVF Service Corporation, a wholly-owned real estate subsidiary. Park View Federal has twelve offices located in Cleveland and surrounding communities, including recently opened branches in North Royalton, Medina, Solon, and Shaker Heights, Ohio. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans, and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including equity line of credit loans secured by real estate and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

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

OVERVIEW OF FINANCIAL CONDITION
AT JUNE 30, 2000, 1999, AND 1998
PVF had total assets of $613.0 million, $449.2 million, and $433.3 million at June 30, 2000, 1999, and 1998, respectively. The primary source of the Bank's increase in total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $525.6 million, $399.1 million, and $373.6 million at June 30, 2000, 1999, and 1998, respectively. The increase of $126.5 million in net loans and mortgage-backed securities at June 30, 2000 resulted primarily from increases in one-to-four family residential loans, construction loans, equity line of credit loans, commercial real estate loans, and multi-family loans of $66.9 million, $25.8 million, $15.4 million, $9.8 million, and $8.4 million, respectively. The Bank's current loans-to-one-borrower limitation was approximately $4.0 million at June 30, 2000. In addition, securities totaled $65.3 million, $25.3 million, and $27.8 million at the years ended June 30, 2000, 1999, and 1998, respectively. The increase of $126.5 million in net loans and mortgage-backed securities and $40.0 million in securities at June 30, 2000, were funded by increases of $109.8 million, and $49.0 million in deposits and Federal Home Loan Bank ("FHLB") advances, respectively, and a decrease of $4.4 million in cash and cash equivalents.

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

                      PVF Capital Corp. 2000 Annual Report

The Bank's deposits totaled $441.0 million, $331.2 million, and $344.2 million at June 30, 2000, 1999, and 1998, respectively. Advances from the FHLB of Cincinnati amounted to $115.0 million, $66.0 million, and $46.3 million at June 30, 2000, 1999, and 1998, respectively. Management's decision to borrow utilizing attractive FHLB advance rates and to aggressively compete with market savings rates resulted in increases in FHLB advances of $49.0 million and savings deposits of $109.8 million for the year ended June 30, 2000.

CAPITAL
PVF's stockholders' equity totaled $42.9 million, $38.9 million, and $31.2 million at the years ended June 30, 2000, 1999, and 1998, respectively. The increases were the result of the retention of net earnings.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 2000, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                           Park View                     Requirement for
                            Federal         Percent of   Well-Capitalized
(dollars in thousands)      Capital         Assets (1)     Institution
                          --------------------------------------------------
GAAP capital                $ 40,994           6.68%            N/A
Tangible capital            $ 40,994           6.68%            N/A
Core capital                $ 40,994           6.68%           5.00%
Tier 1 risk-based capital   $ 40,994           9.24%           6.00%
Risk-based capital          $ 44,380          10.00%          10.00%

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS
The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A three-for-two stock split effected in the form of a dividend was issued in August 1996, a 10 percent stock dividend was issued in September 1997, a three-for-two stock split effected in the form of a dividend was issued in August 1998, a 10 percent stock dividend was issued in September 1999, and a 10 percent stock dividend was issued in September 2000. As adjusted to reflect all stock dividends and all stock splits, the Company had 4,832,918 shares of common stock outstanding and approximately 323 holders of record of the common stock at September 7, 2000. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the Company's common stock and a quarterly cash dividend policy. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased, while the cash dividend policy remains dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements, and economic conditions. At June 30, 2000, the Company had acquired 93,063 shares, or 1.9 percent, of the Company's common stock.

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated. (1)

                        Fiscal 2000         Fiscal 1999
                      ------------------------------------
                      High Bid Low Bid    High Bid Low Bid
                      ----------------    ----------------

Fourth Quarter        $  9.09    $ 6.36    $ 11.77 $  8.68
Third Quarter           10.34      7.50      11.77    9.50
Second Quarter          12.05     10.34      11.26    8.05
First Quarter           11.93     11.02      14.19    8.68

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends and stock splits.

LIQUIDITY AND CAPITAL RESOURCES
The Company's liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. The Company's primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans and mortgage-backed securities, proceeds from maturing securities, and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing securities are relatively stable sources of funds, deposit flows and loan prepayments are greatly influenced by prevailing interest rates, economic conditions, and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.

                      PVF Capital Corp. 2000 Annual Report

      The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 2000, the Bank had commitments to originate loans totaling $32.9 million and had $56.3 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the twelve months following June 30, 2000 totaled $272.5 million. Management believes that a significant portion of the amounts maturing during fiscal 2001 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal is required by current OTS regulations to maintain specified liquid assets of at least 4 percent of its net withdrawable accounts plus short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments with original maturities equal to or less than three months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing, and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations. Park View Federal's daily liquidity ratio at June 30, 2000 was 11.9 percent, and its short-term liquidity ratio was significantly above regulatory requirements.

MARKET RISK MANAGEMENT
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Banks market risk is composed of interest rate risk.

Asset/Liability Management: The Banks asset and liability committee (ALCO), which includes senior management representatives, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value (NPV) and net interest income. Park View Federals asset and liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

The Bank's exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and the ALCO. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the Bank's change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the Bank's assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

In order to reduce the exposure to interest rate fluctuations, the Bank has developed strategies to manage its liquidity, shorten its effective maturity, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and adjustable-rate mortgage loans for the acquisition, development, and construction of residential and commercial real estate, all of which are retained by the Bank for its portfolio. In addition, all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") and are either swapped with the FHLMC and the FNMA

[PIE GRAPH]

11.2%  Investment securities 60 months or less
 0.2%  Overnight Fed funds
45.1%  Adjustable-rate single-family mortgage loans
 0.7%  Consumer loans
34.4%  Adjustable-rate other mortgage loans
 0.2%  Adjustable-rate mortgage-backed securities
 3.3%  Fixed-rate other mortgage loans
 4.9%  Fixed-rate single-family mortgage loans

                      PVF Capital Corp. 2000 Annual Report

                      PROFILE OF INTEREST SENSITIVE LIABILITIES

[PIE GRAPH]

 1.9%  FHLB Advances 13 to 36 months
 0.1%  FHLB Advances over 36 months
19.0%  FHLB Advances 12 months or less
 5.9%  Passbook accounts
50.0%  CDs 12 months or less
 7.1%  Transaction accounts
 1.8%  CDs over 36 months
 5.2%  CDs 13 to 24 months
 9.0%  CDs 25 to 36 months

in exchange for mortgage-backed securities secured by such loans which are then sold in the market or sold directly for cash in the secondary market.

Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and
1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 2000 and 1999. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

   (dollars in thousands)               June 30, 2000                                 June 30, 1999
                            --------------------------------------         -------------------------------------
           Change in         Market Value of     Dollar      NPV           Market Value of     Dollar      NPV
         Interest Rates      Portfolio Equity    Change      Ratio         Portfolio Equity    Change      Ratio
         --------------      ----------------    ------      -----         ----------------    ------      -----

              +2%               $ 35,620       $ (9,520)     5.95%            $ 45,027       $ (1,398)    10.05%
              +1%                 40,781         (4,359)     6.72               46,254           (171)    10.22
               0                  45,140                     7.35               46,425                    10.17
              -1%                 48,372          3,232      7.79               45,571           (854)     9.91
              -2%                 50,586          5,446      8.08               44,841         (1,584)     9.68

The table illustrates that at June 30, 2000, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to decrease, while in the event of an immediate and sustained decrease in prevailing market rates, the Bank's NPV ratio would be expected to increase. While at June 30, 1999, an immediate and sustained increase or decrease in prevailing market interest rates had little impact on the Bank's NPV ratio, which remained well within Board-approved target levels. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2000, the Bank's estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained decrease in prevailing market interest rates, but exceeded Board-approved target levels in an increasing interest rate environment. The Bank's interest rate risk ("IRR") position currently exceeds Board-approved target levels in an increasing interest rate environment because of the maturity and repricing characteristics of assets and liabilities added to the balance sheet during the past year. The significant growth of the balance sheet, $163.8 million, was accomplished with the addition of interest-earning assets having a maturity and repricing period of from three to five years. These assets were funded utilizing interest-

                      PVF Capital Corp. 2000 Annual Report
bearing liabilities having a final maturity of two years or less. Management will carefully monitor its IRR position and will make the necessary adjustments to its asset and liability mix to bring the Bank's NPV ratio to within target levels established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2000 and 1999, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

The following table summarizes the Bank's interest rate sensitivity gap analysis at June 30, 2000. The table indicates that the Bank's one year and under ratio of cumulative gap to total assets is negative 19.1 percent, one-to-three year ratio of cumulative gap to total assets is negative 16.3 percent, and three-to-five year ratio of cumulative gap to total assets is positive 4.2 percent. The negative three year and under cumulative gap position of the Bank explains the change in the Bank's NPV ratio to an immediate and sustained 1 and 2 percent increase or decrease in market interest rates.

                                                                   Within        1-3         3-5         >5
(dollars in thousands)                                             1 Year       Years       Years       Years       Total
---------------------------------------------------------------------------------------------------------------------------

Total interest-rate-sensitive assets.........................     $259,498    $147,080    $150,002    $ 36,167    $592,747
Total interest-rate-sensitive liabilities....................      376,453     130,136      24,013      14,672     545,274
Periodic GAP.................................................     (116,955)     16,944     125,989      21,495      47,473
Cumulative GAP...............................................     (116,955)   (100,011)     25,978      47,473
Ratio of cumulative GAP to total assets......................      (19.1)%     (16.3)%       4.2%        7.7%

                      PVF Capital Corp. 2000 Annual Report

                              RESULTS OF OPERATIONS

GENERAL
PVF Capital Corp.'s net income for the year ended June 30, 2000 was $6.3 million, or $1.32 basic earnings per share and $1.27 diluted earnings per share, as compared to $7.7 million, or $1.60 basic earnings per share and $1.54 diluted earnings per share for fiscal 1999 and $4.9 million, or $1.04 basic earnings per share and $0.99 diluted earnings per share for fiscal 1998. All per share amounts have been adjusted for stock dividends and stock splits.

Net income for the current year decreased by $1.4 million from the prior fiscal year and exceeded net income for fiscal 1998 by $1.4 million. In fiscal 1999, the Company recorded an after-tax gain of approximately $2.5 million as a result of the closing on the sale by PVF Service Corporation of its 250-acre parcel of land in Solon, Ohio.

NET INTEREST INCOME
Net interest income amounted to $18.1 million for the year ended June 30, 2000, as compared to $15.5 million and $14.8 million for the years ended June 30, 1999 and 1998, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to change in the Bank's net interest income.

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

Table 1                                                  AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                         FOR THE YEAR ENDED JUNE 30,
                                                                  2000                                1999
                                                      ------------------------------------------------------------------
                                                      Average                  Yield/    Average               Yield/
(dollars in thousands)                                Balance    Interest       Cost     Balance    Interest     Cost
------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans ...........................................   $448,163    $ 38,390       8.57%  $384,420    $ 33,146       8.62%
  Mortgage-backed securities ......................      1,401          90       6.42      2,338         147       6.29
  Securities and other interest-earning assets ....     53,808       3,546       6.59     34,500       2,054       5.95
                                                      --------    --------              --------    --------
       Total interest-earning assets ..............    503,372      42,026       8.35    421,258      35,347       8.39
                                                                  --------                          --------
  Non-interest-earning assets .....................     20,251                            16,071
                                                      --------                          --------
       Total assets ...............................   $523,623                          $437,329
                                                      ========                          ========

Interest-bearing liabilities:
  Deposits ........................................   $386,242    $ 19,409       5.03%  $334,530    $ 16,961       5.07
  FHLB advances ...................................     79,862       4,558       5.71     52,102       2,891       5.55
  Notes payable ...................................         53      5 9.50                   122          11       9.02
                                                      --------    --------              --------    --------
       Total interest-bearing liabilities .........    466,157      23,972       5.14    386,754      19,863       5.14
                                                                  --------   --------               --------   --------
  Non-interest-bearing liabilities ................     16,604                            15,818
                                                      --------                          --------
       Total liabilities ..........................    482,761                           402,572

Stockholders' equity ..............................     40,862                            34,757
                                                      --------                          --------
       Total liabilities and stockholders' equity..   $523,623                          $437,329
                                                      ========                          ========
Net interest income ...............................               $ 18,054                          $ 15,484
                                                                  ========                          ========
Interest rate spread ..............................                              3.21%                             3.26%
                                                                             ========                          ========
Net yield on interest-earning assets ..............                              3.59%                             3.68%
                                                                             ========                          ========
Ratio of average interest-earning assets
  to average interest-bearing liabilities .........     107.98%                           108.92%
                                                      ========                          ========

Table 1                        AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                              FOR THE YEAR ENDED JUNE 30,

                                                                   1998
                                                    -----------------------------------
                                                         Average                Yield/
(dollars in thousands)                                   Balance   Interest     Cost
---------------------------------------------------------------------------------------
Interest-earning assets:
  Loans ...........................................    $361,308    $ 32,500       9.00%
  Mortgage-backed securities ......................       2,439         155       6.36
  Securities and other interest-earning assets ....      27,918       1,710       6.13
                                                       --------    --------
       Total interest-earning assets ..............     391,665      34,365       8.77
                                                                   --------
  Non-interest-earning assets .....................       9,291
                                                       --------
       Total assets ...............................    $400,956
                                                       ========

Interest-bearing liabilities:
  Deposits ........................................    $321,039    $ 17,062       5.31
  FHLB advances ...................................      40,240       2,351       5.84
  Notes payable ...................................       1,604         145       9.04
                                                       --------    --------
       Total interest-bearing liabilities .........     362,883      19,558       5.39
                                                                   --------   --------
  Non-interest-bearing liabilities ................       9,267
                                                       --------
       Total liabilities ..........................     372,150

Stockholders' equity ..............................      28,806
                                                       --------
       Total liabilities and stockholders' equity..    $400,956
                                                       ========
Net interest income ...............................                $ 14,807
                                                                   ========
Interest rate spread ..............................                               3.38%
                                                                              ========
Net yield on interest-earning assets ..............                               3.78%
                                                                              ========
Ratio of average interest-earning assets
  to average interest-bearing liabilities .........      107.93%
                                                       ========

                      PVF Capital Corp. 2000 Annual Report

Table 1 also presents information for the periods indicated with respect to the difference between the weighted-average yield earned on interest-earning assets and weighted-average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin" or "net yield on interest-earning assets," which is its net interest income divided by the average balance of net interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.

Table 2 illustrates the extent to which changes in interest rates and shifts in the volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the years indicated. The table shows the changes by major component, distinguishing between changes relating to volume (changes in average volume multiplied by average old rate) and changes relating to rate (changes in average rate multiplied by average old volume). Changes not solely attributable to volume or rate have been allocated in proportion to the changes due to volume and rate.

As is evidenced by these tables, interest rate changes had a slightly positive effect on the Bank's net interest income for the year ended June 30, 2000, and unfavorably affected the Bank's net interest income for the year ended June 30, 1999. Due to the long-term nature of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with a relatively flat yield curve during much of the years ended June 30, 2000 and 1999, the Bank experienced a decrease of 5 basis points in its interest rate spread to 3.21 percent for fiscal 2000 from 3.26 percent for fiscal 1999, and during fiscal 1999 its interest rate spread decreased 12 basis points from 3.38 percent for fiscal 1998. These changes in average interest rate spread contributed to an increase in net interest income for the year ended June 30, 2000 of $48,000, and a decrease in net interest income for the year ended June 30, 1999 of $0.5 million due to interest rate changes.

Net interest income was favorably affected by volume changes during the years ended June 30, 2000 and 1999. Accordingly, net interest income grew by $2.5 million and $1.2 million due to volume changes for the years ended June 30, 2000 and 1999, respectively.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.

Table 2                                                                           YEAR ENDED JUNE 30,
                                                         ------------------------------------------------------------------
                                                           2000        vs.       1999          1999        vs.       1998
                                                         -----------------------------       ------------------------------
                                                               Increase (Decrease)                 Increase (Decrease)
                                                                     Due to                              Due to
                                                         -----------------------------       ------------------------------
(dollars in thousands)                                    Volume      Rate       Total        Volume      Rate       Total
                                                         -----------------------------       ------------------------------

Interest income:
  Loans.............................................     $ 5,460    $  (216)   $ 5,244       $ 1,993    $(1,347)   $   646
  Mortgage-backed securities........................         (60)         3        (57)           (7)        (2)        (9)
  Securities and other interest-earning assets......       1,297        195      1,492           392        (47)       345
                                                         -------   ---------   -------       -------   ---------   --------

      Total interest-earning assets.................       6,697        (18)     6,679         2,378     (1,396)       982
                                                         -------   ---------   -------       -------   ---------   --------
Interest expense:
  Deposits..........................................       2,599       (151)     2,448           684       (784)      (100)
  FHLB advances.....................................       1,582         84      1,666           658       (119)       539
  Notes payable.....................................          (6)         1         (5)         (134)          0      (134)
                                                         -------   ---------   -------       -------   ---------   --------
      Total interest-bearing liabilities............       4,175        (66)     4,109         1,208       (903)       305
                                                         -------   ---------   -------       -------   ---------   --------
Net interest income.................................     $ 2,522   $     48    $ 2,570       $ 1,170   $   (493)   $   677
                                                         =======   =========   =======       =======   =========   ========

                      PVF Capital Corp. 2000 Annual Report

PROVISION FOR LOAN LOSSES
The Bank carefully monitors its loan portfolio and establishes levels of unallocated and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank's loan portfolio. The Bank's policies require the review of assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The Bank establishes specific provisions for loan losses when a loan is deemed to be uncollectible in an amount equal to the net book value of the loan or to any portion of the loan deemed uncollectible. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains unallocated allowances based upon the establishment of a risk category for each type of loan in the Bank's portfolio.

The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio, as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. During the year ended June 30, 1999, management conducted a review of the established reserve percentages used in calculating the required loan loss allowance. This review was conducted using the most currently available national and regional aggregate thrift industry data on charge-offs along with an analysis of historical losses experienced by the Bank according to type of loan. As a result of this analysis, management made moderate adjustments to the required reserve percentages on various loan categories to more accurately reflect probable losses. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions.

During 2000, the Bank experienced growth in the loan portfolio of $127.1 million, or 32 percent, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans increased from $3.6 million to $4.8 million, while allowance related to impaired loans decreased from $55,000 to $1,000. The decrease in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to decrease from 72 to 70 percent. Net charge-offs increased from $57,000 in 1999 to $92,000 in 2000. Therefore, taking into consideration the growth of the portfolio, the higher level of impaired loans, as well as the higher level of net charge-offs and the overall performance of the portfolio, the Bank provided $850,000 of additional provision to maintain the allowance at a level deemed appropriate of $3.4 million.

During 1999, the Bank experienced growth in the loan portfolio of $26.7 million, or 7.2 percent, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans increased from $3.3 million to $3.6 million, while allowance related to impaired loans decreased from $89,000 to $55,000. The increase in the level of impaired loans caused the percentage of allowance for loan losses to impaired loans to decrease from 82 to 72 percent. Net charge-offs decreased from $234,000 in 1998 to $57,000 in 1999. Therefore, taking into consideration the growth of the portfolio, the lower level of impaired loans to total loans, as well as the lower level of net charge-offs, the overall performance of the portfolio, and adjustments made to the systematic established reserve percentages, the Bank made no provision and maintained the allowance at a level deemed appropriate of $2.6 million.

NON-INTEREST INCOME
Non-interest income amounted to $2.7 million, $5.4 million, and $1.6 million for the years ended June 30, 2000, 1999, and 1998, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities and fee income on deposit accounts. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. The increase in non-interest income of $3.8 million for the year ended June 30, 1998 to 1999 is the result of a gain on the sale of real estate by PVF Service Corporation,

                      PVF Capital Corp. 2000 Annual Report
a wholly-owned subsidiary of PVF Capital Corp., attributable to the sale of its 250-acre parcel of land in Solon, Ohio. Income from mortgage banking activities amounted to $718,000, $1,023,000, and $869,000 for the years ended June 30, 2000, 1999, and 1998, respectively. The decrease in income from mortgage banking activities of $305,000 from the year ended June 30, 1999 to 2000 is primarily due to a decrease in net profit realized on the sale of loans. The increase in income from mortgage banking activities of $154,000 from the year ended June 30, 1998 to 1999 is primarily due to an increase in net profit realized on the sale of loans. Other non-interest income amounted to $1,963,000, $611,000, and $727,000 for the years ended June 30, 2000, 1999, and 1998, respectively. The increase in non-interest income of $1.3 million from the year ended June 30, 1999 to June 30, 2000 is primarily due to an insurance payment of $672,000 for legal costs previously incurred relating to the settlement of a lawsuit by PVF Holdings, Inc., a wholly-owned subsidiary of PVF Capital Corp. In addition, a gain of $207,000 was recorded on the sale of the North Moreland office building, rental income increased by $220,000, and gain on the disposal of real estate owned properties increased by $161,000 in the year ended June 30, 2000. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE
Non-interest expense amounted to $10.4 million, $9.6 million, and $8.9 million for the years ended June 30, 2000, 1999, and 1998, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $5.7 million, $4.8 million, and $4.5 million for the years ended June 30, 2000, 1999, and 1998, respectively. The increase in compensation for the years ended June 30, 2000 and 1999 is due primarily to growth in the staff, the opening of a new branch in fiscal 2000, employee 401K benefits, a compensation incentive plan for both management and loan originators, and inflationary salary and wage adjustments to employees. Office occupancy totaled $2.0 million, $1.8 million, and $1.6 million for the years ended June 30, 2000, 1999, and 1998, respectively. The increased occupancy expense is attributable to maintenance and repairs to office buildings, the relocation of an existing branch office, and the cost of opening and operating an additional branch office. Other non-interest expense totaled $2.7 million, $3.0 million, and $2.7 million for the years ended June 30, 2000, 1999, and 1998, respectively. The increase in other non-interest expense of $0.3 million from the year ended June 30, 1999, as compared to the years ended June 30, 1998 and 2000, is attributable to increased legal expenses during the year ended June 30, 1999. Information pertaining to these expenses is set forth in Item 3 of Form 10-K. Changes in other non-interest expense are the result of advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense.

FEDERAL INCOME TAXES
The Company's federal income tax expense was $3.2 million, $3.6 million, and $2.4 million for the years ended June 30, 2000, 1999, and 1998, respectively. Due to the availability of tax credits for the years ended June 30, 2000, 1999, and 1998, and other miscellaneous deductions, the Company's effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 33, 32, and 33 percent for the years ended June 30, 2000, 1999, and 1998, respectively.

YEAR 2000
Park View Federal did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact on its ongoing business as a result of the "Year 2000 issue." However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Year 2000 or similar issues such as leap-year-related problems may occur with billing, payroll, or financial closings at month, quarterly, or year end. The Company believes that any such problems are likely to be minor and correctable. In addition, the Company could still be negatively affected if its customers are adversely affected by the Year 2000 or similar issues. The Company currently is not aware of any significant Year 2000 or similar problems that have arisen for its customers.

The cost to the Company to become Year 2000 compliant did not have a material impact on the Company's net income for any year. These efforts included replacing some outdated, non-compliant hardware and non-compliant software, as well as identifying and remediating Year 2000 problems.

IMPACT OF INFLATION AND CHANGING PRICES
The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results

                      PVF Capital Corp. 2000 Annual Report
in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Bank, see "Market Risk Management."

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. This statement requires entities to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument depends on the use of the derivative and the type of risk being hedged. SFAS No. 137, Deferral of Effective Date of FASB Statement No. 133, amended the effective date of SFAS No. 133 to June 15, 2000. Management determined that the Bank did not engage in any hedging activities or derivative instruments, and therefore the adoption of SFAS No. 137 had no impact on financial condition or results of operation.


                         PARK VIEW FEDERAL SAVINGS BANK

BOARD OF DIRECTORS

JAMES W. MALE
Chairman of the Board

JOHN R. MALE
President and
Chief Executive Officer

ROBERT K. HEALEY
Retired

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

ROBERT F. URBAN
Retired

STUART D. NEIDUS
Chairman and Chief Executive Officer
Anthony & Sylvan Pools Corporation

CREIGHTON E. MILLER
Partner
Miller, Stillman & Bartel

EXECUTIVE OFFICERS

JAMES W. MALE
Chairman of the Board


CAROL S. PORTER
Corporate Secretary and
Marketing Director

JOHN R. MALE
President and
Chief Executive Officer

EDWARD B. DEBEVEC
Treasurer

C. KEITH SWANEY
Executive Vice President and
Chief Financial Officer

JEFFREY N. MALE
Senior Vice President

OTHER OFFICERS

MARK E. FOSNAUGHT
Vice President
Branch Coordinator

ROBERT J. PAPA
Vice President
Construction Lending

WILLIAM J. HARR, JR.
Vice President

JOHN E. SCHIMMELMANN
Vice President
Deposit Operations

ANNE M. JOHNSON
Vice President
Mortgage Loan Servicing

KENNAIRD H. STEWART
Vice President
Commercial Real Estate Lending

ADELINE NOVAK
Vice President
Human Resources

ROBERT D. TOTH
Vice President
Information Systems

                      PVF Capital Corp. 2000 Annual Report

                         PARK VIEW FEDERAL SAVINGS BANK
                           OFFICE LOCATIONS AND HOURS

BAINBRIDGE OFFICE
8500 Washington Street
Chagrin Falls, Ohio 44023
440-543-8889

BEDFORD HEIGHTS OFFICE
25350 Rockside Road
Bedford Hts., Ohio 44146
440-439-2200

CHARDON OFFICE
408 Water Street
Chardon, Ohio 44024
440-285-2343

NORTH ROYALTON OFFICE
13901 Ridge Road
North Royalton, Ohio 44133
440-582-7417

MACEDONIA OFFICE
497 East Aurora Road
Macedonia, Ohio 44056
330-468-0055

MAYFIELD HEIGHTS OFFICE
1456 SOM Center Road
Mayfield Hts., Ohio 44124
440-449-8597

MEDINA OFFICE
3613 Medina Road
Medina, Ohio 44256
330-721-7484

MENTOR OFFICE
6990 Heisley Road
Mentor, Ohio 44060
440-944-0276

SOLON OFFICE
34400 Aurora Road
Solon, Ohio 44139
440-542-6070

LOBBY
Mon., Tue., Wed., Thurs.....9:00 a.m. - 4:30 p.m.
Fri.........................9:00 a.m. - 5:30 p.m.
Sat.........................9:00 a.m. - 1:00 p.m.

DRIVE-UP WINDOW
Mon., Tue., Wed., Thurs. ...9:00 a.m. - 5:00 p.m.
Fri.........................9:00 a.m. - 6:00 p.m.
Sat.........................9:00 a.m. - 1:00 p.m.


LA PLACE OFFICE
2111 Richmond Road
Beachwood, Ohio 44122
216-831-6373

LAKEWOOD-CLEVELAND OFFICE
11010 Clifton Blvd.
Cleveland, Ohio 44102
216-631-8900

LOBBY
Mon., Tue., Thurs...........9:00 a.m. - 4:30 p.m.
Fri.........................9:00 a.m. - 5:30 p.m.
Sat.........................9:00 a.m. - 1:00 p.m.
                                Closed Wednesday
DRIVE-UP WINDOW
Mon., Tue., Thurs...........9:00 a.m. - 5:00 p.m.
Fri.........................9:00 a.m. - 6:00 p.m.
Sat.........................9:00 a.m. - 1:00 p.m.


SHAKER HEIGHTS OFFICE
16909 Chagrin Blvd.
Shaker Hts., Ohio 44120
216-283-4003

LOBBY
Mon., Tue., Wed., Thurs.....9:00 a.m. - 4:30 p.m.
Fri.........................9:00 a.m. - 6:00 p.m.
Sat.........................9:00 a.m. - 1:00 p.m.

                             ADMINISTRATIVE OFFICES
                               25350 Rockside Road
                            Bedford Hts., Ohio 44146
                                  440-439-6790
                                 Monday - Friday
                              9:00 a.m. - 5:00 p.m.

                      PVF Capital Corp. 2000 Annual Report

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PVF Capital Corp.:

We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. and subsidiaries (Company) as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three- year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                 /s/ KPMG LLP

Cleveland, Ohio
August 2, 2000

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 2000 and 1999


                                             ASSETS                                       2000               1999
                                                                                    -----------------  -----------------

Cash and amounts due from depository institutions                                   $      3,806,575          4,140,460
Interest bearing deposits                                                                    815,280            573,872
Federal funds sold                                                                         1,050,000          5,375,000
                                                                                    -----------------  -----------------

             Cash and cash equivalents                                                     5,671,855         10,089,332

Securities held to maturity (fair values of $63,853,318 and
    $24,895,033, respectively)                                                            65,258,853         25,334,041
Mortgage-backed securities held to maturity (fair values
    of $1,200,418 and $1,728,656, respectively)                                            1,215,045          1,732,726
Loans receivable held for long-term investment, net of allowance
    for loan losses of $3,387,474 and $2,629,743, respectively                           513,669,748        395,550,737
Loans receivable held for sale, net                                                       10,737,721          1,772,176
Office properties and equipment, net                                                       1,857,344          2,003,211
Real estate held for investment                                                            4,094,020          3,796,852
Real estate owned                                                                            488,461            168,500
Investment required by law -
      stock in the Federal Home Loan Bank of Cincinnati                                    5,841,227          3,759,452
Prepaid expenses and other assets                                                          4,151,852          4,994,438
                                                                                    -----------------  -----------------

             Total assets                                                           $    612,986,126        449,201,465
                                                                                    =================  =================

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits                                                                        $    440,981,859        331,241,736
    Advances from the Federal Home Loan Bank of Cincinnati                               114,973,840         66,040,736
    Notes payable                                                                          1,000,000                 --
    Advances from borrowers for taxes and insurance                                        6,175,119          5,463,660
    Accrued expenses and other liabilities                                                 6,955,245          7,599,525
                                                                                    -----------------  -----------------

             Total liabilities                                                           570,086,063        410,345,657
                                                                                    -----------------  -----------------

Commitments and contingencies

Stockholders' equity:
    Serial preferred stock, $.01 par value, 1,000,000 shares
      authorized; none issued                                                                     --                 --
    Common stock, $.01 par value, 15,000,000 shares authorized;
      4,832,918 and 4,389,742 shares issued, respectively                                     48,329             43,897
    Additional paid-in capital                                                            24,780,978         20,248,139
    Retained earnings (substantially restricted)                                          19,043,934         18,635,022
    Treasury stock, at cost, 93,063 and 6,050 shares, respectively                          (973,178)           (71,250)
                                                                                    -----------------  -----------------

             Total stockholders' equity                                                   42,900,063         38,855,808
                                                                                    -----------------  -----------------

             Total liabilities and stockholders' equity                             $    612,986,126        449,201,465
                                                                                    =================  =================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                    Years ended June 30, 2000, 1999, and 1998


                                                                                 2000               1999                1998
                                                                           -----------------  -----------------   -----------------

Interest income:
    Loans                                                                  $     38,390,556         33,145,769          32,499,826
    Mortgage-backed securities                                                       89,987            146,865             155,446
    Cash and securities                                                           3,545,785          2,054,310           1,709,951
                                                                           -----------------  -----------------   -----------------

             Total interest income                                               42,026,328         35,346,944          34,365,223
                                                                           -----------------  -----------------   -----------------

Interest expense:
    Deposits                                                                     19,409,126         16,960,961          17,062,418
    Short-term borrowings                                                         4,563,252          2,901,621             978,144
    Long-term borrowings                                                                 --                 --           1,517,766
                                                                           -----------------  -----------------   -----------------

             Total interest expense                                              23,972,378         19,862,582          19,558,328
                                                                           -----------------  -----------------   -----------------

             Net interest income                                                 18,053,950         15,484,362          14,806,895

    Provision for loan losses                                                       850,000                 --             246,000
                                                                           -----------------  -----------------   -----------------

             Net interest income after provision for loan losses                 17,203,950         15,484,362          14,560,895
                                                                           -----------------  -----------------   -----------------

    Noninterest income:
      Service and other fees                                                        482,208            492,316             621,277
      Mortgage banking activities, net                                              547,787            422,304             385,620
      Gain on sale of loans, net                                                    170,199            601,056             483,915
      Gain on sale of real estate                                                   207,165          3,800,696                  --
      Rental income                                                                 301,426             81,779              70,000
      Insurance proceeds                                                            672,243                 --                  --
      Other, net                                                                    299,952             37,311              35,905
                                                                           -----------------  -----------------   -----------------

             Total noninterest income                                             2,680,980          5,435,462           1,596,717
                                                                           -----------------  -----------------   -----------------

    Noninterest expense:
      Compensation and benefits                                                   5,659,378          4,848,030           4,512,664
      Office, occupancy, and equipment                                            2,002,573          1,783,631           1,631,802
      Insurance                                                                     232,491            272,607             255,365
      Professional and legal                                                        331,103            921,664             264,555
      Other                                                                       2,183,795          1,823,225           2,185,965
                                                                           -----------------  -----------------   -----------------

             Total noninterest expense                                           10,409,340          9,649,157           8,850,351
                                                                           -----------------  -----------------   -----------------

             Income before federal income taxes                                   9,475,590         11,270,667           7,307,261

    Federal income taxes:
      Current                                                                     3,099,581          2,437,926           2,332,125
      Deferred                                                                       63,679          1,113,454              47,230
                                                                           -----------------  -----------------   -----------------

                                                                                  3,163,260          3,551,380           2,379,355
                                                                           -----------------  -----------------   -----------------

             Net income                                                    $      6,312,330          7,719,287           4,927,906
                                                                           =================  =================   =================

    Basic earnings per share                                               $           1.32               1.60                1.04
                                                                           =================  =================   =================

    Diluted earnings per share                                             $           1.27               1.54                 .99
                                                                           =================  =================   =================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended June 30, 2000, 1999, and 1998


                                                                 ADDITIONAL
                                                    COMMON         PAID-IN          RETAINED        TREASURY
                                                    STOCK          CAPITAL          EARNINGS         STOCK            TOTAL
                                                 -------------  --------------   ---------------  -------------  ----------------

Balance at June 30, 1997                         $     25,556      14,522,275        11,725,585             --        26,273,416

    Net income                                             --              --         4,927,906             --         4,927,906

    Stock options exercised,
      127,278 shares                                    1,049           8,480                --             --             9,529

    Cash paid in lieu of fractional shares                 --              --            (2,141)            --            (2,141)

    Three-for-two stock split effected
      in the form of a dividend                        13,303         (13,303)               --             --                --
                                                 -------------  --------------   ---------------  -------------  ----------------

Balance at June 30, 1998                               39,908      14,517,452        16,651,350             --        31,208,710

    Net income                                             --              --         7,719,287             --         7,719,287

    Cash paid in lieu of fractional shares                 --              --              (939)            --              (939)

    Stock dividend issued, 398,934 shares               3,989       5,730,687        (5,734,676)            --                --

    Purchase of 6,050 shares of
      Treasury stock                                       --              --                --        (71,250)          (71,250)
                                                 -------------  --------------   ---------------  -------------  ----------------

Balance at June 30, 1999                               43,897      20,248,139        18,635,022        (71,250)       38,855,808

    Net income                                             --              --         6,312,330             --         6,312,330

    Stock options exercised,
      3,982 shares                                         40           8,043                --             --             8,083

    Cash paid in lieu of fractional shares                 --              --            (2,110)            --            (2,110)

    Stock dividend issued, 439,194 shares               4,392       4,524,796        (4,529,188)            --                --

    Cash dividend                                          --              --        (1,372,120)            --        (1,372,120)

    Purchase of 87,013 shares of
      Treasury stock                                       --              --                --       (901,928)         (901,928)
                                                 -------------  --------------   ---------------  -------------  ----------------

Balance at June 30, 2000                         $     48,329      24,780,978        19,043,934       (973,178)       42,900,063
                                                 =============  ==============   ===============  =============  ================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2000, 1999, and 1998


                                                                               2000               1999               1998
                                                                         -----------------  -----------------  -----------------

Operating activities:
    Net income                                                           $      6,312,330          7,719,287          4,927,906
    Adjustments required to reconcile net income to net cash
      provided by (used in) operating activities:
         Accretion of discount on securities                                       (9,297)            (1,458)            (4,650)
         Depreciation and amortization                                            587,993            605,453            512,290
         Provision for loan losses                                                850,000                 --            246,000
         Accretion of unearned discount and deferred loan
           origination fees, net                                               (1,085,706)        (1,263,266)        (1,464,630)
         Deferred income tax provision                                            (63,679)        (1,113,454)           (47,230)
         Proceeds from loans held for sale                                     37,826,392        107,977,623         81,294,421
         Originations of loans held for sale                                  (46,791,937)      (108,105,064)       (82,229,552)
         Gain on the sale of loans, net                                          (170,199)          (601,056)          (483,915)
         Net change in other assets and other liabilities                          48,841           (649,409)         1,342,926
                                                                         -----------------  -----------------  -----------------

             Net cash provided by (used in) operating activities               (2,495,262)         4,568,656          4,093,566
                                                                         -----------------  -----------------  -----------------

Investing activities:
    Loans originated                                                         (236,094,858)      (157,546,496)      (143,825,436)
    Principal repayments on loans                                             117,791,239        132,682,883        116,232,185
    Principal repayments on mortgage-backed securities
      held to maturity                                                            522,969          1,223,417            589,488
    Purchase of mortgage-backed securities held to maturity                            --                 --         (3,017,075)
    Purchase of securities held to maturity                                   (39,995,313)       (25,389,250)       (27,800,000)
    Maturities of securities held to maturity                                      79,798         27,856,667         14,000,000
    Federal Home Loan Bank (FHLB) stock purchased, net                         (2,081,775)          (251,888)          (745,250)
    Additions to office properties and equipment                                 (442,127)          (295,118)          (943,445)
    Disposals of real estate owned                                                478,410            752,636          1,025,818
    (Additions) disposal of real estate
      held for investment, net                                                   (297,168)        (2,858,782)           (28,313)
                                                                         -----------------  -----------------  -----------------

             Net cash used in investing activities                           (160,038,825)       (23,825,931)       (44,512,028)
                                                                         -----------------  -----------------  -----------------

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2000, 1999, and 1998



                                                                             2000               1999               1998
                                                                       -----------------  -----------------  -----------------

Financing activities:
    Payments on FHLB advances                                          $   (124,066,896)       (10,283,720)       (92,580,968)
    Proceeds from FHLB advances                                             173,000,000         30,000,000         91,500,000
    Proceeds from notes payable                                               1,000,000                 --                 --
    Repayment of notes payable                                                       --         (1,060,000)        (1,250,000)
    Net increase in NOW and passbook savings                                 10,847,871          7,719,664          5,693,428
    Proceeds from issuance of certificates of deposit                       160,039,738         46,744,489         85,884,130
    Payments on maturing certificates of deposit                            (61,147,486)       (67,451,145)       (35,618,504)
    Payment of cash dividend                                                 (1,374,230)              (939)            (2,141)
    Purchase of Treasury stock                                                 (901,928)           (71,250)                --
    Other                                                                       719,541            532,546            429,049
                                                                       -----------------  -----------------  -----------------

             Net cash provided by financing activities                      158,116,610          6,129,645         54,054,994
                                                                       -----------------  -----------------  -----------------

             Net increase (decrease) in cash and cash equivalents            (4,417,477)       (13,127,630)        13,636,532

Cash and cash equivalents at beginning of year                               10,089,332         23,216,962          9,580,430
                                                                       -----------------  -----------------  -----------------

Cash and cash equivalents at end of year                               $      5,671,855         10,089,332         23,216,962
                                                                       =================  =================  =================


Supplemental disclosures of cash flow information:
    Cash payments of interest expense                                  $     23,766,847         19,922,567         19,530,151
    Cash payments of income taxes                                             2,720,291          2,480,000          2,617,000
                                                                       =================  =================  =================

Supplemental schedule of noncash investing and
    financing activities:
      Transfers from real estate owned                                 $       (265,267)          (700,736)          (989,299)
      Transfers to real estate owned                                            585,226            170,000          2,714,353
                                                                       =================  =================  =================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         (d)      MORTGAGE BANKING ACTIVITIES

                  Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

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

         (i)      REAL ESTATE OWNED

                  Real estate owned is carried at the lower of cost, including capitalized holding costs, or fair value less estimated selling costs.

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

                  The per share data for 2000, 1999 and 1998 are adjusted to reflect the three-for-two stock issuance declared July 1998; and the 10% stock dividends declared July 1999 and July 2000.

         (l)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(2)      SECURITIES

         Securities held to maturity at June 30, 2000 and 1999, are summarized as follows:

                                                               2000
                                        ------------------------------------------------------
                                                         GROSS          GROSS
                                         AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                           COST           GAIN          LOSS        FAIR VALUE
                                        -----------   -----------   -----------    -----------
United States Government and agency
      securities                        $64,962,318          --      (1,405,535)    63,556,783
Municipal bond                              296,535          --            --          296,535
                                        -----------   -----------   -----------    -----------

                    Total               $65,258,853          --      (1,405,535)    63,853,318
                                        ===========   ===========   ===========    ===========

Due after one year through five years   $65,258,853          --      (1,405,535)    63,853,318
                                        ===========   ===========   ===========    ===========

                                                                1999
                                        ------------------------------------------------------
                                                         GROSS          GROSS
                                         AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                           COST           GAIN          LOSS        FAIR VALUE
                                        -----------   -----------   -----------    -----------

United States Government and agency
      securities                        $24,957,708          --        (439,008)    24,518,700
Municipal bond                              376,333          --            --          376,333
                                        -----------   -----------   -----------    -----------

                    Total               $25,334,041          --        (439,008)    24,895,033
                                        ===========   ===========   ===========    ===========

Due after one year through five years   $25,334,041          --        (439,008)    24,895,033
                                        ===========   ===========   ===========    ===========

There were no sales of securities for the years ended June 30, 2000, 1999 or 1998.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(3)      MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities held to maturity at June 30, 2000 and 1999, are summarized as follows:

                                                              2000
                                        ---------------------------------------------------
                                                       GROSS         GROSS
                                         AMORTIZED   UNREALIZED    UNREALIZED    ESTIMATED
                                           COST         GAIN          LOSS       FAIR VALUE
                                        ----------   ----------    ----------    ----------

FHLMC mortgage-backed securities        $1,207,804         --         (14,627)    1,193,177
Accrued interest receivable                  7,241         --            --           7,241
                                        ----------   ----------    ----------    ----------

                                        $1,215,045         --         (14,627)    1,200,418
                                        ==========   ==========    ==========    ==========

Due after one year through five years    1,057,919         --         (14,627)    1,043,292
Due after five years                       157,126         --            --         157,126
                                        ----------   ----------    ----------    ----------

                                        $1,215,045         --         (14,627)    1,200,418
                                        ==========   ==========    ==========    ==========

                                                              2000
                                        ---------------------------------------------------
                                                       GROSS         GROSS
                                         AMORTIZED   UNREALIZED    UNREALIZED    ESTIMATED
                                           COST         GAIN          LOSS       FAIR VALUE
                                        ----------   ----------    ----------    ----------

FHLMC mortgage-backed securities        $1,721,883         --          (4,070)    1,717,813
Accrued interest receivable                 10,883         --            --          10,843
                                        ----------   ----------    ----------    ----------

                                        $1,732,726         --          (4,070)    1,728,656

Due after one year through five years    1,434,965         --          (4,070)    1,430,895
Due after five years                       297,761         --            --         297,761
                                        ----------   ----------    ----------    ----------

                                        $1,732,726         --          (4,070)    1,728,656
                                        ==========   ==========    ==========    ==========

There were no sales of mortgage-backed securities for the years ended June 30, 2000, 1999 or 1998.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(4)      LOANS RECEIVABLE HELD FOR LONG-TERM INVESTMENT

         Loans receivable held for long-term investment at June 30, 2000 and 1999, consist of the following:

                                                        2000             1999
                                                   -------------    -------------

Real estate mortgages:
       One-to-four family residential              $ 197,226,816      139,505,849
       Home equity line of credit                     30,978,348       22,956,231
       Multifamily residential                        42,503,308       34,074,620
       Commercial                                    115,226,307      105,426,600
       Commercial equity line of credit               12,078,863        4,712,750
       Land                                           41,583,317       42,003,325
       Construction - residential                    106,706,249       82,475,445
       Construction - commercial                      21,603,903       18,556,297
                                                   -------------    -------------

                     Total real estate mortgages     567,907,111      449,711,117

Consumer                                               4,390,647        3,085,680
                                                   -------------    -------------

                                                     572,297,758      452,796,797

Accrued interest receivable                            3,019,724        2,191,226
Deferred loan origination fees                        (1,956,826)      (1,920,738)
Unearned discount                                        (15,529)         (22,752)
Undisbursed portion of loan proceeds                 (56,287,905)     (54,864,053)
Allowance for loan losses                             (3,387,474)      (2,629,743)
                                                   -------------    -------------

                                                   $ 513,669,748      395,550,737
                                                   =============    =============

A summary of the changes in the allowance for loan losses for the years ended June 30, 2000, 1999, and 1998, is as follows (charge-offs include transfers to real estate owned):

                                      2000           1999           1998
                                  -----------    -----------    -----------

Beginning balance                 $ 2,629,743      2,686,521      2,674,537
Provision charged to operations       850,000           --          246,000
Charge-offs                           (92,855)       (62,097)      (236,593)
Recoveries                                586          5,319          2,577
                                  -----------    -----------    -----------

Ending balance                    $ 3,387,474      2,629,743      2,686,521
                                  ===========    ===========    ===========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         The following is a summary of the principal balances (as rounded) of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                                   2000         1999
                                                                ----------   ----------

Loans on nonaccrual status:
       Real estate mortgages:
             One-to-four family residential                     $1,254,000    1,242,000
             Commercial                                             69,000      551,000
             Multi-family residential                              253,000      230,000
             Construction and land                               3,266,000    1,616,000
                                                                ----------   ----------

                             Total loans on nonaccrual status    4,842,000    3,639,000
                                                                ----------   ----------

Past due loans on accrual status -
         real estate mortgages -
             construction and land                                 935,000      248,000
                                                                ----------   ----------

                             Total past due loans               $5,777,000    3,887,000
                                                                ==========   ==========

         During the years ended June 30, 2000, 1999 and 1998, gross interest income of $502,840, $349,539 and $204,736, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

         At June 30, 2000 and 1999, the recorded investment in loans which have been identified as being impaired totaled $4,842,000 and $3,639,000, respectively. Included in the impaired amount at June 30, 2000 and 1999, is $188,966 and $443,062, respectively, related to loans with a corresponding valuation allowance of $150,506 and $202,334, respectively. The Company recognized no interest on impaired loans in 2000, 1999, and 1998 (during the portion of the respective years that they were impaired). Average impaired loans for the years ended June 30, 2000, 1999, and 1998 amounted to $4,240,500, $3,522,000, and
         $3,026,000, respectively.

(5)      LOANS RECEIVABLE HELD FOR SALE

         Loans receivable held for sale at June 30, 2000 and 1999, consist of the following:

                                                            2000
                                 ------------------------------------------------------------
                                                     GROSS          GROSS
                                  AMORTIZED       UNREALIZED      UNREALIZED      ESTIMATED
                                    COST             GAIN            LOSS         FAIR VALUE
                                 ------------    ------------    ------------    ------------

Real estate mortgages            $ 10,956,179            --           (45,000)     10,911,179
Deferred loan origination fees       (173,458)           --              --          (173,458)
                                 ------------    ------------    ------------    ------------

                                 $ 10,782,721            --           (45,000)     10,737,721
                                 ============    ============    ============    ============

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

                                                           1999
                                 --------------------------------------------------------
                                                   GROSS          GROSS
                                  AMORTIZED      UNREALIZED     UNREALIZED     ESTIMATED
                                     COST           GAIN           LOSS        FAIR VALUE
                                 -----------    -----------    -----------    -----------

Real estate mortgages            $ 1,802,323           --          (27,717)     1,774,606
Deferred loan origination fees       (30,147)          --             --          (30,147)
                                 -----------    -----------    -----------    -----------

                                 $ 1,772,176           --          (27,717)     1,744,459
                                 ===========    ===========    ===========    ===========

Mortgage banking activities, net, for each of the years in the three-year period ended June 30, 2000, consist of the following:

                                                     2000           1999           1998
                                                 -----------    -----------    -----------

Mortgage loan servicing fees                     $   755,705        702,645        617,080
Amortization of mortgage servicing rights           (162,918)      (280,341)      (231,460)
Gross realized:
     Gains on sales of loans                         613,584      1,506,985      1,209,893
     Losses on sales of loans                       (443,385)      (905,929)      (725,978)
Market valuation provision for losses on loans
     receivable held for sale                        (45,000)          --             --
                                                 -----------    -----------    -----------

                                                 $   717,986      1,023,360        869,535
                                                 ===========    ===========    ===========

At June 30, 2000, 1999 and 1998, the Bank was servicing whole and participation mortgage loans for others aggregating approximately $288,249,513, $277,288,302, and $233,893,979, respectively. The Bank had $3,411,372 and $3,458,030 at June 30, 2000 and 1999, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2000, 1999 and 1998 were as follows:

                           2000           1999           1998
                       -----------    -----------    -----------

Beginning balance      $   798,973        606,200        451,000
Originated                 197,503        473,114        386,600
Amortized                 (162,918)      (280,341)      (231,400)
                       -----------    -----------    -----------

Ending balance         $   833,558        798,973        606,200
                       ===========    ===========    ===========

Estimated fair value   $ 2,349,255      2,334,665      1,639,261
                       ===========    ===========    ===========

         No valuation allowance has been established for mortgage servicing rights as there has been no impairment on those rights.

(6)      OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2000 and 1999 are summarized as follows:

                                                     2000          1999
                                                 ----------    ----------

Land and land improvements                       $     --         207,092
Building and building improvements                   23,747     1,062,525
Leasehold improvements                            2,042,976     1,849,929
Furniture and equipment                           4,378,276     3,788,158
                                                 ----------    ----------

                                                  6,444,999     6,907,704
Less accumulated depreciation and amortization   (4,587,655)   (4,904,493)
                                                 ----------    ----------

                                                $ 1,857,344     2,003,211
                                                 ==========    ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(7)      DEPOSITS

         Deposit balances at June 30, 2000 and 1999 are summarized by interest rate as follows:



                                                                             2000                             1999
                                                                 -----------------------------     ------------------------------
                                                                     AMOUNT             %             AMOUNT             %
                                                                 -------------    ------------     ------------     ------------

NOW and money market
    accounts
                                          Noninterest bearing    $  10,681,710             2.4%    $  7,182,506              2.2%
                                             2.00 - 5.00%           38,611,269             8.8       30,146,167              9.1
                                                                 -------------    ------------     ------------     ------------

                                                                    49,292,979            11.2       37,328,673             11.3

Passbook savings                             3.00 - 5.00%           32,137,728             7.3       33,254,163             10.0

Certificates of deposit                      2.50 - 2.99%              721,663              .2          750,000               .2
                                             4.00 - 4.99            20,079,686             4.6       86,009,310             26.0
                                             5.00 - 5.99           108,986,262            24.7      115,086,171             34.7
                                             6.00 - 6.99           214,068,573            48.5       48,828,427             14.7
                                             7.00 - 7.99            15,413,432             3.5        9,784,800              3.0
                                             8.00 - 8.99               281,537              .1          200,192               .1
                                                                 -------------    ------------     ------------     ------------

                                                                   359,551,152            81.5      260,658,900             78.7
                                                                 -------------    ------------     ------------     ------------

                                                                 $ 440,981,859           100.0%    $331,241,736            100.0%
                                                                 =============    ============     ============     ============

Weighted average rate on deposits                                                         5.49%                             4.80%
                                                                                  ============                      ============


                                                                 2000                              1999
                                                    -----------------------------     -----------------------------
                                                      AMOUNT                %            AMOUNT               %
                                                    ------------     ------------     ------------     ------------

  Remaining term to maturity
      of certificates of
      deposit:
         12 months or less                          $277,540,274             77.2%    $216,355,447             83.0%
         13 to 24 months                              43,853,077             12.2       32,535,028             12.5
         25 to 36 months                              28,263,017              7.9        6,253,664              2.4
         Over 36 months                                9,894,784              2.7        5,514,761              2.1
                                                    ------------     ------------     ------------     ------------

                                                    $359,551,152            100.0%    $260,658,900            100.0%
                                                    ============     ============     ============     ============

Weighted average rate on certificates of deposit                             6.17%                             5.48%
                                                                     ============                      ============

         Time deposits in amounts of $100,000 or more totaled $99,473,486 and $65,113,000 at June 30, 2000 and 1999, respectively.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         Interest expense on deposits is summarized as follows:

                                  2000           1999           1998
                           -----------    -----------    -----------

NOW accounts               $   978,645        730,099        599,436
Passbook accounts              812,545        832,070        870,661
Certificates of deposit     17,617,936     15,398,792     15,592,321
                           -----------    -----------    -----------

                           $19,409,126     16,960,961     17,062,418
                           ===========    ===========    ===========

(8)      ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

         Advances from the Federal Home Loan Bank of Cincinnati, with maturities and interest rates thereon at June 30, 2000 and 1999, were as follows:


MATURITY                          INTEREST RATE            2000             1999
--------                          -------------        ------------     ------------
June 2001                         6.60%for 2000 and
                                  6.00% for 1999       $ 89,000,000       25,000,000
March 2001                        5.93                    5,000,000        5,000,000
February 2003                     6.00                      500,000          500,000
February 2006                     6.05                      473,840          540,736
February 2008                     5.37                   10,000,000       10,000,000
March 2008                        5.15                         --          5,000,000
March 2008                        5.64                   10,000,000       10,000,000
March 2008                        5.13                         --          5,000,000
July 2008                         5.15                         --          5,000,000
                                                       ------------     ------------

                                                       $114,973,840       66,040,736
                                                       ============     ============

Weighted average interest rate                                 6.38%            5.65%
                                                       ============     ============




         The Bank maintains two lines of credit, totaling $122,500,000, with the Federal Home Loan Bank of Cincinnati (FHLB). The $100,000,000 repurchase line matures in June 2001. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $22,500,000 cash management line matures in October 2000. Serving as collateral for such advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $172,460,760 and $99,061,104 at June 30, 2000 and 1999, respectively. In addition, stock in the FHLB is pledged for such advances.

         The Bank has the capacity to borrow up to 25% of its assets, upon approval of the FHLB. At June 30, 2000 and 1999, the Bank had the capacity to borrow an additional $16,000,000 and $27,000,000, respectively, in FHLB advances.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(9)      NOTES PAYABLE

         On April 12, 2000, PVF Service Corporation, a wholly owned subsidiary of the Company, secured a mortgage note from another federally insured institution at a variable interest rate that adjusts to prime without notice on the effective date of each change in the lender's prime rate. The balance at June 30, 2000 was $1,000,000. The note matures in April of 2002.

(10)     FEDERAL INCOME TAXES AND RETAINED EARNINGS

         The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

                                               2000                             1999                           1998
                                   ---------------------------     ---------------------------     ----------------------------
                                     AMOUNT             %             AMOUNT            %             AMOUNT             %
                                   -----------     -----------     -----------     -----------     -----------      -----------
Computed expected tax              $ 3,316,457          35.0%      $ 3,944,733          35.0%      $ 2,557,541             35.0%
Decrease in tax resulting from:
    Benefit of graduated rates         (94,756)         (1.0)         (112,706)         (1.0)          (73,073)            (1.0)
    Tax credits                       (111,774)         (1.2)         (219,332)         (2.0)         (287,788)            (3.9)
    Other, net                          53,333           0.6           (61,315)         (0.5)          182,675              2.5
                                   -----------     -----------     -----------     -----------     -----------      -----------

                                   $ 3,163,260          33.4%      $ 3,551,380          31.5%      $ 2,379,355             32.6%
                                   ===========     ===========     ===========     ===========     ===========      ===========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2000 and 1999 are:

                                                               2000             1999
                                                            -----------     -----------

Deferred tax assets:
    Loan loss and other reserves                            $ 1,166,543         875,271
    Other                                                       151,741         282,819
                                                            -----------     -----------

                    Total gross deferred tax assets           1,318,284       1,158,090

Less valuation allowance                                           --              --
                                                            -----------     -----------

                    Net deferred tax assets                   1,318,284       1,158,090
                                                            -----------     -----------

Deferred tax liabilities:
    Deferred loan fees, net                                     411,289         257,290
    FHLB stock dividend                                         717,315         582,845
    Unrealized gains on loan sales, net                         192,334          95,871
    Originated mortgage servicing asset                         283,396         271,637
    Basis differences - fixed assets                            797,507         968,345
    Other                                                       178,590         180,570
                                                            -----------     -----------

                    Total gross deferred tax liabilities      2,580,431       2,356,558
                                                            -----------     -----------

                    Net deferred tax liability              $(1,262,147)     (1,198,468)
                                                            ===========     ===========

         A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2000 or 1999.

         Retained earnings at June 30, 2000 includes approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

         The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Large thrifts were required to switch to the specific charge-off method of section
         166. In general, a thrift is required to recapture the amount of its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. The Bank has no such excess reserves to recapture.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(11)     LEASES

         Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2000:

YEAR ENDING JUNE 30,
--------------------

2001                            $  624,935
2002                               589,088
2003                               495,549
2004                               382,773
2005                               198,330
Thereafter                         716,451
                                ----------

Total minimum lease payments    $3,007,126
                                ==========

         During the years ended June 30, 2000, 1999, and 1998, rental expense was $593,331, $460,313, and $435,097, respectively.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         At June 30, 2000 and 1999, the Bank had the following commitments:

                                                                 2000           1999
                                                              -----------    ------------

Commitments to sell mortgage loans in the secondary market    $ 1,024,479        540,000
Commitments to fund variable mortgage loans                    28,615,700     43,472,000
Commitments to fund fixed mortgage loans                        4,304,905      8,669,000

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

         Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2000, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3%; and a minimum ratio of total capital to risk weighted assets of 8%. At June 30, 2000, the Bank exceeded all of the aforementioned regulatory capital requirements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

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

At June 30, 2000 and 1999, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                            CORE/           TIER-1      TOTAL RISK-
                                           EQUITY          LEVERAGE       RISK-BASED      BASED
                                          CAPITAL          CAPITAL         CAPITAL        CAPITAL
                                         ----------     ----------     ----------     ----------

June 30, 2000:
    GAAP capital                         $   40,994         40,994         40,994         40,994
    General loan valuation allowances                         --             --            3,386
                                                        ----------     ----------     ----------

                  Regulatory capital                        40,994         40,994         44,380

    Total assets                            613,695
                                         ----------

    Adjusted total assets                                  613,695
                                                        ----------

    Risk-weighted assets                                                  443,612        443,612
                                                                       ----------     ----------

    Actual capital ratio                       6.68%          6.68%          9.24%         10.00%

    Regulatory requirement                     1.50%          3.00%                         8.00%

    Regulatory capital category -
         well-capitalized -
             equal to or greater than                         5.00%          6.00%         10.00%

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

                                                           CORE/         TIER-1      TOTAL RISK-
                                           EQUITY        LEVERAGE       RISK-BASED      BASED
                                          CAPITAL         CAPITAL        CAPITAL       CAPITAL
                                         ----------     ----------     ----------     ----------

June 30, 1999:
    GAAP capital                         $   35,950         35,950         35,950         35,950
    General loan valuation allowances                         --             --            2,574
                                                        ----------     ----------     ----------

                  Regulatory capital                        35,950         35,950         38,524

    Total assets                            450,039
                                         ----------

    Adjusted total assets                                  450,039
                                                        ----------

    Risk-weighted assets                                                  344,753        344,753
                                                                       ----------     ----------

    Actual capital ratio                       7.99%          7.99%         10.43%         11.17%

    Regulatory requirement                     1.50%          3.00%                         8.00%

    Regulatory capital category -
         well-capitalized -
             equal to or greater than                         5.00%          6.00%         10.00%


                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(14)     STOCK OPTIONS

         The Bank offered stock options to the directors and officers of the bank in fiscal years 1993, 1997, 1998, 1999 and 2000. Under the 1992 plan, 381,830 options were originally granted, which are exercisable for a ten-year period and can be exercised at any time. In fiscal year 1997, 32,100 options were originally granted, in fiscal year 1998, 32,550 options were originally granted, in fiscal year 1999, 21,700 options were originally granted and in fiscal year 2000, 53,300 options were originally granted, which are exercisable for a ten-year period, with 20% of the options vesting each year. Options were granted at fair market value and, accordingly, no charges were reflected in the compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital:

                                        2000                           1999                             1998
                           -----------------------------    ----------------------------    -----------------------------
                                               AVERAGE                        AVERAGE                          AVERAGE
                                               OPTION                          OPTION                           OPTION
                               SHARES           PRICE          SHARES           PRICE           SHARES          PRICE
                           ------------     ------------    ------------    ------------    ------------     ------------
Outstanding beginning
    of year                     314,601     $       4.35         288,344    $       3.86         482,963     $       2.35
Exercised                        (4,380)            1.85            --              --          (231,608)            1.86
Expired                            --               --              --              --            (2,396)            7.51
Granted                          58,630            11.76          26,257            9.60          39,385            10.87
                           ------------     ------------    ------------    ------------   -------------     ------------
Outstanding end of year         368,851     $       5.60         314,601    $       4.35         288,344     $       3.86
                           ============     ============    ============    ============    ============     ============

Exercisable end of year         281,894     $       5.60         253,833    $       4.35         232,638     $       3.86
                           ============     ============    ============    ============    ============     ============

         As of June 30, 2000, options outstanding have exercise prices between $1.85 and $12.50 and a weighted average remaining contractual life of
         4.5 years.

         The Company has elected to disclose pro forma net income and net income per share as if the fair- value-based method had been applied in measuring compensation costs. The Company's pro forma information for the years ended June 30:

                                              2000          1999          1998
                                           ----------    ----------    ----------

Net income                                 $6,312,330     7,719,287     4,927,906
Less:  Compensation expense, net of tax        90,372        48,427        34,589
                                           ----------    ----------    ----------

             Pro forma earnings            $6,221,958     7,670,860     4,893,317
                                           ==========    ==========    ==========

Basic earnings per share                   $     1.32          1.60          1.04
                                           ==========    ==========    ==========

Pro forma basic earnings per share         $     1.30          1.59          1.03
                                           ==========    ==========    ==========

Diluted earning per share                  $     1.27          1.54           .99
                                           ==========    ==========    ==========

Pro forma diluted earnings per share       $     1.26          1.53           .99
                                           ==========    ==========    ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

         The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option- pricing model with the following assumptions used for grants in 2000, 1999, and 1998; expected dividend yield of 0%, and expected option lives of 7 years; expected volatility of 30%, 30%, and 5%, and average risk free interest rates of 6.14 %,
         4.33 %, and 5.56%, respectively.

         Pursuant to the terms of the plans, share information and exercise prices have been adjusted to reflect the impact of stock splits and dividends subsequent to the granting dates of the options.

(15)     EARNINGS PER SHARE

         Reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

                                                         2000
                                           --------------------------------------
                                                                        PER-SHARE
                                           NET INCOME      SHARES        AMOUNT
                                           ----------    ----------    ----------

Basic EPS
Income available to common shareholders    $6,312,330     4,782,917          1.32

Effect of stock options                          --         177,952          0.05
                                           ----------    ----------    ----------

Diluted EPS
Income available to common shareholders    $6,312,330     4,960,869          1.27
                                           ==========    ==========    ==========

                                                            1999
                                           --------------------------------------
                                                                        PER-SHARE
                                           NET INCOME      SHARES        AMOUNT
                                           ----------    ----------    ----------

Basic EPS
Income available to common shareholders    $7,719,287     4,828,877          1.60

Effect of stock options                          --         177,379           .06
                                           ----------    ----------    ----------

Diluted EPS
Income available to common shareholders    $7,719,287     5,006,256          1.54
                                           ==========    ==========    ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

                                                          1998
                                           --------------------------------------
                                                                        PER-SHARE
                                           NET INCOME      SHARES        AMOUNT
                                           ----------    ----------    ----------

Basic EPS
Income available to common shareholders    $4,927,906     4,765,439          1.04

Effect of stock options                          --         192,177           .05
                                           ----------    ----------    ----------

Diluted EPS
Income available to common shareholders    $4,927,906     4,957,616           .99
                                           ==========    ==========    ==========

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

                                                    JUNE 30, 2000                  JUNE 30, 1999
                                             ----------------------------    ----------------------------
                                               CARRYING        ESTIMATED       CARRYING       ESTIMATED
                                                AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                             ------------    ------------    ------------    ------------

Assets:
     Cash and amounts due from depository
           institutions                      $  3,806,575       3,806,575       4,140,460       4,140,460
     Interest-bearing deposits                    815,280         815,280         573,872         573,872
     Federal funds sold                         1,050,000       1,050,000       5,375,000       5,375,000
     Securities held to maturity               65,258,853      63,853,318      25,334,041      24,895,033
     Mortgage-backed securities held to
           maturity                             1,215,045       1,200,418       1,732,726       1,728,656
     Loans receivable held for:
             Long-term investment, net        513,669,748     511,085,000     395,550,737     398,014,043
             Sale, net                         10,737,721      10,737,721       1,772,176       1,744,459
     Stock in the Federal Home Loan Bank
           of Cincinnati                        5,841,227       5,841,227       3,759,452       3,759,452

Liabilities:
     Demand deposits and passbook savings    $ 81,430,707      81,430,707      70,582,836      70,582,836
     Time deposits                            359,551,152     359,551,152     260,658,900     260,658,900
     Advances from the Federal Home loan
           Bank of Cincinnati                 114,973,840     114,334,000      66,040,736      63,240,609
     Notes payable                              1,000,000       1,000,000            --              --

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

Cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold . The carrying amount is a reasonable estimate of fair value because of the short maturity of these instruments.

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

Demand deposits and time deposits. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed- maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank of Cincinnati. The fair value of the Bank's FHLB debt is estimated based on the current rates offered to the Bank for debt of the same remaining maturities.

Notes payable. The carrying value of the Company's variable rate note payable is a reasonable estimate of fair value based on the current incremental borrowing rate for similar types of borrowing arrangements.

Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 2000 and 1999.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(17)     SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following is a summary of the unaudited consolidated quarterly results of operations for 2000 and 1999 (in thousands of dollars, except per share data): (1)

                                         QUARTERS FOR THE YEAR ENDED JUNE 30, 2000
                                        --------------------------------------------
                                         FIRST       SECOND      THIRD      FOURTH
                                        --------    --------    --------    --------

Interest income                         $  9,112       9,930      10,840      12,144
Interest expense                           4,900       5,437       6,421       7,215
                                        --------    --------    --------    --------

                 Net interest income       4,212       4,493       4,419       4,929

Provision for losses on loans                350         100        --           400
Noninterest income                         1,016         657         327         681
Noninterest expense                        2,551       2,598       2,631       2,630
                                        --------    --------    --------    --------

                 Income before taxes       2,327       2,452       2,115       2,580

Federal income taxes                         775         818         702         867
                                        --------    --------    --------    --------

                 Net income             $  1,552       1,634       1,413       1,713
                                        ========    ========    ========    ========

Basic earnings per share (2)            $    .32         .34         .30         .36
                                        ========    ========    ========    ========

Diluted earnings per share (2)          $    .31         .33         .28         .35
                                        ========    ========    ========    ========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

                                   QUARTERS FOR THE YEAR ENDED JUNE 30, 1999
                                  --------------------------------------------
                                   FIRST       SECOND      THIRD       FOURTH
                                  --------    --------    --------    --------

Interest income                   $  8,938       8,935       8,666       8,808
Interest expense                     5,165       5,079       4,878       4,740
                                  --------    --------    --------    --------

           Net interest income       3,773       3,856       3,788       4,068

Noninterest income                     363         445       4,221         407
Noninterest expense                  2,241       2,198       2,713       2,498
                                  --------    --------    --------    --------

           Income before taxes       1,895       2,103       5,296       1,977

Federal income taxes                   632         696       1,804         420

                                  --------    --------    --------    --------
           Net income             $  1,263       1,407       3,492       1,557
                                  ========    ========    ========    ========

Basic earnings per share (2)      $    .26         .29         .72         .32
                                  ========    ========    ========    ========

Diluted earnings per share (2)    $    .24         .28         .69         .31
                                  ========    ========    ========    ========

-------------

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2) After giving effect to a 10% stock dividend, declared on July 27, 1999 and issued on September 7, 1999 and a 10% stock dividend, declared on July 25, 2000 and issued on September 1, 2000.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

(18)     PARENT COMPANY

         The following condensed statements of financial condition as of June 30, 2000 and 1999, and related condensed statements of operations and cash flows for the years ended June 30, 2000, 1999 and 1998 for PVF Capital Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                         CONDENSED STATEMENTS OF FINANCIAL CONDITION           2000           1999
                         -------------------------------------------       -----------    -----------

Cash and amounts due from depository institutions                          $    21,689         64,314
Prepaid expenses and other assets                                              492,305      1,943,893
Investment in subsidiaries, at equity in underlying value of net assets     42,428,540     36,887,972
                                                                           -----------    -----------

                  Total assets                                             $42,942,534     38,896,179
                                                                           ===========    ===========

Accrued expenses and other liabilities                                          42,471         40,371
                                                                           -----------    -----------

Stockholders' equity                                                        42,900,063     38,855,808
                                                                           -----------    -----------

                  Total liabilities and stockholders' equity               $42,942,534     38,896,179
                                                                           ===========    ===========

                     CONDENSED STATEMENTS OF OPERATIONS          2000          1999          1998
                     ----------------------------------       ----------    ----------    ----------

Income:
    Mortgage banking activities                               $  251,349       310,930       421,344
    Other, net                                                    12,261          --            --
                                                              ----------    ----------    ----------

                                                                 263,610       310,930       421,344
                                                              ----------    ----------    ----------
Expenses:
    Interest expense                                                --            --           7,758
    General and administrative                                   206,579       249,630       266,287
                                                              ----------    ----------    ----------

                                                                 206,579       249,630       274,045
                                                              ----------    ----------    ----------

                  Income before federal income taxes and
                     equity in undistributed net income of
                     subsidiaries                                 57,031        61,300       147,299

Federal income taxes                                              20,267        20,950        50,266
                                                              ----------    ----------    ----------

                  Income before equity in undistributed
                     net income of subsidiaries                   36,764        40,350        97,033

Equity in undistributed net income of subsidiaries             6,275,566     7,678,937     4,830,873
                                                              ----------    ----------    ----------

                  Net income                                  $6,312,330     7,719,287     4,927,906
                                                              ==========    ==========    ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

                      CONDENSED STATEMENTS OF CASH FLOWS         2000            1999            1998
                      ----------------------------------      -----------     -----------     -----------

Operating activities:
    Net income                                                $ 6,312,330       7,719,287       4,927,906
    Equity in undistributed net income of subsidiaries         (6,275,566)     (7,678,937)     (4,830,873)
    Repayment of advance from subsidiary                        1,890,000            --              --
    Other, net                                                   (436,314)       (221,796)       (326,913)
                                                              -----------     -----------     -----------

                  Net cash provided by (used in) operating
                      activities                                1,490,450        (181,446)       (229,880)
                                                              -----------     -----------     -----------

Investing activities:
    Investment in Parkview Federal Savings Bank                  (765,000)           --              --
    Investment in PVF Holdings Inc.                                  --              --          (301,100)
                                                              -----------     -----------     -----------

                  Net cash used in investing activities          (765,000)           --          (301,100)
                                                              -----------     -----------     -----------

Financing activities:
    Repayment on note payable                                        --        (1,060,000)       (600,000)
    Proceeds from exercise of stock options                         8,083            --             9,529
    Cash paid in lieu of fractional shares                         (2,110)           (939)         (2,141)
    Dividends received from subsidiaries                        1,500,000       1,350,000       1,100,000
    Dividends paid                                             (1,372,120)
    Purchase of Treasury stock                                   (901,928)        (71,250)           --
                                                              -----------     -----------     -----------

                  Net cash provided by (used in) financing
                      activities                                 (768,075)        217,811         507,388
                                                              -----------     -----------     -----------

                  Net increase (decrease) in cash and cash
                      equivalents                                 (42,625)         36,365         (23,592)

Cash and cash equivalents at beginning of year                     64,314          27,949          51,541
                                                              -----------     -----------     -----------

Cash and cash equivalents at end of year                      $    21,689          64,314          27,949
                                                              ===========     ===========     ===========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2000, 1999, and 1998

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

                           YEARS OF SERVICE             PERCENT VESTED
                           ----------------             --------------
                           Less than 2                       $  0%
                           2 but less than 3                   20
                           3 but less than 4                   40
                           4 but less than 5                   60
                           5 but less than 6                   80
                           6 or more                          100

         The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 2000, 1999, and 1998 was $78,295, $79,638, and $72,602, respectively.

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


GENERAL INFORMATION

INDEPENDENT
CERTIFIED ACCOUNTANTS
KPMG LLP
1500 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114

GENERAL COUNSEL
Moriarty & Jaros, P.L.L.
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
Fifth Third Bank
Corporate Trust Services
Mail Drop 10AT66-4129
38 Fountain Square
Cincinnati, Ohio 45263

SPECIAL COUNSEL
Stradley Ronon Housley Kantarian &
Bronstein, LLP
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

STOCK LISTING
NASDAQ Small-Cap Market
Symbol: PVFC

ANNUAL MEETING
The 2000 Annual Meeting of Stockholders will be held on October 16, 2000 at 10:00 a.m. at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 2618 N. Moreland Boulevard, Cleveland, Ohio 44120.

                            [PVF CAPITAL CORP. LOGO]



         2618 North Moreland Blvd., Cleveland, Ohio 44120, 216-991-9600