Form 10-K, Exhibit 13
period 2001-06-30
PVF CAPITAL CORP
filed 2001-09-27
CIK 928592

                                                                      Exhibit 13

[LOGO] PVF CAPITAL CORP.





[LOGO]

ANNUAL REPORT

JUNE 30, 2001

TABLE OF CONTENTS

Letter to Shareholders                                   1

New Corporate Center                                     4

Selected Consolidated Financial and Other Data           6

Management's Discussion and Analysis of
Financial Condition and Results of Operations            8

Independent Auditors' Report                            21

[LOGO] PVF CAPITAL CORP.


TO OUR SHAREHOLDERS

We are pleased to announce that PVF Capital Corp. completed another successful year in fiscal 2001. New market opportunities allowed us to achieve growth in assets of $123.5 million, or 20.2 percent, and increase the loan and mortgage-backed securities portfolios by $72.3 million, or 13.8 percent. During the year, the Company successfully opened its new corporate headquarters along with two new branch offices. Despite substantial costs incurred with our office expansion, a weak economy, and sharply declining interest rates during much of the year, the Company was able to improve on the prior year's operating results due to the growth of our balance sheet, strong asset/liability management, and our ability to limit the level of credit losses sustained.

Earnings were $6.6 million, or $1.27 basic earnings per share and $1.23 diluted earnings per share, for the year ended June 30, 2001. Return on average assets was 1.00 percent and return on average common equity was 14.6 percent for the year.

Our stock repurchase program announced in June of 1999 was renewed for an additional 12 months in April 2001. Pursuant to this plan and our cash dividend policy, the Company repurchased 123,857 shares, or 2.3 percent, of its common stock through June 30, 2001 and paid a $0.288 per share cash dividend for the year. Continuation of the stock repurchase program and cash dividend policy will be dependent on the Company's financial condition, earnings, capital needs, regulatory requirements, and market conditions. Additionally, in July 2001, the Company declared a 10 percent stock dividend.

The significant growth of the Company over the past year has been the result of our corporate plan to identify markets in need of the types of personalized service and financial products available at a community bank. With this in mind, we are optimistic about the future role of community banks and will continue with our plan to restructure and expand our branch network into new markets offering opportunity for future growth. Our basic strategy remains to function as a niche lender, providing our customers a wide range of lending products, collateralized by real estate, that may not be available to them at larger banks.

In the past year, Park View Federal made the following changes to its branch network.

         In August 2000, Park View Federal relocated its North Moreland branch office near Shaker Square in Cleveland, Ohio to Shaker Towne Centre in Shaker Heights, Ohio. This move has provided our customers a more spacious office in a more easily accessible location with ample parking not available at the North Moreland facility. At June 30, 2001, this branch had $49.5 million in deposits and generated substantial new loan growth.

         In August 2000, Park View Federal opened a new branch in Solon, Ohio. This new full-service branch office is located at 34400 Aurora Road in the Solar Shopping Center near the southeast corner of Aurora Road and Route 91. At June 30, 2001, this branch had attracted $29.0 million in new deposits and generated substantial new loan growth.

         In November of 2000, Park View Federal began the move into a new corporate headquarters in Solon, Ohio. This new corporate office is located at 30000 Aurora Road near the southeast corner of Aurora Road and Harper Road just south of Interstate 480. We are excited about this move because it has given us the room necessary for our current operations, it has united all of the Bank's internal departments under one roof, and it will allow for future growth of the Company. The Corporate Center will feature a full-service branch office that is scheduled to open on or before November 30, 2001. This move has resulted in the closing of our North Moreland and Rockside administrative offices.

In the coming year, Park View Federal is planning to further expand its branch network.

         On or before March 31, 2002, Park View Federal will open a new branch office in Strongsville, Ohio. This new full-service branch office will be equipped with an ATM and will be located at 17780 Pearl Road at the southwest corner of the intersection of Pearl and Drake Roads.


                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

         On or before March 31, 2002, Park View Federal will open a new branch office in Avon, Ohio. This new full-service branch office will be equipped with an ATM and will be located at 36311 Detroit Road.

The growth of our branch network has opened new markets to us in residential, construction, multi-family, and commercial real estate lending and has also increased our ability to attract consumer deposits. The opening of the Corporate Center, Strongsville, and Avon, Ohio branch offices will bring the number of full-service branch office locations we have located throughout greater Cleveland to 15. We plan to continue our efforts to identify new locations for the further expansion of our branch network.

Visit our Web site on the Internet at www.parkviewfederal.com. This Web site provides information about our products and services, and provides access to current loan and deposit rate information. We are working to enhance this site so that it will provide a full line of home banking services to our customers.

We invite all shareholders to attend the Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 22, 2001 at 10:00 a. m. at the Hilton Cleveland East, 3663 Park East Drive, Beachwood, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.

                                   Sincerely,


                                  /s/ John R. Male
                                  John R. Male
                                  Chairman of the Board
                                  and Chief Executive Officer


                                  /s/ C. Keith Swaney
                                  C. Keith Swaney
                                  President



                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

NEW CORPORATE CENTER

As we complete our ninth year of operation as a publicly-traded company, we have taken a large step in our long-term plan to improve our corporate infrastructure in order to enhance our efficiency as a company and to make us more responsive to the financial needs of our growing customer base. This large step was taken in November of 2000, with the opening of our new corporate headquarters in Solon, Ohio.

During the past two years, the Company has grown significantly. Total assets have increased by over 60 percent from $449.2 million at June 30, 1999 to $736.5 million at June 30, 2001, while our employee base has increased by over 15 percent. The Company's internal operations had been housed at two separate locations and space limitations, along with the expensive upkeep of two older facilities and the inefficiencies involved with running our operations from two separate locations, made it apparent that a change was necessary. With this in mind, management adopted a long-term plan to reorganize the structure of the Company that included a complete upgrade of our in-house technology, and the acquisition of a corporate center that would house our current operations, allow for future growth, and unite our internal operations under one roof.

A profile for our new corporate center was developed. This profile included consideration of the ideal location to best meet the needs of our customers, the size of the structure that would best match our corporate needs, and our ability to afford the corporate center at a cost that would not negatively impact future earnings. Our search led us to Solon, Ohio, where we identified the availability of a corporate office that would serve as an ideal facility for the new Park View Federal Corporate Center. The acquisition of our new facilities located at 30000 Aurora Road, Solon, Ohio, was concluded in September 2000. This office is located at the intersection

                             [PICTURE OF BUILDING]


                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT
of Aurora and Harper-Cochran Roads, approximately 1.9 miles east of our previous corporate office on Rockside Road in Bedford Heights, which had been the Company's primary administrative office for the past 29 years.

Our new Corporate Center office building is a four-story, 55,000 square-foot facility that was originally built in 1980 as corporate offices for Agency Rent-A-Car, Inc., and was thus easily adaptable to a corporate center that would meet the needs of a bank. Management felt it was vital to invest the resources necessary to improve, renovate, and update the building in order to make it into a modern banking facility. We are, therefore, in the process of constructing a two-story, glass tower at the front of the building that will serve as the entrance to our corporate headquarters as well as the new retail branch, also currently under construction. We hope to complete all improvements to the building by the end of September and to have all department personnel situated in place by the end of October. Adjacent to our new office building, we acquired additional land that includes a beautiful water fountain and will provide a park-like environment for employee lunches and other outdoor activities.

[PICTURE]

For the present, the first, third, and fourth floors of the building will serve as the corporate headquarters for the management and staff of Park View Federal Savings Bank. This space should provide ample room for the current operations of the bank and allow for future growth. Since the property is prime rental real estate, we intend to lease the entire second floor of the building on a short-term basis. This will allow us to take advantage of the current rental value of the property and will also make the space available to accommodate the future expansion of the Company.

We are very excited about our new facility and cordially invite you, as a shareholder of the Company, to visit us in the near future.


[PICTURE]

                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FINANCIAL CONDITION DATA:

                                                                                       At June 30,
                                                               ------------------------------------------------------------
                                                                 2001         2000         1999          1998        1997
                                                               --------     --------     --------     --------     --------
(dollars in thousands)
Total assets..............................................     $736,525     $612,986     $449,201     $433,279     $373,081

Loans receivable and mortgage-backed
  securities held for investment, net.....................      591,767      514,885      397,284      371,949      341,914
Loans receivable held for sale and
  mortgage-backed securities available for sale, net......        6,152       10,738        1,772        1,645          710
Cash equivalents and securities...........................      115,607       70,931       35,423       51,017       23,576
Deposits..................................................      480,532      440,982      331,242      344,229      288,270
FHLB advances and notes payable...........................      185,867      114,974       66,041       47,384       49,715
Stockholders' equity......................................       48,006       42,900       38,856       31,209       26,273
Number of:
   Real estate loans outstanding..........................        4,431        4,160        3,527        2,676        2,648
   Savings accounts.......................................       30,567       28,915       24,346       25,122       23,190
   Offices ...............................................           12           11           10           10            9


OPERATING DATA:

                                                                                Year Ended June 30,
                                                          ----------------------------------------------------------------------
                                                           2001             2000             1999             1998        1997
                                                          -------          -------          -------          -------     -------
(dollars in thousands except for earnings per share)

Interest income                                           $53,962          $42,026          $35,347          $34,365     $30,963
Interest expense                                           34,118           23,972           19,863           19,558      16,561
                                                          -------          -------          -------          -------     -------
Net interest income
  before provision for loan losses                         19,844           18,054           15,484           14,807      14,402
Provision for loan losses                                     225              850                0              246         187
                                                          -------          -------          -------          -------     -------
Net interest income
  after provision for loan losses                          19,619           17,204           15,484           14,561      14,215
Non-interest income                                         2,600            2,681            5,435            1,597       1,336
Non-interest expense                                       12,218           10,410            9,649            8,851      10,000
                                                          -------          -------          -------          -------     -------
Income before federal income taxes                         10,001            9,475           11,270            7,307       5,551
Federal income taxes                                        3,365            3,163            3,551            2,379       1,904
Net income                                                $ 6,636          $ 6,312          $ 7,719          $ 4,928     $ 3,647

Basic earnings per share                                  $  1.27          $  1.20          $  1.45          $  0.94     $  0.71

Diluted earnings per share                                $  1.23          $  1.16          $  1.40          $  0.90     $  0.67



                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

OTHER DATA:

                                                                       At or For the Year Ended June 30,
                                                -------------------------------------------------------------------------------
                                                  2001              2000              1999              1998              1997
                                                -------           -------           -------           -------           -------
Return on average assets                           1.00%             1.21%             1.77%             1.23%             1.04%
Return on average equity                          14.62%            15.45%            22.21%            17.11%            15.19%

Interest rate spread information:
  Average during year                              2.75%             3.21%             3.26%             3.38%             3.84%
Net interest margin                                3.09%             3.59%             3.68%             3.78%             4.22%

Average interest-earning assets to
  average interest-bearing liabilities           106.45%           107.98%           108.92%           107.93%           107.93%
Non-accruing loans (> 90 days) and
  repossessed assets to total assets               0.91%             0.87%             0.85%             0.92%             1.11%
Stockholders' equity to total assets               6.52%             7.00%             8.65%             7.20%             7.04%
Ratio of average equity to
  average assets                                   6.79%             7.80%             7.95%             7.18%             6.84%
Dividend payout ratio                             20.78%            21.77%             0.00%             0.00%             0.00%



BANK REGULATORY CAPITAL RATIOS:

Ratio of tangible capital to
  adjusted total assets                            6.46%             6.68%             7.99%             7.21%             7.34%
Ratio of core capital to
  adjusted total assets                            6.46%             6.68%             7.99%             7.21%             7.34%
Ratio of Tier-1 risk-based capital to
  risk-weighted assets                             9.56%             9.24%            10.43%            10.11%             9.70%
Ratio of risk-based capital to
  risk-weighted assets                            10.26%            10.00%            11.17%            10.93%            10.62%


                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, PVF Service Corporation, a wholly-owned real estate subsidiary, and Mid-Pines Land Co., a wholly-owned real estate subsidiary. Park View Federal has 12 offices located in Cleveland and surrounding communities, including recently opened branches in North Royalton, Medina, Solon, and Shaker Heights, Ohio. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans, and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including equity line of credit loans secured by real estate and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

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

OVERVIEW OF FINANCIAL CONDITION
AT JUNE 30, 2001, 2000, AND 1999

PVF had total assets of $736.5 million, $613.0 million, and $449.2 million at June 30, 2001, 2000, and 1999, respectively. The primary source of the Bank's increase in total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $597.9 million, $525.6 million, and $399.1 million at June 30, 2001, 2000, and 1999, respectively. The increase of $72.3 million in net loans and mortgage-backed securities at June 30, 2001 resulted primarily from increases in mortgage-backed securities of $16.9 million, real estate development loans of $17.2 million, commercial real estate loans of $10.5 million, equity line of credit loans of $9.8 million, construction loans of $9.7 million, and one-to-four family residential loans of $5.3 million. The increase in mortgage-backed securities resulted from the Bank's swapping of adjustable one-to-four family mortgage loans with Freddie Mac for mortgage-backed securities. In addition, securities totaled $50.2 million, $65.3 million, and $25.3 million, and cash and cash equivalents totaled $65.4 million, $5.7 million, and $10.0 million at June 30, 2001, 2000, and 1999, respectively. The increase in cash and cash equivalents of $59.7 million at June 30, 2001 was primarily attributable to the maturity of a security for $50.0 million at the end of the year. The increase of $72.3 million in net loans and mortgage-backed securities and $59.7 million

                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT
in cash and cash equivalents were funded by increases of $70.9 million and $39.6 million in Federal Home Loan Bank ("FHLB") advances and deposits, respectively, and a decrease of $15.0 million in securities.

The securities portfolio has been and will continue to be used primarily to meet the liquidity requirements of the Bank in its deposit taking and lending activities. The Bank has adopted a policy that permits investment only in U.S. government and agency securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less, federal funds sold, and deposits at the FHLB of Cincinnati. The entire portfolio matures within five years or less, and the Bank has no plans to change the short-term nature of its securities portfolio.

The Bank's deposits totaled $480.5 million, $441.0 million, and $331.2 million at June 30, 2001, 2000, and 1999, respectively. Advances from the FHLB of Cincinnati amounted to $185.9 million, $115.0 million, and $66.0 million at June 30, 2001, 2000, and 1999, respectively. Management's decision to borrow utilizing attractive FHLB advance rates and to aggressively compete with market savings rates resulted in increases in FHLB advances of $70.9 million and savings deposits of $39.6 million for the year ended June 30, 2001.

CAPITAL
PVF's stockholders' equity totaled $48.0 million, $42.9 million, and $38.9 million at the years ended June 30, 2001, 2000, and 1999, respectively. The increases were the result of the retention of net earnings.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 2001, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:


                           Park View              Requirement for
                            Federal  Percent of   Well-Capitalized
(dollars in thousands)      Capital   Assets (1)   Institution
                           ---------------------------------------
GAAP capital                 $47,698     6.49%           N/A

Tangible capital             $47,489     6.46%           N/A

Core capital                 $47,489     6.46%          5.00%

Tier-1 risk-based capital    $47,489     9.56%          6.00%

Risk-based capital           $50,984    10.26%         10.00%

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS

      The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A 10 percent stock dividend was issued in September 1997, a three- for-two stock split effected in the form of a dividend was issued in August 1998, a 10 percent stock dividend was issued in September 1999, a 10 percent stock dividend was issued in September 2000, and a 10 percent stock dividend was issued in August 2001. As adjusted to reflect all stock dividends and all stock splits, the Company had 5,337,029 shares of common stock outstanding and approximately 324 holders of record of the common stock at September 11, 2001. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

      In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the Company's common stock and a quarterly cash dividend policy. In April 2001, this program was renewed for an additional 12 months. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased. At June 30, 2001, the Company had acquired 123,857 shares, or 2.3 percent, of the Company's common stock. The cash dividend policy remains dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements, and economic conditions. Beginning in the first quarter of fiscal 2000, a quarterly cash dividend of $0.072 per share has been paid on the Company's outstanding common stock.

                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

      The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated. (1)

                          Fiscal 2001         Fiscal 2000
                      High Bid   Low Bid   High Bid  Low Bid
                      ------------------   -----------------
Fourth Quarter         $10.23     $8.79     $ 8.26  $ 5.78
Third Quarter            9.09      8.18       9.40    6.82
Second Quarter           9.32      7.73      10.95    9.40
First Quarter            9.43      7.44      10.85   10.02

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

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 2001, the Bank had commitments to originate loans totaling $55.9 million and had $53.8 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2001 totaled $291.1 million. Management believes that a significant portion of the amounts maturing during fiscal 2001 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal maintains liquid assets sufficient to meet operational needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments with original maturities equal to or less than three months that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing, and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations. Park View Federal's daily liquidity ratio at June 30, 2001 was 14.67 percent.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Bank's market risk is composed of interest rate risk.

Asset/Liability Management: The Bank's asset and liability committee ("ALCO"), which includes senior management representatives, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value ("NPV") and net interest income. Park View Federal's asset and liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.


PROFILE OF INTEREST SENSITIVE ASSETS

[PIE GRAPH]

7.3%  Investment securities 60 months or less

0.9%  Consumer loans

31.4% Adjustable-rate other mortgage loans

2.4%  Adjustable-rate mortgage-backed securities

7.9%  Overnight Fed funds

41.6% Adjustable-rate single-family mortgage loans

3.5%  Fixed-rate other mortgage loans

5.0%  Fixed-rate single-family mortgage loans


                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

                    PROFILE OF INTEREST SENSITIVE LIABILITIES

[PIE GRAPH]

0.6%  Other borrowings 24 months or less

9.9%  FHLB Advances 12 months or less

4.7%  Passbook accounts

6.2%  Transaction accounts

1.5%  CDs over 36 months

13.4% CDs 13 to 24 months

18.4% FHLB Advances over 13 months

44.2% CDs 12 months or less

1.1%  CDs 25 to 36 months

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

Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and
1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 2001 and 2000. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(dollars in thousands)                 June 30, 2001                                 June 30, 2000
                             -------------------------------------         -------------------------------------
           Change in         Market Value of     Dollar      NPV           Market Value of     Dollar      NPV
         Interest Rates      Portfolio Equity    Change      Ratio         Portfolio Equity    Change      Ratio
         --------------      ----------------    ------      -----         ----------------    ------      -----
              +2%               $ 54,695       $(12,267)     7.35%            $ 35,620       $ (9,520)     5.95%
              +1%                 61,312         (5,650)     8.15               40,781         (4,359)     6.72
               0                  66,962                     8.80               45,140                     7.35
              -1%                 68,323          1,361      8.93               48,372          3,232      7.79
              -2%                 67,227            265      8.73               50,586          5,446      8.08

                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

The table illustrates that at June 30, 2001, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to decrease, while an immediate and sustained decrease in market interest rates had little impact on the Bank's NPV ratio. While at June 30, 2000, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to decrease, while in the event of an immediate and sustained decrease in prevailing market rates, the Bank's NPV ratio would be expected to increase. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2001, the Bank's estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained decrease in prevailing market interest rates, but exceeded Board-approved target levels in an increasing interest rate environment. The Bank's interest rate risk ("IRR") position currently exceeds Board-approved target levels in an increasing interest rate environment because of the maturity and repricing characteristics of assets and liabilities added to the balance sheet during the past year. The significant growth of the balance sheet, $123.5 million, was accomplished with the addition of interest-earning assets having a maturity and repricing period of from three to five years. These assets were funded utilizing interest-bearing liabilities having a final maturity of two years or less and advances convertible at the option of the FHLB of Cincinnati. Management will carefully monitor its IRR position and will make the necessary adjustments to its asset and liability mix to bring the Bank's NPV ratio to within target levels established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2001 and 2000, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

The following table summarizes the Bank's interest rate sensitivity gap analysis at June 30, 2001. The table indicates that the Bank's one year and under ratio of cumulative gap to total assets is negative 0.2 percent, one-to-three year ratio of cumulative gap to total assets is

                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

0.7 percent, and three-to-five year ratio of cumulative gap to total assets is positive 16.8 percent. The well-balanced three-year and under cumulative gap position of the Bank explains the change in the Bank's NPV ratio to an immediate and sustained 1 and 2 percent increase in market interest rates.

                                                                                                   Greater than
                                                                   Within        1-3         3-5         5
(dollars in thousands)                                             1 Year       Years       Years       Years       Total
-------------------------------------------------------------------------------------------------------------------------
Total interest-rate-sensitive assets.........................     $354,695    $149,656    $143,320    $ 57,710    $705,381
Total interest-rate-sensitive liabilities....................      356,120     143,313      24,717     134,366     658,516
Periodic GAP.................................................       (1,425)      6,343     118,603     (76,656)     46,865
Cumulative GAP...............................................       (1,425)      4,918     123,521      46,865
Ratio of cumulative GAP to total assets......................         (0.2)%       0.7%       16.8%        6.4%

RESULTS OF OPERATIONS


GENERAL

PVF Capital Corp.'s net income for the year ended June 30, 2001 was $6.6 million, or $1.27 basic earnings per share and $1.23 diluted earnings per share as compared to $6.3 million, or $1.20 basic earnings per share and $1.16 diluted earnings per share for fiscal 2000, and $7.7 million, or $1.45 basic earnings per share and $1.40 diluted earnings per share for fiscal 1999. All per share amounts have been adjusted for stock dividends and stock splits.

Net income for the current year increased by $0.3 million from the prior fiscal year and was $1.1 million less than net income for fiscal 1999. In fiscal 1999, the Company recorded an after-tax gain of approximately $2.5 million as a result of the closing on the sale by PVF Service Corporation of its 250-acre parcel of land in Solon, Ohio.

NET INTEREST INCOME

Net interest income amounted to $19.8 million for the year ended June 30, 2001, as compared to $18.1 million and $15.5 million for the years ended June 30, 2000 and 1999, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to changes in the Bank's net interest income.

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



                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

Table 1


                                                   AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                                  FOR THE YEAR ENDED JUNE 30,



                                                                  2001                              2000
                                                  ----------------------------------------------------------
                                                   Average                    Yield/   Average
(dollars in thousands)                             Balance      Interest      Cost     Balance     Interest
                                                  --------     --------       ----     --------    --------
Interest-earning assets:
  Loans.........................................  $551,424     $ 48,101       8.72%    $448,163    $ 38,390
  Mortgage-backed securities....................    16,059        1,189       7.40        1,401          90
  Securities and other interest-earning assets..    74,046        4,672       6.31       53,808       3,546
                                                  --------     --------                --------    --------
       Total interest-earning assets............   641,529       53,962       8.41      503,372      42,026
                                                               --------                            --------
  Non-interest-earning assets...................    26,786                               20,251
                                                    ------                               ------
       Total assets.............................  $668,315                             $523,623
                                                  ========                             ========

Interest-bearing liabilities:
  Deposits......................................  $480,692     $ 27,080       5.63     $386,242    $ 19,409
  FHLB advances.................................   117,624        6,682       5.68       79,862       4,558
  Notes payable.................................     4,331          356       8.22           53           5
                                                  --------     --------                --------      ------
       Total interest-bearing liabilities.......   602,647       34,118       5.66      466,157      23,972
                                                               --------       ----                   ------
  Non-interest-bearing liabilities..............    20,267                               16,604
                                                    ------                               ------
       Total liabilities........................   622,914                              482,761

Stockholders' equity............................    45,401                               40,862
                                                    ------                               ------
       Total liabilities and
             stockholders' equity...............  $668,315                             $523,623
                                                  ========                             ========
Net interest income.............................                $ 19,844                           $ 18,054
                                                                ========                           ========
Interest rate spread............................                              2.75%
                                                                              ====
Net yield on interest-earning assets............                              3.09%
                                                                              ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities.......    106.43%                              107.98%
                                                    ======                               ======


                                              AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                                                               FOR THE YEAR ENDED JUNE 30,
                                                                      1999
                                                 ---------------------------------------------------
                                                   Yield/     Average                       Yield/
(dollars in thousands)                              Cost      Balance     Interest           Cost
                                                    ----     --------     --------           ----
Interest-earning assets:
  Loans...........................................  8.57%    $384,420     $ 33,146           8.62%
  Mortgage-backed securities......................  6.42        2,338          147           6.29
  Securities and other interest-earning assets....  6.59       34,500        2,054           5.95
                                                             --------     --------
       Total interest-earning assets..............  8.35      421,258       35,347           8.39
                                                                          --------
  Non-interest-earning assets.....................             16,071
                                                               ------
       Total assets...............................           $437,329
                                                             ========

Interest-bearing liabilities:
  Deposits........................................  5.03     $334,530     $ 16,961           5.07
  FHLB advances...................................  5.71       52,102        2,891           5.55
  Notes payable...................................  9.50          122           11           9.02
                                                             --------     --------
       Total interest-bearing liabilities.........  5.14      386,754       19,863           5.14
                                                    ----                  --------           ----
  Non-interest-bearing liabilities................             15,818
                                                               ------
       Total liabilities..........................            402,572

Stockholders' equity..............................             34,757
                                                               ------
       Total liabilities and
             stockholders' equity.................           $437,329
                                                             ========
Net interest income...............................                         $15,484
                                                                           =======
Interest rate spread..............................  3.21%                                    3.26%
                                                    ====                                     ====
Net yield on interest-earning assets..............  3.59%                                    3.68%
                                                    ====                                     ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities.........             108.92%
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

As is evidenced by these tables, interest rate changes had a slightly positive effect on the Bank's net interest income for the year ended June 30, 2000, and unfavorably affected the Bank's net interest income for the year ended June 30, 2001. Due to the repricing characteristics of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with declining interest rates during much of the year ended June 30, 2001 and a relatively flat yield curve during much of the year ended June 30, 2000, the Bank experienced a decrease of 46 basis points in its interest rate spread to 2.75 percent for fiscal 2001 from
3.21 percent for fiscal 2000, and during fiscal 2000 its interest rate spread decreased 5 basis points from 3.26 percent for fiscal 1999. These changes in average interest rate spread contributed to a decrease in net interest income for the year ended June 30, 2001 of $1.7 million, and a slight increase in net interest income for the year ended June 30, 2000 of $48,000 due to interest rate changes.

Net interest income was favorably affected by volume changes during the years ended June 30, 2001 and 2000. Accordingly, net interest income grew by $3.5 million and $2.5 million due to volume changes for the years ended June 30, 2001 and 2000, respectively.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.


                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT

      Table 2                                                           YEAR ENDED JUNE 30,
                                                  -----------------------------------------------------------------
                                                   2001        vs.       2000       2000         vs.         1999
                                                  ------------------------------    -------------------------------
                                                      Increase (Decrease)              Increase (Decrease)
                                                             Due to                            Due to
                                                  ------------------------------    -------------------------------
      (dollars in thousands)                      Volume      Rate        Total     Volume       Rate        Total
                                                  -------    -------     -------    -------     -------     -------
Interest income:
  Loans.......................................... $ 9,006    $   704     $ 9,710    $ 5,460     $  (216)    $ 5,244
  Mortgage-backed securities.....................   1,086         14       1,100        (60)          3         (57)
  Securities and other interest-earning assets...   1,241       (115)      1,126      1,297         195       1,492
                                                  -------    -------     -------    -------     -------     -------
      Total interest-earning assets..............  11,333        603      11,936      6,697         (18)      6,679
                                                  -------    -------     -------    -------     -------     -------
Interest expense:
  Deposits.......................................   5,321      2,350       7,671      2,599        (151)      2,448
  FHLB advances..................................   2,144        (22)      2,122      1,582          84       1,666
  Notes payable..................................     352          1         353         (6)          1          (5)
                                                  -------    -------     -------    -------     -------     -------
      Total interest-bearing liabilities.........   7,817      2,329      10,146      4,175         (66)      4,109
                                                  -------    -------     -------    -------     -------     -------
Net interest income.............................. $ 3,516    $(1,726)    $ 1,790    $ 2,522     $    48     $ 2,570
                                                  =======    =======     =======    =======     =======     =======



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

The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. During the year ended June 30, 2000, management conducted a review of the established reserve percentages used in calculating the required loan loss allowance. This review was conducted using the most currently available national and regional aggregate thrift industry data on charge-offs along with an analysis of historical losses experienced by the Bank according to type of loan. As a result of this analysis, management made moderate adjustments to the required reserve percentages on various loan categories to more accurately reflect probable losses. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions.

During 2001, the Bank experienced growth in the loan portfolio of $55.4 million, or 10.6 percent, while maintaining the composition of the loan portfolio. In

                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT
addition, the level of impaired loans increased from $4.8 million to $5.4 million, while allowance related to impaired loans increased from $1,000 to $25,000. The decrease in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to decrease from 70 to 65 percent. Net charge-offs increased from $92,000 in 2000 to $93,000 in 2001. Therefore, taking into consideration the growth of the portfolio, the higher level of impaired loans, as well as net charge-offs and the overall performance of the portfolio, the Bank provided $225,000 of additional provision to maintain the allowance at a level deemed appropriate of $3.5 million.

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

NON-INTEREST INCOME

Non-interest income amounted to $2.6 million, $2.7 million, and $5.4 million for the years ended June 30, 2001, 2000, and 1999, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, gain on sale of real estate, and rental income. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $1,135,000, $718,000, and $1,023,000 for the years ended June 30, 2001, 2000, and 1999, respectively. The increase in income from mortgage banking activities of $417,000 from the year ended June 30, 2000 to 2001 is primarily due to an increase in net profit realized on the sale of loans. The decrease in income from mortgage banking activities of $305,000 from the year ended June 30, 1999 to 2000 is primarily due to a decrease in net profit realized on the sale of loans. Gain on the sale of real estate amounted to $301,000, $207,000, and $3,800,000 for the years ended June 30, 2001, 2000, and 1999, respectively. Other non-interest income amounted to $1,164,000, $1,755,000, and $611,000 for the years ended June 30, 2001, 2000, and 1999, respectively. The decrease in other non-interest income of $591,000 from the year ended June 30, 2000 to June 30, 2001 is attributable to insurance proceeds of $672,000 received in 2000 offset by an increase in service and other fees of $80,000 in 2001. The increase in other non-interest income of $1.1 million from the year ended June 30, 1999 to June 30, 2000 is primarily due to an insurance payment of $672,000 for legal costs previously incurred relating to the settlement of a lawsuit by PVF Holdings, Inc., a wholly-owned subsidiary of PVF Capital Corp. In addition, rental income increased by $220,000, and gain on the disposal of real estate owned properties increased by $161,000 in the year ended June 30, 2000. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, rental income, insurance proceeds, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE

Non-interest expense amounted to $12.2 million, $10.4 million, and $9.6 million for the years ended June 30, 2001, 2000, and 1999, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $6.5 million, $5.7 million, and $4.8 million for the years ended June 30, 2001, 2000, and 1999, respectively. The increase in compensation for the years ended June 30, 2001 and 2000 is due primarily to growth in the staff, the opening of a new branch in fiscal 2001, employee 401K benefits, a compensation incentive plan for both management and loan originators, and inflationary salary and wage adjustments to employees. Office occupancy totaled $2.6 million, $2.0 million, and $1.8 million for the years ended June 30, 2001, 2000, and 1999, respectively. The increased occupancy expense is attributable to the cost of opening and operating our new corporate center in Solon, Ohio, maintenance and repairs to office buildings, the relocation of an existing branch office, and the cost of opening and operating an additional branch office. Other non-interest expense totaled $3.1 million, $2.7 million, and $3.0 million for the years ended June 30, 2001, 2000,


                            [LOGO] PVF CAPITAL CORP.
                               2001 ANNUAL REPORT
and 1999, respectively. Changes in other non-interest expense are primarily the result of advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense.

FEDERAL INCOME TAXES

The Company's federal income tax expense was $3.4 million, $3.2 million, and $3.6 million for the years ended June 30, 2001, 2000, and 1999, respectively. Due to the availability of tax credits for the years ended June 30, 2001, 2000, and 1999, and other miscellaneous deductions, the Company's effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 34, 33, and 32 percent for the years ended June 30, 2001, 2000, and 1999, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Bank, see "Market Risk Management."

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

On July 20, 2001, The Financial Accounting Standards Board issued Statements No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Poolings initiated prior to June 30, 2001 are grandfathered. Statement 142 replaces the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. Statement 142 also requires an evaluation of intangible assets and their useful lives and a transitional impairment test for goodwill and certain intangible assets. After transition, the impairment tests will be performed annually. A company must adopt Statement 142 at the beginning of the fiscal year. PVF Capital Corp. will adopt Statement 141 as of July 1, 2001 and Statement 142 as of January 1, 2002. Management is currently analyzing the effect Statement 142 will have on our financial statements.


                            [LOGO] PVF CAPITAL CORP.

[LOGO] PARK VIEW FEDERAL
SAVINGS BANK

BOARD OF DIRECTORS

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Chief Financial Officer

ROBERT K. HEALEY
Retired

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

CREIGHTON E. MILLER
Partner
Miller, Stillman & Bartel

STUART D. NEIDUS
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation

ROBERT F. URBAN
Retired


Officers

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Chief Financial Officer

JEFFREY N. MALE
Executive Vice President

ANNE M. JOHNSON
Senior Vice President
Operations

CAROL S. PORTER
Corporate Secretary and
Marketing Director

EDWARD B. DEBEVEC
Treasurer

MARK E. FOSNAUGHT
Vice President
Branch Coordinator

WILLIAM J. HARR, JR.
Vice President

ADELINE NOVAK
Vice President
Human Resources

ROBERT J. PAPA
Vice President
Construction Lending

JOHN E. SCHIMMELMANN
Vice President
Deposit Operations

KENNAIRD H. STEWART
Vice President
Commercial Real Estate Lending

ROBERT D. TOTH
Vice President
Information Systems

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

MACEDONIA OFFICE
497 East Aurora Road
Macedonia, Ohio 44056
330-468-0055

MAYFIELD HEIGHTS OFFICE
1456 SOM Center Road
Mayfield Hts., Ohio 44124
440-449-8597

MEDINA OFFICE
3613 Medina Road
Medina, Ohio 44256
330-721-7484

MENTOR OFFICE
6990 Heisley Road
Mentor, Ohio 44060
440-944-0276

NORTH ROYALTON OFFICE
13901 Ridge Road
North Royalton, Ohio 44133
440-582-7417

SOLON OFFICE
34400 Aurora Road
Solon, Ohio 44139
440-542-6070

LOBBY
MON., TUES., WED., THURS.:
9:00 am - 4:30 pm
FRIDAY: 9:00 am - 5:30 pm
SATURDAY: 9:00 am - 1:00 pm

AUTO TELLER
MON., TUES., WED., THURS.:
9:00 am - 5:00 pm
FRIDAY: 9:00 am - 6:00 pm
SATURDAY:  9:00 am - 1:00 pm

BEACHWOOD OFFICE
La Place
2111 Richmond Road
Beachwood, Ohio 44122
216-831-6373

LAKEWOOD-CLEVELAND OFFICE
11010 Clifton Blvd.
Cleveland, Ohio 44102
216-631-8900

LOBBY
MON., TUES., THURS.:
9:00 am - 4:30 pm
FRIDAY: 9:00 am - 5:30 pm
SATURDAY: 9:00 am - 1:00 pm
CLOSED WEDNESDAY

AUTO TELLER
MON., TUES., THURS.:
9:00 am - 5:00 pm
FRIDAY: 9:00 am - 6:00 pm
SATURDAY: 9:00 am - 1:00 pm
CLOSED WEDNESDAY

SHAKER HEIGHTS OFFICE
Shaker Towne Centre
16909 Chagrin Blvd.
Shaker Hts., Ohio 44120
216-283-4003

LOBBY
MON., TUES., WED., THURS:
9:00 am -D 4:30pm
FRIDAY:  9:00 am -D 6:00 pm
SATURDAY:  9:00 am -D 1:00 pm

CORPORATE CENTER
30000 Aurora Road
Solon, Ohio 44139
440-248-7171

MONDAY - FRIDAY:
9:00 am -D 5:00pm

                            [LOGO] PVF CAPITAL CORP.




                             [PICTURE OF BUILDING]

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
PVF Capital Corp.:


We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. and subsidiaries (Company) as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ KPMG LLP

Cleveland, Ohio
July 27, 2001

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 2001 and 2000

                                ASSETS                                    2001              2000
                                                                      -------------     -------------
Cash and amounts due from depository institutions                     $   8,144,926         3,806,575
Interest bearing deposits                                                 1,200,192           815,280
Federal funds sold                                                       56,050,000         1,050,000
                                                                      -------------     -------------
             Cash and cash equivalents                                   65,395,118         5,671,855
Securities held to maturity (fair values
of $50,211,605 and $63,853,318, respectively)                            50,211,605        65,258,853
Mortgage-backed securities held to maturity (fair values
    of $18,585,184 and $1,200,418, respectively)                         18,123,936         1,215,045
Loans receivable held for long-term
investment, net of allowance for loan losses of $3,520,198 and
    $3,387,474, respectively                                            573,643,498       513,669,748
Loans receivable held for sale, net                                       6,151,814        10,737,721
Office properties and equipment, net                                      7,783,457         1,857,344
Real estate held for investment                                           1,300,000         4,094,020
Real estate owned                                                           547,279           488,461
Investment required by law -
      stock in the Federal Home Loan Bank
        of Cincinnati                                                     9,442,305         5,841,227
Prepaid expenses and other assets                                         3,925,903         4,151,852
                                                                      -------------     -------------
             Total assets                                             $ 736,524,915       612,986,126
                                                                      =============     =============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                                          $ 480,532,150       440,981,859
    Advances from the Federal Home Loan
      Bank of Cincinnati                                                185,866,855       114,973,840
    Notes payable                                                         4,700,000         1,000,000
    Advances from borrowers for taxes and
      insurance                                                           6,469,061         6,175,119
    Accrued expenses and other liabilities                               10,950,714         6,955,245
                                                                      -------------     -------------
             Total liabilities                                          688,518,780       570,086,063
                                                                      -------------     -------------
Commitments and contingencies

Stockholders' equity:
    Serial preferred stock, $.01 par
      value, 1,000,000 shares
        authorized; none issued                                                  --                --
    Common stock, $.01 par value,
      15,000,000 shares authorized;
        5,331,314 and 4,833,333 shares
        issued, respectively                                                 53,313            48,333
    Additional paid-in capital                                           31,237,583        24,785,254
    Retained earnings (substantially
      restricted)                                                        17,877,854        19,039,654
    Treasury stock, at cost, 123,857 and
    102,369 shares, respectively                                         (1,162,615)         (973,178)
                                                                      -------------     -------------
             Total stockholders' equity                                  48,006,135        42,900,063
                                                                      -------------     -------------
             Total liabilities and stockholders' equity               $ 736,524,915       612,986,126
                                                                      =============     =============


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                    Years ended June 30, 2001, 2000, and 1999

                                                                             2001               2000                1999
                                                                       -----------------  -----------------   -----------------
Interest income:
    Loans                                                            $       48,100,662         38,390,556          33,145,769
    Mortgage-backed securities                                                1,189,468             89,987             146,865
    Cash and securities                                                       4,671,814          3,545,785           2,054,310
                                                                       -----------------  -----------------   -----------------
             Total interest income                                           53,961,944         42,026,328          35,346,944
                                                                       -----------------  -----------------   -----------------

Interest expense:
    Deposits                                                                 27,079,731         19,409,126          16,960,961
    Short-term borrowings                                                     7,038,219          4,563,252           2,901,621
                                                                       -----------------  -----------------   -----------------
             Total interest expense                                          34,117,950         23,972,378          19,862,582
                                                                       -----------------  -----------------   -----------------
             Net interest income                                             19,843,994         18,053,950          15,484,362

    Provision for loan losses                                                   225,000            850,000                  --
                                                                       -----------------  -----------------   -----------------
             Net interest income after provision for loan losses             19,618,994         17,203,950          15,484,362
                                                                       -----------------  -----------------   -----------------
    Noninterest income:
      Service and other fees                                                    562,613            482,208             492,316
      Mortgage banking activities, net                                          501,143            547,787             422,304
      Gain on sale of loans, net                                                633,362            170,199             601,056
      Gain on sale of real estate                                               300,790            207,165           3,800,696
      Rental income                                                             270,528            301,426              81,779
      Insurance proceeds                                                             --            672,243                  --
      Other, net                                                                331,150            299,952              37,311
                                                                       -----------------  -----------------   -----------------
             Total noninterest income                                         2,599,586          2,680,980           5,435,462
                                                                       -----------------  -----------------   -----------------
    Noninterest expense:
      Compensation and benefits                                               6,493,661          5,659,378           4,848,030
      Office, occupancy, and equipment                                        2,586,580          2,002,573           1,783,631
      Insurance                                                                 208,279            232,491             272,607
      Professional and legal                                                    344,849            331,103             921,664
      Other                                                                   2,584,041          2,183,795           1,823,225
                                                                       -----------------  -----------------   -----------------
             Total noninterest expense                                       12,217,410         10,409,340           9,649,157
                                                                       -----------------  -----------------   -----------------
             Income before federal income taxes                              10,001,170          9,475,590          11,270,667
    Federal income taxes:
      Current                                                                 3,128,578          3,099,581           2,437,926
      Deferred                                                                  236,714             63,679           1,113,454
                                                                       -----------------  -----------------   -----------------
                                                                              3,365,292          3,163,260           3,551,380
                                                                       -----------------  -----------------   -----------------
             Net income                                              $        6,635,878          6,312,330           7,719,287
                                                                       =================  =================   =================
    Basic earnings per share                                         $             1.27               1.20                1.45
                                                                       =================  =================   =================
    Diluted earnings per share                                       $             1.23               1.16                1.40
                                                                       =================  =================   =================


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended June 30, 2001, 2000, and 1999

                                                             ADDITIONAL
                                                 COMMON       PAID-IN        RETAINED       TREASURY
                                                 STOCK        CAPITAL        EARNINGS         STOCK           TOTAL
                                              -----------    -----------    -----------     -----------     -----------
Balance at June 30, 1998                      $    39,908     14,517,452     16,651,350            --        31,208,710

    Net income                                       --             --        7,719,287            --         7,719,287

    Cash paid in lieu of fractional shares           --             --             (939)           --              (939)

    Stock dividend issued, 398,934 shares           3,989      5,730,687     (5,734,676)           --              --

    Purchase of 6,050 shares of
      Treasury stock                                 --             --             --           (71,250)        (71,250)
                                              -----------    -----------    -----------     -----------     -----------

Balance at June 30, 1999                           43,897     20,248,139     18,635,022         (71,250)     38,855,808

    Net income                                       --             --        6,312,330            --         6,312,330

    Stock options exercised,
      3,982 shares                                     40          8,043           --              --             8,083

    Cash paid in lieu of fractional shares           --             --           (2,110)           --            (2,110)

    Stock dividend issued, 439,609 shares           4,396      4,529,072     (4,533,468)           --              --

    Cash dividend                                    --             --       (1,372,120)           --        (1,372,120)

    Purchase of 87,013 shares of
      Treasury stock                                 --             --             --          (901,928)       (901,928)
                                              -----------    -----------    -----------     -----------     -----------

Balance at June 30, 2000                           48,333     24,785,254     19,039,654        (973,178)     42,900,063

    Net income                                       --             --        6,635,878            --         6,635,878

    Stock options exercised,
      20,384 shares                                   204         38,201           --              --            38,405

    Cash paid in lieu of fractional shares           --             --           (1,840)           --            (1,840)

    Stock dividend issued, 477,597 shares           4,776      6,414,128     (6,418,904)           --              --

    Cash dividend                                    --             --       (1,376,934)           --        (1,376,934)

    Purchase of 21,488 shares of
      Treasury stock                                 --             --             --          (189,437)       (189,437)
                                              -----------    -----------    -----------     -----------     -----------

Balance at June 30, 2001                      $    53,313     31,237,583     17,877,854      (1,162,615)     48,006,135
                                              ===========    ===========    ===========     ===========     ===========


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2001, 2000, and 1999




                                                                        2001              2000              1999
                                                                    -------------     -------------     -------------
Operating activities:
    Net income                                                      $   6,635,878         6,312,330         7,719,287
    Adjustments required to reconcile net income to net cash
      provided by (used in) operating activities:
         Accretion of discount on securities                             (618,845)           (9,297)           (1,458)
         Depreciation and amortization                                    710,375           587,993           605,453
         Provision for loan losses                                        225,000           850,000              --
         Accretion of unearned discount and deferred loan
           origination fees, net                                       (1,132,931)       (1,085,706)       (1,263,266)
         Deferred income tax provision                                   (236,714)          (63,679)       (1,113,454)
         Proceeds from loans held for sale                            106,047,642        37,826,392       107,977,623
         Originations of loans held for sale                         (101,461,735)      (46,791,937)     (108,105,064)
         Gain on the sale of loans, net                                  (633,362)         (170,199)         (601,056)
         Net change in other assets and other liabilities               4,356,135            48,841          (649,409)
                                                                    -------------     -------------     -------------
             Net cash provided by (used in) operating activities       13,891,443        (2,495,262)        4,568,656
                                                                    -------------     -------------     -------------
Investing activities:
    Loans originated                                                 (226,319,550)     (236,094,858)     (157,546,496)
    Principal repayments on loans                                     147,331,835       117,791,239       132,682,883
    Principal repayments on mortgage-backed securities
      held to maturity                                                  3,926,715           522,969         1,223,417
    Purchase of mortgage-backed securities held to maturity              (977,611)             --                --
    Purchase of securities held to maturity                           (99,918,836)      (39,995,313)      (25,389,250)
    Maturities and calls of securities held to maturity               115,584,929            79,798        27,856,667
    Federal Home Loan Bank (FHLB) stock purchased, net                 (3,601,078)       (2,081,775)         (251,888)
    Additions to office properties and equipment                       (6,636,488)         (442,127)         (295,118)
    Disposals of real estate owned                                        740,442           478,410           752,636
    (Additions) disposal of real estate
      held for investment, net                                          2,794,020          (297,168)       (2,858,782)
                                                                    -------------     -------------     -------------
             Net cash used in investing activities                    (67,075,622)     (160,038,825)      (23,825,931)
                                                                    -------------     -------------     -------------

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 2001, 2000, and 1999

                                                                            2001              2000              1999
                                                                        -------------     -------------     -------------
Financing activities:
    Payments on FHLB advances                                           $ (89,106,985)     (124,066,896)      (10,283,720)
    Proceeds from FHLB advances                                           160,000,000       173,000,000        30,000,000
    Proceeds from notes payable                                             4,700,000         1,000,000              --
    Repayment of notes payable                                             (1,000,000)             --          (1,060,000)
    Net increase in NOW and passbook savings                                2,913,422        10,847,871         7,719,664
    Proceeds from issuance of certificates of deposit                     124,038,791       160,039,738        46,744,489
    Payments on maturing certificates of deposit                          (87,401,922)      (61,147,486)      (67,451,145)
    Payment of cash dividend                                               (1,378,774)       (1,374,230)             (939)
    Purchase of Treasury stock                                               (189,437)         (901,928)          (71,250)
    Other                                                                     332,347           719,541           532,546
                                                                        -------------     -------------     -------------
             Net cash provided by financing activities                    112,907,442       158,116,610         6,129,645
                                                                        -------------     -------------     -------------
             Net increase (decrease) in cash and cash equivalents          59,723,263        (4,417,477)      (13,127,630)

Cash and cash equivalents at beginning of year                              5,671,855        10,089,332        23,216,962
                                                                        -------------     -------------     -------------
Cash and cash equivalents at end of year                                $  65,395,118         5,671,855        10,089,332
                                                                        =============     =============     =============
Supplemental disclosures of cash flow information:
    Cash payments of interest                                           $  32,577,423        23,766,847        19,922,567
    Cash payments of income taxes                                           3,399,482         2,780,000         2,480,000
                                                                        =============     =============     =============
Supplemental schedule of noncash investing and financing activities:
      Transfers to real estate owned                                    $     742,980           585,226           170,000
      Loans securitized into mortgage-backed securities                    16,400,000              --                --
                                                                        =============     =============     =============


See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999




  (1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

        The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (Company) conform to generally accepted accounting principles and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (Bank), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina and eastern Lorain Counties, Ohio. The deposit accounts of the Bank are insured under the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies, which the Company follows in preparing and presenting its consolidated financial statements.

        (A)   PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the accounts of PVF Capital Corp. and its wholly owned subsidiaries, Park View Federal Savings Bank and PVF Service Corporation. All significant intercompany transactions and balances are eliminated in consolidation.

        (B)   USE OF ESTIMATES

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

                          June 30, 2001, 2000, and 1999

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

              A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security.

        (F)   OFFICE PROPERTIES AND EQUIPMENT

              Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter.

'                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


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

        (K)   EARNINGS PER SHARE

              Earnings per share are calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

              The per share data for 2001, 2000 and 1999 are adjusted to reflect the 10% stock dividends declared July 1999, July 2000 and July 2001.

        (L)   RECLASSIFICATIONS

              Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

(2)  SECURITIES

     Securities held to maturity at June 30, 2001 and 2000, are summarized as follows:


                                                                                      2001
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED         UNREALIZED       UNREALIZED     ESTIMATED
                                                            COST              GAIN            LOSS          FAIR VALUE
                                                        ---------------- --------------- --------------------------------
        United States Government and agency
          securities
                                                      $     50,000,000               --              --      50,000,000
        Municipal bond                                         211,605                                          211,605
                                                        ---------------- --------------- --------------      ------------
                  Total                               $     50,211,605               --              --      50,211,605
                                                        ================ =============== ==============      ============
        Due after one year through five years         $     50,211,605               --              --      50,211,605
                                                        ================ =============== ==============      ============

                                                                                      2000
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED         UNREALIZED       UNREALIZED      ESTIMATED
                                                            COST              GAIN            LOSS          FAIR VALUE
                                                        ---------------- --------------- --------------------------------
        United States Government and agency
          securities
                                                      $     64,962,318               --      (1,405,535)     63,556,783
        Municipal bond                                         296,535               --              --         296,535
                                                        ---------------- --------------- --------------      ------------
                  Total                               $     65,258,853               --      (1,405,535)     63,853,318
                                                        ================ =============== ==============      ============
        Due after one year through five years         $     65,258,853               --      (1,405,535)     63,853,318
                                                        ================ =============== ==============      ============

     There were no sales of securities for the years ended June 30, 2001, 2000 or 1999.

     In both fiscal years ended June 30, 2001 and 2000, all United States Government and agency securities are callable.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


(3)  MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities held to maturity at June 30, 2001 and 2000, are summarized as follows:

                                                                                      2001
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED       UNREALIZED        UNREALIZED        ESTIMATED
                                                              COST           GAIN              LOSS          FAIR VALUE
                                                        ---------------- --------------- --------------------------------
        FNMA mortgage-backed securities               $        873,612           28,667              --         902,279
        FHLMC mortgage-backed securities                    17,038,537          432,581              --      17,471,118
        Accrued interest receivable                            211,787               --              --         211,787
                                                        ---------------- --------------- --------------      ------------
                                                            18,123,936          461,248              --      18,585,184
                                                        ================ =============== ==============      ============
        Due in less than one year                              832,698              465              --         833,163
        Due after five years                                17,291,238          460,783              --      17,752,021
                                                        ---------------- --------------- --------------      ------------
                                                      $     18,123,936          461,248              --      18,585,184
                                                        ================ =============== ==============      ============

                                                                                      2000
                                                        -----------------------------------------------------------------
                                                                             GROSS            GROSS
                                                          AMORTIZED       UNREALIZED        UNREALIZED        ESTIMATED
                                                              COST           GAIN              LOSS          FAIR VALUE
                                                        ---------------- --------------- --------------------------------
        FHLMC mortgage-backed securities              $      1,207,804               --         (14,627)      1,193,177
        Accrued interest receivable                              7,241               --              --           7,241
                                                        ---------------- --------------- --------------      ------------
                                                      $      1,215,045               --         (14,627)      1,200,418
                                                        ================ =============== ==============      ============
        Due after one year through five years                1,057,919               --         (14,627)      1,043,292
        Due after five years                                   157,126               --              --         157,126
                                                        ---------------- --------------- --------------      ------------
                                                      $      1,215,045               --         (14,627)      1,200,418
                                                        ================ =============== ==============      ============

     There were no sales of mortgage-backed securities for the years ended June 30, 2001, 2000 or 1999.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999



(4)  LOANS RECEIVABLE HELD FOR LONG-TERM INVESTMENT

     Loans receivable held for long-term investment at June 30, 2001 and 2000, consist of the following:

                                                                    2001               2000
                                                               -------------       ------------
Real estate mortgages:
    One-to-four family residential                             $ 207,345,895        197,226,816
    Home equity line of credit                                    37,596,975         30,978,348
    Multifamily residential                                       43,771,548         42,503,308
    Commercial                                                   125,769,417        115,226,307
    Commercial equity line of credit                              15,232,077         12,078,863
    Land                                                          58,833,273         41,583,317
    Construction - residential                                   106,275,470        106,706,249
    Construction - multi-family                                      306,000                 --
    Construction - commercial                                     28,962,103         21,603,903
                                                               -------------       ------------

                           Total real estate mortgages           624,092,758        567,907,111

Consumer                                                           5,773,178          4,390,647
                                                               -------------       ------------

                                                                 629,865,936        572,297,758

Accrued interest receivable                                        3,415,327          3,019,724
Deferred loan origination fees                                    (2,318,127)        (1,956,826)
Unearned discount                                                     (4,072)           (15,529)
Undisbursed portion of loan proceeds                             (53,795,368)       (56,287,905)
Allowance for loan losses                                         (3,520,198)        (3,387,474)
                                                               -------------       ------------

                                                               $ 573,643,498        513,669,748
                                                               =============       ============

A summary of the changes in the allowance for loan losses for the years ended June 30, 2001, 2000, and 1999, is as follows:


                                        2001               2000             1999
                                     -----------       ----------       ----------
Beginning balance                    $ 3,387,474        2,629,743        2,686,521
Provision charged to operations          225,000          850,000               --
Charge-offs                             (112,435)         (92,855)         (62,097)
Recoveries                                20,159              586            5,319
                                     -----------       ----------       ----------

Ending balance                       $ 3,520,198        3,387,474        2,629,743
                                     ===========       ==========       ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

     The following is a summary of the principal balances of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                          2001            2000
                                                      ----------       ---------
Loans on nonaccrual status:
    Real estate mortgages:
      One-to-four family residential                  $1,491,000       1,254,000
      Commercial                                       1,016,000          69,000
      Multi-family residential                           115,000         253,000
      Construction and land                            2,763,000       3,266,000
                                                      ----------       ---------
          Total loans on nonaccrual status             5,385,000       4,842,000
                                                      ----------       ---------

Past due loans on accrual status -
    real estate mortgages -
      construction and land                               20,000         935,000
                                                      ----------       ---------

Total past due loans                                  $5,405,000       5,777,000
                                                      ==========       =========

     During the years ended June 30, 2001, 2000 and 1999, gross interest income of $769,931, $502,840 and $349,539, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

     At June 30, 2001 and 2000, the recorded investment in loans, which have been identified as being impaired, totaled $5,385,000 and $4,842,000, respectively. Included in the impaired amount at June 30, 2001 and 2000, is $237,338 and $188,966, respectively, related to loans with a corresponding valuation allowance of $47,746 and $150,506, respectively. The Company recognized no interest on impaired loans in 2001, 2000, and 1999 (during the portion of the respective years that they were impaired).

     Average impaired loans for the years ended June 30, 2001 and 2000 amounted to $5,504,500 and $4,240,500, respectively.

(5)  LOANS RECEIVABLE HELD FOR SALE

     Loans receivable held for sale at June 30, 2001 and 2000, consist of the following:

                                                                  2001
                                          -------------------------------------------------------
                                                            GROSS        GROSS
                                           AMORTIZED      UNREALIZED    UNREALIZED     ESTIMATED
                                            COST             GAIN         LOSS          FAIR VALUE
                                          -----------       ------      ---------      ----------
      Real estate mortgages               $ 6,178,875       46,933             --       6,225,808
      Deferred loan origination fees          (27,061)          --             --         (27,061)
                                          -----------       ------      ---------      ----------

                                          $ 6,151,814       46,933             --       6,198,747
                                          ===========       ======      =========      ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


                                                                  2000
                                      ------------------------------------------------------
                                                        GROSS        GROSS
                                      AMORTIZED      UNREALIZED    UNREALIZED       ESTIMATED
                                        COST             GAIN         LOSS          FAIR VALUE
                                      -----------       ------      ---------      -----------

Real estate mortgages               $ 10,956,179            --        (45,000)      10,911,179
Deferred loan origination fees          (173,458)           --             --         (173,458)
                                    ------------       -------     ----------      -----------

                                    $ 10,782,721            --        (45,000)      10,737,721
                                    ============       =======     ==========      ===========

        Mortgage banking activities, net, including gains and losses on sales of loans, for each of the years in the three-year period ended June 30, 2001, consist of the following:

                                                         2001            2000             1999
                                                    -----------       ----------       ----------
Mortgage loan servicing fees                        $   810,567          755,705          702,645
Amortization of mortgage servicing rights              (354,424)        (162,918)        (280,341)
Gross realized:
   Gains on sales of loans                            1,766,805          613,584        1,506,985
   Losses on sales of loans                          (1,133,443)        (443,385)        (905,929)
Market valuation provision for losses on loans
    receivable held for sale                                 --          (45,000)              --
Market valuation recoveries                              45,000               --               --
                                                    -----------       ----------       ----------

                                                    $ 1,134,505          717,986        1,023,360
                                                    ===========       ==========       ==========


        The allowance for mortgage banking market value losses was $0, $45,000, and $0 for the years ended June 30, 2001, 2000 and 1999.

        At June 30, 2001 and 2000, the Bank was servicing whole and participation mortgage loans for others aggregating approximately $351,657,535 and $288,249,513, respectively. The Bank had $4,817,581 and
        $3,411,372 at June 30, 2001 and 2000, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

        Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2001, 2000 and 1999 were as follows:

                                    2001              2000              1999
                                -----------        ----------        ----------
Beginning balance               $   833,558           798,973           606,200
Originated                          805,544           197,503           473,114
Amortized                          (354,424)         (162,918)         (280,341)
                                -----------        ----------        ----------

Ending balance                  $ 1,284,678           833,558           798,973
                                ===========        ==========        ==========

Estimated fair value            $ 3,548,783         2,349,255         2,334,665
                                ===========        ==========        ==========

     No valuation allowance has been established for mortgage servicing rights, as there has been no impairment on those rights.

(6)  OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2001 and 2000 are summarized as follows:

                                                         2001             2000
                                                    ------------       ----------
Land and land improvements                          $    682,500               --
Building and building improvements                     4,217,307           23,747
Leasehold improvements                                 2,446,845        2,042,976
Furniture and equipment                                5,450,947        4,378,276
                                                    ------------       ----------

                                                      12,797,599        6,444,999
Less accumulated depreciation and amortization        (5,014,142)      (4,587,655)
                                                    ------------       ----------

                                                    $  7,783,457        1,857,344
                                                    ============       ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

  (7)   DEPOSITS

        Deposit balances at June 30, 2001 and 2000 are summarized by interest rate as follows:

                                                                             2001                       2000
                                                                   -------------------------- --------------------------
                                                                       AMOUNT          %          AMOUNT          %
                                                                   ---------------- --------- ---------------- ---------

        NOW and money market accounts
                                           Noninterest bearing     $   12,131,093       2.5%  $   10,681,710       2.4%
                                               2.00 - 5.00%            40,968,105       8.5       38,611,269       8.8
                                                                   ---------------- --------- ---------------- ---------

                                                                       53,099,198      11.0       49,292,979      11.2

        Passbook savings                       3.00 - 5.00%            31,244,931       6.5       32,137,728       7.3

        Certificates of deposit                2.50 - 2.99%               253,089        .1          721,663        .2
                                               3.00 - 3.99             11,015,229       2.3               --       --
                                               4.00 - 4.99             58,371,097      12.1       20,079,686       4.5
                                               5.00 - 5.99             73,859,206      15.4      108,986,262      24.7
                                               6.00 - 6.99            154,064,360      32.1      214,068,573      48.5
                                               7.00 - 7.99             98,547,027      20.5       15,413,432       3.5
                                               8.00 - 8.99                 78,013       0.0          281,536        .1
                                                                   ---------------- --------- ---------------- ---------

                                                                      396,188,021      82.5      359,551,152      81.5
                                                                   ---------------- --------- ---------------- ---------

                                                                   $  480,532,150     100.0%  $  440,981,859     100.0%
                                                                   ================ ========= ================ =========

        Weighted average rate on deposits                                              5.53%                      5.49%
                                                                                    =========                  =========



                                                                             2001                       2000
                                                                   -------------------------- --------------------------
                                                                       AMOUNT          %          AMOUNT          %
                                                                   ---------------- --------- ---------------- ---------

        Remaining term to maturity of certificates of deposit:
             12 months or less                                     $  291,120,701      73.5   $  277,540,274      77.2%
             13 to 24 months                                           88,000,633      22.2       43,853,077      12.2
             25 to 36 months                                            7,055,108       1.8       28,263,017       7.9
             Over 36 months                                            10,011,579       2.5        9,894,784       2.7
                                                                   ---------------- --------- ---------------- ---------

                                                                   $  396,188,021     100.0%  $  359,551,152     100.0%
                                                                   ================ ========= ================ =========

        Weighted average rate on certificates of deposit                               6.23%                      6.17%
                                                                                    =========                  =========

     Time deposits in amounts of $100,000 or more totaled $119,309,822 and $99,473,486 at June 30, 2001 and 2000, respectively.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


        Interest expense on deposits is summarized as follows:

                                               2001             2000            1999
                                           -----------       ----------       ----------
        NOW accounts                       $ 1,292,321          978,645          730,099
        Passbook accounts                      771,793          812,545          832,070
        Certificates of deposit             25,015,617       17,617,936       15,398,792
                                           -----------       ----------       ----------

                                           $27,079,731       19,409,126       16,960,961
                                           ===========       ==========       ==========

  (8)   ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

        Advances from the Federal Home Loan Bank of Cincinnati, with maturities and interest rates thereon at June 30, 2001 and 2000, were as follows:

        MATURITY                         INTEREST RATE                          2001             2000
        --------                         -------------                     ---------------- ---------------
        June 2002                              5.37%for 2001 and
                                               6.60% for 2000            $     65,000,000       89,000,000
        March 2001                             5.93                                    --        5,000,000
        February 2003                          6.00                               500,000          500,000
        February 2006                          6.05                               366,855          473,840
        February 2008                          5.37                            10,000,000       10,000,000
        March 2008                             5.64                            10,000,000       10,000,000
        March 2011                             3.94                            50,000,000               --
        May 2011                               4.16                            50,000,000               --
                                                                           ---------------- ---------------

                                                                         $    185,866,855      114,973,840
                                                                           ================ ===============

        Weighted average interest rate                                            4.68%            6.38%
                                                                           ================ ===============

        The Bank maintains two lines of credit, totaling $122,500,000, with the Federal Home Loan Bank of Cincinnati (FHLB). The $100,000,000 repurchase line matures in June 2001. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $22,500,000 cash management line matures in October 2000. Serving as collateral for such advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $191,095,000 and $172,460,760 at June 30, 2001 and 2000, respectively. In addition, stock in the FHLB is pledged for such advances.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

  (9)   NOTES PAYABLE

        On April 12, 2000, PVF Service Corporation, a wholly owned subsidiary of the Company, secured a mortgage note from another federally insured institution at a variable interest rate that adjusts to prime without notice on the effective date of each change in the lender's prime rate. The balance at June 30, 2001 and 2000 was $0 and $1,000,000, respectively. The note was to mature in April of 2002, but was paid in full during the year ended June 30, 2001.

        On July 26, 2000, PVF Capital Corp. secured a $5 million line of credit from another federally insured institution at a variable interest rate that adjusts to LIBOR plus 200 basis points. Each draw is separately negotiated with respect to rate and term. The outstanding balance at June 30, 2001 was $4,700,000. The line matures on July 31, 2002, but can be extended indefinitely in 2-year increments.

(10)    FEDERAL INCOME TAXES AND RETAINED EARNINGS

        The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

                                                      2001                      2000                      1999
                                            ------------------------- ----------------------    ----------------------
                                                AMOUNT         %          AMOUNT         %          AMOUNT         %
                                            --------------   -----     -------------  ------    --------------  ------
        Computed expected tax                   $3,500,410    35.0%    $   3,316,457    35.0%    $   3,944,733    35.0%
        Decrease in tax resulting from:
           Benefit of graduated rates             (100,000)   (1.0)          (94,756)   (1.0)         (112,706)   (1.0)
           Tax credits                            (111,646)   (1.1)         (111,774)   (1.2)         (219,332)   (2.0)
           Other, net                               76,528     0.8            53,333     0.6           (61,315)   (0.5)
                                                ----------   -----    --------------  ------    --------------  ------

                                                $3,365,292    33.7%    $   3,163,260    33.4%    $   3,551,380    31.5%
                                                ==========   =====    ==============  ======    ==============   =====

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


        The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2001 and 2000 are:

                                                                                            2001             2000
                                                                                      ---------------     --------------
        Deferred tax assets:
            Loan loss and other reserves                                               $    1,188,320         1,166,543
            Other                                                                             206,027           151,741
                                                                                       --------------     -------------

                  Total gross deferred tax assets                                           1,394,347         1,318,284

        Less valuation allowance                                                                   --                --
                                                                                       --------------     -------------

                  Net deferred tax assets                                                   1,394,347         1,318,284
                                                                                       --------------     -------------

        Deferred tax liabilities:
            Deferred loan fees, net                                                           421,069           411,289
            FHLB stock dividend                                                               845,427           717,315
            Unrealized gains on loan sales, net                                               116,711           192,334
            Originated mortgage servicing asset                                               436,791           283,396
            Basis differences - fixed assets                                                  874,116           797,507
            Other                                                                             199,094           178,590
                                                                                       --------------     -------------

                  Total gross deferred tax liabilities                                      2,893,208         2,580,431
                                                                                       --------------     -------------

                  Net deferred tax liability                                           $   (1,498,861)       (1,262,147)
                                                                                       ==============     =============

        A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2001 or 2000.

        Retained earnings at June 30, 2001 include approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

(11)    LEASES

        Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2001:

        YEAR ENDING JUNE 30,

        2002                                         $     934,688
        2003                                               883,149
        2004                                               778,773
        2005                                               642,531
        2006                                               546,700
        Thereafter                                       1,115,300
                                                     -------------

        Total minimum lease payments                 $   4,901,141
                                                     =============

        During the years ended June 30, 2001, 2000, and 1999, rental expense was $809,169, $593,331 and $460,313, respectively.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

        At June 30, 2001 and 2000, the Bank had the following commitments:

                                                                                            2001             2000
                                                                                      ----------------- ----------------

        Commitments to sell mortgage loans in the secondary market                  $         100,000         1,024,479
        Commitments to fund variable mortgage loans                                        37,223,216        28,615,700
        Commitments to fund fixed mortgage loans                                           18,667,550         4,304,905

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

        Office of Thrift Supervision (OTS) regulations requires savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2001, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3%; and a minimum ratio of total capital to risk weighted assets of 8%. At June 30, 2001, the Bank exceeded all of the aforementioned regulatory capital requirements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

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

        At June 30, 2001 and 2000, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                                              CORE/          TIER-1           TOTAL
                                                             EQUITY         LEVERAGE       RISK-BASED      RISK-BASED
                                                             CAPITAL        CAPITAL         CAPITAL         CAPITAL
                                                          --------------- --------------  --------------  --------------
        June 30, 2001:
           GAAP capital                                 $      47,698          47,698          47,698          47,698
           Nonallowable component                                                (209)           (209)           (209)
           General loan valuation allowances                                       --              --           3,495
                                                                          --------------  --------------  --------------

                 Regulatory capital                                            47,489          47,489          50,984

           Total assets                                       735,500

           Adjusted total assets                                              735,291

           Risk-weighted assets                                                               496,709         496,709

           Actual capital ratio                                6.49%           6.46%           9.56%          10.26%

           Regulatory requirement                              1.50%           3.00%                           8.00%

           Regulatory capital category -
             well-capitalized -
               equal to or greater than                                        5.00%           6.00%          10.00%

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


                                                                              CORE/          TIER-1           TOTAL
                                                              EQUITY        LEVERAGE       RISK-BASED      RISK-BASED
                                                              CAPITAL        CAPITAL         CAPITAL         CAPITAL
                                                          --------------- --------------  --------------  --------------
        June 30, 2000:
           GAAP capital                                 $      40,994          40,994          40,994          40,994
           General loan valuation allowances                                       --              --           3,386
                                                        -------------     --------------  --------------  --------------

                 Regulatory capital                                            40,994          40,994          44,380

           Total assets                                       613,695

           Adjusted total assets                                              613,695

           Risk-weighted assets                                                               443,612         443,612

           Actual capital ratio                                 6.68%           6.68%           9.24%          10.00%

           Regulatory requirement                               1.50%           3.00%                           8.00%

           Regulatory capital category -
             well-capitalized -
               equal to or greater than                                         5.00%           6.00%          10.00%

(14)    STOCK OPTIONS

        The Bank offered stock options to the directors and officers of the bank under a 1992 plan, a 1996 plan, and a 2000 plan.

        Under the 1992 plan 85,000 options were originally authorized and granted, which are exercisable for a ten-year period and can be exercised at any time. All options under the 1992 plan have been both issued and granted, and 202, 482 options, adjusted to reflect all stock dividends, remain outstanding at June 30, 2001.

        Under the 1996 plan, in fiscal year 1997, 21,400 options were originally authorized and granted, in fiscal year 1998, 21,700 options were originally authorized and granted, in fiscal year 1999, 21,700 options were originally authorized and granted, in fiscal year 2000, 53,300 options were originally authorized and granted and in fiscal year 2001, 64,700 options were originally authorized and granted. The options are exercisable for a ten-year period, with a vesting period ranging from zero to five years as stated in the individual option agreements. As of June 30, 2001, 254,583 options, adjusted to reflect all stock dividends, remain as issued but outstanding, and 74, 839 options are still available to be issued.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


        As of June 30, 2001, no options have been issued under the 2000 plan.

        Options were granted at fair market value and, accordingly, no charges were reflected in compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital:

                                       2001                    2000                       1999
                              ----------------------   -----------------------   -----------------------
                                             AVERAGE                   AVERAGE                  AVERAGE
                                             OPTION                    OPTION                   OPTION
                               SHARES        PRICE      SHARES         PRICE      SHARES        PRICE
                              --------       -------   --------       -------     -------      -------
Outstanding beginning of
   year                        405,748          5.09    346,073       $  3.95     317,190      $  3.51
Exercised                      (22,878)         1.68     (4,818)         1.68          --           --
Expired                             --            --         --            --          --           --
Granted                         74,195          9.02     64,493         10.69      28,883         8.72
                              --------       -------   --------       -------     -------      -------

Outstanding end of year        457,065          5.93    405,748       $  5.09     346,073      $  3.95
                              ========       =======   ========       =======     =======      =======

Exercisable end of year        367,032          4.99    310,083       $  5.09     279,216      $  3.95
                              ========       =======   ========       =======     =======      =======

        As of June 30, 2001, options outstanding have exercise prices between $1.68 and $11.36 and a weighted average remaining contractual life of
        4.5 years.

        The Company has elected to disclose pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation costs. The Company's pro forma information for the years ended June 30:

                                                           2001                2000            1999
                                                       -------------      -------------     -------------
Net income                                             $   6,635,878          6,312,330         7,719,287
Less:  Pro forma compensation expense, net of tax            129,146             90,372            48,427
                                                       -------------      -------------     -------------
                  Pro forma earnings                   $   6,506,732          6,221,958         7,670,860
                                                       =============      =============     =============
Basic earnings per share                               $        1.27               1.20              1.45
                                                       =============      =============     =============

Pro forma basic earnings per share                     $        1.25               1.18              1.44
                                                       =============      =============     =============

Diluted earning per share                              $        1.23               1.16              1.40
                                                       =============      =============     =============

Pro forma diluted earnings per share                   $        1.21               1.15              1.39
                                                       =============      =============     =============

The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2001, 2000, and 1999; expected dividend yield of 2%, and expected option lives of 7 years; expected volatility of 30% in 2001, 2000 and 1999 and average risk free interest rates of
        5.71 %, 6.14 %, and 4.33 %, respectively.

        Pursuant to the terms of the plans, share information and exercise prices have been adjusted to reflect the impact of stock splits and dividends subsequent to the granting dates of the options.

(15)    EARNINGS PER SHARE

        Reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

                                                              2001
                                             ------------------------------------------
                                                                              PER-SHARE
                                             NET INCOME        SHARES          AMOUNT
                                             ----------      ----------     ----------
Basic EPS
Income available to common shareholders      $6,635,878       5,214,672           1.27
Effect of stock options                              --         177,035           0.04
                                             ----------      ----------     ----------
Diluted EPS
Income available to common shareholders      $6,635,878       5,391,707           1.23
                                             ==========      ==========     ==========

                                                              2000
                                             ------------------------------------------
                                                                              PER-SHARE
                                             NET INCOME        SHARES          AMOUNT
                                             ----------      ----------     ----------
Basic EPS
Income available to common shareholders      $6,312,330       5,261,209           1.20
Effect of stock options                              --         195,747           0.04
                                             ----------      ----------     ----------
Diluted EPS
Income available to common shareholders      $6,312,330       5,456,956           1.16
                                             ==========      ==========     ==========

                                                              1999
                                             ------------------------------------------
                                                                              PER-SHARE
                                             NET INCOME        SHARES          AMOUNT
                                             ----------      ----------     ----------

Basic EPS
Income available to common shareholders      $7,719,287       5,311,765           1.45
Effect of stock options                              --         195,117           0.05
                                             ----------      ----------     ----------
Diluted EPS
Income available to common shareholders      $7,719,287       5,506,882           1.40
                                             ==========       =========     ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

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

                                                                  JUNE 30, 2001                   JUNE 30, 2000
                                                         ----------------------------------------------------------------
                                                            CARRYING     ESTIMATED FAIR  CARRYING AMOUNT    ESTIMATED
                                                             AMOUNT           VALUE                         FAIR VALUE
                                                         --------------- -------------------------------- ---------------
        Assets:
           Cash and amounts due from depository
              institutions                             $      8,144,926       8,144,926       3,806,575        3,806,575
           Interest-bearing deposits                          1,200,192       1,200,192         815,280          815,280
           Federal funds sold                                56,050,000      56,050,000       1,050,000        1,050,000
           Securities held to maturity                       50,211,605      50,211,605      65,258,853       63,853,318
           Mortgage-backed securities held to maturity
                                                             18,123,936      18,585,184       1,215,045        1,200,418
           Loans receivable held for:
               Long-term investment, net                    573,643,498     580,385,000     513,669,748      511,085,000
               Sale, net                                      6,151,814       6,198,747      10,737,721       10,737,721
           Stock in the Federal Home Loan Bank of
              Cincinnati                                      9,442,305       9,442,305       5,841,227        5,841,227

        Liabilities:
           Demand deposits and passbook savings        $     84,344,129      84,344,129      81,430,707       81,430,707
           Time deposits                                    396,188,021     401,746,000     359,551,152      359,551,152
           Advances from the Federal Home loan Bank of
              Cincinnati                                    185,866,855     186,563,000     114,973,840      114,334,000
           Notes payable                                      4,700,000       4,700,000       1,000,000        1,000,000

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


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

        Stock in the Federal Home Loan Bank of Cincinnati. This item is valued at cost, which represents redemption value and approximates fair value.

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

        Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 2001 and 2000.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999



(17) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited consolidated quarterly results of operations for 2001 and 2000 (in thousands of dollars, except per share data): (1)

                                      QUARTERS FOR THE YEAR ENDED JUNE 30, 2001
                                     ------------------------------------------
                                      FIRST       SECOND      THIRD      FOURTH
                                     -------      ------      ------      ------
Interest income                      $13,202      13,856      13,266      13,639
Interest expense                       8,365       8,931       8,256       8,567
                                     -------      ------      ------      ------

          Net interest income          4,837       4,925       5,010       5,072

Provision for losses on loans             --          --          75         150
Noninterest income                       441         589         566       1,108
Noninterest expense                    2,841       3,043       3,222       3,215
                                     -------      ------      ------      ------

          Income before taxes          2,437       2,471       2,279       2,815

Federal income taxes                     808         829         771         957
                                     -------      ------      ------      ------

          Net income                 $ 1,629       1,642       1,508       1,858
                                     =======      ======      ======      ======

Basic earnings per share (2)         $  0.31        0.31        0.29        0.36
                                     =======      ======      ======      ======

Diluted earnings per share (2)       $  0.30        0.30        0.28        0.35
                                     =======      ======      ======      ======

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999



                                       QUARTERS FOR THE YEAR ENDED JUNE 30, 2000
                                       ------------------------------------------
                                        FIRST      SECOND      THIRD      FOURTH
                                        ------      -----      ------      ------
Interest income                         $9,112      9,930      10,840      12,144
Interest expense                         4,900      5,437       6,421       7,215
                                        ------      -----      ------      ------

               Net interest income       4,212      4,493       4,419       4,929

Provision for losses on loans              350        100          --         400
Noninterest income                       1,016        657         327         681
Noninterest expense                      2,551      2,598       2,631       2,630
                                        ------      -----      ------      ------

               Income before taxes       2,327      2,452       2,115       2,580

Federal income taxes                       775        818         702         867
                                        ------      -----      ------      ------

               Net income               $1,552      1,634       1,413       1,713
                                        ======      =====      ======      ======

Basic earnings per share (2)            $ 0.29       0.31        0.27        0.33
                                        ======      =====      ======      ======

Diluted earnings per share (2)          $ 0.28       0.30        0.25        0.32
                                        ======      =====      ======      ======


--------------------------------------------------

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2) After giving effect to a 10% stock dividend, declared on July 25, 2000 and issued on September 1, 2000 and a 10% stock dividend, declared on July 25, 2001 and issued on August 31, 2001.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999


(18)    PARENT COMPANY

        The following condensed statements of financial condition as of June 30, 2001 and 2000, and related condensed statements of operations and cash flows for the years ended June 30, 2001, 2000 and 1999 for PVF Capital Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                        CONDENSED STATEMENTS OF FINANCIAL CONDITION               2001             2000
                        -------------------------------------------           -----------      ----------


Cash and amounts due from depository institutions                            $    44,578          21,689
Prepaid expenses and other assets                                              3,279,888         492,305
Investment in subsidiaries, at equity in underlying value of net assets       49,396,610      42,428,540
                                                                             -----------      ----------

         Total assets                                                        $52,721,076      42,942,534
                                                                             ===========      ==========

Accrued expenses and other liabilities                                            14,941          42,471
Note payable                                                                   4,700,000              --

Stockholders' equity                                                          48,006,135      42,900,063
                                                                             -----------      ----------

         Total liabilities and stockholders' equity                          $52,721,076      42,942,534
                                                                             ===========      ==========


              CONDENSED STATEMENTS OF OPERATIONS                  2001              2000          1999
              ----------------------------------               -----------       ---------      ---------
Income:
   Mortgage banking activities                                 $   213,171         251,349        310,930
   Other, net                                                           --          12,261             --
                                                               -----------       ---------      ---------

                                                                   213,171         263,610        310,930
                                                               -----------       ---------      ---------
Expenses:
   Interest expense                                                304,688              --             --
   General and administrative                                      184,532         206,579        249,630
                                                               -----------       ---------      ---------
                                                                   489,220         206,579        249,630
                                                               -----------       ---------      ---------
     (Loss) income before federal income taxes and
         equity in undistributed net income of
         subsidiaries                                             (276,049)         57,031         61,300

Federal income taxes                                                93,856          20,267         20,950
                                                               -----------       ---------      ---------

     (Loss) income before equity in undistributed
         net income of subsidiaries                               (182,193)         36,764         40,350

Equity in undistributed net income of subsidiaries               6,818,071       6,275,566      7,678,937
                                                               -----------       ---------      ---------

         Net income                                            $ 6,635,878       6,312,330      7,719,287
                                                               ===========       =========      =========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999



                CONDENSED STATEMENTS OF CASH FLOWS              2001            2000               1999
                ----------------------------------        --------------- --------------   ------------------
Operating activities:
   Net income                                              $  6,635,878        6,312,330        7,719,287
   Equity in undistributed net income of subsidiaries        (6,818,071)      (6,275,566)      (7,678,937)
   Repayment of advance from subsidiary                      10,175,000        1,890,000               --
   Other, net                                                (6,890,112)        (436,314)        (221,796)
                                                           ------------       ----------       ----------

         Net cash provided by (used in) operating
           activities                                         3,102,695        1,490,450         (181,446)
                                                           ------------       ----------       ----------

Investing activities:
   Investment in Parkview Federal Savings Bank                 (500,000)        (765,000)              --
                                                           ------------       ----------       ----------


         Net cash used in investing activities                 (500,000)        (765,000)              --
                                                           ------------       ----------       ----------

Financing activities:
   Repayment on note payable                                 (1,400,000)              --       (1,060,000)
   Proceeds from exercise of stock options                       38,405            8,083               --
   Cash paid in lieu of fractional shares                            --           (2,110)            (939)
   Dividends received from subsidiaries                         350,000        1,500,000        1,350,000
   Dividends paid                                            (1,378,774)      (1,372,120)
   Purchase of Treasury stock                                  (189,437)        (901,928)         (71,250)
                                                           ------------       ----------       ----------

         Net cash provided by (used in) financing
           activities                                        (2,579,806)        (768,075)         217,811
                                                           ------------       ----------       ----------

         Net increase (decrease) in cash and cash
           equivalents                                           22,889          (42,625)          36,365

Cash and cash equivalents at beginning of year                   21,689           64,314           27,949
                                                           ------------       ----------       ----------

Cash and cash equivalents at end of year                   $     44,578           21,689           64,314
                                                           ============       ==========       ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 2001, 2000, and 1999

(19)    401(k) SAVINGS PLAN

        Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company's 401(k) Savings Plan. The plan allowed eligible employees to contribute up to 7% of their compensation through December 31, 2000 and allows up to 15%, beginning on January 1, 2001, with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employee's compensation. Participants vest in the Company's contributions as follows:

                 YEARS OF SERVICE                       PERCENT VESTED
                                                       -------------------

                 Less than 2                        $          0%
                 2 but less than 3                            20
                 3 but less than 4                            40
                 4 but less than 5                            60
                 5 but less than 6                            80
                 6 or more                                   100

        The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 2001, 2000, and 1999 was $83,255, $78,295, and $79,638, respectively.

[LOGO] PVF CAPITAL CORP.

Board of Directors

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Treasurer

ROBERT K. HEALEY
Retired

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

CREIGHTON E. MILLER
Partner
Miller, Stillman & Bartel

STUART D. NEIDUS
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation

ROBERT F. URBAN
Retired


Executive Officers

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Treasurer

JEFFREY N. MALE
Vice President and Secretary

General Information

INDEPENDENT
CERTIFIED ACCOUNTANTS
KPMG LLP
One Cleveland Center
1375 East Ninth Street
Suite 2600
Cleveland, Ohio 44114

GENERAL COUNSEL
Moriarty & Jaros, P.L.L.
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
Fifth Third Bank
Corporate Trust Services
Mail Drop 10AT66-3212
38 Fountain Square
Cincinnati, Ohio 45263

SPECIAL COUNSEL
Stradley Ronon Housley Kantarian & Bronstein, LLP
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

STOCK LISTING
NASDAQ Small-Cap Market
Symbol:  PVFC

ANNUAL MEETING
The 2001 Annual Meeting of Stockholders will be held on October 22, 2001 at 10:00 a.m. at the Hilton Cleveland East, 3663 Park East Drive, Beachwood, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139.

                                                       [LOGO] PVF CAPITAL CORP.
                                                       Corporate Center
                                                       30000 Aurora Road
                                                       Solon, OH 44139
                                                       440-248-7171