Form 10-K, Exhibit 13
period 2002-06-30
PVF CAPITAL CORP
filed 2002-09-27
CIK 928592

                            [PVF CAPITAL CORP. LOGO]




                                  ANNUAL REPORT
                             ---------------------
                                  JUNE 30, 2002

TABLE OF CONTENTS

                  ------------------------------------------------------

                  Letter to Shareholders                                1

                  Full  Service Locations                               3

                  Selected Consolidated Financial and Other Data        6

                  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations         8

                  Independent Auditors' Report                         21

                         [PVF CAPITAL CORP. LETTERHEAD]




TO OUR SHAREHOLDERS



            We are pleased to announce that fiscal 2002 was another successful year for PVF Capital Corp. During the year, the Company completed the move into its new corporate headquarters in Solon, Ohio and successfully opened a branch office on the first floor as well as new branch offices in Avon and Strongsville, Ohio. In addition, we introduced new technology that will bring a higher level of service to our customers, shareholders, and the communities we serve.

            Despite a weak economy, historically low market interest rates, increased staffing, and increased operating costs attributable to the expansion of our branch network, the Company was able to improve on the prior year's operating results due to strong asset/liability management, our ability to limit the level of credit losses sustained, and a record $3.0 million in income from mortgage banking operations.

            Consolidated assets of the Company declined by $56.9 million, or 7.7 percent, to $679.6 million at fiscal year end June 30, 2002. The decline in assets was primarily the result of a $46.2 million decrease in cash equivalents and securities that resulted from management's decision to repay borrowed money rather than reinvest funds from maturing securities. The Company originated a record $437.1 million in loans and recorded loan sales of $295.7 million for the year, which increased the loan servicing portfolio to $528.3 million. Earnings were $7.2 million, or $1.24 basic earnings per share and $1.21 diluted earnings per share, for the year ended June 30, 2002. Return on average assets was 1.03 percent and return on average common equity was 14.19 percent for the year.

            In August 2002, the Company expanded its stock repurchase program to acquire an additional 5 percent of the Company's common stock. The original plan announced in June 1999 was for the purchase of up to 5 percent of the Company's common stock. Pursuant to this plan and our cash dividend policy, the Company repurchased 260,251 shares, or 4.7 percent, of its common stock through June 30, 2002 and paid a $0.296 per share cash dividend for the year. Continuation of the stock repurchase program and cash dividend policy will be dependent on the Company's financial condition, earnings, capital needs, regulatory requirements, and market conditions. Additionally, in July 2002, the Company declared a 10 percent stock dividend.

            We welcome two new members to our Board of Directors. Gerald A. Fallon, a former Executive Vice President and Manager of Capital Markets for KeyBank, NA, Cleveland, Ohio, and Senior Managing Director of Capital Markets for McDonald Investments Inc., Cleveland, Ohio, now retired. Raymond J. Negrelli is an investor in and developer of real estate, primarily retail and office properties, in northeast Ohio. He is President of Raymond J. Negrelli, Inc., a General Partner in Bay Properties Co., and a General Partner of Landerbrook Co., all of which are based in Euclid, Ohio.


            Visit our web site at www.parkviewfederal.com. The site provides information about our products and services, and provides access to current loan and deposit account rates, terms, and other information. In the coming year, we will be offering a full line of home banking services to better serve our expanding customer base.

            We invite all shareholders to attend our Annual Meeting of Stockholders of PVF Capital Corp. on Monday October 21, 2002 at PVF Capital Corp.'s Corporate Center, 30000 Aurora Road, Solon, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.

                                               Sincerely,


                                               /s/ John R. Male
                                               ---------------------------------
                                               John R. Male
                                               Chairman of the Board
                                               and Chief Executive Officer



                                               /s/ C. Keith Swaney
                                               ---------------------------------
                                               C. Keith Swaney
                                               President






                               PVF CAPITAL CORP.
                               2002 Annual Report

FULL SERVICE LOCATIONS

The significant growth of the Company over the past several years has been the result of our corporate plan to identify markets in need of the types of financial products and personalized service available at a community bank. Management has made a concentrated effort to restructure and expand our branch office network to provide greater accessibility to our present customer base and to attract new customers through a greater presence in higher-growth areas of our market.


Following our conversion to a publicly traded stock company, management recognized that the Company's ability to effectively grow and compete within today's ever-changing financial services industry would be based on a strong branch foundation. In 1994, we began building a base for growth and expansion by restructuring our branch office network, which was predominantly located on the East side of Cleveland. Over the next five years, we grew from seven to ten branch locations and expanded our services into Summit and Geauga counties with new offices in Macedonia, Bainbridge, and Chardon, Ohio. We also relocated a branch within Mayfield Heights, Ohio.


Beginning in 1999, consolidations within the local banking community presented us with opportunities to expand our branch network to the West side of Cleveland. During that year, we relocated our Parma branch office to North Royalton and opened a new branch in Medina. The following year, we relocated our North Moreland branch near Shaker Square in Cleveland, Ohio to Shaker Towne Centre in Shaker Heights, Ohio and opened a new branch in Solon, Ohio.


The year 2001 was a milestone year for the Company. We completed the move into and successfully opened our new Corporate Center headquarters and state-of-the-art branch office in Solon, Ohio. And, just this year, we opened two new branch offices. Our Strongsville branch opened in July and our Avon branch opened this month.

The restructuring and expansion of our branch network has positively poised the Company to compete within the rapidly changing financial services industry and has provided a strong foundation for further growth. Our growth has opened new markets to us in residential, construction, multi-family, and commercial real estate lending and has increased our ability to attract consumer deposits. Our basic strategy remains to function as a niche lender, providing our customers a wide range of lending products, collateralized by real estate, that may not be available to them at larger banks. With this in mind, we remain optimistic about the future role of community banks and will continue our efforts to identify new locations for the further growth of our branch network.


Park View Federal now has 15 full-service locations serving eight counties throughout the Greater Cleveland area. As we continue to grow, we remain committed to serving the financial needs of our customers and pledge our continued efforts to provide the best personal service to our customers, shareholders, and the communities we serve.


                     [PARK VIEW FEDERAL SAVINGS BANK LOGO]

FULL SERVICE LOCATIONS

AVON OFFICE
36311 Detroit Rd.         [PHOTO]
Avon, OH 44011
Tel: 440-934-3580


BAINBRIDGE OFFICE
8500 Washington St.       [PHOTO]
Chagrin Falls, OH 44023
Tel: 440-543-8889


CORPORATE CENTER OFFICE
30000 Aurora Rd.          [PHOTO]
Solon, OH 44139
Tel: 440-914-3900


BEACHWOOD OFFICE
La Place
2111 Richmond Rd.         [PHOTO]
Beachwood, OH 44122
Tel: 216-831-6373


BEDFORD HEIGHTS OFFICE
25350 Rockside Rd.         [PHOTO]
Bedford Hts., OH 44146
Tel: 440-439-2200

CHARDON OFFICE
408 WATER ST.               [PHOTO]
Chardon, OH 44024
Tel: 440-285-2343

LAKEWOOD-CLEVELAND OFFICE
11010 Clifton Blvd.         [PHOTO]
Cleveland, OH 44102
Tel: 216-631-8900

MACEDONIA OFFICE
497 East Aurora Rd.          [PHOTO]
Macedonia, OH 44056
Tel: 330-468-0055

[LOCATIONS MAP]

MAYFIELD HEIGHTS OFFICE
1456 SOM Center Rd.           [PHOTO]
Mayfield Hts., OH 44124
Tel: 440-449-8597

MEDINA OFFICE
Reserve Square
3613 Medina Rd.               [PHOTO]
Medina, OH 44256
Tel: 330-721-7484

MENTOR OFFICE
Heisley Corners
6990 Heisley Rd.              [PHOTO]
Mentor, OH 44060
Tel: 440-944-0276

NORTH ROYALTON OFFICE
13901 Ridge Rd.               [PHOTO]
North Royalton, OH 44133
Tel: 440-582-7417

SHAKER HEIGHTS OFFICE
Shaker Towne Centre
16909 Chagrin Blvd.           [PHOTO]
Shaker Hts., OH 44120
Tel: 216-283-4003

SOLON OFFICE
Solar Shopping Center         [PHOTO]
34400 Aurora Rd.
Solon, OH 44139
Tel: 440-542-6070

STRONGSVILLE OFFICE
17780 Pearl Rd.                [PHOTO]
Strongsville, OH 44136
Tel: 440-878-6010


Park View Federal's conveniently located full-service branch offices, with ample parking facilities immediately adjacent to each office, are equipped with state-of-the-art technology to process any transaction quickly and efficiently. Our loan officers and account representatives are available to answer any questions about our financial products and services. We pride ourselves on providing our customers with the best in financial assistance and personal service.

                     [PARK VIEW FEDERAL SAVINGS BANK LOGO]

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FINANCIAL CONDITION DATA:

                                                                                       At June 30,
                                                            -----------------------------------------------------------------
                                                            2002           2001           2000           1999           1998
                                                            -----------------------------------------------------------------
(dollars in thousands)
Total assets............................................  $679,620       $736,525       $612,986       $449,201       $433,279
Loans receivable held for investment, net...............   563,550        573,643        513,670        395,551        368,998
Loans receivable held for sale, net.....................    11,680          6,152         10,738          1,772          1,645
Mortgage-backed securities held for investment, net.....     7,297         18,124          1,215          1,733          2,951
Cash equivalents and securities.........................    69,435        115,607         70,931         35,423         51,017
Deposits................................................   479,672        480,532        440,982        331,242        344,229
FHLB advances and notes payable.........................   129,028        190,567        114,974         66,041         47,384
Stockholders' equity....................................    52,299         48,006         42,900         38,856         31,209

Number of:
  Real estate loans outstanding.........................     4,484          4,431          4,160          3,527          2,676
  Savings accounts......................................    30,223         30,567         28,915         24,346         25,122
  Offices...............................................        13             12             11             10             10


OPERATING DATA:

                                                                                 Year Ended June 30,
                                                            -----------------------------------------------------------------
                                                            2002           2001           2000           1999           1998
                                                            -----------------------------------------------------------------
(dollars in thousands except for earnings per share)
Interest income........................................    $48,814        $53,962        $42,026        $35,347        $34,365
Interest expense.......................................     27,060         34,118         23,972         19,863         19,558
                                                           -------        -------        -------        -------        -------
Net interest income
  before provision for loan losses.....................     21,754         19,844         18,054         15,484         14,807
Provision for loan losses..............................        558            225            850              0            246
                                                           -------        -------        -------        -------        -------
Net interest income
  after provision for loan losses......................     21,196         19,619         17,204         15,484         14,561
Non-interest income....................................      3,751          2,600          2,681          5,435          1,597
Non-interest expense...................................     14,139         12,218         10,410          9,649          8,851
                                                           -------        -------        -------        -------        -------
Income before federal income taxes.....................     10,808         10,001          9,475         11,270          7,307
Federal income taxes...................................      3,635          3,365          3,163          3,551          2,379
                                                           -------        -------        -------        -------        -------
Net income.............................................    $ 7,173        $ 6,636        $ 6,312        $ 7,719        $ 4,928
                                                           =======        =======        =======        =======        =======
Basic earnings per share...............................    $  1.24        $  1.15        $  1.09        $  1.32        $  0.85
                                                           =======        =======        =======        =======        =======
Diluted earnings per share.............................    $  1.21        $  1.12        $  1.05        $  1.27        $  0.82
                                                           =======        =======        =======        =======        =======

                               PVF CAPITAL CORP.
                               2002 Annual Report

OTHER DATA:

                                                              At or For the Year Ended June 30,
                                          -----------------------------------------------------------------
                                             2002          2001          2000          1999          1998
                                          -----------------------------------------------------------------
Return on average assets..............       1.03%         1.00%         1.21%         1.77%         1.23%

Return on average equity..............      14.19%        14.62%        15.45%        22.21%        17.11%

Interest rate spread information:

 Average during year..................       2.95%         2.75%         3.21%         3.26%         3.38%

Net interest margin...................       3.26%         3.09%         3.59%         3.68%         3.78%

Average interest-earning assets to
 average interest-bearing liabilities      107.64%       106.45%       107.98%       108.92%       107.93%

Non-accruing loans (> 90 days) and
 repossessed assets to total assets...       1.23%         0.91%         0.87%         0.85%         0.92%

Stockholders' equity to total assets..       7.70%         6.52%         7.00%         8.65%         7.20%

Ratio of average equity to
 average assets.......................       7.24%         6.79%         7.80%         7.95%         7.18%

Dividend payout ratio                       21.42%        20.78%        21.77%         0.00%         0.00%


BANK REGULATORY CAPITAL RATIOS:

Ratio of tangible capital to
 adjusted total assets................        7.88%        6.46%         6.68%         7.99%         7.21%

Ratio of core capital to
 adjusted total assets................        7.88%        6.46%         6.68%         7.99%         7.21%

Ratio of Tier-1 risk-based capital to
 risk-weighted assets..................      10.84%        9.56%         9.24%        10.43%        10.11%

Ratio of risk-based capital to
 risk-weighted assets.................       11.63%       10.26%        10.00%        11.17%        10.93%


                               PVF CAPITAL CORP.
                              2002 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

PVF Capital Corp. ("PVF" or the "Company") owns and operates Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, PVF Service Corporation, a wholly-owned real estate subsidiary, and Mid-Pines Land Co., a wholly-owned real estate subsidiary. Park View Federal has 13 offices located in Cleveland and surrounding communities, including recently opened branches in North Royalton, Medina, Solon, and Shaker Heights, Ohio. Offices in Strongsville and Avon, Ohio will open later this year. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Cuyahoga, Lake, Geauga, Portage, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans, and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including equity line of credit loans secured by real estate and loans secured by savings deposits. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest primarily on competing investments, account maturities, and the level of personal income and savings in the market area.


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


OVERVIEW OF FINANCIAL CONDITION AT JUNE 30, 2002, 2001, AND 2000

PVF had total assets of $679.6 million, $736.5 million, and $613.0 million at June 30, 2002, 2001, and 2000, respectively. The primary source of the Bank's total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $582.5 million, $597.9 million, and $525.6 million at June 30, 2002, 2001, and 2000, respectively. The decrease of $15.4 million in net loans and mortgage-backed securities at June 30, 2002 resulted primarily from the repayment of mortgage-backed securities of $10.8 million. In addition, loans receivable decreased by $4.6 million. This resulted from decreases of $44.3 million in one-to-four family residential loans and $0.3 million in multi-family loans. These decreases were offset by increases of $15.7 million in home equity line of credit loans, $7.6 million in commercial equity line of credit loans, $7.4 million in commercial loans, $5.3 million in construction loans, $2.7 million in consumer loans, and $1.3 million in land loans. The decrease of $44.3 million in one-to-four family residential loans is attributable to historically low market interest rates that resulted in the origination of fixed-rate loans that are originated for sale. In addition, securities totaled $55.1 million, $50.2 million, and $65.3 million, and cash and cash equivalents totaled $14.3 million, $65.4 million, and $5.7 million at June 30, 2002, 2001, and 2000, respectively. Funds from the decrease of $15.4 million in


                                PVF CAPITAL CORP.
8                              2002 Annual Report
net loans and mortgage-backed securities and $51.1 million in cash and cash equivalents and the increase of $3.6 million in notes payable were used to repay $65.1 million and $0.9 million in Federal Home Loan Bank ("FHLB") advances and deposits, respectively, and fund the increase of $4.9 million in securities.

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

The Bank's deposits totaled $479.7 million, $480.5 million, and $441.0 million at June 30, 2002, 2001, and 2000, respectively. Advances from the FHLB of Cincinnati amounted to $120.7 million, $185.9 million, and $115.0 million at June 30, 2002, 2001, and 2000, respectively. Management's decision to repay FHLB advances and not to aggressively compete with market savings rates resulted in decreases in FHLB advances of $65.1 million and savings deposits of $0.9 million for the year ended June 30, 2002.


CAPITAL

PVF's stockholders' equity totaled $52.3 million, $48.0 million, and $42.9 million at the years ended June 30, 2002, 2001, and 2000, respectively. The increases were the result of the retention of net earnings.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength, ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 2002, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:


                                       Park View                    Requirement for
                                        Federal        Percent of   Well-Capitalized
(dollars in thousands)                  Capital         Assets(1)      Institution
----------------------                  -------         ---------      -----------
GAAP capital                           $  53,553            7.91%            N/A
Tangible capital                       $  53,394            7.88%            N/A
Core capital                           $  53,394            7.88%           5.00%
Tier-1 risk-based capital              $  53,394           10.84%           6.00%
Risk-based capital                     $  57,266           11.63%          10.00%

(1) Tangible and core capital shown as a percentage of total levels are adjusted assets; capital levels are as a percentage of risk-based shown risk-weighted assets.


COMMON STOCK AND DIVIDENDS

The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A three-for-two stock split effected in the form of a dividend was issued in August 1998, a 10 percent stock dividend was issued in September 1999, a 10 percent stock dividend was issued in September 2000, a 10 percent stock dividend was issued in August 2001, and a 10 percent stock dividend was issued in August 2002. As adjusted to reflect all stock dividends and all stock splits, the Company had 5,858,606 shares of common stock outstanding and approximately 267 holders of record of the common stock at September 10, 2002. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the Company's common stock and a quarterly cash dividend policy. In August 2002, the Company announced that it had extended its stock repurchase program to acquire up to an additional 5 percent of the Company's common stock. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased. At June 30, 2002, the Company had acquired 260,251 shares, or 4.7 percent, of the Company's common stock. The cash dividend policy remains dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements, and economic conditions. A quarterly cash dividend of $0.072 per share, $0.073 per share, and $0.074 per share was paid on the Company's outstanding common stock in fiscal 2000, 2001, and 2002, respectively.


                               PVF CAPITAL CORP.
                               2002 Annual Report                              9

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated. (1)

                         Fiscal 2002           Fiscal 2001
                         -----------           -----------
                     High Bid    Low Bid   High Bid    Low Bid
                     --------    -------   --------    -------
Fourth Quarter      $   12.05   $   9.82   $   9.30   $   7.99
Third Quarter           10.15       9.09       8.26       7.44
Second Quarter          10.23       8.45       8.47       7.03
First Quarter           12.73       8.45       8.57       6.76

(1) Quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual Bid prices transactions. have been adjusted to reflect the previously described dividends stock and stock splits.


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

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 2002, the Bank had commitments to originate loans totaling $44.4 million and had $58.1 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2002 totaled $291.1 million. Management believes that a significant portion of the amounts maturing during fiscal 2003 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

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


                      PROFILE OF INTEREST SENSITIVE ASSETS

[PIE CHART]

Adjustable-rate other mortgage loans                39.6%
Consumer loans                                       1.2%
Investment securities 60 months or less              8.8%
Overnight Fed funds                                  1.3%
Adjustable-rate single-family mortgage loans        40.5%
Fixed-rate other mortgage loans                      3.8%
Fixed-rate single-family mortgage loans              3.7%
Adjustable-rate mortgage-backed securities           1.1%


                                PVF CAPITAL CORP.
10                             2002 Annual Report

                    PROFILE OF INTEREST SENSITIVE LIABILITIES


[PIE CHART]

FHLB Advances over 13 months              20.2%
Other borrowings 60 months or less         1.4%
Transaction accounts                       9.9%
Passbook accounts                          6.2%
CDs 12 months or less                     42.6%
CDs over 36 months                         2.6%
CDs 13 to 24 months                        4.1%
CDs 25 to 36 months                       13.0%

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

In order to reduce the exposure to interest rate fluctuations, the Bank has developed strategies to manage its liquidity, shorten its effective maturity, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and adjustable-rate mortgage loans for the acquisition, development, and construction of residential and commercial real estate, all of which are retained by the Bank for its portfolio. In addition, all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") and are either swapped with the FHLMC and the FNMA in exchange for mortgage-backed securities secured by such loans, which are then sold in the market or sold directly for cash in the secondary market.

Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and
1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 2002 and 2001. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(dollars in thousands)               June 30, 2002                                June 30, 2001
                                     -------------                                -------------
Change in                 Market Value of     Dollar     NPV           Market Value of      Dollar      NPV
Interest Rates            Portfolio Equity    Change     Ratio         Portfolio Equity     Change     Ratio
--------------            ----------------    ------     -----         ----------------     ------     -----
+2%                           $ 74,641       $   678     10.67%            $ 54,695       $ (12,267)    7.35%
+1%                             75,347         1,384     10.71               61,312          (5,650)    8.15
 0                              73,963                   10.46               66,962                     8.80
-1%                             70,065        (3,897)     9.88               68,323           1,361     8.93
-2%                                N/A           N/A       N/A               67,227             265     8.73


                                PVF CAPITAL CORP.
                               2002 Annual Report                             11

The table illustrates that at June 30, 2002, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to increase, while in the event of an immediate and sustained decrease in prevailing market rates, the Bank's NPV ratio would be expected to decrease. While at June 30, 2001, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would decrease, while an immediate and sustained decrease in market interest rates had little impact on the Bank's NPV ratio. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2002, the Bank's estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained increase in prevailing market interest rates, but slightly exceeded Board-approved target levels in a decreasing interest rate environment. The Bank's interest rate risk ("IRR") position currently exceeds Board-approved target levels in a decreasing interest rate environment because of the maturity and repricing characteristics of assets and liabilities. The balance sheet is primarily comprised of interest-earning assets having a maturity and repricing period of from one month to five years. These assets were funded utilizing interest-bearing liabilities having a final maturity of two years or less and advances convertible at the option of the FHLB of Cincinnati. Management will carefully monitor its IRR position and will make the necessary adjustments to its asset and liability mix to bring the Bank's NPV ratio to within target levels established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2002 and 2001, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Certain assets such as adjustable-rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

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

The following table summarizes the Bank's interest rate sensitivity gap analysis at June 30, 2002. The table indicates that the Bank's one year and under ratio of cumulative gap to total assets is a positive 10.0 percent, one-to-three year ratio of cumulative gap to total assets is a positive 7.6 percent, and three-to-five year ratio of cumulative gap to total assets is a positive 19.6 percent.


                                PVF CAPITAL CORP.
12                             2002 Annual Report

The positive gap position of the Bank explains the change in the Bank's NPV ratio to an immediate and sustained 1 and 2 percent increase and a 1 percent decrease in market interest rates.

                                                 Within           1-3              3-5             >5
(dollars in thousands)                           1 Year          Years            Years           Years           Total
----------------------                           ------          -----            -----           -----           -----
Total interest-rate-sensitive assets           $ 321,183       $ 143,586        $ 119,384       $  57,282       $ 647,435
Total interest-rate-sensitive liabilities        259,071         159,835           38,362         139,339         596,607
Periodic GAP                                      68,112         (16,249)          81,022          82,057          50,828
Cumulative GAP                                    68,112          51,863          132,885          50,828
Ratio of cumulative GAP to total assets             10.0%            7.6%            19.6%            7.5%


RESULTS OF OPERATIONS


GENERAL

PVF Capital Corp.'s net income for the year ended June 30, 2002 was $7.2 million, or $1.24 basic earnings per share and $1.21 diluted earnings per share as compared to $6.6 million, or $1.15 basic earnings per share and $1.12 diluted earnings per share for fiscal 2001, and $6.3 million, or $1.09 basic earnings per share and $1.05 diluted earnings per share for fiscal 2000. All per share amounts have been adjusted for stock dividends and stock splits.

Net income for the current year increased by $0.5 million from the prior fiscal year and was $0.9 million greater than net income for fiscal 2000.


NET INTEREST INCOME

Net interest income amounted to $21.8 million for the year ended June 30, 2002, as compared to $19.8 million and $18.1 million for the years ended June 30, 2001 and 2000, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to changes in the Bank's net interest income.

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


                                PVF CAPITAL CORP.
                               2002 Annual Report                             13

Table 1

            AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES
                           FOR THE YEAR ENDED JUNE 30,

                                                            2002                         2001                        2000
                                               ------------------------------------------------------------------------------------
                                               Average              Yield/   Average             Yield/   Average             Yield/
(dollars in thousands)                         Balance    Interest   Cost    Balance   Interest   Cost    Balance   Interest   Cost
----------------------                         -------    --------   ----    -------   --------   ----    -------   --------   ----
Interest-earning assets:
  Loans                                        $581,812   $ 44,323   7.62%  $551,424   $ 48,101   8.72%  $448,163   $ 38,390   8.57%
  Mortgage-backed securities                     11,662        719   6.17     16,059      1,189   7.40      1,401         90   6.42
  Securities and other interest-
    earning assets                               73,588      3,772   5.13     74,046      4,672   6.31     53,808      3,546   6.59
                                               --------   --------          --------   --------          --------   --------
      Total interest-earning assets             667,062     48,814   7.32    641,529     53,962   8.41    503,372     42,026   8.35
                                                          --------                     --------                     --------
  Non-interest-earning assets                    30,112                       26,786                       20,251
                                               --------                     --------                     --------
      Total assets                             $697,174                     $668,315                     $523,623
                                               ========                     ========                     ========

Interest-bearing liabilities:
  Deposits                                     $471,320   $ 20,995   4.45   $480,692   $ 27,080   5.63   $386,242   $ 19,409   5.03
  FHLB advances                                 142,820      5,824   4.08    117,624      6,682   5.68     79,862      4,558   5.71
  Notes payable                                   5,600        241   4.30      4,331        356   8.22         53          5   9.50
                                               --------   --------          --------   --------          --------   --------
      Total interest-bearing liabilities        619,740     27,060   4.37    602,647     34,118   5.66    466,157     23,972   5.14
                                                          --------   ----              --------   ----              --------   ----
  Non-interest-bearing liabilities               26,947                       20,267                       16,604
                                               --------                     --------                     --------
      Total liabilities                         646,687                      622,914                      482,761

Stockholders' equity                             50,487                       45,401                       40,862
                                               --------                     --------                     --------
      Total liabilities and stockholders'
        equity                                 $697,174                     $668,315                     $523,623
                                               ========                     ========                     ========
Net interest income                                       $ 21,754                     $ 19,844                     $ 18,054
                                                          ========                     ========                     ========
Interest rate spread                                                 2.95%                        2.75%                        3.21%
                                                                     ====                         ====                         ====
Net yield on interest-earning assets                                 3.26%                        3.09%                        3.59%
                                                                     ====                         ====                         ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities        107.64%                      106.43%                      107.98%
                                                 ======                       ======                       ======

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

As is evidenced by these tables, interest rate changes had a positive effect on the Bank's net interest income for the year ended June 30, 2002, and unfavorably affected the Bank's net interest income for the year ended June 30, 2001. Due to the repricing characteristics of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with declining interest rates during much of the year ended June 30, 2002 and June 30, 2001, the Bank experienced an increase of 20 basis points in its interest rate spread to 2.95 percent for fiscal 2002 from
2.75 percent for fiscal 2001, and during fiscal 2001 its interest rate spread decreased 46 basis points from 3.21 percent for fiscal 2000. These changes in average interest rate spread contributed to an increase in net interest income for the year ended June 30, 2002 of $0.5 million, and a decrease in net interest income for the year ended June 30, 2001 of $1.7 million due to interest rate changes.

Net interest income was favorably affected by volume changes during the years ended June 30, 2002 and 2001. Accordingly, net interest income grew by $1.4 million and $3.5 million due to volume changes for the years ended June 30, 2002 and 2001, respectively.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. Increasing interest rates or a flattening yield curve will both have a negative effect on net interest income, while decreasing interest rates or a steepening yield curve will both have a positive effect on net interest income.


                                PVF CAPITAL CORP.
14                             2002 Annual Report

Table 2                                                                         YEAR ENDED JUNE 30,
                                                    ------------------------------------------------------------------------
                                                    2002           vs.          2001         2001          vs.          2000
                                                    ----           ---          ----         ----          ---          ----
                                                          Increase (Decrease)                      Increase (Decrease)
                                                                 Due to                                   Due to
                                                   ----------------------------------        --------------------------------
(dollars in thousands)                             Volume         Rate         Total         Volume        Rate         Total
----------------------                             ------         ----         -----         ------        ----         -----
Interest income:
  Loans                                           $ 2,315       $(6,093)      $(3,778)      $ 9,006      $   704       $ 9,710
  Mortgage-backed securities                         (271)         (199)         (470)        1,086           14         1,100
  Securities and other interest-earning assets        (23)         (877)         (900)        1,241         (115)        1,126
                                                  -------       -------       -------       -------      -------       -------
    Total interest-earning assets                   2,021        (7,169)       (5,148)       11,333          603        11,936
                                                  -------       -------       -------       -------      -------       -------
Interest expense:
  Deposits                                           (417)       (5,667)       (6,084)        5,321        2,350         7,671
  FHLB advances                                     1,028        (1,886)         (858)        2,144          (22)        2,122
  Notes payable                                        54          (170)         (116)          352            1           353
                                                  -------       -------       -------       -------      -------       -------
    Total interest-bearing liabilities                665        (7,723)       (7,058)        7,817        2,329        10,146
                                                  -------       -------       -------       -------      -------       -------
Net interest income                               $ 1,356       $   554       $ 1,910       $ 3,516      $(1,726)      $ 1,790
                                                  =======       =======       =======       =======      =======       =======


PROVISION FOR LOAN LOSSES

The Bank carefully monitors its loan portfolio and establishes levels of general and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank's loan portfolio. The Bank's policies require the review of assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The Bank establishes specific provisions for loan losses when a loan is deemed to be uncollectible in an amount equal to the net book value of the loan or to any portion of the loan deemed uncollectible. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains general allowances based upon the establishment of a risk category for each type of loan in the Bank's portfolio.

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


                                PVF CAPITAL CORP.
                               2002 Annual Report                             15

During 2002, the Bank experienced a decline in the loan portfolio of $4.6 million, or 0.8 percent, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans increased from $5.4 million to $13.0 million, while the specific allowance related to impaired loans increased from $25,000 to $30,000. The increase in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to decrease from 65 to 30 percent. Net charge-offs increased from $93,000 in 2001 to $176,000 in 2002. Therefore, taking into consideration the higher level of impaired loans, as well as the higher level of net charge-offs and the overall performance of the loan portfolio, the Bank provided $558,000 of additional provision to increase the allowance to a level deemed appropriate of $3.9 million.

During 2001, the Bank experienced growth in the loan portfolio of $55.4 million, or 10.6 percent, while maintaining the composition of the loan portfolio. In addition, the level of impaired loans increased from $5.1 million to $5.4 million, while the specific allowance related to impaired loans increased from $1,000 to $25,000. The increase in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to decrease from 67 to 65 percent. Net charge-offs increased from $92,000 in 2000 to $93,000 in 2001. Therefore, taking into consideration the growth of the portfolio, the higher level of impaired loans, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided $225,000 of additional provision to maintain the allowance at a level deemed appropriate of $3.5 million.


NON-INTEREST INCOME

Non-interest income amounted to $3.8 million, $2.6 million, and $2.7 million for the years ended June 30, 2002, 2001, and 2000, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, gain on sale of real estate, and rental income. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $2,985,000, $1,135,000, and $718,000 for the years ended June 30, 2002, 2001, and 2000, respectively. The increase in income from mortgage banking activities of $1.9 million from the year ended June 30, 2001 to 2002 is due to an increase in net profit realized on the sale of loans. The increase in income from mortgage banking activities of $417,000 from the year ended June 30, 2000 to 2001 is primarily due to an increase in net profit realized on the sale of loans. Gain on the sale of real estate amounted to $301,000 and $207,000 for the years ended June 30, 2001 and 2000, respectively. Other non-interest income amounted to $766,000, $1,164,000, and $1,755,000 for the years ended June 30, 2002, 2001, and 2000, respectively. The decrease in other non-interest income of $398,000 from the year ended June 30, 2001 to June 30, 2002 is attributable to a decline in rental income in 2002. The decrease in other non-interest income of $591,000 from the year ended June 30, 2000 to June 30, 2001 is primarily due to insurance proceeds of $672,000 recovered in 2000 for legal costs previously incurred relating to the settlement of a lawsuit by PVF Holdings, Inc., a wholly-owned subsidiary of PVF Capital Corp. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, rental income, insurance proceeds, income realized on the sale of assets and investments, and the disposal of real estate owned properties.


NON-INTEREST EXPENSE

Non-interest expense amounted to $14.1 million, $12.2 million, and $10.4 million for the years ended June 30, 2002, 2001, and 2000, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $7.6 million, $6.5 million, and $5.7 million for the years ended June 30, 2002, 2001, and 2000, respectively. The increase in compensation for the years ended June 30, 2002 and 2001 is due primarily to growth in the staff, employee 401K benefits, a compensation incentive plan for management, and inflationary salary and wage adjustments to employees. Office occupancy totaled $2.8 million, $2.6 million, and $2.0 million for the years ended June 30, 2002, 2001, and 2000, respectively. The increased occupancy expense is attributable to the cost of our new corporate center in Solon, Ohio, maintenance and repairs to office buildings, and the cost of opening and operating additional branch offices. Other non-interest expense totaled $3.7 million, $3.1 million, and $2.7 million for the years ended June 30, 2002, 2001, and 2000, respectively. Changes in other non-interest expense are primarily the result of advertising, professional and legal services, regulatory and insurance expenses, and franchise tax expense.


                                PVF CAPITAL CORP.
16                             2002 Annual Report

FEDERAL INCOME TAXES

The Company's federal income tax expense was $3.6 million, $3.4 million, and $3.2 million for the years ended June 30, 2002, 2001, and 2000, respectively. Due to the availability of tax credits for the years ended June 30, 2002, 2001, and 2000, and other miscellaneous deductions, the Company's effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 34, 34, and 33 percent for the years ended June 30, 2002, 2001, and 2000, respectively.


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


EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

On July 20, 2001, The Financial Accounting Standards Board issued Statements No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Poolings initiated prior to June 30, 2001 are grandfathered. Statement 142 replaces the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. Statement 142 also requires an evaluation of intangible assets and their useful lives and a transitional impairment test for goodwill and certain intangible assets. After transition, the impairment tests will be performed annually. PVF Capital Corp. adopted Statement 141 on July 1, 2001 and adopted Statement 142 on July 1, 2002. Management determined that the adoption of Statement 142 will not have a material impact on the Company's Consolidated Financial Statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which amends SFAS No. 121 by addressing business segments accounted for as a discontinued operation under Accounting Principles Board Opinion No. 30. This Statement is effective for fiscal years beginning after December 15, 2001. The effect of this Statement on the financial position and results of operations of the Company is not expected to be material.

In July 2002, FASB issued SFAS No. 146, "Obligations Associated with Disposal Activities." This standard covers accounting for costs associated with exit or disposal activities, such as lease termination costs or employee severance costs. The Statement replaces EITF 94-3, and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. It requires these costs to be recognized when they are incurred rather than at date of commitment to an exit or disposal plan. Management has not yet determined the impact of adopting this standard.




                            [PVF CAPITAL CORP. LOGO]

[PARKVIEW FEDERAL SAVINGS BANK LOGO]

Board of Directors

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Chief Financial Officer

GERALD A. FALLON
Retired

ROBERT K. HEALEY
Retired

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

RAYMOND J. NEGRELLI
President
Raymond J. Negrelli, Inc.

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

Office Locations and Hours

AVON OFFICE
36311 Detroit Road
Avon, Ohio 44011
440-934-3580

BAINBRIDGE OFFICE
8500 Washington Street
Chagrin Falls, Ohio 44023
440-543-8889

BEDFORD HEIGHTS OFFICE
25350 Rockside Road
Bedford Hts., Ohio 44146
440-439-2200

CHARDON OFFICE
408 Water Street
Chardon, Ohio 44024
440-285-2343

MACEDONIA OFFICE
497 East Aurora Road
Macedonia, Ohio 44056
330-468-0055

MAYFIELD HEIGHTS OFFICE
1456 SOM Center Road
Mayfield Hts., Ohio 44124
440-449-8597

MEDINA OFFICE
Reserve Square
3613 Medina Road
Medina, Ohio 44256
330-721-7484

MENTOR OFFICE
Heisley Corners
6990 Heisley Road
Mentor, Ohio 44060
440-944-0276

NORTH ROYALTON OFFICE
13901 Ridge Road
North Royalton, Ohio 44133
440-582-7417

SOLON OFFICE
Solar Shopping Center
34400 Aurora Road
Solon, Ohio 44139
440-542-6070

STRONGSVILLE OFFICE
17780 Pearl Road
Strongsville, Ohio 44136
440-878-6010

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

LOBBY
MON., TUES., THURS.:
9:00 am - 4:30 pm
FRIDAY: 9:00 am - 5:30 pm
SATURDAY: 9:00 am - 1:00 pm
CLOSED WEDNESDAY

AUTO TELLER
MON., TUES., THURS.:
9:00 am - 5:00 pm
FRIDAY: 9:00 am - 6:00 pm
SATURDAY: 9:00 am - 1:00 pm
CLOSED WEDNESDAY

SHAKER HEIGHTS OFFICE
Shaker Towne Centre
16909 Chagrin Blvd.
Shaker Hts., Ohio 44120
216-283-4003

LOBBY
MON., TUES., WED., THURS.:
9:00 am - 4:30 pm
FRIDAY: 9:00 am - 6:00 pm
SATURDAY: 9:00 am - 1:00 pm

CORPORATE CENTER OFFICE
30000 Aurora Road
Solon, Ohio 44139
440-914-3900

LOBBY & AUTO TELLER
MONDAY - FRIDAY:
9:00 am - 5:00 pm
CLOSED SATURDAY

                            [PVF CAPITAL CORP. LOGO]

                             [PICTURE OF BUILDING]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PVF Capital Corp.

We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. (Company) as of June 30, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The 2001 and 2000 financial statements were audited by other auditors, whose reported dated July 27, 2001 expressed on unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. as of June 30, 2002, and the results of its operations and its cash flows of the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                  [CROWE CHIZEK AND COMPANY LLP]



Cleveland, Ohio
July 17, 2002

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             JUNE 30, 2002 AND 2001

                                     ASSETS                                       2002                 2001
                                                                            -----------------    -----------------
Cash and amounts due from depository institutions......................     $       4,526,976    $       8,144,926
Interest bearing deposits..............................................             1,736,712            1,200,192
Federal funds sold.....................................................             8,050,000           56,050,000
                                                                            -----------------    -----------------
      Cash and cash equivalents........................................            14,313,688           65,395,118
Securities held to maturity (fair values
   of $55,751,561 and $50,211,605, respectively).......................            55,121,211           50,211,605
Mortgage-backed securities held to maturity (fair values
   of $7,500,739 and $18,585,184, respectively)........................             7,297,206           18,123,936
Loans receivable held for long-term
   investment, net of allowance for loan losses of
   $3,901,839 and $3,520,198, respectively.............................           563,550,556          573,643,498
Loans receivable held for sale, net....................................            11,679,735            6,151,814
Office properties and equipment, net...................................             9,817,348            7,783,457
Real estate held for investment........................................             1,650,000            1,300,000
Real estate owned......................................................               564,316              547,279
Stock in the Federal Home Loan Bank of Cincinnati......................             9,947,624            9,442,305
Prepaid expenses and other assets......................................             5,678,431            3,925,903
                                                                            -----------------    -----------------
         Total assets..................................................     $     679,620,115    $     736,524,915
                                                                            =================    =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits ...........................................................     $     479,672,218    $     480,532,150
   Advances from the Federal Home Loan Bank of Cincinnati..............           120,739,695          185,866,855
   Notes payable.......................................................             8,288,020            4,700,000
   Advances from borrowers for taxes and insurance.....................             7,320,613            6,469,061
   Accrued expenses and other liabilities..............................            11,300,991           10,950,714
                                                                            -----------------    -----------------
         Total liabilities.............................................           627,321,537          688,518,780
                                                                            -----------------    -----------------
Commitments and contingencies
Stockholders' equity:
   Serial preferred stock, $.01 par
      value, 1,000,000 shares authorized; none issued..................                    --                   --
   Common stock, $.01 par value,
      15,000,000 shares authorized;
      6,045,352 and 5,331,314 shares issued, respectively..............                60,454               53,313
   Additional paid-in capital..........................................            37,342,458           31,237,583
   Retained earnings (substantially restricted)........................            17,697,883           17,877,854
   Treasury stock, at cost, 260,251 and 123,857 shares, respectively...            (2,802,217)          (1,162,615)
                                                                            -----------------    -----------------
         Total stockholders' equity....................................            52,298,578           48,006,135
                                                                            -----------------    -----------------
         Total liabilities and stockholders' equity....................     $     679,620,115    $     736,524,915
                                                                            =================    =================

          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    YEARS ENDED JUNE 30, 2002, 2001, AND 2000

                                                               2002                2001                2000
                                                         ----------------   -----------------    -----------------
Interest income:
   Loans ............................................    $     44,322,897   $      48,100,662    $      38,390,556
   Mortgage-backed securities........................             719,321           1,189,468               89,987
   Cash and securities...............................           3,772,463           4,671,814            3,545,785
                                                         ----------------   -----------------    -----------------
      Total interest income..........................          48,814,681          53,961,944           42,026,328
                                                         ----------------   -----------------    -----------------
Interest expense:
   Deposits..........................................          20,995,003          27,079,731           19,409,126
   Short-term borrowings.............................           6,065,389           7,038,219            4,563,252
                                                         ----------------   -----------------    -----------------
      Total interest expense.........................          27,060,392          34,117,950           23,972,378
                                                         ----------------   -----------------    -----------------
      Net interest income............................          21,754,289          19,843,994           18,053,950
   Provision for loan losses.........................             558,000             225,000              850,000
                                                         ----------------   -----------------    -----------------
      Net interest income after provision for
         loan losses ................................          21,196,289          19,618,994           17,203,950
                                                         ----------------   -----------------    -----------------
Noninterest income:
   Service and other fees............................             625,631             562,613              482,208
   Mortgage banking activities, net..................           2,985,424           1,134,505              717,986
   Gain on sale of real estate.......................                   -             300,790              207,165
   Rental income.....................................                   -             270,528              301,426
   Insurance proceeds................................                   -                   -              672,243
   Other, net........................................             139,913             331,150              299,952
                                                         ----------------   -----------------    -----------------
      Total noninterest income.......................           3,750,968           2,599,586            2,680,980
                                                         ----------------   -----------------    -----------------
Noninterest expense:
   Compensation and benefits.........................           7,643,251           6,493,661            5,659,378
   Office, occupancy, and equipment..................           2,758,158           2,586,580            2,002,573
   Insurance.........................................             226,511             208,279              232,491
   Professional and legal............................             425,185             344,849              331,103
   Other ............................................           3,085,530           2,584,041            2,183,795
                                                         ----------------   -----------------    -----------------
      Total noninterest expense......................          14,138,635          12,217,410           10,409,340
                                                         ----------------   -----------------    -----------------
      Income before federal income taxes.............          10,808,622          10,001,170            9,475,590
Federal income taxes:
   Current...........................................           3,431,586           3,128,578            3,099,581
   Deferred..........................................             203,727             236,714               63,679
                                                         ----------------   -----------------    -----------------
                                                                3,635,313           3,365,292            3,163,260
                                                         ----------------   -----------------    -----------------
      Net income.....................................    $      7,173,309   $       6,635,878    $       6,312,330
                                                         ================   =================    =================
Basic earnings per share.............................    $           1.24   $            1.15    $            1.09
                                                         ================   =================    =================
Diluted earnings per share...........................    $           1.21   $            1.12    $            1.05
                                                         ================   =================    =================

          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 2002, 2001, AND 2000

                                                                 ADDITIONAL
                                                    COMMON        PAID-IN      RETAINED       TREASURY
                                                     STOCK        CAPITAL      EARNINGS         STOCK          TOTAL
                                                  -----------   -----------   -----------    -----------    -----------
Balance at July 1, 1999 .......................   $    43,897    20,248,139    18,635,022        (71,250)    38,855,808
   Net income .................................            --            --     6,312,330             --      6,312,330
   Stock options exercised, 3,982 shares ......            40         8,043            --             --          8,083
   Cash paid in lieu of fractional shares .....            --            --        (2,110)            --         (2,110)
   Stock dividend issued, 439,609 shares ......         4,396     4,529,072    (4,533,468)            --             --
   Cash dividend ..............................            --            --    (1,372,120)            --     (1,372,120)
   Purchase of 87,013 shares of Treasury stock             --            --            --       (901,928)      (901,928)
                                                  -----------   -----------   -----------    -----------    -----------
Balance at June 30, 2000 ......................        48,833    24,785,254    19,039,654       (973,178)    42,900,063
   Net income .................................            --            --     6,635,878             --      6,635,878
   Stock options exercised, 20,384 shares .....           204        38,201            --             --         38,405
   Cash paid in lieu of fractional shares .....            --            --        (1,840)            --         (1,840)
   Stock dividend issued, 477,597 shares ......         4,776     6,414,128    (6,418,904)            --             --
   Cash dividend ..............................            --            --    (1,376,934)            --     (1,376,934)
   Purchase of 21,488 shares of Treasury stock             --            --            --       (189,437)      (189,437)
                                                  -----------   -----------   -----------    -----------    -----------
Balance at June 30, 2001 ......................        53,313    31,237,583    17,877,854     (1,162,615)    48,006,135
   Net income .................................            --            --     7,173,309             --      7,173,309
   Stock options exercised, 173,492 shares ....         1,735       293,425            --             --        295,160
   Stock dividend issued, 540,600 shares ......         5,406     5,811,450    (5,816,856)            --             --
   Cash dividend ..............................            --            --    (1,536,424)            --     (1,536,424)
   Purchase of 136,395 shares of Treasury stock            --            --            --     (1,639,602)    (1,639,602)
                                                  -----------   -----------   -----------    -----------    -----------
Balance at June 30, 2002 ......................   $    60,454    37,342,458    17,697,883     (2,802,217)    52,298,578
                                                  ===========   ===========   ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 2002, 2001, AND 2000

                                                                             2002                2001            2000
                                                                         -------------      -------------    -------------
Operating activities:
   Net income ........................................................   $   7,173,309          6,635,878        6,312,330
   Adjustments required to reconcile net
      income to net cash provided by (used in) operating activities:
        Accretion of discount on securities ..........................              --           (618,845)          (9,297)
        Depreciation and amortization ................................       1,060,530            710,375          587,993
        Provision for loan losses ....................................         558,000            225,000          850,000
        Accretion of unearned discount and
          deferred loan origination fees, net ........................      (1,130,822)        (1,132,931)      (1,085,706)
        Deferred income tax provision ................................        (203,727)          (236,714)         (63,679)
        Proceeds from loans held for sale ............................     295,706,407        106,047,642       37,826,392
        Originations of loans held for sale ..........................    (301,234,328)       (46,791,937)
        Gain on the sale of loans, net ...............................      (2,981,311)          (633,362)        (170,199)
        Net change in other assets and other liabilities .............      (1,213,531)         4,356,135           48,841
                                                                         -------------      -------------    -------------
         Net cash from operating activities ..........................      (2,265,473)        13,891,443       (2,495,262)
                                                                         -------------      -------------    -------------
Investing activities:
   Loans originated ..................................................    (135,864,877)      (226,319,550)    (236,094,858)
   Principal repayments on loans .....................................     149,065,323        147,331,835      117,791,239
   Principal repayments on mortgage-backed securities held to maturity      10,918,228          3,926,715          522,969
   Purchase of mortgage-backed securities held to maturity ...........              --           (977,611)              --
   Purchase of securities held to maturity ...........................     (55,000,000)       (99,918,836)     (39,995,313)
   Maturities and calls of securities held to maturity ...............      50,090,394        115,584,929           79,798
   Federal Home Loan Bank (FHLB) stock purchased, net ................        (505,319)        (3,601,078)      (2,081,775)
   Additions to office properties and equipment ......................      (3,094,421)        (6,636,488)        (442,127)
   Disposals of real estate owned ....................................         353,100            740,442          478,410
   (Additions) disposal of real estate
      held for investment, net .......................................        (350,000)         2,794,020         (297,168)
                                                                         -------------      -------------    -------------
         Net cash from investing activities ..........................      15,612,428        (67,075,622)    (160,038,825)
                                                                         -------------      -------------    -------------

                                                                     (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 2002, 2001, AND 2000

                                                                         2002           2001             2000
                                                                    -------------  --------------   --------------
Financing activities:
   Payments on FHLB advances...................................     $(183,127,160)    (89,106,985)    (124,066,896)
   Proceeds from FHLB advances.................................       118,000,000     160,000,000      173,000,000
   Proceeds from notes payable.................................         6,650,000       4,700,000        1,000,000
   Repayment of notes payable..................................        (3,061,980)     (1,000,000)              --
   Net increase in NOW and passbook savings....................        23,728,050       2,913,422       10,847,871
   Proceeds from issuance of certificates of deposit...........        88,664,759     124,038,791      160,039,738
   Payments on maturing certificates of deposit................      (113,252,740)    (87,401,922)     (61,147,486)
   Increase in advances from borrowers.........................           851,552              --               --
   Payment of cash dividend....................................        (1,536,424)     (1,378,774)      (1,374,230)
   Purchase of Treasury stock..................................        (1,639,602)       (189,437)        (901,928)
   Other ......................................................           295,160         332,347          719,541
                                                                    -------------  --------------   --------------
        Net cash from financing activities.....................       (64,428,385)    112,907,442      158,116,610
                                                                    -------------  --------------   --------------
        Net increase (decrease) in cash and cash equivalents...       (51,081,430)     59,723,263       (4,417,477)
Cash and cash equivalents at beginning of year.................        65,395,118       5,671,855       10,089,332
                                                                    -------------  --------------   --------------
Cash and cash equivalents at end of year.......................     $  14,313,688      65,395,118        5,671,855
                                                                    =============  ==============   ==============
Supplemental disclosures of cash flow information:
   Cash payments of interest...................................     $  28,600,682      32,577,423       23,766,847
   Cash payments of income taxes...............................         2,825,000       3,399,482        2,780,000
                                                                    =============  ==============   ==============
Supplemental schedule of noncash investing and financing activities:
   Transfers to real estate owned..............................     $     355,132         742,981          585,226
   Loans securitized into mortgage-backed securities...........                --      16,400,000               --
                                                                    =============  ==============   ==============

          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

         The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (Company) conform to generally accepted accounting principles and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (Bank), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina and Lorain Counties, Ohio. The deposit accounts of the Bank are insured under the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies, which the Company follows in preparing and presenting its consolidated financial statements.

         (A)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of PVF Capital Corp. and its wholly owned subsidiaries, Park View Federal Savings Bank and PVF Service Corporation. All significant intercompany transactions and balances are eliminated in consolidation.

         (B)      USE OF ESTIMATES

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses and fair value of financial instruments are particularly subject to change.

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

                  Uncollectable interest on loans that are contractually 90 days or more past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

                  are received until the loan is determined to be performing in accordance with the applicable loan terms in which case the loan is returned to accrual status.

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

         (F)      OFFICE PROPERTIES AND EQUIPMENT

                  Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter. Estimated lives range from one to forty years. Land is carried at cost.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

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

         (I)      REAL ESTATE OWNED

                  Real estate owned is carried at the lower of cost or fair value less estimated selling costs. Costs after acquisition are expensed.

         (J)      LONG-TERM ASSETS

                  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

         (K)      STATEMENTS OF CASH FLOWS

                  For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents. Net cash flows are reported for now and passbook savings accounts.

         (L)      STOCK COMPENSATION

                  Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         (M)      FINANCIAL INSTRUMENTS

                  Financial Instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

         (N)      EARNINGS PER SHARE

                  Earnings per share are calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

                  The per share data for 2002, 2001 and 2000 are adjusted to reflect the 10% stock dividends declared July 2002, July 2001 and July 2000.

         (O)      LOSS CONTINGENCIES

                  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe thee now are such matters that will have a material effect on the financial statements.

         (P)      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

         (Q)      OPERATING SEGMENTS

                  While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

         (R)      RECLASSIFICATIONS

                  Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(2)      SECURITIES

         Securities held to maturity at June 30, 2002 and 2001, are summarized as follows:

                                                                           2002
                                                                           ----
                                                                   GROSS         GROSS
                                                   AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                                     COST          GAIN          LOSS         FAIR VALUE
                                                  -----------    ----------    ----------     ----------
         United States Government and
            agency securities                     $55,000,000       639,100        (8,750)    55,630,350
         Municipal bond                               121,211            --            --        121,211
                                                  -----------    ----------    ----------     ----------
                Total                             $55,121,211       639,100        (8,750)    55,751,561
                                                  ===========    ==========    ==========     ==========
         Due after one year through five years    $55,121,211       639,100        (8,750)    55,751,561
                                                  ===========    ==========    ==========     ==========

                                                                           2001
                                                                           ----
                                                                   GROSS         GROSS
                                                   AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                     COST          GAIN          LOSS        FAIR VALUE
                                                  -----------    ----------    ----------    ----------
         United States Government and
            agency securities                     $50,000,000            --            --    50,000,000
         Municipal bond                               211,605            --            --       211,605
                                                  -----------    ----------    ----------    ----------
                Total                             $50,211,605            --            --    50,211,605
                                                  ===========    ==========    ==========    ==========
         Due after one year through five years    $50,211,605            --            --    50,211,605
                                                  ===========    ==========    ==========    ==========

         There were no sales of securities for the years ended June 30, 2002, 2001 or 2000. $50,000,000 of United States Government securities was called in the year ended June 30, 2002.

         All United States Government and agency securities were callable within one year of June 30, 2002 and June 30, 2001.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(3)      MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities held to maturity at June 30, 2002 and 2001, are summarized as follows:

                                                                     2002
                                                                     ----
                                                             GROSS         GROSS
                                             AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                COST         GAIN          LOSS        FAIR VALUE
                                             ----------    ----------    ----------    ----------
         FNMA mortgage-backed securities     $  188,732         3,564            --       192,296
         FHLMC mortgage-backed securities     7,022,569       199,969            --     7,222,538
         Accrued interest receivable             85,905            --            --        85,905
                                             ----------    ----------    ----------    ----------
                                             $7,297,206       203,533            --     7,500,739
                                             ==========    ==========    ==========    ==========

                                                                      2001
                                                                      ----
                                                              GROSS         GROSS
                                              AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                                COST          GAIN          LOSS        FAIR VALUE
                                             -----------    ----------    ----------    ----------
         FNMA mortgage-backed securities     $   873,612        28,667            --       902,279
         FHLMC mortgage-backed securities     17,038,537       432,581            --    17,471,118
         Accrued interest receivable             211,787            --            --       211,787
                                             -----------    ----------    ----------    ----------
                                             $18,123,936       461,248            --    18,585,184
                                             ===========    ==========    ==========    ==========

         There were no sales of mortgage-backed securities for the years ended June 30, 2002, 2001 or 2000.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(4)      LOANS RECEIVABLE HELD FOR LONG-TERM INVESTMENT

         Loans receivable held for long-term investment at June 30, 2002 and 2001, consist of the following:

                                                      2002              2001
                                                 -------------     -------------
Real estate mortgages:
   One-to-four family residential ...........    $ 158,833,656       207,345,895
   Home equity line of credit ...............       53,349,287        37,596,975
   Multifamily residential ..................       43,451,715        43,771,548
   Commercial ...............................      133,145,924       125,769,417
   Commercial equity line of credit .........       22,872,121        15,232,077
   Land .....................................       11,276,593         8,520,091
   Land Development .........................       48,848,284        50,313,182
   Construction - residential ...............      110,596,307       106,275,470
   Construction - multi-family ..............        1,084,805           306,000
   Construction - commercial ................       33,451,288        28,962,103
                                                 -------------     -------------
      Total real estate mortgages ...........      616,909,981       624,092,758
   Consumer .................................        8,459,413         5,773,178
                                                 -------------     -------------
                                                   625,369,394       629,865,936
   Accrued interest receivable ..............        3,415,327         3,415,327
   Deferred loan origination fees ...........       (2,789,665)       (2,318,127)
   Unearned discount ........................           (3,085)           (4,072)
   Undisbursed portion of loan proceeds .....      (58,097,903)      (53,795,368)
   Allowance for loan losses ................       (3,901,839)       (3,520,198)
                                                 -------------     -------------
                                                 $ 563,550,556       573,643,498
                                                 =============     =============

         A summary of the changes in the allowance for loan losses for the years ended June 30, 2002, 2001, and 2000, is as follows:

                                        2002            2001            2000
                                    -----------     -----------     -----------
Beginning balance ..............    $ 3,520,198       3,387,474       2,629,743
Provision charged to operations         558,000         225,000         850,000
Charge-offs ....................       (206,078)       (112,435)        (92,855)
Recoveries .....................         29,719          20,159             586
                                    -----------     -----------     -----------
Ending balance .................    $ 3,901,839       3,520,198       3,387,474
                                    ===========     ===========     ===========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         The following is a summary of the principal balances of loans on nonaccrual status, and loans past due 90 days or more which were on accrual status, at June 30:

                                                        2002            2001
                                                    ------------    ------------
Loans on nonaccrual status:
    Real estate mortgages:
       One-to-four family residential ..........    $  2,700,000       1,491,000
       Commercial ..............................       1,200,000       1,016,000
       Multi-family residential ................         100,000         115,000
       Construction and land ...................       3,800,000       2,763,000
                                                    ------------    ------------
         Total loans on nonaccrual status ......       7,800,000       5,385,000
                                                    ------------    ------------
Past due loans on accrual status -
    real estate mortgages -
    construction and land ......................              --          20,000
                                                    ------------    ------------
Total nonaccrual and past due loans ............    $  7,800,000       5,405,000
                                                    ============    ============

         During the years ended June 30, 2002, 2001 and 2000, gross interest income of $548,000, $769,931, and $502,840, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period.

         At June 30, 2002 and 2001, the recorded investment in loans, which have been identified as being impaired, totaled $13,016,000 and $5,385,000, respectively. Included in the impaired amount at June 30, 2002 and 2001, is $115,362 and $237,338, respectively, related to loans with a corresponding valuation allowance of $29,719 and $47,746, respectively. The Company recognized no interest on impaired loans in 2002, 2001, and 2000 (during the portion of the respective years that they were impaired).

         Average impaired loans for the years ended June 30, 2002 and 2001 amounted to $6,983,200 and $5,504,500, respectively.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(5)      MORTGAGE BANKING ACTIVITIES

         Mortgage banking activities, net, including gains and losses on sales of loans, for each of the years in the three-year period ended June 30, 2002, consist of the following:

                                                      2002            2001            2000
                                                  -----------     -----------     -----------
Mortgage loan servicing fees .................    $ 1,116,929         810,567         755,705
Amortization of mortgage servicing rights ....     (1,112,817)       (354,424)       (162,918)
Gross realized:
   Gains on sales of loans ...................      3,079,814       1,766,805         613,584
   Losses on sales of loans ..................        (98,502)     (1,133,443)       (443,385)
Market valuation provision for losses on loans
   receivable held for sale ..................             --              --         (45,000)
Market valuation recoveries ..................             --          45,000              --
                                                  -----------     -----------     -----------
                                                  $ 2,985,424       1,134,505         717,896
                                                  ===========     ===========     ===========

         The allowance for mortgage banking market value losses was $0, $0, and $45,000 for the years ended June 30, 2002, 2001 and 2000.

         At June 30, 2002 and 2001, the Company was servicing whole and participation mortgage loans for others aggregating approximately $528,319,233 and $351,657,535, respectively. The Company had $6,069,959 and $4,817,581 at June 30, 2002 and 2001, respectively, of funds collected on mortgage loans serviced for others due to investors, which is included in accrued expenses and other liabilities.

         Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2002, 2001 and 2000 were as follows:

                                        2002            2001            2000
                                    -----------     -----------     -----------
Beginning balance ..............    $ 1,284,678         833,558         798,973
Originated .....................      3,083,286         805,544         197,503
Amortized ......................     (1,112,817)       (354,424)       (162,918)
                                    -----------     -----------     -----------
Ending balance .................    $ 3,255,147       1,284,678         833,558
                                    ===========     ===========     ===========
Estimated fair value ...........    $ 5,141,780       3,548,783       2,349,255
                                    ===========     ===========     ===========

         No valuation allowance has been established for mortgage servicing rights, as there has been no impairment on those rights.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(6)      OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2002 and 2001 are summarized as follows:

                                                      2002             2001
                                                  ------------     ------------
Land and land improvements ...................    $    847,500          682,500
Building and building improvements ...........       4,715,304        4,217,307
Leasehold improvements .......................       3,793,711        2,446,845
Furniture and equipment ......................       6,532,717        5,450,947
                                                  ------------     ------------
                                                    15,889,232       12,797,599
Less accumulated depreciation and amortization      (6,071,884)      (5,014,142)
                                                  ------------     ------------
                                                  $  9,817,348        7,783,457
                                                  ============     ============

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(7)      DEPOSITS

         Deposit balances at June 30, 2002 and 2001 are summarized by interest rate as follows:

                                                                            2002                     2001
                                                                            ----                     ----
                                                                     AMOUNT         %         AMOUNT          %
                                                                  ------------   ------     ------------   ------
    NOW and money market accounts
                                Noninterest bearing               $ 12,092,628      2.5%    $ 12,131,093      2.5%
                                   2.00 - 5.00%                     58,813,116     12.3       40,968,105      8.5
                                                                  ------------   ------     ------------   ------
                                                                    70,905,744     14.8       53,099,198     11.0
    Passbook savings               3.00 - 5.00%                     37,166,435      7.7       31,244,931      6.5

    Certificates of deposit        2.50 - 2.99%                     91,168,895     19.0          253,089      0.1
                                    3.00 - 3.99                    117,780,641     24.6       11,015,229      2.3
                                    4.00 - 4.99                     49,071,134     10.2       58,371,097     12.1
                                    5.00 - 5.99                     26,261,752      5.5       73,859,206     15.4
                                    6.00 - 6.99                     43,549,703      9.1      154,064,360     32.1
                                    7.00 - 7.99                     43,693,887      9.1       98,547,027     20.5
                                    8.00 - 8.99                         74,029      0.0           78,013      0.0
                                                                  ------------   ------     ------------   ------
                                                                   371,600,039     77.5      396,188,021     82.5
                                                                  ------------   ------     ------------   ------
                                                                  $479,672,218    100.0%    $480,532,150    100.0%
                                                                  ============   ======     ============   ======
    Weighted average rate on deposits                                              5.43%                     5.53%
                                                                                 ======                    ======

                                                                            2002                     2001
                                                                            ----                     ----
                                                                     AMOUNT         %         AMOUNT          %
                                                                  ------------   ------     ------------   ------
    Remaining term to maturity of certificates of deposit:

      12 months or less                                           $254,171,324     68.4     $291,120,701     73.5%
      13 to 24 months                                               77,333,220     20.8       88,000,633     22.2
      25 to 36 months                                               24,414,990      6.6        7,055,108      1.8
      Over 36 months                                                15,680,505      4.2       10,011,579      2.5
                                                                  ------------   ------     ------------   ------
                                                                  $371,600,039    100.0%    $396,188,021    100.0%
                                                                  ============   ======     ============   ======
    Weighted average rate on certificates of deposit                               4.57%                     6.23%
                                                                                 ======                    ======

         Time deposits in amounts of $100,000 or more totaled approximately $105,828,000 and $119,310,000 at June 30, 2002 and 2001, respectively.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         Interest expense on deposits is summarized as follows:

                                           2002           2001           2000
                                       -----------    -----------    -----------
NOW accounts ......................    $ 1,079,276      1,292,321        978,645
Passbook accounts .................        660,260        771,793        812,545
Certificates of deposit ...........     19,255,467     25,015,617     17,617,936
                                       -----------    -----------    -----------
                                       $20,995,003     27,079,731     19,409,126
                                       ===========    ===========    ===========

(8)      ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

         Advances from the Federal Home Loan Bank of Cincinnati (FHLB), with maturities and interest rates thereon at June 30, 2002 and 2001, were as follows:

         MATURITY                       INTEREST RATE                 2002            2001
         --------                       -------------                 ----            ----
         June 2002                      5.37%                     $         --      65,000,000
         February 2003                  6.00                           500,000         500,000
         February 2006                  6.05                           239,695         366,855
         February 2008                  5.37                        10,000,000      10,000,000
         March 2008                     5.64                        10,000,000      10,000,000
         March 2011                     3.94                        50,000,000      50,000,000
         May 2011                       4.16                        50,000,000      50,000,000
                                                                  ------------    ------------
                                                                  $120,739,695     185,866,855
                                                                  ============    ============
         Weighted average interest rate                                   4.30%           4.68%
                                                                  ============    ============

         In order to secure these advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $150,925,000 and $191,095,000 at June 30, 2002 and 2001, respectively. In addition, stock in the FHLB is pledged for such advances.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(9)      NOTES PAYABLE

         On July 26, 2000, the Company secured a $5 million line of credit from another federally insured institution at a variable interest rate that adjusts to LIBOR plus 200 basis points. Each draw is separately negotiated with respect to rate and term. The outstanding balance at June 30, 2002 and June 30, 2001 was $4,900,000 and $4,700,000,
         respectively. The line was extended in July 2002 for an additional year and can be extended indefinitely. The line is secured by all of the Company's stock in the Bank.

         On March 8, 2002, one of the Company's subsidiaries obtained a $3.4 million term loan from another federally insured institution to refinance the Company's Solon headquarters building. The note carries a variable interest rate that adjusts to LIBOR plus 230 basis points. The loan matures on March 15, 2007. The loan is guaranteed by the Company.

(10)     FEDERAL INCOME TAXES AND RETAINED EARNINGS

         The accompanying consolidated financial statements reflect provisions for federal income taxes differing from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

                                                      2002                    2001                    2000
                                                      ----                    ----                    ----
                                               AMOUNT        %         AMOUNT        %         AMOUNT        %
                                            -----------    -----    -----------    -----    -----------    -----

         Computed expected tax .........    $ 3,783,018     35.0    $ 3,500,410     35.0%   $ 3,316,457     35.0%
         Decrease in tax resulting from:
            Benefit of graduated rates .       (100,000)    (1.0)      (100,000)    (1.0)       (94,756)    (1.0)
            Tax credits ................       (111,646)    (1.0)      (111,646)    (1.1)      (111,774)    (1.2)
            Other, net .................         63,941      0.6         76,528      0.8         53,333      0.6
                                            -----------    -----    -----------    -----    -----------    -----
                                            $ 3,635,313     33.6%   $ 3,365,292     33.7%   $ 3,163,260     33.4%
                                            ===========    =====    ===========    =====    ===========    =====

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2002 and 2001 are:

                                                               2002             2001
                                                               ----             ----
         Deferred tax assets:
             Loan loss and other reserves .............    $  1,345,883        1,188,320
             Deferred Compensation ....................         428,385          200,940
             Unrealized gains on loans held for sale ..          91,637               --
             Other ....................................          25,737            5,087
                                                           ------------     ------------
                   Total gross deferred tax assets ....       1,891,642        1,394,347
         Less valuation allowance .....................              --               --
                                                           ------------     ------------
                   Net deferred tax assets ............       1,891,642        1,394,347
                                                           ------------     ------------
         Deferred tax liabilities:
             Deferred loan fees, net ..................         309,847          421,069
             FHLB stock dividend ......................       1,034,365          845,427
             Unrealized losses on loan held for sale ..              --          116,711
             Originated mortgage servicing asset ......       1,106,750          436,791
             Fixed assets .............................         798,412          874,116
             Other ....................................         193,413          199,094
                                                           ------------     ------------
                   Total gross deferred tax liabilities       3,442,787        2,893,208
                                                           ------------     ------------
                   Net deferred tax liability .........    $ (1,551,145)      (1,498,861)
                                                           ============     ============

         A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2002 or 2001.

         Retained earnings at June 30, 2002 include approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(11)     LEASES

         Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2002:

         YEAR ENDING JUNE 30,
               2003............................................    $   348,070
               2004............................................        264,838
               2005............................................        221,056
               2006............................................        166,845
               2007............................................        111,082
               Thereafter......................................        145,600
                                                                   -----------
               Total minimum lease payments....................    $ 1,257,491
                                                                   ===========

         During the years ended June 30, 2002, 2001, and 2000, rental expense was $555,030, $809,169, and $593,331, respectively.

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

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         At June 30, 2002 and 2001, the Bank had the following commitments:

                                                                           2002           2001
                                                                       -----------    -----------
         Commitments to sell mortgage loans in the secondary market    $25,733,000    $   100,000
         Commitments to fund variable mortgage loans ..............     14,173,479     37,223,216
         Commitments to fund fixed mortgage loans .................     30,247,388     18,667,550

         The fixed rate loan commitments have interest rates ranging from 5.125% to 8.25%.

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

         Office of Thrift Supervision (OTS) regulations requires savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2002, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 4%; and a minimum ratio of total capital to risk weighted assets of 8%. At June 30, 2002, the Bank exceeded all of the aforementioned regulatory capital requirements.

         Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At June 30, 2002, these limitations are not expected to prevent the company from paying its normal cash dividends.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

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

         At June 30, 2002 and 2001, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                                          CORE/         TIER-1         TOTAL
                                                             EQUITY      LEVERAGE     RISK-BASED    RISK-BASED
                                                            CAPITAL      CAPITAL        CAPITAL       CAPITAL
                                                            --------     --------     ----------    ----------
         June 30, 2002:
             GAAP capital ..............................    $ 53,553       53,553        53,553        53,553
             Nonallowable component ....................          --         (159)         (159)         (159)
             General loan valuation allowances .........          --           --                       3,872
                                                            --------     --------      --------      --------
                Regulatory capital .....................      53,553       53,394        53,394        57,266
             Total assets ..............................     671,894      671,894       671,894       671,894
             Adjusted total assets .....................                  671,735
             Risk-weighted assets ......................                                492,375       492,375
             Actual capital ratio ......................        7.97%        7.95%        10.84%        11.63%
             Regulatory requirement for capital adequacy
                  purposes .............................        1.50%        4.00%                       8.00%
             Regulatory capital category -
                well-capitalized -
                   equal to or greater than ............                     5.00%         6.00%        10.00%

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

                                                                           CORE/        TIER-1       TOTAL
                                                            EQUITY       LEVERAGE     RISK-BASED   RISK-BASED
                                                            CAPITAL      CAPITAL       CAPITAL      CAPITAL
                                                            --------     --------     ---------    ----------
         June 30, 2001:
             GAAP capital                                   $ 47,698       47,698        47,698       47,698
             Nonallowable component                               --         (209)         (209)        (209)
             General loan valuation allowances                    --           --            --        3,495
                                                            --------     --------      --------     --------
                Regulatory capital                            47,698       47,489        47,489       50,984
             Total assets                                    735,500
             Adjusted total assets                                        735,291
             Risk-weighted assets                                                       496,709      496,709
             Actual capital ratio                               6.49%        6.46%         9.56%       10.26%
             Regulatory requirement for capital adequacy
                purposes                                        1.50%        4.00%                      8.00%
             Regulatory capital category -
                well-capitalized -
                   equal to or greater than                                  5.00%         6.00%       10.00%

(14)     RELATED PARTY TRANSACTIONS

         Loans to principal officers, directors, and their affiliates in 2002 were as follows.

                   Beginning balance                     $ 1,730,000
                   New Loans                               4,750,000
                   Repayments                             (2,013,000)
                                                         -----------
                   Ending balance                        $ 4,467,000
                                                         ===========

(15)     STOCK OPTIONS

         The Bank offered stock options to the directors and officers of the bank under a 1992 plan, a 1996 plan, and a 2000 plan.

         Under the 1992 plan 85,000 options were originally authorized and granted, which are exercisable for a ten-year period and can be exercised at any time. All options under the 1992 plan have been both issued and granted, and 20,145 options, adjusted to reflect all stock dividends, remain outstanding at June 30, 2002.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         Under the 1996 plan, in fiscal year 1997, 21,400 options were originally authorized and granted, in fiscal year 1998, 21,700 options were originally authorized and granted, in fiscal year 1999, 21,700 options were originally authorized and granted, in fiscal year 2000, 53,300 options were originally authorized and granted, in fiscal year 2001, 64,700 options were originally authorized and granted, and in fiscal year 2002, 31,800 options were originally authorized and granted. The options are exercisable for a ten-year period, with a vesting period ranging from zero to five years as stated in the individual option agreements. As of June 30, 2002, 270,711 options, adjusted to reflect all stock dividends, remain as issued but outstanding, and 90,209 options are still available to be issued.

         Under the 2000 plan, in fiscal year 2002, 28,000 options were originally authorized and granted. These options are exercisable for a ten-year period and can be exercised at any time. As of June 30, 2002, all options granted under the 2000 plan remain outstanding. 240,020 options are still available to be issued.

         Options were granted at fair market value and, accordingly, no charges were reflected in compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital:

                                         2002                    2001                    2000
                                 --------------------    --------------------    --------------------
                                              AVERAGE                 AVERAGE                 AVERAGE
                                              OPTION                  OPTION                  OPTION
                                  SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                 --------     -------    --------     -------    --------     -------
Outstanding beginning of year     457,065                 405,748     $  5.09     346,073     $  3.95
Exercised ...................    (198,009)       2.14     (22,878)       1.68      (4,818)       1.68
Expired .....................          --          --          --          --          --          --
Granted .....................      59,800       10.84      74,195        9.02      64,493       10.69
                                 --------     -------    --------     -------    --------     -------
Outstanding end of year .....     318,856        9.10     457,065     $  5.93     405,748     $  5.09
                                 ========     =======    ========     =======    ========     =======
Exercisable end of year .....                    4.99     367,032     $  4.99     310,083     $  5.09
                                 ========     =======    ========     =======    ========     =======

         As of June 30, 2002, options outstanding have exercise prices between $1.67 and $11.39 and a weighted average remaining contractual life of
         6.86 years.

         The Company's pro forma information for the years ended June 30:

                                                        2002            2001            2000
                                                    ------------    ------------    ------------
Net income .....................................    $  7,173,139       6,635,878       6,312,330
Less: Pro forma compensation expense, net of tax          52,035         129,146          90,372
                                                    ------------    ------------    ------------
      Pro forma earnings .......................    $  7,121,104       6,506,732       6,221,958
                                                    ============    ============    ============
Basic earnings per share .......................    $       1.24            1.27            1.20
                                                    ============    ============    ============
Pro forma basic earnings per share .............    $       1.23            1.25            1.18
                                                    ============    ============    ============
Diluted earning per share ......................    $       1.21            1.23            1.16
                                                    ============    ============    ============
Pro forma diluted earnings per share ...........    $       1.20            1.21            1.15
                                                    ============    ============    ============


         The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2002, 2001, and 2000: expected dividend yield of 2.73% in 2002 and 2.00% in 2001 and 2000; expected option lives of 7 years in 2002, 2001 and 2000; expected volatility of 7% in 2002, and 30% in 2001 and 2000 and average risk free interest rates of 4.73%, 5.71 %, and 6.14 %, respectively.

         Pursuant to the terms of the plans, share information and exercise prices have been adjusted to reflect the impact of stock splits and dividends subsequent to the granting dates of the options.

(16)     EARNINGS PER SHARE

         Reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

                                                              2002
                                              -------------------------------------
                                                                          PER-SHARE
                                              NET INCOME      SHARES       AMOUNT
                                              ----------    ----------    ---------
Basic EPS
Income available to common shareholders       $7,173,139     5,796,596      1.24
Effect of stock options ...............               --       151,346      0.03
                                              ----------    ----------      ----
Diluted EPS
Income available to common shareholders       $7,173,139     5,947,942      1.21
                                              ==========    ==========      ====

                                                               2001
                                              -------------------------------------
                                                                          PER-SHARE
                                              NET INCOME      SHARES       AMOUNT
                                              ----------    ----------    ---------
Basic EPS
Income available to common shareholders       $6,635,878     5,736,139      1.15
Effect of stock options ...............               --       194,739      0.03
                                              ----------    ----------      ----
Diluted EPS
Income available to common shareholders       $6,635,878     5,930,878      1.12
                                              ==========    ==========      ====

                                                               2000
                                              -------------------------------------
                                                                          PER-SHARE
                                              NET INCOME      SHARES       AMOUNT
                                              ----------    ----------    ---------

Basic EPS
Income available to common shareholders       $6,312,330     5,787,330      1.09
Effect of stock options ...............               --       214,629      0.04
                                              ----------    ----------      ----
Diluted EPS
Income available to common shareholders       $6,312,330     6,001,959      1.05
                                              ==========    ==========      ====

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000

(17)     FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                      JUNE 30, 2002                     JUNE 30, 2001
                                                                      -------------                     -------------
                                                                 CARRYING        ESTIMATED         CARRYING        ESTIMATED
                                                                  AMOUNT        FAIR VALUE          AMOUNT         FAIR VALUE
                                                                  ------        ----------          ------         ----------
Assets:
    Cash and amounts due from depository institutions ....    $   4,526,976        4,526,976        8,144,926        8,144,926
    Interest-bearing deposits ............................        1,736,712        1,736,712        1,200,192        1,200,192
    Federal funds sold ...................................        8,050,000        8,050,000       56,050,000       56,050,000
    Securities held to maturity ..........................       55,121,211       55,751,561       50,211,605       50,211,605
    Mortgage-backed securities held to maturity ..........        7,297,206        7,500,739       18,123,936       18,585,184
Loans receivable held for:
    Long-term investment, net ............................      563,550,556      597,488,000      573,643,498      580,385,000
    Sale, net ............................................       11,679,735       11,940,309        6,151,814        6,198,747
Stock in the Federal Home Loan Bank of Cincinnati ........        9,947,624        9,947,624        9,442,305        9,442,305
Liabilities:
    Demand deposits and passbook savings .................    $(108,072,179)    (108,072,179)     (84,344,129)     (84,344,129)
    Time deposits ........................................     (371,600,039)    (376,534,000)    (396,188,021)    (401,746,000)
    Advances from the Federal Home loan Bank of Cincinnati     (120,739,695)    (125,205,695)    (185,866,855)    (186,563,000)
    Notes payable ........................................       (8,288,020)      (8,288,020)      (4,700,000)      (4,700,000)

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000


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

      Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 2002 and 2001.

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000


(18)  PARENT COMPANY

      The following condensed statements of financial condition as of June 30, 2002 and 2001 and related condensed statements of operations and cash flows for the years ended June 30, 2002, 2001 and 2000 for PVF Capital Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

          CONDENSED STATEMENTS OF FINANCIAL CONDITION         2002               2001
          -------------------------------------------      -----------        -----------
Cash and amounts due from depository institutions          $   106,598        $    44,578
Prepaid expenses and other assets                            1,701,403          3,279,888
Investment in subsidiaries, at equity in underlying
      book value of net assets                              55,409,326         49,396,610
                                                           -----------        -----------
         Total assets                                      $57,217,327        $52,721,076
                                                           ===========        ===========
Accrued expenses and other liabilities                          18,749             14,941
Note payable                                                 4,900,000          4,700,000
Stockholders' equity                                        52,298,578         48,006,135
                                                           -----------        -----------
      Total liabilities and stockholders' equity           $57,217,327        $52,721,076
                                                           ===========        ===========


             CONDENSED STATEMENTS OF OPERATIONS                2002               2001               2000
             ----------------------------------            -----------         ----------         ---------
Income:
      Mortgage banking activities                          $   142,140            213,171           251,349
      Other, net                                                    --                 --            12,261
                                                           -----------         ----------         ---------
                                                               142,140            213,171           263,610
                                                           -----------         ----------         ---------
Expenses:
      Interest expense                                         276,418            304,688                --
      General and administrative                               214,296            184,532           206,579
                                                           -----------         ----------         ---------
                                                               490,714            489,220           206,579
                                                           -----------         ----------         ---------
      (Loss) income before federal income taxes and
         equity in undistributed net income of
         subsidiaries                                         (348,574)          (276,049)           57,031
Federal income taxes                                           116,951             93,856            20,267
                                                           -----------         ----------         ---------
      (Loss) income before equity in undistributed
         net income of subsidiaries                           (231,623)          (182,193)           36,764
Equity in undistributed net income of subsidiaries           7,404,932          6,818,071         6,275,566
                                                           -----------         ----------         ---------
         Net income                                        $ 7,173,309          6,635,878         6,312,330
                                                           ===========         ==========         =========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000


             CONDENSED STATEMENTS OF CASH FLOWS                      2002                2001               2000
             ----------------------------------                  -----------         -----------         ----------
Operating activities:
   Net income                                                     $ 7,173,309           6,635,878          6,312,330
   Equity in undistributed net income of subsidiaries              (7,404,932)         (6,818,071)        (6,275,566)
   Repayment of advance from subsidiary                             1,615,873          10,175,000          1,890,000
   Other, net                                                         (33,581)         (6,890,112)          (436,314)
                                                                  -----------         -----------         ----------
      Net cash provided by (used in) operating activities           1,350,669           3,102,695          1,490,450
                                                                  -----------         -----------         ----------
Investing activities:
   Investment in Parkview Federal Savings Bank                             --            (500,000)          (765,000)
                                                                  -----------         -----------         ----------
         Net cash used in investing activities                             --            (500,000)          (765,000)
                                                                  -----------         -----------         ----------
Financing activities:
   Repayment on note payable                                       (3,050,000)         (1,400,000)                --
   Proceeds from note payable                                       3,250,000                  --                 --
   Proceeds from exercise of stock options                            142,376              38,405              8,083
   Cash paid in lieu of fractional shares                                  --                  --             (2,110)
   Dividends received from subsidiaries                             1,545,000             350,000          1,500,000
   Dividends paid                                                  (1,536,423)         (1,378,774)        (1,378,774)
   Purchase of Treasury stock                                      (1,639,602)           (189,437)          (901,928)
                                                                  -----------         -----------         ----------
   Net cash provided by (used in) financing activities             (1,288,649)         (2,579,806)          (768,075)
                                                                  -----------         -----------         ----------
      Net increase (decrease) in cash and cash equivalents             62,020              22,889            (42,625)
Cash and cash equivalents at beginning of year                         44,578              21,689             64,314
                                                                  -----------         -----------         ----------
Cash and cash equivalents at end of year                          $   106,598              44,578             21,689
                                                                  ===========         ===========         ==========

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000


(19)  401(k) SAVINGS PLAN

      Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company's 401(k) Savings Plan. The plan allowed eligible employees to contribute up to 7% of their compensation through December 31, 2000 and allows up to 15%, beginning on January 1, 2001, with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employee's compensation. Participants vest in the Company's contributions ratably over six years.

      The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 2002, 2001, and 2000 was $89,966, $83,255, and $78,295, respectively.

(20)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following is a summary of the unaudited consolidated quarterly results of operations for 2002 and 2001 (in thousands of dollars, except per share data): (1)

                                               QUARTERS FOR THE YEAR ENDED JUNE 30, 2002
                                             FIRST        SECOND         THIRD         FOURTH
                                            -------        ------        ------        ------
      Interest income..................     $12,889        12,715        11,611        11,599
      Interest expense.................       7,885         7,005         6,231         5,940
                                            -------        ------        ------        ------
        Net interest income............       5,005         5,710         5,380         5,659
      Provision for losses on loans....         125           228            50           155
      Noninterest income...............         781         1,070           870         1,030
      Noninterest expense..............       3,159         3,732         3,548         3,700
                                            -------        ------        ------        ------
        Income before taxes............       2,502         2,820         2,652         2,834
      Federal income taxes.............         832           977           889           938
                                            -------        ------        ------        ------
        Net income.....................     $ 1,671         1,843         1,763         1,896
                                            =======        ======        ======        ======
      Basic earnings per share (2).....     $  0.29          0.32          0.30          0.33
                                            =======        ======        ======        ======
      Diluted earnings per share (2)...     $  0.28          0.31          0.29          0.32
                                            =======        ======        ======        ======

                       PVF CAPITAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 2002, 2001, AND 2000


                                          QUARTERS FOR THE YEAR ENDED JUNE 30, 2001
                                       FIRST         SECOND         THIRD        FOURTH
                                      -------        ------        ------        ------
Interest income...................    $13,202        13,856        13,266        13,639
Interest expense..................      8,365         8,931         8,256         8,567
                                      -------        ------        ------        ------
         Net interest income......      4,837         4,925         5,010         5,072
Provision for losses on loans.....         --            --            75           150
Noninterest income................        441           589           566         1,108
Noninterest expense...............      2,841         3,043         3,222         3,215
                                      -------        ------        ------        ------
         Income before taxes......      2,437         2,471         2,279         2,815
Federal income taxes..............        808           829           771           957
                                      -------        ------        ------        ------
         Net income...............    $ 1,629         1,642         1,508         1,858
                                      =======        ======        ======        ======
Basic earnings per share (2)......    $  0.31          0.31          0.29          0.36
                                      =======        ======        ======        ======
Diluted earnings per share (2)....    $  0.30          0.30          0.28          0.35
                                      =======        ======        ======        ======

--------------

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2) After giving effect to a 10% stock dividend, declared on July 25, 2001 and issued on September 1, 2001 and a 10% stock dividend, declared on June 25, 2002 and issued on August 30, 2002.

[PVF CAPITAL CORP. LOGO]


BOARD OF DIRECTORS

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Treasurer

GERALD A. FALLON
Retired

ROBERT K. HEALEY
Retired

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

RAYMOND J. NEGRELLI
President
Raymond J. Negrelli, Inc.

STUART D. NEIDUS
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation



EXECUTIVE OFFICERS

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Treasurer

JEFFREY N. MALE
Vice President and Secretary


GENERAL INFORMATION

INDEPENDENT
CERTIFIED ACCOUNTANTS
Crowe, Chizek and Company LLP
Landerbrook Corporate Center One
5900 Landerbrook Drive
Suite 205
Cleveland, Ohio 44124

GENERAL COUNSEL
Moriarty & Jaros, P.L.L.
30195 Chagrin Boulevard
Suite 110 North
Pepper Pike, Ohio 44124

TRANSFER AGENT AND REGISTRAR
National City Bank, Dept. 5352
Corporate Trust Operations
P.O. Box 92301
Cleveland, Ohio 44193-0900

SPECIAL COUNSEL
Stradley Ronon Stevens & Young, LLP
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036

STOCK LISTING
NASDAQ Small-Cap Market
Symbol:  PVFC

ANNUAL MEETING
The 2002 Annual Meeting of Stockholders will be held on October 21, 2002 at 10:00 a.m. at the Company's Corporate Center, 30000 Aurora Road, Solon, Ohio.

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139.

                                                 [PVF CAPITAL CORP. LOGO]

                                                 CORPORATE CENTER
                                                 30000 Aurora Road
                                                 Solon, OH 44139
                                                 440-248-7171
                                                 www.parkviewfederal.com