Form 10-K, Exhibit 13
period 2003-06-30
PVF CAPITAL CORP
filed 2003-09-29
CIK 928592

                                                                      Exhibit 13









                                     [PHOTO]
























                            [PVF CAPITAL CORP. LOGO]
                            ------------------------

                         Annual Report - June 30, 2003

TABLE OF  CONTENTS


             -------------------------------------------------------------------
             Letter to Shareholders                                          1

             Park View Federal - A Family Tradition                          3

             Selected Consolidated Financial and Other Data                  6

             Management's Discussion and Analysis of Financial Condition
             and Results of Operations                                       8

             Independent Auditors' Report                                   21

          [PVF CAPITAL CORP. LOGO]
          ----------------------------------------------------------------------


TO OUR SHAREHOLDERS

          We are pleased to report that PVF Capital Corp. achieved record operating results for the year ended June 30, 2003. Earnings were $8.1 million, or $1.27 basic earnings per share and $1.25 diluted earnings per share. Return on average assets was 1.15 percent and return on average common equity was 14.60 percent for the year.

          The Company's consolidated assets increased by $63.8 million, or 9.4 percent, to $743.4 million, while total stockholders' equity increased by $6.3 million, or 12.0 percent, to $58.6 million at June 30, 2003. In addition, the loan portfolio grew by $38.0 million, or 6.6 percent, and deposits increased by $46.7 million, or 9.7 percent, for the year ended June 30, 2003. During a challenging period of sharply declining and historically low market interest rates, the Company was able to improve its interest rate spread from 2.95 percent for the year ended June 30, 2002 to 3.13 percent for the year ended June 30, 2003.

          Due to the efforts of our branch personnel and a strong staff of branch managers, we were able to close a record total of $646.2 million in mortgage loans for the year. In addition, the Company sold $453.7 million in fixed-rate mortgage loans and recorded record net profits of $4.9 million on mortgage banking activities for the year. As a result of these sales, the Company was able to increase its mortgage servicing portfolio by $122.4 million to $650.7 million.

          In July and August 2002, Park View Federal successfully opened two new full-service branch offices in Strongsville and Avon, Ohio. Additionally, in the coming year, Park View Federal is planning to further expand its branch network with the opening of a new full-service branch office in Streetsboro, Ohio.

          The reconfiguration and growth of our branch network has opened new markets to us in residential, construction, multi-family and commercial real estate lending, and has also increased our ability to attract consumer deposits. We plan to continue our efforts to identify new locations for the further expansion of our branch network.

          Our stock repurchase program originally announced in June of 1999, to purchase up to 5 percent of the Company's common stock, was expanded in August 2002 to acquire up to an additional 5 percent of the Company's common stock. This plan was renewed for another 12 months in July 2003. Pursuant to this plan and our cash dividend policy, the Company repurchased 343,519 shares, or 5.1 percent, of its common stock through June 30, 2003 and paid a $0.296 per share cash dividend for the year. Continuation of the stock repurchase program and cash dividend policy will be dependent on the Company's financial condition, earnings, capital needs, regulatory requirements and market conditions. In July 2003, the Company declared a 10 percent stock dividend that was paid in August 2003.

          We welcome a new member to our Board of Directors. Ronald D. Holman, II is a partner in the law firm Cavitch, Familo, Durkin & Frutkin in Cleveland, Ohio.

          Visit our web site at www.parkviewfederal.com. The site provides information about our products and services, and provides access to current loan and deposit account rates, terms and other information. Our goal is to provide a full line of home banking services to our customers.

          We would like to thank our shareholders, customers and staff for their continued confidence, contributions and support in helping us achieve yet another successful year.

          We invite all shareholders to attend our Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 20, 2003, at PVF Capital Corp.'s Corporate Center, 30000 Aurora Road, Solon, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders and our customers.

                                             Sincerely,


                                             /s/ John R. Male
                                             John R. Male
                                             Chairman of the Board
                                             and Chief Executive Officer


                                             /s/ C. Keith Swaney
                                             C. Keith Swaney
                                             President

PARK VIEW FEDERAL - A FAMILY TRADITION
--------------------------------------------------------------------------------

This past October 9, 2002 was a tremendously sad day for Park View Federal. It marked the end of one employee's 57 years of dedicated service to the bank. It was the day Chairman Emeritus James W. Male passed away.

Jim Male was the original driving force behind our bank. Born and raised in Cleveland, Ohio, he was a 1943 graduate of Ohio University. In June of 1945, he left to serve overseas in World War II. He returned home to Cleveland in October of that same year, having earned the Bronze Star. A month later, he began working for Park View Savings and Loan Association, the company founded in 1920 by his father, Nathan C. ("N.C.") Male.

N.C. Male had been one of a group of local merchants and businessmen who joined together to form a community building and loan association at the corner of East 93rd Street and Kinsman Avenue in Cleveland. Because the location was near the entrance to Woodland Hills Park, they chose the name Park View Savings and Loan Association. The following year, a sale of stock was completed, and the new institution opened its doors in 1921. The Board of Directors selected N.C. Male as managing officer.

[PHOTO]

Under N.C.'s leadership, the company survived the Great Depression of the early 1930s, remained solvent, and acquired a federal charter and deposit insurance by 1936. Following the Depression, Park View Savings experienced a period of growth and expansion through World War II and the postwar era.

When Jim Male joined Park View in November 1945, as a teller and management trainee, the bank had one office, four employees and approximately
$1.5 million in total assets. After serving as a teller, Mr. Male held a variety of other positions; in his words, "whatever became available." During that time he also attended classes at night and earned his law degree from Cleveland Marshall Law School in June of 1951.

In 1950, the company became a federal mutual savings and loan and changed its name to Park View Federal Savings and Loan Association of Cleveland, Ohio. By 1954, Jim Male had risen to the office of Executive Vice President and acquired the responsibility of operating the bank. Among his initial accomplishments was the opening of two new branch offices. In 1960, Jim Male was elected managing officer.

[PHOTO]

Over the next 20 years, Park View Federal continued to grow and prosper. During those years, Jim Male's innovative and forward thinking led to the addition of nine branch offices, including a new main office, and the development of new products and services. Throughout this period, Park View set a precedent for adopting new technologies, beginning with the introduction of the bank's first in-house computer system in 1963. This was also the time when Mr. Male fostered the tradition of personal and community-oriented service that the bank is known for today.

PARK VIEW FEDERAL - A FAMILY TRADITION
--------------------------------------------------------------------------------

The 1980s were a pivotal time for savings institutions. Like other area thrifts, Park View had taken advantage of new and expanded regulations and had ventured into new businesses and real estate developments. But deregulation soon led to the S&L crisis of the late 1980s and forced the closing of many of the area's thrift institutions. Park View remained open by taking tighter control, scaling back its business operations, and trimming its branch offices from a high of 16 to 7 locations.

Throughout the 1990s, Park View returned to "its roots," honing its niche as a real estate and construction lender. In 1994, the bank began to systematically restructure and expand its branch office network, which was predominantly located on the east side of Cleveland. Branches were closed, others were moved, and new ones were opened all to better serve Park View's customers and to attract new ones. In 1999, consolidations within the local banking community presented Park View with opportunities to begin its expansion to the west side of Cleveland.

Whether evolving and growing during prosperous times, or weathering through the tough times to emerge ever stronger, with Jim Male's vision, tenacity, devotion and tireless energy, Park View Federal became the successful company it is today. His goals for Park View were, "to be the best real estate bank anywhere and to do a good job for the customers, employees, and shareholders."

Jim Male was always happy to come to work, eager to see what challenges the day had to offer. He had a remarkable way with people and thrived on helping them - whether friends, families, or employees. He understood that people are a company's greatest asset.

One of his most notable achievements was taking the company public on the NASDAQ stock exchange on December 30, 1992, having raised the $8.5 million needed to complete the IPO by December 21.

Two years later, on October 31, 1994, after shareholder approval, Park View Federal Savings Bank reorganized its corporate structure into PVF Capital Corp., a unitary savings and loan holding company.

By the year 2000, accelerated growth spurred the need to consolidate internal operations from two separate locations to one. For many years, it was Jim Male's dream to house all of our administrative, corporate and executive offices "under one roof." In September 2000, the bank acquired a four-story, 55,000 square-foot office building in Solon, Ohio. Following a year of improvements, renovations and updates to the building, Mr. Male achieved his dream with the opening of our new Corporate Center, which now serves as headquarters for management and staff of Park View Federal. The Corporate Center is also home to a full-service, state-of-the-art branch. It was his last great accomplishment and one of which he was most proud. So proud, that he commissioned a watercolor of the building as it would appear in winter, and that image was developed into the company's holiday greeting card.



                                     [PHOTO]



                                                           Park View Federal
                                                           Corporate Center

--------------------------------------------------------------------------------

For the past 83 years, the managing officer of Park View Federal has always been a member of the Male family. The current Chief Executive Officer is John R. Male, grandson of the first managing officer, N.C. Male. John "Jack" Male had replaced his father, Jim, as President and Chief Operating Officer in July 1986. And with Jim Male's retirement announced in October 2000, Jack was named Chairman and Chief Executive Officer of Park View Federal Savings Bank and PVF Capital Corp.

[PHOTO]

Jack Male remains committed to carry out his grandfather's, father's, and now his vision for the future of the bank.

"At the close of this June 30, 2003, Park View Federal had reached assets of $743.4 million, 15 branches and 198 employees. The restructuring and expansion of our branch network has positively positioned the bank to compete effectively within the rapidly changing financial services industry and has provided a strong foundation for further growth. Our basic strategy remains to function as a niche lender, providing customers a wide range of lending products, collateralized by real estate, that may not be available to them at larger banks. We remain optimistic about the future role of community banks and will continue our efforts to identify new locations for the further growth of our branch network. As we continue to grow, we remain committed to serving the financial needs of our customers and pledge our continued efforts to provide the best personal service to our customers, shareholders, and the communities we serve.

My father considered himself a very lucky man who had a great life with no regrets about anything. He would not want to be remembered with sadness. He touched the lives of everyone at Park View and he will be remembered as the happy, inspiring man who envisioned Park View Federal as it is today. This annual report is dedicated to his memory."

                      Building on the Foundation of Service
                      -------------------------------------

                    [PHOTO] The New Streetsboro Branch Office


In the coming year, Park View Federal Savings Bank will open a full-service branch office in the rapidly growing city of Streetsboro, Ohio in Portage County.

This new 3,000 square-foot facility on Market Square Drive, just north of State Route 14, will feature ample, convenient parking, drive-in banking facilities, an ATM and a complete array of financial services for the community. The office will be Park View's first office in the expanding Portage County market and will bring the total of the bank's full-service branch office locations to sixteen.

Park View Federal prides itself on providing its customers superior service, flexible lending programs, and a full range of deposit accounts and services. Each of our branch managers is actively involved in the communities served.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


FINANCIAL CONDITION DATA:

                                                                                At June 30,
                                                          --------------------------------------------------------
                                                            2003        2002        2001        2000        1999
                                                          --------------------------------------------------------
(dollars in thousands)
Total assets .........................................    $743,404    $679,620    $736,525    $612,986    $449,201
Loans receivable held for investment, net ............     579,671     563,550     573,643     513,670     395,551
Loans receivable held for sale, net ..................      33,604      11,680       6,152      10,738       1,772
Mortgage-backed securities held for investment, net ..       2,965       7,297      18,124       1,215       2,951
Cash equivalents and securities ......................      96,784      69,435     115,607      70,931      35,423
Deposits .............................................     526,429     479,672     480,532     440,982     331,242
FHLB advances and notes payable ......................     125,938     129,028     190,567     114,974      66,041
Stockholders' equity .................................      58,603      52,299      48,006      42,900      38,856

Number of:
Real estate loans outstanding ........................       4,778       4,484       4,431       4,160       3,527
Savings accounts .....................................      32,081      30,223      30,567      28,915      24,346
Offices ..............................................          15          13          12          11          10


OPERATING DATA:

                                                                             Year Ended June 30,
                                                          --------------------------------------------------------
                                                            2003        2002        2001        2000        1999
                                                          --------------------------------------------------------
(dollars in thousands except for earnings per share)

Interest income ......................................    $ 43,482    $ 48,814    $ 53,962    $ 42,026    $ 35,347
Interest expense .....................................      20,646      27,060      34,118      23,972      19,863
                                                          --------    --------    --------    --------    --------
Net interest income
  before provision for loan losses ...................      22,836      21,754      19,844      18,054      15,484
Provision for loan losses ............................           0         558         225         850           0
                                                          --------    --------    --------    --------    --------
Net interest income
  after provision for loan losses ....................      22,836      21,196      19,619      17,204      15,484
Non-interest income ..................................       5,893       3,751       2,600       2,681       5,435
Non-interest expense .................................      16,509      14,139      12,218      10,410       9,649
                                                          --------    --------    --------    --------    --------
Income before federal income taxes ...................      12,220      10,808      10,001       9,475      11,270
Federal income taxes .................................       4,124       3,635       3,365       3,365       3,163
                                                          --------    --------    --------    --------    --------
Net income ...........................................    $  8,096    $  7,173    $  6,636    $  6,312    $  7,719
                                                          ========    ========    ========    ========    ========

Basic earnings per share(1) ..........................    $   1.27    $   1.12    $   1.05    $   0.99    $   1.20
                                                          ========    ========    ========    ========    ========

Diluted earnings per share(1) ........................    $   1.25    $   1.09    $   1.02    $   0.96    $   1.15
                                                          ========    ========    ========    ========    ========





(1)Adjusted for stock dividends.

                            [PVF CAPITAL CORP. LOGO]
                               2003 Annual Report

OTHER DATA:

                                                         At or For the Year Ended June 30,
                                             --------------------------------------------------------
                                                2003        2002        2001        2000        1999
                                             --------------------------------------------------------

Return on average assets ................       1.15%       1.03%       1.00%       1.21%       1.77%

Return on average equity ................      14.60%      14.19%      14.62%      15.45%      22.21%

Interest rate spread ....................       3.13%       2.95%       2.75%       3.21%       3.26%

Net interest margin .....................       3.37%       3.26%       3.09%       3.59%       3.68%

Average interest-earning assets to
  average interest-bearing liabilities ..     108.10%     107.64%     106.45%     107.98%     108.92%

Non-accruing loans (> 90 days) and
  repossessed assets to total assets ....       1.06%       1.23%       0.91%       0.87%       0.85%

Stockholders' equity to total assets ....       7.88%       7.70%       6.52%       7.00%       8.65%

Ratio of average equity to
  average assets ........................       7.86%       7.24%       6.79%       7.80%       7.95%

Dividend payout ratio ...................      20.44%      21.42%      20.78%      21.77%       0.00%



BANK REGULATORY CAPITAL RATIOS:


Ratio of tangible capital to
  adjusted total assets .................       7.73%       7.88%       6.46%       6.68%       7.99%

Ratio of core capital to
  adjusted total assets .................       7.73%       7.88%       6.46%       6.68%       7.99%

Ratio of Tier-1 risk-based capital to
  risk-weighted assets ..................      10.74%      10.84%       9.56%       9.24%      10.43%

Ratio of risk-based capital to
  risk-weighted assets ..................      11.43%      11.63%      10.26%      10.00%      11.17%



                            [PVF CAPITAL CORP. LOGO]
                               2003 Annual Report

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

GENERAL

PVF Capital Corp. ("PVF" or the "Company") is the holding company for Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and a federally chartered savings bank headquartered in Solon, Ohio. Park View Federal has 15 offices located in Cleveland and surrounding communities, including recently opened branches in Strongsville and Avon, Ohio. An office in Streetsboro, Ohio will open later this year. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Cuyahoga, Lake, Geauga, Portage, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans, and multi-family residential real estate loans. In addition, to a lesser extent, the Bank originates loans secured by second mortgages, including equity line of credit loans secured by real estate, and non real estate loans. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

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

OVERVIEW OF FINANCIAL CONDITION AT JUNE 30, 2003, 2002, AND 2001

PVF had total assets of $743.4 million, $679.6 million, and $736.5 million at June 30, 2003, 2002, and 2001, respectively. The primary source of the Bank's total assets has been its loan portfolio. Net loans receivable and mortgage-backed securities totaled $616.2 million, $582.5 million, and $597.9 million at June 30, 2003, 2002, and 2001, respectively. The increase of $33.7 million in net loans and mortgage-backed securities at June 30, 2003 resulted from an increase in loans receivable of $38.0 million offset by the repayment of mortgage-backed securities of $4.3 million. The increase in loans receivable resulted from increases of $7.0 million in one-to-four family residential loans, $14.4 million in commercial real estate loans, $14.5 million in home equity line of credit loans, $11.2 million in commercial equity line of credit loans, $2.8 million in land loans, and $3.3 million in non real estate loans. These increases were offset by decreases of $12.7 million in construction loans and $2.5 million in multi-family loans. Securities totaled $0.03 million, $55.1 million, and $50.2 million, and cash and cash equivalents totaled $96.8 million, $14.3 million, and $65.4 million at June 30, 2003, 2002, and 2001, respectively.

The securities portfolio has been and will continue to be used primarily to meet the liquidity requirements of the Bank in its deposit taking and lending activities.

The Bank has adopted a policy that permits investment only in U.S. government and agency securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less, federal funds sold, and deposits at the Federal Home Loan Bank ("FHLB") of Cincinnati. The entire portfolio matures within five years or less, and the Bank has no plans to change the short-term nature of its securities portfolio.

The Bank's deposits totaled $526.4 million, $479.7 million, and $480.5 million at June 30, 2003, 2002, and 2001, respectively. Advances from the FHLB amounted to $120.1 million, $120.7 million, and $185.9 million at June 30, 2003, 2002, and 2001, respectively. Management's decision to repay FHLB advances and to compete with market savings rates resulted in a decrease in FHLB advances of $0.6 million and an increase in savings deposits of $46.7 million for the year ended June 30, 2003.

Funds from the decrease of $55.1 million in securities, increases of $46.7 million in deposits, an increase of $13.3 million in accrued expenses and other liabilities, and the increase in stockholders' equity of $6.3 million were used to fund the increase of $33.7 million in net loans and mortgage-backed securities, the increase of $82.4 million in cash and cash-equivalents, the repayments of $2.5 million in notes payable, and $0.6 million in FHLB advances.

CAPITAL
PVF's stockholders' equity totaled $58.6 million, $52.3 million, and $48.0 million at the years ended June 30, 2003, 2002, and 2001, respectively. The increases were the result of the retention of net earnings less cash dividends paid and purchased treasury stock.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 2003, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                                    Park View                  Requirement for
                                     Federal       Percent of  Well-Capitalized
(dollars in thousands)               Capital        Assets(1)    Institution
                                   ---------------------------------------------
GAAP capital                         $57,656           7.75%          N/A
Tangible capital                     $57,548           7.73%          N/A
Core capital                         $57,548           7.73%         5.00%
Tier-1 risk-based capital            $57,548          10.74%         6.00%
Risk-based capital                   $61,196          11.43%        10.00%

(1)Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS
The Company's common stock trades under the symbol "PVFC" on the Nasdaq Small-Cap Market. A 10 percent stock dividend was issued in September 1999, September 2000, August 2001, August 2002, and August 2003. As adjusted to reflect all stock dividends and purchases of treasury stock, the Company had 6,374,489 shares of common stock outstanding and approximately 247 holders of record of the common stock at September 9, 2003. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the Company's common stock and a quarterly cash dividend policy. In August 2002, the Company announced that it had implemented a new stock repurchase program to acquire up to an additional 5 percent of the Company's common stock. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased. At June 30, 2003, as adjusted to reflect all stock dividends, the Company had acquired a total of 343,519 shares, or 5.1 percent of the Company's common stock. The cash dividend policy remains dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements, and economic conditions. A quarterly cash dividend of $0.072 per share, $0.074 per share, and $0.074 per share was paid on the Company's outstanding common stock in fiscal 2001, 2002, and 2003, respectively.


                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated.(1)

                                   Fiscal 2003                Fiscal 2002
                            ----------------------------------------------------
                             High Bid       Low Bid      High Bid      Low Bid
                            -------------------------  -------------------------
Fourth Quarter              $   13.41     $   11.82     $   10.95     $   8.93
Third Quarter                   13.01         10.91          9.23         8.26
Second Quarter                  11.79          9.18          9.30         7.68
First Quarter                    9.93          6.27         11.57         7.68

(1)Quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends.

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

The Bank uses its capital resources principally to meet its ongoing commitment to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity, and meet operating expenses. At June 30, 2003, the Bank had commitments to originate loans totaling $79.5 million and had $59.8 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2003 totaled $249.3 million. Management believes that a significant portion of the amounts maturing during fiscal 2004 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

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


                      PROFILE OF INTEREST SENSITIVE ASSETS

                                  [PIE CHART]

12.4% Overnight Fed funds      2.0% Fixed-rate other mortgage loans
 1.6% Non real estate loans   38.0% Adjustable-rate single-family mortgage loans
38.3% Adjustable-rate other    7.3% Fixed-rate single-family mortgage loans
      mortgage loans           0.4% Adjustable-rate mortgage-backed securities

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

                    PROFILE OF INTEREST SENSITIVE LIABILITIES


18.8% FHLB Advances over 13 months            38.9% CDs 12 months or less
 1.3% Other borrowings 60 months or less       2.1% CDs 25 to 36 months
10.4% Transaction accounts                    18.1% CDs 13 to 24 months
 6.7% Passbook accounts
 3.7% CDs over 36 months


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

Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and
1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 2003 and 2002. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(dollars in thousands)                      June 30, 2003                      June 30, 2002
                          -----------------------------------    --------------------------------------
   Change in               Market Value of    Dollar     NPV     Market Value of      Dollar       NPV
 Interest Rates           Portfolio Equity    Change    Ratio    Portfolio Equity     Change      Ratio
 --------------           ----------------    ------    -----    ----------------     ------      -----

      +2%                    $ 71,763       $ 6,455     9.37%       $ 74,641          $ 678      10.67%
      +1%                      68,847         3,539     8.95          75,347          1,384      10.71
       0                       65,308                   8.46          73,963                     10.46
      -1%                      59,358        (5,950)    7.66          70,065         (3,897)      9.88
      -2%                       N/A            N/A       N/A            N/A             N/A       N/A


                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

The table illustrates that for June 30, 2002 and June 30, 2003, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to increase, while in the event of an immediate and sustained decrease in prevailing market rates, the Bank's NPV ratio would be expected to decrease. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2003, the Bank's estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained increase in prevailing market interest rates, but exceeded Board-approved target levels in a decreasing interest rate environment. The Bank's interest rate risk ("IRR") position currently exceeds Board-approved target levels in a decreasing interest rate environment because of the maturity and repricing characteristics of assets and liabilities. The balance sheet is primarily comprised of interest-earning assets having a maturity and repricing period of from one month to five years. These assets were funded utilizing interest-bearing liabilities having a final maturity of two years or less and advances convertible at the option of the FHLB of Cincinnati. Management will carefully monitor its IRR position and will make the necessary adjustments to its asset and liability mix to bring the Bank's NPV ratio to within target levels established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2003 and 2002, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

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

The following table summarizes the Bank's interest rate sensitivity gap analysis at June 30, 2003. The table indicates that the Bank's one year and under ratio of cumulative gap to total assets is a positive 29.7 percent, one-to-three year ratio of cumulative gap to total assets is a positive 17.1 percent, and three-to-five year ratio of cumulative gap to total assets is a positive 23.4 percent. The positive gap position of the Bank is consistent with the change in the Bank's NPV ratio to an immediate and sustained 1 and 2 percent increase and a 1 percent decrease in market interest rates.

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

                                               Within         1-3            3-5     Greater Than 5
(dollars in thousands)                         1 Year        Years          Years          Years        Total
------------------------------------------------------------------------------------------------------------------
Total interest-rate-sensitive assets ......    $ 456,053     $ 110,204      $  91,399     $  45,613      $ 703,269
Total interest-rate-sensitive liabilities..      254,216       195,742         48,898       141,919        640,775
Periodic GAP ..............................      201,837       (85,538)        42,501       (96,306)        62,494
Cumulative GAP ............................      201,837       116,299        158,800        62,494
Ratio of cumulative GAP to total assets ...         29.7%         17.1%          23.4%          9.2%


COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk including commitments to originate new loans, commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

                                                   June 30,
                                           ------------------------
(dollars in thousands)                       2003            2002
                                           -------         --------
Commitments to originate:
  Mortgage loans held for sale             $66,782         $30,247
  Mortgage loans held for investment        12,669          14,173
  Unfunded home equity and
    commercial real estate lines of credit  68,445          53,882
Commitments to sell loans held for sale     89,630          25,733
Standby letters of credit                    1,417             519

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 60 days. Most home equity line of credit commitments are for a term of five years, and commercial real estate lines of credit are generally renewable every two years. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed-upon price. At June 30, 2003, the agreed-upon price of these commitments exceeded the book value of loans to be sold. The fair value of commitments to originate mortgage loans held for sale and commitments to sell loans held for sale at June 30, 2003 was not considered material.

The following table presents as of June 30, 2003, PVF Capital Corp.'s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

Contractual Obligations:
                                              Note     Within         1-3          3-5     Greater Than 5
(dollars in thousands)                     Reference   1 Year        Years        Years        Years        Total
---------------------------------------------------------------------------------------------------------------------
Deposits without a stated maturity .....        7     $124,263           --           --           --     $124,263
Certificates of deposit ................        7      249,316      129,493       23,357           --      402,166
Advances from the FHLB of Cincinnati ...        8           42           81       20,000      100,000      120,123
Notes payable ..........................        9           79        2,678        3,058           --        5,815
Operating leases .......................       11          581          839          714          702        2,836


RESULTS OF OPERATIONS


GENERAL
PVF Capital Corp.'s net income for the year ended June 30, 2003 was $8.1 million, or $1.27 basic earnings per share and $1.25 diluted earnings per share as compared to $7.2 million, or $1.12 basic earnings per share and $1.09 diluted earnings per share for fiscal 2002, and $6.6 million, or $1.05 basic earnings per share and $1.02 diluted earnings per share for fiscal 2001. All per share amounts have been adjusted for stock dividends.

Net income for the current year increased by $0.9 million from the prior fiscal year and was $1.5 million greater than net income for fiscal 2001.

NET INTEREST INCOME
Net interest income amounted to $22.8 million for the year ended June 30, 2003, as compared to $21.8 million and $19.8 million for the years ended June 30, 2002 and 2001, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to changes in the Bank's net interest income.

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

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

Table 1                                                      AVERAGE BALANCES, INTEREST, AND AVERAGE YIELDS AND RATES
                                                                          FOR THE YEAR ENDED JUNE 30,
                                                             2003                     2002                        2001
                                                 ---------------------------------------------------------------------------------
                                                  Average           Yield/  Average            Yield/   Average            Yield/
(dollars in thousands)                            Balance  Interest  Cost   Balance  Interest   Cost    Balance  Interest   Cost
----------------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
  Loans                                          $601,122  $ 40,690  6.77% $581,812  $ 44,323   7.62%  $551,424  $ 48,101   8.72%
  Mortgage-backed securities                        4,705       285  6.06    11,662       719   6.17     16,059     1,189   7.40
  Securities and other interest-earning assets     70,861     2,507  3.54    73,588     3,772   5.13     74,046     4,672   6.31
                                                 --------  --------        --------  --------          --------  --------
    Total interest-earning assets                 676,688    43,482  6.43   667,062    48,814   7.32    641,529    53,962   8.41
                                                           --------                  --------                    --------
  Non-interest-earning assets                      27,709                    30,112                      26,786
                                                 --------                  --------                    --------
    Total assets                                 $704,397                  $697,174                    $668,315
                                                 ========                  ========                    ========

Interest-bearing liabilities:
  Deposits                                       $496,910  $ 15,170  3.05  $471,320  $ 20,995   4.45   $480,692  $ 27,080   5.63
  FHLB advances                                   122,034     5,205  4.27   142,820     5,824   4.08    117,624     6,682   5.68
  Notes payable                                     7,060       271  3.84     5,600       241   4.30      4,331       356   8.22
                                                 --------  --------        --------  --------          --------  --------
    Total interest-bearing liabilities            626,004    20,646  3.30   619,740    27,060   4.37    602,647    34,118   5.66
                                                           --------  ----            --------   ----             --------   ----
  Non-interest-bearing liabilities                 23,031                    26,947                      20,267
                                                 --------                  --------                    --------
    Total liabilities                             649,035                   646,687                     622,914

Stockholders' equity                               55,362                    50,487                      45,401
                                                 --------                  --------                    --------
    Total liabilities and stockholders' equity   $704,397                  $697,174                    $668,315
                                                 ========                  ========                    ========
Net interest income                                        $ 22,836                  $ 21,754                    $ 19,844
                                                           ========                  ========                    ========
Interest rate spread                                                 3.13%                      2.95%                       2.75%
                                                                     ====                       ====                        ====
Net yield on interest-earning assets                                 3.37%                      3.26%                       3.09%
                                                                     ====                       ====                        ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities          108.10%                   107.64%                     106.45%
                                                 ========                  ========                    ========

As is evidenced by these tables, interest rate changes had a positive effect on the Bank's net interest income for the years ended June 30, 2003 and June 30, 2002. Due to the repricing characteristics of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with declining interest rates during much of the year ended June 30, 2003 and June 30, 2002, the Bank experienced an increase of 18 basis points in its interest rate spread to 3.13 percent for fiscal 2003 from 2.95 percent for fiscal 2002, and during fiscal 2002 its interest rate spread increased 20 basis points from 2.75 percent for fiscal 2001. These changes in interest rate spread contributed to an increase in net interest income for the year ended June 30, 2003 of $0.5 million, and an increase in net interest income for the year ended June 30, 2002 of $0.5 million due to interest rate changes.

Net interest income was favorably affected by volume changes during the years ended June 30, 2003 and 2002. Accordingly, net interest income grew by $0.6 million and $1.4 million due to volume changes for the years ended June 30, 2003 and 2002, respectively.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. A flattening yield curve will typically have a negative effect on net interest income, while a steepening yield curve will typically have a positive effect on net interest income.

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

Table 2                                                                      YEAR ENDED JUNE 30,
                                                   -------------------------------------------------------------------------
                                                    2003           vs.        2002         2002          vs.         2001
                                                   ---------------------------------      ----------------------------------
                                                          Increase (Decrease)                     Increase (Decrease)
                                                                 Due to                                 Due to
                                                   ---------------------------------      ----------------------------------
(dollars in thousands)                             Volume         Rate        Total       Volume         Rate        Total
                                                   ---------------------------------      ----------------------------------
Interest income:
  Loans ........................................   $ 1,471      $(5,103)     $(3,632)     $ 2,315      $(6,093)     $(3,778)
  Mortgage-backed securities ...................      (429)          (5)        (434)        (271)        (199)        (470)
  Securities and other interest-earning assets .       (97)      (1,169)      (1,266)         (23)        (877)        (900)
                                                   -------      -------      -------      -------      -------      -------
    Total interest-earning assets ..............       945       (6,277)      (5,332)       2,021       (7,169)      (5,148)
                                                   -------      -------      -------      -------      -------      -------
Interest expense:
  Deposits .....................................     1,140       (6,965)      (5,825)        (417)      (5,667)      (6,084)
  FHLB advances ................................      (848)        (228)        (620)       1,028       (1,886)        (858)
  Notes payable ................................        63          (32)          31           54         (170)        (116)
                                                   -------      -------      -------      -------      -------      -------
    Total interest-bearing liabilities .........       355       (6,769)      (6,414)         665       (7,723)      (7,058)
                                                   -------      -------      -------      -------      -------      -------
Net interest income ............................   $   590      $   492      $ 1,082      $ 1,356      $   554      $ 1,910
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

The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. During the year ended June 30, 2002, management conducted a review of the established reserve percentages used in calculating the required loan loss allowance. This review was conducted using the most currently available national and regional aggregate thrift industry data on charge-offs along with an analysis of historical losses experienced by the Bank according to type of loan. As a result of this analysis, management made moderate adjustments to the required reserve percentages on various loan categories to more accurately reflect probable losses. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions.

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report

During 2003, the Bank experienced growth in the loan portfolio of $38.0 million, or 6.6 percent, while substantially maintaining the composition of the loan portfolio. In addition, the level of impaired loans decreased from $13.0 million to $12.8 million, while the specific allowance related to impaired loans increased from $30,000 to $235,000. The decrease in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to increase from 30 to 31 percent. Net charge-offs decreased from $176,000 in 2002 to $19,000 in 2003. Therefore, taking into consideration the growth of the portfolio, the level of impaired loans, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided no additional provision and maintained the allowance at a level deemed appropriate of $3.9 million.

During 2002, the Bank experienced a decline in the loan portfolio of $4.6 million, or 0.8 percent, while substantially maintaining the composition of the loan portfolio. In addition, the level of impaired loans increased from $5.4 million to $13.0 million, while the specific allowance related to impaired loans increased from $25,000 to $30,000. The increase in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to decrease from 65 to 30 percent. Net charge-offs increased from $93,000 in 2001 to $176,000 in 2002. Therefore, taking into consideration the higher level of impaired loans, as well as the higher level of net charge-offs and the overall performance of the loan portfolio, the Bank provided $558,000 of additional provision to increase the allowance to a level deemed appropriate of $3.9 million.

NON-INTEREST INCOME
Non-interest income amounted to $5.9 million, $3.8 million, and $2.6 million for the years ended June 30, 2003, 2002, and 2001, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, gain on sale of real estate, and rental income. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans and mortgage-backed securities, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $4.9 million, $3.0 million, and $1.1 million for the years ended June 30, 2003, 2002, and 2001, respectively. The increases in income from mortgage banking activities of $1.9 million from the year ended June 30, 2001 to 2002, and from the year ended June 30, 2002 to 2003, is primarily due to an increase in net profit realized on the sale of loans. The results of operations from mortgage banking activity are attributable in large part to historically low market interest rates and are not necessarily indicative of expected future results. Other non-interest income amounted to $971,000, $766,000, and $1,164,000 for the years ended June 30, 2003, 2002, and 2001, respectively. The decrease in other non-interest income of $398,000 from the year ended June 30, 2001 to June 30, 2002 is attributable to a decline in rental income in 2002. The increase in other non-interest income of $205,000 from the year ended June 30, 2002 to June 30, 2003 is primarily due to an increase in loan prepayment fee and late charge fee income. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, rental income, insurance proceeds, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE
Non-interest expense amounted to $16.5 million, $14.1 million, and $12.2 million for the years ended June 30, 2003, 2002, and 2001, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $8.7 million, $7.6 million, and $6.5 million for the years ended June 30, 2003, 2002, and 2001, respectively. The increase in compensation for the years ended June 30, 2002 and 2001 is due primarily to growth in the staff, employee 401K benefits, a compensation incentive plan for management, and inflationary salary and wage adjustments to employees. Office occupancy totaled $3.2 million, $2.8 million, and $2.6 million for the years ended June 30, 2003, 2002, and 2001, respectively. The increased occupancy expense is attributable to the cost of our Corporate Center in Solon, Ohio, maintenance and repairs to office buildings, and the cost of opening and operating additional branch offices. Other non-interest expense totaled $4.6 million, $3.7 million, and $3.1 million for the years ended June 30, 2003, 2002, and 2001, respectively. Changes

                            [PVC CAPITAL CORP. LOGO]
                               2003 Annual Report
in other non-interest expense are primarily the result of advertising, professional and legal services, insurance expenses, outside services, and franchise tax expense.

FEDERAL INCOME TAXES
The Company's federal income tax expense was $4.1 million, $3.6 million, and $3.4 million for the years ended June 30, 2003, 2002, and 2001, respectively. Due to the availability of tax credits for the years ended June 30, 2002, 2001, and 2000, and other miscellaneous deductions, the Company's effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 34 percent for the years ended June 30, 2003, 2002, and 2001, respectively.

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The accounting and reporting policies of PVF Capital Corp. are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments.

The most significant accounting policies followed by PVF Capital Corp. are presented in Note 1 to the consolidated financial statements. Accounting and reporting policies for the allowance for loan losses and mortgage servicing rights are deemed critical since they involve the use of estimates and require significant management judgments. PVF Capital Corp. provides further detail on the methodology and reporting of the allowance for loan losses in Note 4 and mortgage servicing rights in Note 5.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS
The Financial Accounting Standards Board (FASB) recently issued two new accounting standards, Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," and Statement 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equities," both of which generally become effective in the quarter beginning July 1, 2003. Management determined that adoption of the new standards will not materially affect the Company's operating results or financial condition.


                            [PVC CAPITAL CORP. LOGO]

[PARK VIEW FEDERAL LOGO]

--------------------------------------------------------------------------------


Office Locations and Hours
                           Office Locations and Hours
                           --------------------------



AVON OFFICE                      NORTH ROYALTON OFFICE           BEACHWOOD OFFICE                  SHAKER HEIGHTS OFFICE
36311 Detroit Road               13901 Ridge Road                La Place                          Shaker Towne Centre
Avon, Ohio 44011                 North Royalton, Ohio 44133      2111 Richmond Road                16909 Chagrin Blvd.
440-934-3580                     440-582-7417                    Beachwood, Ohio 44122             Shaker Hts., Ohio 44120
                                                                 216-831-6373                      216-283-4003
BAINBRIDGE OFFICE                SOLON OFFICE
8500 Washington Street           Solar Shopping Center           LAKEWOOD-CLEVELAND OFFICE         LOBBY
Chagrin Falls, Ohio 44023        34400 Aurora Road               11010 Clifton Blvd.               MON., TUES., WED., THURS.:
440-543-8889                     Solon, Ohio 44139               Cleveland, Ohio 44102             9:00 am - 4:30 pm
                                 440-542-6070                    216-631-8900                      FRIDAY:   9:00 am - 6:00 pm
BEDFORD OFFICE                                                                                     SATURDAY: 9:00 am - 1:00 pm
413 Northfield Road              STRONGSVILLE OFFICE             LOBBY
Bedford, Ohio 44146              17780 Pearl Road                MON., TUES., THURS.:
440-439-2200                     Strongsville, Ohio 44136        9:00 am - 4:30 pm
                                 440-878-6010                    FRIDAY: 9:00 am - 5:30 pm         CORPORATE CENTER OFFICE
CHARDON OFFICE                                                   SATURDAY: 9:00 am - 1:00 pm       30000 Aurora Road
408 Water Street                 LOBBY                           CLOSED WEDNESDAY                  Solon, Ohio 44139
Chardon, Ohio 44024              MON., TUES., WED., THURS.:                                        440-914-3900
440-285-2343                     9:00 am - 4:30 pm               AUTO TELLER
                                 FRIDAY: 9:00 am - 5:30 pm       MON., TUES., THURS.:
                                 SATURDAY: 9:00 am - 1:00 pm     9:00 am - 5:00 pm                 LOBBY & AUTO TELLER
MACEDONIA OFFICE                                                 FRIDAY: 9:00 am - 6:00 pm         MONDAY - FRIDAY:
497 East Aurora Road                                             SATURDAY: 9:00 am - 1:00 pm       9:00 am - 5:00 pm
Macedonia, Ohio 44056            AUTO TELLER                     CLOSED WEDNESDAY                  CLOSED SATURDAY
330-468-0055                     MON., TUES., WED., THURS.:
                                 9:00 am - 5:00 pm
MAYFIELD HEIGHTS OFFICE          FRIDAY: 9:00 am - 6:00 pm
1456 SOM Center Road             SATURDAY: 9:00 am - 1:00 pm
Mayfield Hts., Ohio 44124
440-449-8597

MEDINA OFFICE
Reserve Square
3613 Medina Road
Medina, Ohio 44256
330-721-7484

MENTOR OFFICE
Heisley Corners
6990 Heisley Road
Mentor, Ohio 44060
440-944-0276

[PARK VIEW FEDERAL LOGO]
--------------------------------------------------------------------------------

Board of Directors                            Officers
          Board of Directors                               Officers
---------------------------------             ----------------------------------
JOHN R. MALE                                  JOHN R. MALE
Chairman of the Board and                     Chairman of the Board and
Chief Executive Officer                       Chief Executive Officer

C. KEITH SWANEY                               C. KEITH SWANEY
President, Chief Operating Officer            President, Chief Operating Officer
and Chief Financial Officer                   and Chief Financial Officer

GERALD A. FALLON                              JEFFREY N. MALE
Retired                                       Executive Vice President

ROBERT K. HEALEY                              ANNE M. JOHNSON
Retired                                       Senior Vice President
                                              Operations
RONALD D. HOLMAN, II
Partner                                       CAROL S. PORTER
Cavitch, Familo, Durkin & Frutkin             Corporate Secretary and
                                              Marketing Director
STANLEY T. JAROS
Partner                                       EDWARD B. DEBEVEC
Moriarty & Jaros, P.L.L.                      Treasurer

RAYMOND J. NEGRELLI                           MARK E. FOSNAUGHT
President                                     Vice President
Raymond J. Negrelli, Inc.                     Branch Coordinator

STUART D. NEIDUS                              WILLIAM J. HARR, JR.
Chairman and                                  Vice President
Chief Executive Officer
Anthony & Sylvan Pools Corporation            ADELINE NOVAK
                                              Vice President
                                              Human Resources

                                              ROBERT J. PAPA
                                              Vice President
                                              Construction Lending

                                              JOHN E. SCHIMMELMANN
                                              Vice President
                                              Deposit Operations

                                              KENNAIRD H. STEWART
                                              Vice President
                                              Commercial Real Estate Lending

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
PVF Capital Corp.
Solon, Ohio


We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. (Company) as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The 2001 financial statements were audited by other auditors, whose report dated July 27, 2001 expressed on unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years ended June 30, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.



                                                 Crowe, Chizek and Company, LLP





Cleveland, Ohio
August 1, 2003

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       Years ended June 30, 2003 and 2002

ASSETS                                                                         2003                2002
                                                                               ----                ----

Cash and amounts due from depository institutions                        $   9,755,224       $   4,526,976
Interest bearing deposits                                                    3,946,019           1,736,712
Federal funds sold                                                          83,050,000           8,050,000
                                                                         -------------       -------------
  Cash and cash equivalents                                                 96,751,243          14,313,688
Securities held to maturity (fair value 2003-
  $33,252, 2002-$55,751,561)                                                    33,252          55,121,211
Mortgage-backed securities held to maturity (fair value 2003-
  $3,032,385, 2002-$7,500,739)                                               2,964,798           7,297,206
Loans receivable held for sale, net                                         33,603,895          11,679,735
Loans receivable, net of allowance of
  $3,882,839 and $3,901,839                                                579,670,681         563,550,556
Office properties and equipment, net                                        11,555,919           9,817,348
Real estate owned                                                              448,865             564,316
Federal Home Loan Bank stock                                                10,396,399           9,947,624
Prepaid expenses and other assets                                            7,978,751           7,328,431
                                                                         -------------       -------------
    Total assets                                                         $ 743,403,803       $ 679,620,115
                                                                         =============       =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                               $ 526,428,927       $ 479,672,218
  Advances from the Federal Home Loan Bank of Cincinnati                   120,123,220         120,739,695
  Notes payable                                                              5,815,150           8,288,020
  Advances from borrowers for taxes and insurance                            7,964,653           7,320,613
  Accrued expenses and other liabilities                                    24,468,717          11,300,991
                                                                         -------------       -------------
    Total liabilities                                                      684,800,667         627,321,537
                                                                         -------------       -------------
Commitments and contingencies
Stockholders' equity:
  Serial preferred stock, $.01 par
   value, 1,000,000 shares authorized; none issued                                  --                  --
  Common stock, $.01 par value,
   15,000,000 shares authorized;
   6,717,283 and 6,064,809 shares issued, respectively                          67,173              60,648
  Additional paid-in capital                                                47,176,696          37,412,482
  Retained earnings                                                         14,486,460          17,627,665
  Treasury stock, at cost, 343,519 and 286,276 shares, respectively         (3,127,193)         (2,802,217)
                                                                         -------------       -------------
    Total stockholders' equity                                              58,603,136          52,298,578
                                                                         -------------       -------------
    Total liabilities and stockholders' equity                           $ 743,403,803       $ 679,620,115
                                                                         =============       =============


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years ended June 30, 2003, 2002 and 2001

                                                2003             2002             2001
                                            -----------      -----------      -----------

Interest income:
  Loans                                     $40,690,675      $44,322,897      $48,100,662
  Mortgage-backed securities                    285,167          719,321        1,189,468
  Cash and securities                         2,506,855        3,772,463        4,671,814
                                            -----------      -----------      -----------
    Total interest income                    43,482,697       48,814,681       53,961,944
                                            -----------      -----------      -----------
Interest expense:
  Deposits                                   15,169,502       20,995,003       27,079,731
  Borrowings                                  5,476,773        6,065,389        7,038,219
                                            -----------      -----------      -----------
    Total interest expense                   20,646,275       27,060,392       34,117,950
                                            -----------      -----------      -----------
    Net interest income                      22,836,422       21,754,289       19,843,994
  Provision for loan losses                          --          558,000          225,000
                                            -----------      -----------      -----------
    Net interest income after
    provision for loan losses                22,836,422       21,196,289       19,618,994
                                            -----------      -----------      -----------
Noninterest income:
  Service and other fees                        743,877          625,631          562,613
  Mortgage banking activities, net            4,922,069        2,985,424        1,134,505
  Gain on sale of real estate                        --               --          300,790
  Rental income                                      --               --          270,528
  Other, net                                    227,057          139,913          331,150
                                            -----------      -----------      -----------
    Total noninterest income                  5,893,003        3,750,968        2,599,586
                                            -----------      -----------      -----------
Noninterest expense:
  Compensation and benefits                   8,694,397        7,643,251        6,493,661
  Office, occupancy, and equipment            3,151,956        2,758,158        2,586,580
  Insurance                                     262,366          226,511          208,279
  Professional and legal                        518,648          425,185          344,849
  Advertising                                   499,438          368,775          256,244
  Outside services                              857,050          520,181          355,626
  Franchise tax                                 647,890          581,990          496,338
  Other                                       1,877,460        1,614,584        1,475,833
                                            -----------      -----------      -----------
    Total noninterest expense                16,509,205       14,138,635       12,217,410
                                            -----------      -----------      -----------
    Income before federal income taxes       12,220,220       10,808,622       10,001,170

Federal income taxes:
  Current                                     3,966,092        3,431,586        3,128,578
  Deferred                                      157,672          203,727          236,714
                                            -----------      -----------      -----------
                                              4,123,764        3,635,313        3,365,292
                                            -----------      -----------      -----------
    Net income                              $ 8,096,456      $ 7,173,309      $ 6,635,878
                                            ===========      ===========      ===========
Basic earnings per share                    $      1.27      $      1.12      $      1.05
                                            ===========      ===========      ===========
Diluted earnings per share                  $      1.25      $      1.09      $      1.02
                                            ===========      ===========      ===========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    Years ended June 30, 2003, 2002 and 2001

                                                                Additional
                                                 Common           Paid-In          Retained         Treasury
                                                 Stock            Capital          Earnings           Stock           Total
                                                 -----            -------          --------           -----           -----

Balance at June 30, 2000                      $    48,333       24,784,942       19,039,966          (973,178)      42,900,063
  Net income                                           --               --        6,635,878                --        6,635,878
  Stock options exercised, 20,384
  shares                                              204           38,201               --                --           38,405
  Cash paid in lieu of fractional shares               --               --           (1,840)               --           (1,840)
  Stock dividend issued, 485,730 shares             4,857        6,523,354       (6,528,211)               --               --
  Cash dividend, $0.292 per share                      --               --       (1,376,934)               --       (1,376,934)
  Purchase of 21,488 shares of
  Treasury stock                                       --               --                           (189,437)        (189,437)
                                              -----------       ----------       ----------        ----------       ----------
Balance at June 30, 2001                           53,394       31,346,497       17,768,859        (1,162,615)      48,006,135
  Net income                                           --               --        7,173,309                          7,173,309
  Stock options exercised, 173,492
  shares                                            1,735          293,425               --                --          295,160
  Cash paid in lieu of fractional shares               --               --           (2,869)                            (2,869)
  Stock dividend issued, 551,870
  shares                                            5,519        5,772,560       (5,778,079)               --               --
  Cash dividend, $0.296 per share                      --               --       (1,533,555)                        (1,533,555)
  Purchase of 136,395 shares of
  Treasury stock                                       --               --               --        (1,639,602)      (1,639,602)
                                              -----------       ----------       ----------        ----------       ----------
Balance at June 30, 2002                           60,648       37,412,482       17,627,665        (2,802,217)      52,298,578
  Net income                                                                      8,096,456                --        8,096,456
  Stock options exercised, 41,909 shares              419          187,502               --                --          187,921
  Cash paid in lieu of fractional shares               --                            (2,159)               --           (2,159)
  Stock dividend issued, 610,565 shares             6,106        9,576,712       (9,582,818)               --               --
  Cash dividend, $0.296 per share                                       --       (1,652,684)               --       (1,652,684)
  Purchase of 28,615 shares of
  Treasury stock                                       --               --               --          (324,976)        (324,976)
                                              -----------       ----------       ----------        ----------       ----------
Balance at June 30, 2003                      $    67,173       47,176,696       14,486,460        (3,127,193)      58,603,136
                                              ===========       ==========       ==========        ==========       ==========


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

                                                                     2003                2002                2001
                                                                 -----------         -----------         -----------
Operating activities:
  Net income                                                   $   8,096,456           7,173,309           6,635,878
  Adjustments required to reconcile net
    income to net cash provided by (used in)
    operating activities:
      Accretion of discount on securities                                  -                   -            (618,845)
      Depreciation                                                 1,407,503           1,060,530             710,375
      Provision for loan losses                                            -             558,000             225,000
      Accretion of unearned discount and
        deferred loan origination fees, net                       (1,244,214)         (1,130,822)         (1,132,931)
      FHLB stock dividends                                          (448,775)           (505,319)           (525,378)
      Deferred income tax provision                                 (157,672)           (203,727)           (236,714)
      Proceeds from loans held for sale                          460,462,639         295,706,407         106,047,642
      Originations of loans held for sale                       (475,659,784)       (301,234,328)       (101,461,735)
      Gain on the sale of loans, net                              (6,727,015)         (2,981,311)           (633,362)
      Net change in other assets and other liabilities            12,726,270          (1,213,531)          4,356,135
                                                                 -----------         -----------         -----------
        Net cash from operating activities                        (1,544,592)         (2,770,792)         13,366,065
                                                                 -----------         -----------         -----------
Investing activities:
  Loans originated                                              (177,261,741)       (135,864,877)       (226,319,550)
  Principal repayments on loans                                  162,351,576         149,065,323         147,331,835
  Principal repayments on mortgage-backed
    securities held to maturity                                    4,366,663          10,918,228           3,926,715
  Purchase of mortgage-backed securities held to maturity                  -                   -            (977,611)
  Purchase of securities held to maturity                        (30,000,000)        (55,000,000)        (99,918,836)
  Maturities and calls of securities held to maturity             85,087,959          50,090,394         115,584,929
  Federal Home Loan Bank (FHLB) stock purchased, net                       -                   -          (3,075,700)
  Additions to office properties and equipment                    (3,146,074)         (3,094,421)         (6,636,488)
  Disposals of real estate owned                                     114,259             353,100             740,442
  (Additions) disposal of real estate held for
     investment, net                                                 (50,000)           (350,000)          2,794,020
                                                                 -----------         -----------         -----------
      Net cash from investing activities                          41,462,642          16,117,747         (66,550,244)
                                                                 -----------         -----------         -----------




--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                    Years ended June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

                                                              2003                 2002                2001
                                                              ----                 ----                ----

Financing activities:
  Payments on FHLB advances                                (10,616,476)       (183,127,160)        (89,106,985)
  Proceeds from FHLB advances                               10,000,000         118,000,000         160,000,000
  Proceeds from notes payable                                        -           6,650,000           4,700,000
  Repayment of notes payable                                (2,472,870)         (3,061,980)         (1,000,000)
  Net increase in NOW and passbook savings                  16,190,703          23,728,050           2,913,422
  Proceeds from issuance of certificates of deposit        135,463,914          88,664,759         124,038,791
  Payments on maturing certificates of deposit            (104,897,908)       (113,252,740)        (87,401,922)
  Net increase in advances from borrowers                      644,040             851,552             293,943
  Payment of cash dividend                                  (1,654,844)         (1,536,424)         (1,378,774)
  Purchase of Treasury stock                                  (324,975)         (1,639,602)           (189,437)
  Other                                                        187,921             295,160              38,404
                                                         -------------          ----------          ----------
    Net cash from financing activities                      42,519,505         (64,428,385)        112,907,442
                                                         -------------          ----------          ----------
    Net increase (decrease) in cash and
      cash equivalents                                      82,437,555         (51,081,430)         59,723,263
Cash and cash equivalents at beginning of year              14,313,688          65,395,118           5,671,855
                                                         -------------          ----------          ----------
Cash and cash equivalents at end of year                 $  96,751,243          14,313,688          65,395,118
                                                         =============          ==========          ==========
Supplemental disclosures of cash flow information:
  Cash payments of interest                              $  20,733,040          28,600,682          32,577,423
  Cash payments of income taxes                              4,020,000           2,825,000           3,399,482
Supplemental schedule of noncash investing and
 financing activities:
  Transfers to real estate owned                         $           -             355,132             742,981
  Loans securitized into mortgage-backed securities                  -                   -          16,400,000





--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001


--------------------------------------------------------------------------------
NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (Company) conform to accounting principles generally accepted in the United States of America and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank (Bank), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina and Lorain Counties, Ohio. The deposit accounts of the Bank are insured under the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies, which the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation. The consolidated financial statements include the accounts of PVF Capital Corp., and its wholly owned subsidiaries, Park View Federal Savings Bank, PVF Service Corporation (PVFSC), PVF Holding, Inc., and Mid-Pines Land Co. PVFSC owns some bank premises and leases them to the bank. PVF Holding Inc. and Mid Pines Land Co. did not have any significant assets or activity as of or for the years ended June 30, 2003 or 2002. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses and fair value of financial instruments are particularly subject to change.

Allowance for Loan Losses. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank's loans are primarily collateral dependent, measurement of impairment is based on the fair value of the collateral.

The allowance for loan losses is maintained at a level to absorb probable incurred losses inherent in the portfolio as of the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Bank based upon the overall portfolio composition and general market conditions. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Allocations of the allowance



--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination. Uncollectable interest on loans that are contractually 90 days or more past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until the loan is determined to be performing in accordance with the applicable loan terms in which case the loan is returned to accrual status.

Mortgage Banking Activities. Mortgage loans held for sale are carried at the lower of cost or fair value, determined on an aggregate basis.

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

Investment and Mortgage-Backed Securities. The Company classifies all securities as held to maturity. Securities held to maturity are limited to debt securities that the Company has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Investment and mortgage-backed securities that could be sold in the future because of changes in interest rates or other factors are not to be classified as held to maturity. Other securities such as Federal Home Loan Bank stock are carried at cost.

Gains or losses on the sales or call of all securities are recognized at the date of sale or call (trade date). Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield. Dividends and interest income are recognized when earned.




--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

A decline in fair value of any held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security.

Loans Receivable: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Office Properties and Equipment. Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter. Estimated lives range from one to forty years. Land is carried at cost.

Federal Income Taxes. The Company files a consolidated tax return with its wholly owned subsidiaries and provides deferred federal income taxes in recognition of temporary differences between financial statement and income tax reporting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loan Origination and Commitment Fees. The Company defers loan origination and commitment fees and certain direct loan origination costs and amortizes the net amount over the lives of the related loans as a yield adjustment if the loans are held for investment, or recognizes the net fees as mortgage banking income when the loans are sold.

Real Estate Owned. Real estate owned is carried at the lower of cost or fair value less estimated selling costs. If Fair values decline, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Long-Term Assets. Office properties and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.



--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

Statements of Cash Flows. For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents. Net cash flows are reported for NOW and passbook savings accounts, and advances from borrowers.

Stock Compensation. Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                    2003                2002              2001
                                                    ----                ----              ----

Net income as reported                        $   8,096,456          7,173,309         6,635,878
Deduct: Stock-based compensation expense      $     124,135            104,521           129,146
 determined under fair value based method     $   7,972,321          7,068,788         6,506,732
Pro forma net income

Basic earnings per share as reported          $        1.27               1.12              1.05
Pro forma basic earnings per share            $        1.25               1.11              1.03

Diluted earnings per share as reported        $        1.25               1.09              1.02
Pro forma diluted earnings per share          $        1.23               1.08              1.00


The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                      2003        2002        2001
                                      ----        ----        ----

Risk-free interest rate               3.50%       4.73%       5.71%
Expected option life                 7 years     7 years     7 years
Expected stock price volatility      35.00%      37.00%      30.00%
Dividend yield                        2.50%       2.73%       2.00%



--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)

Earnings Per Share. Earnings per share are calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.

The per share data for 2003, 2002 and 2001 are adjusted to reflect the 10% stock dividends declared July 2003, July 2002 and July 2001.

Loss Contingencies. Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Restrictions on Cash: Cash on deposit with another institution of $1,096,000 was required to meet regulatory reserve requirements at June 30, 2003. These balances do not earn interest. No cash on deposit with other institution was required to meet regulatory reserve requirements at June 30, 2002.

Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments. While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.






--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

NOTE  2 - SECURITIES

Securities held to maturity at June 30, 2003 and 2002, are summarized as follows:

                                                               2003
                                                               ----
                                                      Gross             Gross
                                   Amortized       Unrealized        Unrealized        Estimated
                                      Cost            Gain              Loss           Fair Value
                                      ----            ----              ----           ----------

Municipal bond                    $    33,252                -                -       $    33,252
                                  -----------      -----------      -----------       -----------
    Total                         $    33,252                -                -       $    33,252
                                  ===========      ===========      ===========       ===========
Due after one year through
  five years                      $    33,252                -                -       $    33,252
                                  ===========      ===========      ===========       ===========


                                                               2002
                                                               ----
                                                       Gross            Gross
                                   Amortized        Unrealized      Unrealized        Estimated
                                      Cost             Gain             Loss          Fair Value
                                      ----             ----             ----          ----------

United States Government and
  agency securities               $55,000,000      $   639,100      $    (8,750)      $55,630,350
Municipal bond                        121,211                -                -           121,211
                                  -----------      -----------      -----------       -----------
    Total                         $55,121,211      $   639,100      $    (8,750)      $55,751,561
                                  ===========      ===========      ===========       ===========
Due after one year through
  five years                      $55,121,211      $   639,100      $    (8,750)      $55,751,561
                                  ===========      ===========      ===========       ===========



There were no sales of securities for the years ended June 30, 2003, 2002 or 2001. $85,000,000 of United States Agency securities were called in the year ended June 30, 2003.


--------------------------------------------------------------------------------
                                 (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

NOTE 3 - MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity at June 30, 2003 and 2002, are summarized as follows:

                                                               2003
                                                               ----
                                                       Gross            Gross
                                   Amortized        Unrealized       Unrealized       Estimated
                                      Cost             Gain             Loss          Fair Value
                                      ----             ----             ----          ----------

FNMA mortgage-backed securities   $    89,721      $     2,909                -       $    92,630
FHLMC mortgage-backed securities    2,840,822           98,934                -         2,939,756
Accrued interest receivable            34,255                -                -            34,255
                                  -----------      -----------      -----------       -----------
                                  $ 2,964,798      $   101,843                -       $ 3,066,641
                                  ===========      ===========      ===========       ===========


                                                              2002
                                                              ----
                                                       Gross           Gross
                                   Amortized       Unrealized        Unrealized       Estimated
                                      Cost             Gain            Loss           Fair Value
                                      ----             ----            ----           ----------
FNMA mortgage-backed securities   $   188,732      $     3,564                -       $   192,296
FHLMC mortgage-backed securities    7,022,569          199,969                -         7,222,538
Accrued interest receivable            85,905                -                -            85,905
                                  -----------      -----------      -----------       -----------
                                  $ 7,297,206      $   203,533                -       $ 7,500,739
                                  ===========      ===========      ===========       ===========

There were no sales of mortgage-backed securities for the years ended June 30, 2003, 2002 or 2001.


--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 4 - LOANS RECEIVABLE

Loans receivable at June 30, 2003 and 2002, consist of the following:

                                               2003                2002
                                               ----                ----

Real estate mortgages:
  One-to-four family residential          $ 143,881,760       $ 158,833,656
  Home equity line of credit                 67,822,058          53,349,287
  Multifamily residential                    40,997,490          43,451,715
  Commercial                                147,560,511         133,145,924
  Commercial equity line of credit           34,080,887          22,872,121
  Land                                       62,933,365          60,124,877
  Construction - residential                111,388,555         110,596,307
  Construction - multi-family                   304,300           1,084,805
  Construction - commercial                  22,935,858          33,451,289
                                          -------------       -------------
  Total real estate mortgages               631,904,784         616,909,981
Non real estate loans                        11,760,915           8,459,413
                                          -------------       -------------
                                            643,665,699         625,369,394
Accrued interest receivable                   2,685,565           2,973,654
Deferred loan origination fees               (3,032,489)         (2,789,665)
Unearned discount                                (2,276)             (3,085)
Undisbursed portion of loan proceeds        (59,762,979)        (58,097,903)
Allowance for loan losses                    (3,882,839)         (3,901,839)
                                          -------------       -------------
                                          $ 579,670,681       $ 563,550,556
                                          =============       =============

A summary of the changes in the allowance for loan losses for the years ended June 30, 2003, 2002, and 2001, is as follows:

                                         2003              2002              2001
                                         ----              ----              ----

Beginning balance                    $ 3,901,839       $ 3,520,198       $ 3,387,474
Provision charged to operations                -           558,000           225,000
Charge-offs                              (19,000)         (206,078)         (112,435)
Recoveries                                     -            29,719            20,159
                                     -----------       -----------       -----------
Ending balance                       $ 3,882,839       $ 3,901,839       $ 3,520,198
                                     ===========       ===========       ===========





--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 4 - LOANS RECEIVABLE (Continued)

The following is a summary of the principal balances of nonperforming loans at June 30:

                                                       2003              2002
                                                       ----              ----

Loans on nonaccrual status:
  Real estate mortgages:
    One-to-four family residential                  $3,072,917        $2,677,504
    Commercial                                       2,879,445         1,215,160
    Multi-family residential                           137,085           115,362
    Construction and land                            1,347,905         3,796,980
                                                    ----------        ----------
      Total loans on nonaccrual status               7,437,352         7,805,006
                                                    ----------        ----------
Past due loans on accrual status -
  Real estate mortgages -
    Construction and land                              275,461                 -
                                                    ----------        ----------
Total nonaccrual and past due loans                 $7,712,813        $7,805,006
                                                    ==========        ==========

During the years ended June 30, 2003, 2002 and 2001, gross interest income of $761,798, $548,000, and $769,931, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

At June 30, 2003 and 2002, the recorded investment in loans, which have been identified as being impaired, totaled $12,765,000 and $13,016,000 respectively. Included in the impaired amount at June 30, 2003 and 2002, is $1,095,934 and $115,362, respectively, related to loans with a corresponding valuation allowance of $234,719 and $29,719 respectively. The Company recognized no interest on impaired loans in 2003, 2002, and 2001 (during the portion of the respective years that they were impaired).

Average impaired loans for the years ended June 30, 2003 and 2002 amounted to $13,296,000 and $6,983,200, respectively.










--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 5 - MORTGAGE BANKING ACTIVITIES

Mortgage banking activities, net, including gains and losses on sales of loans, for each of the years in the three-year period ended June 30, 2003, consist of the following:

                                                        2003             2002               2001
                                                        ----             ----               ----

Mortgage loan servicing fees                        $ 1,446,168       $ 1,116,929       $   810,567
Amortization and impairment of mortgage
  servicing rights                                   (3,251,114)       (1,112,817)         (354,424)

Gross realized:
  Gains on sales of loans                             8,214,611         3,079,814         1,766,805
  Losses on sales of loans                           (1,487,596)          (98,502)       (1,133,443)
Market valuation provision for losses on loans
  receivable held for sale                                    -                 -                 -
Market valuation recoveries                                   -                 -            45,000
                                                    -----------       -----------       -----------
                                                    $ 4,922,069       $ 2,985,424       $ 1,134,505
                                                    ===========       ===========       ===========

At June 30, 2003 and 2002, the Company was servicing whole and participation mortgage loans for others aggregating approximately $658,967,272 and $528,319,233, respectively. The Company had $20,143,571 and $6,069,959 at June
30, 2003 and 2002, respectively, of funds collected on mortgage loans serviced for others which is included in accrued expenses and other liabilities.

Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2003, 2002 and 2001 were as follows:


                                    2003              2002              2001
                                    ----              ----              ----
Beginning balance               $ 3,255,147       $ 1,284,678       $   833,558
Originated                        3,981,149         3,083,286           805,544
Amortized                        (2,581,114)       (1,112,817)         (354,424)
                                -----------       ----------        ----------
Ending balance                  $ 4,655,182       $ 3,255,147       $ 1,284,678
                                ===========       ==========        ==========


Valuation allowance
        Beginning of year       $         -       $         -       $         -
        Additions expensed          670,000       $         -                 -
        End of year             $   670,000       $         -       $         -
                                ===========       ==========        ==========



--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 6 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2003 and 2002 are summarized as follows:

                                                         2003               2002
                                                         ----               ----

Land and land improvements                          $    847,500       $    847,500
Building and building improvements                     4,702,678          4,715,304
Leasehold improvements                                 4,966,034          3,793,711
Furniture and equipment                                8,436,598          6,532,717
                                                    ------------       ------------
                                                      18,952,810         15,889,232
Less accumulated depreciation and amortization        (7,396,891)        (6,071,884)
                                                    ------------       ------------
                                                    $ 11,555,919       $  9,817,348
                                                    ============       ============

NOTE 7 - DEPOSITS

Deposit balances at June 30, 2003 and 2002 are summarized by interest rate as follows:

                                                                       2003                         2002
                                                                       ----                         ----
                                                                     Amount           %            Amount           %
                                                                     ------           -            ------           -

NOW and money market accounts
                                      Noninterest bearing      $ 14,682,098        2.8%      $ 12,092,628        2.5%
                                      0.245-4.00%                66,389,265       12.6         58,813,116       12.3
                                                               ------------       ----       ------------        ----
                                                                 81,071,363       15.4         70,905,744       14.8
Passbook savings                      1.00 - 2.50%               43,191,519        8.2         37,166,435        7.7

Certificates of deposit               0.50 - 1.99%               71,825,960       13.6                  -          -
                                      2.00 - 2.99               100,173,672       19.0         91,168,895        19.0
                                      3.00 - 3.99               147,737,107       28.1        117,780,641        24.6
                                      4.00 - 4.99                53,456,947       10.2         49,071,134        10.2
                                      5.00 - 5.99                20,956,710        4.0         26,261,752         5.5
                                      6.00 - 6.99                 6,283,529        1.2         43,549,703         9.1
                                      7.00 - 7.99                 1,651,935        0.3         43,693,887         9.1
                                      8.00 - 8.99                    80,185        0.0             74,027         0.0
                                                               ------------       ----       ------------        ----
                                                                402,166,045       84.6        371,600,039        85.2
                                                               ------------       ----       ------------        ----
                                                               $526,428,927        100%      $479,672,218         100%
                                                               ============       ====       ============        ====
Weighted average rate on deposits                                                 2.61%                          3.76%
                                                                                  ====                           ====



--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 7 - DEPOSITS (Continued)


                                           2003                           2002
                                           ----                           ----
                                         Amount            %            Amount            %
                                         ------            -            ------            -

Remaining term to maturity
  of certificates of deposit:

   12 months or less               $249,316,121        62.0%      $254,171,324        68.4%
   13 to 24 months                  115,880,269        28.8         77,333,220        20.8
   25 to 36 months                   13,613,069         3.4         24,414,990         6.6
   37 to 48 months                   23,356,586         5.8         15,680,505         4.2
                                   ------------         ---       ------------         ---
                                   $402,166,045         100%      $371,600,039         100%
                                   ============         ===       ============         ===
Weighted average rate on
  certificates of deposit                              3.23%                          4.57%
                                                       ====                           ====

Time deposits in amounts of $100,000 or more totaled approximately $109,893,000 and $105,828,000 at June 30, 2003 and 2002, respectively.

Interest expense on deposits is summarized as follows:

                                  2003             2002             2001
                                  ----             ----             ----

NOW accounts                 $   899,621      $ 1,079,276      $ 1,292,321
Passbook accounts                470,504          660,260          771,793
Certificates of deposit       13,799,377       19,255,467       25,015,617
                             -----------      -----------      -----------
                             $15,169,502      $20,995,003      $27,079,731
                             ===========      ===========      ===========

NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

Advances from the Federal Home Loan Bank of Cincinnati (FHLB), with maturities and interest rates thereon at June 30, 2003 and 2002, were as follows:

Maturity                                  Interest Rate        2003               2002
--------                                  -------------        ----               ----

February 2003                                  6.00      $           -       $    500,000
February 2006                                  6.05            123,220            239,695
February 2008                                  5.37         10,000,000         10,000,000
March 2008                                     5.64         10,000,000         10,000,000
March 2011                                     3.94         50,000,000         50,000,000
May 2011                                       4.16         50,000,000         50,000,000
                                                          ------------       ------------
                                                          $120,123,220       $120,739,695
                                                          ============       ============
Weighted average interest rate                                    4.29%              4.30%
                                                                  ====               ====


--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI (Continued)

Each of the advances, except the advance maturing in February 2006, is a convertible fixed-rate advance. Each of these is convertible at the option of the FHLB to LIBOR. Alternatively, if the conversion option is exercised, the Bank could repay these advances without prepayment penalty.

In order to secure these advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $113,341,000 and $150,925,000 at June 30, 2003 and 2002, respectively, plus Federal Home Loan Bank stock. In addition, at June 30, 2003, $21,000,000 in overnight cash and stock in the FHLB was pledged for such advances.

NOTE 9 - NOTES PAYABLE

On July 26, 2000, the Company secured a $5 million line of credit from another federally insured institution at a variable interest rate that adjusts to LIBOR plus 200 basis points. Each draw is separately negotiated with respect to rate and term. The outstanding balance at June 30, 2003 and June 30, 2002 was $2,500,000 and $4,900,000, respectively. The line was extended in July 2003 for an additional year and can be extended indefinitely. The line is secured by all of the Company's stock in the Bank.

On March 8, 2002, one of the Company's subsidiaries obtained a $3.4 million term loan from another federally insured institution to refinance the Company's Solon headquarters building. The note carries a variable interest rate that adjusts to LIBOR plus 230 basis points. The loan matures on March 15, 2007. The loan is guaranteed by the Company.

Principal repayments on the note are scheduled as follows:

                           2004               $78,900
                           2005                85,470
                           2006                92,520
                           2007             3,058,260
                                           ----------

                                           $3,315,150
                                           ==========







--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 10 - FEDERAL INCOME TAXES

The provision for federal income taxes differs from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

                                                  2003                          2002                            2001
                                                  ----                          ----                            ----
                                        Amount            %            Amount            %            Amount            %
                                        ------            -            ------            -            ------            -

Computed expected tax                 $4,277,077        35.0%        $3,783,018        35.0%        $3,500,410        35.0%
Decrease in tax resulting from:
  Benefit of graduated rates            (100,000)       (1.0)          (100,000)       (1.0)          (100,000)       (1.0)
  Tax credits                           (111,646)       (0.9)          (111,646)       (1.0)          (111,646)       (1.1)
  Other, net                              58,333         0.6             63,941         0.6             76,528         0.8
                                      ----------        ----         ----------        ----         ----------        ----

                                      $4,123,764        33.7%        $3,635,313        33.6%        $3,365,292        33.7%
                                      ==========        ====         ==========        ====         ==========        ====


The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2003 and 2002 are:

                                                   2003              2002
                                                   ----              ----
Deferred tax assets:
  Loan loss and other reserves                 $ 1,294,629       $ 1,345,883
  Deferred Compensation                            426,964           428,385
  Unrealized gains on loans held for sale          364,130            91,637
  Other                                             36,909            25,737
                                               -----------       -----------
    Total gross deferred tax assets              2,122,632         1,891,642
Deferred tax liabilities:
  Deferred loan fees, net                          358,953           309,847
  FHLB stock dividend                            1,187,603         1,034,365
  Originated mortgage servicing asset            1,354,962         1,106,750
  Fixed assets                                     728,809           798,412
  Other                                            187,666           193,413
                                               -----------       -----------
    Total gross deferred tax liabilities         3,817,993         3,442,787
                                               -----------       -----------
    Net deferred tax liability                 $(1,695,361)      $(1,551,145)
                                               ===========       ===========


A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2003 or 2002.


--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 10 - FEDERAL INCOME TAXES (continued)

Retained earnings at June 30, 2003 include approximately $4,516,000 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

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

NOTE 11 - LEASES

The Company leases certain premises from unaffiliated parties. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2003:
Year Ending June 30,

     2004                                   $  581,014
     2005                                      464,491
     2006                                      374,602
     2007                                      374,602
     2008                                      338,874
     Thereafter                                702,739
                                            ----------
     Total minimum lease payments           $2,836,322
                                            ==========


During the years ended June 30, 2003, 2002, and 2001, rental expense was $647,596, $555,030, and $809,169, respectively.






--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 12 - COMMITMENTS AND CONTINGENCIES

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

At June 30, 2003 and 2002, the Bank had the following commitments:

                                                                   2003             2002
                                                                   ----             ----

Commitments to sell mortgage loans in the secondary market      $89,630,300      $25,733,000
Commitments to fund variable mortgage loans                      12,669,150       14,173,479
Commitments to fund fixed mortgage loans                         66,782,101       30,247,388

The fixed rate loan commitments have interest rates ranging from 3.75% to 7.125%.

There are pending against the Company various lawsuits and claims which arise in the normal course of business. In the opinion of management, any liabilities that may result from pending lawsuits and claims will not materially affect the financial position of the Company.


                                 (Continued)
--------------------------------------------------------------------------------

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 13 - REGULATORY CAPITAL

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

Office of Thrift Supervision (OTS) regulations requires savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2003, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 4.0%; and a minimum ratio of total capital to risk weighted assets of 8.0%. At June 30, 2003, the Bank exceeded all of the aforementioned regulatory capital requirements.

Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At June 30, 2003, these limitations are not expected to prevent the company from paying its normal cash dividends.

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












--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 13 - REGULATORY CAPITAL (Continued)

At June 30, 2003 and 2002, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                              Core/          Tier-1          Total
                                              Equity        Leverage       Risk-Based      Risk-Based
                                              Capital        Capital         Capital         Capital
                                              -------        -------         -------         -------
June 30, 2003:
  GAAP capital                            $    57,656         57,656          57,656          57,656
  Nonallowable component                            -           (108)           (108)           (108)
  General loan valuation allowances                 -              -               -           3,648
                                              -------        -------         -------         -------
    Regulatory capital                         57,656         57,548          57,548          61,196
  Total assets                                744,105        744,105         744,105         744,105
  Adjusted total assets                             -        743,997               -               -
  Risk-weighted assets                              -              -         535,618         535,618
  Actual capital ratio                           7.75%          7.73%          10.74%          11.43%
  Regulatory requirement for capital
    adequacy purposes                            1.50%          4.00%                           8.00%
  Regulatory capital category -
    well-capitalized -
      equal to or greater than                                  5.00%           6.00%          10.00%


                                               Core/         Tier-1           Total
                                              Equity        Leverage       Risk-Based      Risk-Based
                                              Capital        Capital         Capital         Capital
                                              -------        -------         -------         -------
June 30, 2002:
  GAAP capital                            $    53,553         53,553          53,553          53,553
  Nonallowable component                            -           (159)           (159)           (159)
  General loan valuation allowances                 -              -               -           3,872
                                              -------        -------         -------         -------
    Regulatory capital                         53,553         53,394          53,394          57,266
  Total assets                                677,517        677,517         677,517         677,517
  Adjusted total assets                             -        677,358               -               -
  Risk-weighted assets                              -              -         492,378         492,378
  Actual capital ratio                           7.90%          7.88%          10.84%          11.63%
  Regulatory requirement for capital
    adequacy purposes                            1.50%          4.00%                           8.00%
  Regulatory capital category -
    well-capitalized -
      equal to or greater than                                  5.00%           6.00%          10.00%


--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 14 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2003 were as follows.

                Beginning balance                   $ 4,467,000
                New Loans                             3,110,000
                Repayments                           (1,803,000)
                                                    -----------
                Ending balance                      $ 5,774,000
                                                    ===========

NOTE 15 - STOCK OPTIONS

The Bank offered stock options to the directors and officers of the bank under a 1992 plan, a 1996 plan, and a 2000 plan.

All of the options authorized under the 1992 have been granted and exercised. The options granted under the 1996 plan are exercisable over a ten-year period, with a vesting period ranging from zero to five years as stated in the individual option agreements. The options granted under the 2000 plan are exercisable over a ten-year period and can be exercised at any time.

Options were granted at fair market value and, accordingly, no charges were reflected in compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional paid in capital.

A summary of the activity in the plan is as follows:

                                                  2003                       2002                        2001
                                                  ----                       ----                        ----
                                                 Average                    Average                     Average

                                                         Option                     Option                    Option
                                           Shares        Price         Shares       Price        Shares        Price
                                           -------       ------       -------       ------      -------       ------

Outstanding beginning of year              385,799       $ 8.27       553,029       $ 4.90      490,936       $ 4.21
Exercised                                  (66,095)        5.51      (239,588)        1.95      (27,683)        1.38
Expired                                     (5,018)        9.72             -            -            -            -
Granted                                     53,240        10.31        72,358         8.96       89,776         7.87
                                           -------       ------       -------       ------      -------       ------
Outstanding end of year                    367,926       $ 8.38       385,799       $ 8.27      553,029       $ 4.90
                                           =======       ======       =======       ======      =======       ======
Exercisable end of year                    264,622       $ 7.99       227,775       $ 7.67      444,109       $ 4.12
                                           =======       ======       =======       ======      =======       ======

Weighted average fair value
  of options granted during the year                     $ 3.55                   $   3.68                    $ 3.43


--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 15 - STOCK OPTIONS (Continued)

Options outstanding at June 30, 2003 were as follows:


                       Outstanding            Exercisable
                       -----------            -----------
                           Weighted Average            Weighted
Range of                      Remaining                Average
Exercise                     Contractual               Exercise
Price                Number     Life        Number      Price
---------------     ----------------       ------------------
$5.63 - $7.37       110,943     5.03       110,650    $  6.66
$7.38 - $9.19       176,771     6.11       107,160       8.35
$9.39 - $11.26       80,212     7.65        46,812      10.31
                    ----------------       ------------------
Total               367,926     6.12       264,622    $  7.99
                    ================       ==================




NOTE 16 - EARNINGS PER SHARE

The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

                                                                             2003
                                                                             ----
                                                                                         Per-Share
                                                          Net Income        Shares         Amount
                                                          ----------        ------         ------

Basic EPS:
Income available to common shareholders                   $8,096,456       6,368,231      $   1.27
Dilute effects of assumed exercises of stock options               -         100,648           .02
                                                          ----------       ---------      --------
Diluted EPS:
Income available to common shareholders                   $8,096,456       6,468,879      $   1.25
                                                          ==========       =========      ========


                                                                             2002
                                                                             ----
                                                                                         Per-Share
                                                          Net Income        Shares         Amount
                                                          ----------        ------         ------

Basic EPS:
Income available to common shareholders                   $7,173,309       6,376,256      $   1.12
Dilute effects of assumed exercises of stock options               -         166,480          0.03
                                                          ----------       ---------      --------
Diluted EPS:
Income available to common shareholders                   $7,173,309       6,542,736      $   1.09
                                                          ==========       =========      ========




--------------------------------------------------------------------------------
                                 (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 16 - EARNINGS PER SHARE (Continued)

                                                                             2001
                                                                             ----
                                                                                          Per-Share
                                                          Net Income        Shares          Amount
                                                          ----------        ------          ------

Basic EPS
Income available to common shareholders                   $6,635,878       6,309,752      $   1.05
Dilute effects of assumed exercises of stock options               -         214,213          0.03
                                                          ----------       ---------      --------
Diluted EPS
Income available to common shareholders                   $6,635,878       6,523,965      $   1.02
                                                          ==========       =========      ========


No options were anti-dilutive for the years ended June 30, 2003, 2002, or 2001 as the market price in all cases was greater than the exercise price.

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                        June 30, 2003              June 30, 2002
                                                        -------------              -------------
                                                   Carrying      Estimated      Carrying     Estimated
                                                    Amount       Fair Value      Amount      Fair Value
                                                    ------       ----------     --------     ----------
                                                                       (in thousands)
Assets:
  Cash and amounts due from depository
    institutions                                   $  9,755         9,755         4,527         4,527
  Interest-bearing deposits                           3,946         3,946         1,737         1,737
  Federal funds sold                                 83,050        83,050         8,050         8,050
  Securities held to maturity                            33            33        55,121        55,752
  Mortgage-backed securities held to maturity         2,965         3,032         7,297         7,501
Loans receivable held for:
  Investment, net                                   579,671       596,515       563,551       597,488
  Sale, net                                          33,604        34,380        11,680        11,940
Federal Home Loan Bank stock                         10,396        10,396         9,948         9,948


--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                                                  June 30, 2003                    June 30, 2002
                                                  -------------                    -------------
                                             Carrying       Estimated        Carrying       Estimated
                                              Amount        Fair Value        Amount        Fair Value
                                            ---------       ----------       ---------      ----------
                                                                             (in thousands)

Liabilities:
  Demand deposits and passbook savings      $(124,263)       (124,263)       (108,072)       (108,072)
  Time deposits                              (402,166)       (410,934)       (371,600)       (376,534)
  Advances from the Federal Home Loan
   Bank of Cincinnati                        (120,123)       (131,958)       (120,740)       (125,206)
  Notes payable                                (5,815)         (5,815)         (8,288)         (8,288)


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

Federal Home Loan Bank stock. This item is valued at cost, which represents redemption value and approximates fair value.




--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 2003 and 2002.

NOTE 18 - PARENT COMPANY

The following are condensed statements of financial condition as of June 30, 2003 and 2002 and related condensed statements of operations and cash flows for the years ended June 30, 2003, 2002 and 2001 for PVF Capital Corp.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
-------------------------------------------

                                                           2003             2002
                                                           ----             ----

Cash and amounts due from depository institutions      $    19,459      $   106,598
Prepaid expenses and other assets                        1,422,778        1,701,403
Investment in subsidiaries                              59,802,552       55,409,326
                                                       -----------      -----------
    Total assets                                       $61,244,789      $57,217,327
                                                       ===========      ===========
Accrued expenses and other liabilities                 $   141,653      $    18,749
Note payable                                             2,500,000        4,900,000
Stockholders' equity                                    58,603,136       52,298,578
                                                       -----------      -----------
    Total liabilities and stockholders' equity         $61,244,789      $57,217,327
                                                       ===========      ===========

--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 18 - PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS
----------------------------------

C
                                                           2003            2002            2001
                                                           ----            ----            ----

 Income:
  Mortgage banking activities                           $   88,602      $  142,140      $  213,171
  Dividends from subsidiaries                            3,950,000       1,545,000         350,000
  Other, net                                                     -               -               -
                                                        ----------      ----------      ----------
                                                         4,038,602       1,687,140         563,171
                                                        ----------      ----------      ----------
Expenses:
  Interest expense                                         137,483         276,418         304,688
  General and administrative                               284,890         214,296         184,532
                                                        ----------      ----------      ----------
                                                           422,373         490,714         489,220
                                                        ----------      ----------      ----------
  (Loss) income before federal income taxes and
    equity in undistributed net income of
    subsidiaries                                         3,616,229       1,196,426          73,951
Federal income tax benefit                                 112,615         116,951          93,856
                                                        ----------      ----------      ----------
  (Loss) income before equity in undistributed
    net income of subsidiaries                           3,728,844       1,313,377         167,807
Equity in undistributed net income of subsidiaries       4,367,612       5,859,932       6,468,071
                                                        ----------      ----------      ----------
    Net income                                          $8,096,456      $7,173,309      $6,635,878
                                                        ==========      ==========      ==========


CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------


                                                           2003            2002             2001
                                                           ----            ----             ----

Operating activities:
  Net income                                            $8,096,456      $7,173,309      $6,635,878
  Equity in undistributed net income of subsidiaries    (4,367,612)     (5,859,932)     (6,468,071)
  Repayment of advance from subsidiary                     440,000       1,615,873      10,175,000
  Other, net                                               (38,471)        (33,581)     (6,890,112)
                                                        ----------      ----------      ----------
    Net cash provided by (used in) operating
     activities                                          4,130,373       2,895,669       3,452,695
                                                        ----------      ----------      ----------
Investing activities:
  Investment in Parkview Federal Savings Bank                    -               -        (500,000)
                                                        ----------      ----------      ----------
  Net cash used in investing activities                          -               -        (500,000)
                                                        ----------      ----------      ----------


--------------------------------------------------------------------------------
                                   (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 18 - PARENT COMPANY (Continued)

Financing activities:
  Repayment on note payable                                 (2,400,000)       (3,050,000)       (1,400,000)
  Proceeds from note payable                                         -         3,250,000                 -
  Proceeds from exercise of stock options                      162,307           142,377            38,405
  Cash paid in lieu of fractional shares                             -                 -                 -
  Dividends paid                                            (1,654,844)       (1,536,424)       (1,378,774)
  Purchase of Treasury stock                                  (324,975)       (1,639,602)         (189,437)
                                                           -----------       -----------       -----------
  Net cash provided by (used in) financing activities       (4,217,512)       (2,833,649)       (2,929,806)
                                                           -----------       -----------       -----------
    Net increase (decrease) in cash and
      cash equivalents                                         (87,139)           62,020            22,889
Cash and cash equivalents at beginning of year                 106,598            44,578            21,689
                                                           -----------       -----------       -----------
Cash and cash equivalents at end of year                   $    19,459       $   106,598       $    44,578
                                                           ===========       ===========       ===========


NOTE 19 -EMPLOYEE BENEFIT PLANS

401(k) Savings Plan: Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company's 401(k) Savings Plan. The plan allows eligible employees to contribute up to 15% of their compensation with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employee's compensation. Participants vest in the Company's contributions ratably over six years.

The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 2003, 2002, and 2001 was $104,094, $89,966, and $83,255, respectively.

Supplemental Executive Retirement Plan: During fiscal year 2000, the Company established a Supplemental Executive Retirement Plan (SERP) to provide additional retirement benefits to participating executive officers. The SERP was adopted in order to provide benefits to such executives whose benefits are reduced under the Company's tax-qualified benefit plans pursuant to limitations under the Internal Revenue Code. The SERP is subject to certain vesting provisions, and provides that the executives shall receive a supplemental retirement benefit if the executive's employment is terminated after reaching the normal retirement. For the year ended June 30, 2003, 2002, and 2001, the Company recognized expense under the SERP of $401,400, $223,800, and $201,000, respectively.


--------------------------------------------------------------------------------
                                  (Continued)

                       PVF CAPITAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 20 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited consolidated quarterly results of operations for 2003 and 2002 (in thousands of dollars, except per share data):(1)

                                      Quarters For the Year Ended June 30, 2003
                                    ----------------------------------------------
                                     First       Second        Third        Fourth
                                     -----       ------        -----        ------

Interest income                     $11,404      11,299       10,415        10,364
Interest expense                      5,825       5,317        4,740         4,764
                                    -------      ------       ------         -----
  Net interest income                 5,579       5,982        5,675         5,600
Provision for losses on loans             0           0            0             0
Noninterest income                      750       1,838        1,597         1,708
Noninterest expense                   3,801       4,412        4,114         4,181
                                    -------      ------       ------         -----
  Income before taxes                 2,528       3,408        3,158         3,127
Federal income taxes                    840       1,151        1,064         1,069
                                    -------      ------       ------         -----
  Net income                        $ 1,688       2,257        2,094         2,058
                                    =======      ======       ======         =====
Basic earnings per share(2)         $  0.26        0.35         0.33          0.33
                                    =======      ======       ======         =====
Diluted earnings per share(2)       $  0.25        0.35         0.32          0.32
                                    =======      ======       ======         =====


                                      Quarters For the Year Ended June 30, 2002
                                    ----------------------------------------------
                                     First      Second         Third        Fourth
                                    -------     ------         -----        ------

Interest income                     $12,889      12,715       11,611        11,599
Interest expense                      7,884       7,005        6,231         5,940
                                    -------       -----        -----         -----
  Net interest income                 5,005       5,710        5,380         5,659
Provision for losses on loans           125         228           50           155
Noninterest income                      781       1,070          870         1,030
Noninterest expense                   3,159       3,732        3,548         3,700
                                    -------       -----        -----         -----
  Income before taxes                 2,502       2,820        2,652         2,834
Federal income taxes                    832         977          889           938
                                    -------       -----        -----         -----
  Net income                        $ 1,671       1,843        1,763         1,896
                                    =======       =====        =====         =====
Basic earnings per share(2)         $  0.26        0.29         0.27          0.30
                                    =======       =====        =====         =====
Diluted earnings per share(2)       $  0.25        0.28         0.26          0.29
                                    =======       =====        =====         =====

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2) After giving effect to a 10% stock dividend, declared on July 25, 2002 and issued on August 30, 2002 and a 10% stock dividend, declared on June 24, 2003 and issued on August 29, 2003.

--------------------------------------------------------------------------------

[PVF CAPITAL CORP. LOGO]
--------------------------------------------------------------------------------

Board of Directors                                  General Information
    Board of Directors                                  General Information
----------------------                                  ------------------------

JOHN R. MALE                                            INDEPENDENT
Chairman of the Board and                               CERTIFIED ACCOUNTANTS
Chief Executive Officer                                 Crowe, Chizek and Company LLP
                                                        Landerbrook Corporate Center One
C. KEITH SWANEY                                         5900 Landerbrook Drive
President, Chief Operating Officer                      Suite 205
and Treasurer                                           Cleveland, Ohio 44124

GERALD A. FALLON                                        GENERAL COUNSEL
Retired                                                 Moriarty & Jaros, P.L.L.
                                                        30195 Chagrin Boulevard
ROBERT K. HEALEY                                        Suite 110 North
Retired                                                 Pepper Pike, Ohio 44124

RONALD D. HOLMAN, II                                    TRANSFER AGENT AND REGISTRAR
Partner                                                 National City Bank, Dept. 5352
Cavitch, Familo, Durkin & Frutkin                       Corporate Trust Operations
                                                        P.O. Box 92301
STANLEY T. JAROS                                        Cleveland, Ohio 44193-0900
Partner
Moriarty & Jaros, P.L.L.                                SPECIAL COUNSEL
                                                        Stradley Ronon Stevens & Young, LLP
RAYMOND J. NEGRELLI                                     1220 19th Street, N.W., Suite 600
President                                               Washington, D.C. 20036
Raymond J. Negrelli, Inc.
                                                        STOCK LISTING
STUART D. NEIDUS                                        NASDAQ Small-Cap Market
Chairman and                                            Symbol: PVFC
Chief Executive Officer
Anthony & Sylvan Pools Corporation                      ANNUAL MEETING
                                                        The 2003 Annual Meeting of Stockholders
                                                        will be held on October 20, 2003 at 10:00 a.m.
                                                        at the Company's Corporate Center,
Executive Officers                                      30000 Aurora Road, Solon, Ohio.
        Executive Officers
--------------------------                              ANNUAL REPORT ON FORM 10-K
                                                        A copy of the Company's Annual Report on
                                                        Form 10-K for the fiscal year ended
                                                        June 30, 2003 as filed with the Securities
JOHN R. MALE                                            and Exchange Commission will be furnished
Chairman of the Board and                               without charge to stockholders upon written
Chief Executive Officer                                 request to the Corporate Secretary,
                                                        PVF Capital Corp., 30000 Aurora
C. KEITH SWANEY                                         Road, Solon, Ohio 44139.
President, Chief Operating Officer
and Treasurer

JEFFREY N. MALE
Vice President and Secretary

                            [PVF CAPITAL CORP. LOGO]
                               CORPORATE CENTER
                               30000 Aurora Road
                                Solon, OH 44139
                                  440-248-7171
                             www.parkviewfederal.com