Form 10-K, Exhibit 13
period 2004-06-30
PVF CAPITAL CORP
filed 2004-09-10
CIK 928592

                                                                      Exhibit 13

                                                    (2004 ANNUAL REPORT GRAPHIC)
                                                                   June 30, 2004

(PVF CAPITAL CORP. LOGO)

(BUILDING GRAPHIC)

Table of Contents
Letter to Shareholders                                               1
Full Service Locations                                               4
Selected Consolidated Financial and Other Data                       6
Management's Discussion and Analysis of
Financial Condition and Results of Operations                        8
Report of Independent Registered Public Accounting Firm             21

(PVF CAPITAL CORP. LOGO)

To Our Shareholders

We are pleased to report that PVF Capital Corp. enjoyed another solid year of earnings, which enabled us to pay a competitive dividend rate and boost retained earnings for the year ended June 30, 2004. Earnings were $6.9 million, or $0.98 basic earnings per share and $0.96 diluted earnings per share. In addition, return on average assets was 0.96 percent and return on average common equity was 11.26 percent for the year.

During the year, the Company invested in and introduced new technologies that are transforming the way we do business. This modernization and improvement to our technological infrastructure was performed in order to offer our customers enhanced services as well as to position the Company to take advantage of the cost savings benefits provided. One of these enhancements will be the release of our new online banking service during the second quarter of this fiscal year. This technology will offer our customers the ability to access current loan and deposit account information, transfer funds between accounts, pay bills online, as well as aggregate and view all of their participating online financial accounts from a range of financial institutions in a single web page.

Consolidated assets of the Company increased $12.3 million to $755.7 million, while total stockholders' equity of PVF Capital Corp. increased to $63.4 million at June 30, 2004. Loans receivable and mortgage-backed securities held to maturity increased by $33.7 million and $33.8 million, respectively, while loans receivable held for sale declined by $21.7 million. The decline in loans receivable held for sale resulted from a decrease in refinancing activity attributable to rising interest rates. Securities held to maturity increased by $27.5 million as management made the decision to invest in short-term agency securities. Funds from the decrease of $79.3 million in cash and cash equivalents were invested in new loan production, mortgage-backed securities and securities. Deposit balances remained stable, as management utilized attractive short-term advances to fund asset growth.

In June 2004, PVF Capital Corp. formed a trust that issued $10.0 million of subordinated debt. The Company intends to use $7.0 million of the proceeds from the sale of these securities to increase its investment in Park View Federal Savings Bank and the balance to purchase treasury stock in accordance with our existing stock repurchase program. The $7.0 million investment in Park View Federal Savings Bank will increase the Bank's regulatory capital ratios and increase lending limits.

Due to the efforts of our branch network and a strong staff of mortgage loan originators, we were able to close a total of $415.4 million in mortgage loans for the year. In addition, the Company sold $301.0 million in fixed-rate mortgage loans and recorded profits of $4.6 million on mortgage banking activity for the year. As a result of these sales, the Company increased its mortgage servicing portfolio by $87.8 million to $746.8 million and carried a net mortgage servicing asset of $5.4 million, or 72 basis points, of the total servicing portfolio at June 30, 2004.

Our stock repurchase program originally announced in June of 1999 to purchase up to 5 percent of the Company's common stock was expanded in August 2002 to acquire up to an additional 5 percent of the Company's common stock. The August 2002 plan was renewed for an additional 12 months in July 2004. Pursuant to these plans and our cash dividend policy, the Company repurchased a total of 377,870 shares, or 5.1 percent, of its common stock through June 30, 2004 and paid a $0.269 per share cash dividend for the year. Continuation of the stock repurchase program and cash dividend policy will be dependent on the Company's financial condition, earnings, capital needs, regulatory requirements, and market conditions. In July 2004, the Company announced a quarterly cash dividend of $0.067 per share (adjusted for 2004 stock dividend) on the outstanding shares of common stock that was paid in August 2004. Additionally, in July 2004, the Company announced a 10 percent stock dividend, also paid in August 2004.

In December 2003 and January 2004, Park View Federal successfully opened a new full-service branch office in Streetsboro, Ohio and a loan origination office in Canal Fulton, Ohio. Also, in June 2004, our Mayfield Heights branch office was relocated to a more convenient location in the same proximity as the former office.

The growth of our branch network continues to open new markets in residential, construction, multi-family, and commercial real estate lending and has increased our ability to attract new consumer deposits. The opening of the Streetsboro, Ohio branch office brings the number of full-service branch offices we have located throughout greater Cleveland to sixteen. We plan to continue our efforts to identify new locations for the further expansion of our branch network.

                                                              (BUILDING GRAPHIC)

Visit our web site at WWW.PVFSB.COM. The site provides information about our products and services, and provides access to current loan and deposit account rates, terms, and other information.

We invite all shareholders to attend the Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 18, 2004 at 10:00 a.m., at PVF Capital Corp.'s Corporate Center, 30000 Aurora Road, Solon, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders, and our customers.

                                     Sincerely,

                                     /s/ John R. Male

                                     John R. Male
                                     Chairman of the Board and Chief
                                     Executive Officer

                                     /s/ C. Keith Swaney

                                     C. Keith Swaney
                                     President, Chief Operating Officer
                                     and Treasurer

(BUILDING GRAPHIC)

                               (PVF CAPITAL CORP. LOGO)

FULL SERVICE LOCATIONS

AVON OFFICE
36311 Detroit Rd.
Avon, OH 44011
Tel: 440-934-3580
(GRAPHIC OF AVON OFFICE)

BAINBRIDGE OFFICE
8500 Washington St.
Chagrin Falls, OH 44023
Tel: 440-543-8889
(GRAPHIC OF BAINBRIDGE OFFICE)

BEACHWOOD OFFICE
La Place
2111 Richmond Rd.
Beachwood, OH 44122
Tel: 216-831-6373
(GRAPHIC OF BEACHWOOD OFFICE)

BEDFORD OFFICE
413 Northfield Rd.
Bedford, OH 44146
Tel: 440-439-2200
(GRAPHIC OF BEDFORD OFFICE)

CHARDON OFFICE
408 Water St.
Chardon, OH 44024
Tel: 440-285-2343
(GRAPHIC OF CHARDON OFFICE)

CORPORATE CENTER OFFICE
30000 Aurora Rd.
Solon, OH 44139
Tel: 440-914-3900
(GRAPHIC OF CORPORATE CENTER OFFICE)

LAKEWOOD-CLEVELAND OFFICE
11010 Clifton Blvd.
Cleveland, OH 44102
Tel: 216-631-8900
(GRAPHIC OF LAKEWOOD-CLEVELAND OFFICE)

MACEDONIA OFFICE
497 East Aurora Rd.
Macedonia, OH 44056
Tel: 330-468-0055
(GRAPHIC OF MACEDONIA OFFICE]

(GRAPHIC OF MAP SHOWING OFFICE LOCATIONS)

MAYFIELD HEIGHTS OFFICE
1244 SOM Center Rd.
Mayfield Hts., OH 44124
Tel: 440-449-8597
(GRAPHIC OF MAYFIELD HEIGHTS OFFICE)

MEDINA OFFICE
Reserve Square
3613 Medina Rd.
Medina, OH 44256
Tel: 330-721-7484
(GRAPHIC OF MEDINA OFFICE)

MENTOR OFFICE
Heisley Corners
6990 Heisley Rd.
Mentor, OH 44060
Tel: 440-944-0276
(GRAPHIC OF MENTOR OFFICE)

NORTH ROYALTON OFFICE
13901 Ridge Rd.
North Royalton, OH 44133
Tel: 440-582-7417
(GRAPHIC OF NORTH ROYALTON OFFICE)

SHAKER HEIGHTS OFFICE
Shaker Towne Centre
16909 Chagrin Blvd.
Shaker Hts., OH 44120
Tel: 216-283-4003
(GRAPHIC OF SHAKER HEIGHTS OFFICE)

SOLON OFFICE
Solar Shopping Center
34400 Aurora Rd.
Solon, OH 44139
Tel: 440-542-6070
(GRAPHIC OF SOLON OFFICE)

STREETSBORO OFFICE
9305 Market Square Dr.
Streetsboro, OH 44241
Tel: 330-626-9444
(GRAPHIC OF STREETSBORO OFFICE)

STRONGSVILLE OFFICE
17780 Pearl Rd.
Strongsville, OH 44136
Tel: 440-878-6010
(GRAPHIC OF STRONGSVILLE OFFICE)

(BUILDING GRAPHIC)

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

                                           (PARK VIEW FEDERAL SAVINGS BANK LOGO)
                                              BETTER SERVICE FROM A BETTER BANK.
                                                                   www.pvfsb.com

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FINANCIAL CONDITION DATA:

                                                                           At June 30,
                                                                           -----------
                                                   2004          2003          2002          2001          2000
                                                   ----          ----          ----          ----          ----
(dollars in thousands)
Total assets ..............................      $755,687      $743,404      $679,620      $736,525      $612,986
Loans receivable, net .....................       610,681       576,985       560,577       570,228       510,650
Loans receivable held for sale, net .......        11,871        33,604        11,680         6,152        10,738
Mortgage-backed securities held to maturity        36,779         2,931         7,211        17,912         1,208
Cash and cash equivalents .................        17,470        96,751        14,314        65,395         5,672
Securities ................................        27,500            33        55,121        50,212        65,259
Deposits ..................................       526,493       526,429       479,672       480,532       440,982
FHLB advances and notes payable ...........       147,526       125,938       129,028       190,567       114,974
Stockholders' equity ......................        63,361        58,603        52,299        48,006        42,900

Number of:
Real estate loans outstanding .............         5,094         4,778         4,484         4,431         4,160
Savings accounts ..........................        31,226        32,081        30,223        30,567        28,915
Offices ...................................            16            15            13            12            11

OPERATING DATA:

                                                             Year Ended June 30,
                                                             -------------------
                                          2004         2003         2002         2001         2000
                                          ----         ----         ----         ----         ----
(dollars in thousands except for earnings per share)
Interest income ..................      $39,109      $43,482      $48,814      $53,962      $42,026
Interest expense .................       16,739       20,646       27,060       34,118       23,972
                                        -------      -------      -------      -------      -------
Net interest income
 before provision for loan losses        22,370       22,836       21,754       19,844       18,054
Provision for loan losses ........          597            0          558          225          850
                                        -------      -------      -------      -------      -------
Net interest income
 after provision for loan losses .       21,773       22,836       21,196       19,619       17,204
Non-interest income ..............        6,130        5,893        3,751        2,600        2,681
Non-interest expense .............       17,571       16,509       14,139       12,218       10,410
                                        -------      -------      -------      -------      -------
Income before federal income taxes       10,332       12,220       10,808       10,001        9,475
Federal income taxes .............        3,422        4,124        3,635        3,365        3,163
                                        -------      -------      -------      -------      -------
Net income .......................      $ 6,910      $ 8,096      $ 7,173      $ 6,636      $ 6,312
                                        =======      =======      =======      =======      =======
Basic earnings per share (1) .....      $  0.98      $  1.16      $  1.02      $  0.96      $  0.90
                                        =======      =======      =======      =======      =======
Diluted earnings per share (1) ...      $  0.96      $  1.14      $  1.00      $  0.92      $  0.87
                                        =======      =======      =======      =======      =======

(1) Adjusted for stock dividends.

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

OTHER DATA:

                                                               At or For the Year Ended June 30,
                                                               ---------------------------------
                                                     2004         2003         2002         2001        2000
                                                     ----         ----         ----         ----        ----
Return on average assets .................           0.96%        1.15%        1.03%        1.00%        1.21%
Return on average equity .................          11.26%       14.60%       14.19%       14.62%       15.45%
Interest rate spread .....................           3.12%        3.13%        2.95%        2.75%        3.21%
Net interest margin ......................           3.31%        3.37%        3.26%        3.09%        3.59%
Average interest-earning assets to
 average interest-bearing liabilities ....         107.62%      108.10%      107.64%      106.45%      107.98%
Non-accruing loans (> 90 days) and
 repossessed assets to total assets ......           1.42%        1.06%        1.23%        0.91%        0.87%
Stockholders' equity to total assets .....           8.38%        7.88%        7.70%        6.52%        7.00%
Ratio of average equity to
 average assets ..........................           8.49%        7.86%        7.24%        6.79%        7.80%
Dividend payout ratio (cash dividends paid
divided by net income) ...................          26.64%       20.44%       21.42%       20.78%       21.77%

BANK REGULATORY CAPITAL RATIOS:

Ratio of tangible capital to
 adjusted total assets ....................          7.97%        7.73%        7.88%        6.46%        6.68%
Ratio of core capital to
 adjusted total assets ....................          7.97%        7.73%        7.88%        6.46%        6.68%
Ratio of Tier-1 risk-based capital to
 risk-weighted assets .....................          9.54%        9.92%       10.84%        9.56%        9.24%
Ratio of risk-based capital to
 risk-weighted assets .....................         10.19%       10.55%       11.63%       10.26%       10.00%

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS GENERAL

GENERAL

PVF Capital Corp. ("PVF" or the "Company") is the holding company for Park View Federal Savings Bank ("Park View Federal" or the "Bank"), its principal and wholly-owned subsidiary, and a federally chartered savings bank headquartered in Solon, Ohio. Park View Federal has 16 branch offices located in Cleveland and surrounding communities, including a recently opened branch office in Streetsboro, Ohio, and a loan origination office in Canal Fulton, Ohio. The Bank's principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Cuyahoga, Lake, Geauga, Portage, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans, and multi-family residential real estate loans. In addition, the Bank originates loans secured by second mortgages, including equity line of credit loans secured by real estate, and non real estate loans. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.

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

OVERVIEW OF FINANCIAL CONDITION
AT JUNE 30, 2004, 2003, AND 2002

PVF had total assets of $755.7 million, $743.4 million, and $679.6 million at June 30, 2004, 2003, and 2002, respectively. The primary source of the Bank's total assets has been its loan portfolio. Net loans receivable, loans receivable held for sale, and mortgage-backed securities totaled $659.3 million, $613.5 million, and $579.5 million at June 30, 2004, 2003, and 2002, respectively. The increase of $45.8 million at June 30, 2004 resulted from an increase in loans receivable of $33.7 million, a decrease in loans receivable held for sale of $21.7 million, and an increase in mortgage-backed securities of $33.8 million. The increase of loans receivable resulted from increases, net of deferred fees, of $27.8 million in commercial real estate loans, $15.7 million in home equity line of credit loans, $4.0 million in commercial equity line of credit loans, $2.2 million in non real estate loans, and $1.1 million in land loans. These increases were offset by decreases, net of deferred fees, of $11.6 million in one-to-four family residential loans, $3.3 million in construction loans, and $2.2 million in multi-family loans. The decline in loans receivable held for sale of $21.7 million is attributable to a slowdown in refinancing activity resulting from rising interest rates in the current period. The increase in mortgage-backed securities resulted from the purchase of $39.9 million in mortgage-backed securities less payments received of $6.1 million. Securities totaled $27.5 million, $0.03 million, and $55.1 million, and cash and cash

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC) equivalents totaled $17.5 million, $96.8 million, and $14.3 million at June 30, 2004, 2003, and 2002, respectively. The Bank invested $15.0 million in Bank Owned Life Insurance ("BOLI") during the year ended June 30, 2004. The BOLI was purchased to improve return on assets and return on equity, as well as to take advantage of the tax-free return on investment.

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

The Bank's deposits totaled $526.5 million, $526.4 million, and $479.7 million at June 30, 2004, 2003, and 2002, respectively. Advances from the FHLB amounted to $135.0 million, $120.1 million, and $120.7 million at June 30, 2004, 2003, and 2002, respectively. Management's decision to borrow FHLB advances and to match market savings rates resulted in an increase in FHLB advances of $14.9 million and a slight increase in savings deposits of $0.1 million for the year ended June 30, 2004. In June 2004, the Company formed a trust that issued $10.0 million in subordinated debt. The Company intends to use $7.0 million of the proceeds from the sale of these securities to increase its investment in Park View Federal Savings Bank and the balance to purchase treasury stock in accordance with our existing stock repurchase program.

Funds from the decrease of $79.3 million in cash and cash equivalents, a decrease in loans receivable held for sale of $21.7 million, an increase in FHLB advances of $14.9 million, the issuance of $10.0 million in subordinated debt, and the increase in stockholders' equity of $4.8 million were used to fund the net increase of $67.5 million in loans receivable and mortgage-backed securities held to maturity, purchase $27.5 million in securities, fund the increase of $15.9 million in prepaid expenses and other assets resulting from the investment in BOLI, fund the decrease of $14.1 million in accrued expenses and other liabilities and advances from borrowers for tax and insurance, repay $3.3 million in notes payable, and fund the increase of $2.3 million in office property and equipment.

CAPITAL

PVF's stockholders' equity totaled $63.4 million, $58.6 million, and $52.3 million at the years ended June 30, 2004, 2003, and 2002, respectively. The increases were the result of the retention of net earnings less cash dividends paid and purchased treasury stock.

The Bank's primary regulator, The Office of Thrift Supervision ("OTS") has implemented a statutory framework for capital requirements which establishes five categories of capital strength ranging from "well capitalized" to "critically undercapitalized." An institution's category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure, and a core/leverage capital measure. At June 30, 2004, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

                               ParkView                 Requirement for
                               Federal      Percent of  Well-Capitalized
(dollars in thousands)         Capital      Assets (1)  Institution
                               -------      ----------  -----------
GAAP capital                   $60,716       7.97%       N/A
Tangible capital               $60,658       7.97%       N/A
Core capital                   $60,658       7.97%       5.00%
Tier-1 risk-based capital      $60,658       9.54%       6.00%
Risk-based capital             $64,835      10.19%      10.00%

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

COMMON STOCK AND DIVIDENDS

The Company's common stock trades under the symbol "PVFC" on the NASDAQ Small-Cap Market. A 10 percent stock dividend was issued in August 2004, 2003, and 2002. As adjusted to reflect all stock dividends and purchases of treasury stock, the Company had 7,044,365 shares of common stock outstanding and approximately 244 holders of record of the common stock at September 7, 2004. OTS regulations applicable to all Federal Savings Banks such as Park View Federal

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC) limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank's capital below minimum regulatory requirements.

In June 1999, the Company announced a stock repurchase program to acquire up to 5 percent of the Company's common stock and a quarterly cash dividend policy. In August 2002, the Company announced that it had implemented a new stock repurchase program to acquire up to an additional 5 percent of the Company's common stock. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased. At June 30, 2004, as adjusted to reflect all stock dividends, the Company had acquired a total of 377,870 shares, or 5.1 percent, of the Company's common stock. The cash dividend policy remains dependent upon the Company's financial condition, earnings, capital needs, regulatory requirements, and economic conditions. A quarterly cash dividend of $0.074 per share, prior to adjustment for stock dividends, was paid on the Company's outstanding common stock in fiscal 2004, 2003, and 2002.

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated. (1)

                              Fiscal 2004               Fiscal 2003
                              -----------               -----------
                          High Bid      Low Bid     High Bid    Low Bid
                          --------      -------     --------    -------

Fourth Quarter            $15.44        $11.64      $12.19      $10.75
Third Quarter              15.95         12.95       11.83        9.92
Second Quarter             14.97         12.95       10.72        8.35
First Quarter              13.68         11.33        9.03        5.70

(1) Quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends.

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. The Company's primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans, proceeds from maturing securities, and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing securities are relatively stable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by prevailing interest rates, economic conditions, and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.

The Bank uses its capital resources principally to meet its ongoing commitment to fund existing and continuing loan commitments, fund maturing certificates of deposit and deposit withdrawals, repay borrowings, maintain its liquidity, and meet operating expenses. At June 30, 2004, the Bank had commitments to originate loans totaling $58.4 million, commitments to fund equity lines of credit totaling $82.0 million, and $72.0 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2004 total $304.1 million. Management believes that a significant portion of the amounts maturing during fiscal 2005 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.

Park View Federal maintains liquid assets sufficient to meet operational needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing, and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Bank's market risk is composed of interest rate risk.

Asset/Liability Management: The Bank's asset and liability committee ("ALCO"), which includes senior management representatives and two outside directors, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

                       PROFILE OF INTEREST EARNING ASSETS

                                  (PIE CHART)

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

                    PROFILE OF INTEREST BEARING LIABILITIES

                                  (PIE CHART)

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

The following table presents the Bank's projected change in NPV for the various rate shock levels at June 30, 2004 and 2003. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(dollars in thousands)                    June 30, 2004                                   June 30, 2003
                       --------------------------------------------      ---------------------------------------------
Change in              Market Value of       Dollar            NPV       Market Value of      Dollar             NPV
Interest Rates         Portfolio Equity      Change           Ratio      Portfolio Equity     Change            Ratio
--------------         ----------------      ------           -----      ----------------     ------            -----
+2%                     $ 74,999           $ (8,703)            9.69%      $ 71,763           $  6,455            9.37%
+1%                       80,232             (3,472)           10.25         68,847              3,539            8.95
 0                        83,703                               10.59         65,308                               8.46
-1%                       83,477               (226)           10.49         59,358             (5,950)           7.66
-2%                         N/A                N/A             N/A            N/A                N/A              N/A

The table illustrates that for June 30, 2004, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to decrease, while in the event of an immediate and sustained decrease in prevailing market rates, the Bank's NPV ratio would decline slightly. For June 30, 2003, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank's NPV ratio would be expected to increase, while in the event of an immediate and sustained decrease in prevailing market rates, the Bank's NPV ratio would be expected to decrease. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2004, the Bank's estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained increase or decrease in prevailing market interest rates. The Bank's interest rate risk ("IRR") position is the result of the repricing characteristics of assets and liabilities. The balance sheet is primarily comprised of interest-earning assets having a maturity and repricing period of one month to five years. These assets were funded utilizing interest-bearing liabilities having a final maturity of two years or less and advances convertible at the option of the FHLB of Cincinnati. Management will carefully monitor its IRR position and will make the necessary adjustments to its asset and liability mix to bring the Bank's NPV ratio to within target levels established by the Board of Directors.

NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2004 and 2003, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Certain assets such as adjustable-rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC) rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

The Company uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

The following table summarizes the Company's interest rate sensitivity gap analysis at June 30, 2004. The table indicates that the Company's one year and under ratio of cumulative gap to total assets is a positive 7.8 percent, one-to-three year ratio of cumulative gap to total assets is a positive 1.9 percent, and three-to-five year ratio of cumulative gap to total assets is a positive 14.0 percent.

                                                Within             1-3             3-5             >5
(dollars in thousands)                          1 Year            Years           Years           Years             Total
----------------------                          ------            -----           -----           -----             -----
Total interest-rate-sensitive assets ....      $ 390,630       $ 101,335        $ 150,117       $  72,860        $ 714,942
Total interest-rate-sensitive liabilities        331,594         146,191           58,572         121,233          657,590
Periodic GAP ............................         59,036         (44,856)          91,545         (48,373)          57,352
Cumulative GAP ..........................         59,036          14,180          105,725          57,352
Ratio of cumulative GAP to total assets .            7.8%            1.9%            14.0%            7.6%

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

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

                                                     June 30,
                                                     --------
(dollars in thousands)                          2004         2003
                                                ----         ----
Commitments to originate:
  Mortgage loans held for sale ...........    $29,805      $66,782
  Mortgage loans held for investment .....     28,619       12,669
  Unfunded home equity and
    commercial real estate lines of credit     82,028       68,445
  Undisbursed portion of loan proceeds ...     72,042       59,763
Commitments to sell loans held for sale        10,842       89,630
Standby letters of credit ..............        4,329        1,417

                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

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

Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed-upon price. The fair value of commitments to originate mortgage loans held for sale and commitments to sell loans held for sale at June 30, 2004 was not considered material.

The following table presents as of June 30, 2004, PVF Capital Corp.'s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations:

                                             Note          Within       1-3        3-5         >5
(dollars in thousands)                     Reference       1 Year      Years      Years      Years     Total
--------------------------------------------------------------------------------------------------------------
Deposits without a stated maturity            7           $122,210         --         --         --   $122,210
Certificates of deposit                       7            304,108     82,682     17,493         --    404,283
Advances from the FHLB of Cincinnati          8             15,000         40     20,000    100,000    135,040
Notes payable                                 9                 85      2,401         --     10,000     12,486
Operating leases                             11                765      1,520      1,190      1,086      4,561


RESULTS OF OPERATIONS

GENERAL

PVF Capital Corp.'s net income for the year ended June 30, 2004 was $6.9 million, or $0.98 basic earnings per share and $0.96 diluted earnings per share as compared to $8.1 million, or $1.16 basic earnings per share and $1.14 diluted earnings per share for fiscal 2003, and $7.2 million, or $1.02 basic earnings per share and $1.00 diluted earnings per share for fiscal 2002. All per share amounts have been adjusted for stock dividends.

Net income for the current year decreased by $1.2 million from the prior fiscal year and $0.3 million from fiscal 2002. The decrease in net income from 2003 is due to a decrease in net interest income and an increase in the provision for loan losses and non-interest expense.

NET INTEREST INCOME

Net interest income amounted to $22.4 million for the year ended June 30, 2004, as compared to $22.8 million and $21.8 million for the years ended June 30, 2003 and 2002, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to changes in the Bank's net interest income.


                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

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

Table 1                                                    AVERAGE BALANCES, INTEREST, AND AVERAGE YIELDS AND RATES
                                                                         FOR THE YEAR ENDED JUNE 30,
                                                            2004                       2003                         2002
                                               -------------------------------------------------------------------------------------
                                               Average             Yield/   Average           Yield/   Average               Yield/
(dollars in thousands)                         Balance    Interest  Cost    Balance  Interest  Cost    Balance    Interest    Cost
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans                                         $610,081   $ 36,605  6.00%  $601,122  $ 40,690  6.77%   $581,812   $ 44,323    7.62%
 Mortgage-backed securities                      39,180      1,860  4.75      4,705       285  6.06      11,662        719    6.17
 Securities and other interest-earning assets    27,538        645  2.34     70,861     2,507  3.54      73,588      3,772    5.13
                                               --------   --------         --------  --------          --------   --------
  Total interest-earning assets                 676,799     39,110  5.78    676,688    43,482  6.43     667,062     48,814    7.32
                                               --------   --------         --------  --------          --------   --------
 Non-interest-earning assets                     46,232                      27,709                      30,112
                                               --------                    --------                    --------
  Total assets                                 $723,031                    $704,397                    $697,174
                                               ========                    ========                    ========


Interest-bearing liabilities:
 Deposits                                      $497,803   $ 11,351  2.28   $496,910  $ 15,170  3.05    $471,320   $ 20,995    4.45
 FHLB advances                                  127,020      5,237  4.12    122,034     5,205  4.27     142,820      5,824    4.08
 Notes payable                                    4,049        152  3.75      7,060       271  3.84       5,600        241    4.30
                                               --------   --------         --------  --------          --------   --------
  Total interest-bearing liabilities            628,872     16,740  2.66    626,004    20,646  3.30     619,740     27,060    4.37
                                                          --------  ----             --------  ----               --------    ----
 Non-interest-bearing liabilities                32,780                      23,031                      26,947
                                               --------                    --------                    --------
  Total liabilities                             661,652                     649,035                     646,687


Stockholders' equity                             61,379                      55,362                      50,487
                                               --------                    --------                    --------
  Total liabilities and stockholders' equity   $723,031                    $704,397                    $697,174
                                               ========                    ========                    ========
Net interest income                                       $ 22,370                   $ 22,836                     $ 21,754
                                                          ========                   ========                     ========
Interest rate spread                                                3.12%                      3.13%                          2.95%
                                                                    ====                       ====                           ====
Net yield on interest-earning assets                                3.31%                      3.37%                          3.26%
                                                                    ====                       ====                           ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities         107.62%                     108.10%                     107.64%
                                                 ======                      ======                      ======

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


                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

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

Table 2                                                                YEAR ENDED JUNE 30,
                                                ---------------------------------------------------------------
                                                 2004         vs.        2003      2003       vs.        2002
                                                ------------------------------   ------------------------------
                                                      Increase (Decrease)              Increase (Decrease)
                                                            Due to                           Due to
                                                ------------------------------   ------------------------------
(dollars in thousands)                          Volume       Rate      Total      Volume      Rate      Total
                                                ------------------------------   ------------------------------
Interest income:
 Loans                                          $   537    $(4,622)   $(4,085)   $ 1,471    $(5,103)   $(3,632)
 Mortgage-backed securities                       1,637        (62)     1,575       (429)        (5)      (434)
 Securities and other interest-earning assets    (1,014)      (848)    (1,862)       (97)    (1,169)    (1,266)
                                                -------    -------    -------    -------    -------    -------
  Total interest-earning assets                   1,160     (5,532)    (4,372)       945     (6,277)    (5,332)
                                                -------    -------    -------    -------    -------    -------
Interest expense:
 Deposits                                            20     (3,839)    (3,819)     1,140     (6,965)    (5,825)
 FHLB advances                                      206       (174)        32       (848)      (228)      (620)
 Notes payable                                     (113)        (6)      (119)        63        (32)        31
                                                -------    -------    -------    -------    -------    -------
  Total interest-bearing liabilities                113     (4,019)    (3,906)       355     (6,769)    (6,414)
                                                -------    -------    -------    -------    -------    -------
Net interest income                             $ 1,047    $(1,513)   $  (466)   $   590    $   492    $ 1,082
                                                =======    =======    =======    =======    =======    =======

As is evidenced by these tables, interest rate changes had a negative effect on the Bank's net interest income for the year ended June 30, 2004 and a positive effect on the Bank's net interest income for the year ended June 30, 2003. Due to the repricing characteristics of the Bank's loan portfolio and short-term nature of its deposit portfolio, along with changing interest rates during the years ended June 30, 2004 and 2003, the Bank experienced a decrease of 1 basis point in its interest rate spread to 3.12 percent for fiscal 2004 from 3.13 percent for fiscal 2003 and from 2.95 percent for fiscal 2002. These changes in interest rate spread contributed to a decrease in net interest income for the year ended June 30, 2004 of $1.5 million, and an increase in net interest income for the year ended June 30, 2003 of $0.5 million due to interest rate changes.

Net interest income was favorably affected by volume changes during the years ended June 30, 2004 and 2003. Accordingly, net interest income grew by $1.0 million and $0.6 million due to volume changes for the years ended June 30, 2004 and 2003, respectively.

The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution. A flattening yield curve will typically have a negative effect on net interest income, while a steepening yield curve will typically have a positive effect on net interest income.

PROVISION FOR LOAN LOSSES

The Bank carefully monitors its loan portfolio and establishes levels of general and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank's loan portfolio. The Bank's policies require the review of


                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC) assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The Bank establishes specific provisions for loan losses when a loan is deemed to be uncollectible in an amount equal to the net book value of the loan or to any portion of the loan deemed uncollectible. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains general allowances based upon the establishment of a risk category for each type of loan in the Bank's portfolio.

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

During 2004, the Bank experienced growth in the loan portfolio of $33.7 million, or 5.8 percent, much of which was in commercial real estate loans. In addition, the level of impaired loans increased from $7.2 million to $7.9 million, while the specific allowance related to impaired loans decreased from $235,000 to $200,000. The allowance for loan losses to impaired loans was 56 percent in the current period, compared to 54 percent at June 30, 2003. Net charge-offs increased from $19,000 in 2003 to $103,000 in 2004. Therefore, taking into consideration the growth of the portfolio, the level of impaired loans, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided $597,000 of additional provision to increase the allowance to a level deemed appropriate of $4.4 million.

During 2003, the Bank experienced growth in the loan portfolio of $16.4 million, or 2.9 percent, while substantially maintaining the composition of the loan portfolio. In addition, the level of impaired loans decreased from $10.4 million to $7.2 million, while the specific allowance related to impaired loans increased from $30,000 to $235,000. The decrease in the level of impaired loans to total loans caused the percentage of allowance for loan losses to impaired loans to increase from 38 to 54 percent. Net charge-offs decreased from $176,000 in 2002 to $19,000 in 2003. Therefore, taking into consideration the growth of the portfolio, the level of impaired loans, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided no additional provision and maintained the allowance at a level deemed appropriate of $3.9 million.

NON-INTEREST INCOME

Non-interest income amounted to $6.1 million, $5.9 million, and $3.8 million for the years ended June 30, 2004, 2003, and 2002, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, gains on sale of real estate owned, and the increase in the cash surrender value of bank owned life insurance. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $4.6 million, $4.9 million, and $3.0 million for the years ended June 30, 2004, 2003, and 2002, respectively. The income from mortgage banking activities is primarily due to net profit realized on the sale of loans. The results of operations from mortgage banking activity are attributable in large part to historically low market interest rates and are not necessarily indicative of expected future results. Other non-interest income amounted to $1.5 million, $1.0 million, and $0.8 million for the years ended June 30, 2004, 2003, and 2002, respectively. The increase in other non-interest income of $0.5 million from the year ended June 30, 2003 to June 30, 2004 is attributable to gains realized on the sale of real estate owned and the increase in the


                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC) cash surrender value of bank owned life insurance in 2004. The increase in other non-interest income of $0.2 million from the year ended June 30, 2002 to June 30, 2003 is primarily due to an increase in loan prepayment fee and late charge fee income. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, rental income, insurance proceeds, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

NON-INTEREST EXPENSE

Non-interest expense amounted to $17.6 million, $16.5 million, and $14.1 million for the years ended June 30, 2004, 2003, and 2002, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $9.6 million, $8.7 million, and $7.6 million for the years ended June 30, 2004, 2003, and 2002, respectively. The increase in compensation for the years ended June 30, 2004 and 2003 is due primarily to growth in the staff, employee 401K benefits, a compensation incentive plan for management, and salary and wage adjustments to employees. Office occupancy totaled $3.4 million, $3.2 million, and $2.8 million for the years ended June 30, 2004, 2003, and 2002, respectively. The increased office occupancy expense is attributable to maintenance and repairs to office buildings, and the cost of opening and operating additional branch offices. Other non-interest expense totaled $4.6 million, $4.6 million, and $3.7 million for the years ended June 30, 2004, 2003, and 2002, respectively. Changes in other non-interest expense are primarily the result of advertising, professional and legal services, insurance expenses, outside services, and franchise tax expense.

FEDERAL INCOME TAXES

The Company's federal income tax expense was $3.4 million, $4.1 million, and $3.6 million for the years ended June 30, 2004, 2003, and 2002, respectively. Due to the availability of tax credits for the years ended June 30, 2004, 2003, and 2002, and other miscellaneous deductions, the Company's effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 33 percent for the year ended June 30, 2004, and an effective rate of 34 percent for the years ended June 30, 2003, and 2002, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Company, see "Market Risk Management."

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


                 (PVF CAPITAL CORP. 2004 ANNUAL REPORT GRAPHIC)

(PARK VIEW FEDERAL SAVINGS BANK LOGO)

Office Locations and Hours

AVON OFFICE
36311 Detroit Road
Avon, Ohio 44011
440-934-3580

BAINBRIDGE OFFICE
8500 Washington Street
Chagrin Falls, Ohio 44023
440-543-8889

BEDFORD OFFICE
413 Northfield Road
Bedford, Ohio 44146
440-439-2200

CHARDON OFFICE
408 Water Street
Chardon, Ohio 44024
440-285-2343

MACEDONIA OFFICE
497 East Aurora Road
Macedonia, Ohio 44056
330-468-0055

MAYFIELD HEIGHTS OFFICE
1244 SOM Center Road
Mayfield Hts., Ohio 44124
440-449-8597

MEDINA OFFICE
Reserve Square
3613 Medina Road
Medina, Ohio 44256
330-721-7484

MENTOR OFFICE
Heisley Corners
6990 Heisley Road
Mentor, Ohio 44060
440-944-0276

NORTH ROYALTON OFFICE
13901 Ridge Road
North Royalton, Ohio 44133
440-582-7417

SOLON OFFICE
Solar Shopping Center
34400 Aurora Road
Solon, Ohio 44139
440-542-6070

STREETSBORO OFFICE
9305 Market Square Drive
P.O. Box 2130
Streetsboro, Ohio 44241
330-626-9444

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

(PARK VIEW FEDERAL SAVINGS BANK LOGO)

BOARD OF DIRECTORS

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Chief Financial Officer

GERALD A. FALLON
Retired

ROBERT K. HEALEY
Retired

RONALD D. HOLMAN, II
Partner
Cavitch, Familo, Durkin & Frutkin

STANLEY T. JAROS
Partner
Moriarty & Jaros, P.L.L.

RAYMOND J. NEGRELLI
President
Raymond J. Negrelli, Inc.

STUART D. NEIDUS
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation



OFFICERS

JOHN R. MALE
Chairman of the Board and
Chief Executive Officer

C. KEITH SWANEY
President, Chief Operating Officer
and Chief Financial Officer

JEFFREY N. MALE
Executive Vice President

WILLIAM J. HARR, JR.
Senior Vice President
Lending

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

ADELINE NOVAK
Vice President
Human Resources

ROBERT J. PAPA
Vice President
Construction Lending

JOHN E. SCHIMMELMANN
Vice President
Deposit Operations

KENNAIRD H. STEWART
Vice President
Commercial Real Estate Lending

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors and Shareholders
PVF Capital Corp.
Solon, Ohio


We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. ("Company") as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004 in conformity with U.S. generally accepted accounting principles.




                                              (CROWE CHIZEK AND COMPANY LLC)


Cleveland, Ohio
July 16, 2004

                                PVF CAPITAL CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       Years ended June 30, 2004 and 2003




ASSETS                                                                 2004              2003
                                                                 ---------------   ---------------
Cash and amounts due from depository institutions                $     4,550,446   $     9,755,224
Interest bearing deposits                                                894,327         3,946,019
Federal funds sold                                                    12,025,000        83,050,000
                                                                 ---------------   ---------------
    Cash and cash equivalents                                         17,469,773        96,751,243
Securities held to maturity (fair values of $27,399,975 and
    $33,252, respectively)                                            27,500,000            33,252
Mortgage-backed securities held to maturity (fair values
    of $35,390,465 and $3,032,386, respectively)                      36,779,289         2,930,543
Loans receivable held for sale, net                                   11,870,775        33,603,895
Loans receivable, net of allowance of
    $4,376,704 and $3,882,839                                        610,680,821       576,985,116
Office properties and equipment, net                                  13,888,392        11,555,919
Real estate owned                                                         70,000           448,865
Federal Home Loan Bank stock                                          10,825,600        10,396,399
Prepaid expenses and other assets                                     26,602,759        10,698,571
                                                                 ---------------   ---------------
          Total assets                                           $   755,687,409   $   743,403,803
                                                                 ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits                                                     $   526,492,714   $   526,428,927
    Short-term advances from the FHLB                                 15,000,000                --
    Long-term advances from the FHLB                                 120,039,831       120,123,220
    Notes payable                                                      2,486,250         5,815,150
    Subordinated debentures                                           10,000,000                --
    Advances from borrowers for taxes and insurance                    2,376,872         7,964,653
    Accrued expenses and other liabilities                            15,930,799        24,468,717
                                                                 ---------------   ---------------
          Total liabilities                                          692,326,466       684,800,667
                                                                 ---------------   ---------------
Commitments and contingencies
Stockholders' equity:
    Serial preferred stock, $.01 par value, 1,000,000 shares
      authorized; none issued                                                 --                --
    Common stock, $.01 par value,
      15,000,000 shares authorized;
      7,420,045 and 6,717,283 shares issued, respectively                 74,200            67,173
    Additional paid-in capital                                        58,378,089        47,176,696
    Retained earnings                                                  8,035,847        14,486,460
    Treasury stock, at cost, 377,870 and
      343,519 shares, respectively                                    (3,127,193)       (3,127,193)
                                                                 ---------------   ---------------
          Total stockholders' equity                                  63,360,943        58,603,136
                                                                 ---------------   ---------------
          Total liabilities and stockholders' equity             $   755,687,409   $   743,403,803
                                                                 ===============   ===============


          See accompanying notes to consolidated financial statements.

                                PVF CAPITAL CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years ended June 30, 2004, 2003 and 2002

Interest income:                                       2004            2003            2002
                                                  --------------  --------------  --------------
    Loans                                         $   36,604,621  $   40,690,675  $   44,322,897
    Mortgage-backed securities                         1,860,224         285,167         719,321
    Federal Home Loan Bank stock                         429,402         449,026         505,673
    Cash and securities                                  215,394       2,057,829       3,266,790
                                                  --------------  --------------  --------------
          Total interest income                       39,109,641      43,482,697      48,814,681
Interest expense:
    Deposits                                          11,351,365      15,169,502      20,995,003
    Borrowings                                         5,387,849       5,476,773       6,065,389
                                                  --------------  --------------  --------------
          Total interest expense                      16,739,214      20,646,275      27,060,392
                                                  --------------  --------------  --------------
          Net interest income                         22,370,427      22,836,422      21,754,289
Provision for loan losses:                               597,300              --         558,000
                                                  --------------  --------------  --------------
          Net interest income after provision
            for loan losses                           21,773,127      22,836,422      21,196,289
Noninterest income:
    Service and other fees                               660,646         743,877         625,631
    Mortgage banking activities, net                   4,632,561       4,922,069       2,985,424
    Gain on sale of real estate owned                    488,839              --              --
    Other, net                                           347,710         227,057         139,913
                                                  --------------  --------------  --------------
          Total noninterest income                     6,129,756       5,893,003       3,750,968
Noninterest expense:
    Compensation and benefits                          9,590,924       8,694,397       7,643,251
    Office, occupancy, and equipment                   3,394,285       3,151,956       2,758,158
    Insurance                                            232,926         262,366         226,511
    Professional and legal                               397,179         518,648         425,185
    Advertising                                          373,702         499,438         368,775
    Outside services                                     876,799         857,050         520,181
    Franchise tax                                        728,400         647,890         581,990
    Other                                              1,977,065       1,877,460       1,614,584
                                                  --------------  --------------  --------------
          Total noninterest expense                   17,571,280      16,509,205      14,138,635
                                                  --------------  --------------  --------------
             Income before federal income taxes       10,331,603      12,220,220      10,808,622
Federal income taxes:
    Current                                            2,287,524       3,966,092       3,431,586
    Deferred                                           1,134,025         157,672         203,727
                                                  --------------  --------------  --------------
                                                       3,421,549       4,123,764       3,635,313
                                                  --------------  --------------  --------------
          Net income                              $    6,910,054  $    8,096,456  $    7,173,309
                                                  ==============  ==============  ==============
Basic earnings per share                          $         0.98  $         1.16  $         1.02
                                                  ==============  ==============  ==============
Diluted earnings per share                        $         0.96  $         1.14  $         1.00
                                                  ==============  ==============  ==============


          See accompanying notes to consolidated financial statements.

                                PVF CAPITAL CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    Years ended June 30, 2004, 2003 and 2002


                                                            Additional
                                               Common        paid-in         Retained          Treasury
                                                stock        capital         Earnings           stock            Total
                                            ------------    ------------    ------------    -------------   ------------
Balance at June 30, 2001                    $     53,394    $ 31,346,497    $ 17,768,859    $ (1,162,615)   $ 48,006,135
  Net income                                          --              --       7,173,309              --       7,173,309
  Stock options exercised, 173,492 shares          1,735         293,425              --              --         295,160
  Cash paid in lieu of fractional shares              --              --          (2,869)             --          (2,869)
  Stock dividend issued, 551,870 shares            5,519       5,772,560      (5,778,079)             --              --
  Cash dividend, $0.222 per share                     --              --      (1,533,555)             --      (1,533,555)
  Purchase of 136,395 shares of
       Treasury stock                                 --              --              --      (1,639,602)     (1,639,602)
                                            ------------    ------------    ------------    ------------    ------------
Balance at June 30, 2002                          60,648      37,412,482      17,627,665      (2,802,217)     52,298,578
  Net income                                          --              --       8,096,456              --       8,096,456
  Stock options exercised, 41,909 shares             419         187,502              --              --         187,921
  Cash paid in lieu of fractional shares              --              --          (2,159)             --          (2,159)
  Stock dividend issued, 610,565 shares            6,106       9,576,712      (9,582,818)             --              --
  Cash dividend, $0.245 per share                     --              --      (1,652,684)             --      (1,652,684)
  Purchase of 28,615 shares of
       Treasury stock                                 --              --              --        (324,976)       (324,976)
                                            ------------    ------------    ------------    ------------    ------------
Balance at June 30, 2003                          67,173      47,176,696      14,486,460      (3,127,193)     58,603,136
  Net income                                          --              --       6,910,054              --       6,910,054
  Stock options exercised, 34,580 shares             346         256,447              --              --         256,793
  Stock purchased and retired,
    6,373 shares                                     (64)        (94,147)             --              --         (94,211)
  Cash paid in lieu of fractional shares                                          (2,814)             --          (2,814)
  Stock dividend issued, 674,555 shares            6,745      11,039,093     (11,045,838)             --              --
  Cash dividend, $0.330 per share                                             (2,312,015)             --      (2,312,015)
                                            ------------    ------------    ------------    ------------    ------------
Balance at June 30, 2004                    $     74,200    $ 58,378,089    $  8,035,847    $ (3,127,193)   $ 63,360,943
                                            ============    ============    ============    ============    ============


          See accompanying notes to consolidated financial statements.

                                PVF CAPITAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2004, 2003 and 2002


                                                      2004             2003            2002
                                                 -------------    -------------    -------------
Operating activities:
    Net income                                   $   6,910,054    $   8,096,456    $   7,173,309
    Adjustments required to reconcile net
      income to net cash from operating
        activities:
        Amortization of premium on
           mortgage-backed securities                   72,548            1,771            1,771
        Depreciation                                 1,658,958        1,407,503        1,060,530
        Provision for loan losses                      597,300               --          558,000
        Accretion of deferred loan
          origination fees, net                     (1,108,263)      (1,244,214)      (1,130,822)
        Gain on disposal of real estate owned         (488,839)              --               --
        FHLB stock dividends                          (429,201)        (448,775)        (505,319)
        Deferred income tax provision                1,134,025          157,672          203,727
        Proceeds from loans held for sale          301,018,063      453,735,624      295,706,407
        Originations of loans held for sale       (277,787,331)    (475,659,784)    (301,234,328)
        Gain on the sale of loans, net              (5,260,163)      (6,727,015)      (2,981,311)
        Net change in other assets
          and other liabilities                     (7,841,279)      12,410,926       (1,620,985)
                                                 -------------    -------------    -------------
            Net cash from operating activities      18,475,872       (8,269,836)      (2,769,021)
                                                 -------------    -------------    -------------
Investing activities:
    Loans originated                              (137,580,380)    (170,534,726)    (135,864,877)
    Principal repayments on loans                  104,195,639      162,351,576      149,065,323
    Principal repayments on mortgage-
      backed securities held to maturity             5,932,009        4,364,892       10,916,457
    Purchase of mortgage-backed securities
      held to maturity                             (39,853,303)              --               --
    Purchase of securities held to maturity        (27,500,000)     (30,000,000)     (55,000,000)
    Maturities and calls of securities held
      to maturity                                       33,252       85,087,959       50,090,394
    Additions to office properties and
      equipment                                     (3,991,431)      (3,146,074)      (3,094,421)
    Acquisition of bank-owned life insurance       (15,000,000)              --               --
    Disposals of real estate owned                   1,166,703          114,259          353,100
    Acquisition of real estate owned                   (70,000)              --               --
    (Additions) disposal of real estate held
      for investment, net                              525,000          (50,000)        (350,000)
                                                 -------------    -------------    -------------
            Net cash from investing activities    (112,142,511)      48,187,886       16,115,976



          See accompanying notes to consolidated financial statements.

                                PVF CAPITAL CORP.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                    Years ended June 30, 2004, 2003 and 2002


                                                        2004             2003             2002
                                                   --------------   --------------   --------------
Financing Activities:
    Payments on long-term FHLB advances                  (83,389)        (616,476)     (65,127,160)
    Net change in short-term FHLB advances            15,000,000               --               --
    Proceeds from notes payable                               --               --        6,650,000
    Repayment of notes payable                        (3,328,900)      (2,472,870)      (3,061,980)
    Net change in NOW and passbook savings            (2,052,829)      16,190,703       23,728,050
    Proceeds from issuance of certificates
      of deposit                                     107,020,928      135,463,914       88,664,759
    Payments on maturing certificates of deposit    (104,904,312)    (104,897,908)    (113,252,740)
    Proceeds from issuance of subordinated
      debentures                                      10,000,000               --               --
    Net increase (decrease) in advances
      from borrowers                                  (5,587,781)         644,040          851,552
    Payment of cash dividend                          (1,841,130)      (1,654,844)      (1,536,424)
    Purchase of treasury stock                                --         (324,975)      (1,639,602)
    Proceeds from exercise of stock options              256,793          187,921          295,169
    Stock repurchased and retired                        (94,211)              --               --
                                                   -------------    -------------    -------------
        Net cash from financing activities            14,385,169       42,519,505      (64,428,385)
                                                   -------------    -------------    -------------
        Net increase (decrease) in cash
          and cash equivalents                       (79,281,470)      82,437,555      (51,081,430)
Cash and cash equivalents at beginning
  of year                                             96,751,243       14,313,688       65,395,118
                                                   -------------    -------------    -------------
Cash and cash equivalents at end of year           $  17,469,773    $  96,751,243    $  14,313,688
                                                   =============    =============    =============
Supplemental disclosures of cash flow
  information:
Cash payments of interest                          $  16,740,542    $  20,733,040    $  28,600,682
Cash payments of income taxes                          2,760,000        4,020,000        2,825,000
Supplemental schedule of noncash
  investing and financing activities:
Transfers to real estate owned                     $     200,000    $          --    $     355,132


          See accompanying notes to consolidated financial statements.

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
  MATTERS

The accounting and reporting policies of PVF Capital Corp. and its subsidiaries ("Company") conform to accounting principles generally accepted in the United States of America and general industry practice. The Company's principal subsidiary, Park View Federal Savings Bank ("Bank"), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina, Lorain and Portage Counties, Ohio. The deposit accounts of the Bank are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") and are backed by the full faith and credit of the United States government. The following is a description of the significant policies, which the Company follows in preparing and presenting its consolidated financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of PVF Capital Corp., and its wholly-owned subsidiaries, Park View Federal Savings Bank, PVF Service Corporation ("PVFSC"), PVF Holdings, Inc., and Mid-Pines Land Co. PVFSC owns some Bank premises and leases them to the Bank. PVF Holdings, Inc. and Mid-Pines Land Co. did not have any significant assets or activity as of or for the years ended June 30, 2004, 2003, or 2002. All significant intercompany transactions and balances are eliminated in consolidation.

PVFSC has entered into various nonconsolidated joint ventures that own real estate including properties leased to the Bank.

PVF Capital Trust I ("Trust") was created for the sole purpose of issuing trust preferred securities. The Trust is not consolidated into the financial statements.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, the valuation of mortgage servicing rights, and fair value of financial instruments are particularly subject to change.

Securities: The Company classifies all securities as held to maturity. Securities held to maturity are limited to debt securities that the Company has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost. Securities that could be sold in the future because of changes in interest rates or other factors are not to be classified as held to maturity. Other securities such as Federal Home Loan Bank stock are carried at cost.



                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
  MATTERS (Continued)

Gains or losses on calls exercised on securities are recognized at the date of call (trade date). Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield. Dividends and interest income are recognized when earned.

A decline in fair value of any held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security.

Loans Receivable: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is reported in the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Uncollectible interest on loans that are contractually 90 days or more past due is charged off against interest income. Income is subsequently recognized only to the extent cash payments are received until the loan is determined to be performing in accordance with the applicable loan terms in which case the loan is returned to accrual status.

Allowance for Loan Losses: The allowance for loan losses is maintained at a level to absorb probable incurred losses in the portfolio as of the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Bank based upon the overall portfolio composition and general market conditions as well as information about specific borrower situations and estimated collateral values. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank's loans are primarily collateral dependent, measurement of impairment is based on the fair value of the collateral.

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market include deferred origination fees and costs and are carried at the lower of cost or fair value, determined on an aggregate basis. The fair value of mortgage loans held for sale is based on market prices and yields at period end in normal market outlets used by the Company.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
  MATTERS (Continued)

The Company sells the loans on either a servicing retained or servicing released basis. Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of estimated net future servicing revenue. The expected period of the estimated net servicing income is based, in part on the expected prepayment of the underlying mortgages.

Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of amortized cost over its estimated fair value. Impairment is evaluated based upon the fair value of the assets. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment is reported as a valuation allowance. The impairment charges incurred and reversed during the periods ended June 30, 2004 and 2003 were a result of this process and the change in market values during those periods.

Office Properties and Equipment: Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter. Estimated lives range from one to forty years.

Bank-Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or fair value less estimated selling costs. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Long-Term Assets: Office properties and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
  MATTERS (Continued)

Statements of Cash Flows: For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents. Net cash flows are reported for NOW and passbook savings accounts, and advances from borrowers.

Stock Compensation: Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                  2004            2003           2002
Net income as reported                       $  6,910,054    $   8,096,456    $   7,173,309
Deduct:  Stock-based compensation expense
  determined under fair value based method        100,135          124,135          104,521
                                             ------------    -------------    -------------
Pro forma net income                         $  6,809,919    $   7,972,321    $   7,068,788
                                             ============    =============    =============

Basic earnings per share as reported         $       0.98    $        1.16    $        1.02
Pro forma basic earnings per share           $       0.97    $        1.14    $        1.01

Diluted earnings per share as reported       $       0.96    $        1.14    $        1.00
Pro forma diluted earnings per share         $       0.95    $        1.12    $        0.98


The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                           2004           2003           2002
                                        ----------     ----------     ----------
Risk-free interest rate                    3.76%          3.50%          4.73%
Expected option life                    7 years        7 years        7 years
Expected stock price volatility           29.78%         35.00%         37.00%
Dividend yield                             1.99%          2.50%          2.73%


Earnings Per Share: Basic earnings per share are calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options is included in the calculation of diluted earnings per share.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED
  MATTERS (Continued)

The per share data for 2004, 2003 and 2002 are adjusted to reflect the 10% stock dividends declared June 2004, June 2003, and June 2002.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Instruments, such as standby letters of credit, are considered financial guarantees in accordance with FASB Interpretation No. 45.

Restrictions on Cash: Cash on deposit with another institution of $348,000 and $1,096,000 was required to meet regulatory reserve requirements at June 30, 2004 and 2003, respectively. These balances do not earn interest.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 2 - SECURITIES

Securities held to maturity at June 30, 2004 and 2003 are summarized as follows:

                                                                         2004
                                          -------------------------------------------------------------------
                                                                 Gross          Gross            Estimated
                                              Carrying       Unrecognized    Unrecognized          Fair
                                               Amount            Gain            Loss              Value
                                          -------------   ---------------    ------------     ---------------
United States agency securities           $  27,500,000   $        --        $   (100,025)    $    27,399,975
                                          =============   ===============    ============     ===============
Due after one year through five years     $  27,500,000   $        --        $   (100,025)    $    27,399,975
                                          =============   ===============    ============     ===============


                                                                         2003
                                          -------------------------------------------------------------------
                                                                 Gross          Gross            Estimated
                                              Carrying       Unrecognized    Unrecognized          Fair
                                               Amount            Gain            Loss              Value
                                          -------------   ---------------    ------------     ---------------
Municipal bond                            $    33,252     $        --        $       --       $        33,252
                                          =============   ===============    ============     ===============
Due within one year                       $    33,252     $        --        $       --       $        33,252
                                          =============   ===============    ============     ===============


There were no sales of securities for the years ended June 30, 2004, 2003 or 2002.

At year end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

Securities with unrealized losses at year end 2004 not recognized in income are as follows:

                                          Less than 12 Months                      Total
                                    ------------------------------    ------------------------------
                                           Fair       Unrecognized         Fair         Unrecognized
Description of Securities                 Value           Loss             Value            Loss
-------------------------------     ---------------   ------------    ---------------   ------------
United States agency securities     $    27,399,975   $  (100,025)    $    27,399,975   $  (100,025)
                                    ===============   ===========     ===============   ===========


Unrecognized losses on these securities have not been recognized into income because the securities are of high credit quality and management has the intent and ability to hold them until maturity and the unrecognized losses are attributable to changes in interest rates.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 3 - MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity at June 30, 2004 and 2003 are summarized as follows:

                                                                         2004
                                          -------------------------------------------------------------------
                                                                 Gross          Gross            Estimated
                                              Carrying       Unrecognized    Unrecognized          Fair
                                               Amount            Gain            Loss              Value
                                          -------------   ---------------    ------------     ---------------
FNMA mortgage-backed securities           $  35,774,087   $         5,350    $ (1,400,267)    $    34,379,170
FHLMC mortgage-backed securities              1,005,202             6,093              --           1,011,295
                                          -------------   ---------------    ------------     ---------------

                                          $  36,779,289   $        11,443    $ (1,400,267)    $    35,390,465
                                          =============   ===============    ============     ===============
Due after ten years                       $  36,779,289   $        11,443    $ (1,400,267)    $    35,390,465
                                          =============   ===============    ============     ===============

                                                                         2003
                                          -------------------------------------------------------------------
                                                                 Gross          Gross            Estimated
                                              Carrying       Unrecognized    Unrecognized          Fair
                                               Amount            Gain            Loss              Value
                                          -------------   ---------------    ------------     ---------------
FNMA mortgage-backed securities           $      89,721   $         2,909    $         --     $        92,630
FHLMC mortgage-backed securities              2,840,822            98,934              --           2,939,756
                                          -------------   ---------------    ------------     ---------------

                                          $   2,930,543   $       101,843    $         --     $     3,032,386
                                          =============   ===============    ============     ===============


There were no sales of mortgage-backed securities for the years ended June 30, 2004, 2003 or 2002.

Mortgage-backed securities with unrealized losses at year end 2004 not recognized in income are as follows:

                                          Less than 12 Months                     Total
                                    ------------------------------    ------------------------------
Description of                           Fair         Unrecognized         Fair         Unrecognized
  Mortgage-backed Securities             Value            Loss            Value             Loss
-------------------------------     ---------------   ------------    ---------------   ------------
FNMA mortgage-backed
    securities                      $   34,286,991    $(1,400,267)    $    34,286,991   $(1,400,267)
                                    ==============    ===========     ===============   ===========


Unrecognized losses on these securities have not been recognized into income because the securities are of high credit quality and management has the intent and ability to hold them until maturity and the unrecognized losses are attributable to changes in interest rates.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 4 - LOANS RECEIVABLE

Loans receivable at June 30, 2004 and 2003, consist of the following:

                                                 2004              2003
                                           ----------------  ----------------
Real estate mortgages:
    One-to-four family residential         $    128,209,918  $    139,774,348
    Home equity line of credit                   83,505,220        67,822,058
    Multi-family residential                     38,776,777        40,941,727
    Commercial                                  175,323,234       146,686,357
    Commercial equity line of credit             38,113,453        34,080,887
    Land                                         54,047,091        52,962,675
    Construction - residential                   70,832,624        73,160,279
    Construction - multi-family                          --           217,378
    Construction - commercial                    15,678,754        16,496,096
                                           ----------------  ----------------
    Total real estate mortgages                 604,487,071       572,141,805
Non real estate loans                            13,951,135        11,760,916
                                           ----------------  ----------------
                                                618,438,206       583,902,721
Net deferred loan origination fees               (3,380,681)       (3,034,766)
Allowance for loan losses                        (4,376,704)       (3,882,839)
                                           ----------------  ----------------
                                           $    610,680,821  $    576,985,116
                                           ================  ================


A summary of the changes in the allowance for loan losses for the years ended June 30, 2004, 2003, and 2002, is as follows:

                                       2004            2003            2002
                                  --------------  -------------   -------------
Beginning balance                 $    3,882,839  $   3,901,839   $   3,520,198
Provision charged to operations          597,300             --         558,000
Charge-offs                             (132,435)       (19,000)       (206,078)
Recoveries                                29,000             --          29,719
                                  --------------  -------------   -------------
Ending balance                    $    4,376,704  $   3,882,839   $   3,901,839
                                  ==============  =============   =============


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 4 - LOANS RECEIVABLE (Continued)

The following is a summary of the principal balances of nonperforming loans at June 30:

                                                         2004           2003
                                                    -------------  -------------
Loans on nonaccrual status:
    Real estate mortgages:
      One-to-four family residential                $   4,707,428  $   3,072,917
      Commercial                                        4,455,529      2,879,445
      Multi-family residential                                 --        137,085
      Construction and land                             1,469,754      1,347,905
                                                    -------------  -------------
          Total loans on nonaccrual status             10,632,711      7,437,352

Loans past due 90 days, still on accrual status:
    Real estate mortgages:
      One-to-four family residential                       69,703             --
      Commercial                                          432,941             --
      Construction and land                                    --        275,461
                                                    -------------  -------------
Total nonaccrual and past due loans                 $  11,135,355  $   7,712,813
                                                    =============  =============


At June 30, 2004 and 2003, the recorded investment in loans, which have been identified as being impaired, totaled $7,865,000, and $7,172,000, respectively. Included in the impaired amount at June 30, 2004 and 2003, is $706,131, and $1,095,934, respectively, related to loans with a corresponding valuation allowance of $200,000, and $234,719, respectively.

Average impaired loans for the years ended June 30, 2004, 2003 and 2002 amounted to $7,926,000, $9,172,000, and $5,101,000, respectively. The Company recognized $165,300 and $406,900 in interest on impaired loans in 2004 and 2003. No interest was recognized on impaired loans in 2002.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 5 - MORTGAGE BANKING ACTIVITIES

Mortgage banking activities, net, including gains and losses on sales of loans, for each of the years in the three-year period ended June 30, 2004, consist of the following:

                                                        2004            2003            2002
                                                  --------------  -------------   --------------
Mortgage loan servicing fees                      $    1,761,286  $   1,446,168   $    1,116,929
Amortization and changes in valuation allowance
     for mortgage servicing rights                    (2,388,888)    (3,251,114)      (1,112,817)
Gross realized:
   Gains on sales of loans                             6,930,590      8,214,611        3,079,814
   Losses on sales of loans                           (1,670,427)    (1,487,596)         (98,502)
                                                  --------------  -------------   --------------
                                                  $    4,632,561  $   4,922,069   $    2,985,424
                                                  ==============  =============   ==============


At June 30, 2004 and 2003, the Company was servicing whole and participation mortgage loans for others aggregating $746,787,300, and $658,967,272, respectively. These loans are not reported as assets. The Company had $11,755,302, and $20,143,571 at June 30, 2004 and 2003, respectively, of funds collected on mortgage loans serviced for others which is included in accrued expenses and other liabilities.

Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2004, 2003 and 2002 were as follows:

                                      2004             2003            2002
                                  -------------   -------------   -------------
Beginning balance                 $   4,655,182   $   3,255,147   $   1,284,678
Originated                            3,762,551       3,981,149       3,083,286
Amortized                            (3,058,888)     (2,581,114)     (1,112,817)
                                  -------------   -------------   -------------
Ending balance                    $   5,358,845   $   4,655,182   $   3,255,147
                                  =============   =============   =============
Valuation Allowance
Beginning balance                 $     670,000   $          --   $          --
Additions expensed                           --         670,000              --
Reductions credited to expense         (670,000)             --              --
                                  -------------   -------------   -------------
Ending balance                    $          --   $     670,000   $          --
                                  =============   =============   =============


NOTE 6 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2004 and 2003 are summarized as follows:

                                                       2004            2003
                                                  -------------  ---------------
Land and land improvements                        $  1,034,892   $      847,500
Building and building improvements                   5,576,225        4,702,678
Leasehold improvements                               5,699,721        4,966,034
Furniture and equipment                             10,471,403        8,436,598
                                                  ------------   --------------
                                                    22,782,241       18,952,810
Less accumulated depreciation and amortization      (8,893,849)      (7,396,891)
                                                  ------------   --------------
                                                  $ 13,888,392   $   11,555,919
                                                  ============   ==============


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 7 - DEPOSITS

Deposit balances at June 30, 2004 and 2003 are summarized by interest rate as follows:

                                                                  2004                           2003
                                                      ---------------------------    --------------------------
                                                           Amount             %           Amount           %
                                                      ----------------     ------    ----------------    ------
NOW and money market accounts
Noninterest bearing                    --   --        $     16,429,334       3.1%    $     14,682,098      2.8%
Interest bearing                    0.245 - 4.00%           59,054,708      11.2           66,389,265     12.6
                                                      ----------------     -----     ----------------    -----
                                                            75,484,042      14.3           81,071,363     15.4
Passbook savings                    1.00 - 2.50%            46,726,011       8.9           43,191,519      8.2

Certificates of deposit             0.50 - 1.99%           109,995,876      20.9           71,825,960     13.6
                                    2.00 - 2.99            155,925,736      29.6          100,173,672     19.0
                                    3.00 - 3.99             66,107,497      12.6          147,737,107     28.1
                                    4.00 - 4.99             50,336,514       9.6           53,456,947     10.2
                                    5.00 - 5.99             15,459,083       2.9           20,956,710      4.0
                                    6.00 - 6.99              4,837,859       0.9            6,283,529      1.2
                                    7.00 - 7.99              1,533,292       0.3            1,651,935      0.3
                                    8.00 - 8.99                 86,804       0.0               80,185      0.0
                                                      ----------------     -----     ----------------    -----
                                                           404,282,661      76.8          402,166,045     84.6
                                                      ----------------     -----     ----------------    -----
                                                      $    526,492,714     100.0%    $    526,428,927    100.0%
                                                      ================     =====     ================    =====

Weighted average rate on deposits                                           2.19%                         2.61%
                                                                           =====                         =====

                                                                  2004                           2003
                                                      ---------------------------    --------------------------
                                                           Amount             %           Amount           %
                                                      ----------------     ------    ----------------    ------
Remaining term to maturity of
  certificates of deposit:
     12 months or less                                $    304,107,729      75.3%    $    249,316,121     62.0%
     13 to 24 months                                        60,283,357      14.9          115,880,269     28.8
     25 to 36 months                                        22,398,689       5.5           13,613,069      3.4
     37 to 48 months                                        17,492,886       4.3           23,356,586      5.8
                                                      ----------------     -----     ----------------    -----
                                                      $    404,282,661     100.0%    $    402,166,045     100.0%
                                                      ================     =====     ================    =====

Weighted average rate on certificates of deposit                            2.78%                          3.23%
                                                                            ====                           ====


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 7 - DEPOSITS (Continued)

Time deposits in amounts of $100,000 or more totaled approximately $119,851,000 and $109,893,000 at June 30, 2004 and 2003, respectively.

Interest expense on deposits is summarized as follows:

                                  2004              2003              2002
                           ----------------   ---------------   ----------------
NOW accounts               $        276,456   $       899,621   $      1,079,276
Passbook accounts                   227,222           470,504            660,260
Certificates of deposit          10,847,687        13,799,377         19,255,467
                           ----------------   ---------------   ----------------
                           $     11,351,365   $    15,169,502   $     20,995,003
                           ================   ===============   ================


NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI

Advances from the Federal Home Loan Bank of Cincinnati ("FHLB"), with maturities and interest rates thereon at June 30, 2004 and 2003, were as follows:

Maturity                              Interest rate                  2004                 2003
--------                              -------------           ----------------      ----------------
July 1, 2004                                1.25              $     15,000,000      $             --
February 2006                               6.05                        39,831               123,220
February 2008                               5.37                    10,000,000            10,000,000
March 2008                                  5.64                    10,000,000            10,000,000
March 2011                                  3.94                    50,000,000            50,000,000
May 2011                                    4.16                    50,000,000            50,000,000
                                                              ----------------      ----------------
                                                              $    135,039,831      $    120,123,220
                                                              ================      ================
Weighted average interest rate                                            3.96%                 4.29%
                                                              ================      ================


Each of the advances, except the advance maturing in July 2004 and February 2006, is a convertible fixed-rate advance. Each of these is convertible at the option of the FHLB to LIBOR. Alternatively, if the conversion option is exercised, the Bank could repay these advances without prepayment penalty. The Bank maintains two lines of credit totaling $130,000,000, with the Federal Home Loan Bank of Cincinnati ("FHLB"). The $100,000,000 repurchase line matures in October 2004. At June 30, 2004, $15,000,000 was drawn on the repurchase line of credit. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The $30,000,000 cash management line matures in October 2004.

In order to secure these advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $308,369,000 and $113,341,000 at June 30, 2004 and 2003, respectively, plus FHLB stock. In addition, at June 30, 2003, $21,000,000 in overnight cash was pledged for such advances.


                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 9 - SUBORDINATED DEBENTURES AND NOTES PAYABLE

On March 8, 2002, one of the Company's subsidiaries obtained a $3.4 million term loan with a remaining unpaid principal balance of $2.5 million from another federally insured institution to refinance the Company's Solon headquarters building. The note carries a variable interest rate that adjusts to LIBOR plus 230 basis points. The loan matures on March 15, 2007. The loan is guaranteed by the Company.

Principal repayments on the note are scheduled as follows:

               2005                               $   85,470
               2006                                   92,520
               2007                                2,308,260
                                                  ----------
                                                  $2,486,250
                                                  ==========

In June 2004, the Company formed a special purpose entity, PVF Capital Trust I ("Trust"), for the sole purpose of issuing $10,000,000 of variable-rate trust preferred securities. The Company issued Subordinated Deferrable Interest Debentures ("subordinated debentures") to the Trust in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred security carries a variable interest rate that adjusts to LIBOR plus 260 basis points. At June 30, 2004 the interest rate was 4.20%.

The subordinated debentures are the sole asset of the trust. The trust preferred securities will mature June 29, 2034 but may be redeemed by the Trust at par, at its option, starting June 29, 2009.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 10 - FEDERAL INCOME TAXES

The provision for federal income taxes differs from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

                                     2004                  2003                  2002
                              ------------------    ------------------    ------------------
                                Amount        %       Amount        %       Amount        %
                              ----------    ----    ----------    ----    ----------    ----
Computed expected tax         $3,616,061    35.0%   $4,277,077    35.0%   $3,783,018    35.0%
Increase (decrease) in tax
resulting from:
Benefit of graduated rates      (103,316)   (1.0)     (100,000)   (1.0)     (100,000)   (1.0)
Tax credits                     (111,646)   (1.1)     (111,646)   (0.9)     (111,646)   (1.0)
Other, net                        20,450     0.2        58,333     0.6        63,941     0.6
                              ----------    ----    ----------    ----    ----------    ----
                              $3,421,549    33.1%   $4,123,764    33.7%   $3,635,313    33.6%
                              ==========    ====    ==========    ====    ==========    ====

The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2004 and 2003 are:

                                                         2004          2003
                                                     -----------    -----------
Deferred tax assets:
Loan loss and other reserves                         $ 1,420,079    $ 1,294,629
Deferred compensation                                    566,264        426,964
Unrealized gains on loans held for sale                       --        364,130
Other                                                     47,637         36,909
                                                     -----------    -----------
Total gross deferred tax assets                        2,033,980      2,122,632
Deferred tax liabilities:
Deferred loan fees, net                                  357,693        358,953
FHLB stock dividend                                    1,366,273      1,187,603
Originated mortgage servicing asset                    1,822,007      1,354,962
Fixed assets                                             962,627        728,809
Other                                                    354,766        187,666
                                                     -----------    -----------
Total gross deferred tax liabilities                   4,863,366      3,817,993
                                                     -----------    -----------
Net deferred tax liability                           $(2,829,386)   $(1,695,361)
                                                     ===========    ===========

A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2004 or 2003.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 10 - FEDERAL INCOME TAXES (Continued)

Retained earnings at June 30, 2004 and 2003 include approximately $4,516,000 for which no provision for federal income tax has been made. The related unrealized deferred tax liability was approximately $1,535,000 at June 30, 2004 and 2003. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

NOTE 11 - LEASES

The Company leases certain premises from unrelated and related parties. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2004:

                                   Leases With      Leases With
                                    Unrelated         Related           Total
Year ending June 30,                 Parties          Parties           Leases
--------------------               -----------      -----------      -----------
2005                               $   564,960      $   199,807      $   764,767
2006                                   561,200          199,807          761,007
2007                                   559,200          199,807          759,007
2008                                   478,296          160,617          639,213
2009                                   409,426          141,472          550,898
Thereafter                             502,837          583,334        1,086,171
                                   -----------      -----------      -----------
Total minimum lease payments       $ 3,075,920      $ 1,485,144      $ 4,561,063
                                   ===========      ===========      ===========

During the years ended June 30, 2004, 2003, and 2002, rental expense was $695,307, $647,596, and $555,030, respectively.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 12 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

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

At June 30, 2004 and 2003, the Bank had the following commitments:

                                                                 2004           2003
                                                              -----------    -----------
Commitments to sell mortgage loans in the secondary market    $10,841,600    $89,630,300
Commitments to fund variable-rate mortgage loans               28,618,869     12,669,150
Commitments to fund fixed-rate mortgage loans                  29,805,425     66,782,101
Commitments to fund equity lines of credit                     82,028,000     68,445,000
Undisbursed portion of loan proceeds                           72,042,000     59,763,000

The fixed-rate loan commitments have interest rates ranging from 4.25% to 7.25%.

At June 30, 2004, there were $4,329,428 of outstanding standby letters of credit. The fair value of these instruments was immaterial.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 13 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Office of Thrift Supervision ("OTS") regulations requires savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2004, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 4.0%; and a minimum ratio of total capital to risk weighted assets of 8.0%. At June 30, 2004 and 2003, the Bank exceeded all of the aforementioned regulatory capital requirements.

Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At June 30, 2004, this limitation was $12,836,000 and is not expected to prevent the Company from paying its normal cash dividends.

The most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 13 - REGULATORY CAPITAL (Continued)

At June 30, 2004 and 2003, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

                                                       Tier-1        Tier-1       Total
                                          Tangible      Core       Risk-Based   Risk-Based
                                           Capital     Capital      Capital      Capital
                                          --------    ---------    ----------   ----------
June 30, 2004:
   GAAP capital                           $ 60,716    $  60,716    $   60,716   $   60,716
   Nonallowable component                      (58)         (58)          (58)         (58)
   General loan valuation allowances            --           --            --        4,177
                                          --------    ---------    ----------   ----------
      Regulatory capital                  $ 60,658    $  60,658    $   60,658   $   64,835
                                          ========    =========    ==========   ==========

   Total assets                           $761,443    $ 761,443    $  761,443   $  761,443
   Adjusted total assets                   761,385      761,385            --           --
   Risk-weighted assets                         --           --       636,040      636,040

   Actual capital ratio                       7.97%        7.97%         9.54%       10.19%
   Regulatory requirement for capital
      adequacy purposes                       1.50%        4.00%         4.00%        8.00%
   Regulatory capital category -
      well-capitalized -
      equal to or greater than                  NA         5.00%         6.00%       10.00%

                                                       Tier-1        Tier-1       Total
                                          Tangible      Core       Risk-Based   Risk-Based
                                           Capital     Capital      Capital      Capital
                                          --------    ---------    ----------   ----------
June 30, 2003:
   GAAP capital                           $ 57,656    $  57,656    $   57,656   $   57,656
   Nonallowable component                     (108)        (108)         (108)        (108)
   General loan valuation allowances            --          --             --        3,648
                                          --------    ---------    ----------   ----------
      Regulatory capital                  $ 57,548    $  57,548    $   57,548   $   61,196
                                          ========    =========    ==========   ==========
   Total assets                           $744,105    $ 744,105    $  744,105   $  744,105
   Adjusted total assets                   743,997      743,997            --           --
   Risk-weighted assets                         --           --       580,305      580,305

   Actual capital ratio                        7.73%       7.73%         9.92%       10.55%
   Regulatory requirement for capital
      adequacy purposes                        1.50%       4.00%         4.00%        8.00%
   Regulatory capital category -
      well-capitalized -
      equal to or greater than                   NA        5.00%         6.00%       10.00%

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 14 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2004 were as follows.

Beginning balance                                                   $ 5,774,000
New Loans                                                             1,209,000
Repayments                                                             (685,000)
                                                                    -----------
Ending balance                                                      $ 6,298,000
                                                                    ===========

NOTE 15 - STOCK OPTIONS

The Bank offered stock options to the directors and officers of the Bank under various option plans.

All of the options authorized under the 1992 plan have been granted and exercised. The options granted under the 1996 plan are exercisable over a ten-year period, with vesting ranging from zero to five years as stated in the individual option agreements. The options granted under the 2000 plan are exercisable over a ten-year period and vest immediately.

Options were granted at fair market value and, accordingly, no charges were reflected in compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional paid in capital.

A summary of the activity in the plan is as follows:

                                                    2004                    2003                    2002
                                            --------------------    --------------------    --------------------
                                                        Weighted                Weighted                Weighted
                                                         Average                 Average                 Average
                                                        Exercise                Exercise                Exercise
                                             Shares       Price      Shares       Price      Shares       Price
                                            --------    --------    --------    --------    --------    --------
Outstanding beginning of year                404,719    $   7.51     424,379    $   6.83     608,332    $   4.45
Exercised                                    (38,118)       6.68     (72,705)       5.01    (263,547)       1.77
Expired                                           --          --      (5,520)       8.84          --          --
Granted                                       43,560       13.78      58,564        9.37      79,594        8.15
                                            --------    --------    --------    --------    --------    --------
Outstanding end of year                      410,161    $   8.25     404,719    $   7.51     424,379    $   6.83
                                            ========    ========     =======    ========     =======    ========
Exercisable end of year                     $319,703    $   7.75     291,084    $   7.26     250,553    $   6.97
                                            ========    ========     =======    ========     =======    ========
Weighted average fair
value of options granted during the year                $   4.06                $    3.55               $   3.68

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 15 - STOCK OPTIONS (Continued)

Options outstanding at June 30, 2004 were as follows:

                          Outstanding                Exercisable
                   ------------------------     ---------------------
                                 Weighted
                                  Average                    Weighted
Range of                         Remaining                   Average
Exercise                        Contractual                  Exercise
Price               Number         Life          Number       Price
--------------     --------     -----------     --------     --------
$5.14 - $ 6.72      113,300            4.86      108,294     $   6.01
$7.39 - $ 8.55      197,278            5.02      159,718         7.93
$9.15 - $14.90       99,583            7.93       51,691        10.83
                   --------     -----------     --------     --------
Total               410,161            5.68      319,703     $   7.75

NOTE 16 - EARNINGS PER SHARE

The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30: 2004 Per-Share

                                                                         2004
                                                         ------------------------------------
                                                         Net Income      Shares       Amount
                                                         ----------    ---------    ---------
Basic EPS:
Income available to common shareholders                  $6,910,054    7,021,403    $    0.98
Dilutive effect of assumed exercises of stock options       170,005                     (0.02)
                                                         ----------    ---------    ---------
Diluted EPS:
Income available to common shareholders                  $6,910,054    7,191,408    $    0.96
                                                         ==========    =========    =========

                                                                         2004
                                                         ------------------------------------
                                                         Net Income      Shares       Amount
                                                         ----------    ---------    ---------
Basic EPS:
Income available to common shareholders                  $8,096,456    7,005,054    $    1.16
Dilutive effect of assumed exercises of stock options            --      110,713        (0.02)
                                                         ----------    ---------    ---------
Diluted EPS:
Income available to common shareholders                  $8,096,456    7,115,767    $    1.14
                                                         ==========    =========    =========

                                                                         2004
                                                         ------------------------------------
                                                         Net Income      Shares       Amount
                                                         ----------    ---------    ---------
Basic EPS:
Income available to common shareholders                  $7,173,309    7,013,882    $    1.02
Dilutive effect of assumed exercises of stock options            --      183,128        (0.02)
                                                         ----------    ---------    ---------
Diluted EPS:
Income available to common shareholders                  $7,173,309    7,197,010    $    1.00
                                                         ==========    =========    =========

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 16 - EARNINGS PER SHARE (Continued)

No options were anti-dilutive for the years ended June 30, 2003 or 2002 as market price in all cases was greater than the exercise price; 43,560 options were anti-dilutive for the year ended June 30, 2004.

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                               June 30, 2004             June 30, 2003
                                                          -----------------------    ----------------------
                                                           Carrying    Estimated     Carrying    Estimated
                                                            Amount     Fair Value     Amount     Fair Value
                                                          ----------   ----------    --------    ----------
                                                                            (in thousands)
Assets:
Cash and amounts due from depository institutions         $    4,550        4,550       9,755         9,755
Interest-bearing deposits                                        894          894       3,946         3,946
Federal funds sold                                            12,025       12,025      83,050        83,050
Securities held to maturity                                   27,500       27,400          33            33
Mortgage-backed securities held to maturity                   36,779       35,390       2,931         3,032
Loans receivable held for:
   Investment, net                                           610,681      625,210     576,985       593,829
Loans receivable held for:
   Sale, net                                                  11,871       11,871      33,604        34,380
Federal Home Loan Bank stock                                  10,826       10,826      10,396        10,396
Accrued interest receivable                                    2,664        2,664       2,686         2,686

Liabilities:
Demand deposits and passbook savings                      $ (122,210)    (122,210)   (124,263)     (124,263)
Time deposits                                               (404,283)    (405,977)   (402,166)     (410,934)
Advances from the Federal Home Loan Bank of Cincinnati      (135,040)    (139,328)   (120,123)     (131,958)
Subordinated debentures                                      (10,000)     (10,000)         --            --
Notes payable                                                 (2,486)      (2,486)     (5,815)       (5,815)
Accrued interest payable                                        (465)        (465)       (466)         (466)

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Notes payable and subordinated debentures. The carrying value of the Company's variable rate note payable is a reasonable estimate of fair value based on the current incremental borrowing rate for similar types of borrowing arrangements.

Accrued interest receivable and accrued interest payable. The carrying amount is a reasonable estimate of the fair value.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-balance-sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance-sheet instruments is not significant as of June 30, 2004 and 2003.

NOTE 18 - PARENT COMPANY

The following are condensed statements of financial condition as of June 30, 2004 and 2003 and related condensed statements of operations and cash flows for the years ended June 30, 2004, 2003 and 2002 for PVF Capital Corp.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                         2004           2003
                                                      -----------    -----------
Cash and amounts due from depository institutions     $10,126,841    $    19,459
Prepaid expenses and other assets                       1,396,246      1,422,778
Investment in Bank subsidiary                          60,715,669     57,656,188
Investment in non-Bank subsidiaries                     2,704,429      2,146,364
                                                      -----------    -----------
      Total assets                                    $74,943,185    $61,244,789
                                                      ===========    ===========

Accrued expenses and other liabilities                $ 1,582,242    $   141,653
Note payable                                                   --      2,500,000
Subordinated debentures                                10,000,000             --
Stockholders' equity                                   63,360,943     58,603,136
                                                      -----------    -----------
      Total liabilities and stockholders' equity      $74,943,185    $61,244,789
                                                      ===========    ===========

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 18 - PARENT COMPANY (Continued)

CONDENSED STATEMENTS OF OPERATIONS

                                                                  2004             2003             2002
                                                              ------------     ------------     ------------
Income:
   Mortgage banking activities                                $     16,210     $     88,602     $    142,140
   Dividends from Bank subsidiary                                3,500,000        3,950,000        1,545,000
   Other, net                                                           --               --               --
                                                              ------------     ------------     ------------
                                                                 3,516,210        4,038,602        1,687,140
                                                              ------------     ------------     ------------
Expenses:
   Interest expense                                                 46,847          137,483          276,418
   General and administrative                                      278,931          284,890          214,296
                                                              ------------     ------------     ------------
                                                                   325,778          422,373          490,714
                                                              ------------     ------------     ------------
Income before federal income taxes and
   equity in undistributed net income of subsidiaries            3,190,432        3,616,229        1,196,426
Federal income tax benefit                                         105,204          112,615          116,951
                                                              ------------     ------------     ------------
Income before equity in undistributed
   net income of subsidiaries                                    3,295,636        3,728,844        1,313,377
Equity in undistributed net income of subsidiaries               3,614,418        4,367,612        5,859,932
                                                              ------------     ------------     ------------
      Net income                                              $  6,910,054     $  8,096,456     $  7,173,309
                                                              ============     ============     ============

CONDENSED STATEMENTS OF CASH FLOWS

                                                                  2004             2003             2002
                                                              ------------     ------------     ------------
Operating activities:
   Net income                                                 $  6,910,054     $  8,096,456     $  7,173,309
   Equity in undistributed net income of subsidiaries           (3,614,418)      (4,367,612)      (5,859,932)
   Repayment of advance from subsidiary                          1,140,000          440,000        1,615,873
   Other, net                                                     (149,706)         (38,471)         (33,581)
                                                              ------------     ------------     ------------
      Net cash from operating activities                         4,285,930        4,130,373        2,895,669
                                                              ------------     ------------     ------------
Financing activities:
   Repayment on note payable                                    (2,500,000)      (2,400,000)      (3,050,000)
   Proceeds from note payable                                           --               --        3,250,000
   Proceeds from subordinated debentures                        10,000,000               --               --
   Proceeds from exercise of stock options                         256,793          162,307          142,377
   Stock purchased and retired                                     (94,211)              --               --
   Dividends paid                                               (1,841,130)      (1,654,844)      (1,536,424)
   Purchase of treasury stock                                           --         (324,975)      (1,639,602)
                                                              ------------     ------------     ------------
   Net cash from financing activities                            5,821,452       (4,217,512)      (2,833,649)
                                                              ------------     ------------     ------------
      Net increase (decrease) in cash and cash-equivalents      10,107,382          (87,139)          62,020
Cash and cash equivalents at beginning of year                      19,459          106,598           44,578
                                                              ------------     ------------     ------------
Cash and cash equivalents at end of year                      $ 10,126,841     $     19,459     $    106,598
                                                              ============     ============     ============

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002

NOTE 19 - EMPLOYEE BENEFIT PLANS

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

The total of the Company's matching and profit sharing contribution cost related to the plan for the years ended June 30, 2004, 2003, and 2002 was $120,722, $104,094, and $89,966, respectively.

Supplemental Executive Retirement Plan: During fiscal year 2000, the Company established a Supplemental Executive Retirement Plan ("SERP") to provide additional retirement benefits to participating executive officers. The SERP was adopted in order to provide benefits to such executives whose benefits are reduced under the Company's tax-qualified benefit plans pursuant to limitations under the Internal Revenue Code. The SERP is subject to certain vesting provisions, and provides that the executives shall receive a supplemental retirement benefit if the executive's employment is terminated after reaching the normal retirement. For the years ended June 30, 2004, 2003, and 2002, the Company recognized expense under the SERP of $445,775, $401,400, and $223,800, respectively.

                                   (Continued)

                                PVF CAPITAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    Years ended June 30, 2004, 2003 and 2002


NOTE 20 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited consolidated quarterly results of operations for 2004 and 2003 (in thousands of dollars, except per share data):
(1)

                                        Quarters for the year ended June 30, 2004
                                        -----------------------------------------
                                         First      Second      Third      Fourth
                                        -------     ------     -------     ------
Interest income                         $10,058     $9,830     $ 9,576     $9,646
Interest expense                          4,311      4,078       4,097      4,254
                                        -------     ------     -------     ------
      Net interest income                 5,747      5,752       5,479      5,392
Provision for losses on loans               100        192         140        165
Noninterest income                        3,312        868         837      1,113
Noninterest expense                       4,538      4,362       4,425      4,246
                                        -------     ------     -------     ------
      Income before taxes                 4,421      2,066       1,751      2,094
Federal income taxes                      1,489        716         565        652
                                        -------     ------     -------     ------
      Net income                        $ 2,932     $1,350     $ 1,186     $1,442
                                        =======     ======     =======     ======
Basic earnings per share (2)            $  0.42     $ 0.19     $  0.17     $ 0.20
                                        =======     ======     =======     ======
Diluted earnings per share (2)          $  0.41     $ 0.19     $  0.16     $ 0.20
                                        =======     ======     =======     ======

                                        Quarters for the year ended June 30, 2003
                                        -----------------------------------------
                                         First     Second      Third      Fourth
                                        -------    -------    -------    --------
Interest income                         $11,404    $11,299    $10,415    $10,364
Interest expense                          5,825      5,317      4,740      4,764
                                        -------     ------     -------     ------
      Net interest income                 5,579      5,982      5,675      5,600
Provision for losses on loans                --         --         --         --
Noninterest income                          750      1,838      1,597      1,708
Noninterest expense                       3,801      4,412      4,114      4,181
                                        -------     ------     -------     ------
      Income before taxes                 2,528      3,408      3,158      3,127
Federal income taxes                        840      1,151      1,064      1,069
                                        -------     ------     -------     ------
      Net Income                        $ 1,688    $ 2,257    $ 2,094    $ 2,058
                                        =======    =======    =======    =======
Basic earnings per share (2)            $  0.24    $  0.32    $  0.30    $  0.30
                                        =======    =======    =======    =======
Diluted earnings per share (2)          $  0.24    $  0.32    $  0.29    $  0.29
                                        =======    =======    =======    =======

(1) The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2) After giving effect to a 10% stock dividend, declared on June 24, 2003 and issued on August 29, 2003 and a 10% stock dividend, declared on June 22, 2004 and issued August 31, 2004.

[PVF CAPITAL CORP. LOGO]

      BOARD OF DIRECTORS

      JOHN R. MALE
      Chairman of the Board and
      Chief Executive Officer

      C. KEITH SWANEY
      President, Chief Operating Officer
      and Treasurer

      GERALD A. FALLON
      Retired

      ROBERT K. HEALEY
      Retired

      RONALD D. HOLMAN, II
      Partner
      Cavitch, Familo, Durkin & Frutkin

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

      GENERAL COUNSEL
      Moriarty & Jaros, P.L.L.
      30000 Chagrin Boulevard
      Suite 200
      Pepper Pike, Ohio 44124

      TRANSFER AGENT AND REGISTRAR
      National City Bank, Dept. 5352
      Corporate Trust Operations
      P.O. Box 92301
      Cleveland, Ohio 44193-0900

      SPECIAL COUNSEL
      Muldoon Murphy Faucette & Aguggia LLP
      5101 Wisconsin Avenue, N.W.
      Washington, D.C. 20016

      STOCK LISTING
      NASDAQ Small-Cap Market
      Symbol: PVFC

      ANNUAL MEETING

      The 2004 Annual Meeting of Stockholders will be held on October 18, 2004 at 10:00 a.m. at the Company's Corporate Center, 30000 Aurora Road, Solon, Ohio.

      ANNUAL REPORT ON FORM 10-K

      A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139.

[PVF CAPITAL CORP. LOGO]

      Corporate Center
      30000 Aurora Road
      Solon, OH 44139
      440-248-7171
      www.pvfsb.com