Form 10-K, Exhibit 13
period 2005-06-30
PVF CAPITAL CORP
filed 2005-09-13
CIK 928592

Exhibit 13

PVF Capital Corp.

2005

Annual Report

June 30, 2005

To Our Shareholders
We are pleased to report that PVF Capital Corp. enjoyed another solid year of growth, which enabled us to pay a competitive dividend rate and boost stockholders’ equity for the year ended June 30, 2005. Earnings were $5.6 million, or $0.72 basic earnings per share and $0.71 diluted earnings per share. In addition, return on average assets was 0.70 percent and return on average common equity was 8.62 percent for the year.
We are currently in the process of reorganizing and expanding our lending operation to produce quality growth and service in single-family, multi-family, commercial and construction lending. In addition, new deposit products and services are being introduced to increase the Company’s deposit base. These actions are being taken in order to capture a larger market share.
During the year, the Company invested in and introduced new technologies that are transforming the way we do business. One of these enhancements was the release of our new online banking service with online bill payment. This technology provides our customers the ability to access current loan and deposit account information, transfer funds between accounts, pay bills online, as well as aggregate and view all of their participating online financial accounts from a range of financial institutions in a single web page.
In April 2005, Park View Federal successfully opened a new full-service branch office in Aurora, Ohio. The growth of our branch network continues to open new markets in residential, construction, multi-family, and commercial real estate lending and has increased our ability to attract new consumer deposits. The opening of the Aurora, Ohio branch office brings the number of full-service branch offices we have located throughout greater Cleveland to seventeen. We plan to continue our efforts to identify new locations for the further expansion of our branch network.
While the expansion of our branch network along with enhanced products and services has resulted in higher staffing levels, increased administrative costs and reduced earnings in the short run, we believe the Company is now positioned to absorb these costs as we look to the future.

Letter to our Shareholders
Consolidated assets of the Company increased $68.2 million to $823.9 million, while total stockholders’ equity of PVF Capital Corp. increased to $66.5 million at June 30, 2005. Loans receivable increased by $49.8 million, mortgage-backed securities held to maturity decreased by $5.1 million, and loans receivable held for sale declined by $2.8 million, as a result of the decline in refinancing activity resulting from rising interest rates. Securities held to maturity increased by $30.0 million as management made the decision to invest in short-term Federal Home Loan Bank debt securities. Funds from the increase of $64.7 million in deposits were used to fund asset growth.
Through the efforts of our branch network and strong staff of mortgage loan originators, we were able to close a total of $332.1 million in mortgage loans for the year. In addition, the Company sold $118.4 million in fixed-rate mortgage loans and recorded profits of $1.3 million on mortgage banking activity for the year. As a result of these sales, the Company increased its mortgage servicing portfolio by $18.1 million to $764.9 million and carried a net mortgage servicing asset of $5.0 million, or 65 basis points, of the total servicing portfolio at June 30, 2005.
Our stock repurchase program was renewed for a 12-month period in July 2005 and authorizes the purchase of an additional 287,239 shares of the Company’s common stock. Pursuant to this plan and our cash dividend policy, the Company has repurchased a total of 451,088 shares, or 5.5 percent, of its common stock through June 30, 2005 and paid a $0.269 per share cash dividend for the year. Continuation of the stock repurchase program and cash dividend policy will be dependent on the Company’s financial condition, earnings, capital needs, regulatory requirements and market conditions. In July 2005, the Company announced a quarterly cash dividend of $0.067 per share (adjusted for 2005 stock dividend) on the outstanding shares of common stock that was paid in August 2005. Additionally, in June 2005, the Company declared a 10 percent stock dividend, also paid in August 2005.

Visit our web site at www.pvfsb.com. The site provides information about our products and services, and provides access to current loan and deposit account rates, terms and other information. We invite all shareholders to attend the Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 17, 2005 at 10:00 a.m., at PVF Capital Corp.’s Corporate Center, 30000 Aurora Road, Solon, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders and our customers.
John R. Male Chairman of the Board and Chief Executive Officer
C. Keith Swaney President, Chief Operating Officer and Treasurer

F U L L S E R V I C E L O C A T I O N S
Aurora Office 215 W. Garfield Rd. Aurora, OH 44202 Tel: 330-562-0620
Avon Office 36311 Detroit Rd. Avon, OH 44011 Tel: 440-934-3580
Beachwood Office La Place 2111 Richmond Rd. Beachwood, OH 44122 Tel: 216-831-6373
Bainbridge Office 8500 Washington St. Chagrin Falls, OH 44023 Tel: 440-543-8889
Corporate Center Office 30000 Aurora Rd. Solon, OH 44139 Tel: 440-914-3900
Bedford Office 413 Northfield Rd. Bedford, OH 44146 Tel: 440-439-2200
Chardon Office 408 Water St. Chardon, OH 44024 Tel: 440-285-2343
Lakewood-Cleveland Office 11010 Clifton Blvd. Cleveland, OH 44102 Tel: 216-631-8900
Macedonia Office 497 East Aurora Rd. Macedonia, OH 44056 Tel: 330-468-0055
CLEVELAND Lakewood Mentor 90 90 480 480 77 71 80 80 306 Chardon Beachwood Shaker Hts. Mayfield Hts. Bainbridge
Bedford North Royalton Strongsville Macedonia Corporate Ctr. Solon Medina 44 91 82 83 322 422 Streetsboro Aurora Avon 480 43 271

FULL SERVICE LOCATIONS

PARKVIEW

CLEVELAND
Mentor
Mayfield Hts.
Chardon
Lakewood
Beachwood
Shaker Hts.
Avon
Bainbridge
Bedford
Corporate Ctr.
Solon
North Royalton
Macedonia
Strongsville
Aurora
Medina
Streetsboro
90
322
91
306
44
480
77
271
83
422
80
71
82
43

4

Mentor Office Heisley Corners 6990 Heisley Rd. Mentor, OH 44060 Tel: 440-944-0276
North Royalton Office 13901 Ridge Rd. North Royalton, OH 44133 Tel: 440-582-7417
Shaker Heights Office Shaker Towne Centre 16909 Chagrin Blvd. Shaker Hts., OH 44120 Tel: 216-283-4003
Solon Office Solar Shopping Center 34400 Aurora Rd. Solon, OH 44139 Tel: 440-542-6070
Mayfield Heights Office 1244 SOM Center Rd. Mayfield Hts., OH 44124 Tel: 440-449-8597
Medina Office Reserve Square 3613 Medina Rd. Medina, OH 44256 Tel: 330-721-7484
Streetsboro Office 9305 Market Square Dr. Streetsboro, OH 44241 Tel: 330-626-9444
Strongsville Office 17780 Pearl Rd. Strongsville, OH 44136 Tel: 440-878-6010
Park View Federal’s conveniently located fullservice branch offices, with ample parking facilities immediately adjacent to each office, are equipped with state-of-the-art technology to process any transaction quickly and efficiently. Our loan officers and account representatives are available to answer any questions about our financial products and services.We pride ourselves on providing our customers with the best in financial assistance and personal service.
Better service from a better bank.
www.pvfsb.com

Selected Consolidated Financial and Other Data
Financial Condition Data:

	At June 30,
(dollars in thousands)	2005	2004	2003	2002	2001
Total assets	$823,899	$755,687	$743,404	$679,620	$736,525
Loans receivable, net	660,494	610,681	576,985	560,577	570,228
Loans receivable held for sale, net	9,060	11,871	33,604	11,680	6,152
Mortgage-backed securities held to maturity	31,720	36,779	2,931	7,211	17,912
Cash and cash equivalents	11,090	17,470	96,751	14,314	65,395
Securities	57,500	27,500	33	55,121	50,212
Deposits	591,226	526,493	526,429	479,672	480,532
FHLB advances, notes payable and subordinated debt	146,413	147,526	125,938	129,028	190,567
Stockholders’ equity	66,453	63,361	58,603	52,299	48,006
Operating Data:

	Year Ended June 30,
(dollars in thousands except for earnings per share)	2005	2004	2003	2002	2001
Interest income	$43,595	$39,109	$43,482	$48,814	$53,962
Interest expense	19,801	16,739	20,646	27,060	34,118

Net interest income before provision for loan losses	23,794	22,370	22,836	21,754	19,844
Provision for loan losses	111	597	0	558	225

Net interest income after provision for loan losses	23,683	21,773	22,836	21,196	19,619
Non-interest income	3,374	6,130	5,893	3,751	2,600
Non-interest expense	18,942	17,571	16,509	14,139	12,218

Income before federal income taxes	8,115	10,332	12,220	10,808	10,001
Federal income taxes	2,531	3,422	4,124	3,635	3,365

Net income	$5,584	$6,910	$8,096	$7,173	$6,636

Basic earnings per share(1)	$0.72	$0.89	$1.05	$0.93	$0.87

Diluted earnings per share (1)	$0.71	$0.87	$1.03	$0.91	$0.84

(1)	Adjusted for stock dividends.

Other Data:

	At or For the Year Ended June 30,
	2005	2004	2003	2002	2001

Return on average assets	0.70%	0.96%	1.15%	1.03%	1.00%
Return on average equity	8.62%	11.26%	14.60%	14.19%	14.62%
Interest rate spread	3.07%	3.12%	3.13%	2.95%	2.75%
Net interest margin	3.19%	3.31%	3.37%	3.26%	3.09%
Average interest-earning assets to average interest-bearing liabilities	104.81%	107.62%	108.10%	107.64%	106.45%
Non-accruing loans and repossessed assets to total assets	1.59%	1.42%	1.06%	1.23%	0.91%
Stockholders’ equity to total assets	8.07%	8.38%	7.88%	7.70%	6.52%
Ratio of average equity to average assets	8.16%	8.49%	7.86%	7.24%	6.79%
Dividend payout ratio (cash dividends declared per share divided by earnings per share)	37.37%	33.71%	21.21%	21.76%	19.86%

Bank Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.77%	7.97%	7.73%	7.88%	6.46%
Ratio of Tier-1 core capital to adjusted total assets	8.77%	7.97%	7.73%	7.88%	6.46%
Ratio of Tier-1 risk-based capital to risk-weighted assets	10.41%	9.54%	9.92%	10.84%	9.56%
Ratio of Total risk-based capital to risk-weighted assets	10.97%	10.19%	10.55%	11.63%	10.26%

Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
PVF Capital Corp. (“PVF” or the “Company”) is the holding company for Park View Federal Savings Bank (“Park View Federal” or the “Bank”), its principal and wholly-owned subsidiary, and a federally chartered savings bank headquartered in Solon, Ohio. Park View Federal has 17 branch offices located in Cleveland and surrounding communities, including a recently opened branch office in Aurora, Ohio. The Bank’s principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Cuyahoga, Lake, Geauga, Portage, Summit, Stark, Medina, and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans, and multi-family residential real estate loans. In addition, the Bank originates loans secured by second mortgages, including equity line of credit loans, and non real estate loans. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.
Forward-Looking Statements
When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Overview of Financial Condition at June 30, 2005, 2004, and 2003
PVF had total assets of $823.9 million, $755.7 million, and $743.4 million at June 30, 2005, 2004, and 2003, respectively. The primary source of the Bank’s total assets has been its loan portfolio. Net loans receivable, loans receivable held for sale, and mortgage-backed securities totaled $701.3 million, $659.3 million, and $613.5 million at June 30, 2005, 2004, and 2003, respectively. The increase of $42.0 million at June 30, 2005 resulted from an increase in loans receivable of $49.8 million, a decrease in loans receivable held for sale of $2.8 million, and a decrease in mortgage-backed securities of $5.1 million. The increase of loans receivable resulted from increases, net of deferred fees, of $20.7 million in one-to-four family residential loans, $14.2 million in home equity line of credit loans, $14.0 million in land loans, $13.3 million in construction loans, and $3.3 million in non real estate loans. These increases were offset by decreases, net of deferred fees, of $6.2 million in commercial equity line of credit loans, $4.0 million in commercial real estate loans, and $5.3 million in multi-family loans. The decline in loans receivable held for sale of $2.8 million is attributable to a slowdown in refinancing activity resulting from rising interest rates in the current period. The decrease in mortgage-backed securities resulted from the purchase of $1.1 million in mortgage-backed securities less payments received of $6.1 million. Securities totaled $57.5 million, $27.5 million, and $0.03 million, and cash and cash equivalents totaled $11.1 million, $17.5 million, and $96.8 million at June 30, 2005, 2004, and 2003, respectively. The Bank invested $15.0 million in Bank Owned Life Insurance (“BOLI”) during the year ended June 30, 2004. The BOLI was purchased to improve return on assets and return on equity, as well as to take advantage of the tax-free return on investment.
The securities portfolio has been and will continue to be used primarily to meet the liquidity requirements of the Bank in its deposit taking and lending activities. These securities are typically pledged as collateral to secure Federal Home Loan Bank borrowings.
The Bank has adopted a policy that permits investment only in U.S. government and U.S. government-sponsored enterprises securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less, federal funds sold, and deposits at the Federal Home Loan Bank (“FHLB”) of Cincinnati. The entire portfolio matures within five years or less, and the Bank has no plans to change the short-term nature of its securities portfolio.
The Bank’s deposit liabilities totaled $591.2 million, $526.5 million, and $526.4 million at June 30, 2005, 2004, and 2003, respectively. Management’s decision to pay attractive market savings rates resulted in an increase in savings deposits of $64.7 million for the year ended June 30, 2005. FHLB advances and notes payable amounted to $146.4 million, $147.5 million, and $125.9 million at June 30, 2005, 2004, and 2003, respectively. In June 2004, the Company issued $10.0 million in subordinated debt in connection with the formation of a trust. The Company used $7.0 million of the proceeds from the sale of these securities to increase its investment in Park View Federal Savings Bank, repay debt, and purchase treasury stock in accordance with its existing stock repurchase program.
Capital
PVF’s stockholders’ equity totaled $66.5 million, $63.4 million, and $58.6 million at the years ended June 30, 2005, 2004, and 2003, respectively. The increases were the result of the retention of net earnings less cash dividends paid and purchased treasury stock.
The Bank’s primary regulator, The Office of Thrift Supervision (“OTS”) has implemented a statutory framework for capital requirements which establishes five categories of capital strength ranging from “well capitalized” to “critically undercapitalized.” An institution’s category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure and a core/leverage capital measure. At June 30, 2005, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

	Park View		Requirement for
	Federal	Percent of	Well-Capitalized
(dollars in thousands)	Capital	Assets (1)	Institution

Tangible capital	$72,744	8.77%	N/A

Tier-1 core capital	$72,744	8.77%	5.00%

Tier-1 risk-based capital	$72,744	10.41%	6.00%

Total risk-based capital	$76,661	10.97%	10.00%

(1)	Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
Common Stock and Dividends
The Company’s common stock trades under the symbol “PVFC” on the NASDAQ Small-Cap Market. A 10 percent stock dividend was issued in August 2005, 2004, and 2003. As adjusted to reflect all stock dividends and purchases of treasury stock, the Company had 7,724,691 shares of common stock outstanding and approximately 218 holders of record of the common stock at September 2, 2005. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank’s capital below minimum regulatory requirements.
Our stock repurchase program was renewed for a 12-month period in July 2005 and authorizes the purchase of an additional 287,239 shares of the Company’s common stock. At June 30, 2005, as adjusted to reflect all stock dividends, the Company had acquired a total of 451,088 shares, or 5.5 percent, of the Company’s common stock. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased. The cash dividend policy remains dependent upon the Company’s financial condition, earnings, capital needs, regulatory requirements, and economic conditions. A quarterly cash dividend of $0.074 per share, prior to adjustment for stock dividends, was paid on the Company’s outstanding common stock in fiscal 2005, 2004, and 2003.
The following table sets forth certain information as to the range of the high and low bid prices for the Company’s common stock for the calendar quarters indicated. (1)

	Fiscal 2005		Fiscal 2004
	High Bid	Low Bid	High Bid	Low Bid
Fourth Quarter	$14.33	$10.11	$14.04	$10.58

Third Quarter	12.73	10.91	14.50	11.77

Second Quarter	13.22	11.43	13.61	11.77

First Quarter	14.47	12.50	12.44	10.30

(1)	Quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends.
Liquidity and Capital Resources
The Company’s liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. The Company’s primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans, proceeds from maturing securities, and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing securities are relatively stable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by prevailing interest rates, economic conditions, and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.
The Bank uses its capital resources principally to meet its ongoing commitment to fund existing and continuing loan commitments, fund maturing certificates of deposit and deposit withdrawals, repay borrowings, maintain its liquidity, and meet operating expenses. At June 30, 2005, the Bank had commitments to originate loans totaling $54.0 million, of which, $43.9 million is intended to be sold, commitments to fund equity lines of credit totaling $79.5 million, and $69.7 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2005 total $371.2 million. Management believes that a significant portion of the amounts maturing during fiscal 2006 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.
Park View Federal maintains liquid assets sufficient to meet operational needs. The Bank’s most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank’s operating, financing, and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand, and cover normal operations.
Market Risk Management
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Bank’s market risk is composed of interest rate risk.
Asset/Liability Management: The Bank’s asset and liability committee (“ALCO”), which includes senior management representatives and two outside directors, monitors and considers methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of changes in net portfolio value (“NPV”) and net interest income. Park View Federal’s asset and liability management program is designed to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.
The Bank’s exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and the ALCO. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the Bank’s change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity

Profile of Interest Earning Assets
gap analysis is used to determine the repricing characteristics of the Bank’s assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.
In order to reduce the exposure to interest rate fluctuations, the Bank has developed strategies to manage its liquidity, shorten its effective maturity, and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and adjustable-rate mortgage loans for the acquisition, development, and construction of residential and commercial real estate, all of which are retained by the Bank for its portfolio. In addition, all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”) and are either swapped with the FHLMC and the FNMA in exchange for mortgage-backed securities secured by such loans, which are then sold in the market or sold directly for cash in the secondary market.
Interest rate sensitivity analysis is used to measure the Bank’s interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities, and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank’s Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and 1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates.
The following table presents the Bank’s projected change in NPV for the various rate shock levels at June 30, 2005 and 2004. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.
Profile of Interest Bearing Liabilities

(dollars inthousands)	June 30, 2005			June 30, 2004
Change in	Market Value of	Dollar	NPV	Market Value of	Dollar	NPV
Interest Rates	Portfolio Equity	Change	Ratio	Portfolio Equity	Change	Ratio
+2%	$87,343	$(5,011)	10.44%	$74,999	$(8,703)	9.69%
+1%	91,084	(1,270)	10.79	80,232	(3,472)	10.25
0	92,354		10.85	83,703		10.59
-1%	88,401	(3,953)	10.34	83,477	(226)	10.49
-2%	80,987	(11,367)	9.45	N/A	N/A	N/A
The table illustrates that for June 30, 2005, in the event of an immediate and sustained increase or decrease in prevailing market interest rates, the Bank’s NPV ratio would be expected to decrease. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2005, the Bank’s estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained increase in prevailing market interest rates, but outside of the established targets in the event of an immediate and sustained decrease in prevailing market interest rates. The Bank’s interest rate risk (“IRR”) position is the result of the repricing characteristics of assets and liabilities. The balance sheet is primarily comprised of interest-earning assets having a maturity and repricing period of one month to five years. These assets were funded utilizing interest-bearing liabilities having a final maturity of two years or less and advances convertible at the option of the FHLB of Cincinnati. Management will carefully monitor its IRR position and will make the necessary adjustments to its asset and liability mix to bring the Bank’s NPV ratio to within target levels established by the Board of Directors.
NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2005 and 2004, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.
Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.
Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections set forth in the table, should market conditions vary from assumptions used in the preparation of the table. Certain assets such as adjustable-rate loans, which represent the Bank’s primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.
The Company uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-

rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management’s goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.
The following table summarizes the Company’s interest rate sensitivity gap analysis at June 30, 2005. The table indicates that the Company’s one year and under ratio of cumulative gap to total assets is positive 0.1 percent, one-to-three year ratio of cumulative gap to total assets is negative 5.7 percent, and three-to-five year ratio of cumulative gap to total assets is positive 13.8 percent.

	Within	1-3	3-5	>5
(dollars in thousands)	1 Year	Years	Years	Years	Total

Total interest-rate-sensitive assets	$391,808	$120,776	$200,763	$68,225	$781,572

Total interest-rate-sensitive liabilities	390,703	168,592	40,257	121,128	720,681

Periodic GAP	1,105	(47,816)	160,506	(52,903)	60,891

Cumulative GAP	1,105	(46,711)	113,795	60,892

Ratio of cumulative GAP to total assets	0.1%	(5.7%)	13.8%	7.4%
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
Off-balance sheet financial instruments whose contract amounts represent credit risk are summarized as follows:

	June 30,
(dollars in thousands)	2005	2004
Commitments to originate:

Mortgage loans intended for sale	$43,912	$29,805

Mortgage loans held for investment	29,798	28,619

Unfunded home equity and commercial real estate lines of credit	79,452	82,028

Undisbursed portion of loan proceeds	69,715	72,042

Commitments to sell loans held for sale	17,881	10,842

Standby letters of credit	8,903	4,329
Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 60 days. Most home equity line of credit commitments are for a term of five years, and commercial real estate lines of credit are generally renewable every two years. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.
Commitments to sell loans intended for sale are agreements to sell loans to a third party at an agreed-upon price. The fair value of commitments to originate mortgage loans intended for sale was $19,000 and commitments to sell loans intended for sale at June 30,

2005 was negative $34,000. The Company recorded a net provision for loss on mortgage banking derivatives of $15,000 at June 30, 2005.
The following table presents as of June 30, 2005, PVF Capital Corp.’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations:

	Note	Within	1-3	3-5	>5
(dollars in thousands)	Reference	1 Year	Years	Years	Years	Total

Deposits without a stated maturity	7	$121,645	—	—	—	$121,645

Certificates of deposit	7	371,246	80,773	17,563	—	469,582

Long-term advances from the FHLB of Cincinnati	8	12	20,000	—	100,000	120,012

Notes payable and subordinated debt	9	93	1,308	—	10,000	11,401

Operating leases	11	872	1,626	1,216	827	4,541
Results of Operations
General
PVF Capital Corp.’s net income for the year ended June 30, 2005 was $5.6 million, or $0.72 basic earnings per share and $0.71 diluted earnings per share as compared to $6.9 million, or $0.89 basic earnings per share and $0.87 diluted earnings per share for fiscal 2004, and $8.1 million, or $1.05 basic earnings per share and $1.03 diluted earnings per share for fiscal 2003. All per share amounts have been adjusted for stock dividends.
Net income for the current year decreased by $1.3 million from the prior fiscal year and $2.5 million from fiscal 2003. The decrease in net income from 2004 is due to a decrease in non-interest income that resulted from declining gains on the sale of loans and an increase in non-interest expense that was attributable to growth in staff and an increase in compensation and benefits along with an increase in office occupancy and equipment. This was offset by an increase in net interest income and a decrease in the provision for loan losses that resulted from a decline in classified assets.
Net Interest Income
Net interest income amounted to $23.8 million for the year ended June 30, 2005, as compared to $22.4 million and $22.8 million for the years ended June 30, 2004 and 2003, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to changes in the Company’s net interest income.
Table 1 sets forth certain information relating to the Company’s average interest-earning assets (loans and securities) and interest-bearing liabilities (deposits and borrowings) and reflects the average yield on assets and average cost of liabilities for the periods and at the dates indicated. Such yields and costs are derived by dividing interest income or interest expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accrual loans are included in the loan category.

     Table 1 also presents information for the periods indicated with respect to the difference between the weighted-average yield earned on interest-earning assets and weighted-average rate paid on interest-bearing liabilities, or “interest rate spread,” which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its “net interest margin” or “net yield on interest-earning assets,” which is its net interest income divided by the average balance of net interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.

Table 1	Average Balances, Interest, and Average Yields and Rates
	For the Year Ended June 30,
	2005			2004			2003
	Average		Yield/	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost

Interest-earning assets:

Loans	$649,305	$39,825	6.13%	$610,081	$36,605	6.00%	$601,122	$40,690	6.77%

Mortgage-backed securities	34,199	1,655	4.84	39,180	1,860	4.75	4,705	285	6.06

Securities and other interest-earning assets	61,747	2,115	3.43	27,538	645	2.34	70,861	2,507	3.54

Total interest-earning assets	745,251	43,595	5.85	676,799	39,110	5.78	676,688	43,482	6.43

Non-interest-earning assets	48,343			46,232			27,709

Total assets	$793,594			$723,031			$704,397

Interest-bearing liabilities:

Deposits	$537,874	$13,133	2.44	$497,803	$11,351	2.28	$496,910	$15,170	3.05

Borrowings	173,205	6,668	3.85	131,069	5,389	4.11	129,094	5,476	4.24

Total interest-bearing liabilities	711,079	19,801	2.78	628,872	16,740	2.66	626,004	20,646	3.30

Non-interest-bearing liabilities	17,723			32,780			23,031

Total liabilities	728,802			661,652			649,035

Stockholders’ equity	64,792			61,379			55,362

Total liabilities and stockholders’ equity	$793,594			$723,031			$704,397

Net interest income		$23,794			$22,370			$22,836

Interest rate spread			3.07%			3.12%			3.13%

Net yield on interest-earning assets			3.19%			3.31%			3.37%

Ratio of average interest-earning assets to average interest-bearing liabilities	104.81%			107.62%			108.10%

Table 2 illustrates the extent to which changes in interest rates and shifts in the volume of interest-related assets and liabilities have affected the Bank’s interest income and expense during the years indicated. The table shows the changes by major component, distinguishing between changes relating to volume (changes in average volume multiplied by average old rate) and changes relating to rate (changes in average rate multiplied by average old volume). Changes not solely attributable to volume or rate have been allocated in proportion to the changes due to volume and rate.

Table 2	Year Ended June 30,
	2005	vs.	2004	2004	vs.	2003
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
(dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest income:
Loans	$2,392	$829	$3,220	$537	$(4,622)	$(4,085)
Mortgage-backed securities	(241)	35	(205)	1,637	(62)	1,575
Securities and other interest-earning assets	1,071	399	1,470	(1,014)	(848)	(1,862)

Total interest-earning assets	3,222	1,263	4,485	1,160	(5,532)	(4,372)

Interest expense:
Deposits	949	833	1,782	20	(3,839)	(3,819)
Borrowings	1,695	(416)	1,279	93	(180)	(87)

Total interest-bearing liabilities	2,644	417	3,061	113	(4,019)	(3,906)

Net interest income	$578	$846	$1,424	$1,047	$(1,513)	$(466)

As is evidenced by these tables, interest rate changes had a positive effect on the Bank’s net interest income for the year ended June 30, 2005 and a negative effect on the Bank’s net interest income for the year ended June 30, 2004. Due to the repricing characteristics of the Bank’s loan portfolio and short-term nature of its deposit portfolio, along with changing interest rates during the years ended June 30, 2005 and 2004, the Bank experienced a decrease of 5 basis points in its interest rate spread to 3.07 percent for fiscal year 2005, from 3.12 percent for fiscal 2004 and from 3.13 percent for fiscal 2003. Changes in interest rates contributed to an increase in net interest income for the year ended June 30, 2005 of $0.8 million, and a decrease in net interest income for the year ended June 30, 2004 of $1.5 million.
Net interest income was favorably affected by volume changes during the years ended June 30, 2005 and 2004. Accordingly, net interest income grew by $0.6 million and $1.0 million due to volume changes for the years ended June 30, 2005 and 2004, respectively.
The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution.
Provision for Loan Losses
The Bank carefully monitors its loan portfolio and establishes levels of general and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowances for loan losses to a level considered adequate by management to provide for probable loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards, and past due loans in the Bank’s loan portfolio. The Bank’s policies require the review of assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The

Bank establishes specific provisions for loan losses when a loss of principal is probable. A loan that is classified as either substandard or doubtful is assigned an allowance based upon the specific circumstances on a loan-by-loan basis after consideration of the underlying collateral and other pertinent economic and market conditions. In addition, the Bank maintains general allowances based upon the establishment of a risk category for each type of loan in the Bank’s portfolio.
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
During 2005, the Bank experienced growth in the loan portfolio of $49.8 million, or 8.1 percent, while substantially maintaining the composition of the loan portfolio. The level of classified assets decreased from $14.0 million in 2004 to $12.4 million in 2005. The level of non-accruing loans increased from $10.6 million in 2004 to $11.7 million in 2005, but the level of non-accruing loans in the loan categories other than 1-4 family loans decreased. The specific allowance related to non-accruing loans increased from $200,000 to $395,000. Net charge-offs increased from $103,000 in 2004 to $176,000 in 2005. Therefore, taking into consideration the growth of the portfolio, the level of non-accruing loans and classified assets, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided $111,000 of additional provision to increase the allowance to a level deemed appropriate of $4.3 million.
During 2004, the Bank experienced growth in the loan portfolio of $33.7 million, or 5.8 percent, much of which was in commercial real estate loans. The level of classified assets increased from $12.8 million in 2003 to $14.0 million in 2004. In addition, the level of non-accruing loans increased from $7.4 million in 2003 to $10.6 million in 2004, while the specific allowance related to non-accruing loans decreased from $235,000 to $200,000. Net charge-offs increased from $19,000 in 2003 to $103,000 in 2004. Therefore, taking into consideration the growth of the portfolio, the level of non-accruing loans and classified assets, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided $597,000 of additional provision to increase the allowance to a level deemed appropriate of $4.4 million.
Non-interest Income
Non-interest income amounted to $3.4 million, $6.1 million, and $5.9 million for the years ended June 30, 2005, 2004, and 2003, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, gains on sale of real estate owned, and the increase in the cash surrender value of BOLI. Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $1.3 million, $4.6 million, and $4.9 million for the years ended June 30, 2005, 2004, and 2003, respectively. The income from mortgage banking activities is primarily due to net profit realized on the sale of loans. The 2004 and 2003 income from mortgage banking activity are attributable in large part to historically low market interest rates and are not necessarily indicative of expected future results. Other non-interest income amounted to $2.1 million, $1.5 million, and $1.0 million for the years ended June 30, 2005, 2004, and 2003, respectively. The increase in other non-interest income of $0.6 million from the year ended June 30, 2004 to June 30, 2005 is attributable to an increase in fee income on loans and deposits and the increase in the cash surrender value of BOLI in 2005. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, rental income, insurance proceeds, income realized on the sale of assets and investments, and the disposal of real estate owned properties.

Non-interest Expense
Non-interest expense amounted to $18.9 million, $17.6 million, and $16.5 million for the years ended June 30, 2005, 2004, and 2003, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $10.8 million, $9.6 million, and $8.7 million for the years ended June 30, 2005, 2004, and 2003, respectively. The increase in compensation for the years ended June 30, 2005 and 2004 is due primarily to growth in the staff, employee benefits, a compensation incentive plan for management, and salary and wage adjustments to employees. Office occupancy totaled $3.7 million, $3.4 million, and $3.2 million for the years ended June 30, 2005, 2004, and 2003, respectively. The increased office occupancy expense is attributable to maintenance and repairs to office buildings, and the cost of opening and operating additional branch offices. Other non-interest expense totaled $4.4 million, $4.6 million, and $4.6 million for the years ended June 30, 2005, 2004, and 2003, respectively. Changes in other non-interest expense are primarily the result of advertising, professional and legal services, insurance expenses, outside services, and franchise tax expense.
Federal Income Taxes
The Company’s federal income tax expense was $2.5 million, $3.4 million, and $4.1 million for the years ended June 30, 2005, 2004, and 2003, respectively. Due to the availability of tax credits for the years ended June 30, 2005, 2004, and 2003, the tax advantaged treatment of BOLI, and other miscellaneous deductions, the Company’s effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 31 percent for the year ended June 30, 2005, an effective rate of 33 percent for the year ended June 30, 2004, and 34 percent for the year ended June 30, 2003.
Impact of Inflation and Changing Prices
The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Company, see “Market Risk Management.”
Critical Accounting Policies and Estimates
The accounting and reporting policies of PVF Capital Corp. are in accordance with U.S. generally accepted accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments.
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

PARK VIEW FEDERAL SAVINGS BANK O f f i c e L o c a t i o n s a n d Ho u r s
Shaker Heights Office Shaker Towne Centre 16909 Chagrin Blvd. Shaker Hts., Ohio 44120 216-283-4003
Aurora Office 215 W. Garfield Road Aurora, Ohio 44202 330-562-0620
Avon Office 36311 Detroit Road Avon, Ohio 44011 440-934-3580
Bainbridge Office 8500 Washington Street Chagrin Falls, Ohio 44023 440-543-8889
Beachwood Office La Place 2111 Richmond Road Beachwood, Ohio 44122 216- 831-6373
Bedford Office 413 Northfield Road Bedford, Ohio 44146 440-439-2200
Chardon Office 408 Water Street Chardon, Ohio 44024 440-285-2343
Lakewood-Cleveland Office 11010 Clifton Blvd. Cleveland, Ohio 44102 216-631-8900
Macedonia Office 497 East Aurora Road Macedonia, Ohio 44056 330-468-0055
Mayfield Heights Office 1244 SOM Center Road Mayfield Hts., Ohio 44124 440-449-8597
Medina Office Reserve Square 3613 Medina Road Medina, Ohio 44256 330-721-7484
LOBBY
Mon., Tues., Wed., Thurs.: 9:00 am — 5:00 pm
Friday : 9:00 am — 6:00 pm Saturday: 9:00 am — 1:00 pm
LOBBY & AUTO TELLER Monday — Friday: 9:00 am — 5:00 pm Closed Saturday Corporate Center Office 30000 Aurora Road Solon, Ohio 44139 440-914-3900 Mentor Office Heisley Corners 6990 Heisley Road Mentor, Ohio 44060 440-944-0276 North Royalton Office 13901 Ridge Road North Royalton, Ohio 44133 440-582-7417 Solon Office Solar Shopping Center 34400 Aurora Road Solon, Ohio 44139 440-542-6070 Streetsboro Office 9305 Market Square Drive P.O. Box 2130 Streetsboro, Ohio 44241 330-626-9444 Strongsville Office 17780 Pearl Road Strongsville, Ohio 44136 440-878-6010 LOBBY Mon., Tues., Wed., Thurs.: 9:00 am — 4:30 pm Friday: 9:00 am — 5:30 pm Saturday: 9:00 am — 1:00 pm AUTO TELLER Mon., Tues., Wed., Thurs.: 9:00 am — 5:00 pm Friday: 9:00 am — 6:00 pm Saturday: 9:00 am — 1:00 pm

P ARK V IEW F EDERAL S A V I N G S B A N K John R. Male Chairman of the Board and Chief Executive Officer C. Keith Swaney President, Chief Operating Officer and Chief Financial Officer Gerald A. Fallon Retired Robert K. Healey Retired Ronald D. Holman, II Partner Cavitch, Familo, Durkin & Frutkin Stanley T. Jaros Partner Moriarty & Jaros, P.L.L. Raymond J. Negrelli President Raymond J. Negrelli, Inc. Stuart D. Neidus Chairman and Chief Executive Officer Anthony & Sylvan Pools Corporation John R. Male Chairman of the Board and Chief Executive Officer C. Keith Swaney President, Chief Operating Officer and Chief Financial Officer Jeffrey N. Male Executive Vice President William J. Harr, Jr. Senior Vice President Lending Anne M. Johnson Senior Vice President Operations Carol S. Porter Corporate Secretary and Marketing Director Edward B. Debevec Treasurer Mark E. Fosnaught Vice President Retail Banking Robert L. Katitus Vice President Commercial Real Estate Lending Adeline Novak Vice President Human Resources Robert J. Papa Vice President Construction Lending
John E. Schimmelmann Vice President Deposit Operations Kennaird H. Stewart Vice President Commercial Real Estate Lending 2005 B o a r d o f D i r e c t o r s O f f i c e r s

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER
FINANCIAL REPORTING
The management of PVF Capital Corp. is responsible for establishing and maintaining adequate internal control over financial reporting. PVF Capital Corp.’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles.
PVF Capital Corp.’s internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even an effective system of internal control over financial reporting will provide only reasonable assurance with respect to financial statement preparation.
With the supervision and participation of our Chief Executive Officer and Chief Financial Officer, management assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on management’s assessment and those criteria, management believes that PVF Capital Corp. maintained effective internal control over financial reporting as of June 30, 2005.
The Company’s independent registered public accounting firm, Crowe Chizek and Company LLC, has issued their report on management’s assessment of the company’s internal control over financial reporting. That report is included in this Annual Report.

John R. Male	C. Keith Swaney
Chairman of the Board	President, Chief Operating Officer
and Chief Executive Officer	and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
PVF Capital Corp.
Solon, Ohio
We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. (“Company”) as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005. We have also audited management’s assessment, included in the accompanying Report of Management, that PVF Capital Corp. maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). PVF Capital Corp.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PVF Capital Corp. as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2005 in conformity with U.S. generally accepted accounting principles. Also in our opinion, management’s assessment that PVF Capital Corp. maintained effective internal control over financial reporting as of June 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, PVF Capital Corp. maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Cleveland, Ohio
August 24, 2005

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
Years ended June 30, 2005 and 2004

	2005	2004
ASSETS

Cash and amounts due from depository institutions	$4,034,353	$4,550,446
Interest bearing deposits	2,180,723	894,327
Federal funds sold	4,875,000	12,025,000

Cash and cash equivalents	11,090,076	17,469,773
Securities held to maturity (fair values of $57,345,425 and $27,399,975, respectively)	57,500,000	27,500,000
Mortgage-backed securities held to maturity (fair values of $31,487,772 and $35,390,465, respectively)	31,720,033	36,779,289
Loans receivable held for sale, net	9,059,647	11,870,775
Loans receivable, net of allowance of $4,312,274 and $4,376,704	660,494,144	610,680,821
Office properties and equipment, net	13,413,231	13,888,392
Real estate owned	1,319,251	70,000
Federal Home Loan Bank stock	11,316,400	10,825,600
Prepaid expenses and other assets	27,985,916	26,602,759

Total assets	$823,898,698	$755,687,409

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$591,226,478	$526,492,714
Short-term advances from the FHLB	15,000,000	15,000,000
Long-term advances from the FHLB	120,012,018	120,039,831
Notes payable	1,400,780	2,486,250
Subordinated debentures	10,000,000	10,000,000
Advances from borrowers for taxes and insurance	3,184,981	2,376,872
Accrued expenses and other liabilities	16,621,262	15,930,799

Total liabilities	757,445,519	692,326,466

Commitments and contingencies

Stockholders’ equity
Serial preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized; 8,175,779 and 7,420,045 shares issued, respectively	81,758	74,200
Additional paid-in capital	68,288,834	58,378,089
Retained earnings	1,663,992	8,035,847
Treasury stock, at cost, 451,088 and 377,870 shares, respectively	(3,581,405)	(3,127,193)

Total stockholders’ equity	66,453,179	63,360,943

Total liabilities and stockholders’ equity	$823,898,698	$755,687,409

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30, 2005, 2004, and 2003

	2005	2004	2003
Interest and dividends income
Loans	$39,825,656	$36,604,621	$40,690,675
Mortgage-backed securities	1,654,537	1,860,224	285,167
Federal Home Loan Bank stock dividends	491,125	429,402	449,026
Securities	1,493,167	111,443	1,781,524
Fed funds sold and interest-bearing deposits	130,354	103,951	276,305

Total interest income	43,594,839	39,109,641	43,482,697
Interest expense
Deposits	13,133,468	11,351,365	15,169,502
Short-term borrowings	934,738	124,651	42,745
Long-term borrowings	5,229,070	5,260,897	5,434,028
Subordinated debt	503,190	2,301	—

Total interest expense	19,800,466	16,739,214	20,646,275

Net interest income	23,794,373	22,370,427	22,836,422
Provision for loan losses	111,000	597,300	—

Net interest income after provision for loan losses	23,683,373	21,773,127	22,836,422
Noninterest income
Service charges and other fees	838,470	660,646	743,877
Mortgage banking activities, net	1,311,235	4,632,561	4,922,069
Gain on sale of real estate owned	165,575	488,839	—
Increase in cash surrender value of bank-owned life insurance	554,405	187,533	—
Other, net	504,558	160,177	227,057

Total noninterest income	3,374,243	6,129,756	5,893,003
Noninterest expense
Compensation and benefits	10,835,446	9,590,924	8,694,397
Office, occupancy, and equipment	3,670,437	3,394,285	3,151,956
Insurance	235,692	232,926	262,366
Professional and legal	339,050	397,179	518,648
Advertising	382,689	373,702	499,438
Outside services	776,801	876,799	857,050
Franchise tax	773,308	728,400	647,890
Other	1,929,080	1,977,065	1,877,460

Total noninterest expense	18,942,503	17,571,280	16,509,205

Income before federal income taxes	8,115,113	10,331,603	12,220,220
Federal income taxes
Current	2,413,291	2,287,524	3,966,092
Deferred	117,701	1,134,025	157,672

	2,530,992	3,421,549	4,123,764

Net income	$5,584,121	$6,910,054	$8,096,456

Basic earnings per share	$0.72	$0.89	$1.05

Diluted earnings per share	$0.71	$0.87	$1.03

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2005, 2004 and 2003

		Additional
	Common	paid-in	Retained	Treasury
	stock	Capital	Earnings	stock	Total
Balance at June 30, 2002	$60,648	$37,412,482	$17,627,665	$(2,802,217)	$52,298,578
Net income	—	—	8,096,456	—	8,096,456
Stock options exercised, 41,909 shares	419	187,502	—	—	187,921
Cash paid in lieu of fractional shares	—	—	(2,159)	—	(2,159)
Stock dividend issued, 610,565 shares	6,106	9,576,712	(9,582,818)	—	—
Cash dividend, $0.222 per share	—	—	(1,652,684)	—	(1,652,684)
Purchase of 28,615 shares of Treasury stock	—	—	—	(324,976)	(324,976)

Balance at June 30, 2003	67,173	47,176,696	14,486,460	(3,127,193)	58,603,136
Net income	—	—	6,910,054	—	6,910,054
Stock options exercised, 34,580 shares	346	256,447	—	—	256,793
Stock purchased and retired, 6,373 shares	(64)	(94,147)	—	—	(94,211)
Cash paid in lieu of fractional shares			(2,814)	—	(2,814)
Stock dividend issued, 674,555 shares	6,745	11,039,093	(11,045,838)	—	—
Cash dividend, $0.300 per share	—	—	(2,312,015)	—	(2,312,015)

Balance at June 30, 2004	74,200	58,378,089	8,035,847	(3,127,193)	63,360,943
Net income	—	—	5,584,121	—	5,584,121
Stock options exercised, 21,712 shares	217	166,029	—		166,246
Stock purchased and retired, 9,024 shares	(90)	(122,934)	—	—	(123,024)
Cash paid in lieu of fractional shares	—	—	(3,488)	—	(3,488)
Stock dividend issued, 743,046 shares	7,431	9,867,650	(9,875,081)	—	—
Cash dividend, $0.269 per share	—	—	(2,077,407)	—	(2,077,407)
Purchase of 32,210 shares of Treasury stock	—	—	—	(454,212)	(454,212)

Balance at June 30, 2005	$81,758	$68,288,834	$1,663,992	$(3,581,405)	$66,453,179

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2005, 2004 and 2003

	2005	2004	2003
Operating activities:
Net income	$5,584,121	$6,910,054	$8,096,456
Adjustments required to reconcile net income to net cash from operating activities:
Amortization of premium on mortgage-backed securities	26,471	72,548	1,771
Depreciation	1,863,375	1,658,958	1,407,503
Provision for loan losses	111,000	597,300	—
Accretion of deferred loan origination fees, net	(1,007,937)	(1,108,263)	(1,244,214)
Gain on disposal of real estate owned	(165,575)	(488,839)	—
FHLB stock dividends	(490,800)	(429,201)	(448,775)
Deferred income tax provision	117,701	1,134,025	157,672
Proceeds from loans held for sale	118,420,611	301,018,063	453,735,624
Originations of loans held for sale	(115,813,850)	(277,787,331)	(475,659,784)
Gain on the sale of loans, net	(1,080,039)	(5,260,163)	(6,727,015)
Net change in other assets and other liabilities	433,489	(7,841,279)	12,410,926

Net cash from operating activities	7,998,567	18,475,872	(8,269,836)

Investing activities:
Loans originated	(216,290,237)	(137,580,380)	(170,534,726)
Principal repayments on loans	164,871,379	104,195,639	162,351,576
Principal repayments on mortgage-backed securities held to maturity	6,085,195	5,932,009	4,364,892
Purchase of mortgage-backed securities held to maturity	(1,052,410)	(39,853,303)	—
Purchase of securities held to maturity	(35,000,000)	(27,500,000)	(30,000,000)
Maturities and calls of securities held to maturity	5,000,000	33,252	85,087,959
Additions to office properties and equipment	(1,388,214)	(3,991,431)	(3,146,074)
Acquisition of bank-owned life insurance	—	(15,000,000)	—
Disposals of real estate owned	1,418,796	1,166,703	114,259
Acquisition of real estate owned	—	(70,000)	—
(Additions) disposal of real estate held for investment, net	—	525,000	(50,000)

Net cash from investing activities	(76,355,491)	(112,142,511)	48,187,886
See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2005, 2004 and 2003

	2005	2004	2003
Financing Activities:
Payments on long-term FHLB advances	(27,813)	(83,389)	(616,476)
Net change in short-term FHLB advances	—	15,000,000	—
Repayment of notes payable	(1,085,470)	(3,328,900)	(2,472,870)
Net change in NOW and passbook savings	(565,469)	(2,052,829)	16,190,703
Proceeds from issuance of certificates of deposit	163,111,432	107,020,928	135,463,914
Payments on maturing certificates of deposit	(97,812,199)	(104,904,312)	(104,897,908)
Proceeds from issuance of subordinated debentures	—	10,000,000	—
Net increase (decrease) in advances from borrowers	808,109	(5,587,781)	644,040
Payment of cash dividend	(2,034,595)	(1,841,130)	(1,654,844)
Purchase of treasury stock	(454,212)	—	(324,975)
Proceeds from exercise of stock options	160,251	256,793	187,921
Stock repurchased and retired	(123,024)	(94,211)	—

Net cash from financing activities	61,977,227	14,385,169	42,519,505

Net increase (decrease) in cash and cash equivalents	(6,379,697)	(79,281,470)	82,437,555
Cash and cash equivalents at beginning of year	17,469,773	96,751,243	14,313,688

Cash and cash equivalents at end of year	$11,090,076	$17,469,773	$96,751,243

Supplemental disclosures of cash flow information:
Cash payments of interest	$19,766,150	$16,740,542	$20,733,040
Cash payments of income taxes	2,069,000	2,760,000	4,020,000
Supplemental schedule of noncash investing and financing activities:
Transfers to real estate owned	$2,502,472	$200,000	$—
Income tax benefit from exercise of stock options	5,778	—	—
See accompanying notes to consolidated financial statements

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS
The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (“Company”) conform to accounting principles generally accepted in the United States of America and general industry practice. The Company’s principal subsidiary, Park View Federal Savings Bank (“Bank”), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina, Lorain and Portage Counties, Ohio. The deposit accounts of the Bank are insured up to applicable limits under the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation (“FDIC”) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies, which the Company follows in preparing and presenting its consolidated financial statements.
Principles of Consolidation: The consolidated financial statements include the accounts of PVF Capital Corp. and its wholly-owned subsidiaries, Park View Federal Savings Bank, PVF Service Corporation (“PVFSC”), PVF Holdings, Inc., and Mid-Pines Land Co. PVFSC owns some Bank premises and leases them to the Bank. PVF Holdings, Inc. and Mid-Pines Land Co. did not have any significant assets or activity as of or for the years ended June 30, 2005, 2004, or 2003. All significant intercompany transactions and balances are eliminated in consolidation.
PVFSC has entered into various nonconsolidated joint ventures that own real estate including properties leased to the Bank.
PVF Capital Trust I (“Trust”) was created for the sole purpose of issuing trust preferred securities. The Trust is not consolidated into the financial statements.
Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, the valuation of mortgage servicing rights, and fair value of financial instruments are particularly subject to change.
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
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
Interest income includes amortization of purchase premium or accretion of purchase discount. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield Prepayment is assumed for mortgage-backed securities.
A decline in fair value of any held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security. Management’s consideration as to whether a decline in fair value is other-than-temporary is based on (1) the length of time and extent that fair value has been less than cost, (2) the financial condition of the issuer and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Loans Receivable: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance and includes amortization of net deferred loan fees and costs over the loan term.
Uncollectible interest on loans that are contractually 90 days or more past due is charged off against interest income. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Income is subsequently recognized only to the extent cash payments are received until the loan is determined to be performing in accordance with the applicable loan terms in which case the loan is returned to accrual status. Past due status is based on the contractual terms of the loan.
Allowance for Loan Losses: The allowance for loan losses is maintained at a level to absorb probable incurred losses in the portfolio as of the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Bank based upon the overall portfolio composition and general market conditions as well as information about specific borrower situations and estimated collateral values. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.
A loan is considered impaired when, based on current information and events; it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank’s loans are primarily
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
collateral dependent, measurement of impairment is based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures.
Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market include deferred origination fees and costs and are carried at the lower of cost or fair value, determined on an aggregate basis. The fair value of mortgage loans held for sale is based on market prices and yields at period end in normal market outlets used by the Company. Net unrealized losses, if any, are recorded as valuation allowance and charged to earnings.
The Company sells the loans on either a servicing retained or servicing released basis. Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of estimated net future servicing revenue. The expected period of the estimated net servicing income is based in part on the expected prepayment of the underlying mortgages.
Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of amortized cost over its estimated fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate and original time to maturity. Any impairment is reported as a valuation allowance for an individual tranche. The impairment charges incurred and reversed during the periods ended June 30, 2004 and 2003 as disclosed in Note 5 were a result of this process and the change in market values during those periods.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of outstanding principal and are recorded as income when earned.
The Company enters into derivative transactions principally to protect against the risk of adverse interest movements affecting the value of the Company’s committed loan sales pipeline. In order to mitigate the risk that a change in interest rates will result in a decline in value of the Company’s interest rate lock commitments (“IRLCs”) in the committed mortgage pipeline or its loans held for sale, the Company enters into mandatory forward loan sales contracts with secondary market participants.
Mandatory forward sales contracts and committed loans intended to be held for sale are considered free-standing derivative instruments and changes in fair value are recorded in current period earnings. For committed loans, fair value is measured using current market rates for the associated mortgage loans. For mandatory forward sales contracts, fair value is measured using secondary market pricing.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
Office Properties and Equipment: Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method at rates expected to amortize the cost of the assets over their estimated useful lives or, with respect to leasehold improvements, the term of the lease, if shorter. Estimated lives for buildings are 40 years. Estimated lives for equipment range from 1 to 10 years.
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
Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or fair value less estimated selling costs, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.
Long-Term Assets: Office properties and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Statements of Cash Flows: For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from depository institutions, interest bearing deposits, and federal funds sold with original maturities of less than three months to be cash equivalents. Net cash flows are reported for NOW and passbook savings accounts, short-term borrowings, and advances from borrowers.
Stock Compensation: Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying stock at the date of grant.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2005	2004	2003
Net income as reported	$5,584,121	$6,910,054	$8,096,456
Deduct: Stock-based compensation expense determined under fair value based method	139,000	100,135	124,135

Pro forma net income	$5,445,121	$6,809,919	$7,972,321

Basic earnings per share as reported	$0.72	$0.89	$1.05
Pro forma basic earnings per share	$0.70	$0.88	$1.03

Diluted earnings per share as reported	$0.71	$0.87	$1.03
Pro forma diluted earnings per share	$0.69	$0.86	$1.02
The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2005	2004	2003
Risk-free interest rate	3.75%	3.76%	3.50%
Expected option life	7 years	7 years	7 years
Expected stock price volatility	29.29%	29.78%	35.00%
Dividend yield	2.21%	1.99%	2.50%
Weighted average fair value of options granted during the year	$3.57	$3.69	$3.23
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. The Company had no other comprehensive income in 2005, 2004, or 2003; therefore comprehensive income was equal to net income.
Earnings Per Share: Basic earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The additional potential common shares issuable under stock options are included in the calculation of diluted earnings per share.
The per share data for 2005, 2004 and 2003 is adjusted to reflect the 10% stock dividends declared June 2005, 2004, and 2003.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
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
Restrictions on Cash: Cash on deposit with another institution of $402,000 and $348,000 was required to meet regulatory reserve requirements at June 30, 2005 and 2004, respectively. These balances do not earn interest.
Stockholders’ Equity: Stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid in capital. Fractional share amounts are paid in cash with a reduction in retained earnings.
Dividend Retention: Banking regulations require maintaining certain capital levels and may limit the dividend paid by the Bank to the Company or by the Company to shareholders. These restrictions pose no practical limit on the ability of the Bank or Company to pay dividends at historical levels. See Note 13 for more specific disclosure related to federal savings banks.
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
Operating Segments: While the Company’s chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company’s financial service operations are considered by management to be aggregated in one reportable operating segment.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
Recently Issued But Not Yet Effective Accounting Standards: In December 2004, the Financial Accounting Standards Board issued a revised version of Statement of Financial Accounting Standards No. 123. It requires that the fair value of stock options and other share-based compensation be measured as of the date the grant is awarded and expensed over the period of employee service, typically the vesting period. It will be required for the Company beginning July 1, 2005. Compensation cost will also be recorded for previously awarded options to the extent that they vest after the effective date. The Company is currently evaluating the impact of this accounting guidance on its future statements of operations. The impact on the Company’s results of operations for the year ended June 30, 2006 of future vesting of options outstanding as of June 30, 2005 is expected to be $29,363 before income taxes.
Reclassifications: Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 2 — SECURITIES
Securities held to maturity at June 30, 2005 and 2004 are summarized as follows:

	2005
		Gross	Gross	Estimated
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gain	Loss	Value
U.S. government-sponsored enterprise securities	$57,500,000	$43,750	$(198,325)	$57,345,425

Due after one year through five years	$57,500,000	$43,750	$(198,325)	$57,345,425

	2004
		Gross	Gross	Estimated
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gain	Loss	Value
U.S. government-sponsored enterprise securities	$27,500,000	$—	$(100,025)	$27,399,975

Due after one year through five years	$27,500,000	$—	$(100,025)	$27,399,975

There were no sales of securities for the years ended June 30, 2005, 2004 or 2003.
At year end 2005 and 2004, there were no holdings of securities of any one issuer, other than U.S. government-sponsored enterprises, in an amount greater than 10% of shareholders’ equity.
Securities with continuous unrealized losses at year-end 2005 and 2004 not recognized in income aggregated by length of time that individual securities have been in a continuous unrealized loss position are as follows:

2005	Less than 12 Months		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government- sponsored enterprise securities	$34,843,100	$(156,900)	$17,458,575	$(41,425)	$52,301,675	$(198,325)

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 2 — SECURITIES (Continued)
Securities with unrealized losses at year end 2004 not recognized in income are as follows:

2004	Less than 12 Months		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government - sponsored enterprise securities	$27,399,975	$(100,025)	$—	$—	$27,399,975	$(100,025)

The Company periodically evaluates securities for other–than-temporary impairment. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the U.S. government or a U.S. government-sponsored enterprise, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 3 — MORTGAGE-BACKED SECURITIES
Mortgage-backed securities held to maturity at June 30, 2005 and 2004 are summarized as follows:

	2005
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Estimated
	Amount	Gain	Loss	Fair Value
FNMA mortgage-backed securities	$30,964,609	$16,375	$(266,192)	$30,714,792
FHLMC mortgage-backed securities	755,424	17,556	—	772,980

	$31,720,033	$33,931	$(266,192)	$31,487,772

	2004
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Estimated
	Amount	Gain	Loss	Fair Value
FNMA mortgage-backed securities	$35,774,087	$5,350	$(1,400,267)	$34,379,170
FHLMC mortgage-backed securities	1,005,202	6,093	—	1,011,295

	$36,779,289	$11,443	$(1,400,267)	$35,390,465

There were no sales of mortgage-backed securities for the years ended June 30, 2005, 2004 or 2003.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 3 — MORTGAGE-BACKED SECURITIES (Continued)
Mortgage-backed securities with unrealized losses at year end 2005 and 2004 not recognized in income aggregated by the length of time that the individual securities have been in a continuous unrealized loss position are as follows:

2005	Less than 12 Months		More than 12 Months		Total
Description of		Gross		Gross		Gross
Mortgage-backed	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Securities	Value	Loss	Value	Loss	Value	Loss
FNMA mortgage- backed securities	$—	$—	$23,234,790	$(266,192)	$23,234,790	$(266,192)

2004	Less than 12 Months		More than 12 Months		Total
Description of		Gross		Gross		Gross
Mortgage-backed	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Securities	Value	Loss	Value	Loss	Value	Loss
FNMA mortgage- backed securities	$34,286,991	$(1,400,267)	$—	$—	$34,286,991	$(1,400,267)

The Company periodically evaluates mortgage-backed securities for other-than-temporary impairment. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company will consider whether the securities are issued by the U.S. government or a U.S. government-sponsored enterprise, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 4 — LOANS RECEIVABLE
Loans receivable at June 30, 2005 and 2004, consist of the following:

	2005	2004
Real estate mortgages:
One-to-four family residential	$148,955,669	$128,209,918
Home equity line of credit	97,691,917	83,505,220
Multi-family residential	33,504,667	38,776,777
Commercial	171,331,117	175,323,234
Commercial equity line of credit	31,875,316	38,113,453
Land	68,164,662	54,047,091
Construction — residential	75,459,676	70,832,624
Construction — commercial	24,355,272	15,678,754

Total real estate mortgages	651,338,296	604,487,071
Non real estate loans	17,300,500	13,951,135

Total loans receivable	668,638,796	618,438,206
Net deferred loan origination fees	(3,832,378)	(3,380,681)
Allowance for loan losses	(4,312,274)	(4,376,704)

Loans receivable, net	$660,494,144	$610,680,821

A summary of the changes in the allowance for loan losses for the years ended June 30, 2005, 2004, and 2003, is as follows:

	2005	2004	2003
Beginning balance	$4,376,704	$3,882,839	$3,901,839
Provision for loan losses	111,000	597,300	—
Charge-offs	(175,430)	(132,435)	(19,000)
Recoveries	—	29,000	—

Ending balance	$4,312,274	$4,376,704	$3,882,839

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 4 — LOANS RECEIVABLE (Continued)
The following is a summary of the principal balances of nonperforming loans at June 30:

	2005	2004
Loans on nonaccrual status:
Real estate mortgages:
One-to-four family residential	$7,459,761	$4,707,428
Commercial	3,518,484	4,455,529
Multi-family residential	21,300	—
Construction and land	750,650	1,469,754

Total loans on nonaccrual status	11,750,195	10,632,711

Loans past due 90 days, still on accrual status:
Real estate mortgages:
One-to-four family residential	162,975	69,703
Commercial	—	432,941
Construction and land	445,000	—

Total nonaccrual and past due loans	$12,358,170	$11,135,355

At June 30, 2005 and 2004, the recorded investment in loans, which have individually been identified as being impaired, totaled $4,290,435 and $5,925,283, respectively. Included in the impaired amount at June 30, 2005 and 2004, is $1,516,736 and $706,131, respectively, related to loans with a corresponding valuation allowance of $395,030 and $200,000, respectively.
Average impaired loans for the years ended June 30, 2005, 2004 and 2003 amounted to $5,521,063, $4,985,439 and $4,547,732, respectively. Interest recognized on impaired loans in 2005, 2004, and 2003 was not material.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 5 — MORTGAGE BANKING ACTIVITIES
Mortgage banking activities, net, including gains and losses on sales of loans, for each of the years in the three-year period ended June 30, 2005, consist of the following:

	2005	2004	2003
Mortgage loan servicing fees	$1,872,974	$1,761,286	$1,446,168
Amortization and changes in valuation allowance for mortgage servicing rights	(1,641,778)	(2,388,888)	(3,251,114)
Unrealized losses on sale of loans	(15,000)	—	—
Gross realized:
Gains on sales of loans	2,222,305	6,930,590	8,214,611
Losses on sales of loans	(1,127,266)	(1,670,427)	(1,487,596)

	$1,311,235	$4,632,561	$4,922,069

At June 30, 2005 and 2004, the Company was servicing whole and participation mortgage loans for others aggregating $764,871,107 and $746,787,300, respectively. These loans are not reported as assets. The Company had $9,247,978 and $9,367,054, at June 30, 2005 and 2004, respectively, of funds collected on mortgage loans serviced for others which is included in accrued expenses and other liabilities.
Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2005, 2004 and 2003 were as follows:

	2005	2004	2003
Beginning balance	$5,358,845	$4,655,182	$3,255,147
Originated	1,284,406	3,762,551	3,981,149
Amortized	(1,641,778)	(3,058,888)	(2,581,114)

Ending balance	$5,001,474	$5,358,845	$4,655,182

Valuation Allowance
Beginning balance	$—	$670,000	$—
Additions expensed	—	—	670,000
Reductions credited to expense	—	(670,000)	—

Ending balance	$—	$—	$670,000

The fair value of capitalized mortgage servicing rights was $7,495,736 and $7,467,873 at June 30, 2005 and 2004. Fair value was determined using discount rates ranging from 9.0% to 11.0% and prepayment speeds ranging from 9.5% to 14.3%, depending on the stratification of the specific rights.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 6 — OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2005 and 2004 are summarized as follows:

	2005	2004
Land and land improvements	$1,034,892	$1,034,892
Building and building improvements	5,563,598	5,576,225
Leasehold improvements	5,862,620	5,699,721
Furniture and equipment	11,758,159	10,471,403

	24,219,269	22,782,241
Less accumulated depreciation and amortization	(10,806,038)	(8,893,849)

	$13,413,231	$13,888,392

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 7 — DEPOSITS
Deposit balances at June 30, 2005 and 2004 are summarized by interest rate as follows:

		2005		2004
		Amount	%	Amount	%

NOW and money market accounts
Noninterest bearing	— —	$16,958,199	2.8%	$16,429,334	3.1%
Interest bearing	0.245 - 4.00%	61,271,160	10.4	59,054,708	11.2

		78,229,359	13.2	75,484,042	14.3
Passbook savings	0.50 - 0.50%	43,415,225	7.4	46,726,011	8.9

Certificates of deposit	0.50 - 1.99%	28,060,196	4.7	109,995,876	20.9
	2.00 - 2.99	148,276,341	25.1	155,925,736	29.6
	3.00 - 3.99	238,585,350	40.4	66,107,497	12.6
	4.00 - 4.99	40,398,157	6.8	50,336,514	9.6
	5.00 - 5.99	12,466,322	2.1	15,459,083	2.9
	6.00 - 6.99	1,066,168	0.2	4,837,859	0.9
	7.00 - 7.99	729,360	0.1	1,533,292	0.3
	8.00 - 8.99	—	—	86,804	0.0

		469,581,894	79.4	404,282,661	76.8

		$591,226,478	100.0%	$526,492,714	100.0%

Weighted average rate on deposits			2.84%		2.19%

	2005		2004
	Amount	%	Amount	%
Remaining term to maturity of certificates of deposit:
12 months or less	$371,245,515	79.1%	$304,107,729	75.3%
13 to 24 months	56,248,773	12.0	60,283,357	14.9
25 to 36 months	24,524,716	5.2	22,398,689	5.5
37 to 48 months	17,562,890	3.7	17,492,886	4.3

	$469,581,894	100.0%	$404,282,661	100.0%

Weighted average rate on certificates of deposit		3.33%		2.78%

Time deposits in amounts of $100,000 or more totaled approximately $146,802,000 and $119,851,000 at June 30, 2005 and 2004, respectively.
Deposits of related parties totaled $381,394 and $454,731 at June 30, 2005 and June 30, 2004.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 7 — DEPOSITS (Continued)
Interest expense on deposits is summarized as follows:

	2005	2004	2003
NOW accounts	$599,305	$276,456	$899,621
Passbook accounts	226,663	227,222	470,504
Certificates of deposit	12,307,500	10,847,687	13,799,377

	$13,133,468	$11,351,365	$15,169,502

NOTE 8 — ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI
Long-term advances from the Federal Home Loan Bank of Cincinnati (“FHLB”), with maturities and interest rates thereon at June 30, 2005 and 2004, were as follows:

Maturity	Interest rate	2005	2004
February 2006	6.05%	$12,018	$39,831
February 2008	5.37	10,000,000	10,000,000
March 2008	5.64	10,000,000	10,000,000
March 2011	3.94	50,000,000	50,000,000
May 2011	4.16	50,000,000	50,000,000

		$120,012,018	$120,039,831

Weighted average interest rate		4.29%	4.29%

Each of the advances, except the advance maturing in February 2006, is a convertible fixed-rate advance. Each of these is convertible at the option of the FHLB to LIBOR. Alternatively, if the conversion option is exercised, the Bank could repay these advances without prepayment penalty. In addition, the Bank maintains two lines of credit totaling $130,000,000 with the FHLB. The $100,000,000 repurchase line matures in October 2005. At June 30, 2005 and 2004, $15,000,000 was drawn on the repurchase line of credit. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The interest rate as of June 30, 2005 and June 30, 2004 was 3.38% and 1.25%. The $30,000,000 cash management line matures in October 2005. No borrowings were outstanding on the cash management line as of June 30, 2005 or 2004.
In order to secure these advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $296,254,000 and $308,369,000 at June 30, 2005 and 2004, respectively, securities and mortgage-backed securities aggregating approximately $88,380,597 and $64,279,289 at June 30, 2005 and 2004, respectively, plus FHLB stock.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 9 — SUBORDINATED DEBENTURES AND NOTES PAYABLE
On March 8, 2002, one of the Company’s subsidiaries obtained a $3.4 million term loan with a remaining unpaid principal balance of $1.4 million from another institution to refinance the Company’s Solon headquarters building. The note carries a variable interest rate that adjusts to overnight LIBOR plus 230 basis points. The loan matures on March 15, 2007. The loan is guaranteed by the Company. At June 30, 2005 and 2004 the interest rate was 5.61% and 3.63%.
Principal repayments on the note are scheduled as follows:

2006	$92,520
2007	1,308,260

$1,400,780

In June 2004, the Company formed a special purpose entity, PVF Capital Trust I (“Trust”), for the sole purpose of issuing $10,000,000 of variable-rate trust preferred securities. The Company issued Subordinated Deferrable Interest Debentures (“subordinated debentures”) to the Trust in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred security carries a variable interest rate that adjusts to three month LIBOR plus 260 basis points. At June 30, 2005 and 2004 the interest rate was 6.25% and 4.20%.
The subordinated debentures are the sole asset of the trust. The trust preferred securities will mature June 29, 2034 but may be redeemed by the Trust at par, at its option, starting June 29, 2009.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 10 — FEDERAL INCOME TAXES
The provision for federal income taxes differs from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Computed expected tax	$2,840,290	35.0%	$3,616,061	35.0%	$4,277,077	35.0%
Increase (decrease) in tax resulting from:
Benefit of graduated rates	(81,151)	(1.0)	(103,316)	(1.0)	(100,000)	(1.0)
Affordable housing tax credit	(111,645)	(1.4)	(111,646)	(1.1)	(111,646)	(0.9)
Bank-owned life insurance	(188,498)	(2.3)	(63,761)	(0.6)	—	—
Other, net	71,996	0.9	84,211	0.8	58,333	0.6

	$2,530,992	31.2%	$3,421,549	33.1%	$4,123,764	33.7%

The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2005 and 2004 are:

	2005	2004
Deferred tax assets:
Loan loss reserves	$1,331,863	$1,420,079
Deferred compensation	716,310	566,264
Unrealized gains on loans held for sale	31,308	—
Other	61,310	47,637

Total gross deferred tax assets	2,140,791	2,033,980
Deferred tax liabilities:
Deferred loan fees, net	(364,432)	(357,693)
FHLB stock dividend	(1,533,145)	(1,366,273)
Originated mortgage servicing asset	(1,700,501)	(1,822,007)
Fixed assets	(1,245,855)	(962,627)
Prepaid franchise tax	(133,400)	(119,516)
Other	(110,545)	(235,250)

Total gross deferred tax liabilities	(5,087,878)	(4,863,366)

Net deferred tax liability	$(2,947,087)	$(2,829,386)

A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management’s opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2005 or 2004.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 10 — FEDERAL INCOME TAXES (Continued)
Retained earnings at June 30, 2005 and 2004 include approximately $4,516,000 for which no provision for federal income tax has been made. The related unrealized deferred tax liability was approximately $1,535,000 at June 30, 2005 and 2004. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income expense for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.
NOTE 11 — LEASES
The Company leases certain premises from unrelated and related parties. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2005:

	Leases With	Leases With
	Unrelated	Related	Total
Year ending June 30,	Parties	Parties	Leases
2006	$671,198	$200,683	$871,881
2007	669,198	161,209	830,407
2008	654,198	141,472	795,670
2009	555,684	141,472	697,156
2010	377,381	141,472	518,853
Thereafter	379,276	447,768	827,044

Total minimum lease payments	$3,306,935	$1,234,076	$4,541,011

During the years ended June 30, 2005, 2004, and 2003, rental expense was $799,725, $695,307, and $647,596, respectively. Rental expense related to related party leases was $134,034, and $85,941, and $80,709 for the years ended June 30, 2005, 2004, and 2003, respectively.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 12 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.
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
The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the applicant. Collateral held is generally residential and commercial real estate.
The Bank’s lending is concentrated in Northeastern Ohio, and as a result, the economic conditions and market for real estate in Northeastern Ohio could have a significant impact on the Bank.
At June 30, 2005 and 2004, the Bank had the following commitments:

	2005	2004
Commitments to fund variable-rate mortgage loans	$10,130,000	$28,619,000
Commitments to fund equity lines of credit	79,452,000	82,028,000
Undisbursed portion of loan proceeds	69,715,000	72,042,000
The Bank has a program to reduce interest rate risk associated with the interest rate-lock commitment made to borrowers for mortgage loans intended to be sold in the secondary market. The Bank enters into commitments to sell loans to limit exposure to potential movements in market interest rates. At June 30, 2005 and 2004, the Bank had interest rate-lock commitments on $24,244,000 and $29,805,000 of loans intended for sale in the secondary market. The Bank entered into contracts to sell mortgage loans of $17,881,000 and $10,841,600 as of June 30, 2005 and 2004.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 13 — REGULATORY CAPITAL
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Office of Thrift Supervision (“OTS”) regulations requires savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2005, the adjusted total minimum regulatory capital regulations require institutions to have tangible capital to adjusted total assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to adjusted total assets of 4.0%; and a minimum ratio of total capital to risk weighted assets of 8.0%. At June 30, 2005 and 2004, the Bank exceeded all of the aforementioned regulatory capital requirements.
Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At June 30, 2005, this limitation was $12,163,224. This limitation on the Bank is not expected to prevent the Company from paying its normal cash dividends.
The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total risk-based and Tier 1 risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
     NOTE 13 — REGULATORY CAPITAL (Continued)
     At June 30, 2005 and 2004, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

		Tier-1	Tier-1	Total
	Tangible	Core	Risk- Based	Risk- Based
	Capital	Capital	Capital	Capital
June 30, 2005:
GAAP capital	$72,751	$72,751	$72,751	$72,751
Nonallowable component	(7)	(7)	(7)	(7)
General loan valuation allowances	—	—	—	3,917

Regulatory capital	$72,744	$72,744	$72,744	$76,661

Total assets	$829,818	$829,818	$829,818	$829,818
Adjusted total assets	829,811	829,811	—	—
Risk-weighted assets	—	—	698,777	698,777

Actual capital ratio	8.77%	8.77%	10.41%	10.97%
Regulatory requirement for capital adequacy purposes	1.50%	4.00%	4.00%	8.00%
Regulatory capital category — well-capitalized — equal to or greater than	N/A	5.00%	6.00%	10.00%

		Tier-1	Tier-1	Total
	Tangible	Core	Risk- Based	Risk- Based
	Capital	Capital	Capital	Capital
June 30, 2004:
GAAP capital	$60,716	$60,716	$60,716	$60,716
Nonallowable component	(58)	(58)	(58)	(58)
General loan valuation allowances	—	—	—	4,177

Regulatory capital	$60,658	$60,658	$60,658	$64,835

Total assets	$761,443	$761,443	$761,443	$761,443
Adjusted total assets	761,385	761,385	—	—
Risk-weighted assets	—	—	636,040	636,040

Actual capital ratio	7.97%	7.97%	9.54%	10.19%
Regulatory requirement for capital adequacy purposes	1.50%	4.00%	4.00%	8.00%
Regulatory capital category — well-capitalized — equal to or greater than	NA	5.00%	6.00%	10.00%
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 14 — RELATED PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates in 2005 were as follows.

Beginning balance	$6,298,000
New Loans	2,124,700
Repayments	(1,404,700)

Ending balance	$7,018,000

NOTE 15 — STOCK OPTIONS
The Bank offered stock options to the directors and officers of the Bank under various option plans.
All of the options authorized under the 1992 plan have been granted and exercised. The options granted under the 1996 plan are exercisable over a ten-year period, with vesting ranging from zero to five years as stated in the individual option agreements. The options granted under the 2000 plan are exercisable over a ten-year period, with vesting ranging from zero to five years as stated in the individual option agreements.
Options were granted at fair market value and, accordingly, no amounts were reflected in compensation and benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional paid in capital.
A summary of the activity in the plan is as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding beginning of year	451,177	$7.50	445,191	$6.83	466,818	$6.21
Exercised	(24,124)	6.58	(41,930)	6.07	(79,975)	4.55
Expired	(296)	7.59	—	—	(6,072)	8.03
Granted	43,120	12.62	47,916	12.53	64,420	8.52

Outstanding end of year	469,877	$8.01	451,177	$7.50	445,191	$6.83

Exercisable end of year	388,096	$7.41	351,673	$7.06	320,193	$6.60

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 15 — STOCK OPTIONS (Continued)
Options outstanding at June 30, 2005 were as follows:

	Outstanding		Exercisable
		Weighted Average		Weighted
Range of		Remaining		Average
Exercise		Contractual		Exercise
Price	Number	Life	Number	Price

$4.67 - $6.11	115,851	3.99	115,851	$5.53
$6.72 - $7.77	201,365	4.31	186,227	$7.21
$8.32 - $13.64	152,661	7.39	86,018	$10.38

Total	469,877	5.23	388,096	$7.41
There were 285,178 shares available for future issuance under existing stock option plans.
NOTE 16 — EARNINGS PER SHARE
The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

		2005
			Per-Share
	Net Income	Shares	Amount
Basic EPS:
Income available to common shareholders	$5,584,121	7,734,136	$0.72
Dilutive effect of assumed exercises of stock options	—	172,610	(0.01)

Diluted EPS:
Income available to common shareholders	$5,584,121	7,906,746	$0.71

		2004
			Per-Share
	Net Income	Shares	Amount
Basic EPS:
Income available to common shareholders	$6,910,054	7,723,543	$0.89
Dilutive effect of assumed exercises of stock options		187,006	(0.02)

Diluted EPS:
Income available to common shareholders	$6,910,054	7,910,549	$0.87

		2003
			Per-Share
	Net Income	Shares	Amount
Basic EPS:
Income available to common shareholders	$8,096,456	7,705,559	$1.05
Dilutive effect of assumed exercises of stock options	—	121,785	(0.02)

Diluted EPS:
Income available to common shareholders	$8,096,456	7,827,344	$1.03

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS
No options were anti-dilutive for the year ended June 30, 2003, as market price in all cases was greater than the exercise price; 47,916 and 43,120 options were anti-dilutive for the years ended June 30, 2004 and June 30, 2005, respectively.
The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	June 30, 2005		June 30, 2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
		(in thousands)
Assets:
Cash and amounts due from depository institutions	$4,034	$4,034	$4,550	$4,550
Interest-bearing deposits	2,181	2,181	894	894
Federal funds sold	4,875	4,875	12,025	12,025
Securities held to maturity	57,500	57,345	27,500	27,400
Mortgage-backed securities held to maturity	31,720	31,488	36,779	35,390
Loans receivable	660,494	671,554	610,681	625,210
Loans receivable held for sale, net	9,060	9,165	11,871	11,871
Federal Home Loan Bank stock	11,316	11,316	10,826	10,826
Accrued interest receivable	3,682	3,682	2,664	2,664

Liabilities:
Demand deposits and passbook savings	(121,644)	(121,644)	(122,210)	(122,210)
Time deposits	(469,582)	(468,816)	(404,283)	(405,977)
Advances from the Federal Home Loan Bank of Cincinnati	(135,012)	(137,719)	(135,040)	(139,328)
Subordinated debentures	(10,000)	(10,000)	(10,000)	(10,000)
Notes payable	(1,401)	(1,401)	(2,486)	(2,486)
Accrued interest payable	(489)	(489)	(465)	(465)
Cash and amounts due from depository institutions, interest- bearing deposits, and federal funds sold. The carrying amount is a reasonable estimate of fair value because of the short maturity of these instruments.
Securities and mortgage-backed securities. Estimated fair value for securities and mortgage-backed securities is based on quoted market prices.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
Loans receivable and loans receivable held for sale. For loans receivable held for sale, fair value is estimated using the quoted market prices for similar loans, adjusted for differences in loan characteristics. For performing loans receivable, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.
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
Advances from the Federal Home Loan Bank of Cincinnati. The fair value of the Bank’s FHLB debt is estimated based on the current rates offered to the Bank for debt of the same remaining maturities.
Notes payable and subordinated debentures. The carrying value of the Company’s variable-rate note payable is a reasonable estimate of fair value based on the current incremental borrowing rate for similar types of borrowing arrangements.
Accrued interest receivable and accrued interest payable. The carrying amount is a reasonable estimate of the fair value.
Off-balance-sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance-sheet instruments is not significant as of June 30, 2005 and 2004.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 18 — PARENT COMPANY
The following are condensed statements of financial condition as of June 30, 2005 and 2004 and related condensed statements of operations and cash flows for the years ended June 30, 2005, 2004 and 2003 for PVF Capital Corp.
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	2005	2004
Cash and amounts due from depository institutions	$221,263	$10,126,841
Prepaid expenses and other assets	1,564,558	1,396,246
Investment in Bank subsidiary	72,750,959	60,715,669
Investment in non-Bank subsidiaries	2,713,536	2,704,429

Total assets	$77,250,316	$74,943,185

Accrued expenses and other liabilities	$797,137	$1,582,242
Subordinated debentures	10,000,000	10,000,000
Stockholders’ equity	66,453,179	63,360,943

Total liabilities and stockholders’ equity	$77,250,316	$74,943,185

CONDENSED STATEMENTS OF OPERATIONS

	2005	2004	2003
Income:
Mortgage banking activities	$11,811	$16,210	$88,602
Dividends from Bank subsidiary	1,000,000	3,500,000	3,950,000
Interest Income	432	—	—

	1,012,243	3,516,210	4,038,602

Expenses:
Interest expense	503,190	46,847	137,483
General and administrative	195,570	278,931	284,890

	698,760	325,778	422,373

Income before federal income taxes and equity in undistributed net income of subsidiaries	313,483	3,190,432	3,616,229
Federal income tax benefit	233,018	105,204	112,615

Income before equity in undistributed net income of subsidiaries	546,501	3,295,636	3,728,844
Equity in undistributed net income of subsidiaries	5,037,620	3,614,418	4,367,612

Net income	$5,584,121	$6,910,054	$8,096,456

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 18 – PARENT COMPANY (continued)
CONDENSED STATEMENTS OF CASH FLOWS

	2005	2004	2003
Operating activities:
Net income	$5,584,121	$6,910,054	$8,096,456
Equity in undistributed net income of subsidiaries	(5,037,620)	(3,614,418)	(4,367,612)
Advance to subsidiary	(805,500)	1,140,000	440,000
Other, net	(194,216)	(149,706)	(38,471)

Net cash from (used in) operating activities	(453,215)	4,285,930	4,130,373

Investing activities:
Investment in subsidiary	(7,001,000)	—	—

Net decrease in cash from investing activities	(7,001,000)	—	—

Financing activities:
Repayment on note payable	—	(2,500,000)	(2,400,000)
Proceeds from subordinated debentures	—	10,000,000	—
Proceeds from exercise of stock options	160,468	256,793	162,307
Stock purchased and retired	(123,024)	(94,211)	—
Dividends paid	(2,034,595)	(1,841,130)	(1,654,844)
Purchase of treasury stock	(454,212)	—	(324,975)

Net cash from (used in) financing activities	(2,451,363)	5,821,452	(4,217,512)

Net increase (decrease) in cash and cash-equivalents	(9,905,578)	10,107,382	(87,139)
Cash and cash equivalents at beginning of year	10,126,841	19,459	106,598

Cash and cash equivalents at end of year	$221,263	$10,126,841	$19,459

Supplemental schedule of non-cash financing activities:

Income tax benefit from exercise of options	$5,778	$—	$—
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 19 – EMPLOYEE BENEFIT PLANS
401(k) Savings Plan: Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company’s 401(k) Savings Plan. The plan allows eligible employees to contribute up to 15% of their compensation with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employee’s compensation. Participants vest in the Company’s contributions ratably over six years.
The total of the Company’s matching and profit sharing contribution cost related to the plan for the years ended June 30, 2005, 2004, and 2003 was $122,750, $120,722, and $104,094, respectively.
Supplemental Executive Retirement Plan: During fiscal year 2000, the Company established a Supplemental Executive Retirement Plan (“SERP”) to provide additional retirement benefits to participating executive officers. The SERP was adopted in order to provide benefits to such executives whose benefits are reduced under the Company’s tax-qualified benefit plans pursuant to limitations under the Internal Revenue Code. The SERP is subject to certain vesting provisions, and provides that the executives shall receive a supplemental retirement benefit if the executive’s employment is terminated after reaching the normal retirement. For the years ended June 30, 2005, 2004, and 2003, the Company recognized expense under the SERP of $395,500, $445,775, and $401,400, respectively. The accrued SERP liability at June 30, 2005 and 2004 included in accrued expenses and other liabilities totaled $2,057,475 and $1,661,975.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2005, 2004 and 2003
NOTE 20 – SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of the unaudited consolidated quarterly results of operations for 2005 and 2004 (in thousands of dollars, except per share data): (1)

	Quarters for the year ended June 30, 2005
	First	Second	Third	Fourth
Interest income	$10,034	$10,519	$10,941	$12,101
Interest expense	4,424	4,737	5,103	5,537

Net interest income	5,610	5,782	5,838	6,564
Provision for loan losses(2)	136	—	75	(100)
Non-interest income	685	859	939	891
Non-interest expense	4,324	4,577	4,787	5,254

Income before Federal income taxes	1,835	2,064	1,915	2,301
Federal income taxes	568	642	602	719

Net income	$1,267	$1,422	$1,313	$1,582

Basic earnings per share(3)	$0.16	$0.18	$0.17	$0.20

Diluted earnings per share (3)	$0.16	$0.18	$0.17	$0.20

	Quarters for the year ended June 30, 2004
	First	Second	Third	Fourth
Interest income	$10,058	$9,830	$9,576	$9,646
Interest expense	4,311	4,078	4,097	4,254

Net interest income	5,747	5,752	5,479	5,392
Provision for loan losses	100	192	140	165
Non-interest income	3,312	868	837	1,113
Non-interest expense	4,538	4,362	4,425	4,246

Income before Federal income taxes	4,421	2,066	1,751	2,094
Federal income taxes	1,489	716	565	652

Net Income	$2,932	$1,350	$1,186	$1,442

Basic earnings per share (3)	$0.38	$0.17	$0.15	$0.19

Diluted earnings per share (3)	$0.37	$0.17	$0.15	$0.18

(1)	The total of the four quarterly amounts may not equal the full year amount due to rounding.

(2)	The Company reported a benefit in the fourth quarter of 2005 as a result of a reduction in classified loans during the quarter.

(3)	After giving effect to a 10% stock dividend, declared on June 22, 2004 and issued on August 31, 2004 and a 10% stock dividend, declared on June 28, 2005 and issued August 31, 2005.
(Continued)

NOTES

B o a r d o f D i r e c t o r s Ge n e r a l I n f o r m a t i o n E x e c u t i v e O f f i c e r s Independent Certified Accountants Crowe Chizek and Company LLC Landerbrook Corporate Center One 5900 Landerbrook Drive Suite 205 Cleveland, Ohio 44124 General Counsel Moriarty & Jaros, P.L.L. 30000 Chagrin Boulevard Suite 200 Pepper Pike, Ohio 44124 Transfer Agent and Registrar National City Bank, Dept. 5352 Corporate Trust Operations P.O. Box 92301 Cleveland, Ohio 44193-0900 Special Counsel Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 Stock Listing NASDAQ Small-Cap Market Symbol: PVFC Annual Meeting The 2005 Annual Meeting of Stockholders will be held on October 17, 2005 at 10:00 a.m. at the Company’s Corporate Center, 30000 Aurora Road, Solon, Ohio. Annual Report on Form 10-K A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139. John R. Male Chairman of the Board and Chief Executive Officer C. Keith Swaney President, Chief Operating Officer and Treasurer Gerald A. Fallon Retired Robert K. Healey Retired Ronald D. Holman, II Partner Cavitch, Familo, Durkin & Frutkin Stanley T. Jaros Partner Moriarty & Jaros, P.L.L. Raymond J. Negrelli
President Raymond J. Negrelli, Inc. Stuart D. Neidus Chairman and Chief Executive Officer Anthony & Sylvan Pools Corporation John R. Male Chairman of the Board and Chief Executive Officer C. Keith Swaney President, Chief Operating Officer and Treasurer Jeffrey N. Male Vice President and Secretary 2005

Corporate Center 30000 Aurora Road Solon, OH 44139 440-248-7171 www.pvfsb.com