Form 10-K, Exhibit 13
period 2006-06-30
PVF CAPITAL CORP
filed 2006-09-13
CIK 928592

Exhibit 13
A n n u a l R e p o r t J u n e 3 0 , 2 0 0 6

2006
               B o a r d   o f   D i r e c t o r s
John R. Male
Chairman of the Board and
Chief Executive Officer
C. Keith Swaney
President, Chief Operating Officer
and Chief Financial Officer
Gerald A. Fallon
Retired
Robert K. Healey
Retired
Ronald D. Holman, II
Partner
Cavitch, Familo, Durkin & Frutkin
Stanley T. Jaros
Partner
Moriarty & Jaros, P.L.L.
Raymond J. Negrelli
President
Raymond J. Negrelli, Inc.
Stuart D. Neidus
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation
               O f f i c e r s
John R. Male
Chairman of the Board and
Chief Executive Officer
C. Keith Swaney
President, Chief Operating Officer
and Chief Financial Officer
Jeffrey N. Male
Executive Vice President
William J. Harr, Jr.
Senior Vice President
Lending
Anne M. Johnson
Senior Vice President
Operations
Carol S. Porter
Corporate Secretary and
Marketing Director
Edward B. Debevec
Treasurer
Mark E. Fosnaught
Vice President
Retail Banking
Robert L. Katitus
Vice President
Commercial Real Estate Lending
Adeline Novak
Vice President
Human Resources
Robert J. Papa
Vice President
Construction Lending
J. Thomas Peyton
Vice President
Information Systems
John E. Schimmelmann
Vice President
Deposit Operations
Kennaird H. Stewart
Vice President
Commercial Real Estate Lending

Table of Contents

Letter to Shareholders	2

Full Service Locations	4

Selected Consolidated Financial and Other Data	6

Management’s Discussion and Analysis of Financial Condition and Results of Operations	8

Management’s Annual Report on Internal Control over Financial Reporting	21

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	22

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	24

2006

                    To   O u r   S h a r e h o l d e r s
We are pleased to report on the progress of our strategic initiatives and the results of operations for PVF Capital Corp., the parent of Park View Federal Savings Bank, for the fiscal year ended June 30, 2006.
The Company’s strategic initiatives focus on community lending, controlling interest rate risk, growth of core deposits, expense control and internet banking. We are currently in the process of reorganizing and expanding our lending area to produce quality growth and service in all areas of residential lending. The loan portfolio for the year had measured growth in one-to-four family, multi-family, acquisition and development and construction loans. The Bank has been able to control its interest rate risk by originating short-term, adjustable-rate loans for investment while selling long-term, fixed-rate loans and retaining the servicing. The Bank has introduced new products and services and has focused much of its advertising budget and cross-selling efforts on increasing the Company’s deposit base, with the emphasis on growth in core deposits. The implementation of PVF Online Banking and PVF Bill Pay has enhanced both the visibility and product offerings of Park View Federal Savings Bank.
Earnings for the fiscal year ended June 30, 2006 decreased by $0.7 million to $4.8 million, or $0.63 basic earnings per share and $0.62 diluted earnings per share. The return on average assets was 0.56 percent and return on average common equity was 7.15 percent for the year. The decline in earnings for the year is attributable to an increase in the provision for loan losses, a decrease in non-interest income, an increase in non-interest expense and an increase in net interest income. Non-interest income decreased as a result of declines in mortgage banking activities, gains on the sale of real estate owned and real estate activity. Non-interest expense increased primarily as a result of increases to compensation and benefits and office occupancy and equipment. The increase to net interest income was attributable to balance sheet growth in both interest-earning assets and interest-bearing liabilities in addition to an increase in the Company’s interest rate spread. The details of our financial performance are contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations portion of this report.
While the Company’s investment in technology along with enhanced products and services has resulted in higher staffing levels, increased administrative costs and reduced earnings in the short run, we believe the Company is now well positioned for future growth.

2006
Consolidated assets of the Company increased $82.2 million to $906.1 million, while total stockholders’ equity of PVF Capital Corp. increased to $69.0 million at June 30, 2006. Loans receivable increased by $75.6 million, mortgage-backed securities held to maturity decreased by $4.1 million, and loans receivable held for sale increased by $1.6 million. The increases in deposits and borrowings of $64.7 million and $10.4 million, respectively, were used to fund asset growth.
Our stock repurchase program was renewed for an additional 12 months in July 2006. Pursuant to this plan and our cash dividend policy, the Company repurchased a total of 472,725 shares, or 5.8 percent, of its common stock through June 30, 2006 and paid a $0.296 per share cash dividend for the year.
Visit our web site at www.pvfsb.com. The site provides information about our products and services, and provides access to current loan and deposit account rates, terms and other information.
We invite all shareholders to attend the Annual Meeting of Stockholders of PVF Capital Corp. on Monday, October 23, 2006 at 10:00 a.m., at PVF Capital Corp.’s Corporate Center, 30000 Aurora Road, Solon, Ohio. We look forward to another successful year of service and dedication to the community, its members, our shareholders and our customers.

Sincerely,

John R. Male	C. Keith Swaney
Chairman of the Board and Chief Executive Officer	President, Chief Operating Officer and Treasurer

3

FULL SERVICE LOCATIONS

CLEVELAND
Mentor
Mayfield Hts.
Chardon
Lakewood
Beachwood
Shaker Hts.
Avon
Bainbridge
Bedford
Corporate Ctr.
Solon
North Royalton
Macedonia
Strongsville
Aurora
Medina
Streetsboro
90
322
91
306
44
271
77
480
83
422
71
80
82
43

F U L L S E R V I C E L O C A T I O N S
Bainbridge Office 8500 Washington St. Chagrin Falls, OH 44023 Tel: 440-543-8889 Avon Office 36311 Detroit Rd. Avon, OH 44011 Tel: 440-934-3580 Aurora Office 215 W. Garfield Rd. Aurora, OH 44202 Tel: 330-562-0620 Beachwood Office La Place 2111 Richmond Rd. Beachwood, OH 44122 Tel: 216-831-6373 Bedford Office 413 Northfield Rd. Bedford, OH 44146 Tel: 440-439-2200 Chardon Office 408 Water St. Chardon, OH 44024 Tel: 440-285-2343 Lakewood-Cleveland Office 11010 Clifton Blvd. Cleveland, OH 44102 Tel: 216-631-8900 Macedonia Office 497 East Aurora Rd. Macedonia, OH 44056 Tel: 330-468-0055 Corporate Center Office 30000 Aurora Rd. Solon, OH 44139 Tel: 440-914-3900 CLEVELAND Lakewood Mentor 90 90 480 480 77 71 80 80 306 Chardon Beachwood Shaker Hts. Mayfield Hts. Bainbridge Bedford North Royalton Strongsville Macedonia Corporate Ctr. Solon Medina 44 91 82 322 422 Streetsboro Aurora 4 Avon 480 43 271

Mentor Office Heisley Corners 6990 Heisley Rd. Mentor, OH 44060 Tel: 440-944-0276 North Royalton Office 13901 Ridge Rd. North Royalton, OH 44133 Tel: 440-582-7417 Shaker Heights Office Shaker Towne Centre 16909 Chagrin Blvd. Shaker Hts., OH 44120 Tel: 216-283-4003 Solon Office Solar Shopping Center 34400 Aurora Rd. Solon, OH 44139 Tel: 440-542-6070 Streetsboro Office 9305 Market Square Dr. Streetsboro, OH 44241 Tel: 330-626-9444 Strongsville Office 17780 Pearl Rd. Strongsville, OH 44136 Tel: 440-878-6010 Mayfield Heights Office 1244 SOM Center Rd. Mayfield Hts., OH 44124 Tel: 440-449-8597 Medina Office Reserve Square 3613 Medina Rd. Medina, OH 44256 Tel: 330-721-7484 Park View Federal’s conveniently located full service branch offices, with ample parking facilities immediately adjacent to each office, are equipped with state-of-the-art technology to process any transaction quickly and efficiently. Our loan officers and account representatives are available to answer any questions about our financial products and services. We pride ourselves on providing our customers with the best in financial assistance

Selected Consolidated Financial and Other Data
Financial Condition Data:

	At June 30,
(dollars in thousands)	2006	2005	2004	2003	2002

Total assets	$906,081	$823,899	$755,687	$743,404	$679,620
Loans receivable, net	736,065	660,494	610,681	576,985	560,577
Loans receivable held for sale, net	10,698	9,060	11,871	33,604	11,680
Mortgage-backed securities held to maturity	27,578	31,720	36,779	2,931	7,211
Cash and cash equivalents	19,738	11,090	17,470	96,751	14,314
Securities	58,000	57,500	27,500	33	55,121
Deposits	656,864	591,226	526,493	526,429	479,672
Borrowings	156,773	146,413	147,526	125,938	129,028
Stockholders’ equity	68,973	66,453	63,361	58,603	52,299
Operating Data:

	Year Ended June 30,
(dollars in thousands except for earnings per share)	2006	2005	2004	2003	2002

Interest income	$55,179	$43,595	$39,109	$43,482	$48,814
Interest expense	28,408	19,801	16,739	20,646	27,060

Net interest income before provision for loan losses	26,771	23,794	22,370	22,836	21,754
Provision for loan losses	826	111	597	0	558

Net interest income after provision for loan losses	25,945	23,683	21,773	22,836	21,196
Non-interest income	2,500	3,374	6,130	5,893	3,751
Non-interest expense	21,549	18,942	17,571	16,509	14,139

Income before federal income taxes	6,896	8,115	10,332	12,220	10,808
Federal income taxes	2,053	2,531	3,422	4,124	3,635

Net income	$4,843	$5,584	$6,910	$8,096	$7,173

Basic earnings per share (1)	$0.63	$0.72	$0.89	$1.05	$0.93

Diluted earnings per share (1)	$0.62	$0.71	$0.87	$1.03	$0.91

(1)	Adjusted for stock dividends.

Other Data:

	At or For the Year Ended June 30,
	2006	2005	2004	2003	2002

Return on average assets	0.56%	0.70%	0.96%	1.15%	1.03%

Return on average equity	7.15%	8.62%	11.26%	14.60%	14.19%

Interest rate spread	3.09%	3.07%	3.12%	3.13%	2.95%

Net interest margin	3.28%	3.19%	3.31%	3.37%	3.26%

Average interest-earning assets to average interest-bearing liabilities	105.38%	104.81%	107.62%	108.10%	107.64%

Non-accruing loans and repossessed assets to total assets	1.80%	1.59%	1.42%	1.06%	1.23%

Stockholders’ equity to total assets	7.61%	8.07%	8.38%	7.88%	7.70%

Ratio of average equity to average assets	7.78%	8.16%	8.49%	7.86%	7.24%

Dividend payout ratio (cash dividends declared divided by net income)	47.13%	37.37%	33.71%	21.21%	21.76%
Bank Regulatory Capital Ratios:

Ratio of tangible capital to adjusted total assets	8.33%	8.77%	7.97%	7.73%	7.88%

Ratio of Tier-1 core capital to adjusted total assets	8.33%	8.77%	7.97%	7.73%	7.88%

Ratio of Tier-1 risk-based capital to risk-weighted assets	9.72%	10.41%	9.54%	9.92%	10.84%

Ratio of Total risk-based capital to risk-weighted assets	10.28%	10.97%	10.19%	10.55%	11.63%

Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
PVF Capital Corp. (“PVF” or the “Company”) is the holding company for Park View Federal Savings Bank (“Park View Federal” or the “Bank”), its principal and wholly-owned subsidiary and a federally chartered savings bank headquartered in Solon, Ohio. Park View Federal has 17 branch offices located in Cleveland and surrounding communities. The Bank’s principal business consists of attracting deposits from the general public through its branch offices and investing these funds in loans secured by first mortgages on real estate located in its market area, which consists of Cuyahoga, Lake, Geauga, Portage, Summit, Stark, Medina and Lorain Counties in Ohio. The Bank has concentrated its activities on serving the borrowing needs of local homeowners and builders in its market area by originating both fixed-rate and adjustable-rate single-family mortgage loans, as well as construction loans, commercial real estate loans and multi-family residential real estate loans. In addition, the Bank originates loans secured by second mortgages, including equity line of credit loans and non real estate loans. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and cost of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the level of personal income and savings in the market area.
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
Overview of Financial Condition at June 30, 2006, 2005 and 2004
PVF had total assets of $906.1 million, $823.9 million and $755.7 million at June 30, 2006, 2005 and 2004, respectively. The primary source of the Bank’s total assets has been its loan portfolio. Net loans receivable, loans receivable held for sale and mortgage-backed securities totaled $774.3 million, $701.3 million and $659.3 million at June 30, 2006, 2005 and 2004, respectively.

The following table provides a breakdown of the composition of loans receivable, loans receivable held for sale and mortgage-backed securities for these periods.

(dollars in thousands)	2006	2005	2004

One-to-four family residential	$174,575	$148,956	$128,210
Home equity line of credit	94,450	97,692	83,505
Multi-family residential	45,716	33,504	38,777
Commercial	170,392	171,331	175,323
Commercial equity line of credit	34,064	31,875	38,113
Land	77,242	68,165	54,047
Construction — residential	84,146	75,460	70,833
Construction — multi-family	7,956	0	0
Construction — commercial	33,756	24,355	15,679

Total real estate mortgages	722,297	651,339	604,487
Non real estate mortgages	21,824	17,300	13,951

Total loans receivable	744,121	668,639	618,438
Net deferred loan origination fees	(3,382)	(3,833)	(3,380)
Allowance for loan losses	(4,675)	(4,312)	(4,377)

Total loans receivable, net	$736,065	$660,494	$610,681
Loans receivable held for sale, net	$10,698	$9,060	$11,871
Mortgage-backed securities held to maturity	$27,578	$31,720	$36,779
The decrease in mortgage-backed securities in 2006 resulted from the purchase of $1.1 million in mortgage-backed securities less payments received of $5.2 million. Securities totaled $58.0 million, $57.5 million and $27.5 million, and cash and cash equivalents totaled $19.7 million, $11.1 million and $17.5 million at June 30, 2006, 2005 and 2004, respectively.
The securities portfolio has been and will continue to be used primarily to meet the liquidity requirements of the Bank in its deposit taking and lending activities. These securities are pledged as collateral to secure the Bank’s repurchase agreement.
The Bank has adopted a policy that permits investment only in U.S. government and U.S. government-sponsored enterprises securities or Triple-A-rated securities. The Bank invests primarily in securities having a final maturity of five years or less, federal funds sold and deposits at the Federal Home Loan Bank (“FHLB”) of Cincinnati. The entire portfolio matures within five years or less, and the Bank has no plans to change the short-term nature of its securities portfolio.
The Bank’s deposit liabilities totaled $656.9 million, $591.2 million and $526.5 million at June 30, 2006, 2005 and 2004, respectively. Management’s decision to continue to pay attractive market savings rates and promote the growth of core accounts resulted in an increase in savings deposits of $65.6 million for the year ended June 30, 2006. Following is a breakdown of deposits by category for these periods.

(dollars in thousands)	2006	2005	2004

Now accounts	$39,565	$38,319	$38,578
Passbook savings	35,194	43,415	46,726
Money market accounts	60,900	22,952	20,477
Non-interest bearing	17,069	16,958	16,429
Certificates of deposit	504,316	469,582	404,283

Total deposits	$656,864	$591,226	$526,493

FHLB advances and other borrowings amounted to $156.8 million, $146.4 million and $147.5 million at June 30, 2006, 2005 and 2004, respectively. In March 2006, the Bank entered into a $50 million repurchase agreement with another institution. The proceeds were used to repay FHLB advances.

Capital
PVF’s stockholders’ equity totaled $69.0 million, $66.5 million and $63.4 million at the years ended June 30, 2006, 2005 and 2004, respectively. The increases were the result of the retention of net earnings, less cash dividends paid and purchased treasury stock.
The Bank’s primary regulator, The Office of Thrift Supervision (“OTS”) has implemented a statutory framework for capital requirements which establishes five categories of capital strength ranging from “well capitalized” to “critically undercapitalized.” An institution’s category depends upon its capital level in relation to relevant capital measures, including two risk-based capital measures, a tangible capital measure and a core/leverage capital measure. At June 30, 2006, the Bank was in compliance with all of the current applicable regulatory capital measurements to meet the definition of a well-capitalized institution, as demonstrated in the following table:

	Park View		Requirement for
	Federal	Percent of	Well-Capitalized
(dollars in thousands)	Capital	Assets (1)	Institution

Tangible capital	$75,827	8.33%	N/A
Tier-1 core capital	$75,827	8.33%	5.00%
Tier-1 risk-based capital	$75,827	9.72%	6.00%
Total risk-based capital	$80,241	10.28%	10.00%

(1)	Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
Common Stock and Dividends
The Company’s common stock trades under the symbol “PVFC” on the NASDAQ Small-Cap Market. A 10 percent stock dividend was issued in August 2005 and 2004. As adjusted to reflect all stock dividends and purchases of treasury stock, the Company had 7,717,448 shares of common stock outstanding and approximately 210 holders of record of the common stock at September 12, 2006. OTS regulations applicable to all Federal Savings Banks such as Park View Federal limit the dividends that may be paid by the Bank to PVF. Any dividends paid may not reduce the Bank’s capital below minimum regulatory requirements.
Our stock repurchase program was renewed for a 12-month period in July 2006 and authorizes the purchase of an additional 265,602 shares of the Company’s common stock. At June 30, 2006, as adjusted to reflect all stock dividends, the Company had acquired a total of 472,725 shares, or 5.8 percent, of the Company’s common stock. The stock repurchase program is dependent on market conditions with no guarantee as to the exact number of shares to be repurchased. The cash dividend policy remains dependent upon the Company’s financial condition, earnings, capital needs, regulatory requirements and economic conditions. A quarterly cash dividend of $0.074 per share was paid on the Company’s outstanding common stock in fiscal 2006. A quarterly cash dividend of $0.067 per share was paid on the Company’s outstanding common stock in fiscal 2005. All amounts have been adjusted for stock dividends.
The following table sets forth certain information as to the range of the high and low bid prices for the Company’s common stock for the calendar quarters indicated. (1)

	Fiscal 2006		Fiscal 2005
	High Bid	Low Bid	High Bid	Low Bid
Fourth Quarter	$10.22	$9.00	$14.33	$10.11
Third Quarter	11.30	9.73	12.73	10.91
Second Quarter	11.56	10.38	13.22	11.43
First Quarter	13.33	10.54	14.47	12.50

(1)	Quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions. Bid prices have been adjusted to reflect the previously described stock dividends.
Liquidity and Capital Resources
The Company’s liquidity measures its ability to fund loans and meet withdrawals of deposits and other cash outflows in a cost-effective manner. The Company’s primary sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, sales of loans, proceeds from maturing securities, and advances from the FHLB of Cincinnati. While loan and mortgage-backed securities payments and maturing securities are relatively stable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by prevailing interest rates, economic conditions and competition. FHLB advances may be used on a short-term basis to compensate for deposit outflows or on a long-term basis to support expanded lending and investment activities.
The Bank uses its capital resources principally to meet its ongoing commitment to fund existing and continuing loan commitments, fund maturing certificates of deposit and deposit withdrawals, repay borrowings, maintain its liquidity and meet operating expenses. At June 30, 2006, the Bank had commitments to originate loans totaling $79.8 million,

Profile of Interest Earning Assets
Profile of Interest Earning Assets 1.8% Fixed-rate other mortgage loans 3.1% Fixed-rate mortgage-backed securities 37.2% Adjustable-rate single-family mortgage loans 10.2% Other interest-earning assets 41.7% Adjustable-rate other mortgage loans 3.9% Fixed-rate single-family mortgage loans 2.1% Non real estate loans of which $31.5 million is intended to be sold, commitments to fund equity lines of credit totaling $92.9 million and $66.7 million of undisbursed loans in process. Scheduled maturities of certificates of deposit during the 12 months following June 30, 2006 total $441.7 million. Management believes that a significant portion of the amounts maturing during fiscal 2007 will be reinvested with the Bank because they are retail deposits, however, no assurances can be made that this will occur.
Park View Federal maintains liquid assets sufficient to meet operational needs. The Bank’s most liquid assets are cash and cash equivalents, which are short-term, highly-liquid investments that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank’s operating, financing and investment activities at any given time. Management believes that the liquidity levels maintained are more than adequate to meet potential deposit outflows, repay maturing FHLB advances, fund new loan demand and cover normal operations.
Market Risk Management
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. The Bank’s market risk is composed of interest rate risk.
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
The Bank’s exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and the ALCO. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the Bank’s change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the Bank’s assets and liabilities. If estimated changes to NPV and net interest income are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.
In order to reduce the exposure to interest rate fluctuations, the Bank has developed strategies to manage its liquidity, shorten the effective maturity and increase the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of adjustable-rate residential mortgage loans and adjustable-rate mortgage loans for the acquisition,
Profile of Interest Bearing Liabilities
Profile of Interest Bearing Liabilities 1.9% CDs over 36 months 55.5% CDs 12 months or less 1.0% CDs 25 to 36 months 4.9% CDs 13 to 24 months 12.6% Transaction accounts 10.0% FHLB advances and other borrowings greater than 3 months 9.7% FHLB advances and other borrowings 3 months or less 4.4% Passbook accounts development and construction of residential and commercial real estate, all of which are retained by the Bank for its portfolio. In addition, all long-term, fixed-rate mortgages are underwritten according to guidelines of the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”) and are either swapped with the FHLMC and the FNMA in exchange for mortgage-backed securities secured by such loans, which are then sold in the market or sold directly for cash in the secondary market.
Interest rate sensitivity analysis is used to measure the Bank’s interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for of-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates. The Bank’s Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the NPV ratio (ratio of market value of portfolio equity to the market value of portfolio assets) of 0.5 and 1.0 percent in the event of an immediate and sustained 1 and 2 percent increase or decrease in market interest rates.
The following table presents the Bank’s projected change in NPV for the various rate shock levels at June 30, 2006 and 2005. All market risk sensitive instruments presented in this table are held to maturity or available for sale. The Bank has no trading securities.

(dollars in thousands)	June 30, 2006			June 30, 2005
Change in	Market Value of	Dollar	NPV	Market Value of	Dollar	NPV
Interest Rates	Portfolio Equity	Change	Ratio	Portfolio Equity	Change	Ratio
+2%	$85,142	$(10,181)	9.37%	$87,343	$(5,011)	10.44%
+1%	90,340	(4,983)	9.85	91,084	(1,270)	10.79
0	95,323		10.29	92,354		10.85
-1%	98,892	3,569	10.59	88,401	(3,953)	10.34
-2%	98,438	3,115	10.50	80,987	(11,367)	9.45
The table illustrates that for June 30, 2006, in the event of an immediate and sustained increase in prevailing market interest rates, the Bank’s NPV ratio would be expected to decrease, while in the event of an immediate and sustained decrease in market interest rates, the Bank’s NPV ratio would be expected to increase. The Bank carefully monitors the maturity and repricing of its interest-earning assets and interest-bearing liabilities to minimize the effect of changing interest rates on its NPV. At June 30, 2006, the Bank’s estimated changes in NPV ratio were within the targets established by the Board of Directors in the event of an immediate and sustained increase in prevailing market interest rates, but outside of the established targets in the event of an immediate and sustained decrease in prevailing market interest rates. The Bank’s interest rate risk position is the result of the repricing characteristics of assets and liabilities. The balance sheet is primarily comprised of interest-earning assets having a maturity and repricing period of one month to five years. These assets were funded utilizing interest-bearing liabilities having a final maturity of two years or less, advances convertible at the option of the FHLB of Cincinnati and a repurchase agreement.
Management carefully monitors its interest rate risk position and will make the necessary adjustments to its asset and liability mix to bring the Bank’s NPV ratio to within target levels established by the Board of Directors.
NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by Bloomberg quotations and surveys performed during the quarters ended June 30, 2006 and 2005, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and the quarter-end date.
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
The Company uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management’s goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.
The following table summarizes the Company’s interest rate sensitivity gap analysis at June 30, 2006. The table indicates that the Company’s one year and under ratio of cumulative gap to total assets is negative 11.1 percent, one-to-three year ratio of cumulative gap to total assets is negative 8.0 percent, and three-to-five year ratio of cumulative gap to total assets is positive 2.6 percent.

	Within	1-3	3-5	>5
(dollars in thousands)	1 Year	Years	Years	Years	Total

Total interest-rate-sensitive assets	$428,101	$176,262	$188,175	$69,266	$861,804
Total interest-rate-sensitive liabilities	528,499	148,328	92,454	27,287	796,568
Periodic GAP	(100,398)	27,934	95,721	41,979	65,236
Cumulative GAP	(100,398)	(72,464)	23,257	65,236
Ratio of cumulative GAP to total assets	(11.1%)	(8.0%)	2.6%	7.2%
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
Off-balance sheet financial instruments whose contract amounts represent credit risk are summarized as follows:

	June 30,
(dollars in thousands)	2006	2005
Commitments to originate:
Mortgage loans intended for sale	$31,524	$43,912
Mortgage loans held for investment	48,287	29,798
Unfunded home equity and commercial real estate lines of credit	92,901	79,452
Undisbursed portion of loan proceeds	66,749	69,715
Commitments to sell loans held for sale	13,250	17,881
Standby letters of credit	3,547	8,903

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 60 days. Most home equity line of credit commitments are for a term of five years and commercial real estate lines of credit are generally renewable every two years. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.
Commitments to sell loans intended for sale are agreements to sell loans to a third party at an agreed-upon price. The fair value of commitments to originate mortgage loans intended for sale at June 30, 2006 was negative $321,000 and commitments to sell loans intended for sale was $67,000. The Company recorded a net provision for loss on mortgage banking derivatives of $254,000 at June 30, 2006.
The following table presents as of June 30, 2006, PVF Capital Corp.’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations:

	Note	Within	1-3	3-5	>5
(dollars in thousands)	Reference	1 Year	Years	Years	Years	Total

Deposits without a stated maturity	—	$152,728	—	—	—	$152,728
Certificates of deposit	7	441,726	46,933	15,477	—	504,136
Long-term advances from the FHLB of Cincinnati	8	—	20,000	—	—	20,000
Repurchase agreement	9	—	—	50,000	—	50,000
Subordinated debt	9	—	—	—	10,000	10,000
Operating leases	11	884	1,612	1,003	527	4,026
Results of Operations
General
PVF Capital Corp.’s net income for the year ended June 30, 2006 was $4.8 million, or $0.63 basic earnings per share and $0.62 diluted earnings per share as compared to $5.6 million, or $0.72 basic earnings per share and $0.71 diluted earnings per share for fiscal 2005, and $6.9 million, or $0.89 basic earnings per share and $0.87 diluted earnings per share for fiscal 2004. All per share amounts have been adjusted for stock dividends.
Net income for the current year decreased by $0.7 million from the prior fiscal year and $2.1 million from fiscal 2004. The decrease in net income from 2005 is due to an increase in provision for loan losses, a decrease in non-interest income that resulted from declining gains on the sale of loans and an increase in non-interest expense that was attributable to an increase in compensation and benefits along with an increase in office occupancy and equipment, and outside services. This was offset by an increase in net interest income.
Net Interest Income
Net interest income amounted to $26.8 million for the year ended June 30, 2006, as compared to $23.8 million and $22.4 million for the years ended June 30, 2005 and 2004, respectively. Changes in the level of net interest income reflect changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities. Tables 1 and 2 provide information as to changes in the Company’s net interest income.
Table 1 sets forth certain information relating to the Company’s average interest-earning assets (loans and securities) and interest-bearing liabilities (deposits and borrowings) and reflects the average yield on assets and average cost of liabilities for the periods and at the dates indicated. Such yields and costs are derived by dividing interest income or interest expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans are included in the loan category.
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

Table 1	Average Balances, Interest, and Average Yields and Rates
	For the Year Ended June 30,

	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost

Interest-earning assets:
Loans	$709,789	$50,514	7.12%	$649,305	$39,825	6.13%	$610,081	$36,605	6.00%
Mortgage-backed securities	29,013	1,386	4.78	34,199	1,655	4.84	39,180	1,860	4.75
Securities and other interest-earning assets	77,989	3,279	4.20	61,747	2,115	3.43	27,538	645	2.34

Total interest-earning assets	816,791	55,179	6.75	745,251	43,595	5.85	676,799	39,110	5.78

Non-interest-earning assets	53,338			48,343			46,232

Total assets	$870,129			$793,594			$723,031

Interest-bearing liabilities:
Deposits	$609,685	$20,777	3.41%	$537,874	$13,133	2.44%	$497,803	$11,351	2.28%
Borrowings	165,441	7,631	4.61	173,205	6,668	3.85	131,069	5,389	4.11

Total interest-bearing liabilities	775,126	28,408	3.66	711,079	19,801	2.78	628,872	16,740	2.66

Non-interest-bearing liabilities	27,296			17,723			32,780

Total liabilities	802,422			728,802			661,652

Stockholders’ equity	67,707			64,792			61,379

Total liabilities and stockholders’ equity	$870,129			$793,594			$723,031

Net interest income		$26,771			$23,794			$22,370

Interest rate spread			3.09%			3.07%			3.12%

Net yield on interest-earning assets			3.28%			3.19%			3.31%

Ratio of average interest-earning assets to average interest-bearing liabilities	105.38%			104.81%			107.62%

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

Table 2	Year Ended June 30,
	2006	vs.	2005	2005	vs.	2004
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
(dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans	$3,930	$6,759	$10,689	$2,392	$829	$3,220
Mortgage-backed securities	(248)	(21)	(269)	(241)	35	(205)
Securities and other interest-earning assets	624	540	1,164	1,071	399	1,470

Total interest-earning assets	4,306	7,278	11,584	3,222	1,263	4,485

Interest expense:
Deposits	1,927	5,717	7,644	949	833	1,782
Borrowings	(309)	1,272	963	1,695	(416)	1,279

Total interest-bearing liabilities	1,618	6,989	8,607	2,644	417	3,061

Net interest income	$2,688	$289	$2,977	$578	$846	$1,424

As is evidenced by these tables, interest rate changes had a positive effect on the Bank’s net interest income for the year ended June 30, 2006. Due to the repricing characteristics of the Bank’s loan portfolio and short-term nature of its deposit portfolio, along with changing interest rates during the years ended June 30, 2006 and 2005, the Bank’s interest rate spread performed consistently at 3.09 percent for fiscal year 2006, 3.07 percent for fiscal 2005, and 3.12 percent for fiscal 2004. Changes in interest rates contributed to an increase of $0.3 million in net interest income for the year ended June 30, 2006 and an increase of $0.8 million in net interest income for the year ended June 30, 2005.
Net interest income was favorably affected by volume changes during the years ended June 30, 2006 and 2005. Accordingly, net interest income grew by $2.7 million and $0.6 million due to volume changes for the years ended June 30, 2006 and 2005, respectively.
The rate/volume analysis illustrates the effect that volatile interest rate environments can have on a financial institution.
Provision for Loan Losses
The Bank carefully monitors its loan portfolio and establishes levels of general and specific reserves for loan losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable incurred loan losses inherent in the loan portfolio as of each balance sheet date, based on prior loss experience, volume and type of lending conducted by the Bank, industry standards and past due loans in the Bank’s loan portfolio.
The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a monthly basis. Consideration is given primarily to the types of loans in the portfolio and the overall risk inherent in the portfolio as well as, with respect to individual loans, account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. After reviewing current economic conditions, changes in delinquency status and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of loans, and a provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. Management believes it uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions.
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
Classified assets are loans identified with an inherent weakness and serve as an early warning tool in identifying the risk of loss. Classification categories include substandard, doubtful and loss.
Loans in the substandard classification are inadequately protected by the current net worth and payment capacity of the obligor, or by the value of the collateral pledged. Substandard assets have a well-defined weakness based upon objective evidence and contain a distinct possibility of loss if deficiencies are not corrected.
Loans in the doubtful classification have all weaknesses inherent in those of substandard classification and these weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions and values, highly questionable and improbable.
Loans in the loss classification are considered uncollectible and of such little value that their continuance as assets is not warranted.
Substantially all loans reported as classified assets as of June 30, 2006 and June 30, 2005 were classified as substandard.
Following is a schedule detailing the performing status of our reported classified assets as of June 30, 2006 and June 30, 2005.

	2006				2005
		More than				More than
		90 days and				90 days and
	Performing	accruing	Non-accruing	Total	Performing	accruing	Non-accruing	Total
One-to-four family residential	$124,401	$—	$4,732,215	$4,856,616	$1,086,330	$—	$3,157,053	$4,243,383
Home equity line of credit	124,363	—	2,593,797	2,718,160	378,214	162,975	1,768,462	2,309,651
Multi-family residential	—	—	21,300	21,300	319,393	—	—	319,393
Commercial real estate	—	—	2,480,794	2,480,794	1,210,406	—	3,353,962	4,564,368
Land	—	—	1,188,659	1,188,659	141,651	—	276,427	418,078
Residential construction	175,000	—	3,687,350	3,862,350	—	270,000	256,000	526,000

Total classified real estate loans	423,764	—	14,704,115	15,127,879	3,135,994	432,975	8,811,904	12,380,873
Non real estate loans	59,810	—	—	59,810	—	—	—	—

Total classified loans	$483,574	$—	$14,704,115	$15,187,689	$3,135,994	$432,975	$8,811,904	$12,380,873

During 2006, the Bank experienced growth in the loan portfolio of $75.6 million, or 11.4 percent, while substantially maintaining the composition of the loan portfolio. The level of classified assets increased from $12.4 million in 2005 to $15.2 million in 2006. The level of non-accruing loans increased from $11.7 million in 2005 to $15.5 million in 2006. Net charge-offs increased from $175,000 in 2005 to $464,000 in 2006. Therefore, taking into consideration the growth of the portfolio, the level of non-accruing loans and classified assets, as well as net charge-offs and the overall performance of the loan portfolio, the Bank provided $826,000 of additional provision to increase the allowance to a level deemed appropriate of $4.7 million.

During 2005, the Bank experienced growth in the loan portfolio of $49.8 million, or 8.1 percent, while substantially maintaining the composition of the loan portfolio. The level of classified assets decreased from $14.0 million in 2004 to $12.4 million in 2005. The level of non-accruing loans increased from $10.6 million in 2004 to $11.7 million in 2005, however, the level of non-accruing loans in the loan categories other than 1-4 family loans decreased. Given the decrease in classified assets and the shift in non-accruing loans, the Bank provided $111,000 for loan losses in 2005, resulting in an allowance for loan losses of $4.3 million.
Non-interest Income
Non-interest income amounted to $2.5 million, $3.4 million and $6.1 million for the years ended June 30, 2006, 2005 and 2004, respectively. The fluctuations in non-interest income are due primarily to fluctuations in income derived from mortgage banking activities, fee income on deposit accounts, gains on the sale of real estate owned and the increase in the cash surrender value of Bank Owned Life Insurance (“BOLI”). Income attributable to mortgage banking activities consists of loan servicing income, gains and losses on the sale of loans, and market valuation provisions and recoveries. Income from mortgage banking activities amounted to $0.8 million, $1.3 million and $4.6 million for the years ended June 30, 2006, 2005 and 2004, respectively. The income from mortgage banking activities is primarily due to net profit realized on the sale of loans. In 2004, income from mortgage banking activity was attributable in large part to historically low market interest rates and is not representative of typical mortgage banking volume. Other non-interest income amounted to $1.7 million, $2.1 million and $1.5 million for the years ended June 30, 2006, 2005 and 2004, respectively. The decrease in other non-interest income of $0.4 million from the year ended June 30, 2005 to June 30, 2006 is attributable primarily to a single item of other income being reported in 2005 that did not reoccur in 2006. In 2005, the Company reported income from a successful real estate venture that was completed in that year. Changes in other non-interest income are typically the result of service and other miscellaneous fee income, rental income, insurance proceeds, income realized on the sale of assets and investments, and the disposal of real estate owned properties.
Non-interest Expense
Non-interest expense amounted to $21.5 million, $18.9 million and $17.6 million for the years ended June 30, 2006, 2005 and 2004, respectively. The principal component of non-interest expense is compensation and related benefits which amounted to $12.1 million, $10.8 million and $9.6 million for the years ended June 30, 2006, 2005 and 2004, respectively. The increase in compensation for the years ended June 30, 2006 and 2005 is due primarily to an increase in the cost of employee benefits, salary and wage adjustments to employees, a compensation incentive plan for employees, and stock option expenses resulting from the adoption of Financial Accounting Standards Bulletin No. 123R. Office occupancy totaled $3.8 million, $3.7 million and $3.4 million for the years ended June 30, 2006, 2005 and 2004, respectively. Other non-interest expense totaled $5.7 million, $4.4 million and $4.6 million for the years ended June 30, 2006, 2005 and 2004, respectively. Changes in other non-interest expense are primarily the result of advertising, professional and legal services, insurance expenses, outside services and franchise tax expense.
Federal Income Taxes
The Company’s federal income tax expense was $2.1 million, $2.5 million and $3.4 million for the years ended June 30, 2006, 2005 and 2004, respectively. Due to the availability of tax credits for the years ended June 30, 2006, 2005 and 2004, the tax advantaged treatment of BOLI and other miscellaneous deductions, the Company’s effective federal income tax rate was below the expected tax rate of 35 percent with an effective rate of 30 percent for the year ended June 30, 2006, an effective rate of 31 percent for the year ended June 30, 2005, and 33 percent for the year ended June 30, 2004.
Impact of Inflation and Changing Prices
The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For further information regarding the effect of interest rate fluctuations on the Company, see “Market Risk Management.”

Critical Accounting Policies and Estimates
The accounting and reporting policies of PVF Capital Corp. are in accordance with U.S. generally accepted accounting principles and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments.
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
a n d    H o u r s
Aurora Office
215 W. Garfield Road
Aurora, Ohio 44202
330-562-0620
Avon Office
36311 Detroit Road
Avon, Ohio 44011
440-934-3580
Bainbridge Office
8500 Washington Street
Chagrin Falls, Ohio 44023
440-543-8889
Beachwood Office
La Place
2111 Richmond Road
Beachwood, Ohio 44122
216-831-6373
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
With the supervision and participation of our Chief Executive Officer and Chief Financial Officer, management assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on management’s assessment and those criteria, management believes that PVF Capital Corp. maintained effective internal control over financial reporting as of June 30, 2006.
The Company’s independent registered public accounting firm, Crowe Chizek and Company LLC, has issued their report on management’s assessment of the Company’s internal control over financial reporting. That report is included in this Annual Report.

John R. Male	C. Keith Swaney
Chairman of the Board	President, Chief Operating Officer
and Chief Executive Officer	and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING
Board of Directors and Shareholders
PVF Capital Corp.
Solon, Ohio
We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that PVF Capital Corp. (“Company”) maintained effective internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). PVF Capital Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In our opinion, management’s assessment that PVF Capital Corp. maintained effective internal control over financial reporting as of June 30, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, PVF Capital Corp. maintained, in all material respects, effective internal control over financial reporting as of June 30, 2006, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of PVF Capital Corp. as of June 30, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2006, and our report dated August 15, 2006 expressed an unqualified opinion on those consolidated financial statements.
Cleveland, Ohio
August 15, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
CONSOLIDATED FINANCIAL STATEMENTS
The Board of Directors and Shareholders
PVF Capital Corp.
Solon, Ohio
We have audited the accompanying consolidated statements of financial condition of PVF Capital Corp. (“Company”) as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of PVF Capital Corp.’s internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated August 15, 2006 expressed an unqualified opinion thereon.
Cleveland, Ohio
August 15, 2006

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
Years ended June 30, 2006 and 2005

	2006	2005
ASSETS

Cash and amounts due from depository institutions	$6,614,171	$4,034,353
Interest bearing deposits	1,804,098	2,180,723
Federal funds sold	11,320,000	4,875,000

Cash and cash equivalents	19,738,269	11,090,076
Securities held to maturity (fair values of $57,256,642 and $57,345,425, respectively)	58,000,000	57,500,000
Mortgage-backed securities held to maturity (fair values of $25,761,813 and $31,487,772, respectively)	27,577,923	31,720,033
Loans receivable held for sale, net	10,698,064	9,059,647
Loans receivable, net of allowance of $4,674,681 and $4,312,274	736,064,995	660,494,144
Office properties and equipment, net	12,032,692	13,413,231
Real estate owned	817,279	1,319,251
Federal Home Loan Bank stock	11,955,000	11,316,400
Prepaid expenses and other assets	29,197,159	27,985,916

Total assets	$906,081,381	$823,898,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$656,864,201	$591,226,478
Short-term advances from the FHLB	75,000,000	15,000,000
Line of credit	1,772,871	—
Long-term advances from the FHLB	20,000,000	120,012,018
Repurchase agreement	50,000,000	—
Notes payable	—	1,400,780
Subordinated debentures	10,000,000	10,000,000
Advances from borrowers for taxes and insurance	8,102,098	3,184,981
Accrued expenses and other liabilities	15,369,071	16,621,262

Total liabilities	837,108,241	757,445,519

Commitments and contingencies

Stockholders’ equity
Serial preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized; 8,188,867 and 8,175,779 shares issued, respectively	81,889	81,758
Additional paid-in capital	68,507,097	68,288,834
Retained earnings	4,221,301	1,663,992
Treasury stock, at cost, 472,725 and 451,088 shares, respectively	(3,837,147)	(3,581,405)

Total stockholders’ equity	68,973,140	66,453,179

Total liabilities and stockholders’ equity	$906,081,381	$823,898,698

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Interest and dividends income
Loans	$50,513,550	$39,825,656	$36,604,621
Mortgage-backed securities	1,385,572	1,654,537	1,860,224
Federal Home Loan Bank stock dividends	638,807	491,125	429,402
Securities	2,273,566	1,493,167	111,443
Fed funds sold and interest-bearing deposits	367,080	130,354	103,951

Total interest income	55,178,575	43,594,839	39,109,641
Interest expense
Deposits	20,776,397	13,133,468	11,351,365
Short-term borrowings	2,816,260	934,738	124,651
Long-term borrowings	4,121,641	5,229,070	5,260,897
Subordinated debt	693,292	503,190	2,301

Total interest expense	28,407,590	19,800,466	16,739,214

Net interest income	26,770,985	23,794,373	22,370,427
Provision for loan losses	826,300	111,000	597,300

Net interest income after provision for loan losses	25,944,685	23,683,373	21,773,127
Noninterest income
Service charges and other fees	1,081,021	838,470	660,646
Mortgage banking activities, net	834,471	1,311,235	4,632,561
Gain (loss) on disposal of real estate owned	(35,330)	165,575	488,839
Increase in cash surrender value of bank-owned life insurance	597,447	554,405	187,533
Other, net	22,606	504,558	160,177

Total noninterest income	2,500,215	3,374,243	6,129,756
Noninterest expense
Compensation and benefits	12,060,345	10,835,446	9,590,924
Office, occupancy, and equipment	3,815,592	3,670,437	3,394,285
Insurance	295,724	235,692	232,926
Professional and legal	492,061	339,050	397,179
Advertising	572,477	382,689	373,702
Outside services	1,430,915	776,801	876,799
Franchise tax	881,691	773,308	728,400
Other	2,000,595	1,929,080	1,977,065

Total noninterest expense	21,549,400	18,942,503	17,571,280

Income before federal income taxes	6,895,500	8,115,113	10,331,603
Federal income taxes
Current	2,323,692	2,413,291	2,287,524
Deferred	(271,193)	117,701	1,134,025

	2,052,499	2,530,992	3,421,549

Net income	$4,843,001	$5,584,121	$6,910,054

Basic earnings per share	$0.63	$0.72	$0.89

Diluted earnings per share	$0.62	$0.71	$0.87

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended June 30, 2006, 2005 and 2004

		Additional
	Common	paid-in	Retained	Treasury
	stock	capital	earnings	stock	Total
Balance at June 30, 2003	67,173	47,176,696	14,486,460	(3,127,193)	58,603,136
Net income	—	—	6,910,054	—	6,910,054
Stock options exercised, 34,580 shares	346	256,447	—	—	256,793
Stock purchased and retired, 6,373 shares	(64)	(94,147)	—	—	(94,211)
Cash paid in lieu of fractional shares			(2,814)	—	(2,814)
Stock dividend issued, 674,555 shares	6,745	11,039,093	(11,045,838)	—	—
Cash dividend, $0.300 per share	—	—	(2,312,015)	—	(2,312,015)

Balance at June 30, 2004	74,200	58,378,089	8,035,847	(3,127,193)	63,360,943
Net income	—	—	5,584,121	—	5,584,121
Stock options exercised, 21,712 shares	217	166,029	—		166,246
Stock purchased and retired, 9,024 shares	(90)	(122,934)	—	—	(123,024)
Cash paid in lieu of fractional shares	—	—	(3,488)	—	(3,488)
Stock dividend issued, 743,046 shares	7,431	9,867,650	(9,875,081)	—	—
Cash dividend, $0.269 per share	—	—	(2,077,407)	—	(2,077,407)
Purchase of 32,210 shares of treasury stock	—	—	—	(454,212)	(454,212)

Balance at June 30, 2005	$81,758	$68,288,834	$1,663,992	$(3,581,405)	$66,453,179
Net income	—	—	4,843,001	—	4,843,001
Stock options exercised, 26,038 shares	260	144,477	—	—	144,737
Stock purchased and retired, 12,950 shares	(129)	(140,975)	—	—	(141,104)
Cash paid in lieu of fractional shares	—	—	(3,022)	—	(3,022)
Cash dividend, $0.296 per share	—	—	(2,282,670)	—	(2,282,670)
Purchase of 21,637 shares of treasury stock	—	—	—	(255,742)	(255,742)
Paid in capital related to stock based compensation	—	214,761	—	—	214,761

Balance at June 30, 2006	$81,889	$68,507,097	$4,221,301	$(3,837,147)	$68,973,140

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Operating activities:
Net income	$4,843,001	$5,584,121	$6,910,054
Adjustments required to reconcile net income to net cash from operating activities
Amortization of premium on mortgage-backed securities	46,883	26,471	72,548
Depreciation	1,816,028	1,863,375	1,658,958
Provision for loan losses	826,300	111,000	597,300
Accretion of deferred loan origination fees, net	(2,072,972)	(1,007,937)	(1,108,263)
(Gain)/loss on disposal of real estate owned	35,330	(165,575)	(488,839)
Market adjustments for loans held for sale	156,000	—	—
Change in fair value of mortgage banking derivatives	239,000	15,000	—
Stock compensation	214,761	—	—
FHLB stock dividends	(638,600)	(490,800)	(429,201)
Deferred income tax provision	(271,193)	117,701	1,134,025
Proceeds from loans held for sale	104,648,344	118,420,611	301,018,063
Originations of loans held for sale	(107,212,344)	(115,813,850)	(277,787,331)
Gain on the sale of loans, net	(633,782)	(1,095,039)	(5,260,163)
Net change in other assets and other liabilities	(946,126)	433,489	(7,841,279)

Net cash from operating activities	1,050,630	7,998,567	18,475,872

Investing activities:
Loans originated	(243,702,577)	(216,290,237)	(137,580,380)
Principal repayments on loans	168,059,591	164,871,379	104,195,639
Principal repayments on mortgage-backed securities held to maturity	5,201,834	6,085,195	5,932,009
Purchase of mortgage-backed securities held to maturity	(1,106,607)	(1,052,410)	(39,853,303)
Purchase of securities held to maturity	(500,000)	(35,000,000)	(27,500,000)
Maturities and calls of securities held to maturity	—	5,000,000	33,252
Additions to office properties and Equipment	(435,489)	(1,388,214)	(3,991,431)
Acquisition of bank-owned life insurance		—	(15,000,000)
Proceeds from disposals of real estate owned	1,785,449	1,418,796	1,166,703
Acquisition of real estate owned	—	—	(70,000)
Investments in nonconsolidated affiliates	(131,750)	—	525,000

Net cash from investing activities	(70,829,549)	(76,355,491)	(112,142,511)

See accompanying notes to consolidated financial statements.

PVF CAPITAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Financing Activities:
Payments on long-term FHLB advances	(100,012,018)	(27,813)	(83,389)
Net increase in short-term FHLB advances	60,000,000	—	15,000,000
Proceeds from repurchase agreement	50,000,000	—	—
Net proceeds from line of credit	1,772,871	—	—
Repayment of note payable	(1,400,780)	(1,085,470)	(3,328,900)
Net change in NOW and passbook savings	31,083,809	(565,469)	(2,052,829)
Proceeds from issuance of certificates of deposit	130,717,293	163,111,432	107,020,928
Payments on maturing certificates of deposit	(96,163,379)	(97,812,199)	(104,904,312)
Proceeds from issuance of subordinated Debentures	—	—	10,000,000
Net increase (decrease) in advances from borrowers	4,917,117	808,109	(5,587,781)
Payment of cash dividend	(2,235,692)	(2,034,595)	(1,841,130)
Purchase of treasury stock	(255,742)	(454,212)	—
Proceeds from exercise of stock options	144,737	160,468	256,793
Stock repurchased and retired	(141,104)	(123,024)	(94,211)

Net cash from financing activities	78,427,112	61,977,227	14,385,169

Net increase (decrease) in cash and cash equivalents	8,648,193	(6,379,697)	(79,281,470)
Cash and cash equivalents at beginning of year	11,090,076	17,469,773	96,751,243

Cash and cash equivalents at end of year	$19,738,269	$11,090,076	$17,469,773

Supplemental disclosures of cash flow information:
Cash payments of interest	$28,546,235	$19,766,150	$16,740,542
Cash payments of income taxes	2,316,000	2,069,000	2,760,000
Supplemental schedule of noncash investing and financing activities:
Transfers to real estate owned	$1,318,807	$2,502,472	$200,000
Income tax benefit from exercise of stock options	$—	$5,778	$—
See accompanying notes to consolidated financial statements

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS
The accounting and reporting policies of PVF Capital Corp. and its subsidiaries (“Company”) conform to U.S. generally accepted accounting principles and general industry practice. The Company’s principal subsidiary, Park View Federal Savings Bank (“Bank”), is principally engaged in the business of offering savings deposits through the issuance of savings accounts, money market accounts, and certificates of deposit and lending funds primarily for the purchase, construction, and improvement of real estate in Cuyahoga, Summit, Geauga, Lake, Medina, Lorain and Portage Counties, Ohio. The deposit accounts of the Bank are insured up to applicable limits under the Federal Deposit Insurance Corporation (“FDIC”) and are backed by the full faith and credit of the United States government. The following is a description of the significant policies, which the Company follows in preparing and presenting its consolidated financial statements.
Principles of Consolidation: The consolidated financial statements include the accounts of PVF Capital Corp. and its wholly-owned subsidiaries, Park View Federal Savings Bank, PVF Service Corporation (“PVFSC”), PVF Holdings, Inc., and Mid-Pines Land Co. PVFSC owns some Bank premises and leases them to the Bank. PVF Holdings, Inc. and Mid-Pines Land Co. did not have any significant assets or activity as of or for the years ended June 30, 2006, 2005, or 2004. All significant intercompany transactions and balances are eliminated in consolidation.
PVFSC and the Bank have entered into various nonconsolidated joint ventures that consolidated own real estate including properties leased to the Bank. The Bank has created certain limited liability companies, Crock, LLC and CADR, LLC, that have taken title to property acquired through or in lieu of foreclosure.
PVF Capital Trust I (“Trust”) was created for the sole purpose of issuing trust preferred securities. The Trust is not consolidated into the financial statements.
Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, valuation of mortgage servicing rights, fair value of mortgage banking derivatives, valuation of loans held for sale, and supplemental employee retirement plan accrual are particularly subject to change.
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
Years ended June 30, 2006, 2005 and 2004
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
Allowance for Loan Losses: The allowance for loan losses is maintained at a level to absorb probable incurred losses in the portfolio as of the balance sheet date. The adequacy of the allowance for loan losses is periodically evaluated by the Bank based upon the overall portfolio composition and general market conditions as well as information about specific borrower situations and estimated collateral values. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Bank’s loans are primarily
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
collateral dependent, measurement of impairment is based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures.
The Bank’s loan portfolio is primarily secured by real estate. Collection of real estate secured loans in the portfolio is dependant on court proceedings, and as a result, loans may remain past due for an extended period before being collected, transferred to real estate owned, or charged off. Charge-off’s are recorded after the foreclosure process is complete for any deficiency between the Bank’s recorded investment in the loan and the fair value of the real estate acquired or sold, to the extent that such a deficiency exists.
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
Mortgage servicing rights are periodically evaluated for impairment. Impairment represents the excess of amortized cost over its estimated fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate and original time to maturity. Any impairment is reported as a valuation allowance for an individual tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance will be recorded as an increase to income. The impairment charge reversed during the period ended June 30, 2004 as disclosed in Note 5 was a result of this process and the change in fair values during that period.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of outstanding principal and are recorded as income when earned.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
The Company is exposed to interest rate risk on loans held for sale and rate-locked loan commitments. As market interest rates increase or decrease, the fair value of loans held for sale and rate-lock commitments will decline or increase. The Company enters into derivative transactions principally to protect against the risk of adverse interest movements affecting the value of the Company’s committed loan sales pipeline. In order to mitigate the risk that a change in interest rates will result in a decline in value of the Company’s interest rate lock commitments (“IRLCs”) in the committed mortgage pipeline or its loans held for sale, the Company enters into mandatory forward loan sales contracts with secondary market participants.
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
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Stock dividends are reported as income.
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
Stock Compensation: Employee compensation expense under stock option plans is reported using the fair value recognition provisions under FASB Statement 123 (revised 2004) (FAS 123R), “Share Based Payment.” The Company has adopted FAS 123R using the modified prospective method. Under this method, compensation expense will be recognized for the unvested portion of previously issued awards that remained outstanding as of July 1, 2005 and for any future awards. Prior interim periods and fiscal year results will not be restated.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. The Company had no other comprehensive income in 2006, 2005, or 2004; therefore comprehensive income was equal to net income.
Earnings Per Share: Basic earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The additional potential common shares issuable under stock options are included in the calculation of diluted earnings per share.
The per share data for 2005 and 2004 is adjusted to reflect the 10% stock dividends declared June 2005, and 2004.
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
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Restrictions on Cash: Cash on deposit with another institution of $662,000 and $402,000 was required to meet regulatory reserve requirements at June 30, 2006 and 2005 respectively. These balances do not earn interest.
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
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividend paid by the Bank to the Company or by the Company to shareholders. These restrictions pose no practical limit on the ability of the Bank or Company to pay dividends at historical levels. See Note 13 for more specific disclosure related to federal savings banks.
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
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS (Continued)
New Accounting Standards: In July 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with FSAB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not expect that the adoption of this standard will have a material impact on the Company’s financial statements.
In March 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets”, an amendment of SFAS No. 140, which changes the accounting for all loan servicing rights which are recorded as the result of selling a loan where the seller undertakes an obligation to service the loan, usually in exchange for compensation. SFAS No. 156 amends current accounting guidance by permitting the servicing right to be recorded initially at fair value and also permits the subsequent reporting of these assets at fair value. SFAS No. 156 is effective beginning January 1, 2007. Management does not expect that the adoption of this standard will have a material impact on the Company’s financial statements.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, an amendment of SFAS No. 133 and 140. This Statement changes the accounting for various derivatives and securitized financial assets. This Statement will be effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of 2007. Management does not expect that the adoption of this standard will have a material impact on the Company’s financial statements.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 2 — SECURITIES
Securities held to maturity at June 30, 2006 and 2005 are summarized as follows:

	2006
		Gross	Gross	Estimated
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gain	Loss	Value
U.S. government-sponsored enterprise securities	$58,000,000	$—	$(743,358)	$57,256,642

Due after one year through five years	$58,000,000	$—	$(743,358)	$57,256,642

	2005
		Gross	Gross	Estimated
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gain	Loss	Value
U.S. government-sponsored enterprise securities	$57,500,000	$43,750	$(198,325)	$57,345,425

Due after one year through five years	$57,500,000	$43,750	$(198,325)	$57,345,425

There were no sales of securities for the years ended June 30, 2006, 2005 or 2004.
At year end 2006 and 2005, the Company held $43,000,000 and $42,500,000 respectively, of secured debentures of the FHLB, $10,000,000 of unsecured debentures of the Federal Home Loan Mortgage Corporation (FHLMC), and $5,000,000 of unsecured debentures of the Federal National Mortgage Association (FNMA). At June 30, 2006, $500,000 of securities were pledged to the Department of Energy to serve as collateral for deposits.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 2 — SECURITIES (Continued)
Securities with continuous unrecognized losses at year-end 2006 and 2005 not recognized in income aggregated by length of time that individual securities have been in a continuous unrealized loss position are as follows:

2006	Less than 12 Months		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government-sponsored enterprise securities	$5,398,720	$(101,280)	$51,857,922	$(642,078)	$57,256,642	$(743,358)

Securities with unrealized losses at year end 2005 not recognized in income are as follows:

2005	Less than 12 Months		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government-sponsored enterprise securities	$34,843,100	(156,900)	$17,458,575	$(41,425)	$52,301,675	$(198,325)

At June 30, 2006, $52,500,000 of U.S. government-sponsored enterprise securities were in a continuous unrecognized loss for more than one year. Management considered whether these unrecognized losses represented other-than-temporary impairment of these securities, which are unsecured debentures issued by these entities. Management determined that the issuers maintained investment-grade bond ratings and that declines in fair value have been driven primarily by increases in market interest rates. As such, management concluded that the unrecognized losses do not represent other-than-temporary impairment as of June 30, 2006.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 3 — MORTGAGE-BACKED SECURITIES
Mortgage-backed securities held to maturity at June 30, 2006 and 2005 are summarized as follows:

	2006
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Estimated
	Amount	Gain	Loss	Fair Value
FNMA mortgage-backed securities	$27,023,693	$—	$(1,823,784)	25,199,909
FHLMC mortgage-backed securities	554,230	7,674	—	561,904

	$27,577,923	$7,674	$(1,823,784)	$25,761,813

	2005
		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Estimated
	Amount	Gain	Loss	Fair Value
FNMA mortgage-backed securities	$30,964,609	$16,375	$(266,192)	$30,714,792
FHLMC mortgage-backed securities	755,424	17,556	—	772,980

	$31,720,033	$33,931	$(266,192)	$31,487,772

There were no sales of mortgage-backed securities for the years ended June 30, 2006, 2005 or 2004.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 3 — MORTGAGE-BACKED SECURITIES (Continued)
Mortgage-backed securities with unrecognized losses at year end 2006 and 2005 not recognized in income aggregated by the length of time that the individual securities have been in a continuous unrealized loss position are as follows:

2006	Less than 12 Months		More than 12 Months		Total
Description of		Gross		Gross		Gross
Mortgage-backed	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Securities	Value	Loss	Value	Loss	Value	Loss
FNMA mortgage-backed securities	$1,985,731	(84,232)	$23,214,178	$(1,739,552)	$25,199,909	$(1,823,784)

2005	Less than 12 Months		More than 12 Months		Total
Description of		Gross		Gross		Gross
Mortgage-backed	Fair	Unrecognized	Fair	Unrecognized	Fair	Unrecognized
Securities	Value	Loss	Value	Loss	Value	Loss
FNMA mortgage-backed securities	$—	$—	$23,234,790	$(266,192)	$23,234,790	$(266,192)

At June 30, 2006, a FNMA mortgage-backed security with a carrying amount of $24,714,338 was in a continuous unrecognized loss for more than one year. Management considered whether this unrecognized loss represented other-than-temporary impairment of this security. Management determined that the security was backed by performing assets and that timely repayment of principal and interest is guaranteed by FNMA. The decline in fair value is largely driven by increases in market interest rates. As such, management concluded that the unrecognized loss did not represent other-than-temporary impairment of the security as of June 30, 2006.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 4 — LOANS RECEIVABLE
Loans receivable at June 30, 2006 and 2005, consist of the following:

	2006	2005
Real estate mortgages:
One-to-four family residential	$174,574,861	$148,955,669
Home equity line of credit	94,449,845	97,691,917
Multi-family residential	45,715,780	33,504,667
Commercial	170,392,400	171,331,117
Commercial equity line of credit	34,063,990	31,875,316
Land	77,242,222	68,164,662
Construction — residential	84,146,125	75,459,676
Construction — commercial	41,712,042	24,355,272

Total real estate mortgages	722,297,265	651,338,296
Non real estate loans	21,824,041	17,300,500

Total loans receivable	744,121,306	668,638,796
Net deferred loan origination fees	(3,381,630)	(3,832,378)
Allowance for loan losses	(4,674,681)	(4,312,274)

Loans receivable, net	$736,064,995	$660,494,144

A summary of the changes in the allowance for loan losses for the years ended June 30, 2006, 2005, and 2004, is as follows:

	2006	2005	2004
Beginning balance	$4,312,274	$4,376,704	$3,882,839
Provision for loan losses	826,300	111,000	597,300
Charge-offs	(463,893)	(175,430)	(132,435)
Recoveries	—	—	29,000

Ending balance	$4,674,681	$4,312,274	$4,376,704

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 4 — LOANS RECEIVABLE (Continued)
The following is a summary of the principal balances of nonperforming loans at June 30:

	2006	2005
Loans on non-accrual status:
Real estate mortgages:
One-to-four family residential	$7,586,930	$7,459,761
Commercial	2,972,146	3,518,484
Multi-family residential	21,300	21,300
Construction and land	4,876,009	750,650

Total loans on non-accrual status	15,456,385	11,750,195

Loans past due 90 days, still on accrual status:
Real estate mortgages:
One-to-four family residential	—	162,975
Construction and land	—	445,000

Total non-accrual and past due loans	$15,456,385	$12,358,170

At June 30, 2006 and 2005, the recorded investment in loans, which have individually been identified as being impaired, totaled $7,869,455 and $4,290,434, respectively. Included in the impaired amount at June 30, 2006 and 2005, is $7,869,455 and $4,290,430, respectively, related to loans with a corresponding valuation allowance of $902,267 and $599,459, respectively.
Average impaired loans for the years ended June 30, 2006, 2005 and 2004 amounted to $5,675,718, $5,521,063, and $4,985,439, respectively. Interest recognized on impaired loans in 2006, 2005, and 2004 was not material.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 5 — MORTGAGE BANKING ACTIVITIES
Mortgage banking activities, net, including gains and losses on sales of loans, for each of the years in the three-year period ended June 30, 2006, consist of the following:

	2006	2005	2004
Mortgage loan servicing fees	$1,954,692	$1,872,974	$1,761,286
Amortization and changes in valuation allowance for mortgage servicing rights	(1,359,003)	(1,641,778)	(2,388,888)
Market adjustment for loans held for sale	(156,000)	—	—
Change in fair value of mortgage banking derivatives	(239,000)	(15,000)	—
Gross realized:
Gains on sales of loans	1,830,073	2,222,305	6,930,590
Losses on sales of loans	(1,196,291)	(1,127,266)	(1,670,427)

	$834,471	$1,311,235	$4,632,561

At June 30, 2006 and 2005, the Company was servicing whole and participation mortgage loans for others aggregating $776,423,332 and $764,871,107, respectively. These loans are not reported as assets. The Company had $7,625,993 and $9,247,978, at June 30, 2006 and 2005, respectively, of funds collected on mortgage loans serviced for others which is included in accrued expenses and other liabilities.
Originated mortgage servicing rights capitalized and amortized during the years ended June 30, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Beginning balance	$5,001,474	$5,358,845	$4,655,182
Originated	1,164,365	1,284,407	3,762,551
Amortized	(1,359,003)	(1,641,778)	(3,058,888)

Ending balance	$4,806,836	$5,001,474	$5,358,845

Valuation Allowance
Beginning balance	$—	$—	$670,000
Additions expensed	—	—	—
Reductions credited to expense	—	—	(670,000)

Ending balance	$—	$—	$—

The fair value of capitalized mortgage servicing rights was $8,928,868 and $7,495,736 at June 30, 2006 and 2005. Fair value was determined using discount rates ranging from 9.0% to 11.0% and prepayment speeds ranging from 6.3% to 57.6%, depending on the stratification of the specific rights. The preponderance of the servicing rights was determined using prepayment speeds ranging from 6.3% to 20.7%.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 6 — OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment at cost, less accumulated depreciation and amortization at June 30, 2006 and 2005 are summarized as follows:

	2006	2005
Land and land improvements	$1,034,892	$1,034,892
Building and building improvements	5,553,076	5,563,598
Leasehold improvements	5,943,807	5,862,620
Furniture and equipment	12,124,539	11,758,159

	24,656,314	24,219,269
Less accumulated depreciation and amortization	(12,623,622)	(10,806,038)

	$12,032,692	$13,413,231

NOTE 7 — DEPOSITS
Scheduled maturities of time deposits were as follows:

	2006		2005
	Amount	%	Amount	%
12 months or less	$441,726,006	87.6%	$371,245,515	79.1%
13 to 24 months	38,845,591	7.7	56,248,773	12.0
25 to 36 months	8,087,568	1.6	24,524,716	5.2
37 to 48 months	15,476,643	3.1	17,562,890	3.7

	$504,135,808	100.0%	$469,581,894	100.0%

Weighted average rate on certificates of deposit		4.57%		3.33%

Time deposits in amounts of $100,000 or more totaled approximately $164,445,000 and $146,802,000 at June 30, 2006 and 2005, respectively.
Deposits of related parties totaled $2,888,506 and $381,394 at June 30, 2006 and June 30, 2005.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 8 — ADVANCES FROM THE FEDERAL HOME LOAN BANK OF CINCINNATI
Short-Term Advances: The Bank maintains two lines of credit totaling $230,000,000 with the FHLB. The $200,000,000 repurchase line matures in February 2007. At June 30, 2006 and 2005, $75,000,000 and $15,000,000 was drawn on the repurchase line of credit, respectively. The Bank has chosen to take daily advances from this line, with the interest rate set daily. The interest rate as of June 30, 2006 and June 30, 2005 was 5.31% and 3.38%. The $30,000,000 cash management line matures in October 2006. No borrowings were outstanding on the cash management line as of June 30, 2006 or 2005.
In order to secure these advances, the Bank has pledged mortgage loans with unpaid principal balances aggregating approximately $326,862,000 and $296,254,000 at June 30, 2006 and 2005, respectively, and mortgage-backed securities aggregating approximately $27,577,923 and $31,720,033 at June 30, 2006 and 2005, respectively, plus FHLB stock. The Bank also pledged $57,500,000 of securities as of June 30, 2005 but these securities were released from the pledge in 2006.
Long-Term Advances: Long-term advances from the Federal Home Loan Bank of Cincinnati (“FHLB”), with maturities and interest rates thereon at June 30, 2006 and 2005, were as follows:

Maturity	Interest rate	2006	2005
February 2006	6.05%	$—	$12,018
February 2008	5.37	10,000,000	10,000,000
March 2008	5.64	10,000,000	10,000,000
March 2011	3.94	—	50,000,000
May 2011	4.16	—	50,000,000

		$20,000,000	$120,012,018

Weighted average interest rate		5.51%	4.29%

In 2006, the FHLB exercised their option to convert the two advances with maturity dates in 2011 to LIBOR. The Bank repaid the advances at that time without penalty. Each of the remaining advances is a convertible fixed-rate advance. Each of these is convertible at the option of the FHLB to LIBOR. Alternatively, if the conversion option is exercised, the Bank could repay these advances without prepayment penalty.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 9 — SUBORDINATED DEBENTURES, NOTES PAYABLE AND OTHER BORROWINGS
Line of Credit: On February 23, 2006, one of the Company’s subsidiaries obtained a $4.0 million dollar line of credit from another financial institution with a drawn principal balance of $1,772,871 as of June 30, 2006. The line is collateralized by the Company’s Solon headquarters building. The note carries a variable interest rate that adjusts to The Wall Street Journal published prime lending rate minus 75 basis points. The loan is due on demand. At June 30, 2006, the interest rate was 7.25%. Proceeds from this line of credit were used to repay the note payable formerly secured by the Company’s headquarters building.
Subordinated Debt: In June 2004, the Company formed a special purpose entity, PVF Capital Trust I (“Trust”), for the sole purpose of issuing $10,000,000 of variable-rate trust preferred securities. The Company issued Subordinated Deferrable Interest Debentures (“subordinated debentures”) to the Trust in exchange for the proceeds of the offering of the trust preferred securities. The trust preferred security carries a variable interest rate that adjusts to three month LIBOR plus 260 basis points. At June 30, 2006 and 2005 the interest rate was 7.69% and 6.25%.
The subordinated debentures are the sole asset of the trust. The trust preferred securities will mature June 29, 2034 but may be redeemed by the Trust at par, at its option, starting June 29, 2009.
Repurchase Agreement: In March 2006, the Bank entered into a $50 million repurchase agreement (“Repo”) with another institution (Citigroup) collateralized by $57.5 million in securities. The Repo is for a five year term and interest is adjustable quarterly during the first year based on the 3 month LIBOR rate minus 100 basis points. After year one, the rate will adjust to 4.99% and the Repo will become callable quarterly at the option of the issuer. The interest rate as of June 30, 2006 was 4.42%.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 10 — FEDERAL INCOME TAXES
The provision for federal income taxes differs from the amounts computed by applying the U.S. federal income tax statutory rate to income before federal income taxes. These differences are reconciled as follows:

	2006		2005		2004
	Amount	%	Amount	%	Amount	%
Computed expected tax	$2,413,425	35.0	$2,840,290	35.0%	$3,616,061	35.0%
Increase (decrease) in tax resulting from:
Benefit of graduated rates	(68,955)	(1.0)	(81,151)	(1.0)	(103,316)	(1.0)
Affordable housing tax credit	(111,645)	(1.6)	(111,645)	(1.4)	(111,646)	(1.1)
Bank-owned life insurance	(203,132)	(2.9)	(188,498)	(2.3)	(63,761)	(0.6)
Stock compensation	51,757	0.8	0	0.0	0	0.0
Other, net	(28,951)	(0.5)	71,996	0.9	84,211	0.8

	$2,052,499	29.8%	$2,530,992	31.2%	$3,421,549	33.1%

The net tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30, 2006 and 2005 are:

	2006	2005
Deferred tax assets:
Loan loss reserves	$1,500,803	$1,331,863
Deferred compensation	836,743	716,310
Unrealized gains on loans held for sale	—	26,208
Mortgage banking reserves	139,400	5,100
Other	135,847	61,310

Total gross deferred tax assets	2,612,793	2,140,791

Deferred tax liabilities:
Deferred loan fees, net	(337,289)	(364,432)
FHLB stock dividend	(1,750,269)	(1,533,145)
Originated mortgage servicing asset	(1,634,324)	(1,700,501)
Fixed assets	(1,184,677)	(1,245,855)
Prepaid franchise tax	(163,549)	(133,400)
Unrealized losses on loans held for sale	(75,971)	—
Other	(142,608)	(110,545)

Total gross deferred tax liabilities	(5,288,687)	(5,087,878)

Net deferred tax liability	$(2,675,894)	$(2,947,087)

A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management’s opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2006 or 2005.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 10 — FEDERAL INCOME TAXES (Continued)
Retained earnings at June 30, 2006 and 2005 include approximately $4,516,000 for which no provision for federal income tax has been made. The related unrealized deferred tax liability was approximately $1,535,000 at June 30, 2006 and 2005. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and non-qualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income expense for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.
NOTE 11 — LEASES
The Company leases certain premises from unrelated and related parties. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 2006:

	Leases With	Leases With
	Unrelated	Related	Total
Year ending June 30,	Parties	Parties	Leases
2007	$715,464	$168,145	$883,609
2008	695,496	147,592	843,088
2009	621,458	147,592	769,050
2010	500,993	147,592	648,585
2011	206,380	147,592	353,972
Thereafter	202,884	324,656	527,540

Total minimum lease payments	$2,942,675	$1,083,169	$4,025,844

During the years ended June 30, 2006, 2005, and 2004, rental expense was $898,448, $799,725, and $695,307, respectively. Rental expense related to related party leases was $204,031, $134,034, and $85,941 for the years ended June 30, 2006, 2005, and 2004, respectively.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 12 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
In the normal course of business, the Bank enters into commitments with off-balance-sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.
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
At June 30, 2006 and 2005, the Bank had the following commitments to originate loans intended to be held in the portfolio:

	2006	2005
Commitments to fund variable-rate mortgage loans	$48,287,000	$10,130,000
Commitments to fund equity lines of credit	92,901,000	79,452,000
Undisbursed portion of loan proceeds	66,749,000	69,715,000
The Bank has a program to reduce interest rate risk associated with the interest rate-lock commitment made to borrowers for mortgage loans intended to be sold in the secondary market. The Bank enters into commitments to sell loans to limit exposure to potential movements in market interest rates. At June 30, 2006 and 2005, the Bank had interest rate-lock commitments on $31,524,000 and $43,293,000 of loans intended for sale in the secondary market. These commitments are considered to be free-standing derivatives and the change in fair value is
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 12 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)
recorded in the financial statements. The fair value of these commitments as of June 30, 2006 and 2005 was estimated to be ($321,000) and $19,000, respectively. The Bank entered into contracts to sell mortgage loans of $13,250,000 and $17,881,000 as of June 30, 2006 and 2005. These contracts are considered to be free-standing derivatives and the change in fair value also is recorded in the financial statements. The fair value of these contracts at June 30, 206 and 2005 was estimated to be $67,000 and ($34,000), respectively.
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
Office of Thrift Supervision (“OTS”) regulations requires savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2006, the adjusted total minimum regulatory capital regulations require institutions to have tangible capital to adjusted total assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to adjusted total assets of 4.0%; and a minimum ratio of total capital to risk weighted assets of 8.0%. At June 30, 2006 and 2005, the Bank exceeded all of the aforementioned regulatory capital requirements.
Regulations limit capital distributions by savings institutions. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At June 30, 2006, this limitation was $10,947,373. This limitation on the Bank is not expected to prevent the Company from paying its normal cash dividends.
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
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 13 — REGULATORY CAPITAL (Continued)
At June 30, 2006 and 2005, the Bank was in compliance with regulatory capital requirements as set forth below (dollars in thousands):

		Tier-1	Tier-1	Total
	Tangible	Core	Risk-Based	Risk-Based
	Capital	Capital	Capital	Capital
June 30, 2006
GAAP capital	$75,827	$75,827	$75,827	$75,827
General loan valuation allowances	—	—	—	4,414

Regulatory capital	$75,827	$75,827	$75,827	$80,241

Total assets	$910,776	$910,776	$910,776	$910,776
Adjusted total assets	910,776	910,776	—	—
Risk-weighted assets	—	—	780,203	780,203

Actual capital ratio	8.33%	8.33%	9.72%	10.28%
Regulatory requirement for capital adequacy purposes	1.50%	4.00%	4.00%	8.00%
Regulatory capital category —well-capitalized — equal to or greater than	N/A	5.00%	6.00%	10.00%

		Tier-1	Tier-1	Total
	Tangible	Core	Risk-Based	Risk-Based
	Capital	Capital	Capital	Capital
June 30, 2005
GAAP capital	$72,751	$72,751	$72,751	$72,751
Nonallowable component	(7)	(7)	(7)	(7)
General loan valuation allowances	—	—	—	3,917

Regulatory capital	$72,744	$72,744	$72,744	$76,661

Total assets	$829,818	$829,818	$829,818	$829,818
Adjusted total assets	829,811	829,811	—	—
Risk-weighted assets	—	—	698,777	698,777

Actual capital ratio	8.77%	8.77%	10.41%	10.97%
Regulatory requirement for capital adequacy purposes	1.50%	4.00%	4.00%	8.00%
Regulatory capital category — well-capitalized — equal to or greater than	N/A	5.00%	6.00%	10.00%
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 14 — RELATED PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates in 2006 were as follows.

Beginning balance	$7,018,000
New Loans	2,500,000
Repayments	(895,000)

Ending balance	$8,623,000

NOTE 15 — STOCK OPTIONS
The Company offered stock options to the directors and officers of the Bank under various option plans.
All of the options authorized under the 1992 plan have been granted and exercised. The options granted under the 1996 plan are exercisable over a ten-year period, with vesting ranging from zero to five years as stated in the individual option agreements. Incentive stock options granted under the 2000 plan are exercisable over a ten-year period, with vesting ranging from four to nine years as stated in the individual option agreements.
Nonqualified stock options are granted to directors and typically vest immediately. The option period expires ten years from the date of grant and the exercise price is the market price at the date of grant.
Options outstanding at June 30, 2006 were as follows:

	Outstanding		Exercisable
		Weighted Average		Weighted
Range of		Remaining		Average
Exercise		Contractual		Exercise
Price	Number	Life	Number	Price

$4.65 - $6.10	101,089	3.38	101,089	$5.65
$6.72 - $7.77	190,531	3.55	190,531	$7.26
$8.32 - $13.64	266,854	7.52	132,709	$10.65

Total	558,474	5.41	424,329	$7.94
There were 183,228 shares available for future issuance under existing stock option plans.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 15 — STOCK OPTIONS (Continued)
A summary of the activity in the plan is as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding beginning of year	470,312	$8.01	451,530	$7.50	444,579	$6.83
Forfeited	(12,250)	11.10	(293)	7.59	—	—
Exercised	(26,038)	5.55	(24,045)	6.58	(40,965)	6.07
Granted	126,450	11.16	43,120	12.62	47,916	12.53

Outstanding end of year	558,474	$8.77	470,312	$8.01	451,530	$7.50

Exercisable end of year	424,329	$7.94	388,446	$7.41	352,108	$7.06

As discussed in Note 1, compensation expense will be recognized for the vested portion of previously issued awards that remained outstanding as of July 1, 2005 and for any future awards under the fair value recognition provisions of FAS 123R. For the year ended June 30, 2006, compensation expense of $214,761 was recognized in the income statement related to the vesting of previously issued awards plus vesting of new awards. An income tax benefit of $21,262 was recognized related to this expense.
Prior to the adoption of FAS 123R, employee compensation expense under stock option plans was reported using the intrinsic value method. No stock-based compensation cost was reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2005	2004
Net income as reported	$5,584,121	$6,910,054
Stock-based compensation expense determined under fair value based method	147,160	115,581
Income tax effect	(8,160)	(15,446)

	139,000	100,135

Pro forma net income	$5,445,121	$6,809,919

Basic earnings per share as reported	$0.72	$0.89
Pro forma basic earnings per share	$0.70	$0.88

Diluted earnings per share as reported	$0.71	$0.87
Pro forma diluted earnings per share	$0.69	$0.86
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 15 — STOCK OPTIONS (Continued)
As of June 30, 2006, there was $396,010 of compensation expense related to unvested awards not yet recognized in the financial statements. The weighted-average period over which this expense is to be recognized is 3.9 years. All outstanding and unvested options are expected to vest.
The aggregate intrinsic value of all options outstanding at June 30, 2006 was $1,084,845. The aggregate intrinsic value of all options that were exercisable at June 30, 2006 was $1,071,837.
The fair value of each option grant was estimated on the date of grant using the Black Scholes option pricing model. The following weighted-average assumptions were used for grants in each of the respective years.

	2006	2005	2004
Risk-free interest rate	4.57%	3.75%	3.76%
Dividend yield	2.67%	2.21%	1.99%
Expected volatility	31.56	29.29	29.78
Expected life in years	9.72	7.00	7.00
The weighted average fair value of options granted in each of the past three years was as follows:

2006	2005	2004
$3.69	$3.57	$3.35
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 16 — EARNINGS PER SHARE
The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended June 30:

		2006	Per-Share
	Net Income	Shares	Amount
Basic EPS:
Income available to common shareholders	$4,843,001	7,716,770	$0.63
Dilutive effect of assumed exercises of stock options	—	129,199	(0.01)

Diluted EPS:
Income available to common shareholders	$4,843,001	7,845,969	$0.62

		2005	Per-Share
	Net Income	Shares	Amount
Basic EPS:
Income available to common shareholders	$5,584,121	7,734,136	$0.72
Dilutive effect of assumed exercises of stock options	—	172,610	(0.01)

Diluted EPS:
Income available to common shareholders	$5,584,121	7,906,746	$0.71

		2004	Per-Share
	Net Income	Shares	Amount
Basic EPS:
Income available to common shareholders	$6,910,054	7,723,543	$0.89
Dilutive effect of assumed exercises of stock options		187,006	(0.02)

Diluted EPS:
Income available to common shareholders	$6,910,054	7,910,549	$0.87

There were 205,236, 43,120, and 47,916 options not considered in the diluted earnings per share calculation for the years ended June 30, 2006, 2005, and 2004 respectively because they were not dilutive.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments at year end were as follows:

	June 30, 2006		June 30, 2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
Assets:
Cash and amounts due from depository institutions	$6,614	$6,614	$4,034	$4,034
Interest-bearing deposits	1,804	1,804	2,181	2,181
Federal funds sold	11,320	11,320	4,875	4,875
Securities held to maturity	58,000	57,257	57,500	57,345
Mortgage-backed securities held to maturity	27,578	25,762	31,720	31,488
Loans receivable	731,997	725,155	660,494	671,554
Loans receivable held for sale, net	10,698	10,698	9,060	9,165
Federal Home Loan Bank stock	11,955	11,955	11,316	11,316
Accrued interest receivable	4,068	4,068	3,682	3,682
Mandatory forward sales contracts	67	67	(34)	(34)

Liabilities:
Demand deposits and passbook savings	(152,728)	(152,728)	(121,644)	(121,644)
Time deposits	(504,136)	(500,537)	(469,582)	(468,816)
Line of credit	(1,773)	(1,773)	—	—
Advances from the Federal Home Loan Bank of Cincinnati	(95,000)	(95,021)	(135,012)	(137,719)
Repurchase agreement	(50,000)	(50,000)	—	—
Subordinated debentures	(10,000)	(10,000)	(10,000)	(10,000)
Notes payable	—	—	(1,401)	(1,401)
Accrued interest payable	(350)	(350)	(489)	(489)
Commitments to make loans Intended to be sold	(321)	(321)	19	19
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
Years ended June 30, 2006, 2005 and 2004
NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
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
Fair value for significant nonperforming loans is based on recent external appraisals of underlying collateral. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.
Federal Home Loan Bank stock. This item is valued at cost, which represents redemption value and approximates fair value.
Mandatory forward sales contracts. These contracts are valued by reference to Secondary Market indicators of pair-off fees receivable or payable to terminate the contracts.
Demand deposits and time deposits. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities.
Line of credit. The carrying amount is a reasonable estimate of the fair value.
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
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
Commitments to make loans intended for sale. These commitments are valued according to changes in secondary market pricing for similar loans with similar delivery dates fro the date of interest rate lock until the balance sheet date.
Off-balance-sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance-sheet instruments is not significant as of June 30, 2006 and 2005.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 18 — PARENT COMPANY
The following are condensed statements of financial condition as of June 30, 2006 and 2005 and related condensed statements of operations and cash flows for the years ended June 30, 2006, 2005 and 2004 for PVF Capital Corp.
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	2006	2005
Cash and amounts due from depository institutions	$55,404	$221,263
Prepaid expenses and other assets	1,823,057	1,564,558
Investment in Bank subsidiary	75,827,227	72,750,959
Investment in non-Bank subsidiaries	2,887,345	2,713,536

Total assets	$80,593,033	$77,250,316

Accrued expenses and other liabilities	$1,619,893	$797,137
Subordinated debentures	10,000,000	10,000,000
Stockholders’ equity	68,973,140	66,453,179

Total liabilities and stockholders’ equity	$80,593,033	$77,250,316

CONDENSED STATEMENTS OF OPERATIONS

	2006	2005	2004
Income:
Mortgage banking activities	$9,055	$11,811	$16,210
Dividends from Bank subsidiary	2,400,000	1,000,000	3,500,000
Interest Income	—	432	—

	2,409,055	1,012,243	3,516,210

Expenses:
Interest expense	693,292	503,190	46,847
General and administrative	213,035	195,570	278,931

	906,327	698,760	325,778

Income before federal income taxes and equity in undistributed net income of subsidiaries	1,502,728	313,483	3,190,432
Federal income tax benefit	304,956	233,018	105,204

Income before equity in undistributed net income of subsidiaries	1,807,684	546,501	3,295,636
Equity in undistributed net income of subsidiaries	3,035,317	5,037,620	3,614,418

Net income	$4,843,001	$5,584,121	$6,910,054

(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 18 — PARENT COMPANY (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005	2004
Operating activities:
Net income	$4,843,001	$5,584,121	$6,910,054
Equity in undistributed net income of subsidiaries	(3,035,317)	(5,037,620)	(3,614,418)
Other, net	(285,743)	(194,216)	(149,706)

Net cash from (used in) operating activities	1,521,941	352,3285	3,145,930

Investing activities:
Advance to subsidiary	800,000	(805,500)	1,140,000
Investment in subsidiary	—	(7,001,000)	—

Net decrease in cash from investing activities	800,000	(7,806,500)	1,140,000

Financing activities:
Repayment on note payable	—	—	(2,500,000)
Proceeds from subordinated debentures	—	—	10,000,000
Proceeds from exercise of stock options	144,737	160,468	256,793
Stock purchased and retired	(141,104)	(123,024)	(94,211)
Dividends paid	(2,235,692)	(2,034,595)	(1,841,130)
Purchase of treasury stock	(255,742)	(454,212)	—

Net cash from (used in) financing activities	(2,487,800)	(2,451,363)	5,821,452

Net increase (decrease) in cash and cash-equivalents	(165,859)	(9,905,578)	10,107,382
Cash and cash equivalents at beginning of year	221,263	10,126,841	19,459

Cash and cash equivalents at end of year	$55,404	$221,263	$10,126,841

Supplemental schedule of non-cash financing activities:

Income tax benefit from exercise of options	$—	$5,778	$—
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 19 — EMPLOYEE BENEFIT PLANS
401(k) Savings Plan: Employees who have reached age 18 and have completed one year of eligibility service are eligible to participate in the Company’s 401(k) Savings Plan. The plan allows eligible employees to contribute up to 50% of their compensation with the Company matching up to 50% of the first 4% contributed by the employee, as determined by the Company for the contribution period. The plan also permits the Company to make a profit sharing contribution at its discretion up to 4% of the employee’s compensation. Participants vest in the Company’s contributions ratably over six years.
The total of the Company’s matching and profit sharing contribution cost related to the plan for the years ended June 30, 2006, 2005, and 2004 was $127,093, $122,750, and $120,722, respectively.
Supplemental Executive Retirement Plan: During fiscal year 2000, the Company established a Supplemental Executive Retirement Plan (“SERP”) to provide additional retirement benefits to participating executive officers. The SERP was adopted in order to provide benefits to such executives whose benefits are reduced under the Company’s tax-qualified benefit plans pursuant to limitations under the Internal Revenue Code. The SERP is subject to certain vesting provisions, and provides that the executives shall receive a supplemental retirement benefit if the executive’s employment is terminated after reaching the normal retirement. For the years ended June 30, 2006, 2005, and 2004, the Company recognized expense under the SERP of $450,000, $395,500, and $445,775, respectively. The accrued SERP liability at June 30, 2006 and 2005 included in accrued expenses and other liabilities totaled $2,507,475 and $2,057,475.
(Continued)

PVF CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2006, 2005 and 2004
NOTE 20 — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of the unaudited consolidated quarterly results of operations for 2006 and 2005 (in thousands of dollars, except per share data): (1)

	Quarters for the year ended June 30, 2006
	First	Second	Third	Fourth
Interest income	$12,583	$13,283	$14,328	$14,986
Interest expense	6,048	6,676	7,392	8,292

Net interest income	6,535	6,607	6,936	6,694
Provision for loan losses	37	257	352	180
Non-interest income	779	561	535	625
Non-interest expense	5,374	5,443	5,297	5,436

Income before Federal income taxes	1,903	1,468	1,822	1,703
Federal income taxes	551	441	555	506

Net income	$1,352	$1,027	$1,267	$1,197

Basic earnings per share	$0.18	$0.13	$0.16	$0.16

Diluted earnings per share	$0.17	$0.13	$0.16	$0.16

	Quarters for the year ended June 30, 2005
	First	Second	Third	Fourth
Interest income	$10,034	$10,519	$10,941	$12,101
Interest expense	4,424	4,737	5,103	5,537

Net interest income	5,610	5,782	5,838	6,564
Provision for loan losses	136	—	75	(100)
Non-interest income	685	859	939	891
Non-interest expense	4,324	4,577	4,787	5,254

Income before Federal income taxes	1,835	2,064	1,915	2,301
Federal income taxes	568	642	602	719

Net Income	$1,267	$1,422	$1,313	$1,582

Basic earnings per share	$0.16	$0.18	$0.17	$0.20

Diluted earnings per share	$0.16	$0.18	$0.17	$0.20

(1)	The total of the four quarterly amounts may not equal the full year amount due to rounding.

B o a r d   o f   D i r e c t o r s
John R. Male
Chairman of the Board and
Chief Executive Officer
C. Keith Swaney
President, Chief Operating
Officer and Treasurer
Gerald A. Fallon
Retired
Robert K. Healey
Retired
Ronald D. Holman, II
Partner
Cavitch, Familo, Durkin & Frutkin
Stanley T. Jaros
Partner
Moriarty & Jaros, P.L.L.
Raymond J. Negrelli
President
Raymond J. Negrelli, Inc.
Stuart D. Neidus
Chairman and
Chief Executive Officer
Anthony & Sylvan Pools Corporation
E x e c u t i v e   O f f i c e r s
John R. Male
Chairman of the Board and
Chief Executive Officer
C. Keith Swaney
President, Chief Operating
Officer and Treasurer
Jeffrey N. Male
Vice President and Secretary
G e n e r a l   I n f o r m a t i o n
Independent
Certified Accountants
Crowe Chizek and Company LLC
Landerbrook Corporate Center One
5900 Landerbrook Drive
Suite 205
Cleveland, Ohio 44124
General Counsel
Moriarty & Jaros, P.L.L.
30000 Chagrin Boulevard
Suite 200
Pepper Pike, Ohio 44124
Transfer Agent and Registrar
National City Bank, Dept. 5352
Corporate Trust Operations
P.O. Box 92301
Cleveland, Ohio 44193-0900
Special Counsel
Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
Stock Listing
NASDAQ Small-Cap Market
Symbol: PVFC
Annual Meeting
The 2006 Annual Meeting of Stockholders will be held on October 23, 2006 at 10:00 a.m. at the Company’s Corporate Center, 30000 Aurora Road, Solon, Ohio.
Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to the Corporate Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139.

PVF CAPITAL CORP.

Corporate Center
30000 Aurora Road
Solon, OH 44139
440-248-7171
www.pvfsb.com